[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.  A series of three asterisks within brackets denotes omissions.
EXHIBIT 10.5

CREDIT AGREEMENT

among

CALPINE CORPORATION,

as Borrower

and

THE LENDERS PARTY HERETO,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Sub-Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

CREDIT SUISSE,

DEUTSCHE BANK SECURITIES INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents and Co-Documentation Agents

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent and Collateral Agent

Dated as of January 31, 2008

GOLDMAN SACHS CREDIT PARTNERS L.P. and CREDIT SUISSE SECURITIES (USA), LLC,	DEUTSCHE BANK SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC.

As Joint Lead Arrangers and Bookrunners	As Joint Lead Arrangers and Bookrunners

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

SCHEDULES

Schedule 1.1A-1	—	Additional First Priority Term Commitment Amounts
Schedule 1.1A-2	—	Revolving Commitment Amounts
Schedule 1.1B	—	DIP Letters of Credit
Schedule 1.1C	—	Mortgaged Property
Schedule 1.1D	—	Subordination Provisions
Schedule 1.1E	—	CES Subsidiary Non-Guarantors
Schedule 1.1F	—	CES Subsidiary Guarantors
Schedule 2.27	—	Incremental Term Loans
Schedule 3.6	—	Subsidiaries
Schedule 3.18(a)	—	UCC Filing Jurisdictions
Schedule 3.18(b)	—	Mortgage Filing Jurisdictions
Schedule 5.11	—	Post-Closing Matters
Schedule 6.1(c)	—	Existing Indebtedness
Schedule 6.1(p)	—	Guarantee Obligations
Schedule 6.2(a)	—	Existing Liens
Schedule 6.4(h)	—	Turbine Dispositions
Schedule 6.6(c)	—	Existing Investments
Schedule 6.6(j)	—	Investment in Respect of Certain Letters of Credit
Schedule 6.6(k)	—	Investments in Subsidiaries
Schedule 6.7	—	Transactions with Affiliates
Schedule 6.15	—	Permitted Capital Expenditures

EXHIBITS

Exhibit A	—	Form of Closing Certificate
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Legal Opinion of Kirkland & Ellis LLP
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	Form of Guarantee and Collateral Agreement

(iv)

(continued)

Page
Exhibit G	—	Form of Exemption Certificate
Exhibit H	—	Form of Notice of Continuation/Conversion
Exhibit I	—	Form of Incremental Commitment Supplement
Exhibit J	—	Form of Prepayment Option Notice
Exhibit K	—	Form of Compliance Certificate
Exhibit L	—	Form of Mortgage
Exhibit M	—	Form of Assumption Agreement
Exhibit N	—	Form of Collateral Agency and Intercreditor Agreement

(v)

CREDIT AGREEMENT, dated as of January 31, 2008 among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), CREDIT SUISSE (“CS”), DEUTSCHE BANK SECURITIES INC. (“DBSI”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as co-documentation agents (collectively, the “Documentation Agents”) and as co-syndication agents (collectively, the “Syndication Agents”), GENERAL ELECTRIC CAPITAL CORPORATION (including its successors, “GE Capital”), as Sub-Agent for the Revolving Lenders hereunder (in such capacity and including any successors in such capacity, the “Sub-Agent”), GSCP, as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) and each of the financial institutions from time to time party hereto (collectively, the “Lenders”).

INTRODUCTORY STATEMENT

On the applicable Petition Dates, the Borrower and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such terms and other capitalized terms used in this Introductory Statement being used with the meanings given to such terms in Section 1.1) initiating the cases pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and such Subsidiaries, each a “Case” and, collectively, the “Cases”).

On December 19, 2007, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Sixth Amended Joint Plan of Reorganization proposed by the Borrower under Chapter 11 of the Bankruptcy Code (as in effect on the Closing Date, the “Plan of Reorganization”).

During the Cases, the Borrower and certain Subsidiaries thereof entered into a $5,000,000,000 Revolving Credit, Term Loan and Guarantee Agreement, dated as of March 29, 2007 (as heretofore amended, supplemented or otherwise modified, the “Existing DIP Agreement”), among Credit Suisse, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as co-documentation agents and co-syndication agents, General Electric Capital Corporation, as Sub-Agent, Credit Suisse, as administrative agent and as collateral agent, and the financial institutions from time to time party thereto (collectively, the “Existing DIP Lenders”).

The Existing DIP Agreement contemplates that, upon the satisfaction (or waiver) of certain conditions precedent to effectiveness, the loans made under the Existing DIP Agreement and the other commitments of the Existing DIP Lenders shall be converted to an exit financing facility for the Borrower contemporaneously with the occurrence of the effective date of the Plan of Reorganization (the “Plan Effective Date”), on the terms and subject to the conditions set forth herein. In addition, in order to finance, in part, the Plan of Reorganization, the Borrower has requested that additional first priority senior secured term loans, having terms and conditions identical to the terms and conditions for the First Priority Term Loans, be made available on the Plan Effective Date in an aggregate amount such that such additional term loans, together with loans made under the Existing DIP Agreement that are converted to First Priority

Term Loans on the Plan Effective Date, shall be in an aggregate principal amount of up to $6,300,000,000, and the Lenders are agreeable to such request, on the terms and subject to the conditions set forth herein and subject to reduction pursuant to the Commitment Letter.

In addition, in order to finance, in part, the Plan of Reorganization, the Borrower has requested that up to $300 million in first priority senior secured bridge loans be made available on the Plan Effective Date pursuant to that certain Bridge Loan Agreement among the Borrower, the Bridge Loan Agent and the Bridge Loan Lenders, dated as of the date hereof. The Borrower’s obligations under the Bridge Loan Agreement shall be guarantied by the Guarantors and the Loan Parties’ obligations under the Bridge Loan Documents shall be secured by Liens that are pari passu to the Liens securing the Obligations hereunder.

Accordingly, the parties hereto hereby agree to convert, and amend and restate, the Existing DIP Agreement in its entirety as follows:

SECTION 1

Definitions

1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Additional First Priority Term Commitment”: with respect to each Additional First Priority Term Lender, the commitment of such Additional First Priority Term Lender to make Additional First Priority Term Loans in an aggregate amount not to exceed the amount set forth opposite its name on Schedule 1.1A-1 under the heading “Additional First Priority Term Commitment Amounts” or as may be subsequently set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.15 or Section 2.16. The aggregate Additional First Priority Term Commitments of all Additional First Priority Term Lenders on the Closing Date shall be equal to the sum of (x) $2,300,000,000 plus (y) an amount equal to (i) the principal amount of all scheduled amortization payments actually made with respect to “First Priority Term Loans” under (and as defined in) the Existing DIP Agreement after December 13, 2007 and prior to the Closing Date and (ii) any repayment of principal prior to the Closing Date of outstanding “First Priority Term Loans” under (and as defined in) the Existing DIP Agreement actually made from the proceeds of the sale of any of the US$144,250,000 aggregate principal amount of the 8 1/2% Senior Notes due May 1, 2008 issued by Calpine Canada Energy Finance ULC, and held as treasury bonds by the Borrower (US$134,250,000 principal amount) and Quintana Canada Holdings, LLC (US$10,000,000 principal amount); provided that the aggregate amount of Additional First Priority Term Commitments shall be subject to reduction on or prior to the Closing Date as provided in the Commitment Letter or as otherwise may be agreed by the Borrower and the parties to the Commitment Letter.

“Additional First Priority Term Lender”: each Lender that has an Additional First Priority Term Commitment or that holds an Additional First Priority Term Loan.

“Additional First Priority Term Loans”: the loans made by the Additional First Priority Term Lenders pursuant to Section 2.1(b).

“Additional First Priority Term Percentage”: as to any Additional First Priority Term Lender at any time (i) prior to the funding of the Additional First Priority Term Loans, the percentage which such Lender’s Additional First Priority Term Commitment then constitutes of the aggregate Additional First Priority Term Commitments of all Additional First Priority Term Lenders and (ii) after the funding of the Additional First Priority Term Loans, the percentage which such Lender’s Additional First Priority Term Loans then constitutes of the aggregate Additional First Priority Term Loans of all Additional First Priority Term Lenders.

“Administrative Agent”: the meaning set forth in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agents”: the meaning set forth in the preamble to this Agreement.

“Aggregate Revolving Outstandings”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Agreement”: this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternative Currency”: Canadian dollars.

“Applicable Margin”: a percentage per annum equal to (i) in the case of First Priority Term Loans (including Additional First Priority Term Loans) maintained as (A) Base Rate Loans, 1.875% and (B) Eurodollar Loans, 2.875%; provided that if on the Closing Date the Applicable Margins applicable to Revolving Loans, as determined pursuant to the Applicable Revolving Loan Pricing Grid below, would be 2.50% (for Base Rate Loans) and 3.50% (for Eurodollar Loans), such higher margins shall instead constitute the Applicable Margins for the First Priority Term Loans (including Additional First Priority Term Loans) for all periods from and after the Closing Date, (ii) in the case of Revolving Loans and Swingline Loans, (x) on the Closing Date, the Applicable Margin will be the rate per annum set forth under the relevant column heading in the Applicable Revolving Loan Pricing Grid based upon the Borrower’s corporate family rating by Moody’s and the Borrower’s corporate credit rating by S&P, in each case on the Closing Date and (y) thereafter, the Applicable Margin will be the rate per annum set forth under the relevant column heading in the Applicable Revolving Loan Pricing Grid based upon the Borrower’s corporate family rating by Moody’s and the Borrower’s corporate credit rating by S&P, in each case as of the relevant date of determination.

“Applicable Revolving Loan Pricing Grid”: the table set forth below:

S&P Corporate Credit Rating/Moody’s Corporate Family Rating of the Borrower	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
BB-/Ba3 (with stable outlook)	2.125%	1.125%

B+/B1 (with stable outlook)	2.375%	1.375%

B/B2 (with stable outlook)	2.875%	1.875%

B-/B3 or lower	3.50%	2.50%

For the purposes of the Applicable Revolving Loan Pricing Grid, in the event of a split rating, the Applicable Margin shall be determined by reference to the rating issued by Moody’s. If either Moody’s or S&P indicates that the outlook is negative, the Applicable Margin shall be based upon a level below the rating issued by Moody’s or S&P, as the case may be. If Moody’s or S&P shall withdraw any rating, the rating of the rating agency not so withdrawn shall apply for purposes of determining the Applicable Margin. If the rating system of Moody’s or S&P shall change, or either such rating agency shall cease to be in the business of rating corporations, the Borrower and the Administrative Agent, with the consent of the Required Lenders, shall negotiate in good faith if necessary to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating shall be determined by reference to the rating most recently in effect prior to such change or cessation. Any change in the calculation of the Applicable Margin with respect to the Borrower that is caused by a change in the rating will become effective on the date of the change of the rating.

“Approved Electronic Communication”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 9.2.

“Approved Fund”: as defined in Section 9.6(b)(ii).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) and (k) of Section 6.4 (or any Disposition of the type described in such clauses if undertaken by a Global Entity which is not a Restricted Subsidiary)), and including the entry by any Global Entity into any Contractual Obligation for the sale of any property when such contractual obligation has resulted in a payment for such property prior to the delivery thereof, that yields gross proceeds to any Global Entity (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Acceptance”: an assignment and acceptance entered into by a Lender and an Assignee and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.24, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero (collectively, as to all Lenders the “Available Revolving Commitments”).

“Bankrupt Subsidiary”: any Subsidiary of the Borrower that is a debtor under the Bankruptcy Code immediately after the Closing Date.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.

“Base Rate”: for any day, the higher of (a) the Federal Funds Effective Rate plus one half of one percent ( 1/2%) per annum or (b) the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: the meaning set forth in Section 9.7(a).

“Blue Spruce Refinancing Facility”: a credit facility with Blue Spruce Energy Center, LLC as borrower, in a maximum original principal amount not to exceed $100 million, entered into to (among other things) repay or redeem outstanding indebtedness of Blue Spruce Energy Center, LLC.

“Board of Governors”: the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.

“Borrower”: the meaning set forth in the preamble to this Agreement.

“Borrowing”: the making of Loans by the Lenders on a single Borrowing Date.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.4 as a date on which the Borrower requests a Loan hereunder.

“Bridge Loan Agent”: Goldman Sachs Credit Partners L.P., in its capacity as administrative agent under the Bridge Loan Agreement, and any successor administrative agent thereto in such capacity.

“Bridge Loan Agreement”: the Bridge Loan Agreement, dated as of the date hereof, among the Borrower, the Bridge Loan Agent and the Bridge Loan Lenders, in a maximum principal amount not to exceed $300,000,000, as such Bridge Loan Agreement may be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time.

“Bridge Loan Documents”: the Bridge Loan Agreement and any other loan documents executed or delivered in connection therewith, as the same may be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time.

“Bridge Loan Facility”: the senior secured bridge loan facility provided to the Borrower and certain of its Subsidiaries pursuant to the Bridge Loan Agreement and any refinancings, replacements, renewals or extensions thereof permitted under Section 6.1(m).

“Bridge Loan Lenders”: the “Lenders” from time to time party to, and as defined under, the Bridge Loan Agreement.

“Bridge Loan Obligations”: any and all “Obligations” under, and as defined in, the Bridge Loan Agreement.

“Bridge Loans”: any and all loans outstanding under the Bridge Loan Agreement.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed), provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CalGen Makewhole Payment”: the aggregate amount, if any, of any actual or potential claims, premiums or penalties related to (i) any “makewhole”, repayment, prepayment or call provisions, (ii) any contract defaults or (iii) any contractual damages, in each case payable to the holders of the CalGen Prepetition Secured Obligations in connection with the repayment of the CalGen Prepetition Secured Obligations.

“CalGen Prepetition Secured Obligations”: the obligations under the (a) the $235,000,000 First Priority Secured Floating Rate Notes Due 2009, issued by Calpine Generating Company, LLC (“CalGen”) and CalGen Finance Corporation (“CalGen Finance”) pursuant to that certain first priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust FSB, as first priority trustee; (b) the $600,000,000 First Priority Secured Institutional Terms Loans Due 2009, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004 among CalGen, the guarantor subsidiaries of CalGen listed therein, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner, and the various lenders named therein; (c) the $200,000,000 First Priority Revolving Loans issued on or about March 23, 2004 pursuant to that Amended and Restated Agreement, among CalGen, the guarantors party thereto, the lenders party thereto, The Bank of Nova Scotia, as administrative agent, L/C Bank, lead arranger and sole bookrunner, Bayerische Landesbank, Cayman Islands Branch, as arranger and co-syndication agent, Credit Lyonnais, New York Branch, as arranger and co-syndication agent, ING Capital LLC, as arranger and co-syndication agent, Toronto Dominion (Texas) Inc., as arranger and co-syndication agent, and Union Bank of California, N.A., as arranger and co-syndication agent; (d) the $640,000,000 Second Priority Secured Floating Rate Notes Due 2010, issued by CalGen and CalGen Finance pursuant to that certain second priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust FSB, as second priority trustee; (e) the $100,000,000 Second Priority Secured Term Loans Due 2010, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004, among CalGen, the guarantor subsidiaries of CalGen listed therein, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner and the various lenders named therein; and (f) the $680,000,000 Third Priority Secured Floating Rate Notes Due 2011 and the $150,000,000 11.5% Third Priority Secured Notes Due 2011, in each case issued by CalGen and CalGen Finance pursuant to that certain third priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust Company FSB, as third priority trustee.

“Canadian 2008 Tax Refund”: any cash tax refund received by the Borrower or any of its Subsidiaries from Canadian taxing authorities with respect to tax periods ending prior to the Closing Date.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of (i) all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on the balance sheet of such Person and (ii) (without duplication) all major maintenance expenses of such Person incurred during such period and included in any calculation of Consolidated EBITDA for such period pursuant to clause (m) of the definition of Consolidated EBITDA. “Capital Expenditures” shall not include (a) expenditures made as part of (x) a Permitted Acquisition or as (y) an acquisition permitted under Section 6.3(a), (b) or (c) or (z) an Investment permitted to be made under Section 6.6(k), (m) or (n), (b) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed with Reinvestment Deferred Amounts or otherwise from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored to the extent not required to prepay the First Priority Term Loans pursuant to Section 2.16 or the Bridge Loans pursuant to Section 2.7 of the Bridge Loan

Agreement or (ii) to the extent funded with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or restored to the extent not required to prepay the First Priority Term Loans pursuant to Section 2.16 or the Bridge Loans pursuant to Section 2.7 of the Bridge Loan Agreement, (c) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent of the credit granted by the seller of such equipment for the equipment being traded in at such time or (d) the purchase price of tangible fixed assets and other capital expenditures made with Net Cash Proceeds to the extent such Net Cash Proceeds are not required to prepay the First Priority Term Loans pursuant to Section 2.16 or the Bridge Loans pursuant to Section 2.7 of the Bridge Loan Agreement.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases”: the meaning set forth in the Introductory Statement to this Agreement.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through

(f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CCFC Guaranty”: the guaranty by the Borrower in favor of Calpine Construction Finance Company, L.P. (“CCFC”), Hermiston Power Partnership and Brazos Valley Energy LP of the obligations of Calpine Energy Services, L.P. (“CES”) under the Index Based Gas Sale and Power Purchase Agreement, dated as of August 14, 2003, as amended, pursuant to which CCFC purchases natural gas from CES for its power generating facilities, and CES purchases power generated by the facilities from CCFC, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Change of Control”: (i) the acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (ii) the occupation of a majority of seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither nominated by the Board of Directors of the Borrower on the Closing Date or appointed or nominated by directors so nominated; or (iii) the occurrence of a Specified Change of Control; provided that no Change of Control shall be deemed to have occurred as a result of the consummation of a Plan of Reorganization.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is January 31, 2008.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency and Intercreditor Agreement”: the Collateral Agency and Intercreditor Agreement, substantially in the form attached hereto as Exhibit N.

“Collateral Agent”: the meaning set forth in the preamble to this Agreement.

“Collateral Requirements”: with respect to (x) the use of the proceeds of Incremental Term Loans and up to $500,000,000 of proceeds of DIP Term Loans made on the Existing DIP Closing Date and (y) the use of proceeds of Junior Lien Indebtedness permitted to be incurred under Section 6.1(y), in each case to repay or redeem secured debt, secured lease obligations or preferred securities of any project level Subsidiary of the Borrower, the requirement that (a) the Subsidiary that is the borrower, lessee or issuer of such repaid or redeemed debt, lease or preferred securities, respectively, shall, upon such repayment or redemption, execute and deliver to the Administrative Agent an agreement or agreements reasonably satisfactory to the Administrative Agent (and consistent in all material respects with the Guarantee and Collateral Agreement), pursuant to which such Subsidiary shall guaranty the Obligations on substantially the same terms as the Guarantors and shall pledge its assets to secure such guaranty on substantially the same terms as the Guarantors (except in each case to the extent such guaranty or pledge would constitute a default under Contractual Obligations of such Subsidiary or its direct or indirect parent or Subsidiaries existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, or would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code); it being understood that each such guaranty shall be limited in maximum dollar amount or otherwise to the extent such limit is required so that such guaranty would not constitute a default under any such Contractual Obligations of such Subsidiary existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect (it being understood that such limit shall be determined without imposing any obligation on the part of the Borrower or any Subsidiary to increase the amount of letters of credit or other credit support it then has in effect for any such Contractual Obligations), or would not be prohibited by, or constitute a breach or default under or result in the termination of, and would not require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code), and (b) the outstanding equity interests in such Subsidiary and each intermediate holding company between such Subsidiary and the Borrower (except to the extent a pledge thereof would constitute a default under a Contractual Obligation of such Subsidiary (or its Subsidiaries) or such intermediate holding company (or the parent thereof) existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary or such intermediate holding company (or the parent thereof) and not obtained under, any license or Contractual Obligation existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code)) shall be, upon such repayment or redemption, pledged as Collateral; provided, however, (x) in no event shall the value of the additional assets securing the Obligations as a result of the repayment of such debt, lease obligations or securities be less than value of the Liens securing such debt, lease obligations or securities so repaid and (y) to the extent that any such Liens on such assets are prohibited by restrictions described in the foregoing, neither the Borrower nor any Subsidiary thereof shall permit any additional consensual Liens (other than Liens of the type permitted to be incurred under Section 6.2(b), (c), (d), (e), (g), (h), (i), (k), (l), (m), (n), (t), (u), (w) or (z)) on such assets following such repayment or redemption. Notwithstanding anything herein to the contrary, the Collateral Requirements shall not apply with respect to a repayment or redemption of the secured obligations associated with the Blue Spruce Energy Center project.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee”: the meaning set forth in Section 2.24.

“Commitment Fee Rate”: 1/ 2 of 1% per annum.

“Commitment Letter”: the amended and restated commitment letter, dated December 13, 2007, by and among the Borrower, GSCP, CS, Credit Suisse Securities (USA) LLC, DBSI, Deutsche Bank Trust Company Americas and MSSF.

“Commitment Percentages”: the collective reference to the Revolving Commitment Percentages and the First Priority Term Percentages; individually, as to any Revolving Commitment Percentage or First Priority Term Percentage, a “Commitment Percentage”.

“Commodity Hedge Agreements”: any agreement providing for swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the ordinary course of business in order to manage fluctuations in the price or availability of any commodity.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K.

“Conduit Lender”: any special purpose Person organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of any Loan Document than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2007 and furnished to certain Lenders.

“Confirmation Order”: the meaning set forth in the Introductory Statement to this Agreement.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and only to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense (inclusive of letter of credit fees, commitment fees and similar items included in determining Consolidated Interest Expense, and amortization of deferred financing fees and original issue discount), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary or non-recurring non-cash expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (f) non-cash losses on sales or impairments of assets, (g) unrealized gains or losses and any non-cash realized gains or losses recognized in accordance with SFAS No. 133 and SFAS No. 123R, (h) non-cash charges attributable to SFAS No. 150, (i) operating lease expense, (j) distributions received from unconsolidated investments, (k) non-cash losses attributable to translations of intercompany foreign currency transactions, (l) Restructuring Costs, and (m) major maintenance expense as reflected in Consolidated Net Income and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any non-cash gain recorded on the repurchase or extinguishment of debt and (v) any other non-cash non-operating income, (b) income/loss from unconsolidated investments, and (c) non-cash gains attributable to translations of intercompany foreign currency transactions. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such

Reference Period, and (iii) any pro forma calculation contemplated by clause (i) or (ii) of this sentence shall also give pro forma effect to any related cost savings to the extent such cost savings would be permitted or required to be reflected in pro forma financial information by Regulation S-X under the Securities Act of 1933, as amended, together with those cost savings that are certified by a Financial Officer of the Borrower as having been realized or for which the necessary steps for realization have been taken or are reasonably expected to be taken within 12 months following such calculation. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $20,000,000. For purposes of calculating pro forma compliance with the financial covenants set forth in Section 6.17 as at the Closing Date, Consolidated EBITDA shall be calculated for the period of twelve consecutive months most recently ended for which an unaudited balance sheet and statement of income are available to the Borrower (and same shall be made available also to the Lenders). For purposes of calculating Consolidated EBITDA (and Consolidated Net Income) for the Borrower and its Subsidiaries for periods that include periods prior to the Closing Date, the Borrower and its Subsidiaries shall include such Persons as debtors and debtors in possession.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries (excluding any Designated Project Subsidiary) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (excluding any Designated Project Subsidiary), operating lease expense of the Borrower and its Subsidiaries (excluding any Designated Project Subsidiary), and dividends paid in cash in respect of preferred Capital Stock of the Borrower and its Subsidiaries excluding any Designated Project Subsidiary (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), net of interest income during such period, in each case determined on a consolidated basis in accordance with GAAP (it being understood that Consolidated Interest Expense shall not include interest expense with respect to the promissory note transferred pursuant to the purchase agreement described in the definition of Existing Gilroy Indebtedness). For purposes of determining pro forma compliance with the Consolidated Interest Coverage Ratio as at the Closing Date, Consolidated Interest Expense shall be calculated as if all outstanding Indebtedness of the Borrower and its consolidated Subsidiaries excluding any Designated Project Subsidiary (assuming that the interest rate accruing on such Indebtedness for the twelve month period most recently ended was equal to the Eurodollar Rate (or the equivalent thereof under any documentation governing such Indebtedness) with three-month interest periods applicable thereto), immediately after giving effect to the occurrence of the Closing Date and giving effect to all repayments of Indebtedness and other obligations on such date, had been outstanding on the first day of the twelve-month period most recently ended.

“Consolidated Leverage Ratio”: as at any day, the ratio of (a) Consolidated Total Net Debt on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarter period ending on (or, if such day is not the last day of a fiscal quarter, most recently prior to and for which the calculation for such period is available) such day or, in the case of the Closing Date, for the period of twelve consecutive months most recently ended for which an unaudited balance sheet and statement of income are available to the Borrower (and same shall be made available also to the Lenders).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries (excluding any Designated Project Subsidiary), determined on a consolidated basis in accordance with GAAP, plus the amount of any interest payments, dividends or other distributions made by any Designated Project Subsidiary to the Borrower or any of its Subsidiaries; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Consolidated Senior Debt”: at any date, the Consolidated Total Net Debt, less (without duplication) to the extent included therein: (i) Bridge Loans, (ii) Subordinated Indebtedness, (iii) Junior Lien Indebtedness and (iv) Indebtedness of the Borrower and Guarantors (so long as no other Subsidiary of the Borrower is an obligor or a guarantor thereof) that is unsecured.

“Consolidated Senior Leverage Ratio”: as at any day, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarter period ending on (or, if such day is not the last day of a fiscal quarter, most recently prior to and for which the calculation for such period is available) such day or, in the case of the Closing Date, for the period of twelve consecutive months most recently ended.

“Consolidated Total Net Debt”: at any date, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries (to the extent required to be reflected as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP) at such date (excluding, however, any (x) Limited Recourse Debt of any Designated Project Subsidiary that would otherwise be included, (y) liabilities under or in respect of Swap Agreements or Guarantee Obligations in respect of Swap Agreements that would otherwise be included and (z) the Existing Gilroy Indebtedness that would otherwise be included), determined on a consolidated basis in accordance with GAAP, less any Unrestricted cash and Unrestricted Cash Equivalents held by the Borrower and its Subsidiaries at such date.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CS”: the meaning set forth in the preamble to this Agreement.

“DBSI”: the meaning set forth in the preamble to this Agreement.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.

“Designated Project Subsidiaries”: (a) any Project Subsidiary formed by the Borrower or any of its Subsidiaries after the Closing Date, (b) Otay Mesa Energy Center, LLC, Calpine Greenfield (Holdings) Corporation and Russell City Energy Center, LLC and (c) any Subsidiary of the Borrower that was a Guarantor but has been subsequently designated by a Responsible Officer (pursuant to a written notice to the Administrative Agent) not to be a Guarantor, but only if (i) the amount of Investments permitted under Section 6.6(m) shall be reduced by an amount equal to the fair market value of the assets of such Subsidiary at the time of such designation, less any interest payments, dividends or other distributions by such Subsidiary thereafter received (whether directly or indirectly) by any Loan Party and (ii) such designation would not reduce the then available basket under Section 6.6(m) below zero.

“DIP Default”: the meaning set forth in Section 4.1(o).

“DIP Letters of Credit”: the collective reference to the Letters of Credit issued and outstanding under the Existing DIP Agreement as of the Closing Date for the account of the Borrower and identified on Schedule 1.1B and deemed to be made under this Agreement pursuant to Section 2.7(a).

“DIP Revolving Loan Commitment”: with respect to each Lender, such Lender’s Revolving Commitment (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Closing Date.

“DIP Revolving Loans”: with respect to each Lender, such Lender’s Revolving Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Closing Date.

“DIP Term Loans”: with respect to each Lender, such Lender’s First Priority Term Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Closing Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (x) the date on which there are no Loans outstanding and the Commitments have been terminated and (y) six months after the Stated Maturity, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; provided, further that any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Borrower to redeem or repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to the repayment in full of the Loans and the Bridge Loans and termination of the Total Revolving Commitments.

“Documentation Agents”: as defined in the preamble.

“Dollar Amount”: at any time (a) as to any amount in Dollars, such amount and (b) as to any amount in an Alternative Currency, the then Dollar Equivalent thereof.

“Dollar Equivalent”: with respect to any amount of an Alternative Currency on any date, the equivalent amount in Dollars of such amount of Alternative Currency as determined by the Administrative Agent in accordance with Section 1.4 using the applicable Exchange Rate.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided that, with respect to each fiscal year of the Borrower ending on or after the Closing Date occurs, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 5.00 to 1.00.

“Eligible Commodity Hedge Agreement”: (i) any agreement in effect on the Closing Date that constituted (immediately prior to the Closing Date) an “Eligible Commodity Hedge Agreement” as defined in the Existing DIP Agreement, and (ii) any Commodity Hedge Agreement entered into (or amended) by any Loan Party with a counterparty from time to time in the ordinary course of business, consistent with Prudent Industry Practice and not for speculative purposes, it being understood that whether a Commodity Hedging Agreement satisfies the criteria in this clause (ii) shall be determined at the time such agreement is entered into and/or amended. For the avoidance of doubt, the following transactions shall always be considered speculative and not be included in clause (ii) hereof: (i) any fixed price purchase of fuel that does not have an associated fixed price electricity sale; (ii) any fixed price sale of electricity that does not have an associated fixed price fuel purchase or is not used to hedge the heat rate differential between the Projects and the market or used to hedge any geothermal or storage Project; and (iii) any fixed price sale of fuel, other than forward sales of fuel to hedge the heat rate differential between the Borrower’s (and its Subsidiaries’) Projects and the market or used to hedge any geothermal or storage Project.

“Eligible Commodity Hedge Financing”: any letter of credit and/or revolving loan facility (including a commodity collateral revolving loan facility) that is entered into by a Loan Party so long as (i) such letters of credit or the proceeds of such facility are applied solely to collateralize obligations of the Loan Parties to the counterparties under the Eligible Commodity Hedge Agreements to the extent that such counterparties are not otherwise secured by the Collateral and (ii) the obligations of the Loan Parties under such facility are secured by the Collateral pursuant to Section 6.2(n) on a pari passu basis with the Eligible Commodity Hedge Agreements and are not secured by any other assets of the Loan Parties.

“Eligible Facility”: a gas-fired electric generation facility with a nominal capacity of 1000 MW or less.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower (it being understood that in the case of the fiscal year of the Borrower during which the Closing Date occurs, the references to such fiscal year for which Excess Cash Flow is being calculated shall mean the period commencing on the first day of the month immediately following the Closing Date through the last day of such fiscal year; provided that such calculation shall be adjusted in a manner to be agreed upon by the Borrower and the Administrative Agent to take into account the period from the day immediately following the Closing Date until the first day of the month immediately following the Closing Date), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income except to the extent that they represent a future cash loss, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) all amounts excluded from Excess Cash Flow in a prior period pursuant to following clause (b)(ix), to the extent such amounts become permitted, during the period for which Excess Cash Flow is being determined, to be paid in cash to the Borrower or a Guarantor as a dividend, advance or other investment or distribution over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with (x) the proceeds of any Reinvestment Deferred Amount not included in Consolidated Net Income or (y)

Capital Stock or proceeds therefrom), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments, the aggregate amount of all regularly scheduled principal payments of the First Priority Term Loans actually made during such fiscal year, the aggregate principal amount of all optional prepayments of the First Priority Term Loans and Bridge Loans and payments at maturity of the Bridge Loans, in each case, actually made during such fiscal year and only to the extent funded by amounts included in Consolidated Net Income for such fiscal year and not funded by proceeds of Indebtedness, Asset Sales, Extraordinary Receipts or Capital Stock, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (excluding the First Priority Term Loans and the Bridge Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder or (y) made with amounts previously deducted from Excess Cash Flow pursuant to clause (b)(viii) below), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales in the ordinary course of business), to the extent such amounts are included in arriving at such Consolidated Net Income, (vii) the amount actually paid in cash (excluding cash paid with proceeds of Indebtedness, Reinvestment Deferred Amounts, Extraordinary Receipts or issuances of Capital Stock) in respect of Permitted Acquisitions made by the Borrower or its Subsidiaries pursuant to Section 6.3(g), (viii) amounts required to be funded by the Borrower or any Subsidiary into reserves pursuant to Limited Recourse Debt existing on the Closing Date or permitted to be incurred hereunder, and (ix) amounts otherwise included in Consolidated Net Income for such fiscal year that are attributable to Subsidiaries of the Borrower that are not Guarantors but that are not permitted or are unable (other than as a result of an optional payment or optional prepayment), as of the relevant Excess Cash Flow Application Date for the Excess Cash Flow for such fiscal year, to be paid in cash to the Borrower or a Guarantor as a dividend, advance or other investment or distribution.

“Excess Cash Flow Application Date”: as defined in Section 2.16(d).

“Exchange Rate”: on any day, with respect to any Alternative Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York time, on such date on the Bloomberg Cross Currency Key Page for such Alternative Currency. In the event that such rate does not appear on any Bloomberg Cross Currency Key Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Bankrupt Subsidiary for so long as such Bankrupt Subsidiary is a debtor under the Bankruptcy Code, (c) any Designated Project Subsidiary, (d) any Subsidiary of the Borrower that is (A) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries or (B) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in clause (A) hereof (whether such ownership is directly held or through another one or more such Subsidiaries), (e) any Subsidiary of the Borrower (other than a Material Subsidiary) and any Material Project Subsidiary, in each case with respect to which the Borrower has provided supporting documentation no less than 20 days prior to the Closing Date to the Administrative Agent of a Guarantee Restriction existing as of the Closing Date, (f) any Subsidiary of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1E, (g) any Subsidiary which the Borrower requests to be an Excluded Subsidiary which is satisfactory to the Administrative Agent and (h) any Material Subsidiary (other than any Geysers Entity, any Subsidiary of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1E, any of Calpine Calgen Holdings, Inc. and its Subsidiaries and any Material Project Subsidiary) with respect to which the Borrower has provided supporting documentation no less than 20 days prior to the Closing Date to the Administrative Agent of a Guarantee Restriction existing as of the Closing Date.

“Existing DIP Agreement”: the meaning set forth in the recitals hereto.

“Existing DIP Closing Date”: the date on which the conditions precedent set forth in Section 4.1 of the Existing DIP Agreement shall have been satisfied or waived, which date is March 29, 2007.

“Existing Gilroy Indebtedness”: obligations of the Borrower and its Subsidiaries under the purchase agreement dated as of October 30, 2003, as amended, by and among the Borrower, Calpine Gilroy Cogen, L.P., BNY Asset Solutions LLC and the buyers party thereto, and their related guaranty, which obligations shall not exceed $101 million.

“Extensions of Credit”: collectively, Loans and/or Letters of Credit hereunder; individually, as to any Loan or any Letter of Credit, an “Extension of Credit.”

“Extraordinary Receipts”: any amounts received by any Global Entity in respect of any federal or state income tax refunds and pension plan reversions in excess of $50,000,000 in any fiscal year of the Borrower; provided, that no portion of the Canadian 2008 Tax Refund shall be considered an Extraordinary Receipt, and no portion of any tax refund with respect to taxes paid on account of a fiscal year prior to the year ending December 31, 2008 shall be considered an Extraordinary Receipt.

“Facility”: each of the First Priority Term Facility and the Revolving Facility.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by GSCP from three federal funds brokers of nationally recognized standing selected by it.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fees”: collectively, the Commitment Fees, Letter of Credit Fees, the fees payable to CS, GSCP, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as separately agreed by the Borrower, the fees referred to in Sections 2.24, 2.25 or 9.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.

“Financial Officer”: the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.

“First Priority Term Facility”: the facility under which the First Priority Term Loans (including, without limitation, the Additional First Priority Term Loans and the Incremental Term Loans) were and may be made.

“First Priority Term Lender”: each Lender that holds a First Priority Term Loan (including, without limitation, an Additional First Priority Term Loan and an Incremental Term Loan).

“First Priority Term Loan”: as to any Lender, the collective reference to (a) any first priority term loans deemed to be made by such Lender pursuant to Section 2.1(a), (b) any Additional First Priority Term Loans made by such Lender pursuant to Section 2.1(b) and (c) any Incremental Term Loans made by such Lender pursuant to Section 2.27.

“First Priority Term Percentage”: as to any First Priority Term Lender at any time, the percentage which such Lender’s First Priority Term Loans then constitutes of the aggregate First Priority Term Loans of all First Priority Term Lenders.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Freeport Guaranty”: the guaranty by the Borrower dated as of April 26, 2007, in favor of The Dow Chemical Company, of certain obligations of Freeport Energy Center, LP relating to the Freeport Energy Center project, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Fronting Bank”: GE Capital, Wachovia Bank, National Association or any Lender reasonably satisfactory to the Administrative Agent or the Borrower, or any of their respective affiliates, in their respective capacity as issuers of the Letters of Credit; provided that any Person that is not a Lender which issued any Existing Letter of Credit shall be a Fronting Bank solely with respect to such Existing Letter of Credit.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent or the Sub-Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.17, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.5(b) (and without giving effect to any “Accounting Change” (as defined below), unless otherwise provided in an amendment entered into as contemplated below). In the event that any Accounting Change shall occur and such change has a material impact on any of the calculations of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations (in the case of “fresh start” accounting, at the Borrower’s or the Administrative Agent’s request) in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and/or (ii) changes in the application of accounting principles resulting from the Borrower qualifying for “fresh start” accounting.

“GE Capital”: as defined in the preamble.

“Geysers Entities”: the collective reference to the following Subsidiaries of the Borrower: Anderson Springs Energy Company, Thermal Power Company, Geysers Power I Company, Geysers Power Company II, LLC, Geysers Power Company, LLC, Calpine Calistoga Holdings, LLC and Silverado Geothermal Resources, Inc.

“Global Entities”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court,

central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Greenfield Guaranty”: the guaranty by the Borrower in favor of Mitsui & Co., Ltd. of certain obligations of Calpine Greenfield ULC and Calpine Greenfield LP Holdings Inc. relating to the Greenfield Energy Centre project, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“GSCP”: as defined in the preamble.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit F.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection or contractual indemnities, in each case, in the ordinary course of business or (y) indemnification by any Person of its directors or officers (or of the directors or officers of such Person’s Subsidiaries) for actions taken on behalf of such Person (or such Subsidiaries, as applicable). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made, (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, or (c) such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantee Restriction”: as to any Subsidiary of the Borrower, any (i) license or Contractual Obligation of such Subsidiary or its direct or indirect parent or Subsidiaries which provides that (A) becoming a Guarantor would be prohibited (or limited in amount) by, or constitute a breach or default under or result in the termination of or require any consent not obtained under, any documentation governing any, such license or Contractual Obligation, or (B)

a grant of a Lien would be prohibited (or limited in amount) by, or constitute a breach or default under or result in the termination of or require any consent not obtained under, any documentation governing any such license or Contractual Obligation, or (ii) any applicable Requirement of Law which would conflict with or be violated by such Subsidiary by becoming a Guarantor or granting a Lien; provided that any license or Contractual Obligation referred to in the foregoing clause (i) that applies to a Material Subsidiary (other than a Material Project Subsidiary) and does not arise with respect to a Project Debt Document or a PPA shall be required to be consented to by the Administrative Agent (with such consent not to be unreasonably withheld).

“Guarantor”: (a) any Subsidiary of the Borrower that becomes required to guaranty the Obligations pursuant to the Collateral Requirements and (b) each Subsidiary of the Borrower other than an Excluded Subsidiary, which, in any event, on the Closing Date shall include the following Material Subsidiaries of the Borrower on the Closing Date (unless such Person becomes an Excluded Subsidiary pursuant to clause (g) of the definition of “Excluded Subsidiary”): (i) the Geysers Entities, Calpine Calgen Holdings, Inc. and its Subsidiaries, the Subsidiaries of Calpine Energy Services Holdings, Inc. set forth on Schedule 1.1F hereof (it being understood that notwithstanding anything to the contrary herein, the Collateral shall exclude the assets of any such Subsidiary that is indicated on such Schedule as being unable to grant a Lien on its assets), Calpine Energy Services Holdings, Inc., Calpine Power Company, Calpine Operations Management Company, Inc., Calpine Administrative Services Company, Inc. and Calpine Fuels Corporation, and (ii) Calpine Riverside Holdings, LLC and Calpine CCFC Holdings, LLC and their respective Subsidiaries, in each case, to the extent they are Guarantors under, and as defined, in the Existing DIP Agreement.

“Incremental Term Loans”: the meaning set forth in Section 2.27(a).

“Incremental Commitment Supplement”: the meaning set forth in Section 2.27(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The

Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes hereof, preferred Capital Stock issued by the Borrower shall not constitute Indebtedness hereunder unless it constitutes Disqualified Capital Stock.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property of any Loan Party, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan (including any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) (i) that had been a Eurodollar Loan (as defined in the Existing DIP Agreement) that is converted on the Closing Date into Loans that are Eurodollar Loans, initially the period commencing on the borrowing date under the Existing DIP Agreement and ending on the date selected as the final day of such Interest Period (as defined in the Existing DIP Agreement) in accordance with the terms of the Existing DIP Agreement or (ii) with respect to all Loans borrowed or converted after the Closing Date, initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Termination Date or beyond the date final payment is due on the First Priority Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment”: the meaning set forth in Section 6.6.

“ISP”: International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent version thereof adhered to by the Fronting Bank.

“Joint Lead Arrangers”: Goldman Sachs Credit Partners L.P., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.

“Junior Lien Agreement”: any agreement which governs the terms of any Junior Lien Indebtedness permitted to be incurred under Section 6.1(y).

“Junior Lien Indebtedness”: Indebtedness of the Borrower and/or any Subsidiary that is (i) secured by Liens junior to the Liens securing the Obligations, (ii) permitted to be incurred under Section 6.1(y) or (if the funding of the Additional First Priority Term Loans does not occur on the Closing Date) is issued pursuant to the Plan of Reorganization and permitted under Section 6.1(t) and (iii) at any time when the Bridge Loans are outstanding, secured by Liens junior to the Liens securing the Bridge Loan Obligations; provided that the priority of such Liens and the ability of the lenders or holders of such Indebtedness to exercise rights and enforce remedies in respect of such Liens are subject to the Collateral Agency and Intercreditor Agreement or other intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“L/C Application”: an application, in such form as the Fronting Bank may reasonably specify from time to time, requesting the Fronting Bank to issue a Letter of Credit.

“L/C Cash Collateral Account”: the account established by the Borrower under the sole and exclusive control of the Collateral Agent maintained at the office of the Collateral Agent at Eleven Madison Avenue, New York, New York 10010, designated as the “Calpine Corporation L/C Cash Collateral Account” or similar title, which shall be used solely for the purposes set forth in Sections 2.7(b) and 2.16 and any other provision of this Agreement which requires the cash collateralization of Letter of Credit Outstandings.

“L/C Commitment”: $550,000,000.

“Lenders”: the meaning set forth in the preamble to this Agreement.

“Letter of Credit Fees”: the fees payable in respect of Letters of Credit pursuant to Section 2.25.

“Letter of Credit Outstandings”: at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit then outstanding plus (b) the then Dollar Amount of the aggregate amounts theretofore drawn under Letters of Credit and not then reimbursed.

“Letter of Credit Request”: the meaning set forth in Section 2.8.

“Letters of Credit”: any DIP Letter of Credit and any standby letter of credit issued pursuant to Section 2.8 which letter of credit shall be (a) for such purposes as are consistent with the terms hereof, (b) denominated in Dollars or any Alternative Currency and (c) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the Fronting Bank.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Debt”: Indebtedness (including Guarantee Obligations) of a Project Subsidiary or Project Subsidiaries (or a Subsidiary or Subsidiaries directly or indirectly holding the Capital Stock of one or more of such Project Subsidiaries) that is incurred to finance the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the applicable Project or Projects, or to refinance existing such Indebtedness, with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets (and revenues and proceeds from such assets) associated with or ancillary to such Project or Projects (which in any event shall not include assets held by any Subsidiary other than a Subsidiary, if any, whose sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of whose assets are associated with or ancillary to such Project or Projects) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or Subsidiaries, and/or such Project Subsidiary or Project Subsidiaries and/or the Capital Stock in one or more of such entity or entities, but in the case of clause (ii) only if such Subsidiary’s or Project Subsidiary’s sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of such Subsidiary’s or Project Subsidiary’s assets are associated with or ancillary to such Project or Projects. For purposes of this Agreement, Indebtedness of a Subsidiary of the Borrower shall not fail to be Limited Recourse Debt by reason of the holders of such Limited Recourse Debt having recourse to the Borrower or another Subsidiary of the Borrower pursuant to a Performance Guarantee, so long as such Performance Guaranty is permitted under Section 6.1.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents and, after execution and delivery thereof pursuant to the terms of this Agreement, each Note, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the First Priority Term Loans or the Aggregate Revolving Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Mandatory Prepayment Date”: the meaning set forth in Section 2.16(h).

“Material Adverse Effect”: a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of the Global Entities taken as a whole, in each case, other than such effects attributable to the consummation of the transactions contemplated by the Plan of Reorganization, the occurrence of the Plan Effective Date and, in the case of time periods during the pendency of the Cases, the commencement of the Cases or the existence of prepetition claims and of defaults under such prepetition claims, (b) the validity or enforceability of the Loan Documents, or (c) the rights and remedies of the Lenders, the Fronting Bank, the Administrative Agent, the Sub-Agent and the Collateral Agent under the other Loan Documents, taken as a whole.

“Material Obligor”: (a) the Borrower and (b) each Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which, as at the end of the most recent fiscal year of the Borrower, Restricted Subsidiary (i) accounted for more than 3% of the consolidated revenues of the Borrower and its Subsidiaries or (ii) owned more than 3% of the consolidated assets of the Borrower and its Subsidiaries.

“Material Project Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: Calpine Steamboat Holdings, LLC, Metcalf Holdings, LLC and Blue Spruce Energy Center, LLC, and all of their respective direct and indirect Subsidiaries.

“Material Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: the Geysers Entities, Calpine Energy Services Holdings, Inc., Calpine Calgen Holdings, Inc., Calpine CCFC Holdings, Inc., CPN Energy Services GP, Inc., CPN Energy Services LP, Inc., Calpine Riverside Holdings, LLC, and the Material Project Subsidiaries and all of their respective direct and indirect Subsidiaries (excluding, for the avoidance of doubt, California Peaker Holdings, LLC and its Subsidiaries and South Point Holdings, LLC and its Subsidiaries), and each of the Calpine Power Company, Calpine Operations Management Company, Inc., Calpine Administrative Services Company, Inc. and Calpine Fuels Operation; it being understood that any Subsidiary into which any Material Subsidiary merged or otherwise consolidated or any Subsidiary to which all or substantially all of the assets of any Material Subsidiary are transferred or otherwise disposed shall constitute a Material Subsidiary for all purposes under this Agreement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Metcalf Refinancing Facility”: a credit facility with Metcalf Energy Center, LLC as borrower, in a maximum original principal amount not to exceed $400 million, entered into to (among other things) repay or redeem outstanding indebtedness and preferred securities of Metcalf Energy Center, LLC.

“Minimum Liquidity”: at any time, the sum of (a) all Unrestricted cash and Unrestricted Cash Equivalents of the Borrower and the Restricted Subsidiaries at such time and (b) the Available Revolving Commitments of all Lenders at such time.

“Moody’s”: Moody’s Investors Services, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1C, as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages in accordance with Section 5.11(b) (it being understood and agreed that Schedule 1.1C shall not, in any event, include the plant for the Fremont Project and real properties owned or leased by Clear Lake Cogeneration Limited Partnership, RockGen Energy LLC, Texas City Cogeneration, L.P., Hillabee Energy Center, LLC and CPN Pryor Funding Corporation, and the Calpine Philadelphia Water Project facility owned by Calpine Leasing, Inc.); provided, however, if the plant for the Fremont Project, any of the real properties owned or leased by Clear Lake Cogeneration Limited Partnership, RockGen Energy LLC, Texas City Cogeneration, L.P., Hillabee Energy Center, LLC and CPN Pryor Funding Corporation, and the Calpine Philadelphia Water Project facility owned by Calpine Leasing, Inc., in each case are not Disposed of to a Person other than the Borrower or a Subsidiary thereof (or, in the case of CPN Pryor Funding Corporation, dismantled) within 8 months after the Closing Date, such properties not so Disposed of (or dismantled, as applicable) shall also become “Mortgaged Properties”.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties referred to therein, substantially in the form of Exhibit L (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“MSSF”: the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, commissions, foreign exchange charges to the extent such proceeds are paid in a currency other than Dollars, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), amounts from any such Recovery Event required to be otherwise applied to the obligations under the applicable PPA, amounts required to be applied to the repayment of mandatorily redeemable preferred Capital Stock permitted hereunder, amounts used in respect of any condemnation, property loss or casualty payment to the extent used to pay actual liabilities or losses in respect of such condemnation, property loss or casualty payments or to pay amounts required to be paid with such condemnation, property loss or casualty payments under the terms of Contractual Obligations then in effect and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any liability reserves established in respect of such Asset Sale or Recovery Event in accordance with GAAP (it being understood that any amounts placed in such reserve that are not actually paid shall be deemed to be Net Cash Proceeds hereunder and applied to prepay the Loans or reinvested under Section 2.16(e), as the case may be, at the time that the Borrower determines, in its good faith judgment, that such amounts no longer are required to be in such reserve and are not required to be applied to pay the relevant liabilities) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees, expenses and closing costs (including any applicable stamp, mortgage recording and similar taxes) actually incurred in connection therewith, in the case of each of clause (a) and (b), deducting any amounts otherwise included therein which are required to be used, and are in fact used, to make mandatory prepayments of principal of outstanding Bridge Loans (or, in the case of any Net Cash Proceeds as described in preceding clause (b) where only 50% thereof is required to be used to mandatorily prepay (or offer to prepay) First Priority Term Loans pursuant to Section 2.16(a) or (b), deducting the amount of the respective mandatory prepayment of principal of Bridge Loans multiplied by 2).

“New Lender”: the meaning set forth in Section 2.27(a).

“Non-Excluded Taxes”: the meaning set forth in Section 2.21(a).

“Non-Loan Parties”: any Subsidiary of the Borrower that is not a Loan Party.

“Non-U.S. Lender”: the meaning set forth in Section 2.21(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and the Letter of Credit Outstandings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Sub-Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offer”: the meaning set forth in Section 2.16(h).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participants”: the meaning set forth in Section 9.6(c).

“Pasadena Guaranty”: the guaranty by the Borrower in favor of the facility lessee of the obligations under certain lease financing documents relating to the Pasadena project, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCF Cash”: at any date and for so long as Power Contract Financing, L.L.C. is a wholly owned Subsidiary of the Borrower, cash and Cash Equivalents that would otherwise not be “Unrestricted” for purposes of determining Consolidated Total Net Debt and which does not exceed the aggregate amount of Indebtedness of Power Contract Financing, L.L.C. then included in Consolidated Total Net Debt (and which did not already reduce the amount of Indebtedness which would then be reflected on the Borrower’s consolidated balance sheet).

“Performance Guarantee”: any Guarantee Obligation issued in connection with any Project that (a) if secured, is secured only by assets of and/or Capital Stock of a Subsidiary obligated in respect of the Limited Recourse Debt associated with such Project and/or of a Project Subsidiary, and (b) guarantees to the provider of the applicable Limited Recourse Debt or any other Person (i) performance of the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation (including commercial operation) of, or otherwise affects any such act in respect of, all or any portion of the Project, or (ii) completion of the minimum agreed equity or other contributions or support to the relevant Project Subsidiary (or Subsidiary obligated in respect of the Limited Recourse Debt associated with such Project directly or indirectly owning such Project Subsidiary).

“Permitted Acquisition”: an acquisition (whether pursuant to an acquisition of Capital Stock, assets or otherwise) by the Borrower or any of its Subsidiaries from any Person of all or substantially all of the assets of a Person or a line of business of a Person; provided that (a) the Borrower and its Restricted Subsidiaries shall have immediately after such acquisition Minimum Liquidity of at least $250,000,000, on a pro forma basis after giving effect to such acquisition and any financing thereof or Indebtedness acquired in connection therewith permitted under Section 6.1, (b) the business so acquired shall be reasonably related to the businesses or business activities in which the Borrower and its Subsidiaries are permitted to be engaged under Section 6.8 of this Agreement, (c) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to such acquisition and any financing thereof or Indebtedness acquired in connection therewith permitted under Section 6.1 and (d) immediately prior to and immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Liens”: Liens permitted to exist under Section 6.2.

“Permitted PPA Counterparty Lien”: a Lien granted by the Borrower or any Subsidiary in favor of a PPA Counterparty under a PPA; provided that all of the following conditions are satisfied:

(1) the PPA Counterparty shall not be an Affiliate of the Borrower or any of its Subsidiaries;

(2) the Lien shall not secure any Indebtedness and (a) shall have been granted solely to secure the performance obligations of the applicable Project Subsidiary under the PPA and/or any obligations of such Project Subsidiary to make a termination payment under the PPA, or (b) shall create rights designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise continue performance of the Project Subsidiary’s obligations under the PPA;

(3) the PPA Counterparty shall be permitted to exercise its rights and remedies solely with respect to the assets subject to such Lien only:

(a) for so long as the PPA Counterparty remains current with respect to all of its payment obligations under the PPA and shall not otherwise be in a continuing default under the PPA;

(b) if the PPA Counterparty continues to acknowledge the existence of the Liens securing the Obligations (unless and until the Liens securing the Obligations are eliminated in connection with a foreclosure of the Lien as contemplated by clause (4) of this definition); and

(c) if either (i) the Project Subsidiary has terminated, rejected or repudiated the PPA (including, without limitation, any rejection or similar act by or on behalf of such Project Subsidiary in connection with any case under the Bankruptcy Code) or (ii)

the Project Subsidiary (A) provides or delivers capacity or energy to a third party if such Project Subsidiary is required under the PPA to provide or deliver such capacity or energy to the PPA Counterparty, (B) fails to operate or attempt to operate one or more of the relevant Eligible Facilities at a time when the Project Subsidiary was required under the PPA to operate or attempt to operate such Eligible Facility or Eligible Facilities and such operation is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor, (C) fails to comply with any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of Project Subsidiary’s obligations under the PPA, in each case to the extent the Project Subsidiary is then capable of complying with such provisions, (D) fails to pay to the PPA Counterparty any amount due and payable in accordance with the terms and conditions of the PPA, or (E) otherwise intentionally breaches its obligations under the PPA;

(4) the PPA Counterparty’s exercise of its rights with respect to the Lien shall be limited to (a) the taking of actions pursuant to any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise necessary to continue performance of Project Subsidiary’s obligations under the PPA or (b) the recovery of any termination payment due under the PPA; and

(5) the PPA Counterparty shall have executed and delivered a PPA Intercreditor Agreement.

“Permitted Refinancing”: in respect of the Bridge Loan Facility permitted under Section 6.1(m), any Subordinated Indebtedness permitted under Section 6.1(t), any Junior Lien Indebtedness permitted under Section 6.1(t) or Section 6.1(y), or any senior unsecured Indebtedness permitted under Section 6.1(x)(i), any Refinancing of any such Indebtedness, provided that (i) the principal amount of such Indebtedness shall not be increased from the principal amount outstanding immediately prior to such refinancing plus fees and expenses in connection therewith, (ii) the final maturity of such Indebtedness shall not be shortened, (iii) the other material terms and conditions of such Indebtedness, taken as a whole, shall not be more restrictive, (iv) (w) the Bridge Loan Facility shall be refinanced with Indebtedness secured by Liens pari passu with or junior to the Liens securing the Bridge Loan Obligations or the Obligations, or with Subordinated Indebtedness or senior unsecured Indebtedness, (x) such Junior Lien Indebtedness shall be refinanced with Junior Lien Indebtedness, Subordinated Indebtedness or senior unsecured Indebtedness, (y) such Subordinated Indebtedness shall be refinanced with Subordinated Indebtedness and (z) such senior unsecured Indebtedness shall be refinanced with either senior unsecured Indebtedness or Subordinated Indebtedness and (v) the interest rate accruing on such Indebtedness at the time of such refinancing (other than a refinancing with respect to the Bridge Loans) shall not be increased.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pittsburg/DEC/LMEC Guaranty”: the guaranty by the Borrower in favor of The Dow Chemical Company, of certain obligations of certain Subsidiaries related to the Pittsburg project, Delta Energy Center project and the Los Medanos Energy Center project (which guaranty replaced and superseded the guaranty dated as of July 21, 1998), as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date”: the meaning set forth in the recitals to this Agreement.

“Plan of Reorganization”: the meaning set forth in the recitals to this Agreement.

“Platform”: the meaning set forth in Section 5.1.

“PPA”: an agreement (including a tolling agreement, fuel conversion services agreement or other similar agreement) entered into by a Subsidiary for the sale of capacity or energy (and services ancillary or related thereto) from one or more of the Projects.

“PPA Counterparty”: a counterparty to a PPA.

“PPA Intercreditor Agreement”: an intercreditor agreement that provides for the following: (a) notice by the Borrower to the relevant PPA Counterparty of Defaults, Events of Default and any exercise of remedies by the Collateral Agent in connection therewith; (b) the right of the PPA Counterparty to exercise step-in rights; (c) notice to the Administrative Agent of any defaults under the relevant PPA; (d) standstill provisions relating to the exercise of remedies by the PPA Counterparty; (e) the right of Lenders to cure defaults under the relevant PPA without assuming the PPA or taking possession of the Project; (f) the right of Lenders to cure defaults under the relevant PPA by stepping in, assuming the contract and curing “curable” defaults; (g) the right of Lenders to provide alternative collateral (e.g., letter of credit) in lieu of Permitted PPA Counterparty Liens; (h) the establishment of a payment waterfall absent special actions by the PPA Counterparty and Lenders; and (i) is otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Prepayment Amount”: the meaning set forth in Section 2.16(h).

“Prime Rate”: the rate of interest announced by GSCP from time to time as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. GSCP may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Financial Statements”: the meaning set forth in Section 3.5(a).

“Project”: any (w) electrical generation plant, (x) cogeneration plant, (y) facility for the exploration or drilling for fuel or other resources, or for the development, storage,

transport or transmission of, electricity, steam, fuel, syngas or other resources for the generation of electricity or (z) facility engaged in another line of business in which the Borrower and its Subsidiaries are permitted to be engaged hereunder, in each case for which a Subsidiary or Subsidiaries of the Borrower was, is or will be (as the case may be) an owner, lessee, operator, manager, developer or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction; provided that a Project shall cease to be a Project of the Borrower and its Subsidiaries at such time that the Borrower or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Project Debt Documents”: any documentation governing any Indebtedness, lease or preferred Capital Stock incurred by the Borrower or any Subsidiary thereof to finance one or more Projects, including without limitation, Limited Recourse Debt.

“Project Investments”: with respect to any Project (whether now or hereafter in existence), expenditures made by the Borrower or any of its Subsidiaries to fund (i) engineering, permitting, legal, environmental and other similar expenses, and financing costs, (ii) fees and expenses of consultants and advisors with respect to engineering, permitting, legal and environmental issues, (iii) purchases of equipment or other assets to be used in the business or operations of such Project, and development, startup, operation and construction costs, (iv) additions or improvements to the facilities of such Project, and (v) any other services rendered or cash or assets purchased or contributed to or for the benefit of such Project that would be considered an Investment in the Subsidiaries associated with such Project.

“Project Subsidiary”: any Subsidiary of the Borrower whose sole business is the ownership and/or operation of a Project or Projects and substantially all of the assets of which are associated with or acquired or utilized in such Project.

“Projections”: the meaning set forth in Section 5.2(c).

“Prudent Industry Practice”: those practices or methods as are commonly used or adopted by Persons in power generation industry in the United States, in connection with the conduct of such industry, in each case as such practices or methods may evolve from time to time, consistent with all Requirements of Law.

“Public Lender”: the meaning set forth in Section 9.15.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset.

“Refinancing”: with respect to any Indebtedness, any refinancing, replacement, refunding, renewal or extension of such Indebtedness. The term “Refinance” shall have a correlative meaning.

“Refunded Swingline Loans”: the meaning set forth in Section 2.6(b).

“Register”: the meaning set forth in Section 9.6(b).

“Regulation U”: Regulation U of the Board of Governors as in effect from time to time.

“Reinvestment Commitment Notice”: a written notice executed by a Responsible Officer on or prior to the date that is 365 days after the consummation of an Asset Sale or occurrence of a Recovery Event, stating (x) that, in the case of an Asset Sale only, no Event of Default has occurred and is continuing and (y) that the Borrower (directly or through a Subsidiary) has committed in writing to use all or a specified portion of the Net Cash Proceeds of (i) an Asset Sale within 180 days after the date of such notice or (ii) a Recovery Event on or before the 24 month anniversary of the date of such notice, in each case to acquire or repair (or, solely in the case of a Recovery Event, to reimburse itself for amounts previously expended to acquire or repair) assets useful in its business.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Global Entity in connection therewith that are not applied to prepay the First Priority Term Loans pursuant to Section 2.16(e) as a result of the delivery of a Reinvestment Notice or Reinvestment Commitment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating (i) in the case of an Asset Sale only, that no Event of Default has occurred and is continuing and (ii) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event in each case to acquire or repair (or, solely in the case of a Recovery Event, to reimburse itself for amounts previously expended to acquire or repair) assets useful in its business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, (a) with respect to which a Reinvestment Notice is delivered, the earlier of (i) the date occurring 365 days after such Reinvestment Event and (ii) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount and (b) with respect to which a Reinvestment Commitment Notice is delivered, the earlier of (i)(A) in the case of an Asset Sale, the date occurring 180 days after delivery of such Reinvestment Commitment Notice or (B) in the case of a Recovery Event, the twenty-four month anniversary after delivery of such Reinvestment Commitment Notice and (ii) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, Lenders holding more than 50% of the sum of (a) the aggregate unpaid principal amount of the First Priority Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, any executive vice president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.

“Restricted Subsidiaries”: the collective reference to the Guarantors and Material Subsidiaries, but excluding, however, any Material Project Subsidiary that is not a Guarantor.

“Restructuring Costs”: non-recurring and other one-time costs incurred by the Borrower or its Subsidiaries in connection with the reorganization of its and its Subsidiaries’ business, operations and structure in respect of (a) the implementation of ongoing operational initiatives, (b) plant closures, plant “moth-balling” or consolidation, relocation or elimination of offices operations, (c) related severance costs and other costs incurred in connection with the termination, relocation and training of employees, (d) legal, consulting, employee retention and other advisor fees incurred in connection with the Cases and the related Plan of Reorganization and (e) any adequate protection payments previously consented to by the administrative agent under the Existing DIP Agreement.

“Revolving Commitment”: with respect to each Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite its name on Schedule 1.1A-2 annexed hereto under the heading “Revolving Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.14, 2.15 and 2.16.

“Revolving Commitment Percentage”: at any time, with respect to each Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment at such time or, if no Revolving Commitments are then in effect, the percentage obtained by dividing the aggregate Revolving Loans outstanding of such Lender by the aggregate Revolving Loans outstanding of all the Lenders at such time; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the total outstanding Revolving Extensions of Credit, the Revolving Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Commitment Period”: the period from and including the Closing Date to but not including the Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: the meaning set forth in Section 2.3.

“S&P”: Standard & Poor’s Ratings Services.

“Schedule Limit”: the meaning set forth in Section 2.27.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the meaning set forth in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other documents or instruments hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person and its Subsidiaries, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as such debts become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) such Person and its Subsidiaries will be able to pay their debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Bridge Loan Agreement, any Junior Lien Agreement or any Subordinated Indebtedness Agreement in respect of Subordinated Indebtedness issued by the Borrower or by any other Loan Party, which Subordinated Indebtedness is material to the Loan Parties, taken as a whole; provided, that no Specified Change of Control shall be deemed to have occurred hereunder solely as a result of such Change of Control occurring under the Bridge Loan Agreement, any Junior Lien Agreement or any Subordinated Indebtedness Agreement of any Loan Party as a result of a Disposition of such Loan Party permitted under this Agreement.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Stated Maturity”: March 29, 2014.

“Sub-Agent”: the meaning set forth in the preamble to this Agreement.

“Subordinated Indebtedness”: unsecured Indebtedness of the Borrower and/or any Subsidiary that is (i) subordinated and junior in right of payment to the Obligations and (at any time when the Bridge Loans are outstanding) the Bridge Loan Obligations, and (ii) permitted to be incurred pursuant to Section 6.1(t) where either (x) the subordination provisions of such Indebtedness shall be at least as favorable to the Lenders as the subordination provisions set forth in Schedule 1.1D annexed hereto or (y) the subordination provisions shall be in all respects reasonably satisfactory to the Administrative Agent.

“Subordinated Indebtedness Agreement”: any indenture or other agreement which governs the terms of any Subordinated Indebtedness.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, Commodity Hedge Agreements); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”: GE Capital, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: the meaning set forth in Section 2.5.

“Swingline Participation Amount”: the meaning set forth in Section 2.6(c).

“Syndication Agents”: as defined in the preamble.

“Termination Date”: the earlier to occur of (a) the Stated Maturity and (b) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

“Title Insurance Company”: the meaning set forth in Section 5.11(b)(i).

“Total Commitment”: at any time, the sum of the Commitments of all Lenders at such time.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments on the Closing Date are $1,000,000,000.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents means unrestricted cash and Cash Equivalents as determined under GAAP and, without duplication, any PCF Cash.

“Unsecured Commodity Liquidity Facility”: any liquidity facility entered into by a Loan Party (and not guaranteed, directly or indirectly, by any Subsidiary that is not a Loan Party) so long as (i) the amount of borrowings available to be made to any such Loan Party is (at the time such facility is entered into) positively correlated with the price of natural gas and/or power, (ii) the aggregate principal amount of all such facilities shall not exceed $300,000,000 at any one time outstanding and (iii) the obligations of all Loan Parties (whether acting as a borrower or a guarantor) under all such facilities are unsecured.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may required, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein.

Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

1.3. Delivery of Notices or Receivables. Any reference to a delivery or notice date that is not a Business Day shall be deemed to mean the next succeeding day that is a Business Day.

1.4. Exchange Rates. For purposes of calculating (a) the aggregate Dollar Equivalent of Letters of Credit denominated in an Alternative Currency and of unreimbursed drawings under Letters of Credit denominated in Alternative Currency outstanding at any time during any period and (b) the Dollar Equivalent of any Letters of Credit denominated in an Alternative Currency at the time of the issuance of such Letter of Credit pursuant to Section 2.7, the Administrative Agent will at least once during each calendar month and at such other times as it in its sole discretion determines to be appropriate to do so (including on or prior to the date of any borrowing or issuance of a Letter of Credit and the last day of any Interest Period), determine the respective rate of exchange into Dollars of such Alternative Currency (which rate of exchange shall be based upon the Exchange Rate in effect on the date of such determination). Such rates of exchange so determined on each such determination date shall, for purposes of the calculations described in the preceding sentence, be deemed to remain unchanged and in effect until the next such determination date.

1.5. Closing Date Schedules. The parties hereto hereby agree that Schedules 2.27, 6.1(c), 6.1(p), 6.2(a), 6.4(h), 6.6(c), 6.6(j), 6.6(k) and 6.7 (each, a “Specified Schedule”) annexed hereto shall contain all items reflected on Schedules 2.33, 3.6, 6.1(c), 6.3(a), 6.3(i), 6.5(i), 6.7(c), 6.7(o), 6.7(p), 6.7(r) and 6.8, as applicable, to the Existing DIP Agreement as in effect immediately prior to the Closing Date; provided, that (i) items shall be deleted from any of Specified Schedules if the Borrower elects such deletion on or prior to the Closing Date, (ii) items shall be added or modified on Schedules 6.1(c), 6.1(p), 6.2(a), 6.6(c) and 6.7 to this Agreement to the extent the Borrower elects on or prior to the Closing Date to add to or modify such items to reflect changes resulting from consummation of the Plan of Reorganization and the reinstatement (and, in the case of guarantee obligations, the agreement of the applicable Reorganized Debtor (as defined in the Plan of Reorganization) pursuant to the Plan of Reorganization to perform such guarantee obligations after the Plan Effective Date pursuant to the terms thereof), assumption or rejection of prepetition agreements in the Cases, in each case taking effect on or prior to the Closing Date, (iii) items shall be added on Schedules 6.1(c), 6.2(a), 6.6(c) and 6.7 to this Agreement to the extent the Borrower elects on or prior to the Closing Date to add items incurred or transactions entered into prior to the Closing Date that are not listed on the corresponding Schedules to the Existing DIP Agreement but are permitted to be so incurred or entered into (as the case may be) on or prior to the Closing Date under the Existing DIP Agreement, (iv) Guarantee Obligations permitted to be incurred pursuant to Schedule 6.3(i) of the Existing DIP Agreement and Investments permitted to be made pursuant to Schedules 6.7(o) and 6.7(p) of the Existing DIP Agreement not so incurred or made prior to the Closing Date shall be permitted to be incurred or made, as applicable, after the Closing Date to the extent, for the purposes and up to the amounts set forth on each of such Schedules, with such Investments (including Investments consisting of Letters of Credit) so permitted to be incurred or made being added to the Investments that are set forth on Specified Schedules 6.6(j) and 6.6(k) as attached to the form of this Agreement that constitutes (immediately prior to the Closing Date) an exhibit to the Existing DIP Agreement, and (v) in addition to all deletions, additions and modifications to such Schedules permitted pursuant to clauses (i) through (iv), items shall be added to such Schedules as may be requested by the Borrower and agreed to by the Administrative Agent. Schedule 6.15 annexed hereto shall be as attached to the form of this Agreement that constitutes (immediately prior to the Closing Date) an exhibit to the Existing DIP Agreement, with such modifications thereto as may be requested by the Borrower and agreed to by the Administrative Agent. The Borrower may propose Schedules to this Agreement (other than the Specified Schedules and Schedule 6.15) that reflect the facts and circumstances relating to the Borrower and its Subsidiaries as of the Closing Date, and the Administrative Agent shall negotiate in good faith the contents of each such Schedule so as to reach agreement on such Schedules that are reasonably satisfactory to the Borrower and the Administrative Agent.

SECTION 2

Amount and Terms of Loans and Commitments

2.1. First Priority Term Loans. (a) Except with respect to Additional First Priority Term Loans, for which the agreement to make such loans and the procedures for borrowing are set forth in paragraphs (b) and (c), respectively, of this Section 2.1, subject to the terms and conditions hereof, each First Priority Term Lender shall be deemed, on the Closing Date, to have made a term loan to the Borrower in an amount equal to the amount of such Lender’s DIP Term Loans (including, for the avoidance of doubt, any Incremental Term Loans incurred under the Existing DIP Agreement) outstanding under the Existing DIP Agreement immediately prior to the Closing Date. The First Priority Term Loans deemed made pursuant to the preceding sentence shall be made without any actual funding. The amount of First Priority Term Loans of each First Priority Term Lender on the Closing Date shall be equal to the amount reflected on the Register on the Closing Date, which amount shall be conclusive absent manifest error. Such First Priority Term Loans shall, to the extent such DIP Term Loan was a Eurodollar Loan (as defined in the Existing DIP Agreement) on the Closing Date continue to be a Eurodollar Loan hereunder with the same Interest Period immediately following the Closing Date and, to the extent such DIP Term Loan was a Base Rate Loan (as defined in the Existing DIP Agreement) on the Closing Date, continue to be a Base Rate Loan hereunder immediately following the Closing Date. After the Closing Date, the Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.17. Amounts prepaid on account of the First Priority Term Loans may not be reborrowed.

(b) Subject to the terms and conditions hereof, each Additional First Priority Term Lender, severally, and not jointly with the other Additional First Priority Term Lenders, agrees to make a term loan having terms and conditions identical to the terms and conditions for the First Priority Term Loans (collectively, the “Additional First Priority Term Loans”) to the Borrower on the Closing Date under the Additional First Priority Term Commitment; provided that no Additional First Priority Term Lender shall be required to make any Additional First Priority Term Loan in excess of such Additional First Priority Term Lender’s Additional First Priority Term Commitment then in effect. The Additional First Priority Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1(c) and 2.17. The Additional First Priority Term Loan Commitments shall expire at the close of business on February 7, 2008 if the Additional First Priority Term Loans are not borrowed on or before such date.

(c) The Borrower shall, if it elects to borrow the Additional First Priority Term Loans, give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the Closing Date) specifying the amount of the Additional First Priority Term Loans to be borrowed. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Additional First Priority Term Lender thereof. Each Additional First Priority Term Lender will make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Additional First Priority Term Loans to be made by such Additional

First Priority Term Lender prior to 2:00 p.m., New York City time, on the Closing Date. Such Additional First Priority Term Loans will then be made available to the Borrower by the Administrative Agent as directed by the Borrower in the aggregate amount made available to the Administrative Agent by the Lenders in like funds as received by the Administrative Agent. On the Closing Date, such Additional First Priority Term Loans shall be added to (and form part of) each borrowing of First Priority Term Loans deemed made pursuant to Section 2.1(a) on a pro rata basis (based on the relative sizes of the various outstanding borrowings of such First Priority Term Loans), so that each First Priority Term Lender will participate proportionately in each then outstanding borrowing of First Priority Term Loans. To the extent the provisions of the preceding sentence require that the Additional First Priority Term Lenders making Additional First Priority Term Loans add such Additional First Priority Term Loans to the then outstanding borrowings of First Priority Term Loans constituting Eurodollar Loans deemed made pursuant to Section 2.1(a), it is acknowledged that the effect thereof shall result in such Additional First Priority Term Loans having short Interest Periods (i.e., an Interest Period that began after the first day of an Interest Period then applicable to outstanding First Priority Term Loans constituting Eurodollar Loans deemed made pursuant to Section 2.1(a) and which will end on the last day of such Interest Period). In connection therewith, the Borrower agrees to compensate each Additional First Priority Term Lender making Additional First Priority Term Loans for losses if any (based on a greater cost of funds for such Lender in the interbank eurodollar market on the amount so funded as Eurodollar Loans, for the period from the Closing Date to the end of the relevant existing Interest Period, than the applicable Eurodollar Rate (as reasonably determined by such Additional First Priority Term Lender)) incurred by funding such Eurodollar Loans after the first day of an existing Interest Period.

2.2. Repayment of First Priority Term Loans. The First Priority Term Loans of each First Priority Term Lender shall mature in consecutive quarterly installments commencing with March 31, 2008 and on the last day of each calendar quarter thereafter until the Termination Date, each of which shall be in an amount equal to such Lender’s First Priority Term Percentage multiplied by the product of (x) the aggregate principal amount of the First Priority Term Loans outstanding on the Closing Date and (y) 0.25%; provided that in the event that any Incremental Term Loans are made to the Borrower under Section 2.27, the principal amount to be paid by the Borrower for each quarterly installment remaining until the Termination Date shall be increased by an amount equal to the product of (x) the aggregate original principal amount of such Incremental Term Loans and (y) 0.25%. The balance of the First Priority Term Loans of each First Priority Term Lender not so repaid shall mature, and be paid, on the Termination Date.

2.3. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender, severally and not jointly with the other Revolving Lenders, (i) shall be deemed on the Closing Date to have made revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower in an amount equal to the amount of such Lender’s DIP Revolving Loans outstanding under the Existing DIP Agreement immediately prior to the Closing Date and (ii) agrees from time to time during the Revolving Commitment Period to make Revolving Loans in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the then Aggregate Revolving Outstandings, does not exceed the amount of such Lender’s Revolving Commitment in effect at such time as at the date such Loan is to be made. The amount of each Revolving Lender’s Revolving Loans and Revolving Loan Commitment on the Closing Date (which shall be equal to such Lender’s DIP Revolving Loan Commitment in effect immediately prior to the Closing Date) shall be equal to the amount reflected on the Register on the Closing Date, which amount shall be conclusive absent manifest error. Such Revolving Loans will, to the extent such DIP Revolving Loan was a Eurodollar Loan (as defined in the Existing DIP Agreement) continue to be a Eurodollar Loan hereunder with the same Interest Period and, to the extent such DIP Revolving Loan was a Base Rate Loan (as defined in the Existing DIP Agreement), continue to be a Base Rate Loan hereunder. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in the accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent and the Sub-Agent in accordance with Sections 2.4 and 2.17.

(b) The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.4. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent and the Sub-Agent irrevocable notice (which notice must be received by the Administrative Agent and the Sub-Agent prior to 12:00 Noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount) or (y) in the case of Eurodollar Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.6. Upon receipt of any such notice from the Borrower, the Sub-Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Commitment Percentage of each Borrowing available to the Sub-Agent at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Sub-Agent. Such Borrowing will then be made available to the Borrower by the Sub-Agent as directed by the Borrower in the aggregate amounts made available to the Sub-Agent by the Lenders and in like funds as received by the Sub-Agent.

2.5. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the

Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Termination Date.

2.6. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple thereof. Not later than 5:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds by depositing such proceeds in an account of the Borrower specified in writing to the Swingline Lender on such Borrowing Date.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Sub-Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Sub-Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.6(b), if for any reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.6(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.6(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7. Letters of Credit. (a) Pursuant to the Existing DIP Agreement, prior to the Closing Date, the Fronting Bank issued the DIP Letters of Credit which shall be deemed to be Letters of Credit issued under this Agreement for all purposes hereunder and under the Loan Documents; provided that nothing in this Section 2.7(a) shall extend, modify or otherwise affect the existing expiration date of any such DIP Letters of Credit. Subject to the terms and conditions hereof, the Borrower may request the Fronting Bank, from time to time during the Revolving Commitment Period, to issue, and subject to the terms and conditions contained herein, the Fronting Bank agrees, in reliance on the agreements of the other Lenders set forth in Section 2.7(e), to issue, for the account of the Borrower, one or more Letters of Credit; provided that (i) no Letter of Credit shall be issued if after giving effect to such issuance, (A) the Letter of Credit Outstandings would exceed the L/C Commitment or (B) the Aggregate Revolving Outstandings would exceed the Total Revolving Commitment; and (ii) no Letter of Credit shall be issued if the Fronting Bank shall have received notice from the Administrative Agent, the Sub-Agent or the Required Lenders (and a copy of such notice shall be delivered to the Borrower) that the conditions to such issuance have not been met.

(b) Each Letter of Credit shall be denominated in Dollars or an Alternative Currency and expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Stated Maturity; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which, in no event, shall extend beyond the date described in the foregoing clause (y)); provided, further, that if the Termination Date occurs prior to the expiration of any Letter of Credit, and provisions satisfactory to the Fronting Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have not been agreed upon, the Borrower shall, on or prior to the Termination Date, cause all such Letters of Credit to be replaced and returned to the Fronting Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit satisfactory to the Fronting Bank, or cash collateralized in an amount equal to 105% of the face amount of such Letter(s) of Credit by the deposit by the Borrower of cash in such percentage amount into the L/C Cash Collateral Account. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder.

(c) Each Letter of Credit shall be subject to the ISP and, to the extent not inconsistent therewith, the laws of the state under whose laws each Letter of Credit is issued, as applicable. The Fronting Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Fronting Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law. The Borrower shall pay to the Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.25, such fees and charges in connection with the issuance, amendment and processing of the Letters of Credit issued by the Fronting Bank as are customarily imposed by the Fronting Bank from time to time in connection with similar letter of credit transactions.

(d) If any drawing shall be presented for payment under any Letter of Credit (which shall be pursuant to a sight drawing), the Fronting Bank shall promptly notify the Borrower of the date and amount thereof. Drawings paid under each Letter of Credit shall be reimbursed by the Borrower not later than the date a drawing is paid (or the next Business Day if the Borrower receives notice of such drawing after 12:00 noon, New York City time) in immediately available funds in an amount equal to (i) if such draft shall be paid in Dollars, the amount so paid or (ii) if such draft shall be paid in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rate at the time such draft is so paid, on the date that the drawing is paid and shall bear interest from the date the drawing is paid until the drawing is reimbursed in full at a rate per annum equal to the Base Rate plus Applicable Margin for Revolving Loans; it being understood that no interest shall accrue to the extent the Fronting Bank receives payment prior to 2:00 p.m., New York City time, on the date the drawing is paid. The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing of Base Rate Loans without the satisfaction of the conditions precedent set forth in Section 4.2 and which Borrowing shall be effected without the need for a request therefor from the Borrower or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the conditions precedent set forth in Section 4.2.

(e) Immediately upon the issuance of any Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold to each Lender other than the Fronting Bank, and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from the Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Loan Parties under this Agreement with respect thereto. Upon any change in the Revolving Commitments pursuant to Section 9.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction, shall not create for the Fronting Bank any resulting liability to any other Lender.

(f) In the event that the Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Fronting Bank pursuant to Section 2.7(d), the Fronting Bank shall promptly notify the Administrative Agent and the Sub-Agent, and the Sub-Agent shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Fronting Bank the amount of such Lender’s Revolving Commitment Percentage of (i) the amount of such draft, or any part thereof, that is paid in Dollars and is not so reimbursed or (ii) the Dollar Equivalent, using the Exchange Rate at the time such draft is paid, of the amount of such draft, or any part thereof, that is paid in an Alternative Currency and is not so reimbursed. If the Fronting Bank so notifies the Administrative Agent and the Sub-Agent, and the Sub-Agent so notifies the Lenders prior to 11:00 A.M., New York City time, on any Business Day, each Lender shall make available to the Fronting Bank such Lender’s Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds and if such notice is received after such time period, each Lender shall make such payment on the next succeeding Business Day in same day funds). If and to the extent any such Lender shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Fronting Bank, such Lender agrees to pay to the Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Fronting Bank at a rate equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, the next preceding Business Day). The failure of any Lender to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Fronting Bank such other Lender’s Revolving Commitment Percentage of any such payment. Whenever the Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, the Fronting Bank shall pay to each Lender which has paid its Revolving Commitment Percentage thereof, in same day funds, an amount equal to such Lender’s Revolving Commitment Percentage thereof.

2.8. Issuance of Letters of Credit. The Borrower may from time to time request that the Fronting Bank issue or amend a Letter of Credit by delivering to the Fronting Bank and the Administrative Agent a request substantially in the form of Exhibit E (a “Letter of Credit Request”) and such other certificates, documents and other papers and information as the Fronting Bank may reasonably request. Upon receipt of a Letter of Credit Request, the Fronting

Bank agrees to promptly process each such request and the certificates, documents, L/C Application and other papers and information delivered to it therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby (but in no event shall the Fronting Bank be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents, L/C Application and other papers and information relating thereto and unless such terms and conditions of the requested Letter of Credit are commercially customary) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Fronting Bank and the Borrower. Promptly after the issuance or amendment of a Letter of Credit, the Fronting Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such Letter of Credit or amendment and if so requested by a Lender, the Administrative Agent shall furnish such Lender with a copy of such Letter of Credit or amendment.

2.9. Nature of Letter of Credit Obligations Absolute. The Borrower’s obligations in respect of the Letter of Credit Outstandings shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit, except payment resulting from the gross negligence or willful misconduct, as determined in a final and nonappealable decision of a court of competent jurisdiction, of the Fronting Bank; or (v) the fact that any Default or Event of Default shall have occurred and be continuing.

2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent or, in the case of Revolving Loans, the Sub-Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent or, in the case of Revolving Loans, the Sub-Agent shall, in respect of the relevant Facilities, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Loan made hereunder, (ii)

the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent or the Sub-Agent, as applicable, hereunder from the Borrower and each Lender’s Commitment Percentage thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.10(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender, the Administrative Agent or the Sub-Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) If so requested after the Closing Date by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower will execute and deliver to such Lender, promptly after the Borrower’s receipt of such notice, a Note to evidence such Lender’s Loans in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

2.11. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.

(c) Notwithstanding the foregoing, at any time after the date on which any principal amount of any Loan is due and payable (whether on the maturity date therefor, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower or any other Loan Party shall have become due and payable, and, in each case, for so long as such Obligation remains unpaid, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such unpaid amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum and (b) in the case of overdue interest, fees, and other monetary Obligations, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2% per annum.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.12. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate in respect of an applicable Facility by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

2.13. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Loans hereunder to Eurodollar Loans.

2.14. Optional Termination or Reduction of Revolving Commitment. Upon not less than three (3) Business Days’ prior written notice to the Administrative Agent and the Sub-Agent, the Borrower may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitments; provided that no such termination or reduction of the Total Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, the Aggregate Revolving Outstandings at such time would exceed the Total Revolving

Commitments. Each such partial reduction of the Total Revolving Commitments shall be in the principal amount of $1,000,000 or a whole multiple thereof. Simultaneously with any termination or reduction of the Total Revolving Commitments, the Borrower shall pay to the Sub-Agent for the account of each Lender the Commitment Fee accrued on the amount of the Revolving Commitments of such Lender so terminated or reduced through the date thereof. Any reduction of the Total Revolving Commitment pursuant to this Section 2.14 shall be applied pro rata in accordance with each Lender’s Revolving Commitment Percentage to reduce the Revolving Commitment of each such Lender.

2.15. Optional Prepayment of Loans. Subject to the provisos below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.22; and provided further, that (x) no prepayment of the First Priority Term Loans shall be made pursuant to this Section 2.15 prior to the repayment in full (whether by refinancing or otherwise) of the Bridge Loans made on the Closing Date and (y) each prepayment of First Priority Term Loans pursuant to this Section 2.15 made prior to the second anniversary of the Closing Date shall be subject to the payment of the fee described in Section 2.24(c). Upon receipt of any such notice of prepayment the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Swingline Loans and Revolving Loans maintained as Base Rate Loans, unless the Total Revolving Commitments have terminated or are being terminated substantially concurrently therewith) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. The application of any prepayment pursuant to this Section 2.15 shall be made, first, to Base Rate Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) and, second, to Eurodollar Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches).

2.16. Mandatory Prepayment. (a) If any Indebtedness shall be incurred by any Loan Party (excluding (i) the Bridge Loan Facility, (ii) if the Additional First Priority Term Loans are not funded on the Closing Date, any Junior Lien Indebtedness and Subordinated Indebtedness incurred pursuant to the Plan of Reorganization, (iii) any other Indebtedness permitted to be incurred under Section 6.1(a) through (m), (n)(i), (o) through (s), (u) through (w), (x)(ii), (y), (z), (aa) and (bb) and (iv) any Refinancing of such Indebtedness to the extent permitted under Section 6.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be offered by the Borrower to prepay within five (5) Business Days of the date of incurrence thereof the First Priority Term Loans as set forth in Section 2.16(h); provided, however, that with respect to any Subordinated Indebtedness permitted under Section 6.1(t)(ii) or any senior unsecured Indebtedness permitted under Section 6.1(x)(i), (x) 50% of the Net Cash Proceeds thereof shall not be required to be offered to prepay the First Priority Term Loans as set forth in Section 2.16(h) if the Consolidated Leverage Ratio, after giving pro forma effect to the incurrence of such Indebtedness, is less than the applicable maximum Consolidated Leverage Ratio permitted at the time of such incurrence minus 1.0 (from the first term of such ratio), but greater than the applicable maximum Consolidated Leverage Ratio permitted at the time of such incurrence minus 2.0 (from the first number of such ratio) and (y) such Net Cash Proceeds thereof shall not be required to be offered to prepay the First Priority Term Loans as set forth in Section 2.16(h) if the Consolidated Leverage Ratio, after giving pro forma effect to the incurrence of such Indebtedness, is less than the applicable maximum Consolidated Leverage Ratio permitted at the time of such incurrence minus 2.0 (from the first term of such ratio); provided further that with respect to any unsecured Indebtedness permitted under Section 6.1(n)(ii), 50% of the Net Cash Proceeds thereof shall not be required to be offered to prepay the First Priority Term Loans as set forth in Section 2.16(h).

(b) If any Capital Stock shall be issued or sold by any Loan Party (excluding any Capital Stock issued pursuant to the Plan of Reorganization or any Capital Stock issued or sold by any Loan Party to another Loan Party) during the term of this Agreement, an amount equal to 50% of the Net Cash Proceeds thereof shall be offered by the Borrower within five (5) Business Days after the date of such issuance to prepay the First Priority Term Loans as set forth in Section 2.16(h); provided that (i) such Net Cash Proceeds used to make Investments permitted under Section 6.6(k) or Project Investments permitted under Section 6.6(m) or Permitted Acquisitions permitted under Section 6.3(g) or for Capital Expenditures permitted under Section 6.15 and (ii) up to $500,000,000 of such Net Cash Proceeds received after the Closing Date and applied to repay Limited Recourse Debt existing on the Closing Date shall not be required to be offered by the Borrower to prepay the First Priority Term Loans as set forth in Section 2.16(h).

(c) If any Loan Party shall receive an Extraordinary Receipt, an amount equal to (x) 100% of the amount of such Extraordinary Receipt to the extent such Extraordinary Receipt consists of a pension plan reversion and (y) 50% of the amount of such Extraordinary Receipt to the extent such Extraordinary Receipt consists of a tax refund shall be offered by the Borrower within five (5) Business Days after the receipt thereof to prepay the First Priority Term Loans as set forth in Section 2.16(h).

(d) If, for any fiscal year of the Borrower commencing with the first fiscal year of the Borrower ending after the Closing Date occurs, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, offer an amount equal to the ECF Percentage of such Excess Cash Flow less the aggregate amount of voluntary repayments of the Loans paid in the preceding fiscal year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) to prepay the First Priority Term Loans as set forth in Section 2.16(h). Each such offer to prepay shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds (x) in excess of $50,000,000 from any Asset Sale or (y) in excess of $20,000,000 from any Recovery Event, then, unless the Borrower shall have delivered a Reinvestment Notice in respect thereof on or prior to the date that is ten (10) Business Days after such date, the Borrower shall offer to apply such Net Cash Proceeds within ten (10) Business Days after receipt of such Net Cash Proceeds towards the prepayment of the First Priority Term Loans as set forth in Section 2.16(h). If on or prior to the date that is 365 days after the occurrence of a Recovery Event or Asset Sale, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of Net Cash Proceeds described in the first sentence of this paragraph (e), the Borrower shall offer to apply such Net Cash Proceeds on such date (to the extent not previously applied or expended to acquire, maintain, construct, improve or repair assets useful in its business or, solely in the case of a Recovery Event, reimburse itself for amounts previously so applied or expended) to the prepayment of the First Priority Term Loans as set forth in Section 2.16(h). If on or prior to the date that is 365 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of any or all of the Net Cash Proceeds described in the first sentence of this paragraph (e), then (x) on the date of such notice, the Borrower shall offer to apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Borrower or any Subsidiary has not committed to use to acquire, maintain, construct, improve or repair assets useful in its business or, solely in the case of a Recovery Event, reimburse itself for amounts previously so applied or expended, to the prepayment of the First Priority Term Loans as set forth in Section 2.16(h) and (y) on the date that is 180 days after delivery of such notice in the case of Net Cash Proceeds from an Asset Sale described in the first sentence of this paragraph (e) and 24 months after the delivery of such notice in the case of Net Cash Proceeds from a Recovery Event described in the first sentence of this paragraph (e), the Borrower shall offer to apply any Net Cash Proceeds not applied or expended to acquire, maintain, construct, improve or repair assets useful in its business or, solely in the case of a Recovery Event, reimburse itself for amounts previously so applied or expended, to the prepayment of the First Priority Term Loans set forth in Section 2.16(h) (to the extent not previously so applied or expended). For purposes of clarity, application of an amount equal to the amount of applicable Net Cash Proceeds on or before the dates or the expiration of time periods set forth herein shall be construed as application of such applicable Net Cash Proceeds for purposes of this Section 2.16(e).

(f) Amounts to be applied in connection with prepayments of the Loans made pursuant to this Section 2.16 shall be applied to the prepayment of the First Priority Term Loans (in accordance with Section 2.19(b)) until the First Priority Term Loans are paid in full. If all First Priority Term Lenders accept such prepayment pursuant to Section 2.16(h), then, with respect to such prepayment, the amount of such prepayment shall be applied first to First Priority Term Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) that are Base Rate Loans to the full extent thereof before application to First Priority Term Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.22 and otherwise the amount of such prepayment shall be applied ratably to the then outstanding First Priority Term Loans of all Lenders accepting such prepayment and ratably to the Base Rate Loans and Eurodollar Loans among such First Priority Term Loans held by each Lender accepting such prepayment; provided that in the event any Lender rejects the offer in Section 2.16(h) in respect of a Prepayment

Amount, the Borrower shall not be required to pay breakage amounts under Section 2.22 in any greater amount than would have been paid in accordance with this sentence (without giving effect to this proviso). Each prepayment of the Loans under Section 2.16 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(g) Upon the Termination Date, the Total Commitment shall automatically terminate in full and the Borrower shall pay the Loans in full (including all accrued and unpaid interest thereon, Fees and other Obligations in respect thereof) and, if there are any Letter of Credit Outstandings constituting undrawn Letters of Credit, the Borrower shall replace such Letter(s) of Credit, provide a “back-to-back” letter of credit acceptable to the Fronting Bank or collateralize such Letter of Credit Outstandings, in each case in the manner set forth in Section 2.7(b).

(h) With respect to all events described in Section 2.16(a) through (e), the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each First Priority Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each First Priority Term Lender a Prepayment Option Notice, which shall be substantially in the form of Exhibit J, and shall include an offer (“Offer”) by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten (10) Business Days after the date of the Prepayment Option Notice, the relevant First Priority Term Loans of such First Priority Term Lender by an amount equal to the portion of the prepayment amount (the “Prepayment Amount”) indicated in such Lender’s Prepayment Option Notice (which portion shall be based on its pro rata share of then outstanding First Priority Term Loans, in accordance with Section 2.19(b)). Each First Priority Term Lender may accept or reject the Offer contained in the Prepayment Option Notice. Unless the Offer is affirmatively accepted by a First Priority Term Lender as set forth below, the Offer shall be deemed rejected by such First Priority Term Lender. With respect to First Priority Term Lenders accepting such Offer, on the Mandatory Prepayment Date, the Borrower shall pay directly to the Administrative Agent; for payment to the relevant First Priority Term Lenders, the aggregate amount necessary to prepay that portion of the outstanding relevant First Priority Term Loans in respect of which such Lenders have accepted prepayment. Any First Priority Term Lenders accepting such Offer must, as soon as practicable, but in no event later than five (5) Business Days after receipt of the Prepayment Option Notice, give the Administrative Agent telephonic notice (promptly confirmed in writing) of such acceptance and the Administrative Agent will give the Borrower corresponding telephonic notice (promptly confirmed in writing). The amount equal to the portion of the Prepayment Amount for which no notification of acceptance of the Offer was received shall be offered to the Bridge Loan Lenders, if any, pursuant to the Bridge Loan Agreement. The amount equal to the remaining portion of the Prepayment Amount not applied to prepay the First Priority Term Loans or the Bridge Loans will be used by the Borrower on the date that is ten (10) days after the offer to the Bridge Loan Lenders was made (or, if no such offer is required, on the Mandatory Prepayment Date) to repay any outstanding Revolving Loans until such Revolving Loans are repaid; provided that such repayments of the Revolving Loans shall not reduce the Total Revolving Commitments. Any amount of such Prepayment Amount remaining after repaying the Revolving Loans in full may be used by the Borrower as it elects in accordance with this Agreement.

(i) Each mandatory repayment of First Priority Term Loans pursuant to clauses (a) and (b) of this Section 2.16 made prior to the second anniversary of the Closing Date shall be subject to the payment of the fee described in Section 2.24(c).

2.17. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit H, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.

2.18. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.19. Pro Rata Treatment, etc. (a) Each borrowing by the Borrower from the Lenders hereunder (except as provided in Section 2.27), each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective First Priority Term Percentages, Additional First Priority Term Percentages or Revolving Commitment Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal and interest on the First Priority Term Loans shall be made pro rata according to the respective outstanding principal amount of the First Priority Term Loans then held by the First Priority Term Lenders (except (x) as otherwise provided in Section 2.16(h) and (y) with respect to interest on any Incremental Term Loans, to the extent such interest is not at the same rate as for the First Priority Term Loans existing at the time such Incremental Term Loans are made pursuant to Section 2.27). The amount of each principal prepayment of the First Priority Term Loans shall be applied to reduce the then remaining scheduled installments of First Priority Term Loans pro rata based upon the respective then remaining principal amounts thereof; provided that, at the Borrower’s option, any such prepayment of the First Priority Term Loans may be applied to the scheduled principal installments of the First Priority Term Loans occurring in the first 24 months following the date of such payment in direct order of maturity and then to ratably reduce all remaining scheduled installments thereof. Amounts prepaid on account of the First Priority Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal or interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office of the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full.

(e) Unless the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent or the Sub-Agent, as applicable, the Administrative Agent or the Sub-Agent, as applicable, may assume that such Lender is making such amount available to the Administrative Agent or the Sub-Agent, as applicable, and the Administrative Agent or the Sub-Agent, as applicable, may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent or the Sub-Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Sub-Agent, as applicable, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent or the Sub-Agent, as applicable, in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent or the Sub-Agent, as applicable. A certificate of the Administrative Agent or the Sub-Agent, as applicable, submitted to any

Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent or the Sub-Agent, as applicable, by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent or the Sub-Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.

(f) Unless the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent or the Sub-Agent, as applicable, the Administrative Agent or the Sub-Agent, as applicable, may assume that the Borrower is making such payment, and the Administrative Agent or the Sub-Agent, as applicable, may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent or the Sub-Agent, as applicable, by the Borrower within three (3) Business Days after such due date, the Administrative Agent or the Sub-Agent, as applicable, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent the Sub-Agent or any Lender against the Borrower.

2.20. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.21 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or Swingline Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21. Taxes. (a) All payments made by the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender hereunder, the amounts so payable to the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender shall be increased to the extent necessary to yield to the

Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Sub-Agent, the Fronting Bank or the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Sub-Agent, the Fronting Bank or the Lenders for any such taxes and for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or the Sub-Agent, the Fronting Bank or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or W-8IMY (and all necessary attachments), or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c), shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g) If the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section 2.21 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

2.24. Fees. (a) The Borrower shall pay to the Sub-Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable in arrears on each Fee Payment Date commencing on the first such date to occur after the Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(c) All voluntary prepayments of principal of First Priority Term Loans pursuant to Section 2.15 and all mandatory repayments of principal of First Priority Term Loans pursuant to clauses (a) and (b) of Section 2.16, in each case prior to the second anniversary of the Closing Date, will be subject to payment by the Borrower to the Administrative Agent, for the account of the respective First Priority Term Lenders whose First Priority Term Loans are being repaid, of a fee as follows: (x) if payable prior to the first anniversary of the Closing Date, an amount equal to 2.0% of the aggregate prinicpal amount of such prepayment or repayment, as the case may be, and (y) if payable on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, an amount equal to 1.0% of the aggregate principal amount of such prepayment or repayment, as the case may be. Such fees shall be due and payable by the Borrower upon the date of such voluntary prepayment or the due date of any such mandatory prepayment, as the case may be.

2.25. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (a) to the Sub-Agent for the ratable benefit of the Revolving Lenders, a fee on all outstanding Letters of Credit calculated from and including the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and (b) to the Fronting Bank for its own account a fronting fee of 0.25% per annum (or such lesser amount as may be agreed to by the applicable Fronting Bank) on the undrawn and unexpired amount of each Letter of Credit (calculated, in the case of any Letter of Credit denominated in an Alternative Currency, on the basis of the Exchange Rate in effect on the date payment of such fee is due). Accrued fees described in the foregoing sentence of this Section in respect of each Letter of Credit shall be due and payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

2.26. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Sub-Agent, as the case may be (for the respective accounts of the Administrative Agent, the Sub-Agent, the Fronting Bank and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.

2.27. Incremental Term Loans. (a) The Borrower may at any time and from time to time after the Closing Date (subject to the terms of the Commitment Letter), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”); provided that (i) the proceeds of such Incremental Term Loans shall be applied to repay or redeem secured debt, secured lease obligations or preferred securities of any Project Subsidiary (x) set forth on Schedule 2.27 annexed hereto in an aggregate amount (including such amounts so applied pursuant to clause (i)(x) of the first proviso to Section 2.33 of the Existing DIP Agreement) not to exceed $1,100,000,000 during the term of this Agreement (the “Schedule Limit”) or (y) other than in accordance with the preceding clause (x), in an aggregate amount not to exceed $2,000,000,000, minus the aggregate proceeds applied to repayments or redemptions under the preceding clause (x), so long as the Collateral Requirements are satisfied, (ii) at the time that any such Incremental Term Loan is made (immediately after giving effect thereto), no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower shall be in compliance with the covenants set forth in Section 6.17 determined on a pro forma basis as of the date of such Incremental Term Loan and the last day of the most recent fiscal period of the Borrower for which financial statements have been provided, in each case, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith and after giving effect to any other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant fiscal quarter but prior to or simultaneous with the borrowing of such Incremental Term Loan, (iv) all fees and expenses owing in respect of such increase to the Agents and the Lenders shall have been paid, (v) if the Applicable Margin with respect to such Incremental Term Loans shall be higher than the Applicable Margin then in effect for the First Priority Term Loans plus 0.50%, such Applicable Margin with respect to the First Priority Term Loans shall be automatically adjusted to be equal to the relevant Applicable Margin relating to such Incremental Term Loans; provided that this clause (v) shall not be applicable with respect to any incurrence of Incremental Term Loans the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities set forth on Schedule 2.27 annexed hereto subject to the Schedule Limit during the term of this Agreement, (vi) S&P and Moody’s shall have reaffirmed (with no negative outlook) the ratings then in effect for the Facilities, after taking into account the incurrence of such Incremental Term Loans; provided that no such rating affirmation shall be required with respect to any incurrence of Incremental Term Loans (x) the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities set forth on Schedule 2.27 annexed hereto subject to the Schedule Limit or (y) the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities (I) set forth on Schedule 2.27 annexed hereto subject to the Schedule Limit or (II) other than in accordance with the preceding clause (I) unless such Incremental Term Loans would cause the aggregate amount of Incremental Term Loans incurred pursuant to this Section 2.27 and described in this clause (y)(II) (or incurred pursuant to Section 2.33 of the Existing DIP Agreement and described in clause (y)(II) of the third proviso of Section 2.33(a) of the Existing DIP Agreement) to exceed $500,000,000 or any integral multiple of $500,000,000 or would cause the aggregate amount of Incremental Term Loans incurred pursuant to this Section 2.27 (or incurred pursuant to Section 2.33 of the Existing DIP Agreement) to equal $2,000,000,000 and (vii) the other terms and conditions in respect of such Incremental Term Loans (other than pricing and amortization), to the extent not consistent with the Facilities, shall otherwise be reasonably satisfactory to the Administrative Agent. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in paragraph (c) below). The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the First Priority Term Loans, (b) shall mature concurrently with the First Priority Term Loans and (c) for purposes of repayments shall be treated substantially the same as the First Priority Term Loans (including with respect to mandatory and voluntary prepayments and scheduled amortization). Each notice from the Borrower pursuant to this Section 2.27 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (and each existing First Priority Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan or by any other bank or other financial institution (any such other bank or other financial institution being called a “New Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or New Lender making such Incremental Term Loans if such consent would be required under Section 9.6 for an assignment of First Priority Term Loans to such Lender or New Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Supplement”) substantially in the form of Exhibit I to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Guarantors, each Lender agreeing to provide such Commitment, if any, each New Lender, if any, and the Administrative Agent. An Incremental Commitment Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.27.

(b) The effectiveness of any Incremental Term Loans permitted by this Section 2.27 shall be subject to the satisfaction of each of the conditions set forth in Section 4.2 and such other conditions as the parties thereto shall agree.

(c) Notwithstanding anything to the contrary in this Section 2.27, (i) in no event shall the amount of the Incremental Term Loans permitted by this Section 2.27 exceed an amount equal to $2,000,000,000, less the aggregate principal amount of any Incremental Term Loans incurred by the Borrower prior to the Closing Date under the Existing DIP Agreement in effect during the pendency of the Cases and (ii) no Lender shall have any obligation to make an Incremental Term Loan unless it agrees to do so in its sole discretion.

2.28. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.20, 2.21 or 2.22, (b) defaults in its obligation to make Loans hereunder or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Facility Lenders in the affected Facility has been obtained), in each case with a replacement financial institution ; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.20, 2.21 or 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans outstanding under such affected Facility and other amounts related thereto owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.22 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.20, 2.21 or 2.22, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3

Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to convert the DIP Revolving Loans and DIP Term Loans into Loans hereunder and to make the Additional First Priority Term Loans and other additional Extensions of Credit hereunder, the Borrower represents and warrants on each date required pursuant to Section 4 to the Administrative Agent and to each Lender as follows:

3.1. Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (to the extent such concept is applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of each of the foregoing clauses (a) through (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2. Power; Authorizations; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) that have been obtained or made and are in full force and effect and (ii) the filings made in respect of the Security Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.4. Accuracy of Information. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum (other than projections and pro forma financial information) or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, taken as a whole and in light of the circumstances in which made, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above and those delivered pursuant to Section 4.1(i) were prepared in good faith based on assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.5. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2007 and, if available, December 31, 2007 and the related pro forma consolidated statement of income for the twelve months ended September 30, 2007 and, if available, December 31, 2007 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the other Indebtedness to be issued on the Closing Date pursuant to the Plan of Reorganization and the use of proceeds thereof, (ii) the consummation of the Plan of Reorganization and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the dates referred to above, assuming that the events specified in the preceding sentence had actually occurred at such date and without giving effect to “fresh start” accounting, whether or not the Borrower qualifies therefor.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31 of the most recently ended three fiscal years of the Borrower ending prior to the Closing Date for which audited financial statements were delivered, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report by a nationally recognized accounting firm, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower ending prior to the Closing Date for which unaudited financial statements were delivered, and the related unaudited consolidated statements of income and cash flows for the period ended on such fiscal quarter end, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period ended on such fiscal quarter end (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the date of such financial statements, no Global Entity has any material Guarantee

Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31 of the year ending immediately prior to the year during which the Closing Date occurs to and including the date hereof there has been no Disposition by the Global Entities of any material part of the business or property of the Global Entities, taken as a whole, except as otherwise permitted under the Existing DIP Agreement.

(c) Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.6. Subsidiaries. (a) Schedule 3.6 annexed hereto (as may be supplemented in writing from time to time by the Borrower) sets forth the name and jurisdiction of organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Subsidiaries directly owned by the Loan Parties that are included in the Collateral, except as created by the Loan Documents or permitted under Section 6.2(c) or Sections 6.2(w) and (z).

3.7. Title to Assets; Liens. The Loan Parties have title in fee simple to, or a valid leasehold or easement interest in, all their material real property, taken as a whole, and good and marketable title to, or a valid leasehold or easement interest in, all their other material property, taken as a whole, and none of such property is subject to any Lien except Permitted Liens.

3.8. No Default. No Global Entity is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

3.9. Use of Proceeds. The proceeds of the Additional First Priority Term Loans, if any, shall be used (a) on the Plan Effective Date, (i) to finance distributions to holders of certain existing non-recourse debt of the Borrower’s Subsidiaries and certain other second priority lien debt of the Borrower and its Subsidiaries and (ii) to pay fees, costs, commissions and expenses in connection therewith and in connection with this Agreement, the other Loan Documents, the Bridge Loan Documents and the transactions contemplated hereby and thereby and (b) thereafter for working capital and general corporate purposes of the Loan Parties and, to the extent permitted by this Agreement, their Subsidiaries. The proceeds of the Revolving Loans shall be used for working capital and other general corporate purposes of the Loan Parties and, to the extent permitted by this Agreement, their Subsidiaries. The proceeds of the Incremental Term Loans shall be used for the purposes described in Section 2.27.

3.10. Litigation. Except as disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Global Entity or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.11. Federal Regulations. No part of the proceeds of any Loans, and no other Extensions of Credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent in order to comply with any Requirement of Law, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

3.12. Compliance with Law. No Global Entity is in violation of any applicable law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, the violation of which, or a default with respect to which, would reasonably be expected to have a Material Adverse Effect.

3.13. Taxes. Each Global Entity has filed or caused to be filed all Federal and state income tax and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Global Entity); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge other than Liens or claims permitted under this Agreement.

3.14. ERISA. Except as, individually or in the aggregate, does not or could not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and no such Multiemployer Plan is in Reorganization or Insolvent.

3.15. Environmental Matters; Hazardous Material. There has been no matter with respect to Environmental Laws or Materials of Environmental Concern which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness under this Agreement and the other Loan Documents.

3.17. Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Global Entity pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Global Entity have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Global Entity on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Global Entity.

3.18. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates (if any) representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent security interests can be so perfected (by delivery or filing UCC financing statements as applicable) on such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each such case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, other Permitted Liens which are permitted under this Agreement to be pari passu or senior to the Liens of the Collateral Agent or which arise by operation of law).

(b) Each of the Mortgages, when executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.18(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Except as set forth in the definition of Mortgaged Properties, Schedule 1.1C lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

3.19. Solvency. (a) The Borrower is and (b) the Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and with the Plan of Reorganization will be, Solvent.

3.20. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar such term) of the Borrower under each Subordinated Indebtedness Agreement. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” (or similar such term) of such Subsidiary Guarantor under each Subordinated Indebtedness Agreement.

3.21. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Plan of Reorganization, each Subordinated Indebtedness Agreement and each Junior Lien Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 4

Conditions Precedent

4.1. Conditions to the Closing Date. The occurrence of the Closing Date and the automatic conversion of the DIP Revolving Loans and the DIP Term Loans into Loans and the making of the Additional First Priority Term Loans and other additional Extensions of Credit hereunder, is subject to the satisfaction or waiver of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) if Additional First Priority Term Loans are made on the Closing Date, counterparts hereof executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent, each Documentation Agent, each Syndication Agent, the Sub-Agent and each Additional First Priority Term Lender (which Additional First Priority Term Lenders shall provide the aggregate amount of Additional First Priority Term Commitments as is specified in the last sentence of the definition of “Additional First Priority Term Commitment” contained herein), (ii) if Additional First Priority Term Loans are not made on the Closing Date, the Assumption Agreement, substantially in the form of Exhibit M hereto executed and delivered by the Borrower and each Guarantor, (iii) Schedules to this Agreement reasonably satisfactory (to the extent required under Section 1.5) to the Administrative Agent, (iv) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor, (v) the Collateral Agency and Intercreditor Agreement, executed and delivered by the Borrower and each Guarantor and (vi) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the three most recently ended fiscal years of the Borrower for which such statements are available and (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated

Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum; provided that this condition precedent shall be deemed to have been satisfied to the extent delivered by the Borrower pursuant to the Existing DIP Agreement.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to the Plan of Reorganization or pursuant to documentation satisfactory to the Administrative Agent.

(d) Corporate Documents and Proceedings. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (provided that to the extent any Loan Party that is not a Material Obligor is not in good standing, such failure could not reasonably be expected to have a Material Adverse Effect and such good standing certificate shall be delivered in accordance with Section 5.11).

(e) Confirmation Order. The Confirmation Order confirming the Plan of Reorganization shall approve this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and be in full force and effect and shall not have been stayed, reversed, amended or modified. Concurrently with the occurrence of the Closing Date, (x) the Plan Effective Date shall have occurred and (y) each Material Subsidiary (other than a Material Subsidiary that has de minimis assets) subject of a Case shall have emerged from Chapter 11 of the Bankruptcy Code pursuant to the Plan of Reorganization and those Subsidiaries of the Borrower that are Bankrupt Subsidiaries after the Closing Date shall not have, as at the end of the most recent fiscal year of the Borrower (i) accounted for more than 5%, individually, for any Bankrupt Subsidiary, or 10%, in the aggregate for all Bankrupt Subsidiaries, of the consolidated revenues of the Borrower and its Subsidiaries in the aggregate or (ii) owned more than 5%, individually, for any Bankrupt Subsidiary, or 10%, in the aggregate, for all Bankrupt Subsidiaries, of the consolidated assets of the Borrower and its Subsidiaries in the aggregate.

(f) Payment of Fees; Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(g) Legal Opinion. The Administrative Agent shall have received the following executed legal opinions:

(i) one or more legal opinions, substantially in the form of Exhibit D, from Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, and the general counsel of the Borrower and its Subsidiaries, with the allocation of such opinions between such counsel to be reasonably satisfactory to the Administrative Agent; and

(ii) the legal opinion of such special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case, on which the Collateral Agent has a first-priority Lien.

(i) Projections. The Lenders shall have received projections through at least December 31, 2013, which shall reflect pro forma compliance with the covenants set forth in Section 6.17 through the period reflected therein and shall be presented in a manner consistent with the projections previously provided to the Lenders (it being understood that the Borrower may elect that the projections meeting the requirements of this clause shall be the projections contained in the business plan of the Borrower delivered to the Administrative Agent in November 2007).

(j) Ratings. The Facilities shall have been rated by Moody’s and S&P. The Borrower shall have obtained corporate credit ratings from Moody’s and S&P.

(k) Minimum Liquidity. After giving effect to the transactions contemplated to occur on the Closing Date (including without limitation, the consummation of the Plan of Reorganization), Minimum Liquidity shall not be less than $250,000,000.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(n) Covenant Compliance. A certificate of a Responsible Officer certifying that after giving effect to the transactions contemplated to occur on the Closing Date (including without limitation, the consummation of the Plan of Reorganization), the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.17 as of the Closing Date and setting forth in reasonable detail the calculations therefor.

(o) No Default or Events of Default. No “Default” or “Event of Default” under, and as defined in, the Existing DIP Agreement (each being referred to herein as a “DIP Default”) shall have occurred and be continuing on the Closing Date and no Default or Event of Default would occur on the Closing Date after giving effect to the Plan of Reorganization; provided that notwithstanding anything in this clause (o) to the contrary, no DIP Default that occurred and is continuing prior to the Plan Effective Date shall result in failure to satisfy this condition precedent in clause (o) or in Section 4.2(c) if:

(i) such DIP Default arose as a result of the failure of the Borrower or any of its Subsidiaries to deliver financial statements, reports, certificates or other information required to be delivered under Sections 5.1, 5.2 and 5.7 of the Existing DIP Agreement so long as within 30 days after the Closing Date each such financial statement, report, certificate or other information is delivered to the Person to whom delivery is required under such Sections;

(ii) such DIP Default arose as a result of the failure of the Borrower or any of its Subsidiary to comply with Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.10, 5.11 or 5.12 of the Existing DIP Agreement, and the applicable period of grace with respect thereto has not lapsed;

(iii) such DIP Default arose as a result of the failure of the Borrower or any of its Subsidiaries to comply with Sections 6.10, 6.15 or 6.18 of the Existing DIP Agreement so long as such DIP Default shall not have occurred and been continuing for more than 15 days;

(iv) such DIP Default arises under Section 7(f) under the Existing DIP Agreement and such DIP Default would not be an Event of Default under Section 7(e) hereof had the event or occurrence giving rise to such DIP Default occurred immediately after the Closing Date; or

(v) no DIP Default shall be deemed to have occurred and be continuing as a result of the consummation of the Plan of Reorganization so long as the Plan Effective Date and the Closing Date occur substantially simultaneously.

(p) Additional First Priority Term Loan Funding. The making of the Additional First Priority Term Loans on the Closing Date shall be further subject to (i) the Closing Date occurring on or prior to February 7, 2008, (ii) the Confirmation Order

(1) approving and authorizing the Additional First Priority Term Loans and the granting of the Liens to secure the Additional First Priority Term Loans, (2) containing a finding that the granting of such Liens, this Facility and the Bridge Loan Facility do not constitute a fraudulent transfer or conveyance and providing for a release and exculpation in favor of the Joint Lead Arrangers, the Administrative Agent and the Lenders and their respective affiliates on terms and conditions substantially similar to the release and exculpation set forth in Article VIII of the Plan of Reorganization and (3) being in full force and effect and not having been stayed, reversed, amended or modified; and (iii) the Joint Lead Arrangers having received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.2. Conditions to Each Extension of Credit. The obligation of the Lenders and the Fronting Bank to make each Extension of Credit, including the initial Extension of Credit, is subject to the following conditions precedent:

(a) Notice. The Administrative Agent and, in the case of the Revolving Facility, the Sub-Agent shall have received the applicable notice of borrowing, in substantially the form attached hereto as Exhibit B, from the Borrower or, in the case of a Letter of Credit, the Fronting Bank shall have received an L/C Application.

(b) Representations and Warranties. All representations and warranties contained in or pursuant to this Agreement and the other Loan Documents, or otherwise made in writing in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of each Extension of Credit hereunder with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Extension of Credit on such Borrowing Date.

The request by the Borrower for, and the acceptance by the Borrower of, each Extension of Credit and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.2 have been satisfied or waived at that time.

SECTION 5

Affirmative Covenants

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than Letters of

76

Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.7(b), and contingent indemnification obligations for which no claim has been asserted), the Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1. Financial Statements, Etc. Deliver to the Administrative Agent (for distribution to the Lenders):

(a) within (i) 120 days (or if agreed to by the Administrative Agent acting in its reasonable discretion, 135 days), after the end of the most recently ended fiscal year of the Borrower prior to the Closing Date (if the Closing Date occurs during the first calendar quarter of a year) and (ii) ninety (90) days (or, if agreed to by the Administrative Agent acting in its reasonable discretion, 105 days) after the end of each fiscal year of the Borrower thereafter, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing; and

(b) within forty-five (45) days (or if agreed to by the Administrative Agent acting in its reasonable discretion, sixty (60) days) after the end of each of the first three quarterly fiscal periods of each fiscal year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income in such quarter and of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a Responsible Officer, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements delivered pursuant to Sections 5.1(a) and (b) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. The Borrower may provide the financial statements and other materials required to be furnished pursuant to this Section 5.1 by posting such financial statements and materials on IntraLinks/IntraAgency, SyndTrak or other relevant website or other information platform (the “Platform”) to which the Administrative Agent has access. If delivered to the Administrative Agent, the Administrative Agent will provide the financial statements and other materials required to be furnished pursuant to this Section 5.1 to the Lenders by posting such financial statements and materials on the Platform within five Business Days after receipt thereof. Information required to be delivered pursuant to Sections 5.1(a) and (b) shall be deemed satisfied by delivery within the time periods set forth in such Sections of the Borrower’s annual report on Form 10-K and quarterly report on Form 10-Q, respectively, in each case as filed with the SEC for the applicable period.

5.2. Certificates; Other Information. Deliver to the Administrative Agent and, in the case of clause (h) below, to the applicable Lender:

(a) Concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary thereof no knowledge was obtained of any Default or Event of Default pursuant to Section 6.17, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and if such certificate specifies any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto) and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Global Entity with Section 6.17 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any material Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Global Entity, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) concurrently with the delivery of financial statements pursuant to Section 5.1, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year. Information required to be delivered pursuant to this clause

(d) shall be deemed satisfied by delivery within the time period set forth herein of the Borrower’s annual report on Form 10-K and quarterly report on Form 10-Q, respectively, in each case as filed with the SEC for the applicable period.

(e) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any material proposed amendment, supplement, waiver or other modification with respect to any Subordinated Indebtedness Agreement, any Junior Lien Agreement or the Bridge Loan Documents;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g) promptly following the delivery thereof to any Loan Party or to the Board of Directors or management of any Loan Party, a copy of any final management letter or report by independent public accountants with respect to the financial condition, operations or business of the Borrower and its Subsidiaries;

(h) promptly upon request, such other material information (financial or otherwise), as may be reasonably requested by the Administrative Agent (on behalf of itself or any Lender); and

(i) concurrently with the delivery of any document required to be delivered pursuant to Section 5.1 or this Section 5.2, the Borrower shall indicate in writing whether such document contains non-public information.

The Borrower may provide the certificates and other information required to be furnished pursuant to this Section 5.2 by posting such certificates and information on the Platform to which the Administrative Agent has access. If delivered to the Administrative Agent, the Administrative Agent will provide the certificates and other information required to be furnished by the Borrower pursuant to this Section 5.2 to the Lenders by posting such certificates and other information on the Platform within five Business Days after receipt thereof.

5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Global Entity or (ii) where the failure to so pay, discharge or otherwise satisfy such obligations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.4. Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, subject to ordinary wear and tear and obsolescence and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses, except where failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance policies (or where appropriate, self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies of a similar size engaged in the same or a similar business.

5.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice to the Borrower through the Administrative Agent, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours to discuss the business, operations, properties and financial and other condition of the Global Entities with officers and employees of the Global Entities and with their independent certified public accountants and with their financial advisors; provided that so long as no Event of Default has occurred and is continuing, the Lenders and the Administrative Agent shall not be permitted to exercise such rights more than once per year, and the exercise of such rights will be coordinated through the Administrative Agent on behalf of the Lenders. The Administrative Agent agrees to coordinate and consolidate visits pursuant to this Section 5.6 by Lenders and their representatives (including the examination of books and records and the making of copies and abstracts of books and records) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of the Borrower and to minimize costs associated with such visits.

5.7. Notices. Promptly, and in any event within five (5) Business Days after a Responsible Officer becomes aware thereof (except as otherwise provided in (e) below), give notice to the Administrative Agent, with a copy for each Lender, of:

(a) the occurrence of any Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Global Entity or (ii) litigation, investigation or proceeding that may exist at any time between a Global Entity and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Global Entity (i) that would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the following events, as soon as practicable and in any event within 30 days after any Global Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in the case of each of the foregoing clauses (i) or (ii) where such event could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied or provided as soon as practicable thereafter by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Global Entity has taken or proposes to take with respect thereto.

5.8. Environmental Laws. (a) Comply with, and take reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to comply with the foregoing would not be reasonably be expected to give rise to a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws except where the failure to comply with the foregoing would not be reasonably be expected to give rise to a Material Adverse Effect and promptly comply with all lawful orders and directives of all Governmental Authorities under applicable Environmental Laws except where the failure to do so would not be reasonably be expected to give rise to a Material Adverse Effect; provided, however, the Borrower may use all lawful means to protest or challenge the imposition by any Governmental Authority of any requirements under any such lawful orders, directives or that otherwise arise under applicable Environmental Laws.

5.9. Employee Benefits. Comply (and with respect to Plans covered by Title IV of ERISA, cause their respective Commonly Controlled Entities to comply) in all material respects with the applicable provisions of ERISA and the Code and other applicable laws, rules and regulations with respect to any Plan, the failure of which could reasonably be expected to result in a Material Adverse Effect.

5.10. Further Assurances. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Permitted Lien which precludes the granting of a Mortgage thereon), within sixty (60) days after the creation or acquisition thereof (i) execute and deliver a first priority Mortgage or where appropriate under the circumstances, an amendment to an existing Mortgage, in each case in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) either (1) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) in form and substance reasonably satisfactory to Administrative Agent as well as a current ALTA survey thereof, together with a surveyor’s certificate (only with respect to any power plant or any other real property for which an ALTA survey was obtained when such property was acquired) or (2) where an amendment to an existing Mortgage has been delivered pursuant to clause (i) instead of a Mortgage, an endorsement to the existing title policy adding such property as an insured parcel, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Global Entity (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), within sixty (60) days of the creation or acquisition thereof (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Global Entity, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured

Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit A, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary (or Domestic Subsidiary of the type described in clause (d) of the definition of Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) if commercially reasonable, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.11. Post Closing Matters. (a) Within sixty (60) days after the Closing Date, deliver to the Administrative Agent evidence of the actions specified on Schedule 5.11 (including, without limitation, the delivery of good standing certificates not delivered at or prior to the Closing Date in accordance with Section 4.1(d)(ii)); provided that such date may be extended, or the obligation to deliver such evidence waived, by the Administrative Agent acting in its reasonable discretion and in each case upon terms and conditions reasonably satisfactory to the Administrative Agent.

(b) Within sixty (60) days after the Closing Date (or, in the case of the plant for the Fremont Project, any of the real properties owned or leased by Clear Lake Cogeneration Limited Partnership, RockGen Energy LLC, Texas City Cogeneration, L.P., Hillabee Energy Center, LLC and CPN Pryor Funding Corporation, or the Calpine Philadelphia Water Project facility owned by Calpine Leasing, Inc., within sixty (60) days of such properties becoming Mortgaged Properties), the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property other than on leasehold properties (it being understood that the Borrower shall use commercially reasonable efforts to obtain a Mortgage on such leasehold properties within such sixty (60) day period and if landlord’s consent is required to obtain a Mortgage on any such leasehold property or the lease does not include mortgagee protections reasonably satisfactory to the Administrative Agent, the Borrower shall use commercially reasonable efforts to obtain a landlord consent related thereto within such period, in form and substance reasonably satisfactory to the Administrative Agent), executed and delivered by a duly authorized officer of each party thereto, and, if a Mortgage is obtained with respect to such Mortgaged Property, the other documents described in this paragraph (b) (except that with respect to the surveys described in subparagraph (i), the relevant sixty (60) day period described above shall be one hundred twenty (120) days); provided that such date may be extended, or the obligation to deliver such evidence waived, by the Administrative Agent acting in its reasonable discretion, and in each case upon terms and conditions reasonably satisfactory to the Administrative Agent.

(i) If requested by the Administrative Agent, the Administrative Agent shall have received, and Stewart Title Company (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the plant sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, unless the Title Insurance Company has agreed to delete its survey disclosure exception and provide the survey based affirmative coverage and endorsements reasonably required by Administrative Agent (including, without limitation, ALTA 9, survey, access, and zoning endorsements) on the basis of an earlier survey with respect to the plant site.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent, together with such coinsurance and reinsurance as reasonably requested by Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any Mortgaged Property upon which the improvements are located that is located within a special flood hazard zone for which flood insurance is available under the National Flood Insurance Act of 1968, as amended, (2) is written in an amount equal to the lesser of (x) the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property and (y) the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, as amended, and (3) provides for annual renewal (provided that the Borrower shall keep such policy in effect until the maturity of the Indebtedness secured by such Mortgage) and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above (or an endorsement from the relevant title company providing affirmative coverage with respect to any document that cannot be located) and a copy of all other material documents reasonably requested by the Administrative Agent affecting the Mortgaged Properties to the extent in the Borrower’s possession or reasonable control.

(v) The Administrative Agent shall have received legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) If the Borrower qualifies for “fresh start” accounting at the time of such request, upon request of the Administrative Agent, the Borrower shall deliver to the Lenders within 60 days after the Closing Date an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the date that the Plan of Reorganization became effective, giving effect to (i) the incurrence of the Loans under the Facilities, the Bridge Loan Facility, if any, and the other Indebtedness to be issued pursuant to the Plan of Reorganization and the use of proceeds thereof, (ii) the consummation of the Plan of Reorganization and (iii) the payment of fees and expenses in connection with the foregoing, and accompanied by a certificate of a Responsible Officer certifying that such balance sheet fairly presents in all material respects the financial position of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, as of such date.

SECTION 6

Negative Covenants

The Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.7(b), and contingent indemnification obligations for which no claim has been asserted), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

6.1. Limitation on Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness except:

(a) Indebtedness of any Loan Party pursuant to this Agreement and the other Loan Documents;

(b) Indebtedness owed to any financial institution in respect of overdrafts and related liabilities arising from treasury, depository or cash management services or in connection with any automated clearing house transfers of funds;

(c)(i) Indebtedness (including Guarantee Obligations) outstanding on the Closing Date and listed on Schedule 6.1(c) annexed hereto, (ii) Indebtedness under the Blue Spruce Refinancing Facility and the Metcalf Refinancing Facility, and (iii) any Refinancing of any such Indebtedness referred to in clauses (i) and (ii), provided that as a result of any such Refinancing (x) the principal amount of such Indebtedness shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest and fees and expenses associated with such Refinancing) (it being understood that a Guarantee Obligation without a stated principal amount or dollar limitation shall not be subject to the requirement of this clause (i) so long as any Refinancing of such Guarantee Obligations shall be in respect of obligations of substantially the same nature arising with respect to the same project of the Borrower and its Subsidiaries), and (y) the final maturity of such Indebtedness shall not be shortened;

(d) Indebtedness of (i) the Borrower to any Subsidiary of the Borrower, (ii) any Guarantor to the Borrower or any other Subsidiary of the Borrower, and (iii) any Subsidiary of the Borrower that is not a Guarantor to any other Subsidiary of the Borrower that is not a Guarantor; provided that if any intercompany Indebtedness owed to the Borrower or any Subsidiary of the Borrower by any Subsidiary of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1F annexed hereto shall be represented by an intercompany note or notes, such note or notes owed to any Loan Party shall be pledged in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the Security Documents;

(e) endorsements of instruments in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries;

(f) Indebtedness of any Global Entity arising in the ordinary course of business (and consistent with past practice of the Borrower and its Subsidiaries) of such Global Entity and owing with respect to netting agreements; provided that such Indebtedness is promptly repaid or otherwise extinguished by such Global Entity;

(g) Indebtedness of any Global Entity consisting of the financing of insurance premiums in the ordinary course of business (and consistent with past practices of the Borrower and its Subsidiaries);

(h) Indebtedness of any Global Entity consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business of such Global Entity (and consistent with past practices of the Borrower and its Subsidiaries);

(i) Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Global Entity, in each case to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Borrower’s industry;

(j) (i) Commodity Hedge Agreements and other Swap Agreements that are entered into (x) in the ordinary course of business for a merchant energy company which has a primary focus on operating and optimizing its physical assets and providing related energy products to its customers and consistent with prudent business practice to actively manage risks to which the Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities and (y) consistent with applicable risk management guidelines established by the Borrower from time to time and made available for review to the Administrative Agent promptly after any modifications are made thereto and (ii) in connection with Swap Agreements entered into with VMAC Energy I, LLC, associated reimbursement obligations, including with respect to letters of credit, to providers of credit support for such Swap Agreements in amounts not exceeding the notional amount of the Indebtedness outstanding under such Swap Agreements;

(k) intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower not to exceed the amount of the Incremental Term Loans made to the Borrower pursuant to Section 2.27 or the Junior Lien Indebtedness permitted to be incurred under Section 6.1(y), in each case for the purposes and subject to the requirements set forth therein; provided that if such intercompany Indebtedness shall be represented by an intercompany note or notes, such note or notes owed to any Loan Party shall be pledged in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the Security Documents (it being understood that any such Indebtedness of one Subsidiary representing the same amount that is loaned by such Subsidiary to the Borrower or another Subsidiary for such purposes shall not be “double counted” under this clause (k));

(l) intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower consisting of the Investments permitted under Sections 6.6(c), (h), (i), (k), (m) and (n); provided that if such intercompany Indebtedness shall be represented by an intercompany note or notes, such note or notes owed to any Loan Party shall be delivered to the Collateral Agent (it being understood that any such Indebtedness of one Subsidiary representing the same amount that is loaned by such Subsidiary to the Borrower or another Subsidiary for such purposes shall not be “double counted” under this clause (l));

(m) (i) Indebtedness of the Borrower in respect of the Bridge Loan Facility in an aggregate principal amount not to exceed $300,000,000 and (ii) Guarantee Obligations of any Subsidiary of the Borrower in respect of such Indebtedness, and (iii) any Permitted Refinancing thereof;

(n) Indebtedness with respect to (i) any Eligible Commodity Hedge Financing and (ii) any Unsecured Commodity Liquidity Facility;

(o) Guarantee Obligations incurred in the ordinary course of business and consistent with past practices of the Borrower in respect of the obligations of any Guarantor incurred in the ordinary course of business of such Guarantor, or of any Guarantor of the obligations of the Borrower or any other Guarantor;

(p) Guarantee Obligations (including the issuance of letters of credit) set forth on Schedule 6.1(p) to the extent, for the purpose and up to the amount set forth on such Schedule (it being understood that amounts allocated to a Project set forth on such Schedule but not utilized on account of such Project may be utilized with respect to the other Projects set forth on such Schedule);

(q) Guarantee Obligations of the Borrower and its Subsidiaries in the form of Performance Guarantees in respect of Projects for which Project Investments are permitted under Section 6.6(m); provided that (i) the terms of any such Guarantee Obligation shall be consistent with past practices of the Borrower and its Subsidiaries, and (ii) in no event shall any such Guarantee Obligation be secured by Collateral;

(r) (i) Capital Lease Obligations and (ii) Indebtedness of the Borrower or any Subsidiary incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets, and any refinancing, replacement, refunding, renewal or extension of any such Indebtedness without any increase thereof, so long as such Indebtedness is initially created, issued, incurred or assumed prior to or within the ninety (90) days after the completion of such acquisition, lease, construction, installation or improvement in an aggregate amount not to exceed $150,000,000 at any one time outstanding;

(s) Indebtedness incurred by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary to any vendor of assets to finance the acquisition of such assets so long as the only recourse of such vendor is to the assets so financed;

(t) (i) if the Additional First Priority Term Loans are not funded on the Closing Date, Indebtedness of the Borrower in respect of any Subordinated Indebtedness or Junior Lien Indebtedness incurred pursuant to the Plan of Reorganization, (ii) Indebtedness of the Borrower in respect of any other Subordinated Indebtedness, so long as (w) at the time of incurrence thereof the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to the incurrence of such Indebtedness, (x) the terms and conditions of such Indebtedness set forth in the Subordinated Indebtedness Agreement shall not be more restrictive than the terms and conditions set forth in this Agreement, (y) the maturity date of such Indebtedness shall not occur earlier than six months after the Stated Maturity and (z) immediately prior to and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (iii) Guarantee Obligations of any Guarantor in respect of such Indebtedness described in the foregoing clauses (i) and (ii), provided that such Guarantee Obligations and the Liens in respect thereof are subordinated to the Obligations and the Liens in respect hereof to the same extent as the obligations of the Borrower in respect of the Subordinated Indebtedness or Junior Lien Indebtedness, as the case may be, and the Liens in respect thereof and (iv) any Permitted Refinancing of such Indebtedness described in the foregoing clauses (i), (ii) and (iii);

(u) Limited Recourse Debt with respect to any Project or Projects and Guarantee Obligations consisting of Performance Guarantees in respect of the obligations of Subsidiaries in respect of such Project or Projects; provided that (i) the terms of any such Guarantee Obligation shall be generally consistent with past practices of the Borrower and its Subsidiaries, and (ii) in no event shall any such Guarantee Obligation be secured;

(v) Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to (x) a Permitted Acquisition or (y) an Investment permitted under

Section 6.6(s) which is recourse only to the assets acquired pursuant to such Investment and, after giving effect to such Investment, the Borrower and its Restricted Subsidiaries are in pro forma compliance with Section 6.17 (provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary), and any Refinancing of any such Indebtedness, provided that (i) the principal amount of such Indebtedness shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, and fees and expenses associated with such Refinancing), and (ii) the final maturity of such Indebtedness shall not be shortened;

(w) intercompany Indebtedness of Subsidiaries which have not emerged from the Cases to the Borrower or any of its Subsidiaries (other than other Subsidiaries which have not emerged from the Cases) to the extent such Indebtedness is permitted under Section 6.6(r); provided that upon emergence of any such Subsidiary from its Case, the Indebtedness owed to any such Subsidiary shall have been repaid in full;

(x) (i) senior unsecured Indebtedness of the Global Entities, so long as (w) at the time of incurrence thereof the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to the incurrence of such Indebtedness, (x) the terms and conditions of such Indebtedness set forth in the agreement governing such Indebtedness shall not be more burdensome than the terms and conditions set forth in this Agreement, (y) the maturity date of such Indebtedness shall not occur less than six months after the Stated Maturity, (z) immediately prior to and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) any Permitted Refinancing of such Indebtedness and (iii) Disqualified Capital Stock of the Global Entities;

(y) (x) Junior Lien Indebtedness of the Loan Parties, so long as (i) the aggregate principal amount of such Indebtedness shall not exceed $1,000,000,000 at any one time outstanding, (ii) the proceeds of such Indebtedness shall be applied to (x) repay or redeem secured debt, secured lease obligations or preferred securities of any Project Subsidiary so long as the Collateral Requirements are satisfied at the time of incurrence thereof or (y) finance the construction of new power plants by the Borrower or the Restricted Subsidiaries so long as such power plants are pledged as Collateral, (iii) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to the incurrence of such Indebtedness, (iv) the terms and conditions of such Indebtedness set forth in the Junior Lien Agreement shall not be more restrictive than the terms and conditions set forth in this Agreement, (v) the maturity date of such Indebtedness shall not occur earlier than six months after the Stated Maturity and (vi) immediately prior to and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (y) Guarantee Obligations of any Guarantor in respect of such Indebtedness described in the foregoing clause (x), provided that such Guarantee Obligations and the Liens in respect thereof are subordinated to the Liens in respect hereof to the same extent as the obligations of the Borrower in respect of the Junior Lien Indebtedness and the Liens in respect thereof and (z) any Permitted Refinancing of such Indebtedness described in the foregoing clauses (x) and (y);

(z) Guarantee Obligations of the Borrower and its Subsidiaries in respect of (i) the Freeport Guaranty, (ii) the Greenfield Guaranty, (iii) the CCFC Guaranty, (iv) the Pittsburg/ DEC/LMEC Guaranty and (v) the Pasadena Guaranty; provided that in no event shall any such Guarantee Obligation be secured;

(aa) up to $50,000,000 of other Guarantee Obligations of the Loan Parties; and

(bb) up to $100,000,000 of other unsecured Indebtedness and/or other unsecured Guarantee Obligations of the Loan Parties.

6.2. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)(i) Liens existing on the Closing Date and listed on Schedule 6.2(a) annexed hereto; (ii) Liens securing the Blue Spruce Refinancing Facility and the Metcalf Refinancing Facility, provided that in each case the Liens securing such obligations shall attach only to the assets that were subject to Liens securing the obligations refinanced, replaced, refunded, renewed or extended by the Blue Spruce Refinancing Facility or the Metcalf Refinancing Facility, as applicable; and (iii) Liens on assets of the Borrower or any Subsidiary securing obligations permitted to be incurred by this Agreement that are incurred to refinance, replace, refund, renew or extend obligations (and obligations refinancing such obligations, the extent such refinancings are permitted by this Agreement) secured by Liens listed on Schedule 6.2(a), provided that in each case the Liens securing such obligations shall attach only to the assets that were subject to Liens securing the obligations so refinanced, replaced, refunded, renewed or extended;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries are not overdue for a period of more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Global Entity, as the case may be, in accordance with GAAP;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Global Entity, as the case may be, in accordance with GAAP;

(d) deposits to secure the performance of bids, trading contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; provided that, for the avoidance of doubt, Liens (including without limitation rights of set-off) on (i) deposits and (ii) revenues under trading contracts, in each case in favor of counterparties under such trading contracts and other obligations incurred in the ordinary course of business (including trading counterparties, brokerages, clearing houses, utilities, systems operators and similar entities) shall be permitted and shall be permitted to be first priority Liens on such collateral;

(e) easements, rights-of-way, restrictions, zoning ordinances and other similar encumbrances incurred in the ordinary course of business which, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Global Entities;

(f) Liens granted pursuant to the Loan Documents;

(g) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(h) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or Capital Leases permitted under this Agreement;

(i) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

(j) Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under Section 7(g);

(k) licenses, leases or subleases granted to third parties not interfering in any material respect with the business of any Global Entity;

(l) Liens of sellers of goods, gas or oil to any Global Entity arising under Article 2 of the Uniform Commercial Code or under other state statutes in the ordinary course of business, covering only the goods, gas or oil sold and covering only the unpaid purchase price for such goods, gas or oil and related expenses;

(m) banker’s liens and similar liens (including rights of set-off) in respect of bank deposits;

(n) first priority Liens on the Collateral to secure (i) Specified Swap Agreements, (ii) Eligible Commodity Hedge Agreements so long as the counterparty to any such Eligible Commodity Hedge Agreement becomes a party to, or consents or agrees to be bound by the terms and conditions of, the Collateral Agency and Intercreditor Agreement and (iii) Eligible Commodity Hedge Financings, so long as the lenders thereunder (or their representative(s) on their behalf) become a party to, or consent or agree to be bound by the terms and conditions of, the Collateral Agency and Intercreditor Agreement;

(o) Liens on the property or assets of any Subsidiary of the Borrower in favor of the Borrower or any other Loan Party;

(p) Liens on assets of any Subsidiary of the Borrower or Project Subsidiary and/or on the Capital Stock of such Subsidiary or Project Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt permitted under Section 6.1(u) or other Limited Recourse Debt permitted by this Agreement;

(q) Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;

(r) any Lien existing on any property or asset prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by the Borrower or any Subsidiary, and any Lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such Liens, provided that in each case (i) such Lien is not created in contemplation or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary (other than fixtures and improvements on any such real property), and (iii) the principal amount of any Indebtedness secured by such Liens shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, fees and expenses associated with such Refinancing permitted hereunder);

(s) Liens securing Capital Lease Obligations and other Indebtedness permitted under Section 6.1(r), so long as (i) such Liens are initially created or arise prior to or within the ninety (90) days after the completion of such acquisition, lease, construction, installation or improvement and (ii) such Liens do not attach to assets of the Borrower or any Subsidiary other than the relevant assets acquired, leased, constructed, installed or improved;

(t) utility and similar deposits made by the Borrower or its Subsidiaries in the ordinary course of business (consistent with past practices of such Borrower or Subsidiary);

(u) good faith deposits made in connection with Permitted Acquisitions and Investments permitted hereunder;

(v) Liens on all or substantially all of the assets of any Bankrupt Subsidiary which has not emerged from its Case to the extent such Liens secure the obligations of such Bankrupt Subsidiaries under loans made to them and permitted under Section 6.6(r); provided that such Liens shall be terminated and released as of the date that such Subsidiary emerges from its Case;

(w) Liens securing (i) the Indebtedness and other obligations under the Bridge Loan Facility permitted to be incurred pursuant to Section 6.1(m) so long as such Liens are subject to the Collateral Agency and Intercreditor Agreement and (ii) Junior Lien Indebtedness incurred in connection with the Plan of Reorganization (to the extent permitted under Section 6.1(t)) or permitted to be incurred under Section 6.1(y) and, in each case, any Permitted Refinancing thereof;

(x) other Liens securing Indebtedness or other obligations in an aggregate amount secured by all such Liens not to exceed $100,000,000 at any one time outstanding;

(y) Permitted PPA Counterparty Liens, subject to a PPA Intercreditor Agreement, on not more than three (3) Eligible Facilities at any one time; and

(z) Liens securing the CalGen Makewhole Payment, if any.

6.3. Prohibition on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or acquire all or substantially all of the assets or Capital Stock of any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or make any material change in its present method of conducting business (it being acknowledged that changes to the operating and internal management structure of the Borrower, such as the merger of certain business divisions or the consolidation of certain management functions within the Loan Parties, shall not constitute a material change in the method of conducting business), except that the following shall be permitted:

(a) any Global Entity other than the Borrower may be merged or consolidated with any other Guarantor so long as the surviving entity of such merger is a Guarantor or a new Subsidiary which, substantially concurrently with such merger or consolidation, becomes a Guarantor in accordance with Section 5.10(c);

(b) any Global Entity may be merged or consolidated with the Borrower if the surviving entity of such merger is the Borrower;

(c) any of the Borrower’s Foreign Subsidiaries may be merged or consolidated with another Foreign Subsidiary;

(d)(i) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor or to any new Subsidiary which, substantially concurrently with such transfer, becomes a Guarantor in accordance with Section 5.10(c); (ii) any Subsidiary that is not a Loan Party may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party; and (iii) any Subsidiary that is not a Loan Party may be merged or consolidated with, or dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, any other Subsidiary that is not a Loan Party;

(e) the liquidation of the Philadelphia Biogas Supply, Inc., Calpine Capital Trust I, Calpine Capital Trust II and Calpine Capital Trust III to the extent such Subsidiaries do not own any assets or property or the assets or property of such Subsidiaries are distributed to a Loan Party;

(f) any Disposition permitted under Section 6.4 or any transaction (including creation of any new Subsidiary and Investments permitted under Section 6.6(n)) reasonably necessary to consummate any Disposition permitted under Section 6.4 or to optimize the tax benefits or minimize the adverse tax consequences of any such Disposition;

(g) any Permitted Acquisition;

(h) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower; and

(i) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld), mergers, consolidations or liquidations not otherwise permitted above of any Global Entity or any of its Subsidiaries that is inactive or has de minimis assets.

6.4. Limitation on Sale of Assets. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of a Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person except:

(a) the sale, liquidation, lease or other Disposition of (A) Cash Equivalents or inventory in the ordinary course of business, (B) uneconomical, obsolete, surplus or worn out property or (C) property that is no longer used or useful in the business;

(b) the consumption or use of fuel supplies, or other consumables, the conversion of fossil, geothermal or other assets to power or the distribution, sale or trading of power (including without limitation, steam or electrical power) and natural gas or other fuels or the sale or trading of emissions credits, in each case in the ordinary course of business and consistent with the past practices of the Borrower and its Subsidiaries;

(c) exchange or trade-in, or sale and application of proceeds to or for replacement assets to be used in the business;

(d) the discount or write-off of accounts receivable overdue by more than ninety (90) days or the sale of any such accounts receivable for the purpose of collection, in each case by any Global Entity in the ordinary course of business;

(e) termination of leases, surrender or sublease of real or personal property by any Global Entity in the ordinary course of business;

(f) incurrence of Liens permitted under Section 6.2;

(g) transactions permitted under clauses (a) through (e) and (h) in Section 6.3;

(h) the Disposition of (i) the turbines listed on Schedule 6.4(h) annexed hereto and (ii) turbine parts and components to the Borrower or any of its Subsidiaries for use as spare or replacement parts;

(i) the Disposition of property or assets (including Capital Stock) in arm’s length transactions at fair market value for which 75% of the consideration (excluding any Indebtedness assumed in connection with such Disposition) received is in cash or Cash Equivalents; provided that prior to the execution of a legally binding agreement to consummate any such Disposition, if such Disposition would result in (x) more than two gas-fired power plants with a combined fair market value in excess of $500,000,000 being Disposed of pursuant to this Section 6.4(i) in any fiscal year of the Borrower, (y) property being Disposed of pursuant to this Section 6.4(i) with a fair market value exceeding $500,000,000 in any fiscal year of the Borrower and including not less than two gas-fired power plants, or (z) Disposition pursuant to this Section 6.4(i) of all or substantially all of the assets of the Geysers Entities, the Borrower shall have received written confirmation from each of S&P and Moody’s that the credit ratings assigned by such entities to the Loans shall be no lower than the ratings assigned by S&P and Moody’s, as the case may be, to the Loans immediately prior to the time that S&P and Moody’s, as the case may be, shall have become aware of such proposed Disposition, the use of the proceeds thereof and all transactions related thereto, in each case after giving effect to such Disposition, the use of the proceeds thereof and all transactions related thereto; provided further, however, that the fair market value of any property, to the extent the Net Cash Proceeds from the Disposition of such property are applied to repay the Bridge Loans, and any Project so Disposed of shall, in each case, be excluded from any calculation (under the preceding proviso) of the combined fair market value of property (and the number of gas-fired power plants) Disposed of or being Disposed of;

(j) Investments permitted under Section 6.6; and

(k) the trading and sharing of parts and components for equipment, tools and non-material equipment, among the Borrower and its Subsidiaries, consistent with past practices of the relevant Persons, including for purposes of spare or replacement parts.

6.5. Limitation on Issuances of Capital Stock and Dividends. Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Global Entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Global Entity (collectively, “Restricted Payments”), except that (i) the Borrower and its Subsidiaries may make Restricted Payments to Persons pursuant to the Plan of Reorganization, (ii) the Borrower may repurchase its Capital Stock owned by employees, directors or officers (or former employees, directors or officers or their transferees, estates or beneficiaries under their estates) of the Borrower or the Subsidiaries or make payments relating to such repurchase of Capital Stock to employees of the Borrower or the Subsidiaries in accordance with any stock ownership plan or upon termination of such employees, (iii) so long as no Default or Event of Default then exists or would exist after giving effect thereto, the Borrower may, if at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 the Consolidated Leverage Ratio was not greater than 2.00 to 1.00, make Restricted Payments in an aggregate amount during the term of this Agreement not to exceed the sum of the portion of Excess Cash Flow for all fiscal years ending after the Closing Date that is not required to be applied to repay the Loans in accordance with Section 2.16, plus 100% of Unrestricted cash and Unrestricted Cash Equivalents of the Global Entities on hand as of the Closing Date (after giving effect to all cash payments and distributions made or to be made pursuant to the Plan of Reorganization) and (iv) any Subsidiary of the Borrower may make Restricted Payments otherwise permitted hereunder ratably to each holder of its Capital Stock.

6.6. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (each, an “Investment”, it being understood that the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any cash repayments or distributions received on account of such Investment by the Person making such Investment) in, any Person, except:

(a) Investments in Cash Equivalents;

(b) Indebtedness permitted under Sections 6.1(c), (d), (n), (o), (p), (q), (r), (s), (t) and (u);

(c) intercompany Investments (i) by any Loan Party in the Borrower or another Loan Party that, after giving effect to such Investment, is a Guarantor or (ii) listed on Schedule 6.6(c) annexed hereto which may be expended at any time during the term of this Agreement;

(d) Investments (including debt obligations) received in good faith in connection with (i) the bankruptcy or reorganization of suppliers, customers and other account debtors or (ii) settlement or resolution of (or as a result of foreclosure with respect to) delinquent obligations of, and other disputes with, customers, suppliers and other account debtors;

(e) deposits of the type described in Sections 6.2(d), (g), (t) and (u);

(f) intercompany Investments among the Global Entities which are not Loan Parties in the ordinary course of business;

(g) loans and advances, in each case in the ordinary course of business, by a Global Entity to employees of such Global Entity (including for moving, relocation, entertainment and travel expenses and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries);

(h) Investments consisting of amounts that are applied to make Capital Expenditures permitted under Section 6.15;

(i) Investments in the Borrower or any of its Subsidiaries constituting Dispositions permitted under Section 6.4 (other than Section 6.4(i));

(j) Investments consisting of letters of credit issued for the account of Non-Loan Parties listed on Schedule 6.6(j) annexed hereto for the purpose and up to the amount for each such letter of credit described on such Schedule (it being understood that amounts allocated to a Project set forth on such Schedule but not utilized on account of such Project may be utilized with respect to the other Projects set forth on such Schedule);

(k) Investments in any Subsidiary (whether directly or indirectly through any other Subsidiary of the Borrower) identified on Schedule 6.6(k) annexed hereto for the purposes and up to the amount for each such Investment described on such Schedule (it being understood that amounts allocated to a Project set forth on such Schedule but not utilized on account of such Project may be utilized with respect to the other Projects set forth on such Schedule and it being further understood that any such Investment in one Subsidiary representing the same amount that is invested by such Subsidiary in another Subsidiary for such purposes shall not be “double counted” under this clause (k));

(l) intercompany Investments by the Borrower in any Subsidiary of the Borrower or by any Subsidiary of the Borrower to another Subsidiary of the Borrower not to exceed the amount of the Incremental Term Loans made to the Borrower pursuant to Section 2.27 and the Junior Lien Indebtedness permitted to be incurred pursuant to Section 6.1(y), in each case for the purposes and subject to the requirements set forth therein (it being understood that any such Investment in any Subsidiary of the Borrower representing the same amount that is invested by such Subsidiary in another Subsidiary of the Borrower for such purposes shall not be “double counted” under this clause (l));

(m) Investments in any Subsidiary consisting of amounts invested in Project Investments and letters of credit issued to support obligations of Subsidiaries in connection with Project Investments; provided that the aggregate amount of all such Investments by Loan Parties in Subsidiaries that are not Loan Parties after the Closing Date, together with the amount of Investments constituting Investments outstanding pursuant to Section 6.6(n)(i), net of any such Investments that have theretofore been reimbursed after the Closing Date to the Loan Parties, shall not exceed on any date of determination an amount equal to (i) $100,000,000 multiplied by the number of anniversaries of the Closing Date that have occurred prior to such date of determination, plus (ii) the amount of any Excess Cash Flow or the Net Cash Proceeds from the issuance of Capital Stock by any Loan Party that is required to be offered, but not accepted by the Lenders, as a prepayment of the First Priority Term Loans pursuant to Section 2.16 and actually applied to Project Investments or (with respect to determinations of whether letters of credit may be issued under this clause (m)) not already applied or expended for Investments under Section 6.6(h), (k), (m), (n), (r) or (s); provided that any Investments made in a Guarantor consisting of amounts applied to Project Investments that are not already counted against the amount of Investments in a Subsidiary permitted to be made under this Section 6.6(m) shall be counted as Investments made under this Section 6.6(m) at and after such time that such Loan Party ceases to be a Guarantor (it being understood that any such Investment in any Subsidiary of the Borrower representing the same amount that is invested by such Subsidiary in another Subsidiary of the Borrower for such purposes shall not be “double counted” under this clause (m));

(n) Investments (i) in any Subsidiary consisting of amounts invested in Permitted Acquisitions so long as such Investments do not exceed the aggregate amounts set forth in the proviso to Section 6.6(m) or (ii) consisting of any acquisition permitted under Section 6.3(h);

(o) Investments consisting of non-cash consideration permitted to be received in connection with Dispositions permitted under Section 6.4;

(p) Investments of property or assets of a Global Entity to any of its Subsidiaries to the extent reasonably necessary to consummate any Disposition of such property or assets (or of the Capital Stock of the Person holding such property or assets) permitted under Section 6.4 or to optimize the tax benefits or minimize the adverse tax consequences of any such Disposition so long as the Net Cash Proceeds of any such Disposition are applied to prepay the First Priority Term Loans to the extent required by Section 2.16(e);

(q) Investments of property or assets of a Global Entity into any of its Subsidiaries (whether by loan or equity contribution), so long as such property or assets are dormant and unused in the business of the Global Entity making such Investment due to applicable laws affecting such Global Entity’s ability to use such property or assets;

(r) Investments consisting of intercompany loans to the Bankrupt Subsidiaries, so long as (i) the proceeds of such loans are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of such Subsidiaries, and (ii) the aggregate amount of such intercompany loans to such Bankrupt Subsidiaries shall not exceed $25,000,000 at any time outstanding; provided that the Bankruptcy Court shall have entered an order providing that such loans to any such Bankrupt Subsidiary are entitled to superpriority claim status under Section 364(c)(1) of the Bankruptcy Code in the Case of such Bankrupt Subsidiary and are secured by Liens on all or substantially all of assets of such Bankrupt Subsidiary granted under Section 364(c)(2) and (3) of the Bankruptcy Code; and

(s) in addition to Investments permitted under clauses (a) through (r) above, additional Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time outstanding (without giving effect to any write-downs or write-offs thereof).

6.7. Transactions with Affiliates. Except for transactions between or among Loan Parties, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Global Entity and (c) upon fair and reasonable terms no less favorable to the relevant Global Entity than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted: (i) any Indebtedness among the Loan Parties may be incurred to the extent permitted under Section 6.1, and Investments may be made to the extent permitted under Section 6.6; (ii) customary fees for director and officer insurance, travel expenses and indemnities may be paid to directors, managers or consultants of any Loan Party; (iii) any transaction among Loan Parties or among non-Loan Parties expressly permitted under this Agreement; (iv) directors’, officers’ and employee compensation (including bonuses and other compensation) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower or the relevant Global Entity or no less favorable to the Borrower or the relevant Subsidiary, as the case may be, than what would have been obtained at the relevant time from Persons who are not a Affiliates; (v) commercially reasonable and fair allocation of costs among the Borrower and the Subsidiaries, including corporate overhead costs; (vi) transactions described on Schedule 6.7 annexed hereto; and (vii) transactions pursuant to the Plan of Reorganization.

6.8. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses and business activities in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

6.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Lien Indebtedness or Subordinated Indebtedness (except for Permitted Refinancings thereof plus the amount of premiums, penalties, accrued and unpaid interest and fees and expenses associated therewith); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness permitted under Section 6.1(t) or (y) or Junior Lien Indebtedness permitted under Section 6.1(t) or (y) (if the effect of such amendment, modification, waiver or other change would be to (i) change to earlier dates the dates on which any payments of principal or interest are due thereon, (ii) increase the interest rate, or the portion thereof payable on a current basis in cash, applicable thereto, (iii) change the redemption, prepayment or defeasance provisions thereof, (iv) change the lien or payment subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (v) materially change any collateral therefor (other than to release such collateral), (vi) shorten the maturity date therefor, or (vii) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse to the Borrower, the Administrative Agent or the Lenders, without the prior written consent of Required Lenders) except in the case of any Junior Lien Indebtedness, as otherwise permitted under the Collateral Agency and Intercreditor Agreement; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any preferred stock of the Borrower if the effect of such amendment, modification, waiver or other change would be to cause such preferred stock to become Disqualified Capital Stock, without the prior written consent of Required Lenders; or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Subordinated Indebtedness Agreement.

6.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Global Entity of real or personal property that has been or is to be sold or transferred by such Global Entity to such Person or to any other Person to whom funds have been or are to be advanced, which such Global Entity intends to use for substantially the same purpose or purposes as the property that has been or is to be sold or transferred, unless (a) the sale of such property is permitted by Section 6.4 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.1 and 6.2, respectively.

6.11. Swap Agreements. Enter into any Swap Agreement, except (a) Commodity Hedge Agreements and other Swap Agreements that are entered into (x) in the ordinary course of business for a merchant energy company which has a primary focus on operating and optimizing its physical assets and providing related energy products to its customers and consistent with prudent business practice to actively manage risks to which the Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities and (y) consistent with applicable risk management guidelines established by the Borrower from time to time and made available for review to the Administrative Agent promptly after any modifications are made thereto and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

6.12. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions or conditions contained in agreements relating to the sale or other disposition of a Subsidiary or property of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold or disposed of and such sale or disposition is permitted hereunder, (d) any restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement (including secured obligations set forth on Schedule 6.2(a)) if such restrictions or conditions apply only to the property or assets securing such obligations, (e) any customary prohibitions or conditions in leases and other contracts restricting the assignment or subletting thereof, (f) any prohibitions or conditions in contracts entered into in the ordinary course of business restricting the assignment thereof, (g) the Bridge Loan Documents, (h) provisions in the principal lease, service or operating agreements and power purchase agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, power purchase, partnership or financing agreement is subject to usual and customary terms and is otherwise permitted to be entered into hereunder and (i) any restrictions or conditions contained in (x) Swap Agreements or Commodity Hedge Agreements permitted under this Agreement or (y) agreements for any Eligible Commodity Hedge Financing or Unsecured Commodity Liquidity Facility permitted under Section 6.1(n), in each case so long as such applicable restrictions or conditions are no more restrictive, taken as a whole and in the reasonable judgment of the Borrower, than the corresponding restrictions or conditions in this Agreement.

6.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make dividends or distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, or (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions or conditions existing under this Agreement and the other Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or conditions contained in agreements relating to the sale or other disposition of a Subsidiary or property of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold or disposed of and such sale or disposition is permitted hereunder, (iii) any restrictions or conditions imposed on any Subsidiary by the terms of any Indebtedness of such Subsidiary permitted to be incurred hereunder, (iv) any restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such obligations, (v) provisions in the principal lease, service or operating agreements and power purchase agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, power purchase, partnership or financing agreement is subject to usual and customary terms and is otherwise permitted to be entered into hereunder, (vi) any restriction or conditions existing under the Bridge Loan Agreement and the other Bridge Loan Documents, (vii) any restrictions or conditions existing on the Closing Date (including under agreements relating to secured obligations set forth on Schedule 6.2(a)) and (viii) any restrictions or conditions contained in (x) Swap Agreements or Commodity Hedge Agreements permitted under this Agreement or (y) agreements for any Eligible Commodity Hedge Financing or Unsecured Commodity Liquidity Facility permitted under Section 6.1(n), in each case so long as such applicable restrictions or conditions are no more restrictive, taken as a whole and in the reasonable judgment of the Borrower, than the corresponding restrictions or conditions in this Agreement.

6.15. Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) (i) any Capital Expenditure in respect of major maintenance expenses of the Borrower and its Restricted Subsidiaries in the ordinary course of business in any fiscal year set forth below if the amount of all such Capital Expenditures in such fiscal year would exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Maximum Capital Expenditures
2007	$385,000,000
2008	$388,000,000
2009	$250,000,000
2010	$295,000,000
2011	$381,000,000
2012	$372,000,000
2013	$372,000,000
2014	$372,000,000

or (ii) any other Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business in any fiscal year set forth on Schedule 6.15 if the amount of all such Capital Expenditures in such fiscal year would exceed the amount set forth on such Schedule opposite such fiscal year; provided that in either case of the foregoing clauses (i) and (ii), (a) any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (b) at the Borrower’s election, the amount of Capital Expenditures permitted in any fiscal year may be increased by reducing the permitted amount of Capital Expenditures in the next succeeding fiscal year in an amount equal to such increase. In addition, the Loan Parties shall be permitted to make Capital Expenditures financed with Net Cash Proceeds of issuances and sales of Capital Stock (provided that such Capital Expenditures are made in assets owned by Loan Parties and Restricted Subsidiaries) and Reinvestment Deferred Amounts to the extent permitted under Section 2.16(e) without reducing the amount permitted for any fiscal year set forth in the immediately preceding sentence; provided that any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year.

6.16. Use of Proceeds. Use the proceeds of the Loans or the Letters of Credit for purposes other than those described in Section 3.9.

6.17. Financial Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the Closing Date (with compliance determined on a pro forma basis as at such date in accordance with the definition of “Consolidated EBITDA”) or as at the end of any fiscal quarter occurring during any period set forth below (commencing with the first such fiscal quarter that begins on a date after the Closing Date) to exceed the ratio set forth below opposite the Closing Date or such period, as the case may be:

Period	Consolidated Leverage Ratio
Closing Date	7.85 to 1.00

March 31, 2008 – June 30, 2008	7.85 to 1.00

July 1, 2008 – June 30, 2009	7.50 to 1.00

July 1, 2009 – June 30, 2010	7.25 to 1.00

July 1, 2010 – March 31, 2011	7.00 to 1.00

April 1, 2011 – December 31, 2011	6.50 to 1.00

January 1, 2012 – September 30, 2012	6.00 to 1.00

October 1, 2012 and thereafter	5.75 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as at the Closing Date (with compliance determined on a pro forma basis as at such date in accordance with the definitions of “Consolidated EBITDA” and “Consolidated Interest Expense”) or for any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter occurring during any period set forth below (commencing with the first such fiscal quarter that begins after the Closing Date) to be less than the ratio set forth below opposite the Closing Date or such period, as the case may be:

Period	Consolidated Interest Coverage Ratio
Closing Date	1.40 to 1.00

March 31, 2008 – December 31, 2009	1.40 to 1.00

January 1, 2010 – March 31, 2011	1.50 to 1.00

April 1, 2011 – December 31, 2011	1.60 to 1.00

Period	Consolidated Interest Coverage Ratio
January 1, 2012 and thereafter	1.70 to 1.00

; provided that for the purposes of determining the ratio described above for the four consecutive fiscal quarter period ending (i) as at the end of the first full fiscal quarter of the Borrower that begins after the Closing Date, Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for such fiscal quarter multiplied by four, (ii) as at the end of the next fiscal quarter of the Borrower following such fiscal quarter, Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for such fiscal quarter and the previous fiscal quarter multiplied by two, and (iii) as at the end of the next fiscal quarter of the Borrower following the fiscal quarter referenced in clause (ii), Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for such fiscal quarter and the two previous fiscal quarters multiplied by 4/3.

(c) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as at the Closing Date (with compliance determined on a pro forma basis as at such date in accordance with the definition of “Consolidated EBITDA”) or at the end of any fiscal quarter occurring during any period set forth below (commencing with the first such fiscal quarter that begins after the Closing Date) to exceed the ratio set forth below opposite the Closing Date or such period, as the case may be:

Period	Consolidated Senior Leverage Ratio
Closing Date	7.50 to 1.00

March 31, 2008 – June 30, 2009	7.50 to 1.00

July 1, 2009 – June 30, 2010	7.25 to 1.00

July 1, 2010 – March 31, 2011	7.00 to 1.00

April 1, 2011 – December 31, 2011	6.50 to 1.00

January 1, 2012 – September 30, 2012	6.00 to 1.00

October 1, 2012 and thereafter	5.75 to 1.00

6.18. CES Subsidiary Guarantors. Notwithstanding anything to the contrary contained in this Agreement, the Subsidiaries of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1F annexed hereto that are Restricted Subsidiaries shall not, after the date hereof, be permitted to consummate any transactions permitted under Article VI except for (x) Indebtedness and/or Liens that are in each case permitted under Section 6.1(f) or (j) or Section 6.2(d) or (n) or (y) such transactions which are in the ordinary course of business for a merchant energy company which has a primary focus on operating and optimizing physical assets and providing related energy products to its customers and consistent with prudent business practice to actively manage their business and related risks to which the Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities.

SECTION 7

Events of Default

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to (i) pay any principal of any Loan under this Agreement, including without limitation, pursuant to Section 2.16 hereof, when due in accordance with the terms thereof or hereof or to reimburse the Fronting Bank in accordance with Section 2.7(d) or (ii) pay any interest on any Note or under this Agreement, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement required to be furnished by a Loan Party at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.27, Section 4.1(o)(i), clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 of this Agreement or Sections 5.4 and 5.6(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)(i) any Restricted Subsidiary shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Limited Recourse Debt) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required (but after the expiration of all grace periods applicable thereto), such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, provided that this clause (C) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; provided, that a default, event or condition described in clause (A), (B) or (C) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (A), (B) and (C) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or (ii) any Global Entity shall, with respect to Limited Recourse Debt in an aggregate principal amount in excess of $300,000,000, default in the observance or performance of any agreement or condition relating to any such Limited Recourse Debt or contained in any instrument or agreement evidencing, securing or relating thereto, and such Limited Recourse Debt shall as a result thereof become due prior to its stated maturity; or

(f) (i) any Material Obligor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Obligor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Global Entity shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) one or more judgments or decrees shall be entered against any Material Obligor involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof (except any such judgment or decree in respect of the CalGen Makewhole Payment shall not be counted as a judgment or decree for purposes of this clause (g)); or

(h) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Global Entity or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (v) any Global Entity or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) with respect to Collateral with a book value greater than $50,000,000, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien (affecting Collateral with a book value greater than $50,000,000) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, pursuant to a failure of the Administrative Agent, the Collateral Agent, any other agent appointed by the Administrative Agent, the Collateral Agent or the Lenders to take any action within the sole control of such Person) (it being understood that the release of Collateral from the Security Documents or the discharge of a Guarantor therefrom shall not be construed (x) as any of the Security Documents ceasing to be in full force and effect or (y) as any of the Liens created thereunder ceasing to be enforceable or of the same priority and effect purported to be created thereby); or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) or any Loan Party or any Affiliate of any Loan Party shall so assert (it being understood that the discharge of a Guarantor from the Guarantee and Collateral Agreement shall not be construed as the Guarantee and Collateral Agreement ceasing to be in full force and effect); or

(k) the Lien subordination provisions or any other provision of the Collateral Agency and Intercreditor Agreement shall cease for any reason to be valid (other than by its express terms) and, in the case of any provision of the Collateral Agency and Intercreditor Agreement other than the Lien subordination provisions, the result thereof is that the interests of the Lenders are materially and adversely affected, or any Loan Party or any of its Subsidiaries shall assert in writing that the Lien subordination provisions or any such other provision of the Collateral Agency and Intercreditor Agreement shall not for any reason be valid (other than by its express terms) ; or

(l) any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in any Subordinated Indebtedness Agreement, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Indebtedness shall so assert; or

(m) there shall occur a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Dollar Equivalent, using the Exchange Rate, of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Outstandings shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8

The Agents

8.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.

8.2. Delegation of Duties. (a) Each of the Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

(b) It is acknowledged and agreed that GE Capital shall act as Sub-Agent of the Administrative Agent with respect to the administration of the Revolving Facility, the making of Revolving Loans and Swingline Loans, the issuance and administration of Letters of Credit and the performance of such other functions of the Administrative Agent under the Revolving Facility that are reasonably related thereto, including, without limitation, the administration of, assignments of (including the giving or withholding of consents with respect thereto), and the maintenance of the Register for, the Revolving Facility, the Swingline Loans, the Letters of Credit and the Revolving Loans. Accordingly, for (x) all purposes of this Section 8 and Section 9.5, and (y) the purpose of Section 9.6 (as it pertains to assignments and participations of the Revolving Commitment and/or Revolving Loans, including the giving or withholding of consents with respect thereto except with respect to arrangements between GSCP and an Eligible Assignee in connection with the syndication process), references to the “Administrative Agent” shall be deemed to include the Sub-Agent.

8.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this

Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

8.7. Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as an Administrative Agent by the date that is ten (10) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10. The Syndication Agents and the Documentation Agents. The Syndication Agents and the Documentation Agents shall not have any duties or responsibilities hereunder in their capacity as such or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agents and the Documentation Agents.

8.11. Collateral Security. The Collateral Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 6.5 of the Guarantee and Collateral Agreement and subject to the terms of the Collateral Agency and Intercreditor Agreement.

8.12. Enforcement by the Administrative Agent and Collateral Agent. All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and the Collateral Agent and any suit or proceeding instituted by the Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent and the Collateral Agent.

SECTION 9

Miscellaneous

9.1. Amendments and Waivers. (a) None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (I) enter into written amendments, supplements or modifications hereto, to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any First Priority Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby (it being understood that a waiver of any Event of Default or Default shall not be deemed to be an increase in the amount of any Lender’s Commitments), (B) without the written consent of the Swingline Lender, amend, modify or waive any provision of Section 2.5 or 2.6; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 9.1 or any other provision of any Section hereof expressly requiring the consent of all the Lenders, (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders or Majority Facility Lenders, (iii) release all or substantially all of the Collateral for the Obligations, release all or substantially all of the Guarantors, (iv) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby, or (v) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, (D) without the consent of the Majority Facility Lenders under the Revolving Facility, waive the condition precedent set forth in Section 4.2(c), (E) amend, modify or waive any provision of Section 2.19 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby, (F) amend, modify or waive any provision of (i) Sections 2.7 through 2.9 without the consent of the Fronting Bank or (ii) Section 8 or any other provision of this Agreement or the other Loan Documents which affects, the rights, duties or obligations of the Administrative Agent (including the Sub-Agent) without the written consent of the Administrative Agent (including the Sub-Agent, solely to the extent any such action would have the effect of amending the rights, duties or obligations of the Sub-Agent, in its capacity as such), and (G) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility and (H) require consent of any Person to an Incremental Commitment Supplement or other amendment to this Agreement made pursuant to Section 2.27 other than the Borrower, the Guarantors, each Lender agreeing to provide a commitment to such Incremental Term Loans, each New Lender with respect thereto and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the First Priority Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

(c) Notwithstanding anything to the contrary contained in Section 9.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

9.2. Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the Guarantors:	Calpine Corporation 50 West San Fernando Street San Jose, CA 95113 Attention: Chief Financial Officer Telecopier No.: 408-995-0505

with copies (which shall not constitute notice) to:

50 West San Fernando Street San Jose, CA 95113 Attention: General Counsel Telecopier No.: 408-995-0505

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Attention: Rick Cieri, Esq. and Yongjin Im, Esq. Telecopier No.: 212-446-4900

The Administrative Agent:	Goldman Sachs Credit Partners L.P. c/o Goldman, Sachs & Co. 30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attention: SBD Operations Attention: Pedro Ramirez Telecopier No.: 212-357-4597

with copies (which shall not constitute notice) to:

Goldman Sachs Credit Partners L.P. 1 New York Plaza New York, New York 10004 Attention: Rob Schatzman Telecopier No.: 212-902-3000

White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Attention: Sandeep Qusba, Esq. Telecopier No.: 212-819-8113

The Sub-Agent, Fronting Bank and Swingline Lender:	General Electric Capital Corporation 100 California Street, 10th Floor San Francisco, CA 94111 Attention: Ali Mirza Telecopier No.: 513-794-8596

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the Approved Electronic Communications.

(e) Each of the Loan Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and the other extensions of credit hereunder.

9.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to this Agreement, the Notes, the other Loan Documents and any other documents prepared in connection herewith or therewith, in the case of the Administrative Agent and the Collateral Agent, the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and professionals engaged by the Administrative Agent and the Collateral Agent, and filing and recording fees and expenses, (b) to pay or reimburse the Administrative Agent, the Collateral Agent, and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents following the occurrence and during the continuance of a Default or an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Collateral Agent and each Lender and professionals engaged by the Administrative Agent, the Collateral Agent and the Lenders, (c) to pay, and indemnify and hold harmless each Lender, each Joint Lead Arranger, each Documentation Agent, each Syndication Agent, the Collateral Agent and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless each Lender, each Joint Lead Arranger, the Collateral Agent, each Syndication Agent, each Documentation Agent, the Administrative Agent and each of their respective Affiliates, directors, officers, employees and agents (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents or the use of the proceeds of the Extensions of Credit, including without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s affiliates or any of such Indemnitee’s directors, officers, employees or agents; provided, further, that the Borrower shall in no event be responsible for punitive damages to any Indemnitee pursuant to this Section 9.5 except such punitive damages required to be paid by such Indemnitee in respect of any indemnified liabilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. To the extent permitted by applicable law, no Loan Party nor any of their respective Subsidiaries shall assert, and each Loan Party hereby waives, on behalf of itself and its Subsidiaries, any claim against each Lender, each Documentation Agent, each Syndication Agent, each Joint Lead Arranger, each Agent and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees, on behalf of themselves and each of their respective Subsidiaries, not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Chief Financial Officer of the Borrower (Telecopy No. 408-995-0505), at the address of the Borrower set forth in Section 9.2 (with copies (which shall not constitute notice) to the General Counsel of the Borrower and Kirkland & Ellis LLP at the respective addresses set forth in Section 9.2), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6. Successors and Assigns; Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Fronting Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a First Priority Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the First Priority Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Letter of Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Fronting Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(v) Upon its receipt of an Assignment and Acceptance (executed via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent, the Fronting Bank, the Swingline Lender and the Borrower to the extent required under paragraph (c) above) together with payment to the Administrative Agent of a recordation and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the transferor Lender, the Purchasing Lender and the Borrower.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Fronting Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph

(b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.21 unless such Participant complies with Section 2.21(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f) Subject to Section 9.15, the Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee (in each case which agrees to comply with the provisions of Section 9.15 or confidentiality requirements no less restrictive on such prospective transferee than those set forth in Section 9.15) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

9.7. Adjustments; Set off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law and subject to the terms of the Guarantee and Collateral Agreement, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

9.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof (other than the provisions of the Commitment Letter that expressly survive pursuant to the terms thereof), and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents (other than the provisions of the Commitment Letter that expressly survive pursuant to the terms thereof).

9.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13. Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents, the Joint Lead Arrangers, the Documentation Agents, Syndication Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents, each of the Joint Lead Arrangers, each of the Documentation Agents, each of the Syndication Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) the Agents, the Joint Lead Arrangers, the Documentation Agents, the Syndication Agents, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) Subject to the terms of the Collateral Agency and Intercreditor Agreement, at such time as the Loans, the Letter of Credit Outstandings and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15. Confidentiality. Each Agent, each Joint Lead Arranger, each Documentation Agent, each Syndication Agent, and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent, any Joint Lead Arranger, any Documentation Agent, any Syndication Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Sub-Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering this Agreement or the other Loan Documents, will be syndicate-level information, which may (except as provided in the following paragraph) contain material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender confirms to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information, (ii) it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws and (iii) it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

The Borrower acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its subsidiaries or their securities) (each, a “Public Lender”) and, if documents required to be delivered pursuant to Sections 5.1 or 5.2 or otherwise are being distributed through the Platform, the Borrower agrees to designate those documents or other information that are suitable for delivery to the Public Lenders as such. Any document that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document delivered pursuant to Sections 5.1 or 5.2 contains non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. The Borrower acknowledges and agrees that copies of the Loan Documents may be distributed to Public Lenders (unless the Borrower promptly notifies the Administrative Agent that any such document contains material non-public information with respect to the Borrower or its securities).

9.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17. U.S.A. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.

9.18. Judgment Currency. The Obligations of the Borrower and any other Loan Party in respect of any sum due to the Fronting Bank hereunder, or under or in respect of any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment

Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by the Fronting Bank of any sum adjudged to be so due in the Judgment Currency, the Fronting Bank, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to the Fronting Bank, the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Fronting Bank against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Fronting Bank, the Fronting Bank agrees to remit any excess to the applicable Loan Party. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under any Loan Document in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Fronting Bank could purchase such other currency with Dollars, in New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

CALPINE CORPORATION

By:	/s/ Charles B. Clark, Jr.
Name:	Charles B. Clark, Jr.
Title:	Senior Vice President

AGENTS:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Collateral Agent, Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as Sub-Agent

By:	/s/ Ali Mirza
Name:	Ali Mirza
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC, as Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Kevin Sherlock
Name:	Kevin Sherlock
Title:	Managing Director

By:	/s/ David Crescenzi
Name:	David Crescenzi
Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Gavin Baiera
Name:	Gavin Baiera
Title:	Authorized Signatory

ADDITIONAL FIRST PRIORITY TERM LENDERS:

GOLDMAN SACHS CREDIT PARTNERS L.P., as an Additional First Priority Term Lender

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as an Additional First Priority Term Lender

By:	/s/ James Moran
Name:	James Moran
Title:	Managing Director

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as an Additional First Priority Term Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as an Additional First Priority Term Lender

By:	/s/ Gavin Baiera
Name:	Gavin Baiera
Title:	Authorized Signatory

DISCLOSURE SCHEDULES
TO
 CREDIT AGREEMENT
among
CALPINE CORPORATION,
as Borrower
and
THE LENDERS PARTY HERETO,
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
CREDIT SUISSE,
DEUTSCHE BANK SECURITIES INC. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Syndication Agents and Co-Documentation Agents
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Sub-Agent
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent and Collateral Agent
Dated as of January 31, 2008

INDEX

Schedule 1.1A-1	--	Additional First Priority Term Commitment Amounts
Schedule 1.1A-2	--	Revolving Commitment Amounts
Schedule 1.1B	--	DIP Letters of Credit
Schedule 1.1C	--	Mortgaged Property
Schedule 1.1D	--	Subordination Provisions
Schedule 1.1E	--	CES Subsidiary Non-Guarantors
Schedule 1.1F	--	CES Subsidiary Guarantors
Schedule 2.27	--	Incremental Term Loans CONFIDENTIAL
Schedule 3.6	--	Subsidiaries
Schedule 3.18(a)	--	UCC Filing Jurisdictions
Schedule 3.18(b)	--	Mortgage Filing Jurisdictions
Schedule 5.11	--	Post-Closing Matters
Schedule 6.1(c)	--	Existing Indebtedness CONFIDENTIAL
Schedule 6.1(p)	--	Guarantee Obligations CONFIDENTIAL
Schedule 6.2(a)	--	Existing Liens
Schedule 6.4(h)	--	Turbine Dispositions
Schedule 6.6(c)	--	Existing Investments
Schedule 6.6(j)	--	Investments in Respect of Certain Letters of Credit CONFIDENTIAL
Schedule 6.6(k)	--	Investments in Subsidiaries CONFIDENTIAL
Schedule 6.7	--	Transactions with Affiliates
Schedule 6.15	--	Permitted Capital Expenditures

 SCHEDULE 1.1A-1

Additional First Priority Term Commitment Amounts

Additional First Priority Term Lender	Additional First Priority Term Commitment
Goldman Sachs Credit Partners L.P.	$827,377,773.58
Credit Suisse, Cayman Islands Branch	$438,688,886.79
Deutsche Bank Trust Company Americas	$438,688,886.79
Morgan Stanley Senior Funding, Inc.	$388,688,886.79
TOTAL:	$2,093,444,433.96

SCHEDULE 1.1A-2

Revolving Commitment Amounts

Revolving Lender	Revolving Commitment
GENERAL ELECTRIC CAPITAL CORPORATION	350,000,000
AIMCO CLO SERIES 2005-A	2,000,000
AMMC CLO VI, LIMITED	1,000,000
AMMC CLO V, LIMITED	1,000,000
ARES ENHANCED CREDIT *	1,500,000
ARES IIIR/IVR CLO LTD	500,000
ARES IIR CLO LTD.	500,000
ARES IX CLO LTD.	500,000
ARES LEVERAGED FINANCE GENERAL III	500,000
ARES VIR CLO LTD.	500,000
ARES VR CLO LTD.	500,000
ARES X CLO LTD.	500,000
ARES XI CLO LTD.	500,000
ATRIUM VI	1,000,000
AVERY POINT CLO, LTD	395,915
AZURE FUNDING NORTH AMERICA II	6,750,000
BABSON CLO LTD. 2004-II	1,000,000
BABSON CLO LTD. 2006-I	1,000,000
BANK OF LINCOLNWOOD	1,000,000
BDC FINANCE, LLC	13,800,000
BEAR STEARNS CREDIT PRODUCTS INC.	1,000,000
BLACK DIAMOND CLO 2005-1 LTD	2,400,000
BLACK DIAMOND CLO 2005-2 LTD	2,400,000
BLACK DIAMOND CLO 2006-1(CAYMAN)LTD	2,400,000
CALYON NEW YORK BRANCH	50,000,000
CASPIAN CAPITAL PARTNERS, L.P.	1,500,000
CAVALRY CLO II, LTD	625,000
CAVALRY CLO I, LTD	625,000
CENT CDO 10 LIMITED	1,000,000
CENT CDO 12 LIMITED	1,000,000
CENT CDO XI LIMITED	1,000,000
CENTURION CDO 8, LIMITED	1,000,000
CENTURION CDO 9, LTD	1,000,000
CENTURION CDO VII, LTD.	3,000,000
CENTURION CDO VI, LTD.	1,000,000
CHATHAM LIGHT II CLO, LIMITED	431,536
CHATHAM LIGHT III CLO, LIMITED	226,042
C.M.LIFE INSURANCE COMPANY	120,000
CONFLUENT 2 LIMITED	1,500,000
CORNERSTONE CLO LTD.	1,250,000

CREDIT GENESIS CLO 2005-1 LTD	1,000,000
CREDIT SUISSE, CAYMAN ISLANDS*	50,000,000
CSAM FUNDING I	1,000,000
CYPRESSTREE CLAIF FUNDING LLC	2,000,000
DEUTSCHE BANK TRUST COMPANY*	50,000,000
EASTLAND CLO, LTD.	1,500,000
ERSTE BANK DER*	2,500,000
FORTRESS CREDIT INVESTMENTS II LTD.	800,000
FORTRESS CREDIT INVESTMENTS I LTD.	3,200,000
GLENEAGLES CLO LTD	1,000,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	50,000,000
GRAND CENTRAL ASSET TRUST, BAS*	2,000,000
GRAND CENTRAL ASSET TRUST CAMERON*	1,000,000
GRANITE VENTURES III, LTD.	500,000
GRANITE VENTURES II LTD	500,000
GRANITE VENTURES I LTD	500,000
GRANITE VENTURES IV LTD	500,000
GRAYSON CLO, LTD	1,500,000
GREENWICH INTERNATIONAL LTD	2,000,000
HAMLET II, LTD.	400,000
HARBOUR TOWN FUNDING LLC	400,000
HEWETT'S ISLAND CLO IV, LTD	500,000
HEWETT'S ISLAND CLO V, LTD.	500,000
HIGHLAND CREDIT OPPORTUNITIES CDO*	3,000,000
HIGHLAND CREDIT STRATEGIES MASTER*	7,000,000
ING CAPITAL LLC	50,000,000
ING INTERNATIONAL (II)-SENR BNK EUR	3,200,000
ING PRIME RATE TRUST	2,100,000
ING SENIOR INCOME FUND	2,700,000
INVESTMENT CBNA LOAN FUNDING LLC	4,000,000
JPMORGAN CHASE BANK, N.A.	50,000,000
LIBERTY CLO, LTD	3,000,000
LL CROSS WATER FUNDING LLC	500,000
LL VICTORY FUNDING LLC	711,111
LOAN FUNDING IV LLC	3,000,000
LOAN FUNDING VII LLC	4,000,000
LOAN FUNDING VI LLC	2,500,000
MADISON PARK FUNDING, VI LTD	1,000,000
MADISON PARK FUNDING V, LTD	1,000,000
MALIBU CBNA LOAN FUNDING LLC	1,000,000
MARINER LDC	1,500,000
MASSACHUSETTS MUTUAL LIFE INSURANCE	880,000
MCDONNELL LOAN OPPORTUNITY II LTD.	7,000,000
METLIFE INSURANCE COMPANY OF	40,000,000
MOORE CREDIT FUND (MASTER) L.P	20,000,000
NATIONWIDE LIFE INSURANCE CO	2,000,000
NORTHWOODS CAPITAL IV, LIMITED	578,361
NORTHWOODS CAPITAL VIII, LIMITED	569,947

NORTHWOODS CAPITAL VII, LIMITED	571,400
NORTHWOODS CAPITAL VI, LIMITED	684,098
NORTHWOODS CAPITAL V LIMITED	596,194
NUVEEN FLOATING RATE INCOME FUND	2,222,222
NUVEEN FLOATING RATE INCOME OP FUN	1,111,111
NUVEEN SENIOR INCOME FUND	555,556
OAK HILL CREDIT OPPORTUNITIES*	3,282,000
OAK HILL SECURITIES FUND II, LP	699,000
OAK HILL SECURITIES FUND L.P	269,000
OCTAGON INVESTMENT PARTNERS IX, LTD	400,000
OCTAGON INVESTMENT PARTNERS VIII	600,000
OCTAGON INVESTMENT PARTNERS VII, LT	400,000
OCTAGON INVESTMENT PARTNERS VI LTD	400,000
OCTAGON INVESTMENT PARTNERS V, LTD.	400,000
OCTAGON INVESTMENT PARTNERS XI LTD	600,000
OCTAGON INVESTMENT PARTNERS X, LTD.	400,000
PEBBLE BEACH CBNA LOAN*	1,000,000
PINEHURST TRADING, INC.	1,000,000
POTENTIAL CLO I LTD	400,000
PREMIUM LOAN TRUST I, LTD.	2,000,000
PROSPECT FUNDING I, LLC	5,283,452
RACE POINT CLO LIMITED	500,000
RACE POINT II CLO LTD	320,226
RACE POINT III CLO, LIMITED	493,183
RACE POINT IV CLO, LTD	400,000
RED RIVER CLO LTD	1,000,000
REGIMENT CAPITAL LTD	3,750,000
SANKATY HIGH YIELD PARTNERS III, LP	465,099
SANKATY HIGH YIELD PARTNERS II, LP	1,084,546
SILVERADO CLO 2006-II	500,000
SILVERADO CLO 2006-I LIMITED	500,000
SOF INVESTMENTS, L.P.	50,000,000
SOLA LTD	10,000,000
STARK MASTER FUND LTD	10,000,000
STI CLASSIC FUNDS SEIX HIGH*	5,000,000
STI CLASSIC SEIX FLOATING RATE HIGH	5,500,000
STONE TOWER CDO II LTD	250,000
STONE TOWER CDO LTD.	125,000
STONE TOWER CLO III LTD.	1,250,000
STONE TOWER CLO IV LTD.	1,250,000
STONE TOWER CLO VII LTD	1,250,000
STONE TOWER CLO VI LTD.	1,250,000
STONE TOWER CLO V LTD.	1,250,000
STONE TOWER CREDIT FUNDING I LTD.	2,250,000
STONE TOWER OPPORTUNITY FUNDING I*	375,000
STONEY LANE FUNDING II LTD	2,000,000
THE FOOTHILL GROUP, INC.	5,000,000
THE ROYAL BANK OF SCOTLAND PLC	2,500,000

TRS ARIA LLC	400,000
UNION BANK OF CALIFORNIA, N.A.	25,000,000
WB LOAN FUNDING 8, LLC	1,000,000
Total	1,000,000,000

SCHEDULE 1.1B

DIP Letters of Credit

1.
Irrevocable Standby Letter of Credit No. SE446262W, issued by General Electric Capital Corporation on behalf of Lambie Energy Center, LLC, Gilroy Energy Center, LLC, King City Energy Center, LLC, Feather River Energy Center, LLC, Yuba City Energy Center, LLC, Wolfskill Energy Center, LLC and Riverview Energy Center, LLC for the benefit of Pacific Gas and Electric Company and dated May 12, 2006, as amended, with an outstanding balance of $369,448.56 as of the Closing Date.

2.
Irrevocable Standby Letter of Credit No. SE446375W, issued by General Electric Capital Corporation on behalf of Broad River Energy LLC for the benefit of Carolina Power and Light Company and dated June 15, 2006, as amended, with an outstanding balance of $10,400,000.00 as of the Closing Date.

3.
Irrevocable Standby Letter of Credit No. SE446701W, issued by General Electric Capital Corporation on behalf of KIAC Partners (by order of Gas Energy Inc., and on behalf of Airport Cogen Corp.) for the benefit of The Port Authority of New York and New Jersey and dated October 12, 2006, as amended, with an outstanding balance of $1,500,000.00 as of the Closing Date.

4.
Irrevocable Standby Letter of Credit No. SE446702W, issued by General Electric Capital Corporation on behalf of Blue Spruce Energy Center, LLC,  formerly known as Quincy Energy Center, LLC, for the benefit of Public Service Company of Colorado and dated October 12, 2006, as amended, with an outstanding balance of $14,000,000.00 as of the Closing Date.

5.
Irrevocable Standby Letter of Credit No. SE446704W, issued by General Electric Capital Corporation on behalf of Hermiston Power Partnership for the benefit of the State of Oregon and dated October 12, 2006, as amended, with an outstanding balance of $4,149,435.00 as of the Closing Date.

6.
Irrevocable Standby Letter of Credit No. SM222480W, issued by Wachovia Bank, National Association on behalf of Calpine Corporation for the benefit of Liberty Mutual Insurance Company and dated October 17, 2006, as amended, with an outstanding balance of $1,500,000.00 as of the Closing Date.

7.
Irrevocable Standby Letter of Credit No. SE446714W, issued by General Electric Capital Corporation on behalf of CPN Insurance Corporation for the benefit of National Union Fire Insurance Co., of Pittsburgh, PA, and/or American Home Assurance Company, and/or American International Specialty Lines Insurance Company, and/or The Insurance Company of the State of Pennsylvania, and/or Commerce and Industry Insurance Company, and/or AIU Insurance Company, and/or Birmingham Fire Insurance Company of Pennsylvania, and/or Illinois National Insurance Company, and/or American International South Insurance Company, and/or National Union Fire Insurance Company of Louisiana, and/or American International Pacific Insurance Company, and/or Granite State Insurance Company, and/or

New Hampshire Insurance Company, and/or Lexington Insurance Company, and/or Landmark Insurance Company, and/or Starr Excess Liability Insurance Company Limited and dated October 16, 2006, as amended, with an outstanding balance of $4,641,000 as of the Closing Date.

8.
Irrevocable Standby Letter of Credit No. SE446715W, issued by General Electric Capital Corporation on behalf of Calpine Monterey Cogeneration, Inc.  for the benefit of Pacific Gas and Electric Company and dated October 16, 2006, as amended, with an outstanding balance of $74,196.00 as of the Closing Date.

9.
Irrevocable Standby Letter of Credit No. SE446758W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Kemper Insurance Company on behalf of Lumbermens Mutual Casualty Company and American Motorists Insurance Company and American Manufacturers Mutual Insurance Company and American Protection Insurance Company and dated October 27, 2006, as amended, with an outstanding balance of $963,500.00 as of the Closing Date.

10.
Irrevocable Standby Letter of Credit No. SE446778W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Snapping Shoals Electric Membership Corporation and dated November 1, 2006, as amended, with an outstanding balance of $10,000,000.00 as of the Closing Date.

11.
Irrevocable Standby Letter of Credit No. SE446801W, issued by General Electric Capital Corporation on behalf of Mobile Energy, LLC for the benefit of Mobile Gas Service Corporation and dated November 6, 2006, as amended, with an outstanding balance of $1,250,000.00 as of the Closing Date.

12.
Irrevocable Standby Letter of Credit No. SM222910W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Ford Motor Company and dated November 14, 2006, as amended, with an outstanding balance of $170,000.00 as of the Closing Date.

13.
Irrevocable Standby Letter of Credit No. SM222911W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Ford Motor Company and dated November 14, 2006, as amended, with an outstanding balance of $1,500,000.00 as of the Closing Date.

14.
Irrevocable Standby Letter of Credit No. SE446837W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Tampa Electric Company and dated November 16, 2006, as amended, with an outstanding balance of $6,000,000.00 as of the Closing Date.

15.
Irrevocable Standby Letter of Credit No. SE446840W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Southern Company Services, Inc. and dated November 16, 2006, as amended, with an outstanding balance of $250,000.00 as of the Closing Date.

16.
Irrevocable Standby Letter of Credit No. SE446861W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Kinder Morgan Texas Pipeline, L.P. and , Kinder Morgan Tejas Pipeline, L.P. and dated November 20, 2006, as amended, with an outstanding balance of $835,468.95 as of the Closing Date.

17.
Irrevocable Standby Letter of Credit No. SE446903W, issued by General Electric Capital Corporation on behalf of O.L.S. Energy-Agnews, Inc. for the benefit of The Bank of New York Trust Company, N.A. and dated December 5, 2006, as amended, with an outstanding balance of $2,700,000.00 as of the Closing Date.

18.
Irrevocable Standby Letter of Credit No. SE446925W, issued by General Electric Capital Corporation on behalf of Santa Rosa Energy LLC for the benefit of Southern Company Services, Inc. and dated December 11, 2006, as amended, with an outstanding balance of $175,000.00 as of the Closing Date.

19.
Irrevocable Standby Letter of Credit No. SE446926W, issued by General Electric Capital Corporation on behalf of Mobile Energy LLC for the benefit of Southern Company Services, Inc., acting solely as agent for Alabama Power Company, Gulf Power Company, Georgia Power Company, Mississippi Power Company and Southern Power Company (and any other operating companies covered by that certain generator Balancing Service Agreement Named therein) and dated December 11, 2006, as amended, with an outstanding balance of $175,000.00 as of the Closing Date.

20.
Irrevocable Standby Letter of Credit No. SE446931W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Southern Company Services, Inc., acting solely as agent for Alabama Power Company, Gulf Power Company, Georgia Power Company, Mississippi Power Company and Southern Power Company (and any other operating companies covered by that certain generator Balancing Service Agreement Named therein) and dated December 12, 2006, as amended, with an outstanding balance of $150,000.00 as of the Closing Date.

21.
Irrevocable Standby Letter of Credit No. SE446933W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Southern Company Services, Inc., acting solely as agent for Alabama Power Company, Gulf Power Company, Georgia Power Company, Mississippi Power Company and Southern Power Company (and any other operating companies covered by that certain generator Balancing Service Agreement Named therein) and dated December 12, 2006, as amended, with an outstanding balance of $100,000.00 as of the Closing Date.

22.
Irrevocable Standby Letter of Credit No. SE446957W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Florida Municipal Power Agency and dated December 20, 2006, as amended, with an outstanding balance of $6,500,000.00 as of the Closing Date.

23.	Irrevocable Standby Letter of Credit No. SE447050W, issued by General Electric Capital Corporation on behalf of Fontana Energy Center LLC for the benefit of Southern California

Edison and dated January 23, 2007, as amended, with an outstanding balance of $1,500,000.00 as of the Closing Date.

24.
Irrevocable Standby Letter of Credit No. SE447085W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Carolina Gas Transmission Corporation and dated February 5, 2007, as amended, with an outstanding balance of $ 555,000.00 as of the Closing Date.

25.
Irrevocable Standby Letter of Credit No. SE447190W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Bonneville Power Administration and dated March 9, 2007, as amended, with an outstanding balance of $1,081,000.00 as of the Closing Date.

26.
Irrevocable Standby Letter of Credit No. SE447332W, issued by General Electric Capital Corporation on behalf of Los Medanos Energy Center LLC for the benefit of Pacific Gas and Electric Company and dated April 20, 2007, as amended, with an outstanding balance of $2,890,000.00 as of the Closing Date.

27.
Irrevocable Standby Letter of Credit No. SE447342W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. and Calpine Construction Finance Company, L.P. for the benefit of Gulfstream Natural Gas System, L.L. C. and dated April 24, 2007, as amended, with an outstanding balance of $ 13,651,000.00 as of the Closing Date.

28.
Irrevocable Standby Letter of Credit No. SE447377W, issued by General Electric Capital Corporation on behalf of Otay Mesa Energy Center LLC for the benefit of San Diego Gas & Electric Company and dated May 1, 2007, as amended, with an outstanding balance of $25,000,000.00 as of the Closing Date.

29.
Irrevocable Standby Letter of Credit No. SE447379W, issued by General Electric Capital Corporation for the benefit of Otay Mesa Energy Center LLC and dated May 1, 2007, as amended, with an outstanding balance of $30,000,000.00 as of the Closing Date.

30.
Irrevocable Standby Letter of Credit No. SE447404W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Capitol Indemnity Corporation and/or Platte River Insurance Company dated May 9, 2007, as amended, with an outstanding balance of $3,181,978.00 as of the Closing Date.

31.
Irrevocable Standby Letter of Credit No. SE447445W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Southern California Edison Company dated May 22, 2007, as amended, with an outstanding balance of $ 7,582,680.00 as of the Closing Date.

32.
Irrevocable Standby Letter of Credit No. SE447458W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of South Texas Electric Cooperative, Inc dated May 24, 2007, as amended, with an outstanding balance of $5,600,000.00 as of the Closing Date.

33.
Irrevocable Standby Letter of Credit No. SE447470W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of South Carolina Electric & Gas Company dated May 29, 2007, as amended, with an outstanding balance of $1,200,000.00 as of the Closing Date.

34.
Irrevocable Standby Letter of Credit No. SE447476W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Wheeler Ridge-Maricopa Water Storage District dated May 30, 2007, as amended, with an outstanding balance of $400,000.00 as of the Closing Date.

35.
Irrevocable Standby Letter of Credit No. SE447508W, issued by General Electric Capital Corporation on behalf of  Calpine Construction Finance Company, L.P. for the benefit of Seminole Electric Cooperative, Inc. and dated June 11, 2007, as amended, with an outstanding balance of $3,000,000.00 as of the Closing Date.

36.
Irrevocable Standby Letter of Credit No. SE447609W, issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P. for the benefit of Southern Company Services, Inc. and dated July 5, 2007, as amended, with an outstanding balance of $1,500,000.00 as of the Closing Date.

37.
Irrevocable Standby Letter of Credit No. SE447649W, issued by General Electric Capital Corporation on behalf of Geysers Power Company, LLC for the benefit of Southern California Edison Company dated July 20, 2007, as amended, with an outstanding balance of $150,000.00 as of the Closing Date.

38.
Irrevocable Standby Letter of Credit No. SE447650W, issued by General Electric Capital Corporation on behalf of Morgan Energy Center, LLC and Calpine Energy Services, L.P.  for the benefit of BP Amoco Chemical Company and/or BP Energy Company dated July 20, 2007, as amended, with an outstanding balance of $4,209,201.76 as of the Closing Date.

39.
Irrevocable Standby Letter of Credit No. SE447672W issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P.  for the benefit of Anadarko Energy Services Company dated July 30, 2007, as amended, with an outstanding balance of $20,000,000.00 as of the Closing Date.

40.
Irrevocable Standby Letter of Credit No. SE447677W issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P.  for the benefit of Enbridge Marketing (U.S.) L.P. dated July 30, 2007, as amended, with an outstanding balance of $15,000,000.00 as of the Closing Date.

41.
Irrevocable Standby Letter of Credit No. SE447736W, issued by General Electric Capital Corporation on behalf of Calpine Corporation for the benefit of Russell City Energy Company, LLC dated August 21, 2007, as amended, with an outstanding balance of $2,000,000.00 as of the Closing Date.

42.	Irrevocable Standby Letter of Credit No. SE447935W, issued by General Electric Capital Corporation on behalf of Mobile Energy LLC for the benefit of Southern Power Company and dated October 29, 2007, as amended, with an outstanding balance of $1,500,000.00 as of the Closing Date.

43.
Irrevocable Standby Letter of Credit No. SE448087W issued by General Electric Capital Corporation on behalf of Calpine Energy Services, L.P.  for the benefit of State of California Department of Water Resources dated December 12, 2007, as amended, with an outstanding balance of $20,000,000.00 as of the Closing Date.

44.
Irrevocable Standby Letter of Credit No. SO7127 issued by Svenska Handelsbanken, New York Branch, on behalf of Calpine Calpine Energy Services, L.P.  for the benefit of Tennessee Valley Authority dated April 23, 2007, as amended, with an outstanding balance of $10,000,000.00 as of the Closing Date.

45.
Irrevocable Standby Letter of Credit No. SO7128 issued by Svenska Handelsbanken, New York Branch, on behalf of Decatur Energy Center, LLC for the benefit of Tennessee Valley Authority dated April 23, 2007, as amended, with an outstanding balance of $1,000,000.00 as of the Closing Date.

46.
Irrevocable Standby Letter of Credit No. SO7129 issued by Svenska Handelsbanken, New York Branch, on behalf of Morgan Energy Center, LLC for the benefit of Tennessee Valley Authority dated April 23, 2007, as amended, with an outstanding balance of $2,000,000.00 as of the Closing Date.

SCHEDULE 1.1C

Mortgaged Property

Item	Owner	Real Property Location
1.	Auburndale Peaker Energy Center, LLC	Gas fired power generation facility located at 1501 W. Derby Avenue, Auburndale, FL 33823 Polk County, Florida
2.	Baytown Energy Center, LP	Gas fired power generation facility located at 8605 FM 1405, Baytown, Texas 77522 Chambers County, Texas
3.	Carville Energy LLC	Gas fired power generation facility located at 4322 LA Highway 30 St. Gabriel, LA 70776 Iberville Parish, Louisiana
4.	Channel Energy Center, LP	Gas fired power generation facility located at 12000 Lawndale, Houston, TX 77017 Harris County, Texas
5.	Columbia Energy LLC	Gas fired power generation facility located at 100 Calpine Way Gaston, SC 29053 Calhoun County, South Carolina
6.	Corpus Christi Cogeneration LP	Gas fired power generation facility located at 3952 Buddy Lawrence Drive Corpus Christi, TX 78407 Nueces County, Texas
7.	Decatur Energy Center, LLC	Gas fired power generation facility located at 2024 Highway 20 W. Decatur, AL 35601 Morgan County, Alabama
8.	Delta Energy Center, LLC	Gas fired power generation facility located at 1200 Arcy Lane Pittsburg, CA 94565 Contra Costa County, CA
9.	Freestone Power Generation, LP	Gas fired power generation facility located at 1366 FM 488 Fairfield, TX 75840 Freestone County, Texas
10.	Mobile Energy, LLC	Gas fired power generation facility located at 1003 Paper Mill Road Mobile, AL 36610 Mobile County, Alabama
11.	Los Esteros Critical Energy Facility, LLC	Gas fired power generation facility located at 800 Thomas Foon Chew Way San Jose, CA 95134 Santa Clara County, California
12.	Los Medanos Energy Center, LLC	Gas fired power generation facility located at 750 East 3rd Pittsburg, CA 94565 Contra Costa County, California

Item	Owner	Real Property Location
13.	Morgan Energy Center, LLC	Gas fired power generation facility located at 1410 Red Hat Road Decatur, Al 35601 Morgan County, Alabama
14.	Calpine Newark, LLC	Gas fired power generation facility located 35 Blanchard Street, Newark, New Jersey 07105 Essex County, New Jersey
15.	Calpine Oneta Power, L.P.	Gas fired power generation facility located at 25142 E. 105th St. S Broken Arrow, OK 74014 Wagoner County, Oklahoma
16.	Pastoria Energy Facility, LLC	Gas fired power generation facility located at 39789 Edmonston Pumping Plant Road Lebec, CA 93243 Kern County, California
17.	Pine Bluff Energy, LLC	Gas fired power generation facility located at 5301 Fairfield Rd. Pine Bluff, AR 71601 Jefferson County, Arkansas
18.	Santa Rosa Energy Center, LLC	Gas fired power generation facility located at 5001 Sterling Way Pace, FL 32571 Santa Rosa County, Florida
19	Calpine Corporation	WPEC 18400 Bennett Road Bogalusa, LA 70427 Washington Parish, Louisiana
20	Zion Energy, LLC	Gas fired power generation facility located at 5701 9th Street Zion, IL 60099 Lake County, Illinois

Unit	Owner	Real Property Location
Unit 1 Aidlin	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 2 Bear Canyon	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Unit 3 Sonoma (aka SMUDGEO)	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 4 West Ford Flat	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Units 5&6 McCabe	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Units 7&8 Ridge Line	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Units 9&10 Fumarole	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 11 Eagle Rock	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 12 Cobb Creek	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 13 Big Geysers	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Unit 14 Sulpher Springs	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 16 Quicksilver	Geysers Power Company, LLC	Geothermal power generation facility located in Lake County, California
Unit 17 Lake View	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 18 Socrates	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California
Unit 19 Calistoga	Calistoga Geothermal Partners, L.P.	Geothermal power generation facility located in Lake County, California
Unit 20 Grant	Geysers Power Company, LLC	Geothermal power generation facility located in Sonoma County, California

SCHEDULE 1.1D

Subordination Provisions

1.           Definitions

Unless otherwise defined herein, terms defined in the Senior Credit Agreement and used herein shall have the meanings give to them in the Senior Credit Agreement.  The following terms shall have the following meanings:

“Administrative Agent”:  Goldman Sachs Credit Partners L.P., in its capacity as administrative agent to the Lenders under each Senior Credit Agreement, including any of its successors or assigns.

“Blockage Notice”:  as defined in Section 2.3(b).

“Borrower”:  Calpine Corporation.

“Designated Senior Obligations”:  any and all Indebtedness under the Senior Credit Agreement.

“Guarantee Blockage Notice”:  as defined in Section 3.3(b).

“Guarantee Payment Blockage Period”: as defined in Section 3.3(b).

“Guarantee and Collateral Agreement”:  (a) the Guarantee and Collateral Agreement, dated as of January 31, 2008, as the same may be amended, supplemented, restated or otherwise modified from time to time and (b) any such amendment, supplement, restatement or other modification thereof, and any agreement renewing, extending, refunding, restructuring, replacing or refinancing such Guarantee and Collateral Agreement (as any such agreement may be amended, supplemented, restated or otherwise modified), in connection with renewals, extensions, refunding, restructurings, replacements or refinancing of the obligations under the original Senior Credit Agreement in whole or in part (whether with the original lenders and administrative agent or other lenders or agents and whether provided under the original Senior Credit Agreement or one or more other agreements or indentures).

“Guarantor Non-Payment Default”: as defined in Section 3.3(b).

“Guarantor Payment Default”: as defined in Section 3.3(a).

“Holder”:  the Person in whose name a Note is registered on the [Indenture Trustee’s] books.

“Indenture”:  [to be determined].

“Indenture Trustee”:  [to be determined].

“Non-Payment Default”: as defined in Section 2.3(b).

“Notes”: any notes authenticated and delivered under this [Indenture].

“pay its Guarantee”: as defined in Section 3.3(a).

“pay the Notes”: as defined in Section 2.3(a).

“Payment Blockage Period”: as defined in Section 2.3(b).

“Payment Default”: as defined in Section 2.3(a).

“Senior Credit Agreement”: collectively, (a) the Credit Agreement, dated as of January 31, 2008, among the Borrower, the lenders party thereto from time to time and the Administrative Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time (including, without limitation, in connection with an increase in the amount of Indebtedness outstanding thereunder), (b) the Bridge Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time including without limitation, in connection with an increase in the amount of Indetedness outstanding thereunder and (c) any renewal, extension, refunding, restructuring, replacement or refinancing of each, in whole or in part (whether with the original lenders and administrative agent or other lenders or agents and whether provided under the original Senior Credit Agreement or one or more other agreements or indentures).

“Senior Obligations”:  any and all “Obligations” under and as defined in the Guarantee and Collateral Agreement.

 “Senior Loan Documents”:  the First Lien Documents as defined in the Collateral Agency and Intercreditor Agreement, together with any other documents or instruments that from time to time evidence the Senior Obligations or secure or support payment or performance thereof.

“Subordinated Loan Documents”: the collective reference to the [Indenture] and any other documents or instruments that from time to time (a) document or evidence the Notes or (b) provide for the payment of principal, interest, reimbursement obligations, fees, charges, costs, expenses, indemnities or other amounts with respect to any of the Notes or the obligations evidenced thereby.

2.           Subordination

2.1           Agreement to Subordinate.  The Borrower agrees, and each Holder by accepting a Note agrees, for itself and each future Holder, that the Notes are subordinated in right of payment, to the extent and in the manner set forth in this Section 2, to the prior payment in full in cash of all existing and future Senior Obligations and that the subordination is for the benefit of and enforceable by the holders of such Senior Obligations.

2.2           Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of the assets or securities of the Borrower upon a total or partial liquidation or a total or partial dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property:

(a)  the holders of Senior Obligations shall be entitled to receive payment in full in cash of such Senior Obligations before the Holders shall be entitled to receive any payment of principal of, or premium, if any, or interest on the Notes; and

(b)  until the Senior Obligations are paid in full in cash, any payment or distribution to which the Holders would be entitled but for the subordination provisions in this Section 2 shall be made to holders of Senior Obligations as their interests may appear.

2.3           Default on Senior Obligations.  (a)  The Borrower shall not pay the principal of, premium, if any, or interest on, the Notes (or pay any other obligations relating to the Notes, including fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to any defeasance provision or otherwise purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (a “Payment Default”):

(i) any Senior Obligations are not paid in full in cash when due and such failure to pay is continuing; or

(ii) any other default in respect of Senior Obligations occurs and the maturity of such Senior Obligations is accelerated unless, in either case, (x) the Payment Default has been cured or waived in writing and any such acceleration has been rescinded in writing or (y) all Senior Obligations have been paid in full in cash.

(b)  During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Obligations pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the passage of time, the Borrower shall not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the [Indenture Trustee] (with a copy to the Borrower) of written notice (a “Blockage Notice”) of such Non-Payment Default from either Administrative Agent specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (A) by written notice to the Borrower and the [Indenture Trustee] from the Administrative Agent, (B) by repayment in full in cash of such Designated Senior Obligations or (C) because the default giving rise to such Blockage Notice is no longer continuing).  So long as there shall remain outstanding any Senior Obligations under the Senior Credit Agreement, a Blockage Notice may be given only by either Administrative Agent thereunder unless otherwise agreed to in writing by the requisite lenders pursuant to the applicable Senior Credit Agreement.

      (c)  Notwithstanding anything to the contrary contained in paragraph (b) of this Section 2.3 (but subject to the provisions contained in paragraph (a) of this Section 2.3), unless the holders of such Designated Senior Obligations or either Administrative Agent (at the direction of the requisite Lenders pursuant to the applicable Senior Credit Agreement) shall have accelerated the maturity of such Designated Senior Obligations or a Payment Default has occurred and is continuing, the Borrower shall be entitled to resume payments on the Notes after the end of such Payment Blockage Period.  Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Obligations during such period.

2.4           When Distribution Must Be Paid Over.  If a distribution is made to any Holder that, due to the subordination provisions in this Section 2 should not have received such distribution, such Holder shall hold such distribution in trust for holders of Senior Obligations and pay it over to them as their interests may appear.

2.5           Subrogation.  After all Senior Obligations of the Borrower are paid in full in cash and until the Notes are paid in full in cash, the Holders shall be subrogated to the rights of holders of such Senior Obligations to receive distributions applicable to Senior Obligations.  A distribution made under this Section 2 to holders of such Senior Obligations that otherwise would have been made to the Holders is not, as between the Borrower and the relevant Holders, a payment by the Borrower on such Senior Obligations.

2.6           Relative Rights.  This Section 2 defines the relative rights of the Holders and holders of Senior Obligations.  Except as otherwise provided in Section 2.3, nothing in this [Indenture] shall:

(a)  impair, as between the Borrower and the Holders, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with its terms; or

(b)  prevent the [Indenture Trustee] or any Holder from exercising its available remedies upon a Default or Event of Default under the Notes, subject to the rights of holders of Senior Obligations to receive payments or distributions otherwise payable to the Holders and such other rights of such holders of Senior Obligations as set forth herein.

2.7           Subordination May Not Be Impaired By the Borrower.  No right of any holder of Senior Obligations to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Borrower or by its failure to comply with any provision of this [Indenture], the Subordinated Loan Documents or the Senior Loan Documents.

2.8           Distribution or Notice to Administrative Agent.  Whenever a distribution is to be made or a notice given to holders of Senior Obligations, the distribution may be made and the notice given to each Administrative Agent.

2.9           Indenture Trustee and Holders Entitled to Rely.  Upon any payment or distribution pursuant to this Section 2, the [Indenture Trustee] and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2.2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the [Indenture Trustee] or the Holders or (c) upon each Administrative Agent for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Obligations, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 2.  In the event that the [Indenture Trustee] determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Obligations to participate in any payment or distribution pursuant to this Section 2, the [Indenture Trustee] shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the [Indenture Trustee] as to the amount of Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 2, and, if such evidence is not furnished, the [Indenture Trustee] shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

2.10           Indenture Trustee To Effectuate Subordination.  A Holder by its acceptance of a Note agrees to be bound by this Section 2 and authorizes and expressly directs the [Indenture Trustee], on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Senior Obligations of the Borrower as provided in this Section 2 and appoints the [Indenture Trustee] as attorney-in-fact for any and all such purposes.

2.11           Reliance by Holders of Senior Obligations of the Borrower on Subordination Provisions.  Each Holder by accepting a Note acknowledges and agrees that the subordination provisions set forth in this Section 2 are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligations, whether such Senior Obligations were created or acquired before or after the incurrence of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Obligations and such holder of Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligations.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Obligations of the Borrower may, at any time and from time to time, without the consent of or notice to the [Indenture Trustee] or the Holders, without incurring responsibility to the [Indenture Trustee] or the Holders and without impairing or releasing the subordination provided in this Section 2 or the obligations hereunder of the Holders to the holders of the Senior Obligations of the Borrower, do any one or more of the following:  (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Obligations of the Borrower, or otherwise amend or supplement in any manner Senior Obligations of the Borrower, or any instrument evidencing the same or any agreement under which Senior Obligations of the Borrower are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations of the Borrower; (iii) release any Person liable in any manner for the payment or collection of Senior Obligations of the Borrower; and (iv) exercise or refrain from exercising any rights against the Borrower and any other Person.

3.           Subordination of Guarantees

           3.1           Agreement To Subordinate.  Each Guarantor agrees, and each Holder by accepting a Note agrees, for itself and each future Holder, that the Notes of such Guarantor under its Guarantee are subordinated in right of payment, to the extent and in the manner set forth in this Section 3, to the prior payment in full in cash of all existing and future Senior Obligations of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Obligations.

           3.2           Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets or securities of a Guarantor upon a total or partial liquidation or a total or partial dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or or similar proceeding relating to such Guarantor or its property:

(a)           the holders of Senior Obligations of such Guarantor shall be entitled to receive payment in full in cash of such Senior Obligations before the Holders shall be entitled to receive any payment of principal of, or premium, if any, or interest on the Notes; and

(b)           until the Senior Obligations of such Guarantor are paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions in this Section 3 shall be made to holders of such Senior Obligations as their interests may appear.

           3.3           Default on Senior Obligations of a Guarantor.  (a)  A Guarantor shall not pay the principal of, premium, if any, or interest on, the Notes (or pay any other obligations relating to its Guarantee, including fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to any defeasance provision or purchase, redeem or otherwise retire any Notes (collectively, “pay its Guarantee”) if either of the following occurs (a “Guarantor Payment Default”):

(i)           any Senior Obligations of such Guarantor are not paid in full in cash when due and such failure to pay is continuing; or

(ii)           any other default in respect of Senior Obligations of such Guarantor occurs and the maturity of such Senior Obligations is accelerated;

unless, in either case, (x) the Guarantor Payment Default has been cured or waived in writing and any such acceleration has been rescinded in writing or (y) all Senior Obligations have been paid in full in cash.

(b)  During the continuance of any default (other than a Guarantor Payment Default) (a “Guarantor Non-Payment Default”) with respect to any Designated Senior Obligations of a Guarantor pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the passage of time, such Guarantor shall not pay its Guarantee for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by the [Indenture Trustee] (with a copy to such Guarantor and the Borrower) of written notice (a “Guarantee Blockage Notice”) of such Guarantor Non-Payment Default from either Administrative Agent specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter (or earlier if such Guarantee Payment Blockage Period is terminated (A) by written notice to the Indenture Trustee, the relevant Guarantor and the Borrower from the Administrative Agent; (B) by repayment in full in cash of such Designated Senior Obligations or (C) because the default giving rise to such Guarantee Blockage Notice is no longer continuing).  So long as there shall remain outstanding any Senior Obligations under the Senior Credit Agreement, a Guarantee Blockage Notice may be given only by either Administrative Agent thereunder unless otherwise agreed to in writing by the requisite lenders pursuant to the applicable Senior Credit Agreement.

(c)  Notwithstanding anything to the contrary contained in paragraph (b) of this Section 3.3 (but subject to the provisions contained in paragraph (a) of this Section 3.3), unless the holders of such Designated Senior Obligations or either Administrative Agent (at the direction of the requisite Lenders pursuant to the applicable Senior Credit Agreement) shall have accelerated the maturity of such Designated Senior Obligations or a Guarantor Payment Default has occurred and is continuing, the relevant Guarantor shall be entitled to resume payments on its Guarantee after the end of such Guarantee Payment Blockage Period.  Not more than one Guarantee Blockage Notice may be given in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Obligations of the relevant Guarantor during such period.

           3.4           When Distribution Must Be Paid Over.  If a distribution is made to any Holder that, due to the subordination provisions in this Section 3 should not have received such distribution, such Holder shall hold such distribution in trust for the holders of Senior Obligations of the relevant Guarantor and pay it over to them as their interests may appear.

           3.5           Subrogation .  After all Senior Obligations of a Guarantor are paid in full in cash and until the Notes are paid in full in cash, the Holders shall be subrogated to the rights of holders of such Senior Obligations to receive distributions applicable to such Senior Obligations.  A distribution made under this Section 3 to holders of such Senior Obligations that otherwise would have been made to Holders is not, as between the relevant Guarantor and Holders, a payment by such Guarantor on such Senior Obligations.

           3.6           Relative Rights.  This Section 3 defines the relative rights of Holders and holders of Senior Obligations of a Guarantor.  Except as otherwise provided in Section 3.3, nothing in this [Indenture] shall:

(a)           impair, as between such Guarantor and such Holders, the obligation of such Guarantor, which is absolute and unconditional, to make payments under its Guarantee in accordance with its terms;

(b)           prevent the [Indenture Trustee] or any Holder from exercising its available remedies upon a Default or Event of Default under the Notes by such Guarantor under its obligations with respect to its Guarantee, subject to the rights of holders of Senior Obligations of such Guarantor to receive payments or distributions otherwise payable to such Holders and such other rights of such holders of Senior Obligations as set forth herein.

           3.7           Subordination May Not Be Impaired by a Guarantor.  No right of any holder of Senior Obligations of a Guarantor to enforce the subordination of the obligations of such Guarantor under its

Guarantee shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with any provisions of this [Indenture], the Subordinated Loan Documents or the Senior Loan Documents.

           3.8           Distribution or Notice to Administrative Agent.  Whenever a distribution is to be made or a notice given to holders of Senior Obligations of a Guarantor, the distribution may be made and the notice given to each Administrative Agent.

           3.9           Indenture Trustee and Holders Entitled To Rely.   Upon any payment or distribution pursuant to this Section 3, the [Indenture Trustee] and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 3.2 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the [Indenture Trustee] or to the Holders or (c) upon each Administrative Agent for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, and the holders of such Senior Obligations, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.  In the event that the [Indenture Trustee] determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Obligations of a Guarantor to participate in any payment or distribution pursuant to this Section 3, the [Indenture Trustee] shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the [Indenture Trustee] as to the amount of Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 3, and, if such evidence is not furnished, the [Indenture Trustee] shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

           3.10           Indenture Trustee To Effectuate Subordination.  A Holder by its acceptance of a Note agrees to be bound by this Section 3 and authorizes and expressly directs the [Indenture Trustee], on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Senior Obligations of a Guarantor as provided in this Section 3 and appoints the [Indenture Trustee] as attorney-in-fact for any and all such purposes.

3.11           Reliance by Holders of Senior Obligations of a Guarantor on Subordination Provisions.  Each Holder by accepting a Note acknowledges and agrees that the subordination provisions set forth in this Section 3 are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligations of a Guarantor, whether such Senior Obligations were created or acquired before or after the incurrence of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Obligations and such holder of such Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligations.

 Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Obligations of a Guarantor may, at any time and from time to time, without the consent of or notice to the [Indenture Trustee] or the Holders, without incurring responsibility to the [Indenture Trustee] or the Holders and without impairing or releasing the subordination provided in this Section 3 or the obligations hereunder of the Holders to the holders of the Senior Obligations of such Guarantor, do any one or more of the following:  (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Obligations of such Guarantor, or otherwise amend or supplement in any manner Senior Obligations of such Guarantor, or any instrument evidencing the same or any agreement under which Senior Obligations of such Guarantor are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations of such Guarantor; (iii) release any Person liable in any manner for the payment or collection of Senior Obligations of such

Guarantor; and (iv) exercise or refrain from exercising any rights against such Guarantor and any other Person.

4.           Miscellaneous

4.1           Senior Obligations Unconditional.  All rights and interests of the holders of Senior Obligations hereunder, and all agreements and obligations of the Borrower and the Holders hereunder, shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any Senior Loan Document;

(b)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Loan Document;

(c)  any exchange, release or nonperfection of any security interest in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or any guarantee thereof; or

(d)  any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any Guarantor in respect of the Senior Obligations, or of either the Holders, the Borrower or any Guarantor in respect of this [Indenture].

SCHEDULE 1.1E

CES Subsidiary Non-Guarantors

1.	Calpine Northbrook Energy Marketing, LLC

2.	Calpine Peaker Holdings 2, LLC

3.	Calpine Peaker Holdings, LLC

4.	CNEM Holdings, LLC

5.	Creed Energy Center, LLC

6.	GEC Holdings, LLC

7.	Gilroy Energy Center, LLC

8.	Goose Haven Energy Center, LLC

9.	PCF2 Holdings, LLC

10.	PCF2, LLC

11.	Power Contract Financing III, LLC

12.	Power Contract Financing, L.L.C.

13.	South Point Energy Center, LLC

14.	South Point Holdings, LLC

SCHEDULE 1.1F

CES Subsidiary Guarantors

Unable to Grant Lien
1.Calpine Energy Management, L.P.
2.Calpine Energy Services, L.P.
3.Calpine Merchant Services Company, Inc.
4.Calpine Power Management, Inc.
5.Calpine Power Management, LP
6.Calpine PowerAmerica, Inc.
7.Calpine PowerAmerica, LP
8.Calpine PowerAmerica-CA, LLC
9.Calpine PowerAmerica-CT, LLC
10.Calpine PowerAmerica-MA, LLC
11.Calpine PowerAmerica-ME, LLC
12.Calpine PowerAmerica-NH, LLC
13.Calpine PowerAmerica-NY, LLC
14.Calpine PowerAmerica-OR, LLC
15.Calpine PowerAmerica-PA, LLC
16.Calpine PowerAmerica-RI, LLC
17.Calpine Producer Services, L.P.
18.CES GP, LLC
19.CES Marketing IX, LLC
20.CES Marketing V, L.P.
21.CES Marketing X, LLC
22.CPN Energy Services GP, Inc.
23.CPN Energy Services LP, Inc.

SCHEDULE 2.27

Incremental Term Loans

[INFORMATION CONTAINED ON THIS DISCLOSURE SCHEDULE IS PRIVATE LENDER INFORMATION AND NOT TO BE MADE AVAILABLE TO PUBLIC SIDE LENDERS.]

Project	Approximate Outstanding Principal ($Millions)1

Rocky Mountain	245
Riverside	353
Freeport	204
Mankato	191
Metcalf	250
Deer Park2	185

Total	1,428

1Paydown amount will increase due to prepayment costs, accrued interest and fees, termination liabilities and other similar costs and expenses.

2Estimated cost of unwinding prepay contract (amount will adjust based on mark-to-market exposure).

SCHEDULE 3.6

Subsidiaries

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Amelia Energy Center, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Anacapa Land Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Anderson Springs Energy Company	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Androscoggin Energy, Inc.	Illinois	50 W. San Fernando Street, San Jose, CA 95113	100%
Antelope Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Auburndale GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Auburndale Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	Calpine Auburndale, LLC owns 30.3% membership	Arclight Capital Holdings, LLC owns 69.3% membership
Auburndale LP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Auburndale Peaker Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Auburndale Power Partners, Limited Partnership	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Augusta Development Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Aviation Funding Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Baytown Energy Center, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Baytown Power GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Baytown Power, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Bellingham Cogen, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Bethpage Energy Center 3, LLC	Delaware	50 W. San Fernando Street, Ste.695, San Jose, CA 95113	100%
Bethpage Fuel Management Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Blue Heron Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Blue Spruce Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Blue Spruce Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Brazos Valley Energy LP	Delaware	50 W. San Fernando Street, Ste.651, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Brazos Valley Technology LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Broad River Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Broad River Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Equipment Finance Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Equipment Finance Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Expansion Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Finance Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Project Equipment Finance Company One, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Project Equipment Finance Company Three, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CalGen Project Equipment Finance Company Two, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Acadia Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Administrative Services Company, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Agnews, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Amelia Energy Center GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Amelia Energy Center LP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Auburndale Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Auburndale, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Baytown Energy Center GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Baytown Energy Center LP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Bethpage 3 Pipeline Construction Company, Inc.	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Bethpage 3, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Brazos Valley Energy Center GP, LLC	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%
Calpine Brazos Valley Energy Center LP, LLC	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%
Calpine c*Power, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine CalGen Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine California Development Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine California Energy Finance, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine California Equipment Finance Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine California Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Calistoga Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Capital Trust	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Capital Trust II	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Capital Trust III	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Capital Trust IV	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Capital Trust V	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine CCFC GP, Inc.	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine CCFC Holdings, Inc.	Delaware	50 W. San Fernando Street, Ste.651, San Jose, CA 95113	100%
Calpine CCFC LP, Inc.	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%
Calpine Central Texas GP, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Central, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Central, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Central-Texas, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Channel Energy Center GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Channel Energy Center LP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Clear Lake Energy GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Clear Lake Energy, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Cogeneration Corporation	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Construction Finance Company, L.P.	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Construction Management Company, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Corpus Christi Energy GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Corpus Christi Energy, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Decatur Pipeline, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Decatur Pipeline, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Deer Park Partner, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Deer Park, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Development Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Dighton, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine DP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine East Fuels, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Eastern Corporation	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Edinburg, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Energy Management, LP	Delaware	50 W. San Fernando Street, Ste.632, San Jose, CA 95113	100%
Calpine Energy Services Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Energy Services, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine European Finance LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Finance Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Fox Holdings, LLC	Delaware	50 W. San Fernando Street, Ste.637, San Jose, CA 95113	100%
Calpine Fox, LLC	Wisconsin	50 W. San Fernando Street, Ste.636, San Jose, CA 95113	100%
Calpine Freeport GP, LLC	Delaware	50 W. San Fernando Street, Ste. 644, San Jose, CA 95113	100%
Calpine Freeport LP, LLC	Delaware	50 W. San Fernando Street, Ste. 645, San Jose, CA 95113	100%
Calpine Freestone Energy GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Freestone Energy, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Freestone, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Fuels Corporation	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gas Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Generating Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Geysers Company, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gilroy 1, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gilroy 2, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gilroy Cogen, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Global Services Company, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gordonsville GP Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gordonsville LP Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Gordonsville, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Greenfield (Holdings) Corporation	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Greenleaf Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Greenleaf, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Hermiston, LLC	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%
Calpine Hidalgo Design, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Hidalgo Energy Center, L.P.	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Hidalgo Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Hidalgo Power GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Hidalgo Power, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Hidalgo, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine International Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Inernational, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Investment Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Jupiter, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Kennedy Airport, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Kennedy Operators, Inc.	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine KIA, Inc.	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine King City 1, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine King City 2, LLC	Delaware	50 W. San Fernando Street, Ste. 645, San Jose, CA 95113	100%
Calpine King City Cogen, Inc.	California	50 W. San Fernando Street, Ste. 645, San Jose, CA 95113	100%
Calpine King City Cogen, LLC	Delaware	50 W. San Fernando Street, Ste. 635, San Jose, CA 95113	100%
Calpine King City, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine King City, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Leasing, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Long Island, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Lost Pines Operations, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Louisiana Pipeline Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Magic Valley Pipeline, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Marketing, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Merchant Services Company, Inc.	Delaware	50 W. San Fernando Street, Ste.639, San Jose, CA 95113	100%
Calpine Monterey Cogeneration, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine MVP, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine NCTP GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine NCTP, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Newark, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Corporation of Maine, Inc.	Illinois	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Northbrook Energy Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Energy Marketing, LLC	Delaware	50 W. San Fernando Street, Ste. 650, San Jose, CA 95113	100%
Calpine Northbrook Energy, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Holdings Corporation	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Investors, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Project Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Services, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Northbrook Southcoast Investors, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine NTC, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Oneta Power I, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Oneta Power II LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Oneta Power, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Operating Services Company, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Operations Management Company, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Parlin, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Pasadena Cogeneration, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Pastoria Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Peaker Holdings 2, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Peaker Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Philadelphia, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Pittsburg, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Power Company	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Power Equipment LP	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Power Management, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Power Management, LP	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Power Services, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Power, Inc.	Virginia	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica, LP	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-CA, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-CT, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-MA, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-ME, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-NH, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-NY, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-OR, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine PowerAmerica-PA, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine PowerAmerica-RI, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Producer Services, L.P.	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Project Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Pryor, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Riverside Holdings, LLC	Delaware	50 W. San Fernando Street, Ste. 628, San Jose, CA 95113	100%
Calpine Rumford I, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Rumford, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Russell City, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Schuylkill, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Securities Company, L.P.	Delaware	50 W. San Fernando Street, Ste. 655, San Jose, CA 95113	100%
Calpine Siskiyou Geothermal Partners, L.P.	California	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Sonoran Pipeline LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Steamboat Holdings, LLC	Delaware	50 W. San Fernando Street, Ste. 642, San Jose, CA 95113	100%
Calpine Stony Brook Operators, Inc.	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Stony Brook Power Marketing, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Stony Brook, Inc.	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Sumas, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine TCCL Holdings, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Texas Cogeneration, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Texas Pipeline GP, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Texas Pipeline LP, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Texas Pipeline, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Tiverton I, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Calpine Tiverton, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine ULC I Holding, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine University Power, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Unrestricted Funding, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Unrestricted Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine Vapor, Inc	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Carville Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CCFC Development Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CCFC Equipment Finance Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CCFC Finance Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CCFC Preferred Holdings 2, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CCFC Preferred Holdings, LLC	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
CCFC Project Equipment Finance Company One, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CES GP, LLC	Delaware	50 W. San Fernando Street, Ste.634, San Jose, CA 95113	100%
CES Marketing IX, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CES Marketing V, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CES Marketing X, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CGC Dighton, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Channel Energy Center, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Channel Power GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Channel Power, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Clear Lake Cogeneration Limited Partnership	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
CNEM Holdings, LLC	Delaware	50 W. San Fernando Street, Ste.660, San Jose, CA 95113	100%
CogenAmerica Asisa, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
CogenAmerica Newark Supply Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CogenAmerica Parlin Supply Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Columbia Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Corpus Christi Cogeneration LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN 3rd Turbine, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Acadia, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Berks Generation, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Berks, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Bethpage 3rd Turbine, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Cascade, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Clear Lake, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Decatur Pipeline, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
CPN East Fuels, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Energy Services GP, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Energy Services LP, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Freestone, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Funding, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Hermiston LLC	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%
CPN Insurance Corporation	Hawaii	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Morris, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Oxford, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Pipeline Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Pleasant Hill Operating, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Pleasant Hill, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
CPN Power Services GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Power Services, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Pryor Funding Corporation	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
CPN Telephone Flat, Inc.	Delaware	50 W. San Fernando Street, Suite 651, San Jose, CA 95113	100%
Creed Energy Center, LLC	Delaware	50 W. San Fernando Street, Ste. 640, San Jose, CA 95113	100%
DEC-LMEC Pipeline, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Decatur Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Deer Park Energy Center Limited Partnership	Delaware	50 W. San Fernando Street, Ste. 639, San Jose, CA 95113	100%
Deer Park Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Deer Park Power GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Deer Park Power, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Delta Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Dighton Power Associates Limited Partnership	Massachusetts	50 W. San Fernando Street, San Jose, CA 95113	100%
East Altamont Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Fond du Lac Energy Center, LLC	Wisconsin	50 W. San Fernando Street, San Jose, CA 95113	100%
Fontana Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Freeport Energy Center, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Freestone Power Generation, LP	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
GEC Bethpage Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
GEC Holdings, LLC	Delaware	50 W. San Fernando Street, Ste. 680, San Jose, CA 95113	100%
Geothermal Energy Partners Ltd. (a California Limited Partnership)	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Geysers Power Company II, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Geysers Power Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Geysers Power I Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Gilroy Energy Center, LLC	Delaware	50 W. San Fernando Street, Ste. 690, San Jose, CA 95113	100%
Goose Haven Energy Center, LLC	Delaware	50 W. San Fernando Street, Ste. 630, San Jose, CA 95113	100%
Gordonsville Energy, L.P.	Delaware	N/A	50%	50%
			Calpine holds 50 units as LP	Rapian Energy Company has 1 unit as GP
				Madison Energy Company has 49 unit as LP
Hammond Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Hermiston Power Partnership	Oregon	50 W. San Fernando Street, Ste.651, San Jose, CA 95113	100%
Hillabee Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Idlewild Fuel Management Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
JMC Bethpage, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
KIAC Partners	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
King City Holdings, LLC	Delaware	50 W. San Fernando Street, Ste. 651, San Jose, CA 95113	100%
Lake Wales Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Lawrence Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Lone Oak Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Los Esteros Critical Energy Facility, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Los Medanos Energy Center LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Magic Valley Gas Pipeline GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Magic Valley Gas Pipeline, LP	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Magic Valley Pipeline, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Mankato Energy Center, LLC	Delaware	50 W. San Fernando Street, Ste. 646, San Jose, CA 95113	100%
MEP Pleasant Hill, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Metcalf Energy Center, LLC	Delaware	50 W. San Fernando Street, Ste. 638, San Jose, CA 95113	100%
Metcalf Funding, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Metcalf Holdings, LLC	Delaware	50 W. San Fernando Street, Ste. 638, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Moapa Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Mobile Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Modoc Power, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Morgan Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Mount Hoffman Geothermal Company, L.P.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Mt. Vernon Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Newsouth Energy, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Nissequogue Cogen Partners	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Northwest Cogeneration, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%
NRG Parlin, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
NTC Five, Inc.	Delaware	50 W. San Fernando Street, Suite 651, San Jose, CA 95113	100%
NTC GP, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Nueces Bay Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
O.L.S. Energy-Agnews, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Odyssey Land Acquisition Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Otay Mesa Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Pajaro Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Pasadena Cogeneration, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Pastoria Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Pastoria Energy Facility, L.L.C.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
PCF2 Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
PCF2, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Philadelphia Biogas Supply, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Pine Bluff Energy, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Power Contract Financing III, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Power Contract Financing, L.L.C.	Delaware	50 W. San Fernando Street, Ste. 670, San Jose, CA 95113	100%
Power Investors, L.L.C.	Wisconsin	50 W. San Fernando Street, San Jose, CA 95113	100%
Quintana Canada Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Riverside Energy Center, LLC	Wisconsin	50 W. San Fernando Street, Ste. 626, San Jose, CA 95113	100%
RockGen Energy LLC	Wisconsin	50 W. San Fernando Street, San Jose, CA 95113	100%
Rocky Mountain Energy Center, LLC	Delaware	50 W. San Fernando Street, Ste. 627, San Jose, CA 95113	100%
Rumford Power Associates Limited Partnership	Maine	50 W. San Fernando Street, San Jose, CA 95113	100%
Russell City Energy Company, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	65%	Aircraft Service Corporation 35%
San Joaquin Valley Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Santa Rosa Energy Center LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Silverado Geothermal Resources, Inc.	California	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Skippanon Natural Gas, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
South Point Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
South Point Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Stony Brook Cogeneration, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Stony Brook Fuel Management Corp.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Sutter Dryers, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Tahoma Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
TBG Cogen Partners	New York	50 W. San Fernando Street, San Jose, CA 95113	100%
Texas City Cogeneration, L.P.	Texas	50 W. San Fernando Street, San Jose, CA 95113	100%
Texas Cogeneration Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Texas Cogeneration Five, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Texas Cogeneration One Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership
Thermal Power Company	California	50 W. San Fernando Street, San Jose, CA 95113	100%
Thomassen Turbine Systems America, Inc.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Tiverton Power Associates Limited Partnership	Rhode Island	50 W. San Fernando Street, San Jose, CA 95113	100%
VEC Holdings, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Venture Acquisition Company	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Vineyard Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Wawayanda Energy Center, LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Westbrook L.L.C	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Whatcom Cogeneration Partners, L.P.	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%
Zion Energy LLC	Delaware	50 W. San Fernando Street, San Jose, CA 95113	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership	Calpine Power Income Fund
1066917 Ontario Inc.	Ontario	2900, 240-th Avenue SW, Calgary, Alberta, Canada T2P 4H4	Calpine Canada Whitby Holdings Company holds 50%	Atlantic Packaging Products, Ltd. holds 50%
3538982 Canada Inc.	Alberta	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Basento Energia S.r.l.	Italy	Via G. Cuboni, 12, 00197, Rome and c/o Calpine Corporation, 50 W. San Fernando Street, San Jose, CA 95113	100%
Calpine (Jersey) Holdings Limited	Island of Jersey	22 Grenville Street, St. Helier, Jersey JE4 8PX	100%
Calpine (Jersey) Limited	Island of Jersey	22 Grenville Street, St. Helier, Jersey JE4 8PX	100%
Calpine Canada Energy Corp.	Nova Scotia	1959 Upper Water Street, Ste. 900, Box 997, Halifax, Nova Scotia, B3J 2X2	100%
Calpine Canada Energy Finance ULC	Nova Scotia	1959 Upper Water Street, Ste. 900, Box 997, Halifax, Nova Scotia, B3J 2X2	100%
Calpine Canada Energy Finance II ULC	Nova Scotia	1959 Upper Water Street, Ste. 900, Box 997, Halifax, Nova Scotia, B3J 2X2	100%
Calpine Canada Natural Gas Partnership	Canada	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Calpine Canada Power Ltd.	Alberta	2900, 240-4th Avenue SW, Calgary, Alberta, Canada T2P 4H4	100%
Calpine Canada Power Services, Ltd.	Ontario	1 First Canadian Place, Suite 5300, Ontario, Canada M5X 1E2	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership	Calpine Power Income Fund
Calpine Canada Resources Company	Nova Scotia	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Calpine Canada Resources Company (acquirer of Calpine Canada Trigas, Ltd. and Calpine Canada Natural Gas Company)	Alberta	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Calpine Canada Whitby Holdings Company	Alberta	2900, 240-4th Avenue SW, Calgary, Alberta, Canada T2P 4H4	100%
Calpine Energy Finance Luxembourg S.a.r.l.	Luxembourg	c/o Citco (Luxembourg) SA 9, rue Schiller, L-2519, Luxembourg	100%
Calpine Energy Services Canada Ltd.	Alberta	2900, 240-4th Avenue SW, Calgary, Alberta, Canada T2P 4H4	100%
Calpine Energy Services Canada Partnership	Alberta	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Calpine European Funding (Jersey) Holdings Limited	Island of Jersey	22 Grenville Street, St. Helier, Jersey JE4 8PX	100%
Calpine European Funding (Jersey) Limited	Island of Jersey	22 Grenville Street, St. Helier, Jersey JE4 8PX	100%
Calpine Finance (Jersey) Limited	Island of Jersey	22 Grenville Street, St. Helier, Jersey JE4 8PX	100%
Calpine Global Investments, S.L.	Spain	Edificio Cristal, 7 Planta, Carretera N-150. Km 6, 7, Barbera del Valles, Barcelona, Spain	100%
Calpine Greenfield Commercial Trust	Ontario	120 Adelaide Street West, Ste.908, Ontario M5H 1T1	100%

Name of Company	State of Formation	Chief Executive Office	Calpine Ownership	Third Party Ownership	Calpine Power Income Fund
Calpine Greenfield Limited Partnership	Alberta	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Calpine Greenfield LP Holdings Inc.	Ontario	200 Bay Street #3800, Royal Bank Plaza, South Tower, Ontario M5J 2Z4	100%
Calpine Greenfield Ltd.	Alberta	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	100%
Calpine Greenfield ULC	Alberta	2800-111 5 Avenue SW, Calgary, Alberta T2P 3Y6	100%
Calpine UK Energy Finance Public Limited Company	United Kingdom	20-22 Bedford Row, London, WC1R 4JS	100%
Calpine UK Holdings Limited	United Kingdom	20-22 Bedford Row, London, WC1R 4JS	100%
CM Greenfield Power Corp.	Ontario	Suite 509, 203-304 Main Street South, Airdrie, Alberta T4B 3C3	50%	50%
Fergas, S.r.L.	Italy	Via G. Cuboni, 12, 00197, Rome and c/o Calpine Corp. 50 W. San Fernando Street, San Jose, CA 95113	100%
Greenfield Energy Centre, L.P.	Ontario	200 Bay Street, Ste. 3800, Toronto, Ontario, Canada MSJ 2Z4	50.50%	49.50%
Polsky SCQ Services, Inc. aka "Les Services Polsky SCQ Inc."	Quebec	Canada	100%
Whitby Cogeneration Limited Partnership	Canada	unknown	50.50%	49.50%

SCHEDULE 3.18(a)

UCC Filing Jurisdictions

Loan Party	UCC Filing Offices
Anacapa Land Company, LLC	Secretary of State of Delaware
Anderson Springs Energy Company	Secretary of State of California
Androscoggin Energy, Inc.	Secretary of State of Illinois
Antelope Energy Center, LLC	Secretary of State of Delaware
Auburndale Peaker Energy Center, LLC	Secretary of State of Delaware
Aviation Funding Corp.	Secretary of State of Delaware
Baytown Energy Center, LP	Secretary of State of Delaware
Baytown Power GP, LLC	Secretary of State of Delaware
Baytown Power, LP	Secretary of State of Delaware
Bellingham Cogen, Inc.	Secretary of State of California
Bethpage Fuel Management Inc.	Secretary of State of Delaware
Blue Heron Energy Center, LLC	Secretary of State of Delaware
CalGen Equipment Finance Company, LLC	Secretary of State of Delaware
CalGen Equipment Finance Holdings, LLC	Secretary of State of Delaware
CalGen Expansion Company, LLC	Secretary of State of Delaware
CalGen Finance Corp.	Secretary of State of Delaware
CalGen Project Equipment Finance Company One, LLC	Secretary of State of Delaware
CalGen Project Equipment Finance Company Three, LLC	Secretary of State of Delaware
CalGen Project Equipment Finance Company Two, LLC	Secretary of State of Delaware
Calpine Acadia Holdings, LLC	Secretary of State of Delaware
Calpine Administrative Services Company, Inc.	Secretary of State of Delaware
Calpine Auburndale Holdings, LLC	Secretary of State of Delaware
Calpine Baytown Energy Center GP, LLC	Secretary of State of Delaware
Calpine Baytown Energy Center LP, LLC	Secretary of State of Delaware
Calpine c*Power, Inc.	Secretary of State of Delaware
Calpine CalGen Holdings, Inc.	Secretary of State of Delaware
Calpine California Development Company, LLC	Secretary of State of Delaware
Calpine California Energy Finance, LLC	Secretary of State of Delaware
Calpine California Holdings, Inc.	Secretary of State of Delaware
Calpine Calistoga Holdings, LLC	Secretary of State of Delaware
Calpine CCFC Holdings, Inc.	Secretary of State of Delaware
Calpine Central Texas GP, Inc.	Secretary of State of Delaware
Calpine Central, Inc.	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Calpine Central, L.P.	Secretary of State of Delaware
Calpine Central-Texas, Inc.	Secretary of State of Delaware
Calpine Channel Energy Center GP, LLC	Secretary of State of Delaware
Calpine Channel Energy Center LP, LLC	Secretary of State of Delaware
Calpine Clear Lake Energy GP, LLC	Secretary of State of Delaware
Calpine Clear Lake Energy, LP	Secretary of State of Delaware
Calpine Cogeneration Corporation	Secretary of State of Delaware
Calpine Construction Management Company, Inc.	Secretary of State of Delaware
Calpine Corporation	Secretary of State of Delaware
Calpine Corpus Christi Energy GP, LLC	Secretary of State of Delaware
Calpine Corpus Christi Energy, LP	Secretary of State of Delaware
Calpine Decatur Pipeline, Inc.	Secretary of State of Delaware
Calpine Decatur Pipeline, L.P.	Secretary of State of Delaware
Calpine Deer Park, LLC	Secretary of State of Delaware
Calpine Dighton, Inc.	Secretary of State of Delaware
Calpine East Fuels, Inc.	Secretary of State of Delaware
Calpine Eastern Corporation	Secretary of State of Delaware
Calpine Edinburg, Inc.	Secretary of State of Delaware
Calpine Energy Management, L.P.	Secretary of State of Delaware
Calpine Energy Services Holdings, Inc.	Secretary of State of Delaware
Calpine Energy Services, L.P.	Secretary of State of Delaware
Calpine Freestone Energy GP, LLC	Secretary of State of Delaware
Calpine Freestone Energy, LP	Secretary of State of Delaware
Calpine Freestone, LLC	Secretary of State of Delaware
Calpine Fuels Corporation	Secretary of State of California
Calpine Gas Holdings, LLC	Secretary of State of Delaware
Calpine Generating Company, LLC	Secretary of State of Delaware
Calpine Geysers Company, L.P.	Secretary of State of Delaware
Calpine Gilroy 1, Inc.	Secretary of State of Delaware
Calpine Gilroy 2, Inc.	Secretary of State of Delaware
Calpine Global Services Company, Inc.	Secretary of State of Delaware
Calpine Gordonsville GP Holdings, LLC	Secretary of State of Delaware
Calpine Gordonsville LP Holdings, LLC	Secretary of State of Delaware
Calpine Gordonsville, LLC	Secretary of State of Delaware
Calpine Hidalgo Design, L.P.	Secretary of State of Delaware
Calpine Hidalgo Energy Center, L.P.	Secretary of State of Texas
Calpine Hidalgo Holdings, Inc.	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Calpine Hidalgo Power GP, LLC	Secretary of State of Delaware
Calpine Hidalgo Power, LP	Secretary of State of Delaware
Calpine Hidalgo, Inc.	Secretary of State of Delaware
Calpine Jupiter, LLC	Secretary of State of Delaware
Calpine Kennedy Airport, Inc.	Secretary of State of Delaware
Calpine Kennedy Operators, Inc.	Secretary of State of New York
Calpine KIA, Inc.	Secretary of State of New York
Calpine King City, Inc.	Secretary of State of Delaware
Calpine King City, LLC	Secretary of State of Delaware
Calpine Leasing Inc.	Secretary of State of Delaware
Calpine Long Island, Inc.	Secretary of State of Delaware
Calpine Lost Pines Operations, Inc.	Secretary of State of Delaware
Calpine Magic Valley Pipeline, Inc.	Secretary of State of Delaware
Calpine Merchant Services Company, Inc.	Secretary of State of Delaware
Calpine MVP, Inc.	Secretary of State of Delaware
Calpine NCTP GP, LLC	Secretary of State of Delaware
Calpine NCTP, LP	Secretary of State of Delaware
Calpine Newark, LLC	Secretary of State of Delaware
Calpine Northbrook Corporation of Maine, Inc.	Secretary of State of Illinois
Calpine Northbrook Holdings Corporation	Secretary of State of Delaware
Calpine Northbrook Investors, LLC	Secretary of State of Delaware
Calpine Northbrook Project Holdings, LLC	Secretary of State of Delaware
Calpine Northbrook Southcoast Investors, LLC	Secretary of State of Delaware
Calpine NTC, LP	Secretary of State of Delaware
Calpine Oneta Power I, LLC	Secretary of State of Delaware
Calpine Oneta Power II LLC	Secretary of State of Delaware
Calpine Oneta Power, L.P.	Secretary of State of Delaware
Calpine Operating Services Company, Inc.	Secretary of State of Delaware
Calpine Operations Management Company, Inc.	Secretary of State of Delaware
Calpine Parlin, LLC	Secretary of State of Delaware
Calpine Power Company	Secretary of State of California
Calpine Power Equipment LP	Secretary of State of Texas
Calpine Power Management, Inc.	Secretary of State of Delaware
Calpine Power Management, LP	Secretary of State of Texas
Calpine Power Services, Inc.	Secretary of State of Delaware
Calpine Power, Inc.	Secretary of Commonwealth of Virginia
Calpine PowerAmerica, Inc.	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Calpine PowerAmerica, LP	Secretary of State of Texas
Calpine PowerAmerica-CA, LLC	Secretary of State of Delaware
Calpine PowerAmerica-CT, LLC	Secretary of State of Delaware
Calpine PowerAmerica-MA, LLC	Secretary of State of Delaware
Calpine PowerAmerica-ME, LLC	Secretary of State of Delaware
Calpine PowerAmerica-NH, LLC	Secretary of State of Delaware
Calpine PowerAmerica-NY, LLC	Secretary of State of Delaware
Calpine PowerAmerica-OR, LLC	Secretary of State of Delaware
Calpine PowerAmerica-PA, LLC	Secretary of State of Delaware
Calpine PowerAmerica-RI, LLC	Secretary of State of Delaware
Calpine Producer Services, L.P.	Secretary of State of Texas
Calpine Project Holdings, Inc.	Secretary of State of Delaware
Calpine Pryor, Inc.	Secretary of State of Delaware
Calpine Rumford I, Inc.	Secretary of State of Delaware
Calpine Rumford, Inc.	Secretary of State of Delaware
Calpine Russell City, LLC	Secretary of State of Delaware
Calpine Schuylkill, Inc.	Secretary of State of Delaware
Calpine Sonoran Pipeline LLC	Secretary of State of Delaware
Calpine Stony Brook Operators, Inc.	Secretary of State of New York
Calpine Stony Brook, Inc.	Secretary of State of New York
Calpine Sumas, Inc.	Secretary of State of California
Calpine TCCL Holdings, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline GP, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline LP, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline, L.P.	Secretary of State of Delaware
Calpine Tiverton I, Inc.	Secretary of State of Delaware
Calpine Tiverton, Inc.	Secretary of State of Delaware
Calpine University Power, Inc.	Secretary of State of Delaware
Calpine Vapor, Inc	Secretary of State of California
Carville Energy LLC	Secretary of State of Delaware
CCFC Development Company, LLC	Secretary of State of Delaware
CCFC Equipment Finance Company, LLC	Secretary of State of Delaware
CCFC Project Equipment Finance Company One, LLC	Secretary of State of Delaware
CES GP, LLC	Secretary of State of Delaware
CES Marketing IX, LLC	Secretary of State of Delaware
CES Marketing V, L.P.	Secretary of State of Delaware
CES Marketing X, LLC	Secretary of State of Delaware

Loan Party	UCC Filing Offices
CGC Dighton, LLC	Secretary of State of Delaware
Channel Energy Center, LP	Secretary of State of Delaware
Channel Power GP, LLC	Secretary of State of Delaware
Channel Power, LP	Secretary of State of Delaware
Clear Lake Cogeneration Limited Partnership	Secretary of State of Texas
Columbia Energy LLC	Secretary of State of Delaware
Corpus Christi Cogeneration LP	Secretary of State of Delaware
CPN 3rd Turbine, Inc.	Secretary of State of Delaware
CPN Acadia, Inc.	Secretary of State of Delaware
CPN Cascade, Inc.	Secretary of State of Delaware
CPN Clear Lake, Inc.	Secretary of State of Delaware
CPN Decatur Pipeline, Inc.	Secretary of State of Delaware
CPN East Fuels, LLC	Secretary of State of Delaware
CPN Energy Services GP, Inc.	Secretary of State of Delaware
CPN Energy Services LP, Inc.	Secretary of State of Delaware
CPN Freestone, LLC	Secretary of State of Delaware
CPN Funding, Inc.	Secretary of State of Delaware
CPN Morris, Inc.	Secretary of State of Delaware
CPN Oxford, Inc.	Secretary of State of Delaware
CPN Pipeline Company	Secretary of State of Delaware
CPN Pleasant Hill Operating, LLC	Secretary of State of Delaware
CPN Pleasant Hill, LLC	Secretary of State of Delaware
CPN Pryor Funding Corporation	Secretary of State of Delaware
CPN Telephone Flat, Inc.	Secretary of State of Delaware
Decatur Energy Center, LLC	Secretary of State of Delaware
Delta Energy Center, LLC	Secretary of State of Delaware
Dighton Power Associates Limited Partnership	Secretary of Commonwealth of Massachusetts
East Altamont Energy Center, LLC	Secretary of State of Delaware
Fond du Lac Energy Center, LLC	Secretary of State of Wisconsin
Fontana Energy Center, LLC	Secretary of State of Delaware
Freestone Power Generation, LP	Secretary of State of Texas
GEC Bethpage Inc.	Secretary of State of Delaware
Geothermal Energy Partners, LTD	Secretary of State of California
Geysers Power Company II, LLC	Secretary of State of Delaware
Geysers Power Company, LLC	Secretary of State of Delaware
Geysers Power I Company	Secretary of State of Delaware
Hillabee Energy Center, LLC	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Idlewild Fuel Management Corp.	Secretary of State of Delaware
JMC Bethpage, Inc.	Secretary of State of Delaware
Lone Oak Energy Center, LLC	Secretary of State of Delaware
Los Esteros Critical Energy Facility, LLC	Secretary of State of Delaware
Los Medanos Energy Center LLC	Secretary of State of Delaware
Magic Valley Gas Pipeline GP, LLC	Secretary of State of Delaware
Magic Valley Gas Pipeline, LP	Secretary of State of Delaware
Magic Valley Pipeline, L.P.	Secretary of State of Delaware
MEP Pleasant Hill, LLC	Secretary of State of Delaware
Moapa Energy Center, LLC	Secretary of State of Delaware
Mobile Energy LLC	Secretary of State of Delaware
Modoc Power, Inc.	Secretary of State of California
Morgan Energy Center, LLC	Secretary of State of Delaware
NewSouth Energy, LLC	Secretary of State of Delaware
Northwest Cogeneration, Inc.	Secretary of State of California
NRG Parlin Inc.	Secretary of State of Delaware
NTC Five, Inc.	Secretary of State of Delaware
NTC GP, LLC	Secretary of State of Delaware
Nueces Bay Energy LLC	Secretary of State of Delaware
Pastoria Energy Center, LLC	Secretary of State of Delaware
Pastoria Energy Facility, L.L.C.	Secretary of State of Delaware
Pine Bluff Energy, LLC	Secretary of State of Delaware
RockGen Energy LLC	Secretary of State of Wisconsin
Rumford Power Associates Limited Partnership	Secretary of State of Maine
San Joaquin Valley Energy Center, LLC	Secretary of State of Delaware
Santa Rosa Energy Center, LLC	Secretary of State of Delaware
Silverado Geothermal Resources, Inc.	Secretary of State of California
Skipanon Natural Gas, LLC	Secretary of State of Delaware
Stony Brook Cogeneration, Inc.	Secretary of State of Delaware
Stony Brook Fuel Management Corp.	Secretary of State of Delaware
Sutter Dryers, Inc.	Secretary of State of California
Texas City Cogeneration, L.P.	Secretary of State of Texas
Texas Cogeneration Company	Secretary of State of Delaware
Texas Cogeneration Five, Inc.	Secretary of State of Delaware
Texas Cogeneration One Company	Secretary of State of Delaware
Thermal Power Company	Secretary of State of California
Thomassen Turbine Systems America, Inc.	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Tiverton Power Associates Limited Partnership	Secretary of State of Rhode Island
Wawayanda Energy Center, LLC	Secretary of State of Delaware
Westbrook, L.L.C.	Secretary of State of Delaware
Whatcom Cogeneration Partners, L.P.	Secretary of State of Delaware
Zion Energy LLC	Secretary of State of Delaware

SCHEDULE 3.18(b)

Mortgage Filing Jurisdictions

Item	Owner/Lessee	Filing Office
1.	Auburndale Peaker Energy Center, LLC	Polk County, Florida Polk County Clerk of the Circuit Court Official Records Department
2.	Baytown Energy Center, LP	Chambers County, Texas Chambers County Clerk Attn: Real Estate Recording
3.	Carville Energy LLC	Iberville Parish County, Louisiana Iberville Parish Clerk of Court Attn: Real Estate Recording
4.	Channel Energy Center, LP	Harris County, Texas Harris County Clerk Attn: Real Estate Recording
5.	Columbia Energy LLC	Calhoun and Lexington Counties, South Carolina Calhoun Clerk of Court Attn: Real Estate Recording Lexington County Register of Deeds Attn: Real Estate Recording
6.	Corpus Christi Cogeneration LP	Nueces County, Texas Courthouse- Recording Section Attn: Real Estate Recording
7.	Decatur Energy Center, LLC	Morgan County, Alabama Morgan County Judge of Probate Attn: Real Estate Recording
8.	Delta Energy Center, LLC	Contra Costa County, California Contra Costa County Recorder Attn: Real Estate Recording
9.	Freestone Power Generation, LP	Freestone County, Texas Freestone County Clerk Attn: Real Estate Recording
10.	Geysers Power Company, LLC	Lake and Sonoma Counties, California Lake County Recorder Attn: Real Estate Recording Sonoma County Recorder Attn: Real Estate Recording
11.	Silverado Geothermal Resources, Inc.	Lake and Sonoma Counties, California Lake County Recorder Attn: Real Estate Recording Sonoma County Recorder Attn: Real Estate Recording
12.	Mobile Energy, LLC	Mobile County, Alabama Mobile County Judge of Probate Attn: Real Estate Recording
13.	Los Esteros Critical Energy Facility, LLC	Santa Clara County, California

Item	Owner/Lessee	Filing Office
Santa Clara County Clerk- Recorder Attn: Real Estate Recording
14.	Los Medanos Energy Center, LLC	Contra Costa County, California Contra Costa County Recorder Attn: Real Estate Recording
15.	Morgan Energy Center, LLC	Morgan County, Alabama Morgan County Judge of Probate Attn: Real Estate Recording
16.	Calpine Newark, LLC	Essex County, New Jersey Essex County Register of Deeds Attn: Real Estate Recording
17.	Calpine Oneta Power, L.P.	Wagoner County, Oklahoma Wagoner County Clerk Attn: Real Estate Recording
18.	Pastoria Energy Facility, LLC	Kern County, California Kern County Recorder Attn: Real Estate Recording
19.	Pine Bluff Energy, LLC	Jefferson County, Arkansas Jefferson County Circuit Clerk Attn: Real Estate Recording
20.	Santa Rosa Energy Center, LLC	Santa Rosa County, Florida Santa Rosa County Clerk of the Circuit Court Attn: Real Estate Recording
21.	Calpine Corporation	Washington Parish, Louisiana Washington Parish Clerk of Court Attn: Real Estate Recording
22.	Zion Energy, LLC	Lake County, Illinois Lake County Recorder Attn: Real Estate Recording

SCHEDULE 5.11

Post-Closing Matters

None.

SCHEDULE 6.1(c)

Existing Indebtedness1

[INFORMATION CONTAINED ON THIS DISCLOSURE SCHEDULE IS PRIVATE LENDER INFORMATION AND NOT TO BE MADE AVAILABLE TO PUBLIC SIDE LENDERS.]

1.           The Guarantee Obligations as set forth on Schedule 6.1(p) below and incorporated herein by reference.

2.           Annex 6.1(c) attached hereto and incorporated herein by reference.

3.           The Indebtedness occurred under or in connection with that certain credit facility (the “CDH L/C Facility”) for the issuance of letters of credit in an aggregate principal amount of not more than $200 million, entered into by Calpine Development Holdings, Inc.

4.           Deferred purchase price obligations under the following agreements:

▪      Westbrook Energy Center – GENPOWER ROYALTY AGREEMENT, dated as of February 5, 1999 among Westbrook Power LLC and GenPower, LLC.

▪      Development Rights Agreement by and among Calpine Corporation and Panda Energy International, Inc, PLC II, LLC, PLC Development Holdings, LLC and Panda Merchant Power Holding, LLC dated June 14, 2000.

5.           CalGen Prepetition Secured Obligations that remain outstanding after giving effect to the Plan of Organization ("Surviving Disputed Prepetition Second Lien Claims").

6.           Prepetition obligations with respect to second priority lien debt of the Borrower and its Subsidiaries that remains outstanding after giving effect to the Plan of Organization ("Surviving Disputed Prepetition CalGen Claims").

7.           Demand Note in the principal amount of $80,000,000 payable by Calpine Corporation to Calpine Gilroy Cogen, L.P. issued on November 26, 2003.

1The inclusion of any item herein shall not be deemed to be an admission or acknowledgement by the Borrower or any of the Restricted Subsidiaries, in and of itself, that such item should be classified as Indebtedness as defined in the Agreement or is required by the Agreement to be set forth herein.

Annex 6.1(c)

	Indebtedness	Total
Calpine and its Subsidiaries	(a)(b)(c)	Indebtedness

Amelia Energy Center, LP	0	0
Anacapa Land Company, LLC	6,631,114	6,631,114
Anderson Springs Energy Company	170,415,319	170,415,319
Androscoggin Energy, Inc.	2,817,246	2,817,246
Androscoggin Energy LLC	2,012,449	2,012,449
Auburndale Peaker Energy Center, LLC	9,157,202	9,157,202
Augusta Development Company, LLC	0	0
Aviation Funding Corp.	0	0
Baytown Energy Center, LP	9,533,858	9,533,858
Baytown Power GP, LLC	0	0
Baytown Power, LP	0	0
Bellingham Cogen, Inc.	0	0
Bethpage Energy Center 3, LLC	19,809,546	19,809,546
Bethpage Fuel Management Inc.	0	0
Blue Heron Energy Center, LLC	20,279,075	20,279,075
Blue Spruce Holdings, LLC	0	0
Brazos Valley Energy LP	21,407,028	21,407,028
Brazos Valley Technology LP	0	0
Broad River Energy LLC	7,616,030	7,616,030
Broad River Holdings, LLC	0	0
CalGen Equipment Finance Company, LLC	0	0
CalGen Equipment Finance Holdings, LLC	0	0
CalGen Expansion Company, LLC	12,613,023	12,613,023
CalGen Finance Corporation	0	0
CalGen Project Equipment Finance Company One, LLC	170,479,022	170,479,022
CalGen Project Equipment Finance Company Three, LLC	110,204,646	110,204,646
CalGen Project Equipment Finance Company Two, LLC	5,640,804	5,640,804
Calpine Acadia Holdings, LLC	191,748,231	191,748,231
Calpine Administrative Services Company, Inc.	15,757,255	15,757,255
Calpine Agnews, Inc.	4,972,483	4,972,483
Calpine Amelia Energy Center GP, LLC	0	0
Calpine Amelia Energy Center LP, LLC	0	0
Calpine America - CA, LLC	88,675,930	88,675,930
Calpine America - CT, LLC	0	0
Calpine America - LP	463,850,790	463,850,790
Calpine America - MA, LLC	0	0
Calpine America - ME, LLC	22,493,717	22,493,717
Calpine America - NH, LLC	0	0
Calpine America - NY, LLC	0	0
Calpine America - OR, LLC	0	0
Calpine America - PA, LLC	0	0
Calpine America - RI, LLC	6,645,903	6,645,903
Calpine Auburndale Holdings, LLC	200	200
Calpine Baytown Energy Center GP, LLC	0	0
Calpine Baytown Energy Center LP, LLC	0	0
Calpine Bethpage 3 Pipeline Construction Company, Inc.	0	0
Calpine Bethpage 3, LLC	0	0
Calpine Brazos Valley Energy Center GP, LLC	0	0
Calpine Brazos Valley Energy Center LP, LLC	0	0
Calpine CCFC GP, Inc.	5,250	5,250

Calpine CCFC Holdings, Inc.	36,550	36,550
Calpine CCFC LP, Inc.	0	0
Calpine c*Power, Inc.	195,562,201	195,562,201
Calpine CalGen Holdings, Inc.	56,370,436	56,370,436
Calpine California Development Company, LLC	0	0
Calpine California Energy Finance, LLC	0	0
Calpine California Equipment Finance Company, LLC	0	0
Calpine California Holdings, Inc.	26,355,052	26,355,052
Calpine Calistoga Holdings, LLC	36,498,993	36,498,993
Calpine Capital Trust	0	0
Calpine Capital Trust II	0	0
Calpine Capital Trust III	0	0
Calpine Capital Trust IV	0	0
Calpine Capital Trust V	0	0
Calpine Central Texas GP, Inc.	337,428	337,428
Calpine Central, Inc.	(1,796,275)	(1,796,275)
Calpine Central, L.P.	378,338,545	378,338,545
Calpine Central-Texas, Inc.	4,318	4,318
Calpine Channel Energy Center GP, LLC	0	0
Calpine Channel Energy Center LP, LLC	0	0
Calpine Clear Lake Energy GP, LLC	0	0
Calpine Clear Lake Energy, LP	0	0
Calpine Cogeneration Corporation	69,710,727	69,710,727
Calpine Construction Management Company, Inc.	913,756,117	913,756,117
Calpine Corporation	18,871,105,877	18,871,105,877
Calpine Corpus Christi Energy GP, LLC	0	0
Calpine Corpus Christi Energy, LP	0	0
Calpine Decatur Pipeline, Inc.	0	0
Calpine Decatur Pipeline, L.P.	0	0
Calpine Construction Finance Company, L.P.	647,862,660	647,862,660
Calpine Development Holdings, Inc.	47,567,808	47,567,808
Calpine Dighton, Inc.	0	0
Calpine East Fuels, Inc.	0	0
Calpine Eastern Corporation	270,493,262	270,493,262
Calpine Energy Management, L.P.	313,832,776	313,832,776
Calpine Energy Services Holdings, Inc.	6,414,440	6,414,440
Calpine Energy Services, LP	7,198,242,466	7,198,242,466
Calpine Finance Company	0	0
Calpine Freestone Energy GP, LLC	0	0
Calpine Freestone Energy, LP	0	0
Calpine Freestone, LLC	8,416	8,416
Calpine Fuels Corporation	7,469,251	7,469,251
Calpine Gas Holdings, LLC	0	0
Calpine Generating Company, LLC	1,377,004,554	1,377,004,554
Calpine Gilroy 1, Inc.	263,322	263,322
Calpine Gilroy 2, Inc.	26,165,356	26,165,356
Calpine Gilroy Cogen, L.P.	3,099,774	3,099,774
Calpine Global Services Company, Inc.	4,132,496	4,132,496
Calpine Gordonsville GP Holdings, LLC	0	0
Calpine Gordonsville LP Holdings, LLC	0	0
Calpine Gordonsville, LLC	2,712,905	2,712,905
Calpine Greenleaf Holdings, Inc.	0	0
Calpine Greenleaf, Inc.	2,208,983	2,208,983
Calpine International Holdings, Inc.	49,260,036	49,260,036
Calpine International, LLC	20,334,431	20,334,431

Calpine Investment Holdings, LLC	0	0
Calpine Kennedy Airport, Inc.	0	0
Calpine Kennedy Operators Inc.	0	0
Calpine KIA, Inc.	0	0
Calpine Leasing Inc.	0	0
Calpine Long Island, Inc.	0	0
Calpine Lost Pines Operations, Inc.	0	0
Calpine Louisiana Pipeline Company	0	0
Calpine Magic Valley Pipeline, Inc.	0	0
Calpine Marketing, LLC	0	0
Calpine Merchant Services Company, Inc.	18,435,765	18,435,765
Calpine Monterey Cogeneration, Inc.	2,733,732	2,733,732
Calpine MVP, Inc.	93	93
Calpine NCTP GP, LLC	0	0
Calpine NCTP, LP	0	0
Calpine Northbrook Corporation of Maine, Inc.	2,828,873	2,828,873
Calpine Northbrook Energy Holdings, LLC	12,527	12,527
Calpine Northbrook Energy, LLC	5,215,973	5,215,973
Calpine Northbrook Energy Mtkg LLC	0	0
Calpine Northbrook Holdings Corporation	8,204,597	8,204,597
Calpine Northbrook Investors, LLC	10,597,640	10,597,640
Calpine Northbrook Project Holdings, LLC	52,240,081	52,240,081
Calpine Northbrook Services, LLC	1,781,519	1,781,519
Calpine Northbrook Southcoast Investors, LLC	2,447,582	2,447,582
Calpine NTC, LP	0	0
Calpine Oneta Power I, LLC	159	159
Calpine Oneta Power II LLC	15,737	15,737
Calpine Oneta Power, L.P.	3,122,646	3,122,646
Calpine Operating Services Company, Inc.	595,903,284	595,903,284
Calpine Operations Management Company, Inc.	16,674,054	16,674,054
Calpine Pastoria Holdings, LLC	0	0
Calpine Peaker Holdings, LLC	0	0
Calpine Philadelphia, Inc.	1,911,117	1,911,117
Calpine Pittsburg, LLC	5,872,324	5,872,324
Calpine Power America, INC.	0	0
Calpine Power Company	216,713,418	216,713,418
Calpine Power Equipment LP	0	0
Calpine Power Management, Inc.	0	0
Calpine Power Management, LP	392,646,466	392,646,466
Calpine Power Services, Inc	34,074,203	34,074,203
Calpine Power, Inc.	0	0
Calpine Producer Services, L.P.	62,656,482	62,656,482
Calpine Project Holdings, Inc.	6,458,744	6,458,744
Calpine Pryor, Inc.	20,312,071	20,312,071
Calpine Riverside Holdings LLC	83,586	83,586
Calpine Rumford I, Inc.	0	0
Calpine Rumford, Inc.	0	0
Calpine Schuylkill, Inc.	1,592	1,592
Calpine Siskiyou Geothermal Partners, L.P.	14,627,831	14,627,831
Calpine Sonoran Pipeline LLC	0	0
Calpine Stony Brook Operators, Inc.	0	0
Calpine Stony Brook Power Marketing, LLC	0	0
Calpine Stony Brook, Inc.	0	0
Calpine Sumas, Inc.	0	0
Calpine TCCL Holdings, Inc.	129,822,941	129,822,941

Calpine Texas Pipeline GP, Inc.	0	0
Calpine Texas Pipeline LP, Inc.	0	0
Calpine Texas Pipeline, L.P.	13,170,025	13,170,025
Calpine Tiverton I, Inc.	1,108,444	1,108,444
Calpine Tiverton, Inc.	0	0
Calpine ULC I Holding, LLC	0	0
Calpine University Power, Inc.	0	0
Calpine Unrestricted Funding, LLC	16,278,923	16,278,923
Calpine Unrestricted Holdings, LLC	174,410,232	174,410,232
Calpine Vapor, Inc.	0	0
Carville Energy LLC	2,914,012	2,914,012
CCFC Development Company, LLC	338,475,980	338,475,980
CCFC Equipment Finance Company, LLC	116,978,001	116,978,001
CCFC Preferred Holdings, LLC	16,521,125	16,521,125
CCFC Preferred Holdings 2, Inc	0	0
CCFC Project Equipment Finance Company One, LLC	170,479,022	170,479,022
Celtic Power Corporation	0	0
CES GP, LLC	0	0
CES Marketing IX LLC	9,329	9,329
CES Marketing X, LLC	9,162	9,162
CES Marketing V, L.P.	0	0
CES Marketing VIII, LLC	9,162	9,162
CGC Dighton, LLC	15	15
Channel Energy Center, LP	31,065,331	31,065,331
Channel Power GP, LLC	0	0
Channel Power, LP	0	0
Clear Lake Cogeneration Limited Partnership	280,670,964	280,670,964
CNEM Holdings LLC	0	0
CogenAmerica Asia Inc.	0	0
CogenAmerica Parlin Supply Corp.	0	0
Columbia Energy LLC	962,603,879	962,603,879
Corpus Christi Cogeneration L.P.	18,560,620	18,560,620
CPN 3rd Turbine, Inc.	9,441,157	9,441,157
CPN Acadia, Inc.	0	0
CPN Berks Generation, Inc.	0	0
CPN Berks, LLC	0	0
CPN Bethpage 3rd Turbine, Inc.	31,227,643	31,227,643
CPN Cascade, Inc.	0	0
CPN Clear Lake, Inc.	4,822,978	4,822,978
CPN Decatur Pipeline, Inc.	0	0
CPN East Fuels, LLC will be filed in its place	0	0
CPN Energy Services GP, Inc.	7,806,997	7,806,997
CPN Energy Services LP, Inc.	13,245,905	13,245,905
CPN Freestone, LLC	8,495	8,495
CPN Funding, Inc.	36,608,712	36,608,712
CPN Hermiston, LLC	1,000	1,000
CPN Morris, Inc.	535	535
CPN Oxford, Inc.	0	0
CPN Pipeline Company	85,434,470	85,434,470
CPN Pleasant Hill Operating, LLC	5,754,363	5,754,363
CPN Pleasant Hill, LLC	159,488,181	159,488,181
CPN Power Services GP, LLC	0	0
CPN Power Services, LP	0	0
CPN Pryor Funding Corporation	38,388,208	38,388,208
CPN Telephone Flat, Inc.	52,932,459	52,932,459

Decatur Energy Center, LLC	4,061,523	4,061,523
DEC-LMEC Pipeline, LLC	0	0
Deer Park Power GP, LLC	0	0
Deer Park Power, LP	0	0
Delta Energy Center, LLC	211,868,922	211,868,922
Dighton Power Associates Limited Partnership	190,115,209	190,115,209
East Altamont Energy Center, LLC	42,022,490	42,022,490
Fond du Lac Energy Center, LLC	2,929,745	2,929,745
Fontana Energy Center, LLC	0	0
Freestone Power Generation, LP	24,119,807	24,119,807
GEC Bethpage Inc.	4,852,292	4,852,292
Geothermal Energy Partners LLC	0	0
Geysers Power Company II, LLC	19,760	19,760
Geysers Power I Company	1,729,458	1,729,458
Goldendale Energy Center, LLC	30,893,219	30,893,219
Hammond Energy LLC	0	0
Hermiston Power Partnership	11,279,488	11,279,488
Hillabee Energy Center, LLC	460,429,611	460,429,611
Idlewild Fuel Management Corp.	0	0
JMC Bethpage, Inc.	0	0
KIAC Partners	139,553,076	139,553,076
Lake Wales Energy Center, LLC	0	0
Lawrence Energy Center, LLC	9,473,365	9,473,365
Lone Oak Energy Center, LLC	104,209,398	104,209,398
Los Esteros Critical Energy Facility, LLC	259,863,399	259,863,399
Los Medanos Energy Center LLC	170,743,437	170,743,437
Magic Valley Gas Pipeline GP, LLC	0	0
Magic Valley Gas Pipeline, LP	0	0
Magic Valley Pipeline, L.P.	15,200,139	15,200,139
MEP Pleasant Hill, LLC	0	0
Moapa Energy Center, LLC	112,869,959	112,869,959
Mobile Energy LLC	192,636,402	192,636,402
Modoc Power, Inc.	165	165
Morgan Energy Center, LLC	4,876,231	4,876,231
Mount Hoffman Geothermal Company, L.P.	5,512	5,512
Mt. Vernon Energy LLC	0	0
NewSouth Energy LLC	5,847,908	5,847,908
Nissequogue Cogen Partners	81,636,314	81,636,314
Northwest Cogeneration, Inc.	0	0
NTC Five, Inc.	0	0
NTC GP, LLC	0	0
Nueces Bay Energy LLC	26,713	26,713
O.L.S. Energy-Agnews, Inc.	5,693,489	5,693,489
Odyssey Land Acquisition Company	0	0
Pajaro Energy Center, LLC	0	0
Pastoria Energy Center, LLC	0	0
Pastoria Energy Facility, L.L.C.	554,070,228	554,070,228
PCF2 Holdings, LLC	0	0
PCF2 LLC	0	0
Philadelphia Biogas Supply, Inc.	0	0
Phipps Bend Energy Center, LLC	0	0
Pine Bluff Energy, LLC	211,998,218	211,998,218
Polsky SCQ Services, Inc.	0	0
Power Contract Financing LLC	40,732,782	40,732,782
Power Contract Financing III, LLC	499,258	499,258

Power Investors, L.L.C.	70,645,743	70,645,743
Power Systems MFG., LLC	131,157,472	131,157,472
Quintana Canada Holdings, LLC	1,658,925,834	1,658,925,834
Riverside Energy Center, LLC	23,091,155	23,091,155
RockGen Energy LLC	281,850,094	281,850,094
Rocky Mountain Energy Center, LLC	27,487,625	27,487,625
Rumford Power Associates Limited Partnership	236,055,770	236,055,770
Russell City Energy Center, LLC	19,058,745	19,058,745
Skipanon Natural Gas, LLC	0	0
South Point Energy Center, LLC	157,770,420	157,770,420
South Point Holdings, LLC	0	0
Stony Brook Cogeneration, Inc.	0	0
Stony Brook Fuel Management Corp.	7,824,117	7,824,117
Sutter Dryers, Inc.	2,241,778	2,241,778
Tahoma Energy Center, LLC	0	0
TBG Cogen Partners	3,179,146	3,179,146
Texas City Cogeneration, L.P.	109,564,009	109,564,009
Texas Cogeneration Company	225,929,905	225,929,905
Texas Cogeneration Five, Inc.	295,219,896	295,219,896
Texas Cogeneration One Company	206,482,588	206,482,588
Thermal Power Company	139,523,460	139,523,460
Thomassen Turbine Systems America, Inc.	6,440,058	6,440,058
Tiverton Power Associates Limited Partnership	188,868,012	188,868,012
Towantic Energy, L.L.C.	71,883,973	71,883,973
VEC Holdings, LLC	0	0
Venture Acquisition Company	0	0
Vineyard Energy Center, LLC	0	0
Wawayanda Energy Center, LLC	15,743,265	15,743,265
Whatcom Cogeneration Partners, L.P.	0	0
Zion Energy LLC	233,254,579	233,254,579

3094479 Nova Scotia Co	0	0
Addis Energy Center, LLC	0	0
Auburndale GP, LLC	382,320	382,320
Auburndale Holdings, LLC	8,426,117	8,426,117
Auburndale LP, LLC	37,849,638	37,849,638
Auburndale Power Partners LP	25,144,465	25,144,465
Augusta Energy LLC	277,740,702	277,740,702
Basento Energia, S.R.L - Italy	95,331	95,331
Bayou Verret Energy LLC	0	0
Bethpage Energy Center 3 LLC	0	0
Blue Spruce Energy Center LLC	0	0
Blues Spruce Energy Center	132,593,453	132,593,453
Calgary Energy Centre	0	0
Calgary Energy Centre steam BU	0	0
Calpine (Jersey) Holdings Ltd.	0	0
Calpine (Jersey) Limited	0	0
Calpine Adjustment	283,536,935	283,536,935
Calpine Auburndale, LLC	1,750,686	1,750,686
Calpine Can Energy Fin 11 ULC	(0)	(0)
Calpine Can Power Holdings Ltd	0	0
Calpine Can Saltend LP	0	0
Calpine Canada Company	0	0
Calpine Canada Energy Corp.	0	0
Calpine Canada Energy Hldgs CP	0	0

Calpine Canada Engy Fin II ULC	0	0
Calpine Canada Holding	0	0
Calpine Canada Holdings Ltd.	0	0
Calpine Canada Ltd.	0	0
Calpine Canada Nat Gas - Encal	0	0
Calpine Canada Natrl Gas-ENCAL	0	0
Calpine Canada Natural Gas Co.	0	0
Calpine Canada NG Partnership	0	0
Calpine Canada Power Ltd.	0	0
Calpine Canada Resources Co	0	0
Calpine Canadian Saltend LP	0	0
Calpine Central	0	0
Calpine Central-Texas, Inc.	0	0
Calpine Charitable Foundation	0	0
Calpine Corp Canada Gas	176,311,134	176,311,134
Calpine Corp US Gas	380,721,908	380,721,908
Calpine Corporation O&M	0	0
Calpine Deer Park GP, LLC	0	0
Calpine Deer Park LP, LLC	0	0
Calpine Deer Park Partner LLC	0	0
Calpine Development	299,921,180	299,921,180
Calpine DP LLC	0	0
Calpine Edinburg Inc.	0	0
Calpine Energy Cntr ULC NDULC	0	0
Calpine Energy Services UK Ltd	0	0
Calpine European Finance LLC	0	0
Calpine Finance (Jersey)Ltd	0	0
Calpine Fox Holdings	0	0
Calpine Freeport GP, LLC	0	0
Calpine Freeport LP, LLC	0	0
Calpine Fuels Texas Corp.	0	0
Calpine Fuels Texas One Corp	0	0
Calpine Fuels Texas Two Corp	0	0
Calpine Gas Company	823,220	823,220
Calpine Gas Company-Gas Region	0	0
Calpine Geothermal	0	0
Calpine Global Investments SL	17,001,800	17,001,800
Calpine Gordonsville I, Inc.	0	0
Calpine Greenfield (Hold) Corp	65,485,910	65,485,910
Calpine Greenfield Com. Trust	51,903,556	51,903,556
Calpine Greenfield LP	(0)	(0)
Calpine Greenfield Ltd	0	0
Calpine Greenfield Unl Lia Com	0	0
Calpine Greenleaf Corporation	0	0
Calpine Hermiston, LLC	1,000	1,000
Calpine Hidalgo Design LP	0	0
Calpine Hidalgo Engy Ctr LP	77,677,280	77,677,280
Calpine Hidalgo Holding Inc	169,406,963	169,406,963
Calpine Hidalgo Inc.	0	0
Calpine Island Cogen Proj Inc	0	0
Calpine King City 1, Inc.	90	90
Calpine King City 1, LLC	0	0
Calpine King City 2, Inc.	11,880	11,880
Calpine King City 2, LLC	0	0
Calpine King City Cogen., LLC	38,820,029	38,820,029

Calpine King City, LLC	240,912	240,912
Calpine Morris LLC	78,287	78,287
Calpine MVG Inc	0	0
Calpine Natural Gas - U.S.	457,809,343	457,809,343
Calpine Natural Gas California	0	0
Calpine Natural Gas Company	0	0
Calpine Natural Gas GP, LLC	0	0
Calpine Natural Gas LP	39,208,484	39,208,484
Calpine Natural Gas Svc Ltd	0	0
Calpine Natural Gas Trust	0	0
Calpine Newark, LLC	1,862,020	1,862,020
Calpine Norco	0	0
Calpine Osprey Inc.	0	0
Calpine Parlin, LLC	5,307,301	5,307,301
Calpine Pasadena Cogen, Inc.	1,171,259	1,171,259
Calpine Power Company Calif.	90,689,376	90,689,376
Calpine Power Company Western	1,281,188	1,281,188
Calpine Power LP	0	0
Calpine Puma Manufacturing Ltd	0	0
Calpine Securities Company, LP	10,679	10,679
Calpine SouthTexas Natural Gas	0	0
Calpine Systems Operations DNU	0	0
Calpine Texas Cogeneration	111,625,471	111,625,471
Calpine UK Holdings, Ltd.	0	0
Calpine UK Operations Ltd.	0	0
Canada Fuels Adjustments	0	0
Canada O&G Disposition Sep04	0	0
CCFC2 Construction Central	0	0
CCFC2 Construction West	0	0
CCFC2 Development East	0	0
CCFC2 Development West	0	0
CCTXX-Calpine Capital Trust	0	0
CES Canada Ltd.	0	0
CES Canada Partnership	0	0
CES Canada Partnership CAD	0	0
CES Canada Partnership Cash	0	0
CES International GenCo	0	0
CES Marketing VI, LLC	0	0
CES Marketing VII, LLC	0	0
CGL One Corporation	0	0
CGL Two Corporation	0	0
Chippokes Energy Center LLC	0	0
Cloverdale Geothermal Partners	0	0
CM Greenfield Do not Use	0	0
CM Greenfield Power Corp	0	0
CM Greenfield Power Corp	0	0
CNG Holdings, LLC	0	0
CogenAm Cent Reg (Budget Only)	0	0
CogenAm East Reg (Budget Only)	0	0
Colorado Property Sale	0	0
Corporate Goldendale	0	0
CPN Auburndale Adjustment	0	0
CPN Auburndale Holdings, LLC	0	0
CPN Berks LLC	1,038,159	1,038,159
CPN Canada Energy Finance, LLC	0	0

CPN Canada Power Holdings Ltd	0	0
CPN Canada Whitby Holdings Ltd	0	0
CPN Energy Finance Luxembourg	0	0
CPN Euro Funding Hdl Ltd	0	0
CPN Euro Funding Ltd	0	0
CPN Insurance Corporation	53,972,219	53,972,219
Cpn MagicValley Generation Inc	0	0
CPN MEC Holdings LLC	23,889,592	23,889,592
CPN Power America Central Cont	0	0
CPN Power Mgmt Central Cont	0	0
CPN Production Company	0	0
CPN STEAMBOAT HOLDINGS	12,247,505	12,247,505
Creed Energy Center LLC	112,805	112,805
Deer Park Energy Center	4,634	4,634
Deer Park Energy Center LP	146,373,442	146,373,442
Deer Park Energy Cntr	536,075,414	536,075,414
Feather River Energy Center	99,586	99,586
Fergas S.r.l. (Italy)	1,640,341	1,640,341
Fox Energy Center-Construction	75,272,873	75,272,873
Fox Energy Operating	15,144,306	15,144,306
Freeport Energy Center, LP	5,787,426	5,787,426
Freeport Operating Co	9,728,054	9,728,054
Fremont Energy Center, LLC	368,859,060	368,859,060
GEC Holdings, LLC	9,797,729	9,797,729
Geysers Power Company, LLC	72,747,382	72,747,382
Gilroy Energy Center, LLC	192,222,306	192,222,306
Goose Haven Energy Center, LLC	111,569	111,569
Gordonsville Energy, LP	0	0
Greenfield Energy Centre	0	0
Greenfield Energy Centre LP	0	0
Greenleaf Unit 1 Assoc., Inc.	0	0
Greenleaf Unit 1 Assoc., L.P.	0	0
Greenleaf Unit 2 Assoc., Inc.	0	0
Haywood Energy Center, LLC	0	0
Hermiston Capital BU	7,668,749	7,668,749
Inland Empire Energy Cntr, LLC	40,873	40,873
King City Energy Center	181,193	181,193
King City Holdings, LLC	102,473,849	102,473,849
Lambie Energy Center LLC	87,711	87,711
Lockport Energy Associates, LP	0	0
Lost Pines O&M Company	0	0
Mankato Const	9,482,947	9,482,947
Mankato Operations	4,149,868	4,149,868
Maopa Piaute Energy Center	0	0
Metcalf Energy Cntr	(31,955)	(31,955)
Metcalf Operating Co	379,378,035	379,378,035
Moapa Paiute Energy Center LLC	0	0
New Mexico Property Sale	0	0
Otay Mesa Energy Cntr	(0)	(0)
Other Projects	0	0
Paducah Energy Center LLC	0	0
Palmetto Energy Center, LLC	0	0
Pasadena Cogeneration, L.P.	62,202,581	62,202,581
Portsmouth Leasing Corporation	0	0
Project Costing Business Unit	0	0

Riverview Energy Center	62,241	62,241
Riverview Energy Cntr Dev	0	0
Saltend Cogeneration Comp Ltd.	0	0
San Joaquin Energy Cntr, LLC	15,135,425	15,135,425
Santa Rosa Energy Center	234,843,921	234,843,921
Santa Rosa Energy LLC	0	0
Silverado Geothermal Resources	25,669,815	25,669,815
South Texas Nat Gas Corp	0	0
Sutter Business Services	0	0
Texas City, Inc.	0	0
Thomassen Service Gulf LLC	0	0
Thomassen Turbine Services, BV	0	0
Thompson Creek Energy LLC	0	0
Tiverton O&M Do not Use	0	0
Turbines owned by Calpine	357,335,927	357,335,927
Tuscarora Energy Corporation	0	0
Valladolid Intl Invest S RL CV	0	0
Washington Parish Energy Ctr	355,505,530	355,505,530
Waterford Energy Center LLC	0	0
Watsonville Energy Center LLC	0	0
West Region	2,002,132,873	2,002,132,873
Wolfskill Energy Center	218,686	218,686
Wolfskill Energy Center LLC	0	0
WRMS Engineering	2,233,790	2,233,790
WRMS Operating Inc.	122,742	122,742
Yuba City Energy Center LLC	343,224	343,224

Total	50,925,646,898	50,925,646,898

(a)Includes Intercompany transactions per entity.
(b)Includes Accounts Payable transactions per entity.
(c)Intercompany balances may be eliminated in accordance with the Plan of Reorganization

Issuing Party	Credit Line	L/C Number	Expiry Date	Original Issue Date	CPN Project Name	Counterparty
HSH	Proj	0004/05	04/24/08	3/1/05	CCMCI / Mankato	Calpine Steamboat Holdings. LLC
HSH	Proj	0005/05	04/24/08	3/1/05	CCMCI / Freeport	Calpine Steamboat Holdings. LLC
UFJ	Proj	66247099834	10/31/09	11/1/95	Auburndale	Florida Power d.b.a. Progress Energy Florida, Inc.
UFJ	Proj	662/470/18069	10/31/09	6/21/04	Auburndale	El Paso Marketing Energy L.P.
Wachovia	DIP	SE446262W	05/10/08	5/12/06	Lambie/Gilroy/ King City/Feather River/Yuba City/Wolfskill/ Riverview	Pacific Gas & Electric Company
Wachovia	DIP	SE446375W	06/01/08	6/15/06	Broad River	Carolina Power and Light d.b.a. Progress Energy
FHB	INS	0071/04	04/30/08	4/27/06	CPN Insurance	ACE INA Oversea Insurance Company Ltd.
Wachovia	DIP	SE446701W	10/16/08	10/12/06	KIAC Partners	The Port Authority of New York and New Jersey
Wachovia	DIP	SE446702W	10/16/08	10/12/06	Blue Spruce Energy Center	Public Service Company of Colorado
Wachovia	DIP	SE446704W	10/16/08	10/12/06	Hermiston Power Partnership	State of Oregon acting by and through The Energy Resources Division
Wachovia	DIP	SM222480W	10/16/08	10/17/06	Insurance	Liberty Mutual Insurance Company
Wachovia	DIP	SE446714W	10/16/08	10/16/06	Insurance	National Union (AIG et al)
Wachovia	DIP	SE446715W	10/18/08	10/16/06	Calpine Monterey	Pacific Gas & Electric Company
UBOC	Proj	306S235750	06/24/11	6/24/04	Rocky Mountain	Public Service Company of Colorado
Wachovia	DIP	SE446758W	10/25/08	10/27/06	Corp	Lumbermens Mutual Casualty Company
Wachovia	DIP	SE446778W	10/31/08	11/1/06	CES	Snapping Shoals Electric membership Corporation
Wachovia	DIP	SE446801W	11/06/08	11/6/06	Mobile Energy LLC	Mobile Gas Service Corporation
Wachovia	DIP	SM222910W	11/06/08	11/14/06	Watsonville	Ford Motor Company
Wachovia	DIP	SM222911W	11/06/08	11/14/06	Watsonville	Ford Motor Company
Wachovia	DIP	SE446837W	11/15/08	11/16/06	CES	Tampa Electric Company
Wachovia	DIP	SE446840W	11/16/08	11/16/06	CES	Southern Company Services, Inc
Wachovia	DIP	SE446861W	11/18/08	11/20/06	CES	Kinder Morgan Texas Pipeline, Inc. and Kinder Morgan Tejas Pipeline, Inc.
Wachovia	DIP	SE446903W	12/06/08	12/5/06	CES	The Bank of New York Trust Company, NA

Issuing Party	Credit Line	L/C Number	Expiry Date	Original Issue Date	CPN Project Name	Counterparty
Wachovia	DIP	SE446925W	12/08/08	12/11/06	Santa Rosa	Southern Company Services et al
Wachovia	DIP	SE446926W	12/08/08	12/11/06	Mobile Energy LLC	Southern Company Services et al
Wachovia	DIP	SE446931W	12/08/08	12/12/06	CES	Southern Company Services et al
Wachovia	DIP	SE446933W	12/08/08	12/12/06	CES	Southern Company Services et al
Wachovia	DIP	SE446957W	01/01/09	12/20/06	CES	Florida Municipal Power Agency
Calyon	Proj	505936002	12/08/08	3/1/05	Mankato	Northern States Power Company
Wachovia	DIP	SE447050W	01/21/09	1/23/07	Fontana	Southern California Edison
Wachovia	DIP	SE447085W	02/02/08	2/5/07	CES	Carolina Gas Transmisssion Corporation
Wachovia	DIP	SE447190W	03/09/08	3/9/07	Hermiston Power Partnership	Bonneville Power Administration
Wachovia	Proj	SE447013W	01/12/09	1/10/07	Russel City	Pacific Gas & Electric Company
Wachovia	DIP	SE447332W	04/19/08	4/20/07	Los Medanos	Pacific Gas & Electric Company
Svenska Handelsbanken	DIP	S07127	09/30/08	4/23/07	CES	Tennessee Valley Authority
Svenska Handelsbanken	DIP	S07128	03/28/08	4/23/07	Decatur	Tennessee Valley Authority
Svenska Handelsbanken	DIP	S07129	03/28/08	4/23/07	Morgan	Tennessee Valley Authority
Wachovia	DIP	SE447342W	04/23/08	4/24/07	CES	Gulfstream Natural Gas System, L.L.C.
Wachovia	DIP	SE447377W	05/01/08	5/1/07	Otay Mesa	San Diego Gas & Electric Company
Wachovia	DIP	SE447379W	11/15/09	5/1/07	Otay Mesa	ING Capital LLC/Otay Mesa Energy Center
FHB	INS	SB20070031	04/30/08	4/30/07	CPN Insurance	Associate Electric & Gas Insurance Services Ltd
Wachovia	DIP	SE447404W	05/10/08	5/9/07	Insurance	Capitol Indemnity Corporation and/or Platte River Insurance Co., et al
Wachovia	DIP	SE447445W	05/31/08	5/22/07	CES	Southern California Edison
Wachovia	DIP	SE447458W	05/31/08	5/24/07	CCFC	South Texas Electric Cooperative
Wachovia	DIP	SE447470W	05/31/08	5/29/07	CES	South Carolina Electric & Gas Company
Wachovia	DIP	SE447476W	05/29/08	5/30/07	Pastoria	Wheeler Ridge-Maricopa Water Storage District

Issuing Party	Credit Line	L/C Number	Expiry Date	Original Issue Date	CPN Project Name	Counterparty
Wachovia	DIP	SE447508W	06/08/08	6/11/07	CCFC	Seminole Electric Cooperative, inc
Wachovia	DIP	SE447609W	06/30/08	7/5/07	CES	Southern Company Services, Inc
Wachovia	DIP	SE447649W	07/20/08	7/20/07	Geysers Power Company, LLC	Southern California Edison
Wachovia	DIP	SE447650W	07/20/08	7/20/07	Morgan Energy Center/CES	BP Amoco Chemical Company
Wachovia	DIP	SE447672W	07/31/08	7/31/07	CES	Anadarko Energy Services Company
Wachovia	DIP	SE447677W	07/31/08	7/31/07	CES	Enbridge Marketing (US) LP
Wachovia	DIP	SE447736W	08/21/08	8/21/07	Russel City	Russell City Energy Center, LLC
Wachovia	DIP	SE447935W	10/29/08	10/29/07	Mobile Energy LLC	Southern Power Company
Wachovia	DIP	SE448087W	12/12/08	12/12/07	CES	State of California Department of Water Resources
Calyon	Proj	518836012	06/30/10	7/7/95	Bethpage Energy Center 3, LLC	Wilmington Trust Company
Calyon	Proj	519436009	06/30/10	7/13/05	Bethpage Energy Center 3, LLC	Long Island Power Authority
BMO	Proj	BMTO177289 OS	05/30/08	5/31/07	Greenfield Energy Center, LP	Ontario Power Authority

Active Bond	Carrier	Principal	Obligee	Description
40055114	Platte River	Calpine Construction Management Company, Inc.	CA State License Board	Contractors License
24513	Kemper	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	City of Farmington	Oil & Gas Bond
40085367	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of CA, State Lands Commission	Lease Bond
59086	Kemper	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	Selwyn Whitehead, et al	Performance Bond
40085370	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	Selwyn Whitehead, et al	Performance Bond
40055095	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of CA, State Lands Commission	Lease Bond
40085362	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	Entergy Arkansas, Inc	Utility Payment Bond
59115	Kemper	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of CA, State Lands Commission	Bond Lease
40085361	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of CA, State Lands Commission	Bond Lease
K05000075	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of Colorado Oil & Gas Comm	Performance Bond
K0500004A	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of Colorado Oil & Gas Comm	Performance Bond
400 JX 5668	St Paul	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	City of Rio Vista	Gas Well Permit Indemnity Bonds
24967	Kemper	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	City of Rio Vista	Gas Well Permit Indemnity Bonds
40055063	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	County of Garfield, CO	Permit Bond
40085375	Platte River	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of Mississippi Oil & Gas Board	Blanket Financial
K04999836	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Operator’s Bond

Active Bond	Carrier	Principal	Obligee	Description
K04999873	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Lessee Operator
K04999848	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Outer Cont. Shelf-Plug & Ab.
K04999885	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Lesee & Operator Bond
K04999915	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Right of Way Bond
K04999824	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Supp. Plugging & Abandonment Bond
K04999861	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Plugging Bond
K04999897	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Operator’s Bond
K05000658	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of CA Department of Oil and Gas	Blanket Oil & Gas Well Indemnity Bond
K04999903	Westchester	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	US Dept of Interior - MMS	Operator’s Bond
59096	Kemper	Calpine Natural Gas, L.P. as the agent and operator for Calpine Corporation	State of CA, State Lands Commission	Performance Bond
60029726	Platte River	Calpine Kennedy Operators Inc	JFK Airport	Airport Customs Security Area Bond
59101	Kemper	Calpine Pittsburg, Inc.	State of CA, State Lands Commission	Lease
40085356	Platte River	Calpine Pittsburg, Inc.	State of CA, State Lands Commission	Lease
59107	Kemper	Calpine Pittsburg, Inc.	State of CA, State Lands Commission	Lease
40085358	Platte River	Calpine Pittsburg, Inc.	State of CA, State Lands Commission	Lease
40055071	Platte River	Calpine Power Services	CA State License Board	Contractor Bond
40085379	Platte River	Calpine PowerAmerica-CA, LLC	CA Public Util Commis	ESP Bond
40085376	Platte River	Calpine Texas Pipeline, L.P.	State of Texas Railroad Commission	Blanket Performance Bond
40085371	Platte River	CPN Pipeline Company	County of Yolo	Franchise Bond
59085	Kemper	CPN Pipeline Company	County of Contra Costa	Franchise Bond
K04999964	Westchester	CPN Pipeline Company	County of Contra Costa	Franchise Bond

Active Bond	Carrier	Principal	Obligee	Description
59090	Kemper	CPN Pipeline Company	County of Contra Costa	Franchise Bond
40085372	Platte River	CPN Pipeline Company	County of Contra Costa	Franchise Bond
40085366	Platte River	CPN Pipeline Company	State of CA, State Lands Commission	Lease Bond
400 JX 5636	St Paul	CPN Pipeline Company	County of Contra Costa	Franchise Bond
59100	Kemper	CPN Pipeline Company	County of Contra Costa	Franchise Bond
K0499999A	Westchester	CPN Pipeline Company	County of Contra Costa	Franchise Bond
59110	Kemper	CPN Pipeline Company	State of CA, State Lands Commission	Lease
40085359	Platte River	CPN Pipeline Company	State of CA, State Lands Commission	Lease
59105	Kemper	CPN Pipeline Company	State of CA, State Lands Commission	Lease
40085357	Platte River	CPN Pipeline Company	State of CA, State Lands Commission	Lease
JZ 3488	St Paul	CPN Pipeline Company	County of Contra Costa	Franchise Bond
59103	Kemper	CPN Pipeline Company	County of Contra Costa	Franchise Bond
K05000038	Westchester	CPN Pipeline Company	County of Contra Costa	Franchise Bond
41135998	Platte River	Trevor Thor	CA State License Board	Bond of Qualifying Individual
40055115	Platte River	Douglas L. Kieta	CA State License Board	Bond of Qualifying Individual
40085365	Platte River	Geysers Power Company LLC	County of Lake	Use Permit
40085364	Platte River	Geysers Power Company LLC	County of Lake	Permit Bond
40055074	Platte River	Geysers Power Company LLC	State of CA, State Lands Commission	Lease Bond
400 JX 5656	St Paul	Geysers Power Company LLC	US Dept of Interior - BLM	Lease
40085360	Platte River	Geysers Power Company LLC	County of Sonoma	Permit Bond
40085363	Platte River	Geysers Power Company LLC	County of Lake	Geothermal Lease Bond
40085368	Platte River	Geysers Power Company LLC	State of CA, State Lands Commission	Lease Bond
24972	Kemper	Metcalf Energy Center, LLC	City of San Jose	Performance Bond
40085373	Platte River	Pastoria Energy Facility, LLC	County of Kern	Franchise Bond
400 JX 5666	St Paul	Silverado Geothermal Resources, Inc	US Dept of Interior - BLM	Geothermal Resourses Lease Bond
24971	Kemper	Silverado Geothermal Resources, Inc	US Dept of Interior - BLM	Geothermal Resourses Lease Bond
K05000087	Westchester	Zion Energy LLC	State of Illinios	Highway Permit Bond

Bank Facilities	Facility Limit (000,000)	Indenture Date	Agreement/ Issue Date	Maturity Date	Agent/Trustee
Calpine - U.S.

CALPINE CORPORATION
Debtor-in-Possession Financing:
First Priority Term Facility	4,000.0	N/A	03/29/07	03/29/09	Credit Suisse
Revolving Facility - Loans	1,000.0	N/A	03/29/07	03/29/09	Credit Suisse
- Letter of Credit
Total Debtor-in-Possession	5,000.0
Term Loans:
Senior Term Loan B-Second Priority Secured	750.0		07/16/03	07/16/07	Goldman Sachs Credit Partners
Senior, Convertible & Floating Rate Notes: (will be paid off at emergence)
Senior Notes-Unsecured	250.0	03/29/99	03/29/99	04/15/06	HSBC Bank USA
Senior Notes-Unsecured	180.0	05/16/96	09/13/96	05/15/06	HSBC Bank USA
Convertible Senior Notes	1,200.0	08/10/00	12/26/01	12/26/06	HSBC Bank USA
Senior Notes-Unsecured	275.0	07/08/97	07/08/97	07/15/07	HSBC Bank USA
Floating Rate Senior Notes-Second Priority Secured	500.0	07/16/03	07/16/03	07/15/07	Wilmington Trust
Senior Notes-Unsecured	400.0	03/31/98	03/31/98	04/01/08	HSBC Bank USA
Senior Notes-Unsecured	350.0	03/29/99	03/29/99	04/15/09	HSBC Bank USA
Senior Notes-Second Priority Secured	1,150.0	07/16/03	07/16/03	07/15/10	Wilmington Trust
Senior Notes-Unsecured	750.0	08/10/00	08/10/00	08/15/10	HSBC Bank USA
Senior Notes-Unsecured	2,000.0	08/10/00	10/16/01	02/15/11	HSBC Bank USA
Senior Notes-Second Priority Secured	400.0	11/18/03	11/18/03	12/01/11	Wilmington Trust
Senior Notes-Second Priority Secured	900.0	07/16/03	07/16/03	07/15/13	Wilmington Trust
Convertible Senior Notes	736.0	08/10/00	09/30/04	09/30/14	HSBC Bank USA
Convertible Senior Notes	650.0	08/10/00	06/23/05	06/01/15	HSBC Bank USA
Convertible Senior Notes	900.0	11/14/03	11/14/03	11/15/23	HSBC Bank USA
Total Senior, Convertible & Floating Rate Notes	10,641.0

TOTAL CALPINE CORPORATION	16,391.0

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.
Term Loans:
First Priority Senior Secured Institutional Term Loans	385.0	N/A	08/14/03	08/26/09	Goldman Sachs
Working Capital Facility	250.0	N/A	08/14/03	10/26/15	Calpine CCFC GP, Inc.
Tns	635.0

Bank Facilities	Facility Limit (000,000)	Indenture Date	Agreement/ Issue Date	Maturity Date	Agent/Trustee
Floating Rate Notes:
Second Priority Senior Secured Floating Rate Notes	365.0	08/14/03	08/14/03	08/26/11	Wilmington Trust
Second Priority Senior Secured Floating Rate Notes	50.0	08/14/03	09/25/03	08/26/11	Wilmington Trust
Total Floating Rate Notes	415.0
TOTAL CALPINE CONSTRUCTION FINANCE COMPANY, L.P.	1,050.0

CCFC PREFERRED HOLDINGS, L.L.C.
Redeemable Preferred Shares	300.0		10/14/05	10/14/11	[Morgan Stanley]

TOTAL CCFC PREFERRED HOLDINGS, L.L.C.	300.0
PROJECT FINANCE DEBT
Bethpage Energy Center 3, L.L.C. (Term Loan First Lien)	108.5		06/30/05	07/15/25	Wilmington Trust Company
Bethpage Energy Center 3, L.L.C. (Term Loan Second Lien)	14.6		06/30/05	07/15/20	Wilmington Trust Company
Blue Spruce Energy Center, L.L.C. (Term Loan A)	100.0		11/01/03	11/01/18	Beal Bank, SSB
Broad River Energy, L.L.C. (Sale/Leaseback) (South Point/RockGen)	300.0		10/18/01	10/18/31	U.S. Bank, N.A.
Calpine Steamboat Holdings, L.L.C. (Freeport)	252.0		02/25/05	12/31/11	Calyon New York Branch
Calpine Steamboat Holdings, L.L.C. (Mankato)	215.0		02/25/05	12/31/11	Calyon New York Branch
Gilroy Energy Center, L.L.C. - Peakers (Note Payable)	301.7	09/30/03	09/30/03	08/15/11	Wilmington Trust
Metcalf Energy Center, L.L.C.	100.0		06/20/05	06/30/10	Credit Suisse First Boston
Pasadena Cogeneration, L.P. (Sale/Leaseback)	400.0		06/23/00	06/23/48	U.S. Bank, N.A./Wilmington Trust Co.
Riverside Energy Center, L.L.C.	368.5		06/24/04	06/24/11	Credit Suisse First Boston
Rocky Mountain Energy Center, L.L.C.	264.9		06/24/04	06/24/11	Credit Suisse First Boston

TOTAL PROJECT FINANCE DEBT	2,425.2

Bank Facilities	Facility Limit (000,000)	Indenture Date	Agreement/ Issue Date	Maturity Date	Agent/Trustee
NOTES PAYABLE
Power Contract Financing, L.L.C.	462.3	06/13/03	06/13/03	02/01/10	Wilmington Trust
Los Medanos Energy Center, L.L.C. and Delta Energy Center, L.L.C.
(Raw Water Connection Fee)	3.5		04/12/00	04/01/15	Contra Costa Water District
Calpine Gilroy Cogen, L.P.	226.0		10/30/03	09/30/14	Pacific Gas & Electric Company
Hermiston Power Partnership	1.0		05/08/03	05/01/13	Port of Umatilla
Power Contract Financing, III L.L.C.	85.0	06/02/04	06/02/04	02/05/10	Wilmington Trust

TOTAL NOTES PAYABLE	777.8

CAPITALIZED LEASES
Calpine Hidalgo Energy Center, L.P.
Senior Notes (JPMorgan Chase)	101.8	05/01/99	05/01/99	11/01/28	Ind. Dev. Corp.-The City of Edinburg, TX
Calpine King City Cogen, LLC	109.3		03/31/04	12/31/28	GE VFS Financing Holdings, Inc.
Nissequoque Cogen Partners (Stony Brook)	74.2		11/01/98	01/01/23	Suffolk County IDA
O.L.S. Energy-Agnews, Inc.	30.0		12/01/90	02/28/13	Credit Suisse First Boston
[Corporate due 2008]	1.0			[2008]

TOTAL CAPITALIZED LEASES	316.3

REDEEMABLE PREFERRED SHARES
GEC Holdings, L.L.C.	74.0		09/30/03	09/15/11	Wilmington Trust
Auburndale Holdings, L.L.C.	88.0		08/27/03	01/01/14	Pomifer Power Funding L.L.C.
Metcalf Energy Center, L.L.C.	155.0		06/20/05	12/20/10	Credit Suisse First Boston

TOTAL REDEEMABLE PREFERRED SHARES	317.0

CAPITALIZED OPERATING LEASES
Calpine Greenleaf, Inc.	60.0		04/25/07	06/30/14	UNBC Leasing, Inc. (Union Bank of CA)
KIAC Partners	180.0		04/25/93	11/30/15	The Port Authority of NY & NJ
South Point Energy Center, L.L.C.	144.0		10/18/01	10/18/37	U.S. Bank, N.A.
Calpine Monterey Cogeneration, Inc. (Watsonville)	10.0		06/22/95	12/28/09	USL Capital Corp.

TOTAL CAPITALIZED OPERATING LEASES	394.0

CONSTRUCTION FINANCING
Otay Mesa Energy Center, L.L.C.	377.0		05/01/07	(9) 4/30/19	Ing Capital LLC
Russell City Energy Center, L.L.C. - A	450.0			(10)
Russell City Energy Center, L.L.C. - B	50.0			(10)
Greenfield Energy Center, L.P.	479.0		02/01/07	(8) 2027	Bank of Montreal
TOTAL CONSTRUCTION FINANCING	1,356.0

Bank Facilities	Facility Limit (000,000)	Indenture Date	Agreement/ Issue Date	Maturity Date	Agent/Trustee
TOTAL CORPORATE LEVEL DEBT - U.S.	17,741.0

TOTAL PROJECT LEVEL DEBT - U.S.	5,586.2

TOTAL CALPINE CORPORATION DEBT - U.S.	23,327.2

Calpine - Canada

CALPINE CANADA ENERGY FINANCE II ULC (will be paid off at emergence)
Senior Notes-Unsecured (EUR)	175.0	10/18/01	10/18/01	10/15/08	Deutsche Bank
Senior Notes-Unsecured (GBP)	200.0	10/18/01	10/18/01	10/15/11	Deutsche Bank

TOTAL CALPINE CANADA ENERGY FINANCE II ULC	375.0

NOTES PAYABLE
Calpine Canada Power Ltd. (will be paid off at emergence)	21.0		04/14/04	[2010]	Calpine Commercial Trust
Calpine Canada Whitby Holdings Company - Letter Agreement	35.8		08/29/02	08/29/17	Calpine Power, L.P.

TOTAL NOTES PAYABLE	56.8

TOTAL CORPORATE LEVEL DEBT - CAD	375.0

TOTAL PROJECT LEVEL DEBT - CAD	56.8

TOTAL CALPINE CORPORATION DEBT - CAD	431.8

Bank Facilities	Facility Limit (000,000)	Indenture Date	Agreement/ Issue Date	Maturity Date	Agent/Trustee
ISDA MASTER AGREEMENTS - U.S.
Calpine Corporation (Fixed)	1,600.0		09/28/07	12/31/09	Credit Suisse International (Float)
Calpine Corporation (Fixed)	1,800.0		06/30/07	06/30/10	Credit Suisse International (Float)
Calpine Corporation (Fixed)	900.0		09/28/07	09/30/12	Deutsche Bank AG (Float)
Calpine Corporation (Fixed)	300.0		2/26/08 (12)	12/31/08	Morgan Stanley Capital Services (Float)
Calpine Corporation (Fixed)	900.0		09/28/07	09/30/12	Morgan Stanley Capital Services (Float)
Auburndale Power Partners, Limited Partnership (Fixed)	126.0		11/03/95	12/31/12	The Sanwa Bank, Limited (Float)
Calpine Steamboat Holdings, L.L.C. (Freeport - Fixed)	25.2		04/05/05	12/31/11	COBANK, ACB (Float)
Calpine Steamboat Holdings, L.L.C. (Freeport - Fixed)	25.2		04/05/05	12/31/11	Calyon New York Branch (Float)
Calpine Steamboat Holdings, L.L.C. (Freeport - Fixed)	25.2		04/05/05	12/31/11	HSH Nordbank, New York Branch (Float)
Calpine Steamboat Holdings, L.L.C. (Freeport - Fixed)	50.3		04/05/05	12/31/11	Bayerische Hypo-und Vereinsbank AG (Float)
Calpine Steamboat Holdings, L.L.C. (Mankato - Fixed)	21.5		04/05/05	12/31/11	COBANK, ACB (Float)
Calpine Steamboat Holdings, L.L.C. (Mankato - Fixed)	21.5		04/05/05	12/31/11	Calyon New York Branch (Float)
Calpine Steamboat Holdings, L.L.C. (Mankato - Fixed)	21.5		04/05/05	12/31/11	HSH Nordbank, New York Branch (Float)
Calpine Steamboat Holdings, L.L.C. (Mankato - Fixed)	43.0		04/05/05	12/31/11	Bayerische Hypo-und Vereinsbank AG (Float)
Deer Park Energy Center Limited Partnership			03/30/05		Merrill Lynch Commodities (Fixed)
Greenfield Energy Centre L.P. (Fixed - CAD)	185.8		06/07/07	04/30/08	Bank of Montreal (Float - CAD)
Greenfield Energy Centre L.P. (Fixed - CAD)	185.8		06/07/07	04/30/08	The Bank of Tokyo-Mitsubishi UFJ Ltd. (Float - CAD)
Greenfield Energy Centre L.P. (Fixed - CAD)	38.0		4/30/08 (14)	04/30/26	Bank of Montreal (Float - CAD)
Greenfield Energy Centre L.P. (Fixed - CAD)	38.0		4/30/08 (14)	04/30/26	The Bank of Tokyo-Mitsubishi UFJ Ltd. (Float - CAD)
Greenfield Energy Centre L.P. (Fixed - CAD)	224.7		4/30/08 (13)	04/30/26	Bank of Montreal (Float - CAD)
Greenfield Energy Centre L.P. (Fixed - CAD)	224.7		4/30/08 (13)	04/30/26	The Bank of Tokyo-Mitsubishi UFJ Ltd. (Float - CAD)
Metcalf Energy Center, L.L.C. (Fixed)	50.0		08/03/05	08/31/09	Credit Suisse First Boston International (Float)
Otay Mesa Energy Center, L.L.C. (Fixed)	187.3		07/31/07	04/30/19	Bayerische Lanesbank NY Branch (Float)
Otay Mesa Energy Center, L.L.C. (Fixed)	187.3		07/31/07	04/30/19	Ing Capital Markets LLC (Float)
Riverside Energy Center, L.L.C. (Fixed)	291.9		06/24/04	07/31/09	Credit Suisse First Boston International (Float)
Riverside Energy Center, L.L.C. (Fixed)	58.2		06/24/04	07/31/09	COBANK, ACB (Float)
Rocky Mountain Energy Center, L.L.C. (Fixed)	209.8		06/24/04	07/31/09	Credit Suisse First Boston International (Float)
Rocky Mountain Energy Center, L.L.C. (Fixed)	41.8		06/24/04	07/31/09	COBANK, ACB (Float)

TOTAL ISDA MASTER AGREEMENTS - U.S.	7,782.5

Bank Facilities	Facility Limit (000,000)	Indenture Date	Agreement/ Issue Date	Maturity Date	Agent/Trustee
ISDA MASTER AGREEMENTS - CAD
Calpine Canada Energy Finance ULC (Fixed - U.S.)	1,500.0		04/25/01	05/01/08	Quintana Canada Holdings, L.L.C. (Fixed - CAD)
Calpine Canada Energy Finance ULC (Fixed - U.S.)	530.0		10/16/01	05/01/08	Quintana Canada Holdings, L.L.C. (Fixed - CAD)
Calpine Canada Energy Finance ULC (Fixed - U.S.)	127.1		10/18/01	10/15/07	Quintana Canada Holdings, L.L.C. (Fixed - CAD)

TOTAL ISDA MASTER AGREEMENTS - CAD	2,157.1

SCHEDULE 6.1(p)

Guarantee Obligations

[INFORMATION CONTAINED ON THIS DISCLOSURE SCHEDULE IS PRIVATE LENDER INFORMATION AND NOT TO BE MADE AVAILABLE TO PUBLIC SIDE LENDERS.]

1.           In lieu of the letters of credit listed on Schedule 6.6(j) and incorporated herein by reference, Loan Parties may issue guarantees for each Project listed thereon for the purposes described thereon and not to exceed the amounts listed thereon.

2.           Guarantee Obligations in connection with the letters of credit as set forth on Schedules 1.1B and 6.1(c).

3.           Guarantee Obligations approved by Bankruptcy Court order and the Plan of Reorganization.

4.           Guarantee Obligations related to the financings outstanding on the Closing Date for Blue Spruce Energy Center, LLC and related to the Blue Spruce Refinancing Facility.

5.           Guarantee Obligations related to the financings outstanding on the Closing Date for Metcalf Energy Center, LLC and related to the Metcalf Refinancing Facility.

6.           Guarantee Obligations related to the financings outstanding on the Closing Date in connection with the CDH L/C Facility.

7.           Guarantee Obligations as set forth in the following table.

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Rocky Mountain Energy Center, LLC (ND)	The financial institutions party to the Credit Agreement, dated as of February 20, 2004, between and among the parties named therein
Compensation for construction shortfall, maintenance of credit support and certain minimum performance standards relating to the development, construction and operation of an approximately 622MW combined cycle electric generating facility in the County of Weld, Colorado

Calpine Corporation	Debtor	Calpine PowerAmerica – CA, LLC	Safeway, Inc.	All amounts payable under the California Retail Energy Sales Agreement, dated as of March 4, 2004, between and among the parties named therein	$10,000,000
Calpine Corporation	Debtor	Creed Energy Center, LLC (ND)	Solano Country Farmlands and Open Space Foundation (d/b/a Solano Land Trust)	All amounts payable under the Agreement to Fund and Manage Mitigation Lands, dated as of April 25, 2003, between and among the parties named therein	$1,500,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Greenfield Limited Partnership (ND)	Greenfield Energy Centre LP	All obligations and amounts payable under the engineering, procurement and construction agreement (“Agreement”), dated as of October 12, 2005, between and among the parties named therein.
Calpine Corporation	Debtor	Mankato Energy Center, LLC (ND)	Southern Minnesota Construction, Inc.	All amounts payable under the Option Agreement, dated as of February 5, 2004, between and among the parties named therein	$2,287,901
Calpine Corporation	Debtor	Calpine PowerAmerica – CT, LLC	The New Hampshire Public Utilities Commission	All amounts payable to the Commission for registration as a Competitive Electric Power Supplier	$100,000
Calpine Corporation	Debtor	Mankato Energy Center, LLC (ND)	Twin Valley Council Properties, Inc.	All amounts payable under the Surface Lease, dated as of July 2, 2004, between and among the parties named therein
Calpine Corporation	Debtor	Acadia Power Partners, LLC (ND)	Zachry Construction Company	All amounts payable under the Construction Contract, dated as of July 19, 2000, between and among the parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Acadia Power Partners, LLC (ND)	Zachry Construction Company	All amounts payable under the Limited Notice to Proceed, dated as of July 17, 2000, between and among the parties named therein
Calpine Corporation	Debtor	Feather River Energy Center, LLC (ND)	The City of Yuba City	All amounts payable under certain sections of the Ground Lease and Easement Agreement entered in 2002, regarding decommissioning, insurance, environmental remediation, between and among the parties named therein	$2,500,000
Calpine Corporation	Debtor	Decatur Energy Center, LLC	BAMAGAS Company	Supports the Natural Gas Pipeline Construction Agreement
Calpine Corporation	Debtor	CES	BAMAGAS Company	Supports the Natural Gas Pipeline Construction Agreement and Natural Gas Pipeline Transportation Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Decatur Energy Center, LLC, Calpine Central, and CES	Solutia Inc.
Certain obligations of Decatur Energy Center, LLC under the Principal Agreement and the addenda thereto, dated December 21, 1999, certain obligations of Calpine Central under the O&M Agreement of the same date, and certain obligations of CES under the Power Marketing Agreement of the same date.

Calpine Corporation	Debtor	Riverside Energy Center, LLC (ND)	Riverside Contractors, LLC	All amounts payable under the Construction Contract, dated as of July 22, 2002, between and among the parties named therein		Terminating on the earlier of May 31, 2004 or when all obligations have been paid
Calpine Corporation	Debtor	Rocky Mountain Energy Center, LLC (ND)	TIC-The Industrial Company	All amounts payable under the Construction Contract
Calpine Corporation	Debtor	Anacapa Land Company, LLC	Marrun Enterprises, Inc.	All amounts payable under Lease Termination Agreement, dated as of January 6, 2001, between and among the parties named therein	$1,240,000	Terminating April 30, 2002

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Columbia Energy Center, LLC (ND)	TIC-The Industrial Company	All amounts payable under Columbia Construction Contract, dated as of July 13, 2001, between and among the parties named therein	$140,259,922
Terminating on the earlier of June 27, 2003 or when the obligations have been paid

Letter Agreement dated June 26, 2002: extends termination until satisfaction of obligations (Letter agreement not executed by TIC)

Calpine Corporation	Debtor	Washington Parish Energy Center, LLC (ND)	TIC-The Industrial Company	All amounts payable under Washington Parish Construction Services Contract, dated as of December 20, 2000, between and among the parties named therein	$116,750,000
Terminating on the earlier of March 3, 2003 or when the obligations have been paid

Letter Agreement dated June 10, 2002: extends termination until satisfaction of obligations (Letter agreement not executed by TIC)

Calpine Corporation	Debtor	Goldendale Energy, Inc. (ND)	TIC-The Industrial Company	All amounts payable under Construction Contract, dated as of November 30, 2001, 2004, between and among the parties named therein	$25,000,000	Terminating on the earlier of May 1, 2003 or when the obligations have been paid

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Highland Energy Company (ND)	Peoples Energy Production Company	All amounts payable under Crude Oil Sales Purchase Agreement and Natural Gas Sales and Purchase Agreement	$8,000,000	Terminating on the earlier of December 31, 2002 or upon written notice by Guarantor to Beneficiary
Calpine Corporation	Debtor	Lambie Energy Center, LLC (ND)	Pacific Gas & Electric Company	All amounts payable under Letter Agreement Regarding Facilities to Be Deeded to PG&E in Satisfaction of Milestone 3 of Appendix B of the Generator Special Facilities Agreement, dated as of November 6, 2002, between and among the parties named therein	$4,014,134
Calpine Corporation	Debtor	Lambie Energy Center, LLC (ND)	Marelich Mechanical Co. (d/b/a University Marelich Mechanical)	All amounts payable under Construction Contract, dated as of May 24, 2002, between and among the parties named therein	$9,245,804	Terminating on the earlier of May 31, 2003 unless the Contractor has given notice of nonpayment to Calpine or when the obligations have been paid
Calpine Corporation	Debtor	Creed Energy Center, LLC (ND)	Marelich Mechanical Co. (d/b/a University Marelich Mechanical)	All amounts payable under Construction Contract, dated as of May 24, 2002, between and among the parties named therein	$8,702,673	Terminating on the earlier of May 31, 2003 unless the Contractor has given notice of nonpayment to Calpine or when the obligations have been paid

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	CPN Bethpage 3rd Turbine, Inc.	Long Island Lighting Company (d/b/a LIPA)	All amounts payable under Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services	$2,200,000
Calpine Corporation	Debtor	Calpine Energy Services Partnership (ND)	Canadian Imperial Bank of Commerce	All amounts payable under ISDA Master Agreement, dated as of August 12, 1996, between and among the parties named therein	$10,000,000	Terminating on the earlier of June 30, 2003 or when the obligations have been paid
Enron Corp.		Citrus Marketing, Inc.	Auburndale Power Partners, Limited Partnership	All amounts payable under Gas Sales Agreement, dated as of January 8, 1994, between and among the parties named therein	Not to exceed 50% of the obligations
Calpine Corporation	Debtor	Calpine Power Services Company (ND), Calpine Fuels Corporation, CPN Gas Marketing (ND), CPN Central Fuels, L.P. (ND), and CPN East Fuels, LLC (ND)	Aquila Energy Marketing Corporation and Aquila Risk Management Corporation	All amounts payable under agreements involving the purchase, transmission, sale, transportation, exchange, or similar transactions with respect to electricity, natural gas, or other energy commodities, other energy related services, as well as swap, option, and other financially-settled derivative transactions	$15,000,000	Terminating June 1, 2001

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	CPN Bethpage 3rd Turbine, Inc.	Slattery-Skanska, Inc.	All amounts payable under Contract No. BTHPK-0000000003, dated as of February 19, 2002, between and among the parties named therein, providing for the procurement and construction relating to the CPN Bethpage 3rd Turbine Project	$21,260,000
Calpine Corporation	Debtor	Calpine Energy Services, L.P.	Sempra Energy Trading Corp.	All amounts payable under agreements involving the purchase, transmission, sale, transportation, exchange, or similar related derivative transactions with respect to electricity, natural gas, or other energy commodities, other energy related services	$10,000,000
Terminating December 31, 2005, provided that such termination shall not affect the obligations hereunder of the Guarantor in respect of agreements or transactions thereunder entered into before such effectiveness as to which the Guarantee shall in all respects remain in full force and effect

Calpine Corporation	Debtor	Calpine Energy Services, L.P.	Pacific Gas & Electric Company	All amounts payable under Master Power Purchase and Sale Agreement, dated as of October 11, 2000, between and among the parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Global Services Company, Inc.	Compania de Operacion y Mantenimiento Valladolid, S. de R.L. de C.V.	All amounts payable under and all obligations required under Operations and Maintenance Subcontract, dated as of May 4, 2004, between and among the parties named therein
Calpine Corporation	Debtor	Calpine Global Services Company, Inc.	Compania de Operacion y Mantenimiento Valladolid, S. de R.L. de C.V.	All amounts payable under and all obligations required under Operations and Maintenance Subcontract, dated as of December 21, 2004, between and among the parties named therein
Calpine Corporation	Debtor	Calpine Power Services, Inc. (ND)	Ingenieria y Construccion de Valladolid S.A. de C.V.	All amounts payable under and all obligations required under Turbine Subcontract, dated as of April 30, 2004, between and among the parties named therein
Calpine Corporation	Debtor	Calpine Schuylkill, Inc.	Grays Ferry Holdings Inc.	All amounts payable under Article 6 of the Purchase and Sales Agreement, dated as of July 1, 2005, between and among the parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Cleco Corporation		Acadia Power Partners, LLC (ND)	Aquila Energy Marketing Corporation	All amounts payable under the Power Purchase Agreement entered in 2000, between and among the parties named therein	$12,500,000
Calpine Corporation	Debtor	CPN Pipeline Company	California State Lands Commission	All amounts payable under General Lease – Right of Way Use	$10,000,000
Calpine Corporation	Debtor	CPN Gas Marketing Company (ND)	Lodi Gas Storage, L.L.C.	All amounts payable or performance required under Firm Gas Storage Contract, dated as of November 17, 2000, between and among the parties named therein
Calpine Corporation	Debtor	Certain Calpine affiliates	Nooter/Eriksen, Inc.	All amounts payable under that certain Letter Agreement, dated as of January 8, 2003, between and among the parties named therein	$30,000,000
Calpine Corporation	Debtor	CPN Central Fuels, L.P. (ND)	PG&E Texas Industrial Energy, L.P.	All amounts payable under one or more agreements involving the purchase, transmission, sale, transportation, exchange, or similar transactions with respect to natural gas	$2,000,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Power Services Company (ND) and Calpine Energy Services, L.P.	Pacific Gas and Electric Company	All amounts payable under one or more agreements involving the purchase, transmission, sale, transportation, distribution, lending, parking, storage, exchange or similar transactions with respect to electricity, natural gas, or other energy commodities, other energy related services and financial derivatives thereof	$100,000,000
Terminating at the earlier of the termination of all Agreements or 45 days after receipt of written notice of revocation of this Guarantee from Guarantor—which shall not eliminate any liability or obligation of Guarantor relating to or arising out of any obligations or transaction occurring prior to the effective date of the termination

Calpine Corporation	Debtor	Calpine Power Services Company (ND)	Aquila Power Corporation	All amounts payable under one or more Power Sales Agreements
Calpine Corporation	Debtor	Calpine Brazos Valley Energy Center GP, LLC (ND) and Calpine Brazos Valley Energy Center LP, LLC (ND)	Brazos Valley Special Purpose GP Limited Partnership and Brazos Valley Special Purpose LP Limited Partnership	All amounts payable under Section 2.04(b)(iii)(A) of the Purchase Agreement, dated February 18, 2004, by and among parties named therein	$2,500,000	Terminating on the earlier of 18 months of the day hereof or when the obligations have been paid in full

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Energy Services, L.P.	Calpine Energy Management, L.P.
All obligations and liabilities under (1) the Gas Supply and Power Purchase Agreement, dated as of August 4, 2004, by and among parties named therein, (2) the Master Administration and Contract Cervices Agreement, dated as of August 4, 2004, by and among parties named therein, (3) the Consent and Subordination Agreement, dated as of August 4, 2004, by and among parties named therein ,and (4) the Letter of Credit, dated as of August 4, 2004, by and among parties named therein

Calpine Corporation	Debtor	Calpine Canada Power Ltd. (ND)	Calpine Power, L.P.	Excess construction costs obligations under Section 4.5 and the Buydown Obligation of Calpine Canada Power Ltd. under Section 4.4 of the Calgary Energy Contribution Agreement
Termination upon the earlier of (a) the Calgary Energy Facility achieving the Guaranteed Tolling Capacity and Guaranteed Heat Rates or (b) the performance of the Buydown Obligation by Calpine Canada Power Ltd.

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation and Quintana Canada Holdings, LLC	Debtors	Calpine UK Holdings Ltd. (ND)		Obligations of Calpine UK Holdings Ltd. arising from the sale of Saltend and UK Ops
Calpine Corporation	Debtor	Calpine Energy Services, L.P.	Cargill Investor Services, Inc.
All amounts payable and performances required under an agreement to engage in domestic and foreign transactions in future contracts, physical commodities, financial forward commodity contracts, exchanges for physical commodities and options on domestic futures contracts, financial forward commodity contracts and physical commodities

Calpine Corporation	Debtor	Calpine PowerAmerica, LP	Chevron Philips Chemical Company LP	All amounts payable under Power Purchase Agreement, dated as of January 11, 2002, by and among parties named therein	$2,500,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Power Services, Inc (ND)	.City of Corona	All performance required under an agreement for the operation and maintenance of a proposed, approximately 30 MW combined-cycle power plant and related facilities, to be located in Corona, California	$1,300,000
Calpine Corporation	Debtor	Calpine Energy Services Canada Partnership (ND)	Coral Energy Holding and Coral Canada US Inc.	All amounts payable under various agreements or confirmations providing for (i) the purchase and sale of natural gas, (ii) the purchase, transmission, sale, exchange, or similar transaction with respect to electricity, emissions, or other power related services, and (iii) swaps, options and other financially settles derivative transactions as amended, supplemented, renewed or extended	$5,000,000	Terminating on the earlier of December 31, 2002 or when all obligations have been paid
Calpine Corporation	Debtor	Calpine Energy Services Canada Partnership (ND)	Entergy-Koch Trading Canada, ULC	Obligations of Calpine Energy Services Canada Partnership under the Base Contract for Sale and Purchase of Natural Gas

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Energy Services Canada Ltd. (ND)	Duke Energy Marketing Limited Partnership	Obligations of Calpine Energy Services Ltd. under the Collateral Agreement.
Calpine Corporation	Debtor	Calpine Energy Services Canada Ltd. (ND)		Certain obligations relative to a tolling agreements and gas deals.
Calpine Corporation	Debtor	Calpine Pittsburg, Inc. (ND), Calpine Construction Finance Company, L.P. (ND), Calpine Pittsburg, LLC, Delta Energy Center, LLC (ND), and Los Medanos Energy Center LLC (ND)	The Dow Chemical Company and the Great Western Pipeline Company, Inc.	All performance required under a Binding Letter or Intent, the Power Plant Asset Purchase Agreement, the Power Plant Lease, the Pipeline Asset Agreement, the Energy Sales Agreement, the Option Agreement, the Merchant Plant Lease, the Parent Guarantee Agreement, the Merchant Plant Parent Guarantee Agreement, and the Ancillary Services, each dated as of July 21, 1998, by and among parties named therein and the October 31, 2000 Affirmation, dated as of October 31, 2000, by and among parties named therein	$20,000,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine PowerAmerica, L.P.	E.I. DuPont De Nemours	All amounts payable under Power Purchase Agreement, dated as of December 18, 2001, by and among parties named therein	$10,000,000
Calpine Corporation	Debtor	Calpine PowerAmerica, L.P.	E.I. DuPont De Nemours	All amounts payable under the Power Purchase Agreement, dated on or about December 7, 2001, by and among parties named therein	$20,000,000
Calpine Corporation	Debtor	Calpine California Equipment Finance Company, LLC	GE Packaged Power, Inc.	All amounts payable under the Purchase Contract, dated as of April 29, 2002, by and among parties named therein
Calpine Corporation	Debtor	Calpine Newark, LLC (ND) and Calpine Parlin, LLC (ND)	General Electric Capital Corporation	All amounts payable under the Credit Agreement entered in July 2004, by and among parties named therein
Calpine Corporation	Debtor	Riverside Energy Center, LLC (ND)	General Electric Company	All amounts payable under the Purchase Agreement, dated as of November 14, 2001, by and among parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Compania de Generacion Valladolid, S. De R.L. De C.V. (ND)	General Electric Company and General Electric International Operations Company, Inc.	All amounts payable under Article 10 of the Amended and Restated Two Unit Purchase Contract, dated as of December 2, 2003, by and among parties named therein
Calpine Corporation	Debtor	Calpine Energy Services, L.P.	Pacific Gas and Electric Company	All amounts payable under master Power Purchase and Sale Agreement, dated as of October 11, 2000, by and among parties named therein	$245,134,670
Calpine Corporation	Debtor	Rocky Mountain Energy Center, LLC (ND)	Public Service Company of Colorado	All amounts payable under the Power Purchase Agreement, dated as of March 9, 2001, by and among parties named therein	$60,100,000
Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	WHR, Inc.	All amounts payable under and performances required under Geothermal Lease and Agreement, by and among parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Power Services Company (ND)	Central and South West Services, Inc.	All amounts payable under one or more agreements involving the purchase, transmission, sale, transportation, exchange, or similar transactions with respect to electricity or other energy commodities, or other energy related services	$2,500,000	Terminating September 19, 2000
Calpine Corporation	Debtor	Calpine Energy Services, L.P. and Calpine Fuels Texas Corporation (ND)	Houston Pipeline Company LP	All amounts payable arising from HPL’s purchase, sale or exchange of energy, natural gas or other related services, energy relate commodities, commodities swap agreements or option contracts with respect to any energy related commodities	$28,000,000
Calpine Corporation	Debtor	Fremont Energy Center, LLC (ND)	Kvaerner Songer, Inc.	All amounts payable under the Construction Contract, dated as of August 6, 2001, by and among parties named therein, for the construction of a power plant relating to the Fremont Energy Center	$142,900	Terminating on the earlier of June 1, 2004 or when all obligations have been paid

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Pastoria Energy Facilities, LLC	Kvaerner E&C, Inc.	All amounts payable under the Construction Contract, dated as of April 25, 2001, by and among parties named therein, for the construction of a gas fired power plant relating to the Pastoria Energy Center	$195,000,000	Terminating on the earlier of June 30, 2004 or when all obligations have been paid
Calpine Corporation	Debtor	Los Esteros Critical Energy Facility, LLC	Marelich Mechanical Co. d/b/a University Marelich Mechanical	All amounts payable under the Construction Contract, dated as of December 18, 2001, by and among parties named therein, for the construction relating to the Los Esteros Critical Energy Facility		Terminating on the later of June 30, 2004 or when all obligations have been paid TERMINATION AGREEMENT
Calpine Corporation	Debtor	Goose Haven Energy Center, LLC (ND)	Marelich Mechanical Co., Inc. d/b/a University Marelich Mechanical	All amounts payable under Construction Contract, dated as of May 24, 2002, by and among parties named therein, to provide of the construction of a gas fired power plant		TERMINATION AGREEMENT

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Lambie Energy Center, LLC (ND)	Marelich Mechanical Co., Inc. d/b/a University Marelich Mechanical	All amounts payable under Construction Contract, dated as of May 24, 2002, by and among parties named therein, to provide of the construction of a gas fired power plant		TERMINATION AGREEMENT
Calpine Corporation	Debtor	Calpine Power Services Company (ND)	PG&E Energy Trading-Power, L.P.	All amounts payable and performances required under all indebtedness, liabilities, or undertakings incurred by Calpine Power Services Company	$5,000,000	Terminating on the later of January 27, 2001 or when all obligations have been paid
Calpine Corporation	Debtor	Calpine Power Services Company (ND)	PG&E Energy Trading-Power, L.P.	All amounts payable and performances required under all indebtedness, liabilities, or undertakings incurred by Calpine Power Services Company	$10,000,000	Terminating on the later of May 20, 2001 or when all obligations have been paid
Calpine Corporation	Debtor	Rumford Power Associates Limited Partnership (ND)	Portland Natural Gas Transmission System	All amounts payable under the Firm Transportation Contract providing for the transportation of natural gas	$2,600,000	Terminating December 31, 2002
Calpine Corporation	Debtor	Calpine Producer Services, L.P.	Questar Pipeline Company	All amounts payable under the Operational Balancing Agreement and Interruptible Transportation Agreement	$500,000	Terminating on the later of May 31, 2003 or when all obligations have been paid

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Rocky Mountain Energy Center, LLC (ND)	U.S. Filter Wastewater Group, Inc.
All amounts payable under the Construction Contract, dated as of October 14, 2002, by and among parties named therein, providing for the construction relating to the ZLD Water/Waste Treatment Systems, Rocky Mountain Energy Center
Terminating on the later of January 1, 2004 or when all obligations have been paid
Calpine Corporation	Debtor	Calpine Greenfield Limited Partnership (ND)	Burns and Roe Enterprises, Inc.	All amounts payable under a contract for professional services, dated as of June 27, 2005, by and among parties named therein, relating to the Greenfield Energy Centre Project	$7,000,000	Terminating on the later of April 8, 2008 or when all obligations have been paid
Calpine Corporation	Debtor	Freeport Energy Center, LP (ND)	The Dow Chemical Company	All amounts payable under the Project Documents
Calpine Corporation	Debtor	Calpine Greenfield Limited Partnership (ND)	CM Greenfield Power Corp.	All amounts payable under and performances required under an engineering, procurement and construction agreement, dated as of October 12, 2005, by and among parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Energy Services Canada Ltd. (ND) and Calpine Greenfield Commercial Trust (ND)	Greenfield Energy Centre LP, CM Greenfield Power Corp., MIT Power Canada Investment Inc., and MIT Power Canada LP Inc.
All amounts payable under and performances required under the Governance Agreement, the Sale Agreement, Turbine Asset Bill of Sale, the CTs Contract Bill of Sale, the ST Contract Bill of Sale, the Electric Generators Bill of Sale, the CTs Contract Bill of Sale to Partnership, the ST Contract Bill of Sale to Partnership, the Electric Generators Bill of Sale to Partnership, and the Siemens Combustion Turbines Exchange Agreement (each as defined in the Turbine Assets Sale Agreement, dated as of November 11, 2005, by and among parties named therein)

Calpine Corporation	Debtor	Mankato Energy Center, LLC (ND)	Northern States Power Company	All amounts payable under and performances required under the Purchased Power Agreement, dated as of March 11, 2004, by and among parties named therein	$18,250,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	State Lands Commission of the State of California	Performance of all terms under the assignment of State Geothermal Resources Lease PRC 7810.2		H/w note: “Leease quitclaimed per Kirin Talkington 11/21/05”
Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	State Lands Commission of the State of California
Performance of all terms under the assignment of State Geothermal Resources Lease PRC 5206.2, including the consolidation of the lease under a blanket contract performance bond with State Geothermal Resources Lease PRC 4596.2, PRC 4597.2, PRC 6422.2, PRC 6423.2 and PRC 7845.3

Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	State Lands Commission of the State of California	Performance of all terms under the assignment of State Geothermal Resources Leases PRC 4596.2, PRC 4597.2, PRC 6422.2 and PRC 6423.2
Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	State Lands Commission of the State of California	Performance of all terms under the assignment of State Geothermal Resources Lease PRC 7845.3
Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	State Lands Commission of the State of California	Performance of all terms under the assignment of State Geothermal Resources Lease PRC 8556.2

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Geysers Power Company, LLC (ND)	WHR, Inc.	Performance of all terms under the assignment of Geothermal Lease and Agreement, dated as of June 14, 2004, by and among parties named therein
Calpine Corporation	Debtor	Calpine Construction Finance Company, L.P. (ND)	GenTex Power Corporation	All amounts payable under Article 8 of the Asset Purchase Agreement, dated as of December 19, 2003, by and among parties named therein, relating to the sale of Calpine Construction Finance Company, L.P.’s interest in the Lost Pines Facility to GenTex	$150,000,000
Calpine Corporation	Debtor	Calpine Construction Finance Company, L.P. (ND)	GenTex Power Corporation	All amounts payable under the Participation Agreement and other Definitive Agreement (as defined in the Participation Agreement)		Terminating at the Commercial Operation Date (as defined in the Participation Agreement)
Calpine Corporation	Debtor	CPN Insurance Corporation (ND)	Imagine Insurance Limited	All amounts payable under teo agreement providing reinsurance between Imagince and CPN	Not to exceed $20,000,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine PowerAmerica, LP	Air Products, L.P.	All amounts payable under the Power Purchase Agreement, dated as of December 18, 2001, by and among parties named therein, providing for the delivery and purchase of power and certain ancillary services	$10,000,000
Calpine Corporation	Debtor	Calpine PowerAmerica, LP	Air Products, L.P.	All amounts payable under the Power Purchase Agreement, dated as of December 18, 2001, by and among parties named therein, providing for the delivery and purchase of power and certain ancillary services to the Midlothian Facilitiy	$2,000,000
Calpine Corporation	Debtor	Acadia Power Partners, LLC (ND)	Aquila Energy Marketing Corporation	All amounts payable under the Power Purchase Agreement	$12,500,000
Calpine Corporation	Debtor	Calpine Auburndale, LLC (ND)	Auburndale Holdings, LLC	All amounts payable under Limited Liability Company Operating Agreement, dated as of August 27, 2003, by and among the parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine Power Holdings Ltd. (ND)	Calgary Power, L.P.	All amounts payable under Sections 4.3, 4.4 and 4.5 of the Island Contribution Agreement between Calpine Power Holdings, Ltd., Calgary Power, L.P. and Calpine Power Income Fund.		Termination upon termination of Island Contribution Agreement
Calpine Corporation	Debtor	Wolfskill Energy Center, LLC (ND)	City of Fairfield, California	All amounts payable under certain sections of the Ground Lease, dated as of July 16, 2002, by and among parties named therein	$11,684,000
Calpine Corporation	Debtor	Calpine PowerAmerica, LP	Javelina Company	All amounts payable under Power Purchase Agreement, dated as of December 18, 2001 by and among parties listed therein	$3,000,000
Calpine Corporation	Debtor	Calpine Canada Natural Gas Partnership (ND), Calpine Canada Resources Company (ND) and Calpine Energy Holdings Limited (ND)	J. Aron & Company	All amounts payable under certain agreements for cross currency foreign exchange transactions

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Calpine King City Cogen, LLC (ND)	King City LP	All amounts payable under certain True-Up Payment Obligation and QF Mitigation Obligation; Gas Sale and Purchase Agreement
Calpine Corporation	Debtor	Calpine Construction Finance Company (ND)	Kvaerner U.S. Inc.	All amounts payable under the construction contract for the Osprey Energy Center, dated as of September 14, 2001, by and among parties named therein, providing for the construction relating to the Osprey Energy Center	$113,404,825	Terminating on the earlier October 31, 2003 or when all obligations have been paid
Calpine Corporation	Debtor	Calpine Construction Finance Company (ND)	Kvaerner U.S. Inc.	All amounts payable under the Construction Agreement	$35,000,000
Calpine Corporation	Debtor	Riverside Energy Center, LLC (ND)	Madison Gas and Electric Company	All amounts payable under Section 3.06 of the Power Purchase Agreement, dated as of march 5, 2001 and amended as of July 30, 2002, by and among the parties named therein	$1,500,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Valladolid International Investments, S. de R.L. de C.V. (ND)	Mitsui & Co., Chubu Electric Power Co., Inc., Chubu Electric Power Company International B.V., and Compania de Operacion y Mantenimiento Valladolid, S. de R.L. de C.V.	All amounts payable and performances required under the Operator Members Agreement, dated as of December 7, 2004, by among the parties named therein
Calpine Corporation	Debtor	Valladolid International Investments, S. de R.L. de C.V. (ND)	Mitsui & Co. and Compania de Generacion Valladolid, S. de R.L. de C.V.
All amounts payable and performances required under the Members Agreement, dated as of November 7, 2003, by and among parties named therein, with respect to Compania de Generacion Valladolid, S. de R.L. de C.V.

Calpine Corporation	Debtor	Valladolid International Investments, S. de R.L. de C.V. (ND)	Mitsui & Co., Chubu Electric Power Co., Inc., Chubu Electric Power Company International B.V., and Compania de Generacion Valladolid, S. de R.L. de C.V.	All amounts payable under the Existing Members Agreement and the anticipated Second Restated and Amended Members Agreement
Calpine Corporation	Debtor	Mankato Energy Center, LLC (ND)	Parsons Energy & Chemical Group, Inc.	All amounts payable under Contract for Professional Services, dated as of February 20, 2004, by and among parties named therein	$5,815,000	Terminating on the earlier February 20, 2004 or when all obligations have been paid

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Quincy Energy Center, LLC (ND)	Public Service Company of Colorado	All amounts payable under the Power Purchase Agreement, dated as of January 26, 2001, by and among the parties named therein	$33,600,000
Calpine Corporation	Debtor	Deer Park Energy Center, L.P. (ND)	Reliant Energy HL&P, a division of Reliant Energy, Incorporated	All amounts payable under Exhibit E of the Interconnection Agreement, number INT01-089A for the 345 kV interconnection	$92,000,000
Calpine Corporation	Debtor	Panda West Power I, L.P. (ND)	Richard M. Emigh	All amounts payable under the Lease, dated as of February 9, 2001, by and among parties named therein	$154,000
Calpine Corporation	Debtor	Panda West Power II, L.P. (ND)	Richard M. Emigh	All amounts payable under the Lease, dated as of February 9, 2001, by and among parties named therein	$220,000
Calpine Corporation	Debtor	Panda West Power III, L.P. (ND)	Richard M. Emigh	All amounts payable under the Lease, dated as of February 9, 2001, by and among parties named therein	$154,000

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Riverside Energy Center, LLC (ND)	Riverside Contractors, LLC	All amounts payable under Construction Contract, dated as of July 22, 2002, by and among parties named therein, providing for the construction relating to the Riverside Energy Center
Calpine Corporation	Debtor	Riverside Energy Center, LLC (ND)	Certain Secured Parties named in the Credit Agreement	All amounts payable and certain performances required under the Credit Agreement, dated as of August 22, 2002, by and among parties named therein
Calpine Corporation	Debtor		Calpine Monterey Cogeneration, Inc.	Obligations under the Gas Sale and Purchase Agreement
Calpine Corporation	Debtor	Calpine Merchant Services Company, Inc. and Calpine Energy Services, L.P.	The Bear Stearns Companies, Inc. and CalBear Energy LP	Obligations under the Master Transaction Agreement, dated as of September 7, 2005, by and among the parties named therein
Calpine Corporation	Debtor		Freeport Energy Center	Project Document Guaranty for Freeport EPC Contract
Calpine Corporation	Debtor		Freeport Energy Center	Project Document Guaranty for Freeport Major Maintenance Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor		Freeport Energy Center	Project Document Guaranty for Freeport/Calpine Energy Services Index Based Power Purchase Agreement
Calpine Corporation	Debtor		Mankato Energy Center, LLC	Project Document Guaranty for Mankato EPC Agreement
Calpine Corporation	Debtor	Mankato Energy Center, LLC	Northern States Power Company	Obligations related to a Power Purchas Agreement, dated as of March 11, 2004, by and among the parties named therein
Calpine Corporation	Debtor		Mankato Energy Center, LLC	Project Document Guaranty for Mankato O&M Agreement
Calpine Corporation	Debtor	Calpine Greenleaf, Inc.	Sumitomo Mitsui Banking Corporation	Obligations related to a True-Up Agreement
Calpine Corporation	Debtor	Calpine Greenleaf, Inc.	Sumitomo Mitsui Banking Corporation	Calpine guarantees to Owner Trustee that it will pay amount of loss not otherwise covered		Major Maintenance Guaranty
Calpine Corporation	Debtor	O.L.S. Energy-Agnews, Inc.	BNY Western Trust Company			Earthquake Deductible Guaranty Agreement
Calpine Corporation	Debtor	O.L.S. Energy-Agnews, Inc.	BNY Western Trust Company	Calpine guarantees to Owner Trustee that it will make payments when required for WCRA, DSRA, PTRA, Additional Rent, or Depository Fee
Calpine Corporation	Debtor	O.L.S. Energy-Agnews, Inc.	BNY Western Trust Company	Lessee shall make required deposits and withdrawals

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Texas Cogeneration Company		Obligations under that Stock Purchase and Redemption Agreement, dated as of March 31, 1998
Calpine Corporation	Debtor	Calpine Construction Finance Company (ND)	Seminole Electric Cooperative
Calpine Corporation	Debtor	Calpine Energy Services	Gulfstream Gas Transport	Obligations under a gas transportation contract		LOC Guaranty
Calpine Corporation	Debtor	Calpine Energy Services	Snapping Shoals	Obligations under a power contract	$10,000,000
Calpine Corporation	Debtor	Calpine Hidalgo Energy Center, L.P.	Duke Capital Corporation	Obligations under the Electric Generation Equipment Lease Agreement
Calpine Corporation	Debtor	Panda		Obligations under the Development Rights Agreement relating to a Panda loan
Guarantors from time to time party thereto (including Morgan Energy Center)		Calpine Generating Company		Obligations under the Security Agreement, dated as of March 23, 2004
Guarantors from time to time party thereto (including Decatur Energy Center)		Calpine Generating Company		Obligations under the Security Agreement, dated as of March 23, 2004

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Acadia Power Partners, LLC	Nondebtor	Calpine Energy Services	APH	Payments under the Settlement Agreement and an Amendment to the 2001 Power Purchase Agreement entered in 2005	$2,500,000
Calpine Acadia Holdings, LLC		Calpine Energy Services	APH	Payments under the Settlement Agreement and an Amendment to the 2001 Power Purchase Agreement entered in 2005	$2,500,000
Calpine Corporation	Debtor	Rockgen OL-1, LLC (ND) and SBR OP-1, LLC (ND)				Calpine Guaranty and Payment Agreement
Calpine Corporation	Debtor	Rockgen OL-2 (ND), LLC and SBR OP-2, LLC (ND)				Calpine Guaranty and Payment Agreement
Calpine Corporation	Debtor	Rockgen OL-3 (ND), LLC and SBR OP-3, LLC (ND)				Calpine Guaranty and Payment Agreement
Calpine Corporation	Debtor	Rockgen OL-4 (ND), LLC and SBR OP-4, LLC (ND)				Calpine Guaranty and Payment Agreement
Calpine Corporation	Debtor	Pastoria Energy Facilities, L.L.C.	Kern Water Bank Authority	Obligations under the Option and Water Services Agreement, dated as of March 15, 2001, by and among the parties name therein
Calpine Corporation	Debtor	Pastoria Energy Facilities, L.L.C.	Tejon Ranch	Pollution Insurance Coverage obligations under Ground Lease, dated as of July 19, 2001, by and among parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Pastoria Energy Facilities, L.L.C.	Tejon Ranch	Rent Insurance Coverage obligations under Ground Lease, dated as of July 19, 2001, by and among parties named therein
Calpine Corporation	Debtor	Pastoria Energy Facilities, L.L.C.	Tejon Ranch	PEF Deductible Amount obligations under Ground Lease, dated as of July 19, 2001, by and among parties named therein
Hermiston Power Partnership and its partners		Calpine Construction Finance Company (ND)	Lenders
Calpine Corporation	Debtor	Hermiston Power Partnership (ND)	Oregon Energy Facility Sitting Council	Obligations to pay remediation costs	$8,200,000
O’Brien Energy Suystems, Inc.		Calpine Newark, LLC		Obligations under the Ground Lease
Calpine Corporation	Debtor	Decatur Energy Center, LLC	Tennessee Valley Authority	Obligations under the Interconnection Agreement
Calpine Corporation	Debtor			Payment obligations under the Easement Agreement between LIPA, TBG Cogen Partners and Bethpage 3 Energy Center, LLC

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	CCMI (ND), Calpine Operating Services Company, Inc., and Bethpage Energy Center3, LLC		Payment obligations under the Affiliate Project Documents (EPC Contract and O&M Agreement) and collection costs
Calpine Corporation	Debtor	PC		Payment obligations under the Contract for Sale and Purchase of Capacity, Energy, and Ancillary Services
O’Brien Environmental Energy,Inc. (predecessor to Calpine Cogeneration Corp.)		O’Brien (Philadelphia) Cogeneration, Inc. (ND)	The Philadelphia Municipal Authority	Payment obligations under the Energy Service Agreement
O’Brien Environmental Energy		O’Brien (Philadelphia) Cogeneration (ND)		Payment obligations under the Energy Service Agreement
O’Brien Environmental Energy		O’Brien (Philadelphia) Cogeneration (ND)	The Philadelphia Municipal Authority	Payment obligations under the Energy Service Agreement
O’Brien Environmental Energy		O’Brien (Philadelphia) Cogeneration (ND)	The Philadelphia Municipal Authority	Payment obligations under the Energy Service Agreement
Calpine Corporation	Debtor	(CPN Bethpage Third Turbine, Inc.)		Payment obligations under the Power Purchase Agreement with LIPA
Calpine Corporation	Debtor	(CPN Bethpage Third Turbine, Inc.)		Payment obligations under the Lease with LIPA

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor		South Carolina Pipeline Corporation		$26,500,000
Columbia Energy, LLC		Southern Natural Gas Company (ND) and South Carolina Pipeline Corporation (ND)	Eastman Chemical Company
Calpine Corporation	Debtor		MEP Pleasant Hill, LLC
Calpine Corporation	Debtor	MEP Pleasant Hill, LLC	Term Lenders
Calpine Corporation	Debtor		MEP Pleasant Hill, LLC	Payment obligations under the Second Amended and Restated O&M Agreement
Calpine Corporation	Debtor		Owner Lessor	Payment obligations in connection with the Pasadena Cogeneration Facility
Calpine Corporation	Debtor	PMCC Calpine New England Investment LLC (ND) and PMCC Calpine NEIM LLC (ND)	U.S. Bank National Association	Payment obligations under the Rumford-Tiverton Sale Leaseback Transaction		Tiverton
Calpine Corporation	Debtor	PMCC Calpine New England Investment LLC (ND) and PMCC Calpine NEIM LLC (ND)	U.S. Bank National Association	Payment obligations under the Rumford-Tiverton Sale Leaseback Transaction		Rumford

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	South Point OL-1 LLC, And SBR OP-1	U.S. Bank National Association
Guarantee obligation under the Settlement Agreement, dated as of June 14, 2006, between Broad River Energy LLC, South Point Energy Center, LLC and Calpine Corporation, on one hand, and South Point OL-1, LLC, South Point OL-2, LLC, South Point OL-3, LLC, and South Point OL-4, LLC, Broad River OL-1, LLC, Broad River OL-2, LLC, Broad River OL-3, LLC, and Broad River OL-4, LLC, and SBR OP-1, LLC, SBR OP-2, LLC,  SBR OP-3, LLC and SBR OP-4, LLC, on the other hand.  Settlement Agreement approved by Court on June 27, 2006 at Docket No. 2038.
South Point SP-1
Calpine Corporation	Debtor	South Point OL-2 LLC (ND), And SBR OP-2 (ND)	U.S. Bank National Association	Same as above.		South Point SP-2
Calpine Corporation	Debtor	South Point OL-3 LLC (ND), And SBR OP-3 (ND)	U.S. Bank National Association	Same as above.		South Point SP-3

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	South Point OL-4 LLC (ND), And SBR OP-4 (ND)	U.S. Bank National Association	Same as above.		South Point SP-4
Calpine Corporation	Debtor	Calpine Energy Services, L.P.	California Department of Water Resources	Obligations under Master Power Purchase and Sale Agreement, dated April 22, 2002		Amended and Restated Confirmation Letter, dated April 22, 2002
Calpine Corporation	Debtor	Calpine Northbrook Energy Marketing, LLC	United States of America Department of Energy, through Bonneville Power Administration	Obligations pursuant to purchase of Calpine Energy Services, L.P.'s rights, title and interest in a 100 MW per hour, per day power contract
South Point Energy, LLC	Debtor	South Point OL-1, LLC	Fort Mohave Indian Tribe			Consent Letter dated October 18, 2001
South Point Energy, LLC	Debtor	South Point OL-2, LLC	Fort Mohave Indian Tribe			Consent Letter dated October 18, 2001
South Point Energy, LLC	Debtor	South Point OL-3, LLC	Fort Mohave Indian Tribe			Consent Letter dated October 18, 2001
South Point Energy, LLC	Debtor	South Point OL-4, LLC	Fort Mohave Indian Tribe			Consent Letter dated October 18, 2001
South Point Energy, LLC	Debtor	South Point OL-1, LLC				Facility Site Lease dated October 18, 2001
South Point Energy, LLC	Debtor	South Point OL-2, LLC				Facility Site Lease dated October 18
South Point Energy, LLC	Debtor	South Point OL-3, LLC				Facility Site Lease dated October 18
South Point Energy, LLC	Debtor	South Point OL-4, LLC				Facility Site Lease dated October 18
South Point Energy, LLC	Debtor	SBR OP-1, LLC				Tax Indemnity Agreement dated October 18, 2001

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
South Point Energy, LLC	Debtor	SBR OP-2, LLC				Tax Indemnity Agreement dated October 18, 2001
South Point Energy, LLC	Debtor	SBR OP-3, LLC				Tax Indemnity Agreement dated October 18, 2001
South Point Energy, LLC	Debtor	SBR OP-4, LLC				Tax Indemnity Agreement dated October 18, 2001
Calpine Corporation	Debtor	South Point OL-1, LLC and SBR OP-1, LLC	State Street Bank and Trust Company of Connecticut, N.A.			Calpine Guaranty and Payment Agreement, dated October 18, 2001
Calpine Corporation	Debtor	South Point OL-2, LLC and SBR OP-2, LLC	State Street Bank and Trust Company of Connecticut, N.A.			Calpine Guaranty and Payment Agreement, dated October 18, 2001
Calpine Corporation	Debtor	South Point OL-3, LLC and SBR OP-3, LLC	State Street Bank and Trust Company of Connecticut, N.A.			Calpine Guaranty and Payment Agreement, dated October 18, 2001
Calpine Corporation	Debtor	South Point OL-4, LLC and SBR OP-4, LLC	State Street Bank and Trust Company of Connecticut, N.A.			Calpine Guaranty and Payment Agreement, dated October 18, 2001
Calpine Corporation	Debtor	South Point Energy Center, LLC and South Point OL-1, LLC	Newcourt Credit Group USA, Inc., Wells Fargo Bank Northwest, N.A., and State Street Bank and Trust Company of Connecticut, N.A.			OP Parent Guaranty (SP-1) dated October 18, 2001

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	South Point Energy Center, LLC and South Point OL-2, LLC	Newcourt Credit Group USA, Inc., Wells Fargo Bank Northwest, N.A., and State Street Bank and Trust Company of Connecticut, N.A.			OP Parent Guaranty (SP-2) dated October 18, 2001
Calpine Corporation	Debtor	South Point Energy Center, LLC and South Point OL-3, LLC	Newcourt Credit Group USA, Inc., Wells Fargo Bank Northwest, N.A., and State Street Bank and Trust Company of Connecticut, N.A.			OP Parent Guaranty (SP-3) dated October 18, 2001
Calpine Corporation	Debtor	South Point Energy Center, LLC and South Point OL-4, LLC	Newcourt Credit Group USA, Inc., Wells Fargo Bank Northwest, N.A., and State Street Bank and Trust Company of Connecticut, N.A.			OP Parent Guaranty (SP-4) dated October 18, 2001

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Broad River OL-1 LLC (ND) and SBR OP-1 (ND)	U.S. Bank National Association
Guarantee obligation under the Settlement Agreement, dated as of June 14, 2006, between Broad River Energy LLC, South Point Energy Center, LLC and Calpine Corporation, on one hand, and South Point OL-1, LLC, South Point OL-2, LLC, South Point OL-3, LLC, and South Point OL-4, LLC, Broad River OL-1, LLC, Broad River OL-2, LLC, Broad River OL-3, LLC, and Broad River OL-4, LLC, and SBR OP-1, LLC, SBR OP-2, LLC,  SBR OP-3, LLC and SBR OP-4, LLC, on the other hand.  Settlement Agreement approved by Court on June 27, 2006 at Docket No. 2038.
Broad River BR-1
Calpine Corporation	Debtor	Broad River OL-2 LLC (ND) and SBR OP-2 (ND)	U.S. Bank National Association	Same as above.		Broad River BR-2
Calpine Corporation	Debtor	Broad River OL-3 LLC (ND) and SBR OP-3 (ND)	U.S. Bank National Association	Same as above.		Broad River BR-3

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Broad River OL-4 LLC (ND) and SBR OP-4 (ND)	U.S. Bank National Association	Same as above.		Broad River BR-4
Calpine Corporation	Debtor	RockGen OL-1 LLC (ND) and SBR OP-1 (ND)	U.S. Bank National Association			RockGen RG-1
Calpine Corporation	Debtor	RockGen OL-2 LLC (ND) and SBR OP-2 (ND)	U.S. Bank National Association			RockGen RG-2
Calpine Corporation	Debtor	RockGen OL-3 LLC (ND) and SBR OP-3 (ND)	U.S. Bank National Association			RockGen RG-3
Calpine Corporation	Debtor	RockGen OL-4 LLC (ND) and SBR OP-4 (ND)	U.S. Bank National Association			RockGen RG-4
Calpine Corporation	Debtor	Calpine Canada Energy Finance II ULC (ND)	Wilmington Trust Company
Rocky Mountain Energy Center, LLC		Riverside Energy Center, LLC (ND)		Obligations to cover shortfalls in Riverside’s ability to pay interest.

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Riverside Energy Center, LLC		Rocky Mountain Energy Center, LLC (ND)
Obligations (so long as consistent with Calpine’s indebtedness obligations) to contribute equity to Rocky if Rocky is experiencing a debt service shortfall.  The PSCO Security Reserve Fund at Riverside may be made available to PSCO to satisfy Rocky’s obligations thereto.  In addition, we are proposing an amendment which would allow funds in each of the project’s respect PSCO Security Reserve Accounts to be available to pay (x) debt service with respect to both projects to the extent necessary to avoid a payment default and (y) major maintenance expenses at both projects to the extent sufficient funds are not available.

Auburndale Peaker Energy Center		Calpine Energy Services

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor	Aurburndale Power Partners (ND)	UFJ Bank	Obligations on the credit rate swap payments under the Amended and Restated Limited Liability Operating Agreement of Auburndale Holdings, LLC
Calpine Corporation	Debtor		Sumitomo Mitsui Banking Corporation			Unit One Thermal Host Guaranty Agreement
Calpine Gilroy Cogen, L.P.		Calpine Corporation	BNY Asset Solutions LLC	Obligations under the Purchase Agreement, dated as of October 30, 2003, by and among the parties named therein
Calpine Corporation	Debtor		Owner Participant
Calpine Corporation	Debtor	Texas Cogeneration Company (ND)		Obligations under the Redemption Agreement, dated as of March 31, 1998, by and among the parties named therein
Calpine Corporation	Debtor	CCFC	Seminole Electric Cooperative
Calpine Construction Finance Company Subsidiaries		Calpine Construction Finance Company (ND)		Obligations under the Credit and Guarantee Agreement, dated as of August 14, 2003, by and among the parties named therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Construction Finance Company Subsidiaries		Calpine Construction Finance Company (ND)		Obligations under the Indenture, dated as of August 14, 2003, by and among the parties named therein
Calpine Generating Company, LLC Subsidiaries		Calpine Generating Company, LLC	Wilmington Trust FSB	Obligations under the First Priority Indenture, dated as of March 23, 2004, by and among the parties named therein
Calpine Generating Company, LLC Subsidiaries		Calpine Generating Company, LLC		Obligations under the Second Priority Indenture, dated as of March 23, 2004, by and among the parties named therein
Calpine Generating Company, LLC Subsidiaries		Calpine Generating Company, LLC		Obligations under the Third Priority Indenture, dated as of March 23, 2004, by and among the parties named therein
Calpine Generating Company, LLC Subsidiaries		Calpine Generating Company, LLC		Obligations under the Credit and Guarantee Agreement, dated as of March 23, 2004, by and among the parties named therein
Calpine Generating Company, LLC Subsidiaries		Calpine Generating Company, LLC		Obligations under the Amended and Restated Credit Agreement, dated as of March 23, 2004

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation	Debtor		U.S. Bank National Association	First priority Security Interest in and to Collateral = Pledged Stock and associated dividends proceeds		Stock Pledge Agreement
Calpine Corporation	Debtor	Calpine Monterey Cogeneration, Inc.	U.S. Bank, N.A., Ford Motor Credit Company and USL Capital Corporation	Indemnifications arising out of representations and warranties, expenses associated with amendment of transaction documents, and taxes		Participation Agreement
Calpine Monterey Cogeneration, Inc.		Ford Motor Credit Company (ND)		Indemnifications arising out of taxes		Tax Indemnity Agreement
Calpine Monterey Cogeneration, Inc.		U.S. Bank National Association (ND)		Indemnifications arising out of breach or default		Security Agreement
Calpine Corporation	Debtor		Calpine Monterey Cogeneration, Inc.	Funding obligations regarding working capital, major maintenance, rent as necessary, from time to time		Funding Agreement
Calpine Monterey Cogeneration, Inc.			Calpine Monterey Cogeneration, Inc.	Indemnification from all claims		O&M Agreement
Calpine Monterey Cogeneration, Inc.			Farmers Processing, Inc.	Liability and Indemnity for personal injuries		Interim Energy Services Agreement
Calpine Monterey Cogeneration, Inc.			Cascade Property, LLC	Liability and Indemnity for personal injuries		Process Water Services Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Monterey Cogeneration, Inc.			Pacific Gas & Electric Company	Cross-indemnification		Power Purchase Agreement
Calpine Corporation	Debtor		Calyon New York Branch
Indemnification obligations regarding the Credit Agreement, dated as of February 25, 2005, by and among the parties named therein, relating to a dispute between Siemens Westinghouse Power Corporations and Calpine Corporation
Indemnification Agreement
Calpine Corporation	Debtor	Calpine Operating Services Company, Inc.	General Electric	Under the Master Products and Services Agreement of June 8, 2005, payment obligations of those Calpine Corporation subsidiaries enter into CSA agreements for General Electric parts and services.		Master Products and Services Agreement. Term of 15 years.
Calpine Corporation	Debtor		Calpine Greenleaf, Inc.			Reimbursement Agreement
Calpine Corporation	Debtor		Sumitomo Mitsui banking Corporation			Debt Service Agreement
Greenleaf Unit Two Associates, Inc.			Sunsweet Growers Inc.			Cogeneration project Development and Supply Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Watsonville Energy Center, LLC		The Miller Family Trust (ND)				Easement Agreement
Calpine Corporation	Debtor		San Francisco Bay Regional Water Quality Control Board	Obligations relating to the clean up of residual metals from the Runnells property
O.L.S. Energy – Agnews, Inc.			BNY Western Trust Company	Indemnification from certain claims		Participation Agreement
O.L.S. Energy – Agnews, Inc.			BNY Western Trust Company	Indemnification from environmental claims		Acquisition Date Indemnity Agreement
Calpine Agnews, Inc.			Calpine Corporation	Indemnification for breach of representations and warranties		Stock Purchase Agreement
O.L.S. Energy – Agnews, Inc.			Calpine Operating Services Company, Inc.	Indemnification		Second Amended and Restated Operation and Maintenance Agreement
O.L.S. Energy – Agnews, Inc.			State of California	Indemnification and assignment of rights as security interests		Amended and Restated Energy Services Agreement
O.L.S. Energy – Agnews, Inc.			Sempra Energy Trading	Title, Warranty and Indemnification		Base Contract for the Purchase and Sale of Natural Gas
O.L.S. Energy – Agnews, Inc.			Pacific Gas and Electric Company	Indemnification		Power Purchase Agreement for Long Term Energy
O.L.S. Energy – Agnews			BNY Western Trust Company			Facility Lease
O.L.S. Energy – Agnews			California Department of General Services			Amended and Restated Cogeneration Lease
O.L.S. Energy – Agnews			BNY Western Trust Company			Cogeneration Sub-Sublease Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
O.L.S. Energy – Agnews			BNY Western Trust Company			Demolition Obligations Agreement
Calpine Energy Services			Tampa Electric Company	Right to call on capacity and energy from the Osprey Energy Center, backed by a Security Agreement, dated as of September 9, 2005, by and among the parties named therein
Calpine Energy Services			Florida Municipal Power Authority	Right to call on capacity and energy from the Osprey Energy Center, backed by a $6,500,000 Letter of Credit
Calpine Corporation	Debtor	Calpine Energy Services	Snapping Shoals	$10,000,000; Letter of Credit
Consulting Services Agreement, dated as of April 15, 1986, by and between Enron Corp. and John B. Wing
CCFC II, LLC			Southern Natural Gas Company	$21,000,000; Irrevocable Letter of Credit		Firm Gas Transportation Agreement
CCFC II, LLC			South Carolina Pipeline Corporation	$6,300,000; Irrevocable Letter of Credit		Firm Gas Transportation Agreement
Calpine Energy Services, L.P.			South Carolina Electric & Gas Company	$528,097.48; Irrevocable Standby Letter of Credit		Interconnection Agreement
Broad River Energy, LLC			SBR OP-1, LLC			Tax Indemnity Agreement
Broad River Energy, LLC			SBR OP-2, LLC			Tax Indemnity Agreement
Broad River Energy, LLC			SBR OP-3, LLC			Tax Indemnity Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Broad River Energy, LLC			SBR OP-4, LLC			Tax Indemnity Agreement
Calpine Corporation	Debtor					Calpine Credit Support Agreement
Calpine Corporation	Debtor		DZ Bank			Calpine Support Agreement
Calpine Energy Services, L.P. and MEP Pleasant Hill, LLC			DZ Bank			Calpine Energy Services Tolling Agreement Consent and Agreement
Calpine Operating Service Company, Inc. . and MEP Pleasant Hill, LLC			DZ Bank			O&M Agreement Consent and Agreement
Rockgen Energy, LLC			SBR OP-1, LLC	Tax Indemnity		Tax Indemnity Agreement
Rockgen Energy, LLC			SBR OP-2, LLC	Tax Indemnity		Tax Indemnity Agreement
Rockgen Energy, LLC			SBR OP-3, LLC	Tax Indemnity		Tax Indemnity Agreement
Rockgen Energy, LLC			SBR OP-4, LLC	Tax Indemnity		Tax Indemnity Agreement
RMEC LLC		Riverside Energy Center, LLC (ND)		Support any Interest Payment Shortfall
Goldendale Energy, Inc.			Calvin and Terry Linden	Indemnification for shortfalls in water from the wells		Linden Indemnity Contract
Calpine Corporation	Debtor		City of San Joaquin			Indemnification Agreement, dated as of July 25, 2001, by and between Calpine and City of San Joaquin
Calpine Pittsburg, Inc.			The Dow Chemical Company			Energy Sales Agreement
Calpine Pittsburg, LLC			The Dow Chemical Company			Power Plan Lease Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Pittsburg, LLC, Los Medanos Energy Center and Delta Energy Center, LLC			USS-POSCO			Year 2001 Master Agreement
Los Esteros Critical Energy Facility						Grant Deed SV-LECEF 2003
Los Esteros Critical Energy Facility						Storm Drain Easement Agreement
Los Esteros Critical Energy Facility						Ingress, Egress and Access Easement Agreement
Los Esteros Critical Energy Facility						Access and Utility Easement Agreement
Los Esteros Critical Energy Facility						Access Road and Utility Easement Agreement
Los Esteros Critical Energy Facility						6-15-05 Cilker Temp Outfall Const Easement
Los Esteros Critical Energy Facility			City of San Jose			City of San Jose Master Agreement Easement
Los Esteros Critical Energy Facility			City of San Jose			Master Agreement Conveyance Real Property City of San Jose LECEF
Los Esteros Critical Energy Facility						Pole Line License Agreement
Los Esteros Critical Energy Facility						Purchase and Sale Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Los Esteros Critical Energy Facility			City of San Jose			Right of Entry Between City of San Jose and LECEF
Los Esteros Critical Energy Facility						Reciprocal Right of Entry Easement Agreement
Los Esteros Critical Energy Facility						LECEF Open Space Easement
Los Esteros Critical Energy Facility						Land Management and Endowment Agreement for FECEF
Los Esteros Critical Energy Facility			CAISO			Meter Service Agreement with CAISO
Los Esteros Critical Energy Facility			PG&E			Generator Interconnection Agreement with PG&E
Calpine Gilroy Cogen LP			Con Agra, Inc.			Amended and Restated Lease Agreement
Calpine Gilroy Cogen LP and Gilroy Energy Center, LLC			Con Agra, Inc.	Cross-indemnification		Shared Facilities Agreement
Calpine Gilroy Cogen LP and Gilroy Energy Center, LLC				Cross-indemnification		Shared Facilities Agreement
Calpine Corporation and Calpine Gilroy Cogen, LP			BNY Asset Solutions LLC	Calpine Gilroy Cogen, LP indemnifies Buyer against its actions and also the actions of Calpine Corporation		Purchase Agreement
Calpine Gilroy Cogen, LP			Pacific Gas & Electric Company	Indemnification		Termination Agreement

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Gilroy Cogen, LP			Calpine Energy Services, L.P.	Indemnification		Master Power Purchase Agreement
Calpine Gilroy Cogen			Gilroy Foods, Inc.	Indemnification		Steam Purchase Agreement and Sale Contract
Calpine Gilroy Cogen LP and Gilroy Energy Center, LLC			ConAgra, Inc.			Easement Agreement
Calpine Gilroy Cogen LP and Gilroy Energy Center, LLC						Revocable Right of Entry
Calpine Corporation	Debtor	Calpine Island Cogeneration	British Columbia Hydro & Power Authority	All amounts payable with respect to the electricity power agreement dated 05/02		Guarantee with respect to the heat rate of the plant
Calpine Corporation		Calpine Energy Services, L.P.	Snapping Shoals Electric Membership Corporation	Power Purchase and Sale Agreements	According to underlying agreement obligations
Calpine Corporation		Pasadena Cogeneration, L.P. and its affilicates as set forth in the Guaranty	The Lease Financing Parties	In accordance with that certain Participation Agreement dated June 23, 2000, as amended and in accordance with that certain Settlement Agreement dated Novemer 21, 2007	According to underlying agreement obligations	Guaranty (Operative Documents)
Calpine Central, Inc.		Pasadena Cogeneration, L.P. and its affilicates as set forth in the Guaranty	The Lease Financing Parties	In accordance with that certain Participation Agreement dated June 23, 2000, as amended and in accordance with that certain Settlement Agreement dated Novemer 21, 2007	According to underlying agreement obligations	Guaranty (Operative Documents)

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation		Geysers Power Company, LLC	The City of Santa Rosa	Obligations under Construction and Operating Agreement dated April 14, 1998 and all amendments	$41,200,000.00
Calpine Gilroy Cogen, L. P.		Calpine Gilroy Cogen, L. P.	MacKay Shields LLC	Obligations under Purchase Agreement dated October 30, 2003	According to underlying agreement obligations	Secured Guaranty
Calpine Corporation		Greenfield Energy Centre Limited Partnership	Greenfield Energy Center Limited Partnership, GM Greenfield Power Corporation; MIT Power Canada LP Inc. et al	In accordance with the terms of Conditional Waiver, Release and Forbearance Agreement dated May 31, 2007	According to underlying agreement obligations
Calpine Corporation		Calpine Energy Services, L.P.	Fortis Energy Marketing & Trading GP	Energy Trading Obligations, including compensation for the purchase, transmission, sale, transportation, or exchange with respect to electricity, natural gas, or other energy commodities, as well as swap option and other financially-settled derivative transactions	$5,000,000.00

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation		Calpine Energy Services, L.P.	Morgan Stanley Capital Group, Inc.	Energy Trading Obligations including compensation for the purchase, transmission, sale, transportation, or exchange with respect to electricity, natural gas, or other energy commodities, as well as swap option and other financially-settled derivative transactions	$5,000,000.00
Calpine Corporation		Calpine Energy Services, L.P.	UBS Securities LLC	Obligations under Broker Agreement dated July 7, 2003	$50,000,000.00
Calpine Corporation		Calpine Energy Services, L.P.	Calpine Monterey Cogeneration, Inc.	Obligations under Base Contract for Sale and Purchase of Natural Gas dated November 14, 2007
Calpine Corporation		Calpine Corporation; Calpine Energy Services, L.P.	J. Aron & Company	Obligations under 1992 ISDA Master Agreement with Gas and Power Annexes dated December 1, 2007	$25,000,000.00
Calpine Corporation		Zion Energy, LLC	Wisconsin Electric Power Company	Obligations under Fuel Conservation Services Agreements	According to underlying agreement obligations

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation		Calpine Corporation; Calpine Energy Services, L.P.	UBS AG	All amounts payable for trading in exchange-traded or over-the-counter futures and options contracts, forward contracts, swaps, financial derivatives and other contracts and positions of whatsoever kind and nature in respect of commodities	$20,000,000.00
Calpine Corporation		Calpine Greenleaf Holdings, Inc. and certain of its affiliates	Bankers Commercial Corporation; et al.	Obligations under Participation Agreement	According to underlying agreement obligations	Upon Emergence
Calpine Corporation		Calpine Construction Management Company, Inc.; Calpine Operating Services Company, Inc. et al	Metcalf Energy Center, LLC	Obligations under Affiliate agreements with the Beneficiary	According to underlying agreement obligations
Calpine Corporation		Waste Management of California, Inc.	Waste Management of California, Inc.	Obligations under Agreement Regarding Mobile Source Emission Reduction Credits dated August 21, 2000		Upon Emergence
Calpine Corporation		Calpine Central, L.P.	717 Texas Limited Partnership	Obligations under Lease Agreement dated July 20, 2001	According to underlying agreement obligations

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation		Bethpage Energy Center 3, LLC	Long Island Power Authority	Obligations under Lease Agreements; Interconnection Agreement and Power Purchase Agreements
Calpine Corporation		Calpine Energy Services, L.P.	Bio Energy (Texas), LLC	Obligations under Renewable Power and Energy and Capacity Agreements
Freeport Energy Center, LP		Calpine Steamboat Holdings, LLC	Calyon New York Branch	Obligations under Credit Agreement dated February 25, 2005	According to underlying agreement obligations
Calpine Freeport GP, LLC		Calpine Steamboat Holdings, LLC	Calyon New York Branch	Obligations under Credit Agreement dated February 25, 2005	According to underlying agreement obligations
Freeport Energy Center, LP, LLC		Calpine Steamboat Holdings, LLC	Calyon New York Branch	Obligations under Credit Agreement dated February 25, 2005	According to underlying agreement obligations
Mankato Energy Center, LLC		Calpine Steamboat Holdings, LLC	Calyon New York Branch	Obligations under Credit Agreement dated February 25, 2005	According to underlying agreement obligations
Calpine Corporation		Calpine Energy Services, L.P.	Inland Empire Energy Center, LLC	Obligations under Energy Management Agreement
Calpine Corporations		Calpine Power Services , Inc	Imperial Irrigation District	Obligatons under Plant Contingent Power Sales Agreement
Calpine Corporation		Calpine Energy Services, L.P.	New York Nercantile Exchange	Obligations under Exchange Member Agreements
Calpine Corporation		Calpine Energy Services, L.P.	Northwest Pipeline Corporations	Obligations under Gas Transportation Agreement
Calpine Corporation		Calpine Energy Services, L.P.	Pacific Summit Energy, LLC	Obligations under Energy Services Agreement; EEI and ISDA Agreements

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation		Calpine Construction Finance Company, L.P.	PJM Interconnection, L.L.C.	Obligations under Interconnection Agreement
Calpine Corporation		Calpine Construction Finance Company L.P.	CMP Natural Gas, L.L.C.	Obligations under Negotiated Service Agreement for Natural Gas Transportation Services and a first amendment which provides for the transportation of natural gas to Calpine Construction Finance Company L.P.'s 540 megawatt electric generation facility in Westbrook, Maine	$3,000,000.00
Nissequogue Cogen Partners		Nissequogue Cogen Partners	Suffolk County Industrial Development Agency Et al	1998 Industrial Development Revenue Bonds Dated December 15, 1993.
KIAC Partners		KIAC Partners	BNY, Indenture Trustee	Industrial Development Bonds
Calpine Corporation		Calpine Energy Services, L.P.; Calpine Operating Services Company, Inc.; Magic Valley Pipeline, L.P.	Calpine Construction Finance Company and certain of its subsidiaries	Replacement Affiliated Party Guarantee guarantying obligations under the agreements set forth therein

Guarantor	Debtor/ Nondebtor	Obligor (“ND” indicates Nondebtor)	Beneficiary of the Guaranty	Amount of Guaranteed Obligation	Limitation on Guarantee	Miscellaneous
Calpine Corporation		Los Medanos Energy Center LLC; Calpine Pittsburg, LLC and certain other Calpine Subsidiaries as set forth in the Guarantee	The Dow Chemical Company	Obligations under Second Amended and Restated Parent Guarantee Agreement for certain affiliate contracts
Calpine Corporation		Bethpage Energy Center 3 LLC	Caylon New York Branch and Wilmington Trust Company	Obligations under Affiliate Project Document Guaranty
Calpine Corporation		Calpine Construction Finance Company, LP	City of Auburndale
Calpine Corporation		Calpine Construction Management, Inc.	Sumitomo Corporation of America	Obligations under contract for electric steam turbine generator
Calpine Corporation		Calpine Construction Finance Company, L.P.	Bayer Corporation	Obligations under Energy Services Agreement
Calpine Corporation		Calpine Construction Finance Company, L.P.	B.P. Amoco	Obligations under Project Agreement, Energy Sale Agreement, Site Interface Agreement, Land lease, Power Purchase Agreement and other operative agreements.
Calpine Corporation		Calpine Construction Finance Company, L.P.		Obligations under Amended and Restated Agreement Concerning Supply and Use of Reclaimed Water and Acceptance of Discharge

SCHEDULE 6.2(a)

Existing Liens

1.           Annex 6.2(a) attached hereto is incorporated herein by reference.

2.           Liens securing obligations under the CDH L/C Facility (as defined in Schedule 6.1(c)).

3.           Liens securing Surviving Disputed Prepetition Second Lien Claims (as defined in Schedule 6.1(c)).

4.           Liens securing Surviving Disputed Prepetition CalGen Claims (as defined in Schedule 6.1(c)).

ANNEX 6.2(a)
Debtor Name Searched	Secured Party	Jurisdiction Searched	Filing Date	Liens
Amelia Energy Center, LP		Delaware		No Liens.
Anacapa Land Company, LLC		Delaware		No UCC Liens.
3/1/2004 Asset Pledge, Letter Agreement by Calpine Corporation to Southeast Weld County Fair Board, Colorado.
		New Castle County, DE		No Liens.
		California		No Liens.
		Riverside County, CA		No Liens.
		Oregon		No Liens.
Anderson Springs Energy Company		California		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
Androscoggin Energy, Inc.		Illinois		No Liens.
		Sangamon County, IL		No Liens.
Antelope Energy Center, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Auburndale Peaker Energy Center, LLC		Delaware		No UCC Liens.
8/1/2001 Lease agreement between APP and Auburndale Peaker Energy Center, LLC terminates 7/31/2041.

7/3/2003 Short form lease agreement between APP and Auburndale Peaker Energy Center, LLC terminates 7/31/2041.
8/1/2001 Shared Facilities Agreement between APP and Auburndale Peaker Energy Center, LLC terminates 7/31/2041.
		New Castle County, DE		No Liens.
		Florida		No Liens.
		Polk County, FL		No Liens.
Augusta Development Company, LLC		Delaware		No Liens.
Aviation Funding Corp.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Baytown Energy Center, LP	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of the Debtor.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of the Debtor, including fixtures.
		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004	All assets, including Fixtures ([Chambera] County, Texas).
Baytown Power GP, LLC		Delaware		No Liens.

		New Castle County, DE		No Liens.
Baytown Power, LP	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Baytown Power LP, LLC		Delaware		No Liens.
Bellingham Cogen, Inc.		California		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
		Delaware		No Liens.
Bethpage Energy Center 3, LLC	Wilimington Trust Company, as First Lien Collateral Agent	Delaware	7/1/2005	All assets of the Debtor, including assets that are or are to become fixtures, whether now owned or hereafter acquired. (Filed in Real Estate Records - Fixture Filing).
	Wilimington Trust Company, as First Lien Collateral Agent	Delaware	7/1/2005	All assets of the Debtor, including assets that are or are to become fixtures, whether now owned or hereafter acquired. (Filed in Real Estate Records - Fixture Filing).

Wilimington Trust Company, as First Lien Collateral Agent	Delaware	7/5/2005	All assets of the Debtor, including assets that are or are to become fixtures, whether now owned or hereafter acquired. (Filed in Real Estate Records - Fixture Filing).
Wilimington Trust Company, as First Lien Collateral Agent	Delaware	7/5/2005	All assets of the Debtor, including assets that are or are to become fixtures, whether now owned or hereafter acquired. (Filed in Real Estate Records - Fixture Filing).
6/30/2005 First Lien Credit Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 Second Lien Credit Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 Reimbursement Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 Intercreditor Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 Depositary and Trust Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 First Lien Assignment and Security Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 Second Lien Assignment and Security Agreement between Bethpage Energy Center 3, LLC and Calyon New York Branch and Wilmington Trust
6/30/2005 First Lien Pledge Agreement between Bethpage Energy Center 3, LLC, Calpine Eastern Corp. and Calyon New York Branch and Wilmington Trust
6/30/2005 Second Lien Pledge Agreement between Bethpage Energy Center 3, LLC, Calpine Eastern Corp and Calyon New York Branch and Wilmington Trust
6/30/2005 First Lien Mortgage between Bethpage Energy Center 3, LLC and Bruce L. Bisson (Mortagee)
6/30/2005 Second Lien Mortgage between Bethpage Energy Center 3, LLC and Bruce L. Bisson (Mortagee)

Debt Service Reserve Letter of Credit Issued by Calyon New York Branch and Wilmington Trust
Warranty Letter of Credit issued by Calyon New York Branch and Wilmington Trust
PPA Letter of Credit issued by Calyon New York Branch and Wilmington Trust
Bethpage Fuel Management Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Blue Heron Energy Center, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Blue Spruce Holdings, LLC		Delaware		No Liens.
Brazos Valley Energy LP		Delaware		No Liens.
		Texas		No Liens.
		Fort Bend County, TX		No Liens.
Brazos Valley Technology, LP		Delaware		No Liens.
Broad River Energy LLC	Broad River OL-1, LLC	Delaware	10/29/2001
Covers (i) all of the Debtor's right, title and interest in and to that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party; (ii) all other claims of any kind or nature; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for any of the foregoing; (v) all rents, royalties, issues, profits, and other benefits of the Mortgaged property; and (vi) all proceeds, products of and to any of the property of the Mortgagor.

	Broad River OL-2, LLC	Delaware	10/29/2001
Covers (i) all of the Debtor's right, title and interest in and to that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party; (ii) all other claims of any kind or nature; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for any of the foregoing; (v) all rents, royalties, issues, profits, and other benefits of the Mortgaged property; and (vi) all proceeds, products of and to any of the property of the Mortgagor.

	Broad River OL-3, LLC	Delaware	10/29/2001
Covers (i) all of the Debtor's right, title and interest in and to that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party; (ii) all other claims of any kind or nature; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for any of the foregoing; (v) all rents, royalties, issues, profits, and other benefits of the Mortgaged property; and (vi) all proceeds, products of and to any of the property of the Mortgagor.

	Broad River OL-4, LLC	Delaware	10/29/2001
Covers (i) all of the Debtor's right, title and interest in and to that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party; (ii) all other claims of any kind or nature; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for any of the foregoing; (v) all rents, royalties, issues, profits, and other benefits of the Mortgaged property; and (vi) all proceeds, products of and to any of the property of the Mortgagor.

Broad River Holdings, LLC	U.S. Bank National Association Assignor: Broad River OL-1, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing.

	U.S. Bank National Association Assignor: Broad River OL-2, LLC	Delaware	9/30/2003	All of the Debtor's right, title and interest in (i) the Economic Member Interest; and (ii) to the extent not included above, all proceeds of the foregoing.
	U.S. Bank National Association Assignor: Broad River OL-3, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing.

U.S. Bank National Association Assignor: Broad River OL-4, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing.

U.S. Bank National Association Assignor: Broad River OL-1, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing, as set forth in the Pledge and Security Agreement (BR-1), dated September 30, 2003.

U.S. Bank National Association Assignor: Broad River OL-2, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing, as set forth in the Pledge and Security Agreement (BR-2), dated September 30, 2003.

U.S. Bank National Association Assignor: Broad River OL-3, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing, as set forth in the Pledge and Security Agreement (BR-3), dated September 30, 2003.

U.S. Bank National Association Assignor: Broad River OL-4, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest in (i) the Economic Member Interest, all certificates, instruments and other records; and (ii) to the extent not included above, all proceeds of the foregoing, as set forth in the Pledge and Security Agreement (BR-4), dated September 30, 2003.

10/18/2001 Facility Lease Agreement (BR-1) between Broad River OL-1, LLC, as Owner Lessor and Broad River Energy LLC, as Facility Lessee
10/18/2001 Facility Lease Agreement (BR-2) between Broad River OL-2, LLC, as Owner Lessor and Broad River Energy LLC, as Facility Lessee
10/18/2001 Facility Lease Agreement (BR-3) between Broad River OL-3, LLC, as Owner Lessor and Broad River Energy LLC, as Facility Lessee
10/18/2001 Facility Lease Agreement (BR-4) between Broad River OL-4, LLC, as Owner Lessor and Broad River Energy LLC, as Facility Lessee
10/18/2001 Facility Site Lease (BR-1) between Broad River OL-1, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Facility Site Lease (BR-2) between Broad River OL-2, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Facility Site Lease (BR-3) between Broad River OL-3, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Facility Site Lease (BR-4) between Broad River OL-4, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee

10/18/2001 Indenture of Trust, Mortgage, Security Agreement and Fixture Filing between Board River OL-1, LLC, as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement and Fixture Filing between Board River OL-2, LLC, as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement and Fixture Filing between Board River OL-3, LLC, as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement and Fixture Filing between Board River OL-4, LLC, as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Springing Facility Site Lease (BR-1) between Broad River OL-1, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee

10/18/2001 Springing Facility Site Lease (BR-2) between Broad River OL-2, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Springing Facility Site Lease (BR-3) between Broad River OL-3, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Springing Facility Site Lease (BR-4) between Broad River OL-4, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Springing Facility Site Sublease (BR-1) between Broad River OL-1, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Springing Facility Site Sublease (BR-2) between Broad River OL-2, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Springing Facility Site Sublease (BR-3) between Broad River OL-3, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
10/18/2001 Springing Facility Site Sublease (BR-4) between Broad River OL-4, LLC, as Facility Site Lessor and Broad River Energy LLC, as Facility Site Lessee
3/1/200 Lease Agreement by and between Cherokee County, South Carolina and Broad River Energy LLC
10/18/2001 Assignment Agreement by and between Broad River Energy, LLC and Broad River OL-1, LLC
10/18/2001 Assignment Agreement by and between Broad River Energy, LLC and Broad River OL-2, LLC
10/18/2001 Assignment Agreement by and between Broad River Energy, LLC and Broad River OL-3, LLC
10/18/2001 Assignment Agreement by and between Broad River Energy, LLC and Broad River OL-4, LLC
10/18/2001 Ownership and Operation Agreement, Broad River OL-1, LLC, Broad River OL-2, LLC, Broad River OL-3, LLC, Broad River OL-4, LLC and Broad River Energy, LLC
CalGen Equipment Finance Company, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All of Debtor's assets.

		New Castle County, DE		No Liens.
CalGen Equipment Finance Holdings, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All estate, right, title and interest of Debtor, now owned or hereafter acquired, in, to and under any and all of the following: (i)receive income, gain, profit, loss or other itmes pursuant to any limited liability agreement, gereal partnership or other organizational agreement; (ii) all accounts, depositis or credits of any kind with any subsidiary of Debtor; (iii) all of Debtor's right, title and interest in any subsidiary; (iv) all claims of Debtor for damages arising out of any breach or default relating to any Article 9 Collateral; (v) all Qualifying Cash Equivalents; and (vi) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing. Does not include Excluded Assets re Indenture dated as of March 23, 2004, among Calpine Generating Company, LLC, the Debtor, CalGen Finance Corp., certain other parties thereto and Wilmington Trust FSB, in its capacity as trustee.

		New Castle County, DE		No Liens.
CalGen Expansion Company, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of the Debtor.
		New Castle County, DE		No Liens.
CalGen Finance Corp.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calgen Project Equipment Finance Company One, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of Debtor.
		New Castle County, DE		No Liens.

Calgen Project Equipment Finance Company Three, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of the Debtor.
		New Castle County, DE		No Liens.
Calgen Project Equipment Finance Company Two, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of the Debtor.
		New Castle County, DE		No Liens.
Calpine Acadia Holdings, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Administrative Services Company, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Agnews, Inc		California		No UCC Liens.
	Credit Suisse First Boston			Interest in O.L.S. Energy-Agnews, Inc. subject to prior pledge to Credit Suisse First Boston under the Pledge Agreement, dated December 1, 1990.
Calpine Amelia Energy Center GP, LLC		Delaware		No Liens.
Calpine Amelia Energy Center LP, LLC		Delaware		No UCC Liens.

Calpine Auburndale Holdings, LLC		Delaware		No Liens.
	Calpine Construction Finance Company, L.P.			Calpine Auburndale Holdings, LLC pledged 100% LLC Interest in Auburndale Peaker Energy Center, LLC.
		New Castle County, DE		No Liens.
Calpine Baytown Energy Center GP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Baytown Energy Center LP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Bethpage 3 Pipeline Construction Company, Inc.		New York		No Liens.
Calpine Bethpage 3, LLC		Delaware		No Liens.

Calpine Brazos Valley Energy Center GP, LLC		Delaware		No Liens.
Calpine Brazos Valley Energy Center LP, LLC		Delaware		No Liens.
Calpine c*Power, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Calgen Holdings, Inc.	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004
All the estate, right, title and interest of Debtor, now owned or hereafter acquired, in to and under any of the following: (i) all of Debtor’s Equity Interests; (ii) all of Debtor’s rights, privileges, authority and powers as an owner of Equity Interests in the Calpine Generating Company, LLC; (iii) all certificates or other documents representing any and all of the foregoing; (iv) all dividends, distributions, cash securities, instruments and other property or proceeds of any kind to which Debtor may be entitled in its capacity as an owner of Equity Interests in Calpine Generating Company, LLC by way of distribution, return of Capital or otherwise; (v) any other claim which Debtor now has or may in the future acquire in its capacity as an owner of Equity Interests in Calpine Generating Company, LLC against Calpine Generating Company, LLC and its property; and (vi) all proceeds, products and accessions of and to any of the property described above.

3/23/2004 First Priority Indenture among Calpine Generating Company, LLC, CalGen Finance Corp., the Guarantors and Wilmington Trust FSB, as Trustee
3/23/2004 Second Priority Indenture among Calpine Generating Company, LLC, CalGen Finance Corp., the Guarantors and Wilmington Trust FSB, as Trustee
3/23/2004 Third Priority Indenture among Calpine Generating Company, LLC, CalGen Finance Corp., the Guarantors and Wilmington Trust FSB, as Trustee

3/23/2004 First Priority Secured Institutional Term Loans Due 2009 - Credit and Guarantee Agreement, entered into by and among Calpine Generating Company, LLC, the Guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. as sole lead arranger and sole bookrunner

3/23/2004 Second Priority Secured Institutional Term Loans Due 2009 - Credit and Guarantee Agreement, entered into by and among Calpine Generating Company, LLC, the Guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. as sole lead arranger and sole bookrunner

3/23/2004 Amended and Restated Credit Agreement by and among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time, The Bank of Nova Scotia, as administrative agent, as issuer of the Letters of Credit thereunder and as lead arranger and sole bookrunner, and Bayerische Landesbank Cayman Islands Branch, Credit Lyonnais New York Branch, ING Capital LLC, Toronto Dominion (Texas) Inc. and Union Bank of California, N.A., each as an Arranger and Co-Syndication Agent

	New Castle County, DE	No Liens.
Calpine California Development Company, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine California Energy Finance, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine California Equipment Finance Company, LLC	Delaware	No Liens.
Calpine California Holdings, Inc.	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine Calistoga Holdings, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.

Calpine Capital Trust		Delaware		No Liens.
Calpine Capital Trust II		Delaware		No Liens.
Calpine Capital Trust III		Delaware		No Liens.
Calpine Capital Trust IV		Delaware		No Liens.
Calpine Capital Trust V		Delaware		No Liens.
Calpine CCFC GP, Inc.	Wilmington Trust Company, as Collateral Agent	Delaware	8/14/2003
All the estate, right, title and interest of Debtor, now owned or hereafter acquired, in to and under any of the following: (i) all of such Debtor’s interests in the Company and all of such Debtor’s rights to acquire partnership interests in the Company in addition to or in exchange or substitution for the Partnership Interest; (ii) all of such Debtor’s rights, privileges, authority and powers as a partner of the Company under the Partnership Agreement; (iii) all certificates or other documents (if any) representing any and all of the foregoing; (iv) all dividends, distributions, cash, securities, instruments and other property or proceeds of any kind to which such Debtor may be entitled in its capacity as a partner of the Company by way of distribution, return of capital or otherwise; (v) any other claim which such Debtor now has or may in the future acquire in its capacity as a partner of the Company against the Company and its property; (vi) all Pledged Indebtedness incurred from time to time, all promissory notes and other instruments evidencing such Pledged Indebtedness and all principal of, and interest on and other payments in respect of such Pledged Indebtedness; and (vii) all proceeds, products and accessions of and to any of the property described in the preceding.

Calpine CCFC Holdings, Inc.		Delaware		No Liens.

		New Castle County, DE		No Liens.
Calpine CCFC LP, Inc.	Wilmington Trust Company, as Collateral Agent	Delaware	8/14/2003
All the estate, right, title and interest of Debtor, now owned or hereafter acquired, in to and under any of the following: (i) all of such Debtor’s interests in the Company and all of such Debtor’s rights to acquire partnership interests in the Company in addition to or in exchange or substitution for the Partnership Interest; (ii) all of such Debtor’s rights, privileges, authority and powers as a partner of the Company under the Partnership Agreement; (iii) all certificates or other documents (if any) representing any and all of the foregoing; (iv) all dividends, distributions, cash, securities, instruments and other property or proceeds of any kind to which such Debtor may be entitled in its capacity as a partner of the Company by way of distribution, return of capital or otherwise; (v) any other claim which such Debtor now has or may in the future acquire in its capacity as a partner of the Company against the Company and its property; (vi) all Pledged Indebtedness incurred from time to time, all promissory notes and other instruments evidencing such Pledged Indebtedness and all principal of, and interest on and other payments in respect of such Pledged Indebtedness; and (vii) all proceeds, products and accessions of and to any of the property described in the preceding.

Calpine Central Texas GP, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Central, Inc.	Wilmington Trust Company, as Lease Indenture Trustee	Delaware	12/21/2007
All shares of capital stock of Calpine Pasadena Cogeneration, Inc. ("CPC"), and all shares of the capital stock of Calpine Texas Cogeneration, Inc. ("CTC"). All other claims of any kind or nature, and any insturments, certificates, chattel paper or other writings evidencing such claims, whether in contract or tort and whether arising by operation of law, consensual agreement or otherwise, at any tiem acquired by Debtor in respect of any or all of the foregoing against CPC and CTC. All book and recordings of the foregoing. All proceeds of any of the foregoing.

State Street Bank and Trust Company of CT
100% interest in Calpine TCCL Holdings, Inc. and 100% interest in Calpine Texas Cogeneration, Inc. pledged under Stock Pledge Agreement, dated August 31, 2000 by and among Calpine Corporation, Calpine Pasadena Cogeneration, Inc., Calpine Texas Cogeneration and Pasadena Statutory Trust.

		New Castle County, DE		No Liens.
		Texas		No Liens.

		Harris County, Texas		No Liens.
Calpine Central, L.P.	Telogy, Inc.	Delaware	5/13/2003	Filed in connection with a lease of goods between the Secured Party, as Lessor, and the Debtor, as Lessee.
Calpine Central, L.P.		New Castle County, DE		No Liens.
Calpine Central-Texas, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Channel Energy Center GP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Channel Energy Center LP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Clear Lake Energy GP, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Clear Lake Energy, LP		Delaware		No Liens.

		New Castle County, DE		No Liens.
Calpine Cogeneration Corporation		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Construction Finance Company, L.P.	Wilmington Trust Company, as Collateral Agent	Delaware	8/14/2003 Amendment to collateral 01/16/2004, 10/06/2005 and 11/17/2005
All assets except: assets related to the real property located in Bastrop County, TX and the Calpien Interest; assets related to the real property located in Berks County, Pennsylvania; all Collateral related to the Ontelaunee Energy Center; the Interests regarding the Ontelaunee Energy Center; and the mechanical equipment list of Hillabee Energy Center.

		California		No Liens.
	Wilmington Trust Company, as Collateral Agent	Sutter County, CA	8/21/2003	Fixture Filing: Real Property located in Sutter County, California.
	Wilmington Trust Company, as Collateral Agent	Sutter County, CA	8/21/2003	Deed of Trust/Assignment/Fixture & Notice of Additional Advance: Interests under Deed of Trust, Option Agreement, and Assigned Agreements.
	Wilmington Trust Company, as Collateral Agent	Sutter County, CA	8/21/2003	Deed of Trust/Assignment/Fixture & Notice of Additional Advance: Deed of Trust, Assignment of Rents, Security Agreement and Fixture FIling Dated as of August 14, 2003.

Wilmington Trust Company in its capacity as Collateral Agent	Sutter County, CA	9/24/2003	Notice of Additional Advance Under Trust Deed recorded in serial No. 2003-0022924 Dated as of September 22, 2003.
Wilmington Trust Company in its capacity as Collateral Agent	Sutter County, CA	9/24/2003	Notice of Additional Advance Under Assignment of Deed of Trust and Option Agreement recorded in serial No. 2003-0022921 Dated as of September 22, 2003.
	Florida		No Liens.
Wilmington Trust Company, as Collateral Agent	Polk County, FL	8/20/2003	Fixture filing: all assets affixed to the real property located in Polk County, Florida.
	ME		No Liens.
Wilmington Trust Company, as Collateral Agent	Cumberland County, ME	8/21/2003	Fixture filing: all assets affixed to the real property located in Cumberland County, Maine.
	Texas		No Liens.
The Bank of Nova Scotia, as Administrative Agent	Hidalgo County, TX	4/8/2003	Fixture Filing: Real Property located in Hidalgo County, Texas.

	Wilmington Trust Company, as Collateral Agent	Hidalgo County, TX	8/20/2003	Fixture Filing: Real Properrty located in Hidalgo County, Texas.
Calpine Construction Management Company, Inc.	HSH Nordbank AG, New York Branch	Delaware	3/18/2005
Calpine Construction Management Company, Inc.'s interest in the book entry, placements or deposits established at the office of HSH Nordbank AG, New York Branch, as Securities Intermediary, for benefit of HSH Nordbank AG as Issuer, as entitlement holder thereto and into which Calpine Construction Management Company, Inc. has deposited cash pursuant to any of Section 2.2.2 and Section 6.1.3 of the Letter of Credit Agreement, dated as of March 18, 2005 and Section 5 of the Cash Collateral Agreement, dated as of March 18, 2005.

	Calpine Greenfield Commercial Trust	Delaware	12/2/2005
Three 184 MW nominally rated Siemens Westinghouse combustion turbines together with all goods, property and assets related thereto, and one 500 MW nominally rated Toshiba steam turbine generator, together with all goods property and assets related thereto.

		New Castle County, DE		No Liens.
		California		No Liens.
		Sacramento County, CA		No Liens.
	Clark-Reliance Corporation	Texas	12/1/2005
Fuel Gas Scrubber and Drain Tank, accessories and all peripheral equipment manufactured and specially fabricated by Secured party to be located at the gas-fired power generation project at Dow Chemical Company facilities near Freeport, Texas.

		Harris County, Texas		No Liens.
Calpine Corporation	Cupertino National Bank c/o Greater Bay Capital	Delaware	2/26/2003
The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment. 1- Komatsu Forklift FG3OHT-12 s/n 564312.

ePlus Group, Inc.	Delaware	3/26/2003	Equipment. Two KT38WG-RR-11-660, together with any and all accessions, replacements, substitutions and proceeds thereof. (Alternative Designation: Lessee/Lessor)
The Bank of New York, as Collateral Trustee	Delaware	7/16/2003 Amended 11/21/2003, 11/25/2003, 02/12/2004, 09/03/2004, 10/13/2004, 01/05/2005, 03/31/2005, 06/01/2005
All assets except: certain Calpine Equipment; right, title and interest under the Termination Agreement; Goldendale Energy Center in Goldendale, Washington; two combustion turbine generator units that constitute part of the Augusta Energy Center; Metcalf Energy Center; Deer Park Energy Center;                                                  06/01/2005 Restates: All assets of Debtor, except for Excluded Assets

The Bank of New York, as Collateral Trustee	Delaware	7/16/2003 Amended 11/21/2003, 11/25/2003, 02/12/2004, 09/03/2004, 01/05/2005, 03/31/2005, 06/01/2005
All assets except: two combustion turbine generator units that constitute part of the Augusta Energy Center; right, title and interest under the Termination Agreement; Goldendale Energy Center; items covered under Assignment and Bill of Sale dated July 1, 2004, with Pogo Producing Company; Metcalf Energy Center; Deer Park Energy Center;                                                                                                                                                                                               06/01/2005 Restated: All assets of the Debtor except for Excluded Assets.

Herc Exchange, LLC	Delaware	7/16/2003
Equipment: One Toyota Forklift, Model 52-6FGU3, Serial 506FGU3560538, Herc ID 404088047; One JLG Boom, Model 450A, Serial 03000045051, Herc ID 468459055; One Mayville Platform Lift, Model 2647ES, Serial 9900377, Herc ID 452260138; One Forklift, Herc ID 400546002.

OCE-USA, INc.	Delaware	8/13/2003
Equipment: One Toyota Forklift, Model 52-6FGU3, Serial 506FGU3560538, Herc ID 404088047; One JLG Boom, Model 450A, Serial 03000045051, Herc ID 468459055; One Mayville Platform Lift, Model 2647ES, Serial 9900377, Herc ID 452260138; One Forklift, Herc ID 400546002.

OCE-USA, INc.	Delaware	9/5/2003
The equipment covered under equipment lease contracts and/or configuration numbers described below between secured party and debtor, including the equipment described below, and all accessions, attachments, replacements, substitution, modifications, with all peripherals and additions thereto, now or hereafter acquired, and all proceeds thereof (including insurance proceeds), ModelSerial Contract Config3155KEC000004084161190838642123050000012403622239351776. This is a precautionary filing in connection with a true lease transaction and is not to be construed as indicating the transaction is other than a true lease.  (Alternative Designation - Lessee-Lessor)

Credit Lyonnais New York Branch, as Collateral Agent and Administrative Agent	Delaware	10/21/2003
All Debtor’s estate, right, title and interest, whether now owned or hereafter existing or acquired, in, to and under the following described property, rights, interests and privileges, including all property hereafter specifically subjected to the security interest created by that certain Cash Collateral Account Security, Pledge and Assignment Agreement and Control Agreement, dated as of October 30, 2003, (the “Agreement”) or by any amendment or supplement thereto.  Any and all of Debtor’s right(s), title(s) and interest(s) in the following assets and property, whether now owned or hereafter acquired and whether now existing or hereafter arising and regardless of where located: 1. the segregated, non-interest bearing collateral account entitle Riverside Project Pledge Account, account number 308317 (including any and all sub-accounts thereof, segregated accounts thereunder and cash, deposit or other accounts related or linked thereto, and any and all of their respective successor, replacement or substitute accounts, the “Pledged Accounts”), which shall be a trust account under the sole exclusive dominion and control of the Secured Party, and all cash, checks, drafts, certificates, instruments and financial assets, if any, from time to time deposited or held in the Pledged Account, and all security entitlements from time to time credited thereto or reflected therein, including all deposits or wire transfers made to the Pledged Account pursuant to Section 3(a) or 3(b) of the Agreement, as may be amended or supplemented; 2. Any and all Permitted Investments (as defined in the Agreement, as may be amended or supplement) purchase with funds deposited in the Pledged Account; 3. All interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of all of the foregoing; and 4. To the extent not covered by clauses (1), (2) and (3) above, all profits of any or all of the foregoing.

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	11/24/2003 Amended 09/03/2004, 11/24/2004, 01/07/2005, 01/24/2005, 03/31/2005, 08/03/2005, 11/18/2005
[All personal property of the Debtor except: Excluded Assets, as defined on Exhibit A; Assignment and Bill of Sale with POGO Producing Company dated as of July 1, 2004; Metcalf Energy Center; two combustion turbine generator units that constitute part of the Augusta Energy Center; Deer Park Energy Center; two Nooter/Eriksen, Inc. Heat Recovery Steam Generators & Accessories, claims against Enron Corp.; information technology assets - Calpine Center.]

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	11/24/2003 Amended 09/03/2004, 11/24/2004, 01/07/2005, 01/24/2005, 03/31/2005, 08/03/2005, 11/18/2005
All personal property of the Debtor except for: Excluded Assets, as defined on Exhibit A; Assignment and Bill of Sale with POGO Producing Company dated as of July 1, 2004; Metcalf Energy Center; two combustion turbine generator units that constitute part of the Augusta Energy Center; Purchase Contracts for certain equipment; Deer Park Energy Center; two Nooter/Eriksen, Inc. Heat Recovery Steam Generators & Accessories, claims against Enron Corp.; information technology assets - Calpine Center.

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	11/25/2003 Amended 09/03/2004, 11/24/2004, 01/07/2005, 01/24/2005, 03/31/2005, 08/03/2005, 11/18/2005
All personal property of the Debtor except for: Excluded Assets, as defined on Exhibit A; Assignment and Bill of Sale with POGO Producing Company dated as of July 1, 2004; Metcalf Energy Center; two combustion turbine generator units that constitute part of the Augusta Energy Center; Deer Park Energy Center; two Nooter/Eriksen, Inc. Heat Recovery Steam Generators & Accessories, claims against Enron Corp.; information technology assets - Calpine Center.

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	11/25/2003, amendment filed 11/24/2004, 1/7/2005,1/24/2005, 3/31/2005 and 11/8/2005
All personal property of the Debtor, except for Excluded Assets, as defined on Exhibit A. Amendments describe deletion of collateral from intital filing statement, including property relating to Metcalf Engergy Center, Augusta Energy Center, Purchase Contract with GE, Deer Park Energy Center, selected Equipment, materials relating to Glendale Energy claims and described technology assets.

BNY Asset Solutions, LLC, as Administrative Agent for the ratable benefit of the Buyers	Delaware	11/26/2003
All of the Debtor’s right, title and interest, whether now existing or hereafter arising or acquired, in, to and under the Agreement between Pacific Gas and Electric Company (“PG&E”) and Calpine Gilroy Cogen, L.P., for Termination and Buy-out of Standard Offer 4 Power Purchase Agreement executed by Gilroy Cogen on June 14, 1999 and by PG&E on July 1, 1999, and assigned to Debtor pursuant to that certain Purchase Agreement, dated as of March 8, 2002 between Gilroy Cogen and Debtor, as it may be amended or otherwise modified from time to time (as so amended or modified, the “Assigned Agreement”) which were purchased by Secured Party from Debtor pursuant to the terms of the Purchase Agreement, including, without limitation: (a) all rights of the Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreement; (b) all rights of the Debtor to receive proceeds of any insurance, indemnity, warranty, guaranty or collateral security with respect to the Assigned Agreement; (c) all claims of the Debtor to terminate the Assigned Agreement; (d) all right of the Debtor to terminate the Assigned Agreement, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; and (e) to the extent not included in the foregoing, all proceeds of any and all of the foregoing collateral.

Herc Exchange, LLC	Delaware	2/3/2004	One Deere Backhoe, Model 310E, Serial T0310EX889879, Herc ID 226050037 plus fork attachment; One CP Bucket, Model 12030-2, Herc ID225920123

IOS Capital	Delaware	3/23/2004
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below, Product Schedule No./Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as Lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1382963 Master Agreement/Lease No:-------- Customer: 523364 CAIR5020 JCT04773 RIAF2045 J5936600587 RIAF2035 J5836702743 RIAF2002 J8332300603 RIAF10108 H6737100101 RIAF1018 H6736700286 RIAF1018 J9137203695 RIAF1018 H6726704297 RIAF1018 H6726902539 RIAF1018 J9137203696 RIAF1018 J9137203444 RIAF1018 J9137203703  (Alternative Designation: Lessee/Lessor)

Herc Exchange, LLC	Delaware	4/19/2004	One Lull Forklift, Model 644B-42, Serial 98Z24N21438, Herc ID 412068152, Invoice 5509182-001; One JLG Boom, Model 80HX, Serial 0300035897, Herc ID 481808036, Invoice 5562386-001.
Dell Financial Services, L.P.	Delaware	8/3/2004
All computer equipment and peripherals (collectively Equipment) wherever located heretofore or hereafter leased to Lessee by Lessor pursuant to that certain Master Lease Agreement #6425544, dated May 17, 2004, and all Schedules thereto including, without limitation, all substitutions, additions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in, conjunction with the equipment and the proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due and to become due and arising from or relating to said Equipment.  (Alternative Designation:  Lessee-Lessor).

De Lage Ianden Financial Services, Inc.	Delaware	8/13/2004
REF: Master Lease Agreement No. 6610 Schedule No. 1 all of the goods, furniture, fixtures and equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610 Schedule No. 1, including but not limited to the following: EMC NS601/CX300 and EMC NS702 with related peripherals.  Plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.

The Bank of Nova Scotia	Delaware	9/14/2004, assignment filed 8/13/2004
Account No. 03037-12 established at the office of the Bank of Nova Scotia at 600 Peachtree Street NE, Suite 2700, Atlanta, Georgia 30308, together with (a) all cash, instruments, securities, other financial assets and funds deposited from time to time in the Cash Collateral Account, (b) all investments of funds in the Cash Collateral Account and all instruments, securities and other financial assets evidencing such investments, (c) all interest, dividends, cash, instruments, securities and other financial assets and other property received in respect of, or as proceeds of, or in substitution or exchange for, any of the foregoing, and (d) any security entitlement to any of the foregoing.

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	10/5/2004	All assets. (Multiple amendments filed deleting collateral have been filed)
The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	10/5/2004, amendments filed 11/24/2004, 1/24/2005, 3/31/2005, 6/1/2005, 8/3/2005, 11/18/2005
All assets. Amendments describe deletion of collateral from intital filing statement, including property relating to Metcalf Engergy Center, Augusta Energy Center, Purchase Contract with GE, Deer Park Energy Center, selected Equipment, materials relating to Glendale Energy claims and described technology assets.

Bayerische Landesbank, acting through its Cayman Islands Branch	Delaware	10/5/2004
Calpine Corporation’s interest in the account established at the office of Bayerische Landesbank Cayman Islands Branch for Bayerische Landesbank, acting through its Cayman Islands Branch into which Calpine Corporation has deposited cash pursuant to any of Section 2.2.2 and Section 6.1.3 of the Letter of Credit Agreement, dated as of September 30, 2004, between Calpine Corporation and Bayerische Landesbank, acting through its Cayman Islands Branch, as the Issuer, and Section 5 of the Cash Collateral Agreement, dated as of September 30, 2004, made by Calpine Corporation in favor of Bayerische Landesbank, acting through its Cayman Islands Branch, as Issuer and as Securities Intermediary (such account, the “Cash Collateral Account”), together with all cash, instruments, securities, other financial assets and funds deposited from time to time by Calpine Corporation in the Cash Collateral Account, (b) all investments of funds of Calpine Corporation in the Cash Collateral Account and all instruments, securities and other financial assets evidencing such investments, (c) all interest, dividends, cash, instruments, securities and other financial assets and other property received in respect of, or as proceeds of, or in substitution or exchange for, any of the foregoing, and (d) any security entitlement to any of the foregoing.

Data Sales Co., Inc.	Delaware	10/21/2004, amdnement filed 1/31/2005. assignment filed 3/16/2005
Master Lease Agreement No. 6610; Schedule No. Q2004-4-36; All of the goods, furniture, fixtures and equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, equipment Schedule No. Q2004-4-36, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

Data Sales Co., Inc.	Delaware	10/21/2004, amdnement filed 1/31/2005. assignment filed 3/16/2005
Master Lease Agreement No. 6610; Schedule No. Q2004-4-42; All of the goods, furniture, fixtures and equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, equipment Schedule No. Q2004-4-42, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

Trilogy Leasing Co., LLC Additional Secured Party: MB Financial Bank, N.A.	Delaware	11/23/2004, amendment filed 1/31/2005. assignement filed 3/16/2005
Equipment: One Machine/ QTYMFRMODLEQUIPMENT Descriptionserial # 20HP292889-001 Proliant DL360 G3 XEON-2 8G 512K Cache 512MB  GBE 1U Rack  20HP293703-001DL360 G3 Hot Plug Redundant 325W Power Supply w/ NEMA CORD40HP286713-B2236GB 10K U320 Pluggable Universal Hard Drive 20HP263825-B21 Integrated Lights-Out Advanced Pack for ILO6HP300680-B212GB (2X1GB) PC2100  DDR Memory for Servers 8HP286716-B22146GB  10K U320 LP Pluggable Universal Hard DriveMO 0UKYD332M03PKYD332M03ZKYD33M04CK YD332M012KYD332M03TKYD332M046KYD332M0UKYD 32GM01KKYD332M0 47KYD332M0FNKYD 32GUNIT  Location: Each unit shall be initially located at Calpine’s place of business at 104 Woodmere Road, Folsom, CA 95630,  This Financing Statement is for informational purposed only as this is intended to as a true lease transaction.  This financing statement covers the equipment listed herein which is being leased to Lessee by Lessor pursuant to Non-Mobile Equipment Schedule Number 1 to the Computer Equipment Master Lease dated October 12, 2004, between Trilogy Leasing Co., LLC, as Lessor and Calpine Corporation, as Lessee. Amendent more fully describes equipment included on schedules to original filing.

Trilogy Leasing Co., LLC Additional Secured Party: MB Financial Bank, N.A.	Delaware	11/23/2004
Equipment: One Machine. QTYFRMODEL Serial # 4HP337054-001 Proliant DL360 G3 XEON 3.06G 1MB Cache 1GB 1U Rack M05MLGP53F M04SLGP53F M05ELGP53F M05ZLGP53F 2HP333704-001  Proliant DL380 G3 XEON 3.06G 1MB Cache 1GB 2U Rack EAB3LDN33G EAB7LDN33G10HP300679-B211GB PC2100 DDR (2x51 2MB) Memory Servers 16HP 286776-B2236GB 15K Ultra320 Pluggable Universal Hard Drive 4HP293703-001 G3 Hot Plug Redundant 325W Power Supply W/NEMA CordHP313054-001 Redundant AC Power Supply RPS W/NEMA 5-15p Cord 6HP263825-B21 Integrated Lights-Out Advance Pack 2HP333713-B2 XEON-3.06GHZ 1 MB Processor Kit ML370 DL380 G32HP293048-B21 Redundant Fan Kit (3 Fans) 4HP244949-B21NC6770 PCI-X Gigabit Server Adapter 1000-SX2HP281541-B21 Storageworks FCA2214 2 GB 64-Bit133 MHZ PCI-X-To Fibre Chann4HP337056-B21XEON 3.06GHZ 1MB Processor Kit DL360 G3*480JLSH12S, 4827LSH12S,4832LSH12S, 483PLSH12S, 483zLSH12S, 484SLSH12S, 488VLSH12S, 4893LSH12S, 4897LSH12SUNIT Location: Each Unit shall be initially located at Calpine’s place of business at 104 Woodmere Road, Folsom, CA  95630.  This financing statement is for informational purposes only as this is intended as a true lease transaction.  This financing statement covers the equipment listed herein which is being leased to Lessee by Lessor pursuant to Non-Mobile Equipment Schedule Number 2 to the Computer Equipment Master Lease dated October 12, 2004, between Trilogy Leasing Co., LLC, as Lessor and Calpine Corporation, as Lessee.

Trilogy Leasing Co., LLC Additional Secured Party: MB Financial Bank, N.A.	Delaware	12/23/2004
Equipment: Location: 104 Woodmere Road, Folsom, CA  95630  Machine/ QTYFRMODEL Equipment Description Serial # 2HP337054-001 Proliant DL360 G3 XEON 3.06G 1MB Cache 1GB 1U Rack M0CKLGP53F M07ALGP53F 2HP333704-001  Proliant DL380 G3 XEON 3.06G 1MB Cache 1GB 2U Rack 8076LDN339 809SLDN339 4HP28671 6-B22146GB 10K U320 LP Pluggable Universal Hard Drive 12HP286776-B2236GB 15K UltraA320 Pluggable Universal Hard Drive 2HP293703-001G3 Hot Plug Redundant 325w Power Supply w/NEMA  Cord 2HP313054-001 Redundant AC Power Supply RPS w/NEMA 5-15P  4HP263825-B21 Integrated Lights-Out Advance Pack for ILO2HP293048-B21 Redundant Fan Kit (3 Fans)  Location: 717 Texas Avenue, Suite 1000, Houston, TX  77002  Machine/ QTYFR Model Equipment Description Serial# 9HP333704-001 Proliant DL380 G3 XEON 3.06G 1MB Cache 1GB 2U Rack ) *12HP286716-B22146GB 10K U320 LP Plugabble Universal Hard Drive 38HP286776-B2236GB 15K Ultra320 Pluggable Universal Hard Drive 9HP313054-001 Redundant AC Power Supply RPS w/NEMA 5-15P Cord 9HP263825-B21 Integrated Lights-Out Advance Pack for ILO9HP293048-B21 Redundant Fan Kit (3 Fans) 4HP286778-B22GB 15K U320 Pluggable Universal Hard Drive *807TLDN339, 808ULDN339, 8V02LDN33G, 8V08LDN33F, EV00LDN33G, EV03LDN33G, EV09LDN33FUNIT Location: Each Unit shall be initially located at Calpine’s place of business at : See Section 1 of this Equipment Schedule.  This financing statement is for informational purposes only as this is intended as a true lease transaction.  This financing statement covers the equipment listed herein which is being leased to Lessee by Lessor pursuant to Non-Mobile Equipment Schedule Number 3 to the Computer Equipment Master Lease dated October 12, 2004, between Trilogy Leasing Co., LLC, as Lessor and Calpine Corporation, as Lessee.

Data Sales Co., Inc.	Delaware	1/6/2005, amendment filed 1/31/2005. assignment filed 5/25/2005
Ref: Master Lease Agreement No. 6610   Schedule No. 2  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. 2, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

Union Bank of California, N.A., as Collateral Trustee	Delaware	1/26/2005
All of the right, title and interest of the Debtor in, to and under the following property, whether now owned or hereafter acquired by the Debtor and whether now existing or hereafter coming into existence, and wherever located (collectively, the “Pledge Agreement Collateral”): a. All indebtedness owed to the Debtor as of December 24, 2004 or from time to time hereafter by the Borrower (such indebtedness being the “Pledged Debt”), and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of such indebtedness; and b. all proceeds of, collateral for, and supporting obligations relating to, the Pledged Debt and, to the extent not otherwise included, all(i) payments under insurance, or any indemnity, warranty or guarantee, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Pledge Agreement Collateral, (ii) tort claims, (iii) Expropriation Compensation paid or payable in respect of any of the Pledged Debt and (iv) cash.

IOS Capital	Delaware	1/24/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1002512G Master Agreement/Lease No: 1002512  Customer: 377320  IKCPP8050  65GV01413  CA710 UZS22285.

Data Sales Co., Inc.	Delaware	1/28/2005, amendment filed 4/6/2005. assignment filed 5/25/2005
Ref: Master Lease Agreement No. 6610   Schedule No. 3  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. 3, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

Data Sales Co., Inc.	Delaware	2/2/2005, amendment filed 4/19/2005. assignment filed 5/25/2005
Ref: Master Lease Agreement No. 6610   Schedule No. Q2005-1-42  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. Q2005-1-42, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

Data Sales Co., Inc.	Delaware	2/2/2005, amendment filed 2/2/2005. assignment filed 5/25/2005
Ref: Master Lease Agreement No. 6610   Schedule No. Q2005-1-36  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. Q2005-1-36, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

Data Sales Co., Inc.	Delaware	2/14/2005, amendment filed 4/16/2005. assignment filed 5/25/2005
Ref: Master Lease Agreement No. 6610   Schedule No. 5  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. 5, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof. Amendent more fully describes equipment included on schedules to original filing.

IOS Capital	Delaware	2/15/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1002512K Master Agreement/Lease No: 1002512  Customer: 377320 CAIR20201  JCM06031 CAIR33201 MS040423.

IOS Capital	Delaware	2/15/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1002512L Master Agreement/Lease No: 1002512  Customer: 377320 CAIR50201  JCM10351 CAIR50201 JCM10334.

Relational, LLC	Delaware	3/23/2005
All present and future Goods, including but not limited to various computer equipment, personal computers, laptops, peripherals and software, and any replacement, substitution, addition, attachment, modification, update, revision, enhancement, accessory, insurance proceeds and the cash proceeds of any Goods, wherever located, leased by Relational, LLC by assignment from O/E Systems, Inc. dba M/C Leasing (“Lessor”) to Calpine Corporation (“Debtor/Lessee”) pursuant to the Master Equipment Lease Agreement dated April 8, 2002 between Lessor and Debtor/Lessee. This UCC Filling is intended to be for informational and precautionary purposes only and to give notice of Lessor’s ownership of the Goods and the existence of a true lease.  If any transaction entered into under the Master Equipment Lease Agreement is deemed to be other than a true lease, then it is the intention of the parties that Lessor has a properly perfected security interest under the Uniform Commercial Code in the Goods subject to the Master Lease, or any Schedule entered into pursuant thereto, now or hereafter.  Effective June 30, 2004, Relational Funding Corporation was merged into Relational, LLC, a Delaware Limited Liability Company.

Trilogy Leasing Co., LLC Additional Secured Party: MB Financial Bank, N.A.	Delaware	3/28/2005
Equipment: One Machine/ QTYMFRMODLEQUIPMENT Description serial # 1Alliance   Alliance MK Digital Turret System5alliance403060005 Station Card - IQMX TurretsAlliances1100053  Add’l Fast Ethernet/P 2.0 Card for System  Center3Alliance    Fiber Link GBIC to GBIC (1000BASESX) 1Alliance  MX Integrated Voice Recording Logger1AllianceVLG89-IPC289  Voice Rec, 448 CHNIS, Ver 8.9, 8400 HR Disk Drive, AIT-1, 4 Outputs6Alliance  “Y” Cable, 1 Per Connection to TU & Recorder2Alliance  SCSA Cable4Alliance SCSA Cable Terminator2Alliance  Terminator Adapter2Alliance  Mounting Kit1AllianceIP2BUS-1 SCSA Bus Redundancy Support1allinaceAIT1-2-IPC  Additional AIT-1 Drive-6000 Hours Total     (Sequential Mode) 1AllianceAA08-110  Standard High Fidelity PC Speaker - 110V1Alliance   MX Integrated Voice Recording CLS1Alliance   Total Recording Software2AllianceNCLS89-Rec  NiceCLS Server License (50 per seats) Unite   Location: Each unit shall be initially located at Calpine’s place of business at 717 Texas Avenue, Suite 1000, Houston, TX 77002,  This Financing Statement is for informational purposed only as this is intended to as a true lease transaction.  This financing statement covers the equipment listed herein which is being leased to Lessee by Lessor pursuant to Non-Mobile Equipment Schedule Number 1 to the Computer Equipment Master Lease dated October 12, 2004, between Trilogy Leasing Co., LLC, as Lessor and Calpine Corporation, as Lessee.

Data Sales Co., Inc.	Delaware	3/22/2005, assignment filed 5/25/2005
Ref: Master Lease Agreement No. 6610   Schedule No. 4  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. 4, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.

IOS Capital	Delaware	3/29/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863A Master Agreement/Lease No: 1002512  Customer: 377320 CAIR3100  JXK02463 CAIR6800 JJM01515 CAIR6800 JJM03042 CAIRC6800 JJM03038 CAIRC3220 KFV01135 CAIR5020 JCT 15852.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	3/29/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863 Master Agreement/Lease No: 1002512  Customer: 377320 CAIR2870 KBM00193 CAIR4570 KFP004749 CAIR4570 KFP00571 CAIR4570 KFP00817 CAIR4570 KFP00801 CAIR4570 KFP00786 CAIR50201 JCM10324 CAIR50201 JCM09897 CAIR50201 JCM10227 CAIR50201 JCM9173 CAIR50201 JCM10327 CAIR7100 MNF08559 CAIR7200 CAIR7200 MNF08563 CAIR8500 MNE12045 CAIR8500 MNE12038 IKCPP8050 65GV01485 IKCPP8050 65GV01491 IKCPP8050 65GV01490 IKCPP8050 65GV01574 CACLC5100 JFU00358.  (Alternative Designation: Lesse/Lessor)

Insight Investments, Corp.	Delaware	4/18/2005
Ref: Master Lease Agreement No. 6610   Schedule No. Q2005-23-6  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. Q2005-2-36, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.

Insight Investments, Corp.	Delaware	4/18/2005
Ref: Master Lease Agreement No. 6610   Schedule No. Q2005-2-42  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. Q2005-2-42, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.

Air Liquide Industrial US LP	Delaware	4/28/2005
Equipment: Tube Trailers serial #74341 and serial #74108; Regulator model 33070B; Control Unit serial #97208-2, model #M-560 & serial #97208-3 (Location: 3952 Buddy Lawrence Dr., Corpus Christi, TX  78407.

Insight Investments, Corp.	Delaware	5/16/2005
Ref: Master Lease Agreement No. 6610   Schedule No. 6  All Goods, Furniture, Fixtures and Equipment and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 6610, Equipment Schedule No. 6, including but not limited to the following: computer equipment, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.

U.S. Bank, National Association	Delaware	6/17/2005
All of Debtor’s right, title and interest whether now owned or hereafter acquired, in and to the following (1) All of the shares of the issued and outstanding common stock of Calpine Monterey Cogeneration, Inc. and all options or rights relating thereto; (2) All dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for the Pledged Stock; and (3) All proceeds of the foregoing.

Bear Stearns Investment Products Inc., partial assignments to Avenue Investments, LP, Avenue International, Ltd. and Avenue Special Situations Fund III, L.P.	Delaware	6/30/2005, assignments filed 3/24/2006, 3/24/2006 and 3/24/2006
That certain claim, as amended, filed by Goldendale Energy, Inc., Calpine Corporation’s predecessor in interest, in the principal amount of $39,519,036.00, and stipulated and approved in the amount of $26,000,000.00 against Enron Corp., as guarantor, and EPC Estate Services, Inc. (f/k/a National Energy Production Corp.), as primary obligor, in that certain chapter 11 case captioned in re: Enron Corp., et al., case No.01-16034 (AJG) filed in the United States Bankruptcy Court for the Southern District of New York, more specifically, the Proof of Claim (claim no 12730) filed by Goldendale Energy, Inc., Calpine Corporation’s predecessor in interest with respect thereto and the Proof of Claim (claim no 4179) filed by Goldendale Energy, Inc., Calpine Corporation’s predecessor in interest with respect thereto.  (Alternative Designation: Seller/Buyer). assignments relate to added secured parties.

IOS Capital	Delaware	7/6/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863 Master Agreement/Lease No: 1002512  Customer: 377320 CAIR6800 JJM04501 CAIR5020 JCT20021.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/6/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863B Master Agreement/Lease No: 1002512  Customer: 377320 RIAF2018 JP146901480.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863B Master Agreement/Lease No: 1002512  Customer: 377320 RIAF2018 JP146901480.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863C Master Agreement/Lease No: 1002512  Customer: 377320 CAIR6800 JJM04501 CAIR5020 JCT20021.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1002512L Master Agreement/Lease No: 1002512  Customer: 377320 CAIR5020I JCM10351 CAIR5020I JCM10334.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863 Master Agreement/Lease No: 1002512  Customer: 377320 CAIR5020I JCM10327 CAIR7200 MNF08559 CAIR7200 MNF08553 CAIR7200 MNF08563 CAIR8500 NBE12038 IKCPP8050 65GV01485 IKCPP8050 65GV01491 CACLC5100 JFU00358.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863A Master Agreement/Lease No: 1002512  Customer: 377320 CAIRC3100 JXK02463 CAIRC6800 JJM03042 CAIRC6800 JJM03038 CAIRC3220 JNC07268 CAIR5020 JCT15852.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863D Master Agreement/Lease No: 1002512  Customer: 377320 CAIR5570 KHT02728 CAIR5570 KHT02494 CAIR3220 JNC10945.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863E Master Agreement/Lease No: 1002512  Customer: 377320 CAIR6800 JJM04487.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1002512G Master Agreement/Lease No: 1002512  Customer: 377320 IKCPP8050 65GV01413 CA740 UZS22285.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	7/13/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement 1002512K Master Agreement/Lease No: 1002512  Customer: 377320 CAIR5020I JCM06031 CAIR3320I MSV04023.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	9/6/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863H Master Agreement/Lease No: 1002512  Customer: 377320 CAIR4570 C14021066 CAIR4570 C14021067 CAIR4570 C14021068 CAIR4570 C14021069 CAIR2870 C14021070.  (Alternative Designation: Lesse/Lessor)

IOS Capital	Delaware	9/6/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.  Product Schedule No./Agreement OS863G Master Agreement/Lease No: 1002512  Customer: 377320 CAIRC5800 KEM01853 CAIRC5800 KEM01816 CAIRC5800 KEM01687 CAIRC5800 KEM01659.  (Alternative Designation: Lesse/Lessor)

United Rentals, Inc.	Delaware	10/25/2005	Equipment: 500 Gallon Water Tank Trailer.
The Eads Company	Delaware	12/1/2005	Equipment: Connectors, valves, switches, filter and fileter elements along with freight charges that were shipped to Texas City, Corpus Christi, and Deer Park, TX for a total of $24,862.05.
The Eads Company	Delaware	12/1/2005	Equipment: Valves, airvents and filters shipping to Texas City and Deer Park, TX for a total of $24,504.00.
The Eads Company	Delaware	12/1/2005	Equipment: Filters, switches, sensors and freight charges delivered to Corpus Christi, TX in the amount of $4,331.29.
Calpine Greenfield (Holdings) Corporation	Delaware	12/2/2005	Three 184 MW nominally rated Siemens Westinghouse 501 FD2 combustion turbines, Serial Numbers 37A8189, 37A8198 and 37A8199, together with all goods, property and assets related thereto.

IOS Capital	Delaware	12/5/2005
All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below.  Product Schedule No./ Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment location is as identified in the Lease.  This is intended to be a true lease transaction.  Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively.  This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party.  This statement is filed in connection with a lease transaction and is filed for precautionary purposes only. Agreement #377320-OS863, 377320-1002512C, 377320-1460272, 377320-OS863F, 377320-OS63F, 377320-1002512H, 377320-1573117, 377320-MR3570, 377320-MR3570, 377320-1482717, 377320-1482717, 377320-1002512, 377320-52631A, 377320-MR3570A, 377320-1002512G1, 377320-1110787, 377320-1002512F, 377320-1002512ML, 377320-785675, 377320-795887C.  (Alternative Designation: Lesse/Lessor)

6/22/1995 Stock Pledge Agreement Calpine Corporation and U.S. Bank N.A. First priority security interest in and to Collateral - Pledged Stock and associated dividends, proceeds
3/1/04 Asset Pledge, Letter Agreement by Calpine Corporation to Southeast Weld County Board, Colorado
	New Castle County, DE		No Liens.
	Mobile County, Alabama		No Liens.
The Bank of New York, as Collateral Trustee	Arkansas	7/17/2003	All assets.

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Arkansas	11/25/2003	All personal property of the Debtor, except for Excluded Assets (generally desribed as everything not relating to geothermal energy and natural gas lease).
The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Arkansas	11/26/2003	All personal property of the Debtor, except for Excluded Assets (generally desribed as everything not relating to geothermal energy and natural gas lease).
The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Arkansas	10/5/2004	All fixtures and as-extracted collateral of the Debtor.
	Jefferson County, AR		No Liens.
Citicorp Vendor Finance, Inc.	California	2/20/2002, continuation filed 9/22/2006	Equipment described in Lease documents on file with Secured Party.
The Bank of New York, as Collateral Trustee	California	7/16/2003, amended 2/16/2004, 1/5/2005, 4/1/2005, 6/1/2005	All assets of the Debtor, except for Excluded Assets (generally desribed as everything not relating to geothermal energy and natural gas lease).

The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	California	11/24/2003; 11/24/2004; 1/25/05; 4/1/2005; 8/3/2005; 11/18/2005;	The financing statement covers all personal property of the Debtor.
The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	California	11/25/2003; 11/24/2004; 1/25/2005; 4/1/2005; 4/7/2005; 8/3/2005; 11/18/2005;	This financing statement covers all personal property of the Debtor.
The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	California	10/05/2004; 12/07/2004; 1/05/2005; 1/25/2005; 4/01/2005;	This financing statement covers all fixtures and as-extracted collateral of the Debtor.
IOS Capital	California	11/12/2004	Blanket collateral statement.
	Alameda County, CA		No Liens.
	Kern County, CA		No Liens.
	Mendocino County, CA		No Liens.
	Riverside County, CA		No Liens.
	Sacramento County, CA		No Liens.
The Bank of New York	Santa Clara County, CA	7/18/2003	Deed/Fixture

The Bank of New York	Santa Clara County, CA	9/24/2004	Notice of Additional Advance and Amendment to Deed of Trust dated as of September 21, 2004.
The Bank of New York	Santa Clara County, CA	11/24/2004	Deed
	San Joaquin County, CA		No Liens.
	Solona Couny, CA	1/28/2008	No Liens.
Baker Hughes, Inc.	Sonoma County, CA		Geothermal Property Lien for services rendered and equipment provided from October 18, 2005 through December 20, 2005 in the amount of $286,675.54.
Baker Hughes, Inc.	Sonoma County, CA		Geothermal Property Lien for services rendered and equipment provided from August 29, 2005 through December 6, 2005 in the amount of $133,825.83.
The Bank of New York, in its capacity as Collateral Trustee	Sutter County, CA	9/24/2004	Notice of Additional Advance and Amendment to Deed of Trust dated as of September 21, 2004.
	Yolo County, CA	1/22/2008	No Liens.
IOS Capital, LLC	Colorado	4/15/2003	Blanket collateral statement.
The Bank of New York, as Collateral Trustee	Colorado	7/17/2003	This financing statement covers all assets of the debtor.
The Bank of New York, as Collateral Trustee.	Colorado	11/25/2003	This financing statement covers all personal property of the Debtor.
The Bank of New York, as Collateral Trustee.	Colorado	11/26/2003	This financing statement coveral all personal property of the Debtor.
	Weld County, Colorado	1/21/2008	No Liens.

Calpine Corporation	IOS Capital	District of Columbia	1/24/2005	Fixture filing: equipment lease.
	IOS Capital	District of Columbia	6/7/2005	Fixture filing: equipment lease.
	IOS Capital	District of Columbia	8/15/2005	Fixture filing: equipment lease.
		Florida		No Liens.
		Santa Rosa County, FL		No Liens.
		Polk County, FL		No Liens.
		Illinois		No Liens.
		Lake County, IL		No Liens.
		Acadia Parish, LA		No Liens.
		Iberville Parish, LA	1/22/2008	No Liens.
		Maine		No Liens.
		Cumberland County, ME	1/24/2008	No Liens.
		Massachusetts		No Liens.
		Suffolk County, MA		No Liens.
		New Jersey		No Liens.
		Essex County, NJ	10/20/2006	Judgment Lien; Longo Electrical Mec vs. Calpine Corporation [File No. DC 01821-06].
		Nevada		No Liens.

		Clark County, NV		No Liens.
		New York		No Liens.
		Nassau County, NY	12/28/2007	No Liens.
Calpine Corporation	The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Ohio	11/25/2003	All personal property of the Debtor, except for Excluded Assets.
	The Bank of New York, as Collateral Trustee for the benefit of the Secured Party Lien Parties	Ohio	11/26/2003	All personal property of the Debtor, except for Excluded Assets.
		Sandusky, OH		No Liens.
		Oklahoma		No Liens.
		Wagoner County, OK		No Liens.
		Mayes County, Oklahoma		No Liens.
		Oregon		No Liens.
		Pennsylvania		No Liens.
		Philadelphia County, PA		No Liens.
		U.S. District Court, PA Eastern District		No Liens.

		South Carolina		No Liens.
Calpine Corporation	The Bank of New York, as collateral Trustee	Texas	7/16/2003 Amended 04/01/2005	All assets except: Contracts, Equipment, Permits, Other Assets, Intellectual Property and Real Property.
	The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Texas	11/25/2003 Amended 04/01/2005	All personal property except: Excluded Assets and Contracts, Equipment, Permits, Other Assets, Intellectual Property and Real Property.
	The Bank of new York, as Collateral Trustee for the benefit of the Secured Parity Lien Parties	Texas	11/25/2003 Amended 04/01/2005	All personal property except: Excluded Assets and Contracts, Equipment, Permits, Other Assets, Intellectual Property and Real Property.
	The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Texas	10/5/2004 Amended 04/01/2005	All fixtures and as-extracted collateral of the Debtor except: Contracts, Equipment, Permits, Other Assets, Intellectual Property and Real Property.
		Anderson County, Texas		No Liens.
		Brazoria County, TX		No Liens.
		Chambers County, TX		No Liens.

		Eastland County, TX		No Liens.
		Fort Bend County, TX		No Liens.
		Freestone County, Texas	1/25/2008	No Liens.
		Galveston County, Texas		No Liens.
		Harris County, Texas		No Liens.
		Hidalgo County, TX		No Liens.
		Liberty County, TX	1/27/2008	No Liens.
		Nueces County, Texas		No Liens.
		Wisconsin		No Liens.
		Rock County, WI		No Liens.
Calpine Corpus Christi Energy GP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Corpus Christi Energy LP	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Decatur Pipeline, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Decatur Pipeline, L.P.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Deer Park, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Dighton, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine East Fuels, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.

Calpine Eastern Corporation	Wilmington Trust Company, as First Lien Collateral Agent	Delaware	7/1/2005
All of Debtor's right, title and interest in membership interests in Bethpage Energy Center 3, LLC (Bethpage) now owned or later acquired, including (i) Debtor's right to acquire membership interest in Bethpage (ii) all rights and authorities as a member of Bethpage under Bethpage Certificate of Formation and LLC Operating Agreement (iii) all certificates and other documents representing the foregoing (iv) all dividends, distribution, cash, securities, instruments and other property and proceeds, entitled to as a member (v) any other claim Debtor has or will have as a Bethpage member against Bethpage and its property and (vi) all proceeds products and accessions of the foregoing.

	Wilmington Trust Company, as Second Lien Collateral Agent	Delaware	7/5/2005
All of Debtor's right, title and interest in membership interests in Bethpage Energy Center 3, LLC (Bethpage) now owned or later acquired, including (i) Debtor's right to acquire membership interest in Bethpage (ii) all rights and authorities as a member of Bethpage under Bethpage Certificate of Formation and LLC Operating Agreement (iii) all certificates and other documents representing the foregoing (iv) all dividends, distribution, cash, securities, instruments and other property and proceeds, entitled to as a member (v) any other claim Debtor has or will have as a Bethpage member against Bethpage and its property and (vi) all proceeds products and accessions of the foregoing.

	Calpine Construction Finance Company, L.P.	Delaware	12/16/2005	Any and all of Debtor's rights, titles and interests, in CPN Bethpage 3rd Turbine, Inc.
	Calpine Construction Finance Company, L.P.	Delaware	12/16/2005	Any and all of Debtor's rights, titles and interests, in TBG Cogen Partners ("Pledgee") and all of the geral partnership interests of Pledgee related thereto.
	Calpine Construction Finance Company, L.P.			[100% Common Stock Interest in CPN Bethpage 3rd Turbine, Inc. and 45% Partnership Interest in TBG Cogen Partners pledged.]
		New Castle County, DE		No Liens.
Calpine Edinburg, Inc.		Delaware		No Liens.

		New Castle County, DE		No Liens.
Calpine Energy Management, LP	Deutsche Bank AG, New York Branch	Delaware	8/5/2004	All assets.
		New Castle County, DE		No Liens.
Calpine Energy Services Holdings, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Energy Services, LP	Morgan Stanley Senior Funding, Inc.	Delaware	3/7/2003
All of Debtor's right, title and interest to any indebtedness owed to the Debtor by the California Department of Water Resources ("CDWR") under the Power Contracts for electric capacity and energy delivered to the CDWR by the Debtor during the month of February 2003, including all collections on or other proceeds of the foregoing.

	Calpine Northbrook Energy Marketing, LLC	Delaware	5/12/2003
All of Debtor's right, title and interest to (1) the 100MW per hour, per day contract with BPA; (2) Consent to Transfer and Assumption Agreement, effective May [  ] 2003; (3) all amounts due to Debtor under the Assigned Documents; (4) all claims and any other right of Debtor against any Obligor; (5) all cash, securities or other property payable to Debtor under the Assigned Documents; (6) all Guaranties and all Collateral in respect of the foregoing; and (7) all proceeds of the foregoing.

	Calpine Northbrook Energy Marketing, LLC	Delaware	5/12/2003
All of Debtor's right, title and interest to (1) the 100MW per hour, per day contract with BPA; (2) Consent to Transfer and Assumption Agreement, effective May14 2003; (3) all amounts due to Debtor under the Assigned Documents; (4) all claims and any other right of Debtor against any Obligor; (5) all cash, securities or other property payable to Debtor under the Assigned Documents; (6) all Guaranties and all Collateral in respect of the foregoing; and (7) all proceeds of the foregoing.

	Calpine Northbrook Energy Marketing, LLC	Delaware	5/13/2003
All of Debtor's right, title and interest to: (1) the 100MW per hour, per day contract with BPA; (2) Consent to Transfer and Assumption Agreement, effective May [  ] 2003; (3) all amounts due to Debtor under the Assigned Documents; (4) all claims and any other right of Debtor against any Obligor; (5) all cash, securities or other property payable to Debtor under the Assigned Documents; (6) all Guaranties and all Collateral in respect of the foregoing; and (7) all proceeds of the foregoing.

Calpine Northbrook Energy Marketing, LLC	Delaware	5/13/2003
All of Debtor's right, title and interest to: (1) the 100MW per hour, per day contract with BPA; (2) Consent to Transfer and Assumption Agreement, effective May 14, 2003; (3) all amounts due to Debtor under the Assigned Documents; (4) all claims and any other right of Debtor against any Obligor; (5) all cash, securities or other property payable to Debtor under the Assigned Documents; (6) all Guaranties and all Collateral in respect of the foregoing; and (7) all proceeds of the foregoing.

Power Contract Financing, L.L.C.	Delaware	6/16/2003
All of Debtor's right, title and interest in (1) the Amended and Restated Cover Sheet to the Master Power Purchase and Sale Agreement, dated April 22, 2002 and effective May 1, 2002; (2) Amended and Restated Transaction Confirmation Letter, dated April 22, 2002, as supplemented and modified; (3) Assignment and Assumption Agreement, dated June 13, 2003; (4) EEI Master Power Purchase and Sale Agreement, dated June 13, 2003, as modified; (5) Guarantee Agreement, dated June 13, 2003, between Morgan Stanley and the Debtor; (6) all amounts payable to the Debtor under the above documents; (7) all claims, suits, and any other right of the Debtor in connection with the above documents; (8) all cash, securities or other property received, applied, or effected by or for the account of Debtor in respect of any amounts payable to Debtor under the above documents; and (9) all proceeds of the foregoing.

Credit Suisse First Boston, as Collateral Agent	Delaware	7/17/2003 Amended 4/19/2004 to rescind termination on 4/02/2004	All of Debtor's right, title and interest in (1) the PEC Energy Account and PEC Energy Ledger; and (2) all sums of money or proceeds held in the Account and Ledger. In-Lieu filing from IL, NY

	Credit Suisse First Boston, as Collateral Agent	Delaware	7/17/2003 Amended 4/19/2004 to rescind termination on 4/02/2004	All of Debtor's right, title and interest in (1) the PEC Energy Account and PEC Energy Ledger; and (2) all sums of money or proceeds held in the Account and Ledger.
	Calpine Construction Finance Company, L.P. [Assigned to the Wilmington Trust Company, as Collateral Agent, on the same date.]	Delaware	9/25/2003
All of Debtor's right, title and interest, including proceeds thereof, in the following: (1) Service Agreement for Firm Point, dated April 18, 2002, between Debtor and Tampa Electric Company; (2) Firm Transportation Service Agreement, dated July 18, 2003, between Debtor and Gulfstream Natural Gas System, LLC; and (3) the Power Purchase Agreement, dated December 14, 2002, between Debtor and Seminole Electric Cooperative, Inc.

Calpine Energy Services, L.P.		New Castle County, DE		No Liens.
		California		No Liens.
		San Joaquin County, CA		No Liens.
		Acadia Parish, LA		No Liens.
		Texas		No Liens.
		Brazoria County, TX		No Liens.
East Land County, TX
		Harris County, Texas		No Liens.

		Liberty County, TX		No Liens.
Calpine Energy Services, LP - Additional Debtor: Calpine Peaker Holdings, LLC; GBC Holdings, LLC	Wilmington Trust Company, as Collateral Agent, on 10/1/2003.	Delaware	9/29/2003
All of Debtor's right, title and interest in the following assets referred to as the "DWR Contract," including (a) the Master Power Purchase and Sale Agreement comprised of (i) the EEI form of Master Power Purchase and Sale Agreement (modified 4/25/2000) and (ii) the Cover Sheet thereto, dated February 6, 2001, as amended on February 26, 2001; (b) Master Power Purchase and Sale Agreement Confirmation Letter, dated February 27, 2001, as amended; and (c) letter agreement, dated July 21, 2001, between Gilroy Energy Center, LLC and the California Department of Water Resources.

Calpine Energy Services, LP - Additional Debtor GEC Holdings, LLC	Gilroy Energy Center, LLC	Delaware	10/8/2003
All of Debtor's right, title and interest in the following assets referred to as the "DWR Contract," including (a) the Master Power Purchase and Sale Agreement comprised of (i) the EEI form of Master Power Purchase and Sale Agreement (modified 4/25/2000) and (ii) the Cover Sheet thereto, dated February 6, 2001, as amended on February 26, 2001; (b) Master Power Purchase and Sale Agreement Confirmation Letter, dated February 27, 2001, as amended; and (c) letter agreement, dated July 21, 2001, between Gilroy Energy Center, LLC and the California Department of Water Resources.

	Southern California Edison Company	Delaware	12/4/2003
All accounts and other rights of Debtor to receive any amounts due under the Purchase and Sale Agreement, dated December 20, 2002, between Debtor and Southern California Edison Company, including all proceeds and the right to use all books and records.

	Constellation Power Source, Inc.	Delaware	1/7/2004
All types of property, obligations, transactions, accounts, sums, settlement amounts and collateral included in the Master Netting, Setoff, and Security Agreement, dated October 31, 2003, between the Debtor and the Secured Party.

	Credit Suisse First Boston, as Collateral Agent	Delaware	7/17/2003
All of Debtor's right, title and interest in (1) the PEC Energy Account and PEC Energy Ledger; and (2) all sums of money or proceeds held in the Account and Ledger.  In-Lieu filing from IL, NY                 [04/02/2004 terminated in error  04/19/2004 reinstated]

	the Wilmington Trust Company, as Collateral Agent, on 3/25/2004.	Delaware	3/24/2004
All of Debtor's right, title and interest, including proceeds, in: (1) that certain Facilities Agreement, dated as of August 31, 2001, as amended; (2) Firm Transportation Service Agreement Contract No. 1703, dated May 29, 2001, as amended; and (3) Firm Transportation Services Agreement Contract No. 1705, dated May 29, 2001.

the Wilmington Trust Company, as Collateral Agent, on 3/25/2004.	Delaware	3/24/2004
All of Debtor's right, title and interest, including proceeds, in: (1) Intrastate Firm Service Agreement, dated May 22, 2000, as amended, between Transok LLC ("Transok") and Debtor (as successor in interest to Panda Oneta Power); (2) Intrastate Firm Service Agreement, dated May 22, 2000, between Transok and Debtor (as successor in interest to Panda Oneda Power); and (3) Facility Construction, Ownership and Operating Agreement, dated May 22, 2000, between Transok and Debtor (as successor in interest to Panda Oneda Power).

the Wilmington Trust Company, as Collateral Agent, on 3/25/2004.	Delaware	3/25/2004
All of Debtor's right, title and interest, including proceeds, in: (1) Intrastate Firm Service Agreement, dated May 22, 2000, as amended, between Transok LLC ("Transok") and Debtor (as successor in interest to Panda Oneta Power); (2) Intrastate Firm Service Agreement, dated May 22, 2000, between Transok and Debtor (as successor in interest to Panda Oneda Power); and (3) Facility Construction, Ownership and Operating Agreement, dated May 22, 2000, between Transok and Debtor (as successor in interest to Panda Oneda Power).

Credit Suisse First Boston, as Collateral Agent	Delaware	4/19/2004	Filing in lieu of continuation in the States of Illinois and New York.
Credit Suisse First Boston, as Collateral Agent	Delaware	4/19/2004	All of Debtor's right, title and interest in (1) the PEC Energy Account and PEC Energy Ledger; and (2) all sums of money or proceeds held in the Account and Ledger.
Wilmington Trust Company, as Trustee [Assignor is Power Contract Financing III, LLC]	Delaware	6/1/2004	All of Debtor's right, title and interest, including proceeds, in the asset referred to as the Power Contract Financing LLC Member Interest ("PCF Member Interest").

	El Paso Merchant Energy, L.P.	Delaware	6/28/2004
Lien against chattel paper, instruments, money and payment intangibles, accounts and proceeds from the foregoing relating to the obligations under an Underlying Master Agreement, a Transaction Agreement or the Master Netting, Setoff and Security Agreement, dated June 28, 2004 (the "Agreement"), including (i) all of Debtor's right, title and interest in, to and under any money, letters of credit, instruments or other collateral now or in the future held by or for or granted to the Secured Party, in accordance with the Agreement, (ii) all right, title and interest that the Debtor has in any obligations under the Agreement, and (iii) all dividends, interest, and other proceeds from time to time received or otherwise distributed in respect of the foregoing.

	BP Energy Company; BP Canada Energy Marketing Corp. and IGI Resources, Inc.	Delaware	01/13/2005
All of Debtor's right, title and interest in (1) any Obligations (means, with respect to a party, each present and future payment or performance obligation or liability of such party under the Master Netting, Setoff, Security, and Collateral Agreement, dated August 1, 2003, an Underlying Master Agreement or a Transaction) of the Secured Parties owed to the Debtor, together with all accounts and general intangibles in respect of such Obligations and all dividends, interest, and other proceeds in respect of the foregoing; and (2) any Performance Assurance (other than Letters of Credit) which have been or may be transferred to any Secured Party.

	Tampa Electric Company	Delaware	9/12/2005	General Electric model LM600 combustion turbine and its related components with Turbine Purchase Contract equipment number LM6005, including the proceeds of the foregoing collateral.
Calpine Finance Company		Delaware		No Liens.
Calpine Fox Holdings, LLC	Fox Energy Company LLC	Delaware	11/29/2004
A continuing lien on and a first priority security interest in all the estate, right, title and interest of Debtor, now owned or hereafter existing or acquired, in, to and under any and all of the following (the "Collateral"): Pledged Equity Interests; [blanket collateral]

	Fox Energy Company LLC	Delaware	11/30/2004	All estate, right, title and interest of Debtor now owned or hereafter existing or acquired, in, to and under any and all of the following: a)any and all Pledged Equity interests; [blanket collateral]
		New Castle County, DE		No Liens.

Calpine Fox LLC	Bayerische Landesbank, acting through its Cayman Islands Branch	Wisconsin	11/22/2004	[Interest in the account established in the office of Bayerische Landesbank]
	Fox Energy Company LLC	Wisconsin	11/29/2004	[A first priority secuirty interest in all the estate, right, title and interest of the Debtor in, to and under all property, rights, interests and assets of the Debtor.]
	Fox Energy Company LLC	Wisconsin	12/1/2004
[Filed with respect to the Secuirty Agreement, dated as of November 19, 2004. Covers all the estate, right, title and interest of the Debtor in, to and under all proeperty, rights, interests and assets of the Debtor, whether now owned or hereafter acquired including: Assigned Agreements, insurance polodices maintianed by the Debtor or any other Person under the Operative dDocuments or any Project Documentor, all other agreements related to the cFacility, any lease or sublease agreements, all Revenues, all other personal property and fixtures, all goods, all general intagibles, all books, records, wriitngs, design documents, all indebtedness, the Accounts, [Blanket Collateral]

		Dane County, WI		No Liens.
Calpine Freestone Energy GP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Freestone Energy, LP	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Freestone, Inc.	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All estate, right, title and interest of Debtor, now owned or hereafter acquired, in, to and under any and all of the following: (i) income, gain, profit, loss, or other itmes allocated or distributed pursuant to any limited liability agreement, general partnership or other organizational agreement; (ii) all accounts, deposits or credits of any kind with any subsidiary of Debtor; (ii) right, title, and interest in any subsidiary of Debtor; (iv) all claims for damages arising out of any breach or default; (v) all Qualifying Cash Equivalents; and (vi) all Proceeds, products, accessions, rents and profits. In no event shall Article 9 Collateral include any Excluded Assets as defined in that certain Indenture dated as of March 23, 2004.

Calpine Freestone, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Fuels Corporation	U.S. Bank National Association	California	9/9/1998 Continuation filed 4/23/2003
All estate, right, title and interest of Debtor in, and under the property whether real, personal or mixed, tangible or intangible, wherever located and whether now existing, owned or held or hereafter acquired, (a) Calpine Gas Fuel Supply Agreements and all amendments, supplements, substitutions, replacements and renewals thereof, and all other contracts and agreements now owned or hereafter acquired with respect to the sale of gas or fuel to be sold to Secured Party, (b) all books, records and all other information relating to Assigned Agreements, (c) all claims arising under, and all rights to compel performance of the terms of any of the Assigned Agreements, (d) all data, information and other intellectual property relating to or used in connection with the Assigned Agreements or any part thereof, (e) all rights, powers and remedies of Debtor (f) all products or proceeds of the foregoing.

8/10/1998 Security Agreement [Calpine Fuels-Owner Trustee] between Calpine Fuels Corporation and U.S. Bank National Association
8/10/1998 Security Agreement [Calpine Fuels-Project] by and between Calpine Fuels Corporation and Calpine Greenleaf, Inc.
		Sacramento County, CA		No Liens.

		Santa Clara County, CA		No Liens.
Calpine Gas Holdings LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Generating Company LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004
All the estate, right, title and interest of Debtor, now owned or hereafter acquired, in to and under any of the following: (i) all of Debtor’s Equity Interests; (ii) all of Debtor’s rights, privileges, authority and powers as an owner of Equity Interests in the CalGen Expansion Company, LLC; (iii) all certificates or other documents representing any and all of the foregoing; (iv) all dividends, distributions, cash securities, instruments and other property or proceeds of any kind to which Debtor may be entitled in its capacity as an owner of Equity Interests in CalGen Expansion Company, LLC by way of distribution, return of Capital or otherwise; (v) any other claim which Debtor now has or may in the future acquire in its capacity as an owner of Equity Interests in CalGen Expansion Company, LLC against CalGen Expansion Company, LLC and its property; and (vi) all proceeds, products and accessions of and to any of the property described above.

		New Castle County, DE		No Liens.
Calpine Geysers Company, L.P.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Gilroy 1, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Gilroy 2, Inc.		Delaware		No Liens.

		New Castle County, DE		No Liens.
Calpine Gilroy Cogen, L.P	NMHG Financial Services, Inc.	Delaware	7/9/2003	All of the equipment now or hereafter leased by Lessor to Lessee and all additions, replacements, proceeds including insurance proceeds.
	BNY Asset Solutions, LLC, as Administrative Agent for the ratable benefit of the Buyers	Delaware	11/26/2003
All of rights, title and interest of debtor whether now owned or hereafter acquired (A) in all equipment, inventory, fixtures, goods, intellectual property, proceeds of any of the project collateral , and project collateral, all tangible personal property of Debtor in connection with the Gilroy Project,  (B) intercompany Note, intercompany note collateral account, all proceeds of the foregoing, (C) all of debtor's right title and interest in Assigned Agreement between PG&E and Calpine Gilroy Cogen, L.P. for termination and buy-out of standard offer 4 Power Purchase Agreement, including all rights of debtor to receive moneys due under Assigned Agreement, all rights of debtor to receive proceeds from insurance, indemnity, or collateral security of Assigned Agreement, all claims of the debtor from damages/breach/default under Assigned Agreement.

11/26/2003 Deed of Trust granted by Calpine Gilroy Cogen, L.P. to Stewart Title Company as Trustee for benefit of BNY Asset Solutions LLC
11/1/2002 Master Power Agreement by Calpine Gilroy Cogen, L.P. to Calpine Energy Services, L.P. Grant of Security Interest in cash and cash collateral pursuant to Sec. 8.3

11/1/2002 Collateral Annex to Master Power Purchase Agreement by and between Calpine Gilroy Cogen, L.P. and Calpine Energy Service, L.P.  Grant of Security Interest (in Performance Assurance) pursuant to Sec. 2

7/1/1999 Termination Agreement by and between Calpine Gilroy Cogen, L.P. and Pacific Gas and Electric Company; potential liability to PG&E under Sections 5.3 & 5.4
Calpine Global Services Company, Inc		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Gordonsville GP Holdings, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.

Calpine Gordonsville LP Holdings, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Gordonsville, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Greenleaf Holdings, Inc	Caterpillar Financial Services Corp.	Delaware	12/9/2003	One used Caterpillar 928G Wheel Loader S/N: 6XRO3807 and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof.
8/10/1998 Amended and Restated Security Deposit Agreement Calpine Greenleaf Holdings, Inc. (Lessee) pledges to U.S. Bank, National Association (Lienholder)
Calpine Greenleaf, Inc.		Delaware		No UCC liens.

8/10/1998 Participation Agreement among Calpine Greenleaf, Inc., as Lessee, Bankers Commercial Corporation (formerly Greenleaf Cogen, LLC), as Owner Participant, Calpine Greenleaf Holdings, Inc., U.S. Bank, National Association (successor in interest to State Street Bank and Trust Company of California, National Association), as Owner Trustee, Sumitomo Mitsui Banking Corporation (formerly The Sumitomo Bank, Limited), as Administrative Agent, and CoBank ACB, Credit Local DE France, The Farmers Bank of China, Los Angeles Branch and The Sakura Bank, Limited New York Branch and Sumitomo Mistsui Banking Corporation (formerly The Sumitomo Bank, Limited), as the Banks.

8/10/1998 Facility Lese Agreement between U.S. Bank, National Association (successor in interest to State Street and Trust Company of California, National Association) not in its individual capacity but solely as Owner Trustee under and pursuant to the Trust Agreement, as Lessor and Calpine Greenleaf, Inc. as Lessee.

8/10/1998 Pledge and Security Agreement (Greenleaf One) by and among Greenleaf Unit One Associates; Greenleaf Cogen, LLC, U.S. Bank, National Association (successor in interest to State Street Bank and Trust Company of California, National Association); and Sumitomo Mitsui Banking Corporation (formerly The Sumitomo Bank, Limited)

8/10/1998 Pledge and Security Agreement (Greenleaf Two) by and among Greenleaf Unit Two Associates; Greenleaf Cogen, LLC, U.S. Bank, National Association (successor in interest to State Street Bank and Trust Company of California, National Association); and Sumitomo Mitsui Banking Corporation (formerly The Sumitomo Bank, Limited)

8/10/1998 Security Agreement [Calpine Fuels- Owner Trustee] by and between Calpine Greenleaf, Inc. and U.S. Bank, National Association (successor in interest to State Street Bank and Trust Company of California, National Association)

8/10/1998 Security Agreement [Calpine Fuels- Project] by and between Calpine Fuels Corporation and Calpine Greenleaf, Inc.

8/10/1998 Security Agreement [Facility Lease] by and between Calpine Greenleaf, Inc. and U.S. Bank, National Association (successor in interest to State Street Bank and Trust Company of California, National Association)

8/10/1998 Security Agreement [Owner Participant] by and between Calpine Greenleaf, Inc. and Sumitomo Mitsui Banking Corporation (formerly The Sumitomo Bank, Limited)

8/10/1998 Leasehold Deed of Trust, Assignment of Rents and Leases (Facility Lease) by Calpine Greenleaf, Inc. in favor of Stewart Title Guaranty Company as trustee for benefit of State Street Bank and Trust Company of California, as amended by First Amendment of Leasehold Deed of Trust 10/20/1999, Second Leasehold Deed of Trust 7/12/2002 and Third Amendment to the Leasehold Deed of Trust, Assignment of Rents and Leases 7/3/2003

8/10/1998 Amended and Restated Security Deposit Agreement, Calpine Greenleaf Holdings, Inc. (Lessee) pledges to U.S. Bank, National Association (as successor in interest to State Street Bank and Trust Company of California, National Association), Deposited Amounts in Receipts Account, Operating Account, Rent Reserve Account, Major Maintenance Account, Loss Proceeds Account to Owner Trustee.

1/3/2006 Mechanic’s Lien by Trane, a division of American Standard Inc. in amount of $33,236,.56
12/13/2005 Mechanic’s Lien by Consolidated Electrical Distributors, Inc. in amount of $8,771.11
Calpine Hermiston, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	8/14/2003	Assets of the Debtor.

Calpine Hidalgo Design, L.P.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Hidalgo Energy Center, L.P.	Industrial Development Corporation of the City of Edinburg, Texas	Texas	7/9/2002
Equipment leased by Secured Party to Debtor, pursuant to Electric Generation Equipment Lease Agreement dated as of May 1, 1999, including Gas Turbine Generators, Steam Turbine and Generator, HRSG Unis, Cooling Tower, Surface Condenser, Pumps, Continuous Emissions Monitoring System, Main Step-Up Transformers, Main Step-Up Transformers Circuit Breakers, Isolation Phase Bus Duct, Demineralizer System, Distributed Control System.

		Travis County, Texas		No Liens.
		Harris County, Texas		No Liens.
		Hidalgo County, Texas		No Liens.
Calpine Hidalgo Holdings, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Hidalgo Power GP, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Hidalgo Power, LP		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Hidalgo, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.

Calpine International Holdings Inc.		Delaware		No Liens.
Calpine International, LLC		Delaware		No Liens.
Calpine Investment Holdings, LLC	Credit Suisse First Boston, London Branch, as Collateral Agent	Delaware	12/14/2004
All of Debtor's right, title and interest in the following: (a) the Pledged Debt; (b) the Securities Accounts; (c) all other rights, benefits and privileges in any of the foregoing; (d) to the extent not included above, all Collateral Records, Collateral Support and Supporting Obligations regarding any of the foregoing; and (e) to the extent not included above, all Proceeds in respect of any of the foregoing.

Calpine Jupiter, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Kennedy Airport, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Kennedy Operators, Inc.		New York		No Liens.
		Albany County, NY		No Liens.
Calpine KIA, Inc.		New York		No Liens.
		Albany County, NY		No Liens.
Calpine King City, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine King City, LLC		Delaware		No Liens.

	New Castle County, DE	No Liens.
Calpine Leasing Inc,	Delaware	No Liens.
	Pennsylvania	No Liens.
	Philadelphia County, PA	No Liens.
	U.S. District Court, PA Eastern District	No Liens.
Calpine Long Island, Inc.	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine Lost Pines Operations, Inc.	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine Louisiana Pipeline Company	Delaware	No Liens.
Calpine Magic Valley Pipeline, Inc.	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine Merchant Services Company, Inc.	Delaware	No UCC Liens.

As contained in the Master Transaction Agreement dated as of September 7, 2005, by and among Calpine Corporation; Calpine Merchant Services, Company, Inc.; Calpine Energy Services, L.P.; The Bear Stearns Companies Inc. and CalBear Energy LP.

	New Castle County, DE	No Liens.
	Texas	No Liens.

		Harris County, Texas		No Liens.
Calpine Monterey Cogeneration, Inc.	U.S. Bank, National Association	California	6/30/1995
Covers all of Debtor's right, title and interest in and to the following: (1) Norcal Steam Sale Agreement, Farmers Steam Sale Agreement, Steam Sale Agreement, Power Sale Agreement, and all other agreements relating to the operation of the Facility, the 28.5 megawatts facility located in Santa Cruz County, California; (2) any and all interests of Debtor in any trust or joint venture; (3) all alterations to the Facility; (4) all documents, instruments, equipment of Debtor; (5) all insurance proceeds and condemnation; (5) all Revenues derived from Facility; (6) each of the accounts under the Disbursement Agreement dated as of June 22, 1995; and (8) the proceeds of all of the foregoing collateral.

	Nissan Motor Acceptance Corp.	California	11/18/1998	Covers New Nissan Forklift Model.
Calpine MVP, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine NCTP GP, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine NCTP, LP		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Newark, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
		New Jersey		No Liens.
		Essex County, NJ		No Liens.
Calpine Northbrook Corporation of Maine, Inc.		Illinois		No Liens.

		Sangamon County, IL		No Liens.
Calpine Northbrook Energy Holdings. LLC		Delaware		No Liens.
Calpine Northbrook Energy, LLC		Delaware		No Liens.
Calpine Northbrook Energy Marketing, LLC	Deutsche Bank Trust Company Americas, as Collateral Agent	Delaware	5/12/2003	All assets.
	Deutsche Bank Trust Company Americas, as Collateral Agent	Delaware		All assets.
Calpine Northbrook Holdings Corporation		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Northbrook Investors, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Northbrook Project Holdings, LLC		Delaware		No Liens.

		New Castle County, DE		No Liens.
Calpine Northbrook Services, LLC		Delaware		No Liens.
Calpine Northbrook Southcoast Investors, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; and (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine NTC, LP		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Oneta Power I, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Oneta Power II, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Calpine Oneta Power, L.P.	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004 07/01/2005 Amendment
All assets, except all rights, title and interest in the following 14 GE transition pieces with 12K-EL coating for a 7FA combustion turbine, together with all goods, property and assets related thereto (amended 07/01/2005).

	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004 07/01/2005 Amendment
All assets, except all rights, title and interest in the following 14 GE transition pieces with 12K-EL coating for a 7FA combustion turbine, together with all goods, property and assets related thereto (amended 07/01/2005).

		New Castle County, DE		No Liens.
		Oklahoma		No Liens.
		Wagoner County, OK		No Liens.
Calpine Operating Services Company, Inc.	Les Schwab Tire Centers of California, Inc.	Delaware	10/30/2006
Contractual security agreement in all persent and future prodcuts and goods and proceeds thereof, purchased by debtor from secured party including but not limited to: all new, used and recapped tires; all new and used wheels; and all batteries and all related products.

		New Castle County, DE		No Liens.
		Nevada		No Liens.
		Clark County, NV		No Liens.
		Texas		No Liens.

		Harris County, Texas		No Liens.
Calpine Operations Management Company, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Parlin, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Pastoria Holdings, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004	All assets.
Calpine Peaker Holdings, LLC	Wilmington Trust Company	Delaware	9/29/2003
All of Debtor's right, title and interest in the following assets referred to as the "DWR Contract," including (a) the Master Power Purchase and Sale Agreement comprised of (i) the EEI form of Master Power Purchase and Sale Agreement (modified 4/25/2000) and (ii) the Cover Sheet thereto, dated February 6, 2001, as amended on February 26, 2001; (b) Master Power Purchase and Sale Agreement Confirmation Letter, dated February 27, 2001, as amended; and (c) letter agreement, dated July 21, 2001, between Gilroy Energy Center, LLC and the California Department of Water Resources.  Note that Peaker is an additional Debtor and the main debtor is Calpine Energy Services, L.P.

Calpine Philadelphia Inc.		Delaware		No Liens.
Calpine Pittsburg, LLC		Delaware		No UCC Liens.
7/21/1998 Power Plant Lease Agreement between Calpine Pittsburg, LLC and The Dow Chemical Company
7/21/1998 Energy Sale Agreement between Calpine Pittsburg, LLC and The Dow Chemical Company

Calpine Power Company	ING Capital LLC	California	6/1/2005
All of Debtor’s right, title and interest in two Siemens Westinghouse 501FD2 combustion turbines, including generators, auxiliaries and breakers, with equipment numbers 1F9923 and 1F9924, respectively, consisting in part of equipment with serial numbers (i) 37A8166 and 10372 and (ii) 37A8168 and 10379, and including without limitation in each case the equipment and property, whether now owned or hereafter existing or acquired, and all proceeds of any and all of the foregoing.

	ING Capital LLC, as Collateral Agent	California	4/23/2007
All of Debtor's right, title and interest in and to (whether now or hereafter existing, and whether now owned or hereafter acquired) its limited liability company membership interest in Otay Mesa Energy Center, LLC, a Delaware limited liability company, as such collateral is described more fully in that certain Limited Liability Company Pledge Agreement, dated on or about May 1, 2007, between Debtor adn ING Capital LLC, as Collateral Agent.

		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
Calpine Power Company		Delaware		No Liens.
Calpine Power Equipment, LP	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004	All assets.
Calpine Power Equipment LP		Travis County, Texas		No Liens.
Calpine Power Management, Inc.		Delaware		No UCC Liens.

In connection with its Qualified Scheduling Entity Agreement with the Electric Reliability Council of Texas, Inc., Calpine Power Management, LP from time to time enters into deposit arrangement with Electric Reliability Council of Texas, Inc. to secure Calpine Power Management, LP’s payment obligations on behalf of Calpine Power Management, LP’s customers who purchase Balancing Energy supplied by Electric Reliability Council of Texas, Inc., during those infrequent time periods when Calpine Power Management, LP’s load-serving customers take delivery of more electricity than Calpine Power Management’s generating resource customers deliver to Electric Reliability Council of Texas, Inc.

		New Castle County, DE		No Liens.
Calpine Power Management, LP	Deutsche Bank AG, New York Branch	Texas	6/28/2005
All Debtors' rights, title and interest in (a) all accounts receivable payable to Debtor by Electric Reliability Council of Texas, Inc. pursuant to the Qualified Scheduling Entity Agreement dated as of January 23, 2001, including and accounts, general intangibles or payment intangibles and any instruments evidencing the same, (b) all proceeds of any of the collateral.

		Travis County, Texas		No Liens.
Calpine Power Services, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Power, Inc.		Virginia		No Liens.
		Richmond City, VA		No Liens.
Calpine PowerAmerica, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine PowerAmerica, LP		Texas		No Liens.
		Travis County, Texas		No Liens.
Calpine PowerAmerica-CA, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine PowerAmerica-CT, LLC		Delaware		No Liens.

	New Castle County, DE	No Liens.
Calpine PowerAmerica-MA, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine PowerAmerica-ME, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine PowerAmerica-NH, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine PowerAmerica-NY, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Calpine PowerAmerica-OR, LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.

Calpine PowerAmerica-PA, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine PowerAmerica-RI, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Producer Services, L.P.	Reliant Energy Services, Inc.	Texas	2/27/2002	Property, accounts, transactions of the type described in the Base Contract for Short-Term Sale and Purchase of Natural Gas, effective as of November 1, 1996.
		Travis County, Texas		No Liens.
Calpine Project Holdings, Inc.	Calpine Construction Finance Company, L.P.	Delaware	12/16/2005	100% LLC Membership Interest in Mobile Energy LLC pledged.
		New Castle County, DE		No Liens.
Calpine Pryor, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.

Calpine Riverside Holdings, LLC	Credit Suisse First Boston, Cayman Islands Branch, as Collateral Agent	Delaware	6/24/2004
All the estate, right, title and interest of Debtor, including any and all of Debtor's right(s), title(s), powers of ownership and interest(s) whether now owned or hereafter acquired in Riverside Energy Center, LLC, and all of the membership interests of Borrower related thereto, including membership interests described in the Pledge and Security Agreement dated June 24, 2004, and Debtor's share of: (a) all rights to receive income, gain, profit, dividends and other distributions allocated to Debtor in respect of the Pledged Equity Interests; (b) all of Debtor's capital ownership interest, including capital accounts, in Borrower; (c) all of Debtor's voting rights in Borrower; (d) all of Debtor's rights, title and interest, as the sole member of Borrower, in any and all of Borrower's assets or properties; (e) all other rights, title and interest in or to Borrower derived from Pledged Equity Interests; (f) all indebtedness or other obligations of Borrower owed to Debtor; (g) all claims of Debtor for damages arising out of the Collateral; (h) all rights of Debtor to terminate, amend, supplement governing documents of Debtor; (i) all securities, notes, certificates and other instruments representing any of the foregoing rights and interests of Debtor; and (j) to the extent not included in any of the foregoing, all proceeds of the foregoing Collateral, whether cash or non-cash

Calpine Rumford I, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Rumford, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Russell City, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.

Calpine Schuylkill, Inc.	The Chase Manhattan Bank, N.A., as Agent	Delaware	3/7/1996 Continuation filed 2/14/2001
All of Debtor's right, title and interest in the following property, including any and all partnership interest(s), whether now owned or subsequently acquired, in Grays Ferry Cogeneration Partnership, including Debtor's share of (i) all rights to receive all income, gain, profit, loss or other items allocated to Debtor under Amended and Restated Partnership Agreement of Grays Ferry Cogeneration Partnership dated March 1, 1996; (ii) all of Debtor's interests in the Company; (iii) all of Debtor's capital or ownership interest, including capital accounts, in the Partnership, and all accounts, deposits or credits of any kind with the Partnership; (iv) all of Debtor's voting rights in or rights to control or direct the affairs of the Partnership; (v) all of Debtor's right, title and interest, as a general partner; (vi) all other right, title and interest in or to the Partnership; (vii) all claims for damages arising from breach or default relating to Collateral; (viii) all rights to terminate, amend, supplement performance under Partnership Agreement; and (ix) all proceeds of any of the above.

	JPMorgan Chase Bank, N.A., as Agent	Delaware	1/19/2005
Financing Statement is filed in lieu of continuation for financing statements filed in California and Pennsylvania, which granted right, title and interest in the following property, including any and all partnership interest(s), whether now owned or subsequently acquired, in Grays Ferry Cogeneration Partnership, including Debtor's share of (i) all rights to receive all income, gain, profit, loss or other items allocated to Debtor under Amended and Restated Partnership Agreement of Grays Ferry Cogeneration Partnership dated March 1, 1996; (ii) all of Debtor's interests in the Company; (iii) all of Debtor's capital or ownership interest, including capital accounts, in the Partnership, and all accounts, deposits or credits of any kind with the Partnership; (iv) all of Debtor's voting rights in or rights to control or direct the affairs of the Partnership; (v) all of Debtor's right, title and interest, as a general partner; (vi) all other right, title and interest in or to the Partnership; (vii) all claims for damages arising from breach or default relating to Collateral; (viii) all rights to terminate, amend, supplement performance under Partnership Agreement; and (ix) all proceeds of any of the above.

		New Castle County, DE		No Liens.
Calpine Siskiyou Geothermal Partners, L.P.		California		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.

Calpine Sonoran Pipeline LLC	Delaware		No Liens.
	New Castle County, DE		No Liens.
Calpine Stony Brook, Inc.	Albany County, NY		No Liens.
Calpine Stony Brook Operators, Inc.	New York		No Liens.
	Albany County, NY	7/23/2002	State Tax Lien; File No. X02-17192
Calpine Stony Brook Power Marketing, LLC	Delaware		No Liens.
Calpine Stony Brook, Inc.	New York		No Liens.
Calpine Sumas, Inc.	California		No Liens.
	Sacramento County, CA		No Liens.
	Santa Clara County, CA		No Liens.
Calpine TCCL Holdings, Inc.	Delaware		No Liens.
	New Castle County, DE		No Liens.
Calpine Texas Pipeline GP, Inc.	Delaware		No Liens.
	New Castle County, DE		No Liens.

Calpine Texas Pipeline, L.P.	Wilmington Trust Company, as Collateral Agent Assignor: Freestone Power Generation, L.P.	Delaware	12/15/2003
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Freestone County, Texas and Anderson County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  (Filed in Real Estate Records - Fixture Filing)

	Wilmington Trust Company, as Collateral Agent Assignor: Freestone Power Generation, L.P.	Delaware	12/15/2003
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Freestone County, Texas and Anderson County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.

Wilmington Trust Company, as Collateral Agent Assignor: Baytown Energy Center, LP	Delaware	2/19/2004
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Chambers County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  (Filed in Real Estate Records - Fixture Filing)

Wilmington Trust Company, as Collateral Agent Assignor: Baytown Energy Center, LP	Delaware	2/19/2004
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Chambers County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  All assets of Debtor arising out of or relating to the Pipeline, including, but not limited to, (i) that certain Agreement to Interconnect and Operate Natural Gas Pipeline Facilities, dated as of November 28, 2000, between Texas Pipeline, LP and Debtor; (ii) that certain Letter of Agreement to Interconnect, dated as of March 7, 2001, between El Paso Energy Intrastate, L.P. and Debtor; (iii) that certain Agreement Regarding Facilities Necessary for Kinder Morgan Texas Pipeline, Inc. to Deliver Gas to Calpine Baytown Energy Center, L.P., effective as of February 22, 2001, between Kinder Morgan Texas Pipeline, Inc. and Debtor; and (iv) that certain Reimbursement, Construction, Ownership and Operation Agreement, dated as of March 27, 2001, between Texas Eastern Transmission Corporation and Debtor.

	New Castle County, DE		No Liens.

(Optioner)	Wilmington Trust Company, as Collateral Agent Assignor: Freestone Power Generation, LP (Optionee)	Texas	12/15/2003, assignments filed 12/16/2003, 3/25/2004, 3/26/2004
Debtor (Optioner) has granted Secured Party (Optionee) the option to purchase all assets which are now, or may in the future become located in, on, under or affixed to the real property located in Freestone County, Texas and Anderson County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits. (Filed in Real Estate Records - Fixture Filing)

	Wilmington Trust Company, as Collateral Agent Assignor: Freestone Power Generation, L.P.	Texas	12/15/2003, assignments filed 12/16/2003, 3/25/2004, 3/26/2004
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Freestone County, Texas and Anderson County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits. (Filed in Real Estate Records - Fixture Filing)

(Optioner)	Wilmington Trust Company, as Collateral Agent Assignor: Baytown Energy Center, LP	Texas	2/19/2004, assignments filed 2/23/2004, 3/25/2004, 3/26/2004
Debtor (Optioner) has granted Secured Party (Optionee) the option to purchase all assets which are now, or may in the future become located in, on, under or affixed to the real property located in Chambers County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  (Filed in Real Estate Records - Fixture Filing)

	Wilmington Trust Company, as Collateral Agent Assignor: Baytown Energy Center, LP	Texas	2/19/2004, assignments filed 2/23/2004, 3/25/2004, 3/26/2004
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Chambers County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  (Filed in Real Estate Records - Fixture Filing)

(Optioner)	Freestone Power Generation, LP	Anderson County, Texas	12/17/2003
Optioner has granted optionee an option to purchase all assests of Optioner, which are now, or may be in the future become located in; on, under or affixed to the real property located in Anderson County, Texas, described on Exhibit A.

	Freestone Power Generation, LP	Anderson County, Texas	12/17/2003
This financing statement covers all assets of the debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Anderson County, Texas, descibed on Exhibit A.

(Optioner)	Wilmington Trust Company, as Collateral Agent Assignor: Baytown Energy Center, LP	Chambers County, Texas	2/23/2004
Debtor (Optioner) has granted Secured Party (Optionee) the option to purchase all assets which are now, or may in the future become located in, on, under or affixed to the real property located in Chambers County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  (Filed in Real Estate Records - Fixture Filing)

	Wilmington Trust Company, as Collateral Agent Assignor: Baytown Energy Center, LP	Chambers County, Texas	2/23/2004
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Chambers County, Texas, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.  (Filed in Real Estate Records - Fixture Filing)

	Freestone Power Generation, LP	Anderson County, Texas	11/7/2003	Deed of Trust, assignment of Rents, Security Agreement and Fixture Filing (10/31/2003), by Debtor to Maccolm S. Morris, as Trustee, for the benefit of Freestone Power Generation, LP
		Freestone County, Texas	12/16/2003	Fixture filing: Real Property located in Freestone County, Texas.
(Optioner)		Freestone County, Texas	12/16/2003	Fixture filing: Real Property located in Freestone County, Texas.
Calpine Texas Pipeline LP, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Tiverton I, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Tiverton, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine ULC I Holding, LLC		Delaware		No Liens.
Calpine University Power, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Calpine Unrestricted Fundings, LLC		Delaware		No Liens.
Calpine Unrestricted Holdings, LLC		Delaware		No Liens.
Calpine Vapor, Inc		California		No Liens.

		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
Carville Energy LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All of assets of Debtor.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/29/2004
All assets of Debtor including fixtures on real property in Iberville Parish, LA, pipelines, transmissions, related structures, all machinery, equipment, other articles of personal property, rents revenues, income derived from above including permits, consents, approvals and other instruments.

		New Castle County, DE		No Liens.
Carville Energy LLC	Wilmington Trust Company, as Collateral Agent	Iberville Parish, Louisiana	3/25/2004	Fixture Filing: All assets of the Debtor, including Fixtures (Real Property located in Iberville Parish, Louisiana).
Carville Energy LLC	Wilmington Trust Company, as Collateral Agent	Iberville Parish, Louisiana	3/29/2004	Fixture Filing: Real Property located in Iverville Parish, Louisiana.

CCFC Development Company, LLC and Blue Spruce Energy Center, LLC	Fox Energy OP, L.P.	Delaware	11/30/2004
All the estate, right, title and interest of Debtors, with respect to Precautionary Pledge Agreement, dated November 19, 2004, including: (a) any and all of Debtor's right(s), title(s), powers of ownership and interest(s) whether now owned or hereafter acquired in Fox Energy Company LLC and all membership interests of Fox Energy related thereto; (b) all equity interests, securities, moneys, rights to receive income, gain, profit, dividends allocated to Debtors in respect of the Pledged Equity Interests; (c) all other payments due or to become due to Debtors in respect of such Pledged Equity Interest; (d) all of Debtors' capital or ownership interest, including capital accounts, in Fox Energy, and all accounts, deposits or credits of any kind with Fox Energy; (e) all of Debtors' voting rights in or rights to control or direct the affairs of Fox Energy; (f) all of Debtors' rights, interests, claims, powers, privileges, authority, options, security interests, liens, if any, as members of Fox Energy, in, to or under any and all of Fox Energy's assets or properties; (g) all other rights, title, and interest in Fox Energy derived from Pledged Equity Interests; (h) all indebtedness or other obligations of Fox Energy owed to Debtors; (i) all present and future claims, if any, of Debtors for moneys loaned or advanced, services rendered or damages arising out of, or for any breach relating to Collateral; (j) all of Debtors' rights under the LLC Agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of Debtors relating to Pledged Equity Interests; (k) all securities, notes, certificates and other instrument representing interest of Debtors; and (l) to the extent not included in any of the foregoing, all proceeds, products and accessions of and to any and all of the foregoing Collateral.

CCFC Development Company, LLC		New Castle County, DE		No Liens.
CCFC Equipment Finance Company, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
CCFC Finance Corp.		Delaware		No Liens.

CCFC Project Equipment Finance Company One, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
CCFC Preferred Holdings 2, LLC		Delaware		No Liens.
CCFC Preferred Holdings, LLC		Delaware		No Liens.
CES GP, LLC	Deutsche Bank AG, New York Branch	Delaware	8/5/2004
All Stock Collateral and all proceeds and any account into which such proceeds are deposited, including all Financial Assets.  All capitalized terms are as defined in the Partner Pledge Agreement, dated August 4, 2004.

		New Castle County, DE		No Liens.
CES Marketing IX, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
CES Marketing V, L.P.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CES Marketing VIII, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
		Florida		No Liens.
CES Marketing X, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
CGC Dighton, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.

Channel Energy Center, LP	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets, including Fixtures. Also intended to be a fixture filing pursuant to the Delaware Commerce and Trade Code, Section 9-501(b).
		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004
All assets of Debtors including fixtures on real property in Harris County, TX, pipelines, transmissions, related structures, all machinery, equipment, other articles of personal property, rents revenues, income derived from above including permits, consents, approvals and other instruments.

	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004	All assets.
	Wilmington Trust Company, as Collateral Agent	Harris County, Texas	3/25/2004
All assets of Debtors including fixtures on real property in Harris County, TX, pipelines, transmissions, related structures, all machinery, equipment, other articles of personal property, rents revenues, income derived from above including permits, consents, approvals and other instruments.

		Harris County, Texas		No Liens.
Channel Power GP, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Channel Power, LP	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
Clear Lake Cogeneration Limited Partnership		Texas		No Liens.
		Travis County, Texas		No Liens.
		Harris County, Texas		No Liens.
CNEM Holdings, LLC	Deutsche Bank Trust Company Americas, as Collateral Agent	Delaware	5/12/2003
All Debtor's right, title and interest in, to and under all of the following property, assets and revenues: (1) all Stock Collateral; and (2) all Proceeds and any account (including the Collateral Payment Account and the Collateral Reserve Account) into which such Proceeds are deposited, including all Financial Assets and other property and balances credited thereto and Security Entitlements with respect thereto.

	Deutsche Bank Trust Company Americas, as Collateral Agent	Delaware	5/12/2003
All Debtor's right, title and interest in, to and under all of the following property, assets and revenues: (1) all Stock Collateral; and (2) all Proceeds and any account (including the Collateral Payment Account and the Collateral Reserve Account) into which such Proceeds are deposited, including all Financial Assets and other property and balances credited thereto and Security Entitlements with respect thereto.

	Deutsche Bank Trust Company Americas, as Collateral Agent	Delaware	5/13/2003
All Debtor's right, title and interest in, to and under all of the following property, assets and revenues: (1) all Stock Collateral; and (2) all Proceeds and any account (including the Collateral Payment Account and the Collateral Reserve Account) into which such Proceeds are deposited, including all Financial Assets and other property and balances credited thereto and Security Entitlements with respect thereto.

	Deutsche Bank Trust Company Americas, as Collateral Agent	Delaware	5/13/2003
All Debtor's right, title and interest in, to and under all of the following property, assets and revenues: (1) all Stock Collateral; and (2) all Proceeds and any account (including the Collateral Payment Account and the Collateral Reserve Account) into which such Proceeds are deposited, including all Financial Assets and other property and balances credited thereto and Security Entitlements with respect thereto.

CogenAmerica Asia Inc.		Delaware		No Liens.
CogenAmerica Parlin Supply Corp.		Delaware		No Liens.
Columbia Energy, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004 amended 4/22/05
All of assets of Debtor except all personal property subject to the Lease Agreement dated December 31, 2004, between Calhoun County, South Carolina and Columbia Energy LLC and referenced in that certain Memorandum of Lease, dated December 31, 2004.

	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004 amended 4/22/05
All of assets of Debtor, including fixtures, except all personal property subject to the Lease Agreement dated December 31, 2004, between Calhoun County, South Carolina and Columbia Energy LLC and referenced in that certain Memorandum of Lease, dated December 31, 2004,  together with lease improvements, lease equipments, all other machinery, equipment, fixtures, any personal property acquired and all easements, licenses, option rights etc., all buildings, structures, fixtures and improvements, and all remainder, revenues and rent.

	Wilmington Trust Company, as Collateral Agent	South Carolina	3/24/2004
All of assets of Debtor except all personal property subject to the Lease Agreement dated December 31, 2004, between Calhoun County, South Carolina and Columbia Energy LLC and referenced in that certain Memorandum of Lease, dated December 31, 2004,  together with lease improvements, lease equipments, all other machinery, equipment, fixtures, any personal property acquired and all easements, licenses, option rights etc., all buildings, structures, fixtures and improvements, and all remainder, revenues and rent.

		New Castle County, DE		No Liens.
Corpus Christi Cogeneration, L.P.	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All Debtor's Assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All Debtor's Assets, including fixtures.
		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004	All Debtor's Assets, including fixtures.
		Nueces County, Texas	1/18/2008	No Liens.
CPN 3rd Turbine, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Acadia, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Berks Generation, Inc.		Delaware		No Liens.
CPN Berks, LLC		Delaware		No Liens.

CPN Bethpage 3rd Turbine, Inc.		Delaware		No Liens.
CPN Cascade, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Clear Lake, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Decatur Pipeline, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN East Fuels, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Energy Services GP, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Energy Services LP, Inc.	Deustche Bank AG, New York Branch	Delaware	8/5/2004
All of the Debtor's right, title and interest in, to and under all of the following property, assets and revenues, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence: (a) all Stock Collateral; and (b) all Proceeds and any account into which such Proceeds are deposited.

		New Castle County, DE		No Liens.
CPN Freestone, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.

CPN Funding Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Hermiston LLC	Wilmington Trust Company, as Collateral Agent	Delaware	8/14/2003	Assets of the Debtor.
CPN Morris, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Oxford, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Pipeline Company	Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	Delaware	8/14/2003
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Sutter County, California, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.

Wilmington Trust Company, as Collateral Agent Assignor: Hermiston Power Partnership	Delaware	8/14/2003
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Umatilla County, Oregon, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.

Wilmington Trust Company, as Collateral Agent Assignor: Hermiston Power Partnership	Delaware	8/14/2003
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Umatilla County, Oregon, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.

		New Castle County, DE		No Liens.
(Optioner)	Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	California	8/15/2003, assignment filed 8/25/2003
Debtor (Optioner) has granted Secured Party (Optionee) the option to purchase all assets which are now, or may in the future become located in, on, under or affixed to the real property located in Sutter County, California, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.

	Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	California	8/15/2003, assignment filed 8/25/2003
All assets of Debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Sutter County, California, including and without limitations, the natural gas pipeline and related structures, fixtures and improvements; all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the real property; all raw materials, work in process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor; all the remainder or remainders, rents, revenues, issues, profits, royalties, income and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All of the Debtor’s right, title and interest, whether now owned or existing or at any time hereafter acquired, in all of the permits, consents, approvals, and all other instruments or conveyances granting Debtor’s right in and to the real property, including those permits.

		Kern County, CA		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.

		Solano County, CA		No Liens.
	Wilmington Trust Company, as Collateral Agent (Optioner)	Sutter County, California	8/21/2003
Optioner has granted optionee an option to purchase all assests of Optioner, which are now, or may be in the future become located in; on, under or affixed to the real property located in Sutter County, California, described on Exhibit A.

		Yolo County, CA		No Liens.
CPN Pleasant Hill Operating, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
CPN Pleasant Hill, LLC	Union Bank of California, N.A.	Delaware	9/19/2000 06/15/2005 Amendment 06/15/2005 Continuation
Debtor's  (a) Membership Interests in MEPPH and all of its rights under the LLC Agreement; (b) all Accounts arising out of Membership Interests in MEPPH and the LLC Agreement; (c) all General Intangibles arising out of Membership Interests and the LLC Agreement; (d) all rights to receive payments arising out of Membership Interests and the LLC Agreement; (e) any other property of MEPPH that the Debtor maybe be entitled to as a member of the MEPPH (f) any other claim which the Debtor may or has acquired in its capacity as a member of the MEPPH and (g) to the extent not otherwise included, all Proceeds received upon collection, exchange or sale of any of the Collateral.

	Union Bank of California, N.A. as Security Agent	Delaware	3/26/2004
Debtor's (a) Membership Interests in MEPPH and all of its rights under the LLC Agreement; (b) all Accounts arising out of Membership Interests in MEPPH and the LLC Agreement; (c) all General Intangibles arising out of Membership Interests and the LLC Agreement; (d) all rights to receive payments arising out of Membership Interests and the LLC Agreement; (e) any other property of MEPPH that the Debtor maybe be entitled to as a member of the MEPPH (f) any other claim which the Debtor may or has acquired in its capacity as a member of the MEPPH and (g) to the extent not otherwise included, all Proceeds received upon collection, exchange or sale of any of the Collateral.  In-Lieu filing Missouri, California, Texas.

9/8/200 Membership Interest Pledge Agreement issued by CPN Pleasant Hill, LLC to Union Bank of California, N.A., as Security Agent for the Term Lenders
9/8/2000 Amendment No. 1 to Membership Interest Pledge Agreement issued by CPN Pleasant Hill, LLC to Union Bank of California, N.A., as Security Agent for the Term Lenders

		New Castle County, DE		No Liens.
CPN Power Services GP, LLC		Delaware		No Liens.
CPN Power Services, LP		Delaware		No Liens.
CPN Pryor Funding Corporation		Delaware		No Liens.
		New Castle County, DE		No Liens.
		Oklahoma		No Liens.
		Mayes County, Oklahoma		No Liens.
CPN Telephone Flat, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Decatur Energy Center, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All of assets of Debtor.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004
All assets of Debtor including fixtures on real property in Morgan County, AL pipelines, transmissions, related structures, all machinery, equipment, other articles of personal property, rents revenues, income derived from above including permits, consents, approvals and other instruments.

		New Castle County, DE		No Liens.
DEC-LMEC Pipeline LLC		Delaware		No Liens.
Deer Park Power GP, LLC		Delaware		No Liens.

Deer Park Power, LP		Delaware		No Liens.
Delta Energy Center, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All of assets of Debtor.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets of Debtor, including fixtures.
12/24/2001 Master Equipment Lease Agreement, between CCFC II-Project Equipment Finance Company Two, LLC and Delta Energy Center LLC

8/11/2000 Transmission Line Development and Option Agreement between Calpine Corporation and Pittsburg Power Company, gives Pittsburg Power Company an option to acquire Delta Energy Center LLC’s transmission line between the pant and PG&E grid.

		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	California	3/23/2004	All assets including fixtures (real property located in Contra Costa County. California)
Dighton Power Associates, Limited Partnership		Massachusetts		No UCC Liens.
		Suffolk County, MA		No Liens.
East Altamont Energy Center LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Fond du Lac Energy Center LLC		Wisconsin		No Liens.

		Dane County, WI		No Liens.
Fontana Energy Center LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Freestone Power Generation, L.P.	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004	All assets of the Debtor.
	General Electric Capital Corporation	Texas	4/30/2003 Continuation 12/20/2007	Lease on a Grove Crane, including all additionals, attachments and substitutions.
	Wilmington Trust Company, as Collateral Agent	Texas	3/24/2004	All assets of the Debtor including Fixtures.

2/5/2001 Water Pipeline Expansion and Facilities Agreement (Reference TIER 2 responses) City of Fairchild can exercise a right to build a water plant on 10 acres currently reserved for them, option is for 20 years, with City having the option to terminate at any time.  Additionally they are allowed to use the PC’s raw water inlet and line to transport the water to the new water plant if they build it.

Project Company is organized under Calpine CalGen Holdings, Inc. and therefore is encumbered by the indebtedness of the CalGen Credit Agreements.
Freestone Power Generation LP		Travis County, Texas		No Liens.

	Wilmington Trust Company, as Collateral Agent	Freestone County, Texas	3/25/2004	Fixture filing: Real Property located in Freestone County, Texas.
GEC Bethpage Inc.	Calpine Construction Finance Company, L.P.	Delaware	12/16/2005	Any and all of Debtor's rights, titles and interests, in TBG Cogen Partners, and all of the geral partnershi pinterests of TBG Cogen partners related thereto.
45% Partnership Interest in TBG Cogen Partners pledged.
		New Castle County, DE		No Liens.
Geothermal Energy Partners, LTD.		California		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
Geysers Power Company LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Geysers Power Company, LLC		California		No Liens.
		Mendocino County, CA		No Liens.
Geysers Power I Company		Delaware		No Liens.
		New Castle County, DE		No Liens.
Geysers Power Company II, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.

Goldendale Energy Center, LLC		Delaware		No Liens.
Hammond Energy LLC		Delaware		No Liens.
Hermiston Power Partnership	Wilmington Trust Company, as Collateral Agent	Oregon	8/14/2003	All assets of the Debtor.

The project’s assets, as well as the partnership interests in Hermiston Power Partnership, are pledged as security for the obligations of CCFC pursuant to the Pledge and Security Agreement dated August 14, 2003, among Calpine Construction Finance Company, L.P., Calpine Hermiston, LLC, CPN Hermiston, LLC, Hermiston Power Partnership, and Wilmington Trust Company, as collateral agent.

Additional encumbrances arising out of CCFC financing arrangements
Hillabee Energy Center, LLC		Delaware		No UCC Liens.

The project entity for the Hillabee Energy Center is Calpine Corporation; and therefore, liens, pledges, security interests, etc. that relate to Calpine Corporation in existence on December 20, 2005 would theoretically be applicable here.  Any deeds of trusts, mortgages, stock pledges, asset pledges, security agreements, liens, deposit arrangements, encumbrances, or other security interest or any preference, priority or other security or preferential arrangements would be identified in Schedule 3.6 for Calpine Corporation.

		New Castle County, DE		No Liens.
Idlewild Fuel Management Corp.		Delaware		No Liens.
		New Castle County, DE		No Liens.
JMC Bethpage, Inc.	Calpine Construction Finance Company, L.P.	Delaware	12/16/2005	Any and all of Debtor's rights, titles and interests, in TBG Cogen Partners.
		New Castle County, DE		No Liens.

KIAC Partners		New York		No UCC Liens.
5/1/1996 Trust Indenture between KIAC Partners, Port Authority of New York and New Jersey and Bank of New York
5/1/1996 Leasehold Mortgage between KIAC Partners and Bank of New York
5/1/1996 Guaranty between KIAC Partners and Bank of New York
5/1/1996 Personal Property Security Interest between KIAC Partners, Port Authority of New York and New Jersey and Bank of New York
6/13/1996 Trust Administration Agreement between KIAC Partners and Bank of New York
Lake Wales Energy Center, LLC		Delaware		No Liens.
Lawrence Energy Center LLC	Credit Suisse First Boston, New York Branch, as Administrative Agent	Delaware	6/26/2002	Filed in continuation for financing statements in California and Massachusetts. The original filing numbers are 0112460457 (CA), 200102019850 (MA), and 433560 (MA).
Lone Oak Energy Center, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Los Esteros Critical Energy Facility, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
		California		No Liens.
		Santa Clara County, CA	10/3/2003	Judgment Lien Pacific Gas and Electric Company ("Plaintiff") vs. North San Jose Energy Center, LLC et al. Portion of lands of Los Esteros Critical Energy Facility is condemned in fee to Plaintiff.

Los Medanos Energy Center, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets, including fixtures (Contra Costa County, CA).
11/10/2000 Master Equipment Lease Agreement between CCFC I - Project Equipment Finance Company One, LLC and Los Medanos Center LLC
		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	California	3/23/2004	All assets including Fixtures (real property located in Contra Costa County, California).
Magic Valley Gas Pipeline GP, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.

Magic Valley Gas Pipeline, LP		Delaware		No Liens.
		New Castle County, DE		No Liens.
Magic Valley Pipeline, L.P.	Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	Delaware	8/14/2003
All assets of the Debtor which are now, or may in the future become located in, on, under, or affixed to the real property located in Hildago County, Texas, including, without limitation, the natural gas pipeline and related structures, fixtures and improvements, all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the Real Property, all raw materials, work on process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor, all the remainders, reversion or reversions, rents, revenues, issues, profits, royalties, income, and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All Debtor’s right, title and interest in: all permits, consents, approvals, and all other instruments or conveyances granting Debtor’s rights in and to the Real Property.  All assets of Debtor arising out of or relating to the Pipeline, including, but not limited to, (i) that certain Interconnect and Operating Agreement dated as of June 15, 2000 between Gulfterra Pipeline, L.P. and Debtor; (ii) that certain Agreement to Interconnect and Operate Natural Gas Pipelines Facilities dated November 28, 2000 between Kinder Morgan Border Pipeline, L.P. and Debtor; (iii) that certain Reimbursement, Construction, Ownership and Operation Agreement dated March 8, 2001 between Texas Eastern Transmission Corporation and Debtor; and (iv) that certain Operational Balancing Agreement dated March 1, 2001 between Texas Eastern Transmission Corporation and Debtor.

	Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	Delaware	8/14/2003
All assets of the Debtor which are now, or may in the future become located in, on, under, or affixed to the real property located in Hildago County, Texas, including, without limitation, the natural gas pipeline and related structures, fixtures and improvements, all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the Real Property, all raw materials, work on process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor, all the remainders, reversion or reversions, rents, revenues, issues, profits, royalties, income, and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All Debtor’s right, title and interest in: all permits, consents, approvals, and all other instruments or conveyances granting Debtor’s rights in and to the Real Property.

	New Castle County, DE		No Liens.
Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	Texas	8/14/2003, assignment filed 8/18/2003
All assets of the Debtor which are now, or may in the future become located in, on, under, or affixed to the real property located in Hildago County, Texas, including, without limitation, the natural gas pipeline and related structures, fixtures and improvements, all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the Real Property, all raw materials, work on process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor, all the remainders, reversion or reversions, rents, revenues, issues, profits, royalties, income, and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All Debtor’s right, title and interest in: all permits, consents, approvals, and all other instruments or conveyances granting Debtor’s rights in and to the Real Property.  All assets of Debtor arising out of or relating to the Pipeline, including, but not limited to, (i) that certain Interconnect and Operating Agreement dated as of June 15, 2000 between Gulfterra Pipeline, L.P. and Debtor; (ii) that certain Agreement to Interconnect and Operate Natural Gas Pipelines Facilities dated November 28, 2000 between Kinder Morgan Border Pipeline, L.P. and Debtor; (iii) that certain Reimbursement, Construction, Ownership and Operation Agreement dated March 8, 2001 between Texas Eastern Transmission Corporation and Debtor; and (iv) that certain Operational Balancing Agreement dated March 1, 2001 between Texas Eastern Transmission Corporation and Debtor.

(Optioner)	Wilmington Trust Company, as Collateral Agent Assignor: Calpine Construction Finance Company, L.P.	Texas	8/14/2003, assignment filed 8/18/2003
Debtor (Optioner) has granted Secured Party (Optionee) the option to purchase all assets which are now, or may in the future become located in, on, under, or affixed to the real property located in Hildago County, Texas, including, without limitation, the natural gas pipeline and related structures, fixtures and improvements, all machinery, apparatus, equipment, fittings, fixtures and other articles of personal property and replacements thereof, including all other goods of Debtor, and all goods of Debtor which become fixtures located on the Real Property, all raw materials, work on process and other materials used or consumed in the construction of the natural gas pipeline by or for Debtor, all the remainders, reversion or reversions, rents, revenues, issues, profits, royalties, income, and other benefits derived from any of the foregoing, and all replacements, substitutions, and additions thereof.  All Debtor’s right, title and interest in: all permits, consents, approvals, and all other instruments or conveyances granting Debtor’s rights in and to the Real Property.  All assets of Debtor arising out of or relating to the Pipeline, including, but not limited to, (i) that certain Interconnect and Operating Agreement dated as of June 15, 2000 between Gulfterra Pipeline, L.P. and Debtor; (ii) that certain Agreement to Interconnect and Operate Natural Gas Pipelines Facilities dated November 28, 2000 between Kinder Morgan Border Pipeline, L.P. and Debtor; (iii) that certain Reimbursement, Construction, Ownership and Operation Agreement dated March 8, 2001 between Texas Eastern Transmission Corporation and Debtor; and (iv) that certain Operational Balancing Agreement dated March 1, 2001 between Texas Eastern Transmission Corporation and Debtor.

	Calpine Construction Finance Company, L.P.	Hidalgo County, Texas	4/10/2003; 4/17/2003; 8/15/2003
This financing statement covers all assets of the debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Hidalgo County, Texas, descibed on Exhibit A.

Calpine Construction Finance Company, L.P.	Hidalgo County, Texas	4/10/2003; 4/17/2003; 8/15/2003
Optioner has granted optionee an option to purchase all assests of Optioner, which are now, or may be in the future become located in; on, under or affixed to the real property located in Hidalgo County, Texas, described on Exhibit A.

Calpine Construction Finance Company, L.P. assigned to Wilmington Trust Company	Hidalgo County, Texas	8/20/2003; 8/20/2003
This financing statement covers all assets of the debtor which are now, or may in the future become located in, on, under or affixed to the real property located in Hidalgo County, Texas, descibed on Exhibit A.

Calpine Construction Finance Company, L.P. assigned to Wilmington Trust Company	Hidalgo County, Texas	8/20/2003; 8/20/2003
Optioner has granted optionee an option to purchase all assests of Optioner, which are now, or may be in the future become located in; on, under or affixed to the real property located in Hidalgo County, Texas, described on Exhibit A.

MEP Pleasant Hill, LLC	Union Bank of California, N.A.	Delaware	9/19/2000 Continuation filed 6/15/2005 Amended 06/15/2005 to restate collateral
Debtor's (i) the Assigned Agreements, and all rights and interests of the Borrower including (1) all rights of the Borrower to receive moneys due under the Assigned Agreements, (2) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (3) all claims of the Borrower for damages arising out of default under the Assigned Agreements, (4) all rights of the Borrower to obtain, hold and enforce, and to exercise rights, powers and remedies in respect of the Assigned Agreements and (5) right of the Borrower to terminate, cancel or modify the Assigned Agreements provided that unless an Event of Default has occurred and is continuing, the Borrower may exercise all rights, interests and benefits under the Assigned Agreements in any lawful manner not prohibited by this Agreement, provided further that this clause (i) shall not apply to and the Collateral expressly excludes the Borrower's right, title and interest in and to (x) any Performance Guarantee Payments or Late Completion Payments paid under the EPC Agreement or (y) any insurance proceeds that may be payable under the applicable delay start-up insurance policy , (ii) all inventory, goods and equipment owned by the Borrower, and all machinery or apparatus now owned or leases by the Borrower, (iii) the Accounts established and maintained pursuant to the Security Deposit Agreement, (iv) all accounts, general intangibles, securities, certificates representing or evidencing Permitted Investments, (v) all Revenues and Special Payment
Account Deposits, (vi) all Governmental Approvals, (vii) all automobiles, trucks or moveable personal property, (viii) all unearned premiums under insurance policies obtained by the Borrower, (ix) all other personal property, rights, interests owned by the Borrower including all money, natural gas, personal property constituting part of the Facility, (x) the Construction Support Agreement and all
rights, options and other benefits to the Borrower thereunder, (xi) all proceeds, products, and all additions of or to any of the collateral security and guarantees (xii) the Bonds and Cass county Bond Documents.

Union Bank of California, N.A., as Security Agent	Delaware	3/26/2004 Amended 03/29/2004 to restate collateral
[The original filing acts as an in-lieu continuation for the following UCC's: 1) MO-SOS #4087019 2)Cass County, MO #052693 3)Jackson County, MO #2000J0426975 4)CA-SOS #002646034] Debtor's (i) the Assigned Agreements, and all rights and interests of the Borrower including (1) all rights of the Borrower to receive moneys due under the Assigned Agreements, (2) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (3) all claims of the Borrower for damages arising out of default under the Assigned Agreements, (4) all rights of the Borrower to obtain, hold and enforce, and to exercise rights, powers and remedies in respect of the Assigned Agreements and (5) right of the Borrower to terminate, cancel or modify the Assigned Agreements provided that unless an Event of Default has occurred and is continuing, the Borrower may exercise all rights, interests and benefits under the Assigned Agreements in any lawful manner not prohibited by this Agreement, provided further that this clause (i) shall not apply to and the Collateral expressly excludes the Borrower's right, title and interest in and to (x) any Performance Guarantee Payments or Late Completion Payments paid under the EPC Agreement or (y) any insurance proceeds that may be payable under the applicable delay start-up insurance policy , (ii) all inventory, goods and equipment owned by the Borrower, and all machinery or apparatus now owned or leases by the Borrower, (iii) the Accounts established and maintained pursuant to the Security Deposit Agreement, (iv) all accounts, general intangibles, securities, certificates representing or evidencing Permitted Investments, (v) all Revenues and Special Payment
Account Deposits, (vi) all Governmental Approvals, (vii) all automobiles, trucks or moveable personal property, (viii) all unearned premiums under insurance policies obtained by the Borrower, (ix) all other personal property, rights, interests owned by the Borrower including all money, natural gas, personal property constituting part of the Facility, (x) the Construction Support Agreement and all
rights, options and other benefits to the Borrower thereunder, (xi) all proceeds, products, and all additions of or to any of the collateral security and guarantees (xii) the Bonds and Cass county Bond Documents.

9/8/2000 Security Agreement by and between MEP Pleasant Hill, LLC and Union Bank of California, N.A., as Security Agent for the Term Lenders
3/26/2004 Amendment No. 1 to Security Agreement by and between MEP Pleasant Hill, LLC and Union Bank of California, N.A., as Security Agent for the Term Lenders
9/8/2000 Membership Interest Pledge Agreement issued by CPN Pleasant Hill, LLC to Union Bank of California, N.A., as Security Agent for the Term Lenders.
9/8/2000 Amendment No. 1 to Membership Interest Pledge Agreement by and between CPN Pleasant Hill, LLC and Union Bank of California, N.A., as Security Agent for the Term Lenders

3/15/2000 Amended and Restated Lease Agreement by and between Cass County Missouri and MEP Pleasant Hill, LLC
8/1/2000 Second Amendment to Lease Agreement by and between Cass County Missouri and MEP Pleasant Hill, LLC
8/1/2000 Third Amendment to Lease Agreement, dated May 20, 1999, by and between MEP Pleasant Hill, LLC and Cass County, MO.
5/20/1999 Economic Development Performance Agreement by and between MEP Pleasant Hill, LLC and Cass County Missouri
12/14/1999 Bond Purchase Agreement by and between MEP Pleasant Hill, LLC and Cass County Missouri
		New Castle County, DE		No Liens.
Moapa Energy Center, LLC	Credit Suisse First Boston, New York Branch, as Administrative Agent	Delaware	3/18/2003	All assets.
		New Castle County, DE		No Liens.
Mobile Energy LLC		Delaware		No Liens.
Mobile Energy L L C		New Castle County, DE		No Liens.
Modoc Power, Inc.		California		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.

Morgan Energy Center, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All Debtor's assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All Debtor assets, including Fixtures (Morgan County, Alabama).

Irrevocable Standby Letter of Credit (#SBLC 0072-02) for $2,000,000 between Calpine Generating Company, LLC (on behalf of Morgan Energy Center, LLC) and Tennessee Valley Authority.  This letter of credit provides credit support for the Master Power Purchase and Sale Agreement and transmission service agreements.  The Master Power Purchase and Sale Agreement is referenced by all Tennessee Valley Authority Power Purchase Agreement transactions with CES (as amended) that designate Decatur Energy Center, LLC or Morgan Energy Center, LLC as the capacity source.

Irrevocable Standby Letter of Credit (#91043/80085) for $2,000,000 between Calpine Generating Company, LLC (on behalf of Morgan Energy Center, LLC) and Tennessee Valley Authority.  This letter of credit provides credit support for the Interconnection Agreement.

6/1/2000 Guaranty Support Agreement by Calpine Corporation (originally on behalf of Calpine Construction Finance Company that has been assigned to Morgan Energy Center, LLC) for the benefit of BP Amoco Chemical Company.  Includes provision for $5,000,000 Irrevocable Standby Letter of Credit that was posted in July 2005.

Guarantee dated 6/23/2000 by Calpine Corporation (originally on behalf of CES that has been assigned to Morgan Energy Center, LLC) for benefit of BAMAGAS Company.  Supports Natural Gas Pipeline Construction Agreement

Guarantee dated 6/28/2000 by Calpine Corporation (originally on behalf on CES) for benefit of BAMAGAS Company.  Supports Natural Gas Pipeline Construction Agreement and Natural Gas Pipeline Transportation Agreement

Memorandum of Lease and Grant of Easements between DEC (originally CCFC) and BP Amoco Chemical dated 9/29/2000
Assignment and Assumption Agreement recorded in Book 2001; Page 3107-3112 in Alabama Morgan County 10/27/2000 between Calpine and Morgan Energy Center, LLC

Consent to Encroachment Agreement 10/31/2001 recorded in Alabama Morgan County in book 2001 Page 12233-12237 between Morgan Energy, LLC and BAMAGAS
Executed Corrected Pipeline Right of Way Agreement recorded in Book 2003 Pages 9021-9035 12/13/2002; Recorded 6/13/03 between Endbridge Pipelines and BP Amoco Chemical
Executed Land Lease 9/29/2000 between Calpine and BP Amoco Chemical under which Morgan Energy Center, LLC pay BP Amoco Chemical $25,000 per year
Memorandum of Lease and Grant of Easement recorded in Alabama Morgan County 3/23/2001 in Book 2001 pages 1803-1809 between Calpine and BP Amoco
Executed 2nd Amendment to Land Lease and Memorandum of lease and Grant of Easements recorded on 6/13/2003 in Book 2003 Page 4376-4385 between Morgan Energy Center, LLC and BP Amoco Chemical 12/13/2001
Consent & Non Disturbance Agreement between TVA, Morgan Energy Center, LLC and Credit Suisse First Boston 4/30/2003
Tri Party Agreement as to Certain Property Rights and Construction Responsibility between USA Acting through TVA, Morgan Energy Center, LLC and BP Amoco Chemical Company 4/30/2003

Lien notice for $152,858.71 served by claimant Hubbard & Drake General/Mechanical Contractors, Inc. on 12/21/2005 to Morgan Energy Center, LLC; Calpine Eastern Corporation; Calpine Operating Services Company, Inc.; and Calpine Corporation

Contractors having performed pre-petition work at Morgan Energy Center, LLC and have not yet been paid, therefore exists possibility that these contractors may file liens in the following amounts: 1) BMSI $132,000.00; 2) Listerhill Total Maintenance $750,000.00; 3) Burgess & Berry Insulation $19,254.82; 4) Regional Value $88,006.93; 5) Control Southern $18,705.00; 6) Fisher Controls $14,295.80; 7) Pneumafill $111,350.00; 8) Toshiba $1,090,437.50; 9) Instrument & Valve Services $158,852.94

Morgan Energy Center, LLC has a deposit on file with Joe Wheeler EMC, an electric utility, in the approximate amount of $42,000

	New Castle County, DE	No Liens.
Mount Hoffman Geothermal Company, L.P.	California	No Liens.
	Sacramento County, CA	No Liens.
	Santa Clara County, CA	No Liens.
Mt. Vernon Energy LLC	Delaware	No Liens.
NewSouth Energy LLC	Delaware	No Liens.
	New Castle County, DE	No Liens.
Nissequogue Cogen Partners	New York	No UCC Liens.
11/1/1998 Amended and Restated Indenture of Trust between Nissequogue Cogen Partners, Suffolk County Industrial Development Agency and Bank of New York
11/1/1998 Amended and Restated Lease Agreement between Nissequogue Cogen Partners and Suffolk County Industrial Development Agency
11/1/1998 Guaranty between Nissequogue Cogen Partners, Suffolk County Industrial Development Agency and Bank of New York
11/1/1998 Mortgage and Security Agreement Nissequogue Cogen Partners, Suffolk County Industrial Development Agency and Bank of New York
11/1/1998 Pledge and Assignment between Nissequogue Cogen Partners, Suffolk County Industrial Development Agency and Bank of New York
11/1/1998 Subordination Agreement between Nissequogue Cogen Partners, Suffolk County Industrial Development Agency and Bank of New York
Northwest Cogeneration, Inc.	California	No Liens.
	Sacramento County, CA	No Liens.
	Santa Clara County, CA	No Liens.
NRG Parlin Inc.	Delaware	No Liens.

		New Castle County, DE		No Liens.
NTC Five, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
NTC GP, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Nueces Bay Energy, LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/25/2004
All right, title and interest now owned or acquired in the following: (i) Debtor's right to receive income, gain, profit or other items allocated or distributed to Debtor pursuant to any limited liability agreement, general partnership or other organizational document; (ii) all accounts or deposits in any subsidiary of Debtor; (iii) all claims of Debtor for damages relating to any Article 9 Collateral; (iv) all Qualifying Cash Equivalents of Debtor; (v) all of Debtor's right and interest in any subsidiary of Debtor and (vi) all Proceeds and profits in respect of the foregoing.

		New Castle County, DE		No Liens.
O.L.S. Energy-Agnews, Inc.	Credit Suisse First Boston Assignor: Meridian Trust Company of California	Delaware	6/28/2002
All of the Debtor's estate, right, title and interest in, and to the property, rights and privileges now owned or in the future acquired by the Debtor or in which the Debtor now has or may in the future acquire any estate, right, title or interest as defined in the Site Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of December 31, 1990 including without limitation the following: all right, title and interest of the trustor, in and to the real property located in the County of Santa Clara; together with all of the trustor's right, title and interest in and to any and all buildings and improvements now or hereafter erected on the Site; together with all of trustor's right, title and interest in any transmission lines, transmission line rights of way, power transfer systems; together with all rents, issues, profits, royalties, deposits; together with all leasehold estate, right, title and interest of Trustor in and to all leases or subleases covering the site including (i) all cash or security deposits (ii) all insurance proceeds and requisition, indemnity or other payments (iii) all rights of the trustor to exercise any election to give any notice, consent and (iv) all rights, powers or remedies on the part of the Trustor; together with all right, title and interest of Trustor in all options to purchase or lease the Site or Facility; together with all right, title and interest in all tangible personal property and goods owned by Trustor;
together with any claim or demand against anyone with respect to damage to all or any part of the Site Estate; together to all general intangibles relating to development or use of the Facility.  In-Lieu filing - California

Credit Suisse First Boston Assignor: Meridian Trust Company of California	Delaware	6/28/2002
All of the Debtor's right, title and interest of the Lessee in the Facility, together with all right, title and interest of the Lessee in all accessories and parts attached to the Facility and in all substitutions, additions and improvements subject to the interest of the Lessee under the Lease; all right, title, interest, claims, and demands of the Lease and under any and all agreements relating to the Facility. Note: This financing statement is filed as precaution in the event that the Lease is held to be a security arrangement and not a true lease.   In-Lieu filing New York, California

Credit Suisse First Boston	Delaware	6/28/2002
All 1) fees, income, rents, issues and other benefits payable to the Debtor and derived from the Debtor's interest in the Site 2) all leases or subleases affecting the Debtor's interest in the Site or the Facility 3) all the estate, interest, right and other claims or demands of the Debtor, both in law and in equity 4) all personal property in which Debtor now owns or acquires an interest or right and which is placed to affixed to the Site or the Facility or used in connection with 5) all fees, income, profits, earnings which accrue from the items in section 2 or from using, leasing or subletting, 6) all present and future rights of the Debtor to receive payments of money, services, or proceeds with respect to the Site and the Facility and the financing thereof, all right, title and interest of the Debtor under the Project Documents including the (i) Fuel Agreements, (ii) Oni Contract, (iii) C&M Guaranty, (iv) the Power Purchase Agreements, (v) the Special Facilities Agreement, (vi) the Cogeneration Lease, (vii) the Energy Service Agreement; the Debtor's interest in all other present and future intangible property and rights relating to the Site, all present and future maps, plans, reports and drawings of all contracts relating to the Facility, the Debtor's present and future rights, interest, title under the Insurance Policies of the
Site, all of the Debtor's right, title and interest under (i) that certain Natural Gas Sales Agreement (ii) that certain Performance
Guaranty, and the Accounts Collateral. In-Lieu filing New York, California

BONY Western Trust Company	Delaware	6/28/2002
All (i) sums of money, from any source whatsoever, transferred to and comprising the Account, including all cash proceeds derived from the Lessee Collateral and paid into the Account and any interest and dividends or other income derived from such monies, (ii) all statements, certificates, passbooks and instruments representing the Account and all dividends, cash and other property from time to time received, receivable or distributed in respect of or in exchange for the Account.   In-Lieu filing New York, California

	Credit Suisse First Boston	Delaware	6/28/2002
All of the Debtor's right, title and interest of the Lessee in the Facility, together with all right, title and interest of the Lessee in all accessories and parts attached to the Facility and in all substitutions, additions and improvements subject to the interest of the Lessee under the Lease; all right, title, interest, claims, and demands of the Lease and under any and all agreements relating to the Facility. Note: This financing statement is filed as precaution in the event that the Lease is held to be a security arrangement and not a true lease.   In-Lieu filing New York, California

Odyssey Land Acquisition Company		Delaware		No Liens.
Pajaro Energy Center, LLC		Delaware		Easement Agreement dated April 25, 2002.
Pastoria Energy Center, LLC (f.k.a Turner Energy Center, LLC)		Delaware		No Liens.
		New Castle County, DE		No Liens.
Pastoria Energy Facility, L.L.C.	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets including fixtures (real property located in Kern County. California)
	ARB, Inc.		12/9/2005	Mechanics Lien

	ARB, Inc.		12/20/2005	Mechanics Lien
	Souther California Edison Company		9/21/2001
9/12/2001 Interconnection Facilities Agreement, between Pastoria Energy Facility, LLC and South California Edison Company (2 amendments) and Trust Agreement.  Under the Interconnection Facilities Agreement Calpine provided to Southern California Edison Company funds estimated required to support the work defined.  Bases on a FERC ruling Calpine is entitled to a refund on the funds paid for reliability upgrades and Calpine is currently receiving the refunds which are being made in 20 payments over 5 years paid quarterly.  However, these are based on estimates.  Southern California Edison Company still needs to true up the account and upon true up it will be determined if additional funds are required or to be reimbursed and this will affect the amount of transmission credit refunds.

	Techno Coatings, Inc.		12/15/2005	Mechanics Lien
		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	California	3/23/2004	All assets including Fixtures (real property located in Kern County, California).
	Wilmington Trust Company	Kern County, CA	3/26/2004	Deed
	Wilmington Trust Company	Kern County, CA	3/26/2004
This financing statement covers all assets of the Debtor which are now, or may in the future become located in, on, or under, or affixed to the real property located in Kern County, CA, described on Exhibit A.

PCF2 Holdings, LLC		Delaware		No Liens.
PCF2, LLC		Delaware		No Liens.
Philadelphia Biogas Supply Inc.		Delaware		No Liens.
Phipps Bend Energy Center, LLC		Delaware		No Liens.
Pine Bluff Energy LLC		Delaware		No Liens.

		New Castle County, DE		No Liens.
Power Contract Financing III, LLC	Wilmington Trust Company, as Trustee	Delaware	6/1/2004	All personal property of the Debtor, whether now owned or hereafter acquired.
Power Contract Financing, LLC	Wilmington Trust Company, as Trustee	Delaware	6/16/2003	All personal property of the Debtor, whether now owned or hereafter acquired.
Power Investors, L.L.C.		Wisconsin		No Liens.
Power Systems MFG., LLC	Stuers, Inc.	Delaware	6/4/2002
D-EPOMA Epovat, DEMLA MD-Disc, CYLDO-I 1/4 Intermediate Ram, ABWAT Water Supply Kit, MAXUK Specimen Holder, LATTE-480 LABOTOM-3, TRELQ QUICK CLAMPING DEVICE, D-PRO10 PONTOPRESS-10, +CYNQU MOUNTING UNIT, ABTEN-480, ABTCO Disc Cooling, MAXWI Uniforce-Living Apparat, TRECI-440 Unit, TRERI SPRING CLAMP.

Quintana Canada Holdings, LLC	The Bank of New York, as Collateral Trustee	Delaware	7/16/2003
All of Debtor's right, title and interest in the following property granted pursuant to the Pledge Agreement: (i) all issued and outstanding shares of capital stock; (ii) the certificates representing the Pledged Shares; (iii) all additional shares of stock; and (iv) all proceeds of the foregoing.

	The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	11/19/2003
All of Debtor's right, title and interest in the following property granted pursuant to the Pledge Agreement: (i) all issued and outstanding shares of capital stock; (ii) the certificates representing the Pledged Shares; (iii) all additional shares of stock; and (iv) all proceeds of the foregoing.

	The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	11/21/2003
All of Debtor's right, title and interest in the following property granted pursuant to the Pledge Agreement: (i) all issued and outstanding shares of capital stock; (ii) the certificates representing the Pledged Shares; (iii) all additional shares of stock; and (iv) all proceeds of the foregoing.

	The Bank of New York, as Collateral Trustee for the benefit of the Secured Priority Lien Parties	Delaware	10/5/2004
All of Debtor's right, title and interest in the following property granted pursuant to the Pledge Agreement: (i) all issued and outstanding shares of capital stock; (ii) the certificates representing the Pledged Shares; (iii) all additional shares of stock; and (iv) all proceeds of the foregoing.

	Credit Suisse First Boston, London Branch, as Collateral Agent	Delaware	2/8/2005
All of Debtor's right, title and interest in the following: (a) the Pledged Debt; (b) the Pledged LLC Interests; (c) all other rights, benefits and privileges in any of the foregoing; (d) to the extent not included above, all Collateral Records, Collateral Support and Supporting Obligations regarding any of the foregoing; and (e) to the extent not included above, all Proceeds in respect of any of the foregoing.

Riverside Energy Center, LLC	Credit Suisse First Boston, Cayman Islands Branch, as Collateral Agent	Wisconsin	6/24/2004	All assets.
	Credit Suisse First Boston, Cayman Islands Branch, as Collateral Agent	Wisconsin	6/24/2004
All the estate, right, title and interest of Debtor, including any and all of Debtor's right(s), title(s), powers of ownership and interest(s) whether now owned or hereafter acquired in Rocky Mountain Energy Center, LLC, and all of the membership interests of Borrower related thereto, including membership interests described in the Pledge and Security Agreement dated June 24, 2004, and Debtor's share of: (a) all rights to receive income, gain, profit, dividends and other distributions allocated to Debtor in respect of the Pledged Equity Interests; (b) all of Debtor's capital ownership interest, including capital accounts, in Borrower; (c) all of Debtor's voting rights in Borrower; (d) all of Debtor's rights, title and interest, as the sole member of Borrower, in any and all of Borrower's assets or properties; (e) all other rights, title and interest in or to Borrower derived from Pledged Equity Interests; (f) all indebtedness or other obligations of Borrower owed to Debtor; (g) all claims of Debtor for damages arising out of the Collateral; (h) all rights of Debtor to terminate, amend, supplement governing documents of Debtor; (i) all securities, notes, certificates and other instruments representing any of the foregoing rights and interests of Debtor; and (j) to the extent not included in any of the foregoing, all proceeds of the foregoing Collateral, whether cash or non-cash.

	Wisconsin Lift Truck Corp	Wisconsin	2/6/2007	Used Nissan Model JC50LP SN: 9P3493.

6/24/2004 Credit Agreement among Riverside Energy Center, LLC, the Borrower, and Credit Suisse First Boston, as Lead Arranger, Book Runner, Administrative Agent and Collateral Agent, and COBANK, ACB, as Syndicate Agent, and The Financial Institutions Parties, as Lenders.

6/24/2004 Depositary Agreement among Riverside Energy Center, LLC, the Borrower, and Credit Suisse First Boston, as Administrative Agent and Collateral Agent and The Bank of New York, as Depositary Agent.

9/24/2002 Land lease as, amended, between Wisconsin Power & Light Company, as Landlord, and Riverside Energy Center, LLC, as Tenant.
		Rock County, WI	6/28/2004	This Financing Statement covers all assets of the debtor on, under and at the real property located in Rock County, WI, described on Exhibit A - Fixture Filing -
RockGen Energy LLC	RockGen OL-1, LLC	Wisconsin	10/23/2001 Continuation 10/05/2006
All of the Debtor's right, title and interest in and to (i) that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party, (ii) all other claims of any kind or nature, (iii) all books and records relating to any of the foregoing, (iv) all rents, royalties, issues, profits, and other benefits of the Mortgaged property, (v) all proceeds, products of and to any of the property of the Mortgager.

	RockGen OL-2, LLC	Wisconsin	10/23/2001 Continuation 10/05/2006
All of the Debtor's right, title and interest in and to (i) that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party, (ii) all other claims of any kind or nature, (iii) all books and records relating to any of the foregoing, (iv) all rents, royalties, issues, profits, and other benefits of the Mortgaged property, (v) all proceeds, products of and to any of the property of the Mortgager.

	RockGen OL-3, LLC	Wisconsin	10/23/2001 Continuation 10/05/2006
All of the Debtor's right, title and interest in and to that (i) certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party, (ii) all other claims of any kind or nature, (iii) all books and records relating to any of the foregoing, (iv) all rents, royalties, issues, profits, and other benefits of the Mortgaged property, (v) all proceeds, products of and to any of the property of the Mortgager.

	RockGen OL-4, LLC	Wisconsin	10/23/2001 Continuation 10/05/2006
All of the Debtor's right, title and interest in and to that (i)  that certain Facility Lease Agreement dated as of October 18, 2001 between Debtor and Secured Party, (ii) all other claims of any kind or nature, (iii) all books and records relating to any of the foregoing, (iv) all rents, royalties, issues, profits, and other benefits of the Mortgaged property, (v) all proceeds, products of and to any of the property of the Mortgager.

Power Purchase Agreement between Wisconsin Power and Light Company, IES Utilities, Interstate Power Company and Rockgen Energy LLC dated as of August 10, 1998, including all amendments thereto.

10/18/2001 Calpine Guaranty and Payment Agreement among Calpine Corporation, as Guarantor, and Rockgen OL-1, LLC as Owner Lessor, SBR OP-1, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Pass Through Trustee, as Beneficiaries

10/18/2001 Calpine Guaranty and Payment Agreement among Calpine Corporation, as Guarantor, and Rockgen OL-2, LLC as Owner Lessor, SBR OP-2, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Pass Through Trustee, as Beneficiaries

10/18/2001 Calpine Guaranty and Payment Agreement among Calpine Corporation, as Guarantor, and Rockgen OL-3, LLC as Owner Lessor, SBR OP-3, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Pass Through Trustee, as Beneficiaries

10/18/2001 Calpine Guaranty and Payment Agreement among Calpine Corporation, as Guarantor, and Rockgen OL-4, LLC as Owner Lessor, SBR OP-4, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Pass Through Trustee, as Beneficiaries

10/18/2001 OP Parent Guaranty (RG-1) made by Newcourt Credit Group USA Inc., as OP Guarantor, in favor of the beneficiaries listed.
10/18/2001 OP Parent Guaranty (RG-2) made by Newcourt Credit Group USA Inc., as OP Guarantor, in favor of the beneficiaries listed.
10/18/2001 OP Parent Guaranty (RG-3) made by Newcourt Credit Group USA Inc., as OP Guarantor, in favor of the beneficiaries listed.
10/18/2001 OP Parent Guaranty (RG-4) made by Newcourt Credit Group USA Inc., as OP Guarantor, in favor of the beneficiaries listed.
Rockgen Lessor Note Series A - Rockgen OL-1, LLC Nonrecourse Promissory Note
Rockgen Lessor Note Series B - Rockgen OL-1, LLC Nonrecourse Promissory Note

Rockgen Lessor Note Series A - Rockgen OL-2, LLC Nonrecourse Promissory Note
Rockgen Lessor Note Series B - Rockgen OL-2, LLC Nonrecourse Promissory Note
Rockgen Lessor Note Series A - Rockgen OL-3, LLC Nonrecourse Promissory Note
Rockgen Lessor Note Series B - Rockgen OL-3, LLC Nonrecourse Promissory Note
Rockgen Lessor Note Series A - Rockgen OL-4, LLC Nonrecourse Promissory Note
Rockgen Lessor Note Series B - Rockgen OL-4, LLC Nonrecourse Promissory Note

10/18/2001 Participation Agreement (RG-1) among Rockgen Energy LLC, as Facility Lease, Rockgen OL-1, LLC, as Owner Lessor, Calpine Corporation, as Guarantor, SBR OP-1, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee.

10/18/2001 Participation Agreement (RG-2) among Rockgen Energy LLC, as Facility Lease, Rockgen OL-2, LLC, as Owner Lessor, Calpine Corporation, as Guarantor, SBR OP-2, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee.

10/18/2001 Participation Agreement (RG-) among Rockgen Energy LLC, as Facility Lease, Rockgen OL-3, LLC, as Owner Lessor, Calpine Corporation, as Guarantor, SBR OP-3, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee.

10/18/2001 Participation Agreement (RG-4) among Rockgen Energy LLC, as Facility Lease, Rockgen OL-4, LLC, as Owner Lessor, Calpine Corporation, as Guarantor, SBR OP-4, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee.

10/18/2001 Facility Lease Agreement (RG-1) between Rockgen OL-1, LLC and Rockgen Energy LLC, as Facility Lessee.

10/18/2001 Facility Lease Agreement (RG-2) between Rockgen OL-2, LLC and Rockgen Energy LLC, as Facility Lessee.
10/18/2001 Facility Lease Agreement (RG-3) between Rockgen OL-3, LLC and Rockgen Energy LLC, as Facility Lessee.
10/18/2001 Facility Lease Agreement (RG-4) between Rockgen OL-4, LLC and Rockgen Energy LLC, as Facility Lessee.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement between Rockgen OL-1, LLC as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement between Rockgen OL-2, LLC as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement between Rockgen OL-3, LLC as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Indenture of Trust, Mortgage, Security Agreement between Rockgen OL-4, LLC as Mortgagor, and State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee and Account Bank.

10/18/2001 Facility Site Lease Agreement (RG-1) between Rockgen Energy LLC, as Facility Site Lessor and Rockgen OL-1, LLC, as Facility Site Lessee.
10/18/2001 Facility Site Lease Agreement (RG-2) between Rockgen Energy LLC, as Facility Site Lessor and Rockgen OL-2, LLC, as Facility Site Lessee.
10/18/2001 Facility Site Lease Agreement (RG-3) between Rockgen Energy LLC, as Facility Site Lessor and Rockgen OL-3, LLC, as Facility Site Lessee.
10/18/2001 Facility Site Lease Agreement (RG-4) between Rockgen Energy LLC, as Facility Site Lessor and Rockgen OL-4, as Facility Site Lessee.
10/18/2001 Tax Indemnity Agreement between Rockgen Energy, LLC, as Facility Lessee, and SBR OP-1, LLC, as Owner Participant.

10/18/2001 Tax Indemnity Agreement between Rockgen Energy, LLC, as Facility Lessee, and SBR OP-2, LLC, as Owner Participant.
10/18/2001 Tax Indemnity Agreement between Rockgen Energy, LLC, as Facility Lessee, and SBR OP-3, LLC, as Owner Participant.
10/18/2001 Tax Indemnity Agreement between Rockgen Energy, LLC, as Facility Lessee, and SBR OP-4, LLC, as Owner Participant.
10/18/2001 Facility Site Sublease (RG-1) between Rockgen OL-1, as Facility Site Sublessor and Rockgen Energy LLC, as Facility Site Sublessee.
10/18/2001 Facility Site Sublease (RG-2) between Rockgen OL-2, as Facility Site Sublessor and Rockgen Energy LLC, as Facility Site Sublessee.
10/18/2001 Facility Site Sublease (RG-3) between Rockgen OL-3, as Facility Site Sublessor and Rockgen Energy LLC, as Facility Site Sublessee.
10/18/2001 Facility Site Sublease (RG-4) between Rockgen OL-4, as Facility Site Sublessor and Rockgen Energy LLC, as Facility Site Sublessee.
		Dane County, WI		No Liens.
Rocky Mountain Energy Center, LLC	Credit Suisse First Boston, Cayman Islands Branch, as Collateral Agent	Delaware	6/24/2004	All assets.

	Public Service Company of Colorado	Delaware	10/10/2005
(1) all buildings, structures, fixtures and other improvements on the Land; (2) all existing and future appurtenances, privileges, easements, franchises and tenements of the Land ancillary or necessary to the ownership, operation, or maintenance of the Project and any Expansion Facilities; (3) all machinery, equipment, fittings, fixtures and other personal property, including all goods acquired by Debtor and located on or used in connection with the operation of the Land, the Project and/or any Expansion Facilities; (4) all building materials, equipment, work in progress and other personal property stored in Land or elsewhere for purpose of being delivered to or incorporated into the Land, the Project and/or any Expansion Facilities; (5) all rights, powers, privilege and other benefits of Debtor from any governmental authority; (6) all rights relating to all bids, offers, contracts or agreements for design, engineering or construction or the Project, or the purchase or supply of goods and materials therefore; (7) all existing and future leases, subleases, licenses, occupancy agreements relating to the use and enjoyment of the Land and Improvements;
(8) all rights to the payment of money, accounts, reserves, payments which relate to construction on the Land or to the Land and
Improvements generally; (9) all proceeds of the voluntary or involuntary conversion of any of the land or Improvements into cash or liquidated claims; and (10) all proceeds of any of the collateral described above.

	Credit Suisse First Boston, Cayman Islands Branch, as Collateral Agent	Weld County, Colorado	6/25/2004	Fixture Filing: All assets located on, under and at the real propery located in Weld County, Colorado.
Rumford Power Associates Limited Partnership	State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee	Maine	12/27/2000 Continuation filed 11/18/2005	All of Debtor’s rights, title and interest in, to and under the Facility, whether now held or hereafter acquired, and all proceeds thereof.

	US Bank, NA, as Indentured Trustee		Assignment 11/28/2005
	State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee		Assignment 12/05/2005
	US Bank, NA, as Indentured Trustee		Assignment 1/25/2006
Rumford-Tiverton Sale Leaseback transaction and Calpine Guaranty
		Kennebec County, ME		No Liens.
Russell City Energy Center, LLC		Delaware		No Liens.
San Joaquin Valley Energy Center, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Santa Rosa Energy Center, LLC		Delaware		No Liens.

		New Castle County, DE		No Liens.
		Florida		No Liens.
Silverado Geothermal Resources, Inc.		California		No Liens.
		Delaware		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
Skipanon Natural Gas LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
South Point Energy Center, LLC	South Point OL-1, LLC	Delaware	10/24/2001
(i) All of Debtor’s right, title and interest in and to that certain Facility Lease Agreement [SP-1] dated as of October 18, 2001 between Debtor and Secured Party (“Facility Lease”) as from time to time in effect (the “Lessee Interest”); (ii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, whether in contract or tort and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by the Debtor and arising under or in respect of the Lessee Interest; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for or in additional to any of the foregoing, any certificates or other documents representing or evidencing such interests, and all cash, securities, distributions and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all rents, royalties, issues, profits, revenue, income, recoveries, reimbursements and other benefits of the Mortgaged Property and all leases of the Mortgaged Property or portions thereof now or hereafter entered into and all right, title and interest of Debtor thereunder, including, without limitation, cash, letters of credit or securities thereunder to secure performance by the lessees of their obligations thereunder, whether such cash, letters of credit or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, and including any guaranties of such leases and any lease cancellation, surrender or termination fees in respect thereof; and (vi) all proceeds, products and accessions of and to any of the property of the Mortgagor.

South Point OL-4, LLC	Delaware	10/24/2001
(i) All of Debtor’s right, title and interest in and to that certain Facility Lease Agreement [SP-4] dated as of October 18, 2001 between Debtor and Secured Party (“Facility Lease”) as from time to time in effect (the “Lessee Interest”); (ii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, whether in contract or tort and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by the Debtor and arising under or in respect of the Lessee Interest; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for or in additional to any of the foregoing, any certificates or other documents representing or evidencing such interests, and all cash, securities, distributions and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all rents, royalties, issues, profits, revenue, income, recoveries, reimbursements and other benefits of the Mortgaged Property and all leases of the Mortgaged Property or portions thereof now or hereafter entered into and all right, title and interest of Debtor thereunder, including, without limitation, cash, letters of credit or securities thereunder to secure performance by the lessees of their obligations thereunder, whether such cash, letters of credit or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, and including any guaranties of such leases and any lease cancellation, surrender or termination fees in respect thereof; and (vi) all proceeds, products and accessions of and to any of the property of the Mortgagor.

South Point OL-2, LLC	Delaware	10/24/2001
(i) All of Debtor’s right, title and interest in and to that certain Facility Lease Agreement [SP-2] dated as of October 18, 2001 between Debtor and Secured Party (“Facility Lease”) as from time to time in effect (the “Lessee Interest”); (ii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, whether in contract or tort and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by the Debtor and arising under or in respect of the Lessee Interest; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for or in additional to any of the foregoing, any certificates or other documents representing or evidencing such interests, and all cash, securities, distributions and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all rents, royalties, issues, profits, revenue, income, recoveries, reimbursements and other benefits of the Mortgaged Property and all leases of the Mortgaged Property or portions thereof now or hereafter entered into and all right, title and interest of Debtor thereunder, including, without limitation, cash, letters of credit or securities thereunder to secure performance by the lessees of their obligations thereunder, whether such cash, letters of credit or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, and including any guaranties of such leases and any lease cancellation, surrender or termination fees in respect thereof; and (vi) all proceeds, products and accessions of and to any of the property of the Mortgagor.

South Point OL-3, LLC	Delaware	10/24/2001
(i) All of Debtor’s right, title and interest in and to that certain Facility Lease Agreement [SP-3] dated as of October 18, 2001 between Debtor and Secured Party (“Facility Lease”) as from time to time in effect (the “Lessee Interest”); (ii) all other claims of any kind or nature, and any instruments, certificates, chattel paper or other writings evidencing such claims, whether in contract or tort and whether arising by operation of law, consensual agreement or otherwise, at any time acquired by the Debtor and arising under or in respect of the Lessee Interest; (iii) all books and records relating to any of the foregoing; (iv) all interests in substitution for or in additional to any of the foregoing, any certificates or other documents representing or evidencing such interests, and all cash, securities, distributions and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all rents, royalties, issues, profits, revenue, income, recoveries, reimbursements and other benefits of the Mortgaged Property and all leases of the Mortgaged Property or portions thereof now or hereafter entered into and all right, title and interest of Debtor thereunder, including, without limitation, cash, letters of credit or securities thereunder to secure performance by the lessees of their obligations thereunder, whether such cash, letters of credit or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, and including any guaranties of such leases and any lease cancellation, surrender or termination fees in respect thereof; and (vi) all proceeds, products and accessions of and to any of the property of the Mortgagor.

10/18/2001 Facility Lease Agreement and Deed of Trust, Assignment of Rents and Leases and Security Agreement between South Point OL-1, LLC and Wells Fargo Bank Northwest, National Association and South Point Energy Center, LLC

10/18/2001 Facility Lease Agreement and Deed of Trust, Assignment of Rents and Leases and Security Agreement between South Point OL-2, LLC and Wells Fargo Bank Northwest, National Association and South Point Energy Center, LLC

10/18/2001 Facility Lease Agreement and Deed of Trust, Assignment of Rents and Leases and Security Agreement between South Point OL-3, LLC and Wells Fargo Bank Northwest, National Association and South Point Energy Center, LLC

10/18/2001 Facility Lease Agreement and Deed of Trust, Assignment of Rents and Leases and Security Agreement between South Point OL-4, LLC and Wells Fargo Bank Northwest, National Association and South Point Energy Center, LLC

10/18/2001 Facility Lease Agreement between South Point OL-1, LLC and South Point Energy Center, LLC

10/18/2001 Facility Lease Agreement between South Point OL-2, LLC and South Point Energy Center, LLC
10/18/2001 Facility Lease Agreement between South Point OL-3, LLC and South Point Energy Center, LLC
10/18/2001 Facility Lease Agreement between South Point OL-4, LLC and South Point Energy Center, LLC
9/30/2003 Pledge and Security Agreement (SP-1) by and among South Point Holdings, LLC, Calpine Corporation, South Point Energy Center, LLC and South Point OL-1, LLC.
9/30/2003 Pledge and Security Agreement (SP-2) by and among South Point Holdings, LLC, Calpine Corporation, South Point Energy Center, LLC and South Point OL-2, LLC.
9/30/2003 Pledge and Security Agreement (SP-3) by and among South Point Holdings, LLC, Calpine Corporation, South Point Energy Center, LLC and South Point OL-3, LLC.
9/30/2003 Pledge and Security Agreement (SP-4) by and among South Point Holdings, LLC, Calpine Corporation, South Point Energy Center, LLC and South Point OL-4, LLC.
South Point Holdings, LLC	U.S. Bank National Association Assignor: South Point OL-1, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

	U.S. Bank National Association Assignor: South Point OL-4, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

U.S. Bank National Association Assignor: South Point OL-3, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

U.S. Bank National Association Assignor: South Point OL-1, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

U.S. Bank National Association Assignor: South Point OL-2, LLC	Delaware	9/30/2003
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

U.S. Bank National Association Assignor: South Point OL-1, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

	U.S. Bank National Association Assignor: South Point OL-2, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

	U.S. Bank National Association Assignor: South Point OL-3, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

	U.S. Bank National Association Assignor: South Point OL-3, LLC	Delaware	9/14/2004
All of the Debtor's right, title and interest (whether now owned or hereafter acquired) in, to and under (i) the Economic Member Interest (including the LLC Agreement), all certificates, instruments and other records now or hereafter representing and/or evidencing the Economic Member Interest, and all dividends, distributions, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Economic Member Interest (including under the LLC Agreement), (iii) to the extent not included in the foregoing, all proceeds of the foregoing.

9/30/2003 South Point Holdings, LLC has pledged a first priority Lien upon a security interest in the South Point Energy Center LLC to each of the Owner Lessors (OL-1, OL-2, OL-3, OL-4) to secure the payment of rent under the Facility Lease Agreement and other Operative Documents associated with the sale lease back of 10/18/2001.

Stony Brook Cogeneration, Inc.		Delaware		No Liens.

		New Castle County, DE		No Liens.
Stony Brook Fuel Management Corp.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Sutter Dryers, Inc.		California		No Liens.
		New Castle County, DE		No Liens.
TBG Cogen Partners		New York		No UCC Liens.
	State Tax Lien	New York	2/27/2006	$33,839.02 for County of Nassau.
		Nassau County, New York	2/6/2006	State Tax Lien: New York Department of Revenue Judgment Amount $33,839.02.
Texas City Cogeneration, L.P.		Texas		No Liens.
		Galveston County, Texas		No Liens.
		Travis County, Texas		No Liens.
Texas Cogeneration Company		Delaware		No Liens.
		New Castle County, DE		No Liens.
Texas Cogeneration Five, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.

Texas Cogeneration One Company		Delaware		No Liens.
		New Castle County, DE		No Liens.
Thermal Power Company		California		No Liens.
		Sacramento County, CA		No Liens.
		Santa Clara County, CA		No Liens.
Thomassen Turbine Systems America, Inc.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Tiverton Power Associates Limited Partnership	U.S. Bank, N.A., as Indenture Trustee	Rhode Island	12/27/2000 Continuation filed 11/30/2005	All Debtor’s right, title and interest in, to and under the Tiverton Facility, whether now held or hereafter acquired, and all proceeds thereof.
	State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee		Assignment filed 11/23/2005
	U.S. Bank, N.A., as Indenture Trustee		Assignment filed 11/23/2005
Rumford-Tiverton Sale Leaseback transaction and Calpine Guaranty

		Warwick City, Rhode Island		No Liens.
Towantic Energy, L.L.C.		Delaware		No Liens.
VEC Holdings, LLC		Delaware		No Liens.
Venture Acquisition Company [Note that the financing statement is amended to change the Debtor name to Ventures Acquisition Company, LLC.]	Umpqua Bank	Delaware	8/27/2004
All equipment, including a Learjet, together with all attachments, parts, and replacements, as well as all proceeds relating to any of the foregoing. One Bell Model Helicopter is later excluded by amendment from the definition of "all equipment".

Vineyard Energy Center, LLC		Delaware		No Liens.
Wawayanda Energy Center, LLC		Delaware		No Liens.
		New Castle County, DE		No Liens.
Westbrook, L.L.C.		Delaware		No Liens.

		New Castle County, DE		No Liens.
Whatcom Cogeneration Partners, L.P.		Delaware		No Liens.
		New Castle County, DE		No Liens.
Zion Energy LLC	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets.
	Wilmington Trust Company, as Collateral Agent	Delaware	3/24/2004	All assets, including Fixtures. Also intended to be a fixture filing pursuant to the Delaware Commerce and Trade Code, Section 9-501(b).
	City of Zion, Illinois		10/9/2001	Host Community Agreement between The City of Zion, Illinois and Zion Energy LLC, as the Developer
		New Castle County, DE		No Liens.
	Wilmington Trust Company, as Collateral Agent	Illinois	3/26/2004	All assets including Fixtures (real property located in Lake County Illinois).
	Wilmington Trust Company, as Collateral Agent	Lake County, IL	3/25/2004	Fixture filing: all assets affixed to the real property located in Lake County, IL.

MECHANICS' LIENS
LIENHOLDER	PROJECT	VALUE	TYPE OF LIEN	DOCUMENTATION	NOTES	On Outside Counsel Sheet	On Midwest Sheet
ARB, Inc.	Pastoria	$844,313.88	Mechanic's (Amended)			NO	n/a
ARB, Inc.	Pastoria	$708,356.21	Mechanic's (Amended)			NO	n/a
ARB, Inc.	Pastoria	$572,290.30	Mechanic's	Contacted ARB in-house John Perisich	Recorded 12-05; Payment not past due. Payment was made 12-23-05 before lien filed. No plans to use ARB in future.	YES	n/a
Avalotis Corporation	Bethpage	$105,975.00	Mechanic's			NO	NO
Bayou City Industrial	Pasadena	$17,926.46	Affidavit Claiming Mechanic's & Materialmen's			NO	NO
Bayou City Industrial	Texas City	$92,386.36	Affidavit Claiming Mechanic's & Materialmen's			NO	YES
Brand Scaffold Builders	Hidalgo	$2,966.05	Mechanic's & Materialman's		* Both lists show a different amount:$1556.42	*YES	*YES
Brand Scaffold Builders	Magic Valley	$20,492.20	Mechanic's & Materialman's			NO	NO
Brand Scaffold Builders	Magic Valley	$22,687.85	Mechanic's & Materialman's			NO	NO
Brand Scaffold Builders	Magic Valley	$119,748.60	Mechanic's & Materialman's			NO	NO
Consolidated Electrical Distributors, Inc.	Sutter/Yuba	$8,771.11	Mechanic's		Calif. Sutter/Yuba; Recorded 12-9-05.	YES	n/a

Elemco	Bethpage	$74,130.00	Mechanic's		NO	n/a
Crescent	Texas City	52,603,39	Mechanic's & Materialman's		NO	NO
Cresco	Geysers	15,517,72	Mechanic's		NO	n/a
Flowserve US, Inc.	Freeport	$77,255.00	Mechanic's & Materialman's	CCMCI - Texas; Release dated 12/16/05 (unsure which lien is released)	NO	YES
Furnace and Tube Services, Inc.	Pine Bluff	$164,242.74	Notice of Lien Claim	Calpine Northbrook Investors, LLC	NO	YES
H&S Constructors, Inc.	Hidalgo	$344,779.79	Affidavit of Claim for Mechanic's		NO	NO
Hubbard & Drake	Decatur	$47,137.35	Notice of Lien Claim	Decatur Energy Center, LLC	YES	NO
Hubbard & Drake	Morgan	$152,858.71	Notice of Lien Claim	Morgan Energy Center, LLC	YES	NO
Jerryco Machine & Boiler Works, Inc.	Baytown	$23,991.55	Affidavit of Claim for Mechanic's		NO	NO
1 Kenny Construction Company	Zion	$5,693,730.00	Mechanic's	Partial release	NO	n/a
2 Kenny Construction Company	Zion	$4,475,531.56	Mechanic's	Second partial release	NO	n/a
3 Kenny Construction Company	Zion	$2,109,949.31	Mechanic's	Third partial release	NO	n/a
4 Kenny Construction Company	Zion	$1,910,534.81	Mechanic's	Fourth partial release	NO	n/a
5 Kenny Construction Company	Zion	$1,410,534.81	Mechanic's	Fifth partial release	YES	n/a

6 Kenny Construction Company	Zion	$8,087,713.00	Mechanic's		NO	n/a
7 Kenny Construction Company	Zion	$2,148,138.24	Mechanic's		NO	n/a
8 Kenny/Harza Joint Venture, LLC	Zion	$11,299,339.75	Mechanic's		NO	n/a
Letsos Company	Calpine Houston	$1,474.37	Mechanic's & Materialman's		NO	NO
Letsos Company	Calpine Houston	$1,234.05	Mechanic's & Materialman's		NO	NO
Letsos Company	Calpine Houston	$1,474.37	Mechanic's & Materialman's		NO	YES
Letsos Company	Calpine Houston	$1,474.37	Mechanic's & Materialman's		NO	YES
Letsos Company	Calpine Houston	$17,428.25	Mechanic's & Materialman's		NO	YES
Letsos Company	Calpine Houston	$27,122.04	Mechanic's & Materialman's		NO	YES
Maxim Crane Works	Deer Park	$81,378.50	Mechanic's & Materialman's		NO	YES
MJ Electric, Inc.	Zion	$7,532,893.17	Notice of Claim of Subcontractor	Subcontractor of Kenny-Harza	YES	n/a
1 Sulzer Hickham, Inc.	TMG	$139,850.00	Mechanic's		NO	NO
2 Sulzer Hickham, Inc.	TMG	$4,091.58	Materialman's	TMG Texas 12-05-05	YES	YES
3 Sulzer Hickham, Inc.	TMG	$329,575.75	Materialman's	TMG Texas 12-05-05	YES	YES
4 Sulzer Hickham, Inc.	TMG	$128,400.00	Materialman's	TMG Texas 12-05-05	YES	YES
5 Sulzer Hickham, Inc.	TMG	$511,444.00	Mechanic's	TMG Texas 12-05-05	YES	YES

6 Sulzer Hickham, Inc.	TMG	$103,540.00	Materialman's	TMG - Not overdueas of 12-13-05	YES	YES
7 Sulzer Hickham, Inc.	TMG	$3,063.34	Materialman's	TMG - Not overdueas of 12-13-05	YES	YES
8 Sulzer Hickham, Inc.	TMG-TX	$381,439.00	Mechanic's	TMG Texas - Sent for Filing 12-05-05	NO	YES
Techno Coatings	Pastoria	$104,725.70	Mechanic's		YES	n/a
Trane	Greenleaf	$33,236.56	Mechanic's		NO	n/a

SCHEDULE 6.4(h)

Turbine Dispositions

Item	Vendor	Type
1	SWPC	SWPC 501F
2	SWPC	SWPC 501F
3	SWPC	SWPC 501F
4	SWPC	SWPC 501F
5	SWPC	SWPC 501F
6	SWPC	SWPC 501F
7	SWPC	SWPC 501G
8	SWPC	SWPC 501G
9	GE	GE 7FA
10	GE	GE 7FA
11	GE	GE 7FA
12	GE	GE 7FA
13	SWPC	STG
14	SWPC	STG
15	SWPC	STG
16	Toshiba	STG
17	GE	STG

SCHEDULE 6.6(c)

Existing Investments

A.           Prospective Investments

1.	List of all material prospective investments in excess of $1,000,000, attached hereto as Annex 6.6C - 1 and incorporated herein by reference.

2.	Calpine may provide office space, administrative support, tax preparation services, accounting services and similar services to Calpine Foundation without compensation.

3.	Calpine funding of periodic bonus payments to employees of Calpine Merchant Services Company, Inc.

B.           Investments Existing on Petition Date (as defined in the Existing DIP Agreement)

1.	Intercompany balances attached as Annex 6.6C - 2 and incorporated herein by reference.

2.	Investments in other Global Entities as set for on Schedule 4 to the Security and Pledge Agreement (as defined in the Existing DIP Agreement), incorporated herein by reference.

3.	Option Agreement, dated November 18, 2004, between Anacapa Land Company, LLC and Jon and Margaret Eash.

4.	Option Agreement, dated August 8, 2000, by and among Anacapa Land Company, LLC and Donald Holck, Dale Holck, Norman Holck, Thelma Holck and Lorraine Anderson.

5.	Option Agreement, dated April 25, 2001, between Anacapa Land Company, LLC and Sidney and Barbara Gordon.

6.	Option Agreement, dated August 14, 2003, between CPN Pipeline Company and Calpine Construction Finance Company, L.P. (“CCFC”), to acquire natural gas pipeline lateral.

7.	Gas Prepay and Hedging Transaction, beginning in November 2005, between CCFC and Calpine Energy Services, L.P. (“CES”).

8.	The Calpine PowerAmerica retail entities almost always extend credit to their creditworthy customers, by delivering electricity on an open account basis.

9.	Bethpage Energy Center 3, LLC, $20,027,172 in restricted Project Accounts under the Depository Agreement, dated November 30, 2005.

10.	Nissequogue Cogen Partners, $13,914,757.95 in restricted Project Accounts under the Bond Indenture, dated November 30, 2005.

11.	KIAC Partners, $45,162,147302 in restricted Project Accounts under the Bond Indenture, dated November 30, 2005.

12.
Participation by Channel Energy Center, LP in a new water plant to provide water needs for both Channel Energy Center, LP and Lyondell Citgo Refining LP utilizing the Calpine Corporation GE Purchasing Agreement.

13.	Calpine is making a loan or capital contribution (to be determined) to O.L.S. Energy-Agnews, Inc. for fuel through July 31, 2006 and O&M services through December 31, 2012.

14.	Option to Purchase, dated October 7, 2003, between Anacapa Land Company, LLC and Floyd and Lilian Baastani.

15.	Option to Purchase, dated April 13, 2003, between Anacapa Land Company, LLC and Gerald and Betty Brown Family Limited Partnership.

Annex 6.6(c) - 1
Calpine Corp
Summary of Permitted Investments - Forecast 2008 to 2014
Loan Party to Non Loan Party Affiliates
(Amounts in $ Millions)
	For entire term
		Value Received
Insurance Captive & External Insurers*	Up to
Premiums paid by Calpine	$33 per year for a total of $231	Insurance premiums
Debt Repayment by Calpine	$57	Loan repayment by Corp
Total Insurance	$288
Total Material Normal Course

All other Transfers		May include any shortfall support for Canada payroll, legal, consulting and director fees (details in Schedule A)
Total Other Transfers	$199

Grand Total	$473
Based upon Calpine information provided by operating units
*Note: Management Liability such as D&O insurance coverage is provided by Calpine Corporation and the expense is not allocated to any of Calpine's subsidaires either Loan Party or Non Loan Party

Calpine Corp - Schedule A
Summary of Permitted Investments - Forecast 2007 and 2008
Loan Party to Non Loan Party
(Amounts in $ Millions)	Term
Schedule A
Supporting Information: All other transfers
Forecast 2008/2014- Capital Contribution
Funding for plant operations
Russell City	$50	Funding plant
Otay Mesa	$5	Funding plant
Auburndale	$10	Funding plant
Deer Park	$49
CCFC	$25
Gilroy	$5
Bethpage	$10
Broadriver	$5

Funding for foreign entities	$14

Other	$12	Legal and tax bills, consulting and director fees, other, for a number of entities
Total	$185

Annex 6.6C-2
Legal Entities	Indebtedness (a)(b)	Total Indebtedness

Amelia Energy Center, LP	0	0
Anacapa Land Company, LLC	6,627,232	6,627,232
Anderson Springs Energy Company	170,415,319	170,415,319
Androscoggin Energy, Inc.	2,817,246	2,817,246
Androscoggin Energy LLC	874	874
Auburndale Peaker Energy Center, LLC	9,150,321	9,150,321
Augusta Development Company, LLC	0	0
Aviation Funding Corp.	0	0
Baytown Energy Center, LP	1,539,657	1,539,657
Baytown Power GP, LLC	0	0
Baytown Power, LP	0	0
Bellingham Cogen, Inc.	0	0
Bethpage Energy Center 3, LLC	15,102,540	15,102,540
Bethpage Fuel Management Inc.	0	0
Blue Heron Energy Center, LLC	19,420,075	19,420,075
Blue Spruce Holdings, LLC	0	0
Brazos Valley Energy LP	18,169,290	18,169,290
Brazos Valley Technology LP	0	0
Broad River Energy LLC	1,433,713	1,433,713
Broad River Holdings, LLC	0	0
CalGen Equipment Finance Company, LLC	0	0
CalGen Equipment Finance Holdings, LLC	0	0
CalGen Expansion Company, LLC	12,613,023	12,613,023
CalGen Finance Corp.	0	0
CalGen Project Equipment Finance Company One, LLC	154,124,567	154,124,567
CalGen Project Equipment Finance Company Three, LLC	110,204,430	110,204,430
CalGen Project Equipment Finance Company Two, LLC	611,799	611,799
Calpine Acadia Holdings, LLC	190,726,107	190,726,107
Calpine Administrative Services Company, Inc.	3,702	3,702
Calpine Agnews, Inc.	4,972,483	4,972,483
Calpine Amelia Energy Center GP, LLC	0	0
Calpine Amelia Energy Center LP, LLC	0	0
Calpine America - CA, LLC	88,671,181	88,671,181
Calpine America - CT, LLC	0	0
Calpine America - LP	462,165,246	462,165,246
Calpine America - MA, LLC	0	0
Calpine America - ME, LLC	22,493,717	22,493,717
Calpine America - NH, LLC	0	0
Calpine America - NY, LLC	0	0
Calpine America - OR, LLC	0	0
Calpine America - PA, LLC	0	0
Calpine America - RI, LLC	6,645,903	6,645,903
Calpine Auburndale Holdings, LLC	200	200
Calpine Baytown Energy Center GP, LLC	0	0

Calpine Baytown Energy Center LP, LLC	0	0
Calpine Bethpage 3 Pipeline Construction Company, Inc.	0	0
Calpine Bethpage 3, LLC	0	0
Calpine Brazos Valley Energy Center GP, LLC	0	0
Calpine Brazos Valley Energy Center LP, LLC	0	0
Calpine CCFC GP, Inc.	5,250	5,250
Calpine CCFC Holdings, Inc.	36,550	36,550
Calpine CCFC LP, Inc.	0	0
Calpine c*Power, Inc.	195,562,201	195,562,201
Calpine CalGen Holdings, Inc.	56,370,436	56,370,436
Calpine California Development Company, LLC	0	0
Calpine California Energy Finance, LLC	0	0
Calpine California Equipment Finance Company, LLC	0	0
Calpine California Holdings, Inc.	26,355,052	26,355,052
Calpine Calistoga Holdings, LLC	36,498,993	36,498,993
Calpine Capital Trust	0	0
Calpine Capital Trust II	0	0
Calpine Capital Trust III	0	0
Calpine Capital Trust IV	0	0
Calpine Capital Trust V	0	0
Calpine Central Texas GP, Inc.	337,428	337,428
Calpine Central, Inc.	(2,087,576)	(2,087,576)
Calpine Central, L.P.	310,006,380	310,006,380
Calpine Central-Texas, Inc.	4,318	4,318
Calpine Channel Energy Center GP, LLC	0	0
Calpine Channel Energy Center LP, LLC	0	0
Calpine Clear Lake Energy GP, LLC	0	0
Calpine Clear Lake Energy, LP	0	0
Calpine Cogeneration Corporation	68,000,000	68,000,000
Calpine Construction Management Company, Inc.	904,268,496	904,268,496
Calpine Corporation	12,115,353,073	12,115,353,073
Calpine Corpus Christi Energy GP, LLC	0	0
Calpine Corpus Christi Energy, LP	0	0
Calpine Decatur Pipeline, Inc.	0	0
Calpine Decatur Pipeline, LP	0	0
Calpine Construction Finance Company, L.P.	596,125,249	596,125,249
Calpine Development Holdings, Inc.	47,567,808	47,567,808
Calpine Dighton, Inc.	0	0
Calpine East Fuels, Inc.	0	0
Calpine Eastern Corporation	242,686,079	242,686,079
Calpine Energy Management, L.P.	312,432,552	312,432,552
Calpine Energy Services Holdings, Inc.	6,414,440	6,414,440
Calpine Energy Services, LP	5,577,057,622	5,577,057,622
Calpine Finance Company	0	0
Calpine Freestone Energy GP, LLC	0	0
Calpine Freestone Energy, LP	0	0
Calpine Freestone, LLC	8,416	8,416
Calpine Fuels Corporation	7,469,251	7,469,251
Calpine Gas Holdings, LLC	0	0
Calpine Generating Company, LLC	1,216,665,999	1,216,665,999

Calpine Gilroy 1, Inc.	263,322	263,322
Calpine Gilroy 2, Inc.	26,165,356	26,165,356
Calpine Gilroy Cogen, L.P.	1,946,140	1,946,140
Calpine Global Services Company, Inc.	2,115,119	2,115,119
Calpine Gordonsville GP Holdings, LLC	0	0
Calpine Gordonsville LP Holdings, LLC	0	0
Calpine Gordonsville, LLC	2,712,905	2,712,905
Calpine Greenleaf Holdings, Inc.	0	0
Calpine Greenleaf, Inc.	613,991	613,991
Calpine International Holdings, Inc.	48,192,637	48,192,637
Calpine International, LLC	19,706,105	19,706,105
Calpine Investment Holdings, LLC	0	0
Calpine Kennedy Airport, Inc.	0	0
Calpine Kennedy Operators, Inc.	0	0
Calpine KIA, Inc.	0	0
Calpine Leasing Inc.	0	0
Calpine Long Island, Inc.	0	0
Calpine Lost Pines Operations, Inc.	0	0
Calpine Louisiana Pipeline Company	0	0
Calpine Magic Valley Pipeline, Inc.	0	0
Calpine Marketing, LLC	0	0
Calpine Merchant Services Company, Inc.	6,653,183	6,653,183
Calpine Monterey Cogeneration, Inc.	258,395	258,395
Calpine MVP, Inc.	93	93
Calpine NCTP GP, LLC	0	0
Calpine NCTP, LP	0	0
Calpine Northbrook Corporation of Maine, Inc.	2,828,873	2,828,873
Calpine Northbrook Energy Holdings, LLC	12,527	12,527
Calpine Northbrook Energy, LLC	5,215,973	5,215,973
Calpine Northbrook Energy Mtkg LLC	0	0
Calpine Northbrook Holdings Corporation	8,204,597	8,204,597
Calpine Northbrook Investors, LLC	10,597,640	10,597,640
Calpine Northbrook Project Holdings, LLC	25,003,568	25,003,568
Calpine Northbrook Services, LLC	1,781,519	1,781,519
Calpine Northbrook Southcoast Investors, LLC	2,447,582	2,447,582
Calpine NTC, LP	0	0
Calpine Oneta Power I, LLC	159	159
Calpine Oneta Power II LLC	15,737	15,737
Calpine Oneta Power, L.P.	1,100,176	1,100,176
Calpine Operating Services Company, Inc.	484,604,401	484,604,401
Calpine Operations Management Company, Inc.	16,673,193	16,673,193
Calpine Pastoria Holdings, LLC	0	0
Calpine Peaker Holdings, LLC	0	0
Calpine Philadelphia, Inc.	282,084	282,084
Calpine Pittsburg, LLC	2,379,994	2,379,994
Calpine Power America, INC.	0	0
Calpine Power Company	216,713,418	216,713,418
Calpine Power Equipment LP	0	0
Calpine Power Management, Inc.	0	0
Calpine Power Management, LP	392,206,254	392,206,254

Calpine Power Services, Inc	33,360,304	33,360,304
Calpine Power, Inc.	0	0
Calpine Producer Services, L.P.	35,451,631	35,451,631
Calpine Project Holdings, Inc.	6,458,744	6,458,744
Calpine Pryor, Inc.	20,312,071	20,312,071
Calpine Riverside Holdings LLC	83,586	83,586
Calpine Rumford I, Inc.	0	0
Calpine Rumford, Inc.	0	0
Calpine Schuylkill, Inc.	1,592	1,592
Calpine Siskiyou Geothermal Partners, L.P.	14,605,538	14,605,538
Calpine Sonoran Pipeline LLC	0	0
Calpine Stony Brook Operators, Inc.	0	0
Calpine Stony Brook Power Marketing, LLC	0	0
Calpine Stony Brook, Inc.	0	0
Calpine Sumas, Inc.	0	0
Calpine TCCL Holdings, Inc.	129,822,941	129,822,941
Calpine Texas Pipeline GP, Inc.	0	0
Calpine Texas Pipeline LP, Inc.	0	0
Calpine Texas Pipeline, L.P.	13,090,353	13,090,353
Calpine Tiverton I, Inc.	1,108,444	1,108,444
Calpine Tiverton, Inc.	0	0
Calpine ULC I Holding, LLC	0	0
Calpine University Power, Inc.	0	0
Calpine Unrestricted Funding, LLC	16,278,923	16,278,923
Calpine Unrestricted Holdings, LLC	174,410,232	174,410,232
Calpine Vapor, Inc.	0	0
Carville Energy LLC	2,504,151	2,504,151
CCFC Development Company, LLC	338,475,980	338,475,980
CCFC Equipment Finance Company, LLC	116,978,001	116,978,001
CCFC Preferred Holdings, LLC	1,018,077	1,018,077
CCFC Preferred Holdings 2, Inc	0	0
CCFC Project Equipment Finance Company One, LLC	154,124,567	154,124,567
Celtic Power Corporation	0	0
CES GP, LLC	0	0
CES Marketing IX LLC	9,329	9,329
CES Marketing X, LLC	9,162	9,162
CES Marketing V, L.P.	0	0
CES Marketing VIII, LLC	9,162	9,162
CGC Dighton, LLC	15	15
Channel Energy Center, LP	21,630,312	21,630,312
Channel Power GP, LLC	0	0
Channel Power, LP	0	0
Clear Lake Cogeneration Limited Partnership	277,574,527	277,574,527
CNEM Holdings LLC	0	0
CogenAmerica Asia Inc.	0	0
CogenAmerica Parlin Supply Corp.	0	0
Columbia Energy LLC	868,255,118	868,255,118
Corpus Christi Cogeneration LP	15,841,177	15,841,177
CPN 3rd Turbine, Inc.	9,421,808	9,421,808
CPN Acadia, Inc.	0	0

CPN Berks Generation, Inc.	0	0
CPN Berks, LLC	0	0
CPN Bethpage 3rd Turbine, Inc.	30,694,582	30,694,582
CPN Cascade, Inc.	0	0
CPN Clear Lake, Inc.	4,822,978	4,822,978
CPN Decatur Pipeline, Inc.	0	0
CPN East Fuels, LLC will be filed in its place	0	0
CPN Energy Services GP, Inc.	7,806,997	7,806,997
CPN Energy Services LP, Inc.	13,245,905	13,245,905
CPN Freestone, LLC	8,495	8,495
CPN Funding, Inc.	36,608,712	36,608,712
CPN Hermiston, LLC	1,000	1,000
CPN Morris, Inc.	535	535
CPN Oxford, Inc.	0	0
CPN Pipeline Company	84,569,927	84,569,927
CPN Pleasant Hill Operating, LLC	1,808,965	1,808,965
CPN Pleasant Hill, LLC	159,488,181	159,488,181
CPN Power Services GP, LLC	0	0
CPN Power Services, LP	0	0
CPN Pryor Funding Corporation	38,120,876	38,120,876
CPN Telephone Flat, Inc.	52,927,858	52,927,858
Decatur Energy Center, LLC	1,698,420	1,698,420
DEC-LMEC Pipeline, LLC	0	0
Deer Park Power GP, LLC	0	0
Deer Park Power, LP	0	0
Delta Energy Center, LLC	207,956,089	207,956,089
Dighton Power Associates Limited Partnership	189,775,202	189,775,202
East Altamont Energy Center, LLC	42,021,300	42,021,300
Fond du Lac Energy Center, LLC	2,914,611	2,914,611
Fontana Energy Center, LLC	0	0
Freestone Power Generation, LP	21,213,438	21,213,438
GEC Bethpage Inc.	4,852,292	4,852,292
Geothermal Energy Partners LLC	0	0
Geysers Power Company II, LLC	19,760	19,760
Geysers Power I Company	1,729,458	1,729,458
Goldendale Energy Center, LLC	30,844,804	30,844,804
Hammond Energy LLC	0	0
Hermiston Power Partnership	10,050,629	10,050,629
Hillabee Energy Center, LLC	459,606,385	459,606,385
Idlewild Fuel Management Corp.	0	0
JMC Bethpage, Inc.	0	0
KIAC Partners	115,826,240	115,826,240
Lake Wales Energy Center, LLC	0	0
Lawrence Energy Center, LLC	9,463,734	9,463,734
Lone Oak Energy Center, LLC	104,165,043	104,165,043
Los Esteros Critical Energy Facility, LLC	256,508,338	256,508,338
Los Medanos Energy Center LLC	165,658,028	165,658,028
Magic Valley Gas Pipeline GP, LLC	0	0
Magic Valley Gas Pipeline, LP	0	0
Magic Valley Pipeline, L.P.	15,119,392	15,119,392

MEP Pleasant Hill, LLC	0	0
Moapa Energy Center, LLC	112,716,862	112,716,862
Mobile Energy LLC	192,492,036	192,492,036
Modoc Power, Inc.	165	165
Morgan Energy Center, LLC	2,412,092	2,412,092
Mount Hoffman Geothermal Company, L.P.	5,512	5,512
Mt. Vernon Energy LLC	0	0
NewSouth Energy LLC	4,825,097	4,825,097
Nissequogue Cogen Partners	69,770,159	69,770,159
Northwest Cogeneration, Inc.	0	0
NTC Five, Inc.	0	0
NTC GP, LLC	0	0
Nueces Bay Energy LLC	26,713	26,713
O.L.S. Energy-Agnews, Inc.	98,012	98,012
Odyssey Land Acquisition Company	0	0
Pajaro Energy Center, LLC	0	0
Pastoria Energy Center, LLC	0	0
Pastoria Energy Facility, L.L.C.	538,828,354	538,828,354
PCF2 Holdings, LLC	0	0
PCF2 LLC	0	0
Philadelphia Biogas Supply, Inc.	0	0
Phipps Bend Energy Center, LLC	0	0
Pine Bluff Energy, LLC	192,354,631	192,354,631
Polsky SCQ Services, Inc.	0	0
Power Contract Financing LLC	0	0
Power Contract Financing III, LLC	0	0
Power Investors, L.L.C.	70,645,743	70,645,743
Power Systems MFG., LLC	122,177,707	122,177,707
Quintana Canada Holdings, LLC	1,473,958,613	1,473,958,613
Riverside Energy Center, LLC	13,552,668	13,552,668
RockGen Energy LLC	25,143,566	25,143,566
Rocky Mountain Energy Center, LLC	16,246,733	16,246,733
Rumford Power Associates Limited Partnership	140,541,870	140,541,870
Russell City Energy Center, LLC	19,034,889	19,034,889
Skipanon Natural Gas, LLC	0	0
South Point Energy Center, LLC	109,192,451	109,192,451
South Point Holdings, LLC	0	0
Stony Brook Cogeneration, Inc.	0	0
Stony Brook Fuel Management Corp.	7,164,930	7,164,930
Sutter Dryers, Inc.	2,241,778	2,241,778
Tahoma Energy Center, LLC	0	0
TBG Cogen Partners	2,827,337	2,827,337
Texas City Cogeneration, L.P.	105,473,497	105,473,497
Texas Cogeneration Company	225,929,905	225,929,905
Texas Cogeneration Five, Inc.	295,219,896	295,219,896
Texas Cogeneration One Company	206,482,588	206,482,588
Thermal Power Company	139,523,460	139,523,460
Thomassen Turbine Systems America, Inc.	746,696	746,696
Tiverton Power Associates Limited Partnership	92,154,054	92,154,054
Towantic Energy, L.L.C.	71,532,992	71,532,992

VEC Holdings, LLC	0	0
Venture Acquisition Company	0	0
Vineyard Energy Center, LLC	0	0
Wawayanda Energy Center, LLC	15,677,025	15,677,025
Whatcom Cogeneration Partners, L.P.	0	0
Zion Energy LLC	224,010,701	224,010,701

3094479 Nova Scotia Co	0	0
Addis Energy Center, LLC	0	0
Auburndale GP, LLC	382,320	382,320
Auburndale Holdings, LLC	3,455,579	3,455,579
Auburndale LP, LLC	37,849,638	37,849,638
Auburndale Power Partners LP	6,791,732	6,791,732
Augusta Energy LLC	277,738,545	277,738,545
Basento Energia, S.R.L - Italy	72,049	72,049
Bayou Verret Energy LLC	0	0
Bethpage Energy Center 3 LLC	0	0
Blue Spruce Energy Center LLC	0	0
Blues Spruce Energy Center	129,638,832	129,638,832
Calgary Energy Centre	0	0
Calgary Energy Centre steam BU	0	0
Calpine (Jersey) Holdings Ltd.	0	0
Calpine (Jersey) Limited	0	0
Calpine Adjustment	283,536,935	283,536,935
Calpine Auburndale, LLC	1,750,686	1,750,686
Calpine Can Energy Fin ll ULC	0	0
Calpine Can Power Holdings Ltd	0	0
Calpine Can Saltend LP	0	0
Calpine Canada Company	0	0
Calpine Canada Energy Corp.	0	0
Calpine Canada Energy Hldgs CP	0	0
Calpine Canada Engy Fin II ULC	0	0
Calpine Canada Holding	0	0
Calpine Canada Holdings Ltd.	0	0
Calpine Canada Ltd.	0	0
Calpine Canada Nat Gas - Encal	0	0
Calpine Canada Natrl Gas-ENCAL	0	0
Calpine Canada Natural Gas Co.	0	0
Calpine Canada NG Partnership	0	0
Calpine Canada Power Ltd.	0	0
Calpine Canada Resources Co	0	0
Calpine Canadian Saltend LP	0	0
Calpine Central	0	0
Calpine Central-Texas, Inc.	0	0
Calpine Charitable Foundation	0	0
Calpine Corp Canada Gas	176,311,134	176,311,134
Calpine Corp US Gas	188,465,602	188,465,602
Calpine Corporation O&M	0	0
Calpine Deer Park GP, LLC	0	0
Calpine Deer Park LP, LLC	0	0

Calpine Deer Park Partner LLC	0	0
Calpine Development	286,206,882	286,206,882
Calpine DP LLC	0	0
Calpine Edinburg Inc.	0	0
Calpine Energy Cntr ULC NDULC	0	0
Calpine Energy Services UK Ltd	0	0
Calpine European Finance LLC	0	0
Calpine Finance (Jersey)Ltd	0	0
Calpine Fox Holdings	0	0
Calpine Freeport GP, LLC	0	0
Calpine Freeport LP, LLC	0	0
Calpine Fuels Texas Corp.	0	0
Calpine Fuels Texas One Corp	0	0
Calpine Fuels Texas Two Corp	0	0
Calpine Gas Company	823,220	823,220
Calpine Gas Company-Gas Region	0	0
Calpine Geothermal	0	0
Calpine Global Investments SL	16,957,730	16,957,730
Calpine Gordonsville I, Inc.	0	0
Calpine Greenfield (Hold) Corp	65,485,910	65,485,910
Calpine Greenfield Com. Trust	51,903,556	51,903,556
Calpine Greenfield LP	0	0
Calpine Greenfield Ltd	0	0
Calpine Greenfield Unl Lia Com	0	0
Calpine Greenleaf Corporation	0	0
Calpine Hermiston, LLC	1,000	1,000
Calpine Hidalgo Design LP	0	0
Calpine Hidalgo Engy Ctr LP	71,814,871	71,814,871
Calpine Hidalgo Holding Inc	169,406,963	169,406,963
Calpine Hidalgo Inc.	0	0
Calpine Island Cogen Proj Inc	0	0
Calpine King City 1, Inc.	90	90
Calpine King City 1, LLC	0	0
Calpine King City 2, Inc.	11,880	11,880
Calpine King City 2, LLC	0	0
Calpine King City Cogen., LLC	33,373,404	33,373,404
Calpine King City, LLC	240,912	240,912
Calpine Morris LLC	78,287	78,287
Calpine MVG Inc	0	0
Calpine Natural Gas - U.S.	443,628,456	443,628,456
Calpine Natural Gas California	0	0
Calpine Natural Gas Company	0	0
Calpine Natural Gas GP, LLC	0	0
Calpine Natural Gas LP	38,965,670	38,965,670
Calpine Natural Gas Svc Ltd	0	0
Calpine Natural Gas Trust	0	0
Calpine Newark, LLC	359,281	359,281
Calpine Norco	0	0
Calpine Osprey Inc.	0	0
Calpine Parlin, LLC	5,230,810	5,230,810

Calpine Pasadena Cogen, Inc.	1,171,259	1,171,259
Calpine Power Company Calif.	90,677,872	90,677,872
Calpine Power Company Western	1,279,282	1,279,282
Calpine Power LP	0	0
Calpine Puma Manufacturing Ltd	0	0
Calpine Securities Company, LP	10,679	10,679
Calpine SouthTexas Natural Gas	0	0
Calpine Systems Operations DNU	0	0
Calpine Texas Cogeneration	111,625,471	111,625,471
Calpine UK Holdings, Ltd.	0	0
Calpine UK Operations Ltd.	0	0
Canada Fuels Adjustments	0	0
Canada O&G Disposition Sep04	0	0
CCFC2 Construction Central	0	0
CCFC2 Construction West	0	0
CCFC2 Development East	0	0
CCFC2 Development West	0	0
CCTXX-Calpine Capital Trust	0	0
CES Canada Ltd.	0	0
CES Canada Partnership	0	0
CES Canada Partnership CAD	0	0
CES Canada Partnership Cash	0	0
CES International GenCo	0	0
CES Marketing VI, LLC	0	0
CES Marketing VII, LLC	0	0
CGL One Corporation	0	0
CGL Two Corporation	0	0
Chippokes Energy Center LLC	0	0
Cloverdale Geothermal Partners	0	0
CM Greenfield Do not Use	0	0
CM Greenfield Power Corp	0	0
CM Greenfield Power Corp	0	0
CNG Holdings, LLC	0	0
CogenAm Cent Reg (Budget Only)	0	0
CogenAm East Reg (Budget Only)	0	0
Colorado Property Sale	0	0
Corporate Goldendale	0	0
CPN Auburndale Adjustment	0	0
CPN Auburndale Holdings, LLC	0	0
CPN Berks LLC	1,032,511	1,032,511
CPN Canada Energy Finance, LLC	0	0
CPN Canada Power Holdings Ltd	0	0
CPN Canada Whitby Holdings Ltd	0	0
CPN Energy Finance Luxembourg	0	0
CPN Euro Funding Hdl Ltd	0	0
CPN Euro Funding Ltd	0	0
CPN Insurance Corporation	0	0
Cpn MagicValley Generation Inc	0	0
CPN MEC Holdings LLC	23,889,592	23,889,592
CPN Power America Central Cont	0	0

CPN Power Mgmt Central Cont	0	0
CPN Production Company	0	0
CPN STEAMBOAT HOLDINGS	12,163,526	12,163,526
Creed Energy Center LLC	106,166	106,166
Deer Park Energy Center	0	0
Deer Park Energy Center LP	19,508,795	19,508,795
Deer Park Energy Cntr	536,071,098	536,071,098
Feather River Energy Center	32,249	32,249
Fergas S.r.l. (Italy)	858,511	858,511
Fox Energy Center-Construction	75,004,448	75,004,448
Fox Energy Operating	15,127,666	15,127,666
Freeport Energy Center, LP	5,504,781	5,504,781
Freeport Operating Co	312,985	312,985
Fremont Energy Center, LLC	367,762,656	367,762,656
GEC Holdings, LLC	0	0
Geysers Power Company, LLC	54,588,106	54,588,106
Gilroy Energy Center, LLC	173,384,170	173,384,170
Goose Haven Energy Center, LLC	103,965	103,965
Gordonsville Energy, LP	0	0
Greenfield Energy Centre	0	0
Greenfield Energy Centre LP	0	0
Greenleaf Unit 1 Assoc., Inc.	0	0
Greenleaf Unit 1 Assoc., L.P.	0	0
Greenleaf Unit 2 Assoc., Inc.	0	0
Haywood Energy Center, LLC	0	0
Hermiston Capital BU	7,668,749	7,668,749
Inland Empire Energy Cntr, LLC	40,873	40,873
King City Energy Center	102,085	102,085
King City Holdings, LLC	102,473,638	102,473,638
Lambie Energy Center LLC	82,227	82,227
Lockport Energy Associates, LP	0	0
Lost Pines O&M Company	0	0
Mankato Const	9,524,342	9,524,342
Mankato Operations	3,932,899	3,932,899
Maopa Piaute Energy Center	0	0
Metcalf Energy Cntr	(0)	(0)
Metcalf Operating Co	360,216,472	360,216,472
Moapa Paiute Energy Center LLC	0	0
New Mexico Property Sale	0	0
Otay Mesa Energy Cntr	0	0
Other Projects	0	0
Paducah Energy Center LLC	0	0
Palmetto Energy Center, LLC	0	0
Pasadena Cogeneration, L.P.	40,183,554	40,183,554
Portsmouth Leasing Corporation	0	0
Project Costing Business Unit	0	0
Riverview Energy Center	55,271	55,271
Riverview Energy Cntr Dev	0	0
Saltend Cogeneration Comp Ltd.	0	0
San Joaquin Energy Cntr, LLC	15,135,425	15,135,425

Santa Rosa Energy Center	234,772,147	234,772,147
Santa Rosa Energy LLC	0	0
Silverado Geothermal Resources	25,523,815	25,523,815
South Texas Nat Gas Corp	0	0
Sutter Business Services	0	0
Texas City, Inc.	0	0
Thomassen Service Gulf LLC	0	0
Thomassen Turbine Services, BV	0	0
Thompson Creek Energy LLC	0	0
Tiverton O&M Do not Use	0	0
Turbines owned by Calpine	357,335,927	357,335,927
Tuscarora Energy Corporation	0	0
Valladolid Intl Invest S RL CV	0	0
Washington Parish Energy Ctr	355,413,989	355,413,989
Waterford Energy Center LLC	0	0
Watsonville Energy Center LLC	0	0
West Region	2,001,843,607	2,001,843,607
Wolfskill Energy Center	106,537	106,537
Wolfskill Energy Center LLC	0	0
WRMS Engineering	2,233,790	2,233,790
WRMS Operating Inc.	122,742	122,742
Yuba City Energy Center LLC	77,495	77,495

Total	40,404,657,583	40,404,657,583

(a) Includes Intercompany transactions per entity.
(b) Includes Accounts Payable transactions per entity.

SCHEDULE 6.6(j)

Investments in Respect of Certain Letters of Credit

[***]1

1Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. A series of three asterisks within brackets denotes omissions.

SCHEDULE 6.6(k)

Investments in Subsidiaries

[***]1

1Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. A series of three asterisks within brackets denotes omissions.

SCHEDULE 6.7

Affiliate Transactions

A.	General Descriptions of Affiliate Transactions

1.	List of General Descriptions of Affiliate Transactions, attached hereto as Annex 6.7A and incorporated herein by reference.

2.	Gas purchases by Calpine Energy Services, L.P. (“CES”) and other U.S. entities from Canadian affiliates consistent with past practices.

3.
Documented and undocumented Energy Commodity, Ancillary Services, Resource Adequacy and environmental attribute management agreements and purchase and sale agreements between CES and other Subsidiaries.

4.	Affiliate transactions approved by bankruptcy court order.

5.	Affiliate Guarantees set forth on Schedule 6.1(p) and incorporated herein by reference.

6.	Affiliate transactions set forth on Schedules 1.1B, 6.1(c) and 6.6(c) and incorporated herein by reference.

B.	Specific Affiliate Transactions and Contracts

1.	EEI Master Power Purchase & Sale Agreement between Dighton Power Associates Limited Partnership and CES.

2.	Master Agreement for Natural Gas Transactions (GISB) between Dighton Power Associates Limited Partnership and CES.

3.	O&M Services Agreement (and Assignment thereof) between Dighton Power Associates Limited Partnership and Calpine Operating Services Company, Inc. (“COSCI”).

4.	Master Operations and Maintenance Agreement, dated March 23, 2004, between Los Medanos Energy Center, LLC and COSCI et al.

5.	Master Maintenance Services Agreement, dated March 23, 2004, between COSCI and Los Medanos Energy Center, LLC et al.

6.	Index Based Gas Sale and Power Purchase Agreement, dated March 23, 2004, by and among CES, Calpine Generating Company, LLC (“CalGen”) and its Subsidiaries party thereto.

7.	Master Administrative Services Agreement, dated March 23, 2004, between Calpine Administrative Services Company, Inc. and CalGen.

8.	Project Undertaking and Agreement, dated March 23, 2004, between Calpine Corporation (“Calpine”) and CalGen.

9.	Affiliate Security Agreement, dated March 23, 2004, between CES and CalGen.

10.	WECC Fixed Price Gas Sale and Power Purchase Agreement, dated March 23, 2004, between CES and CalGen.

11.	Letter Agreement of Restated Setoff and Security Agreement for Noncore Balancing Aggregation Agreement, dated July 6, 2005, by and among PG&E, CES and Calpine.

12.	Master Operations and Maintenance Agreement, dated March 23, 2004, between Delta Energy Center and COSCI.

13.	Master Maintenance Services Agreement, dated March 23, 2004, between Delta Energy Center and COSCI.

14.	Operations and Maintenance Agreement, dated December 16, 1999 between Calpine Hidalgo Energy Center, L.P. and COSCI.

15.	Standby Agreement between Calpine Hidalgo Energy Center, L.P. and Calpine PowerAmerica, L.P (“Calpine PowerAmerica”).

16.	Power Sales Agreement between Calpine Hidalgo Energy Center, L.P. and CES.

17.	Fuel Procurement Agreement (NAESB) between Calpine Hidalgo Energy Center, L.P. and CES.

18.	Fuel Management Agreement between Calpine Hidalgo Energy Center, L.P. and CES.

19.	Provision of ERCOT scheduling and settlement services by Calpine Power Management, LP to affiliates.

20.	Gas Prepay and Hedging Transaction, beginning in November 2005, between Calpine Construction Finance Company, L.P. (“CCFC”) and CES.

21.	Master Power Purchase and Sale Agreement, dated January 1, 2001 between TBG Cogen Partners and CES.

22.	Base Contract for Sale and Purchase of Natural Gas, dated January 1, 2001 between TBG Cogen Partners and CES.

23.	Shared Facilities Agreement, dated June 30, 2005, by and among TBG Cogen Partners, Bethpage Energy Center 3, LLC and CPN Bethpage 3rd Turbine, Inc.

24.	Shared Permit Agreement, dated June 30, 2005, by and among TBG Cogen Partners, Bethpage Energy Center 3, LLC and CPN Bethpage 3rd Turbine, Inc.

25.	Water Supply Implementation Agreement, dated June 30, 2005, by and among TBG Cogen Partners, Bethpage Energy Center 3, LLC and CPN Bethpage 3rd Turbine, Inc.

26.	Amended and Restated Water Supply Agreement, dated January 1, 2005, by and among TBG Cogen Partners, Calpine Eastern Corporation and Northrop Grumman Systems Corporation.

27.	Power Purchase Agreement, dated November 24, 1999, between Calpine Philadelphia, Inc. and CES.

28.	Operations and Maintenance Services Agreement, dated June 30, 2005, between Bethpage Energy Center 3, LLC and COSCI.

29.	Master Power Purchase and Sale Agreement, dated January 1, 2001, between KIAC Partners and CES.

30.	Base Contract for Sale and Purchase of Natural Gas, dated January 1, 2001, between KIAC Partners and CES.

31.	Fuel Management Agreement, dated February 1, 1995, between KIAC Partners and Idlewild Fuel Management Corp.

32.	Operations and Maintenance Agreement, dated June 1992, between KIAC Partners and CEA Kennedy Operators, Inc. (now Calpine Kennedy Operators, Inc.).

33.	Master Power Purchase and Sale Agreement, dated January 1, 2001, between Nissequogue Cogen Partners and CES.

34.	Base Contract for Sale and Purchase of Natural Gas, dated January 1, 2001, between Nissequogue Cogen Partners and CES.

35.	Fuel Management Agreement, dated April 4, 1995, between Nissequogue Cogen Partners and Stony Brook Fuel Management, Inc.

36.	Cogen Plant Operation and Maintenance Agreement, dated April 4, 1995, between Nissequogue Cogen Partners and CEA Stony Brook Operators, Inc. (now Calpine Stony Brook Operators, Inc.).

37.	Amended and Restated Water Supply Agreement, dated January 1, 2005, by and among CPN Bethpage 3rd Turbine, Inc., Calpine Eastern Corporation and Northrop Grumman Systems Corporation.

38.	Tolling Agreement, dated March 26, 2004, between MEP Pleasant Hill, LLC and CES.

39.	Index Gas Sale and Power Purchase Agreement, dated May 20, 2004, between Baytown Energy Center, LP and CES.

40.	Operating and Maintenance Agreement, dated February 14, 2001, between Baytown Energy Center, LP and Calpine Central, LP.

41.	Project Management Agreement, dated February 14, 2001, between Baytown Energy Center, LP and Calpine Central, LP.

42.	Standby Agreement, dated January 1, 2002, between Baytown Energy Center, LP and Calpine PowerAmerica.

43.	Borrowing of various combustion turbine parts by Morgan Energy Center, LLC from Decatur Energy Center, LLC without premium consideration.

44.	Standby Power Agreement between Texas City Cogeneration, L.P. and Calpine PowerAmerica.

45.	Power Purchase Agreement between Texas City Cogeneration, L.P. and CES.

46.	Master Operations and Maintenance Agreement between Texas City Cogeneration, L.P. and CES.

47.	Texas City Cogen Fuel Management Agreement between Texas City Cogeneration, L.P. and COSCI.

48.	Texas City Cogen Gas Supply Agreement between Texas City Cogeneration, L.P. and CES.

49.	Texas City Cogen Gas confirm #1 between Texas City Cogeneration, L.P. and CES.

50.	Texas City Cogen Gas confirm #2 between Texas City Cogeneration, L.P. and CES.

51.	Operating Agreement between Calpine Oneta Power, L.P. and COSCI.

52.	COSCI and TTSA perform turbine service work for Calpine Oneta Power, L.P.

53.	Index Based Gas Sale and Power Purchase Agreement, dated March 23, 2004, between CES and Calpine Oneta Power, L.P.

54.	Master Operations and Maintenance Agreement between Freestone Power Generation, LP and COSCI.

55.	Amended and Restated Firm Transportation Agreement, dated July 1, 2003, between Freestone Power Generation, LP and Calpine Texas Pipeline.

56.	Index Based Gas Sale and Power Purchase Agreement, dated March 23, 2004, between CES and Freestone Power Generation, LP.

57.	Fuel Management Agreement, dated February 1, 2002, between Clear Lake Cogeneration Limited Partnership and CES.

58.	Fuel Purchase Agreement (NAESB), dated February 1, 2002, between Clear Lake Cogeneration Limited Partnership and CES.

59.	O&M Agreement, dated June 23, 1997, between Clear Lake Cogeneration Limited Partnership and Calpine.

60.	Standby Power Agreement, dated January 1, 2002, between Clear Lake Cogeneration Limited Partnership and Calpine PowerAmerica.

61.	Power Purchase Agreement, dated December 31, 1999, between Clear Lake Cogeneration Limited Partnership and CES.

62.	Power Marketing Agreement, effective April 1, 2002, between Auburndale Peaker Energy Center, LLC and CES.

63.	Fuel Management Services Agreement, effective April 1, 2002, between Auburndale Peaker Energy Center, LLC and CES.

64.	Unit Contingent Power Sales confirm (Deal #116981 and #257786), dated July 29, 2005, between Auburndale Peaker Energy Center, LLC and CES.

65.	Lease Agreement, effective August 1, 2004, between Auburndale Peaker Energy Center, LLC and APP.

66.	Short Form Lease Agreement, effective July 3, 2003, between Auburndale Peaker Energy Center, LLC and APP.

67.	Shared Facilities Agreement, effective August 1, 2001, between Auburndale Peaker Energy Center, LLC and APP.

68.	NAESB, dated February 1, 2003, between CPN Pryor Funding Corporation and CES.

69.	Self-performance of maintenance work by and among CPN Pryor Funding Corporation, COSCI and TTSA.

70.	Power Purchase Agreement, dated August 1, 2001, between Pine Bluff Energy, LLC and CES.

71.	NAESB PBEC between Pine Bluff Energy, LLC and CES.

72.	Facility Management Agreement, dated June 3, 1999, between Pine Bluff Energy, LLC and Calpine Northbrook Services, LLC.

73.
Operation of pipeline laterals by CPN Pipeline Company, pursuant to verbal agreements, for Gilroy Energy Center, LLC, Mankato Energy Center, LLC, Metcalf Energy Center, LLC and Rocky Mountain Energy Center, LLC.

74.	Third Amendment Index Based Gas Sale and Power Purchase Agreement, dated August 1, 2004, between Corpus Christi Cogeneration, LP and CES.

75.	Standby Power Agreement between Corpus Christi Cogeneration, LP and Calpine PowerAmerica.

76.	Fuel Management Agreement, dated January 5, 2001, between Channel Energy Center, LP and CES.

77.	Operating & Maintenance Agreement, dated March 23, 2001, between Channel Energy Center, LP and Calpine Central, LP.

78.	Project Management Agreement, dated March 23, 2001, between Channel Energy Center, LP and Calpine Central, LP.

79.	Standby Agreement, dated January 1, 2002, between Channel Energy Center, LP and Calpine PowerAmerica.

80.	Power Sales Agreement, dated January 5, 2001, between Channel Energy Center, LP and CES.

81.	Provision of certain modified turbine parts by Channel Energy Center, LP to Power Systems MFG., LLC.

82.	Agency Agreement, dated May 1, 2004, between CES and Calpine Parlin, LLC, as amended by Amended and Restated Agency Agreement, dated August 24, 2004.

83.	Master Power Purchase and Sale Agreement, dated May 24, 2004, between CES and Calpine Parlin, LLC, as amended by First Amendment to Master Power Purchase and Sale Agreement, dated August 2, 2004.

84.	Declaration of Authority, dated May 21, 2004, between CES and Calpine Parlin, LLC.

85.
Base Contract for Sale and Purchase of Natural Gas, dated June 1, 2004, between CES and Calpine Parlin, LLC, as amended by First Amendment to Base Contract for Sale and Purchase of Natural Gas, dated August 2, 2004.

86.
Amended and Restated System Operating and Maintenance Agreement, dated August 2, 2004, between Calpine Eastern Corporation and Calpine Parlin, LLC, as amended by First Amendment to Amended and Restated System Operating and Maintenance Agreement, dated August 2, 2004.

87.	Agency Agreement, dated May 1, 2004, between CES and Calpine Newark, LLC, as amended by Amended and Restated Agency Agreement, dated August 24, 2004.

88.	Master Power Purchase and Sale Agreement, dated May 24, 2004, between CES and Calpine Newark, LLC, as amended by First Amendment to Master Power Purchase and Sale Agreement, dated August 2, 2004.

89.	Declaration of Authority, dated May 21, 2004, between CES and Calpine Newark, LLC.

90.
Base Contract for Sale and Purchase of Natural Gas, dated June 1, 2004, between CES and Calpine Newark, LLC, as amended by First Amendment to Base Contract for Sale and Purchase of Natural Gas, dated August 2, 2004.

91.
Amended and Restated System Operating and Maintenance Agreement, dated August 2, 2004, between Calpine Eastern Corporation and Calpine Newark, LLC, as amended by First Amendment to Amended and Restated System Operating and Maintenance Agreement, dated August 2, 2004.

92.	Index Based Gas Sale and Power Purchase Agreement, dated August 14, 2003, between CES and CCFC.

93.	Natural Gas Service Agreement, dated August 14, 2003, between CPN Pipeline Company and CCFC.

94.	Project Management Agreement, dated February, 28, 2001, between Calpine Corporation and CCFC.

95.	Operation and Maintenance Agreement, dated February 28, 2001, between Calpine and CCFC.

96.	Master Maintenance Agreement dated August 14, 2003 between CCFC, Hermiston Power Partners and COSCI.

97.	Master Operation and Maintenance Agreement, dated August 14, 2003, between CCFC and COSCI.

98.	Index Based Power Purchase Agreement, dated February 25, 2005, between CES and Freeport Center, LP.

99.	Major Maintenance Agreement, dated February 25, 2005, between COSCI and Freeport Energy Center, LP.

100.	Engineering, Procurement and Construction Agreement, dated February 25, 2005, between Calpine Construction Management Company, Inc. (“CCMCI”) and Freeport Energy Center, LP.

101.	Master Operations and Maintenance Agreement, dated August 14, 2003, between COSCI and Brazos Valley Energy LP.

102.	Standby Power Agreement, dated January 1, 2002, between Calpine PowerAmerica and Brazos Valley Energy LP.

103.	Index Based Gas Sale and Power Purchase Agreement, dated August 14, 2003, between CES and Brazos Valley Energy LP.

104.	EEI Master Agreement and Gas Annex, dated March 30, 2005, between CES and Deer Park Energy Center, LLC.

105.	Services Agreement, dated March 30, 2005, between CES and Deer Park Energy Center, LLC.

106.	Operations and Maintenance Services and Major Maintenance Work Agreement, dated March 30, 2005, between COSCI and Deer Park Energy Center, LLC.

107.	ERCOT QSE Agreement, dated March 30, 2005, between Calpine Power Management, L.P. and Deer Park Energy Center, L.P.

108.
Amended and Restated Operating & Maintenance Agreement, dated August 31, 2000 as amended by that certain First Amendment dated December 21, 2007, between Calpine Operating Services Company, Inc. and Pasadena Cogeneration, L.P.

109.	Amended and Restated Project Management Agreement, dated August 31, 2000, between Calpine Central, LP and Pasadena Cogeneration, L.P., as amended.

110.	Offtake Agreement, dated September 1, 2000, between Calpine Energy Services, L.P. successor in interest to Calpine Power Services Company and Pasadena Cogeneration, L.P., as amended.

111.	Standby Agreement, dated January 1, 2002, between Calpine PowerAmerica and Pasadena Cogeneration, L.P., as amended.

112.
Settlement Agreement dated November 21, 2007 among Pasadena Cogeneration L.P., Calpine Central, Inc., Calpine Calpine Central L.P., Calpine Operating Services Company, Inc., Calpine Energy Services, L.P., Calpine Pasadena Cogeneration, Inc., Calpine Texas Cogeneration, Inc., Calpine Corporation and Pasadena Statutory Trust, U.S. Bank National Association, Wilmington Trust Company, General Electric Capital Corporation and PMVV Pasadena Investment L.P. and Pasadena Project Investment Limited Partnership.

113.	Provision of certain modified turbine parts by Pasadena Cogeneration, L.P. to Power Systems MFG., LLC.

114.	Index Based Gas Sale and Power Purchase Agreement, dated August 14, 2002, between CES and CCFC.

115.	Standby Power Agreement, dated January 1, 2003, between Calpine PowerAmerica and CCFC.

116.	Master Operation and Maintenance Agreement, dated March 23, 2004, between COSCI and CCFC.

117.	Master Power Purchase and Sales Agreement between CES and Hog Bayou.

118.	Use by Santa Rosa Energy Center of Gulf South Fixed Gas Transportation Contract between CES and Gulf South.

119.	Power Marketing Agreement between CES and Santa Rosa Energy Center.

120.	Fuel Management Agreement between CES and Santa Rosa Energy Center.

121.	Operation and Maintenance Agreement dated July 1, 2001 between COSCI and Santa Rosa Energy Center; assigned to COSCI October 13, 2004.

122.
Operation and Maintenance Agreement, dated July 27, 2001, between Calpine Central, L.P. and Acadia Power Partners, LLC, as amended by First Amendment to the Operation and Maintenance Agreement, dated May 9, 2003.

123.
Project Management Agreement, dated February 29, 2000, between Calpine Central, L.P. and Acadia Power Partners, LLC, as amended by First Amendment to Project Management Agreement, dated July 21, 2001 and Second Amendment to Project Management Agreement, dated May 9, 2003.

124.	Index Based Gas Sale and Power Purchase Agreement (with associated amendments) between CES and CCFC.

125.	Unsold Commodities Marketing and Replacement Gas Solicitation Agreement between Auburndale Power Partners, LLC and CES.

126.	Lease Agreement, effective August 1, 2001, between Auburndale Peaker Energy Center, LLC and Auburndale Power Partners, LLC.

127.	Short Form Lease, effective July 3, 2003, between Auburndale Peaker Energy Center, LLC and Auburndale Power Partners, LLC.

128.	Shared Facilities Agreement, effective August 1, 2001, between Auburndale Peaker Energy Center, LLC and Auburndale Power Partners, LLC.

129.	Shared use of Air Emissions Permit between Auburndale Peaker Energy Center, LLC and Auburndale Power Partners, LLC.

130.	Index Based Gas Sale and Power Purchase Agreement, dated March 23, 2004, as amended, between CES and Carville Energy, LLC.

131.	O&M Agreement, dated March 23, 2004, between CES and Carville Energy Center, LLC.

132.	Energy Sales Agreement between Rumford Power Associates Limited Partnership and Calpine-EMI Marketing, LLC.

133.	Power Purchase Agreement (EEI) between Rumford Power Associates Limited Partnership and CES.

134.	O&M Agreement between Rumford Power Associates Limited Partnership and COSCI.

135.	Administrative Services Agreement between Rumford Power Associates Limited Partnership and Calpine Eastern Corporation.

136.	EEI Master Power Purchase & Sale Agreement between Tiverton Power Associates Limited Partnership and CES.

137.	Energy Sales Agreement between Tiverton Power Associates Limited Partnership and Calpine-EMI Marketing, LLC.

138.	Purchase and Sale of Natural Gas (GISB) between Tiverton Power Associates Limited Partnership and CES.

139.	O&M Agreement between Tiverton Power Associates Limited Partnership and COSCI.

140.	Administrative Services Agreement between Tiverton Power Associates Limited Partnership and Calpine Eastern Corporation.

141.	Option to Lease, dated June 1, 2001, between Anacapa Land Company, LLC and Hermiston Power Partnership.

142.	Master Power Purchase Agreement, dated November 1, 2002, between Calpine Gilroy Cogen, L.P. and CES.

143.	Master Power Purchase and Sale Agreement Cover Sheet, dated January 28, 2005, between CES and Metcalf Energy Center, LLC.

144.	First Amendment to Master Power Purchase and Sale Agreement, dated June 28, 2005, between CES and Metcalf Energy Center, LLC.

145.
Master Power Purchase and Sale Agreement Confirmation, dated June 28, 2005, between CES and Metcalf Energy Center, LLC, as the same may be amended or replaced from time to time in connection with the Metcalf Refinancing Facility or otherwise.

146.	Operations and Maintenance Agreement, dated January 28, 2005, between COSCI and Metcalf Energy Center, LLC.

147.	Administrative Services Agreement, dated June 20, 2005, between Calpine and Metcalf Holdings, LLC.

148.
Operation and Maintenance Agreement, dated April 24, 1996, between Calpine and Calpine King City Cogen, LLC, as amended by the First Amendment to the Operation and Maintenance Agreement, dated April 29, 2003 and the Second Amendment to the Operation and Maintenance Agreement, dated May 19, 2004.

149.	Shared Permit Agreement, dated March 31, 2003, by and among Calpine Corporation, Calpine King City Cogen, LLC and King City Energy Center, LLC.

Consent and Agreement to Modify Permit - Gilroy Energy Center, LLC, dated June 18, 2003.

150.	Services Agreement, dated September 30, 2003, between Calpine and Calpine Peaker Holdings, LLC.

151.	Management Services Agreement, dated September 30, 2005, between GEC Holdings, LLC and Calpine Peaker Holdings, LLC.

152.	Power Marketing and Fuel Supply Agreement, dated September 30, 2003, by and among Gilroy Energy Center, LLC, Creed Energy Center, LLC, Goose Haven Energy Center, LLC and CES.

153.	Operation and Maintenance Agreement, dated September 30, 2003, by and among Gilroy Energy Center, LLC, Creed Energy Center, LLC, Goose Haven Energy Center, LLC and CES.

154.	Shared Facilities Agreement, dated May 10, 2002, between Gilroy Energy Center, LLC and Calpine Gilroy Cogen, L.P.

155.	Shared Facilities Agreement, dated May 10, 2002, by and among Gilroy Energy Center, LLC, Calpine Gilroy Cogen, L.P. and ConAgra, Inc.

156.
Amendment and Restatement of Easement Agreement, Grant of Easement and Shared Facilities Agreement, dated July 3, 2003, by and among Gilroy Energy Center, LLC, Calpine Greenleaf, Inc., Calpine Greenleaf Holdings, LLC, Sunsweet Growers, Inc. and U.S. Bank, National Association (as successor to State Street Bank and Trust Company of California).

157.	Shared Permit Agreement, dated May 14, 2002, between Calpine Gilroy Cogen, L.P. and Gilroy Energy Center, LLC.

158.	Shared Permit Agreement, dated July 3, 2003, by and among Calpine, Calpine Greenleaf, Inc. and Gilroy Energy Center, LLC.

159.	Cotenancy, Operating and Maintenance Agreement, dated September 12, 2003 by and among Los Medanos Energy Center, LLC, Delta Energy Center, LLC, CPN Pipeline Company and Gilroy Energy Center, LLC.

160.
Undocumented arrangement between Los Esteros Critical Energy Facility, LLC and CES for off-take of energy and capacity produced by Los Esteros Critical Energy Facility, LLC in support of DWR Contract #4 between DWR and CES.

161.	Operations and Maintenance Agreement, dated September 1, 2005, between COSCI and Calpine Pittsburg, LLC.

162.	Calpine, the upstream parent of Calpine Auburndale, LLC, a member of Auburndale Holdings, LLC, was contractually obliged via the Amended and Restated

Limited Liability Company Operating Agreement of Auburndale Holdings, LLC to make Credit Rate Swap Payments on behalf of Auburndale Power Partners to UFJ bank.  As a result of filing bankruptcy, Calpine is no longer making this swap payment.

163.	Management Services Agreement between Calpine and Auburndale Holdings, LLC (later assigned from Calpine to COSCI).

164.	Master Power Purchase Agreement, dated November 1, 2002, between Calpine Gilroy Cogen, L.P. and CES.

165.	Gas Supply Agreement, dated February 1, 2001, between Calpine and CES relating to Washington Parish Energy Center.

166.	Fuel Management Agreement, dated February 1, 2001, between Calpine and CES relating to Washington Parish Energy Center.

167.	Power Marketing Agreement, dated February 1, 2001, between Calpine and CES relating to Washington Parish Energy Center.

168.	Project Management Agreement, dated February 1, 2001, between Calpine and Calpine Central, L.P relating to Washington Parish Energy Center.

169.	Operating and Maintenance Agreement, dated February 1, 2001, between Calpine and Calpine Central, L.P relating to Washington Parish Energy Center.

170.	Calpine Construction Management Agreement, dated February 1, 2001, between Calpine and CCMCI relating to Washington Parish Energy Center.

171.	Ongoing water transfer between Greenleaf 1 and Sutter (no agreement is currently in place).

172.	Second Amended and Restated Operation and Maintenance Agreement, dated December 20, 2005 between O.L.S. Energy-Agnews, Inc. and COSCI.

173.	Interim Water Agreement (not executed) between Sutter Energy Center and Greenleaf 1.

174.	Warehousing of parts by Sutter Energy Center on behalf of Greenleaf 1 and 2.

175.	ISDA Master Agreement, dated June 1, 2005, between CES and Calpine Greenleaf, Inc.

176.	Engineering, Procurement and Construction Agreement, dated February 25, 2005, between CCMCI and Mankato Energy Center, LLC.

177.	Installation Services Agreement, dated February 25, 2005, between CCMCI and Mankato Energy Center, LLC.

178.	Operations and Maintenance Services and Major Maintenance Work Agreement, dated February 25, 2005, between COSCI and Mankato Energy Center, LLC.

179.
Integrated Services Agreement, dated November 4, 2005, by and among Calpine Merchant Services Company, Inc., Calpine, CES, Calpine Central, L.P., Calpine Administrative Services Company, Inc., Calpine Power Management, Inc. and Calpine Producer Services, L.P. and all sub-agreements thereto including, without limitation, the Administrative Services Agreement, dated November 4, 2005, between Calpine and Calpine Merchant Services Company, Inc.; the Services Agreement, dated November 4, 2005, between CES and Calpine Merchant Services Company, Inc.; and the Sublease Agreement, dated November 4, 2005, between Calpine Central, L.P. and Calpine Merchant Services, Inc.

180.	Master Transaction Agreement, dated September 7, 2005, by and among Calpine, Calpine Merchant Services Company, Inc., CES, The Bear Stearns Companies Inc. and CalBear Energy LP.

181.	Trading Master Agreement, dated November 10, 2005, by and among CES, Calpine Merchant Services Company, Inc. and CalBear Energy LP.

182.	Completion Undertaking Agreement (Mankato), dated February 25, 2005, between CCMCI and Calpine Steamboat Holdings, LLC.

183.	Completion Undertaking Agreement (Freeport), dated February 25, 2005, between CCMCI and Calpine Steamboat Holdings, LLC.

184.
Group Pledge and Security Agreement, dated February 25, 2005, by and among Calpine Development Holdings, Inc., Calpine Steamboat Holdings, LLC, Calpine Freeport LP, LLC, Calpine Freeport GP, LLC and Calyon New York Branch.

185.	Operation and Maintenance Agreement, dated June 22, 1995, between Calpine and Calpine Monterey Cogeneration, Inc.

186.	Interim Gas Sale and Purchase Agreement, dated July 16, 2001, between CES and Calpine Monterey Cogeneration, Inc.

187.	Project Management Agreement, dated June 22, 1995, between Calpine and Calpine Monterey Cogeneration, Inc.

188.	Line of Credit and Reimbursement Agreement, dated August 1, 2002, between Calpine and CPN Insurance Corporation.

189.	Second Amended and Restated Offtake Agreement, dated May 7, 1999, between Geysers Power Company, LLC and CES.

190.	Third Amended and Restated Operation and Maintenance Agreement, dated May 7, 1999, by and among Calpine, Geysers Power Company, LLC and Silverado Geothermal Resources, Inc.

191.	Amended and Restated Steam Sales Agreement, dated November 5, 1999, between Geysers Power Company, LLC and Silverado Geothermal Resources, Inc.

192.	Power Marketing Agreement between CES and South Point Energy Center, LLC.

193.	Purchase Agreement and Assignment, dated June 13, 2003, between CES and Power Contract Financing, LLC.

194.	Member Interest Purchase Agreement, dated June 2, 2004, between CES and Power Contract Financing III, LLC.

195.	Purchase Agreement, dated May 14, 2003, between CES and Calpine Northbrook Energy Marketing, LLC.

196.	Power Contract Servicing Agreement, dated May 14, 2003, between CES and Calpine Northbrook Energy Marketing, LLC.

197.	Administration Agreement, dated May 14, 2003, between CES and Calpine Northbrook Energy Marketing, LLC.

198.	Administration Agreement and Servicing Agreement, dated May 15, 2003, by and among CES, Calpine Northbrook Energy Marketing, LLC and Deutsche Bank Trust Company Americas.

199.	Guaranty Agreement, dated May 14, 2003, between Calpine and Calpine Northbrook Energy Marketing, LLC.

200.
Bill of Sale and Agreement dated as of February 25, 2005, between Calpine Construction Management Company, Inc., as Seller, and Calpine Steamboat Holdings, LLC, as Purchaser, relating to two certain gas turbine generators, accessories thereto, and performance data sheets, diagrams, control system configuration documentation and similar related documentation regarding such gas turbine generators.

201.	Gas sale and Purchase Agreement dated November 30, 2000 between Calpine Agnews, Inc. and CES.

202.	Gas purchase agreement (NAESB) dated September 1, 2002 between Auburndale Peaker Energy Center, LLC and CES.

203.	Gas Supply Agreement dated October 15, 2001 between Calpine Corporation and CES for Augusta Plant.

204.	Firm Transportation Service Agreement dated February 11, 2001 between Baytown Energy Center, L.P. and Calpine Texas Pipeline, L.P.

205.	Gas Purchase Agreement (NAESB) between CPN Bethpage 3rd Turbine, Inc. and CES dated May 1, 2006.

206.	Gas Purchase Agreement (NAESB) dated January 1, 2003 between Blue Spruce Energy Center, LLC and CES.

207.	Power Purchase Agreement dated November 1, 2003 between Blue Spruce Energy Center, LLC and CES

208.	Power Purchase Agreement (EEI) dated March 1, 2001 between Broad River Energy, LLC and CES.

209.	Power Marketing Agreement dated October 31, 1995 between Calpine Corporation and CES.

210.	Net Settlement and Setoff Agreement dated June 28, 2005 between Calpine Corporation and CES.

211.	Net Settlement and Setoff Agreement dated August 24, 2005 between Calpine Construction Finance Company, L.P. and CES.

212.	Compliance Review Certificate dated April 28, 2005 between Calpine Corporation and Calpine Energy Management, L.P.

213.	Power Purchase Agreement (EEI) dated August 1, 2004 between Calpine Energy Management, L.P. and CES.

214.	Agency Appointment Form dated October 1, 2007 between KIAC Partners and CES.

215.	Subordination Agreement dated March 1, 2006 between Riverside Energy Center, LLC and CES.

216.	Gas Purchase Agreement (NAESB) dated October 1, 2007 between Santa Rosa Energy Center, LLC and CES.

217.	Power Purchase Agreement (EEI) dated October 1, 2007 between Santa Rosa Energy Center, LLC and CES.

218.	Bill of Sale, Assignment and Assumption dated March 1, 2005 between Calpine Construction Finance Company, Inc. and CES.

219.	Gas Purchase Agreement (NAESB) dated August 1, 2005 between Calpine Corporation and CES.

220.	Power Purchase Agreement (EEI) dated May 24, 2004 between Calpine Newark, Inc. and CES

221.	Gas Purchase Agreement (NAESB) dated May 24, 2004 between Calpine Newark, Inc. and CES.

222.	Power Purchase Agreement (EEI) dated September 1, 2001 between Calpine Power Management and CES.

223.	QSE Agreement dated January 1, 2001 between Calpine Power Management, LP and CES.

224.	Power Purchase Agreement (EEI) dated January 1, 2005 between Calpine PowerAmerica-RI, LLC and CES

225.	Gas Purchase Agreement (GISB) dated January 1, 2002 between Calpine Producer Services, L.P. and CES.

226.	Power Purchase Agreement (EEI) dated January 1, 2006 between CPN Bethpage 3rd Turbine, Inc. and CES.

227.	Gas Purchase Agreement (NAESB with Canadian Addendum) dated December 22, 2006 between CPN Energy Services GP, Inc. and CES.

228.	Agency Agreement dated February 1, 2007 between Mankato Energy Center, LLC and CES.

229.	Power Purchase Agreement (EEI) dated June 24, 2004 between Riverside Energy Center, LLC and CES

230.	Agency Agreement dated March 1, 2006 between Riverside Energy Center, LLC and CES.

231.	Gas Purchase Agreement dated January 1, 2004 between RockGen Energy, LLC and CES.

232.	Fuel Management Agreement dated October 1, 2002 between Texas City Cogeneration, L.P. and CES.

233.	Gas Purchase Agreement (NAESB) dated January 1, 2001 between KIAC Partners and CES.

234.	Power Marketing Agreement dated December 1, 2000 between CCFC and CES for the Lost Pines facility.

235.	Power Purchase Agreement (EEI) dated March 1, 2004 between Calpine PowerAmerica, L.P. and CES

236.	Power Purchase Agreement (EEI) dated March 1, 2004 between Calpine PowerAmerica-CA, LLC and CES

237.	Power Purchase Agreement (EEI) dated March 1, 2004 between Calpine PowerAmerica-MA, LLC and CES

238.	Power Purchase Agreement (EEI) dated March 1, 2004 between Calpine PowerAmerica-OR, LLC and CES

239.	Power Purchase Agreement (EEI) dated March 1, 2004 between Calpine PowerAmerica-PA, LLC and CES

240.	Power Purchase Agreement (EEI) dated March 1, 2004 between Calpine PowerAmerica-ME, LLC and CES

241.	Gas Purchase Agreement (NAESB) dated March 1, 2004 between Calpine PowerAmerica, L.P. and CES.

242.	Gas Purchase Agreement (NAESB) dated March 1, 2004 between Calpine PowerAmerica-CA, LLC and CES.

243.	Standby Agreement dated July 1, 2004 between Brazos Valley Energy, LP and Calpine PowerAmerica, L.P.

244.	Electricity Purchase and Sale Agreement dated January 1, 2004 between Calpine Central, L.P. and Calpine PowerAmerica, L.P.

245.	Electricity Purchase and Sale Agreement dated January 1, 2004 between Calpine Operating Services Company, Inc. and Calpine PowerAmerica, L.P.

246.	Scheduling Coordinator Agreement dated July 1, 2001 between Calpine PowerAmerica, L.P. and Calpine Power Management, L.P.

247.	ERCOT QSE Agreement dated August 1, 2007 between Calpine Corporation and Calpine Power Management, L.P.

248.	Gas Purchase Agreement (NAESB) dated November 1, 2004 between Calpine Producer Services, L.P. and CES.

249.	Fuel Management Agreement dated February 1, 2001 between Calpine Corporation and CES for the Deer Park facility.

250.	Standby Agreement dated December 1, 2002 between Calpine Corporation and Calpine PowerAmerica, L.P. for the Deer Park facility.

251.	Fuel Sales Agreement dated August 7, 2001 between Calpine Corporation and CES for the Fremont facility.

252.	Power Marketing Agreement dated August 7, 2001 between Calpine Corporation and CES for the Fremont facility.

253.	Fuel management Agreement dated August 7, 2001 between Calpine Corporation and CES for the Fremont facility.

254.	Gas Purchase Agreement (NAESB) dated November 1, 2002 between Calpine Gilroy Cogen, L.P. and CES

255.	Peaker Power Marketing and Fuel Supply Agreement dated September 1, 2003 between Gilroy Energy Center, LLC, Creed Energy Center, LLC, Goose Haven Energy Center, LLC and CES

256.	Gas Sale and Purchase Agreement dated June 12, 2000 between Calpine Greenleaf, Inc. and CES.

257.	Consent to Assignment and Agreement dated June 1, 2001 between Calpine Greenleaf, Inc. and CES.

258.	Amended and Restated Processing Facilities Agreement dated August 10, 1998 between Sutter Dryers, Inc. and Calpine Greenleaf, inc.

259.	Firm Transportation Agreement between CPN Pipeline Company and CES for the Hermiston facility.

260.	Gas Supply Agreement dated April 30, 2001 between CCFC and CES for the Hillabee facility

261.	Power Marketing Agreement dated April 30, 2001 between CCFC and CES for the Hillabee facility

262.	Fuel Management Agreement dated April 30, 2001 between CCFC and CES for the Hillabee facility

263.	Gas Purchase Agreement (NAESB) dated June 1, 2006 between Los Esteros Critical energy Facility, LLC and CES.

264.	Power Purchase Agreement (EEI) dated June 1, 2006 between Los Esteros Critical energy Facility, LLC and CES.

265.	Standby Agreement dated January 1, 2003 between CCFC and Calpine PowerAmerica, L.P. for the Magic Valley facility.

266.	Firm Transportation Service Agreement dated July 1, 2000 between Magic Valley Pipeline, L.P. and CES

267.	Power Purchase Agreement (EEI) dated January 1, 2001 between Mobile Energy, LLC and CES

268.	Gas Purchase Agreement (NAESB) dated July 1, 2001 between Mobile Energy, LLC and CES.

269.	Gas Purchase Agreement (NAESB) dated May 1, 2006 between Nissequogue Cogen Partners and CPN Bethpage 3rd Turbine, Inc.

270.	Gas Purchase Agreement (NAESB) dated May 1, 2006 between Nissequogue Cogen Partners and CPN KIAC Partners

271.	Gas Purchase Agreement (NAESB) dated May 1, 2006 between Nissequogue Cogen Partners and TBG Cogen Partners.

272.	Power Marketing Brokering & Services Agreement dated December 1, 1997 between Pasadena Cogeneration, L.P. and CES.

273.	Gas Purchase Agreement dated February 1, 2003 between Calpine Pittsburgh, LLC and CES.

274.	Steam Supply Agreement dated December 10, 2002 between Los Medanos Energy Center, LLC and Calpine Pittsburgh, LLC

275.	Energy Services Agreement dated November 2, 2006 between Rockgen Energy, L.L.C. and CES.

276.	Power Purchase Agreement (EEI) dated November 14, 2003 between Rockgen Energy, L.L.C. and CES

277.	Fuel Sales Agreement dated July 1, 2001 between Calpine Corporation and CES for the Santa Rosa facility.

278.	Gas Purchase Agreement (GISB) dated January 1, 2002 between Calpine Corporation and CES for the Santa Rosa facility.

279.	CES Assignment and Assumption Agreement dated October 18, 2001 between CCFC and CES regarding the South Point facility.

280.	CCFC Assignment and Assumption Agreement dated October 18, 2001 between CCFC and South Point Energy Center, LLC.

281.	Calpine Assignment and Assumption Agreement dated October 18, 2001 between Calpine Corporation and South Point Energy Center, LLC.

282.	Fuel Management Agreement dated October 20, 1999 between CCFC and CES for the South Point facility.

283.	Gas Supply Agreement dated October 20, 1999 between CCFC and CES for the South Point facility.

284.	Gas Supply Agreement dated October 1, 2002 between Texas City Cogeneration, L.P. and CES.

285.	Firm Transportation Agreement dated February 11, 2001 between Calpine Texas Pipeline, L.P. and Freestone Power Generation, L.P.

286.	Firm Transportation Agreement dated February 11, 2001 between Calpine Texas Pipeline, L.P. and CES

287.	Power and Steam Supply Agreement dated December 10, 2002 between Calpine Pittsburgh and Los Medanos Energy Center, LLC.

288.	Reimbursement Agreement dated August 15, 2000 between Calpine Corporation and Calpine Agnews, Inc.

289.	APP-APEC Pipeline Easement dated July 7, 2003 between Auburndale Power Partners LP and Auburndale Peaker energy Center, LLC

290.	APP-APEC Utility Line Easement dated July 10, 2003 between Auburndale Power Partners LP and Auburndale Peaker energy Center, LLC

291.	Fuel Transportation Agreement dated February 1, 2002 between Calpine Texas Pipeline, L.P. and Baytown Energy Center LP.

292.	Water Supply Implementation Agreement dated June 30, 2005 between TBG Cogen Partners and Bethpage Energy Center 3, LLC

293.	Settlement Agreement dated August 24, 2005 between CCFC and CES.

294.	Service Agreement dated February 2, 2004 between CCFC and Calpine Generating Company.

295.	Option Agreement dated August 14, 2003 between CCFC and CPN Pipeline Company.

296.	Service Agreement dated February 2, 2004 between COSCI and Columbia Energy LLC.

297.	Fuel Transportation Agreement dated February 11, 2001 between Calpine Texas Pipeline, LP and CES for the Corpus Christi facility.

298.	Master Equipment Lease Agreement dated December 24, 2001 between CCFC II Project Equipment Finance Company Two LLC and Delta Energy Center, LLC.

299.	Cotency, Operating and Maintenance Agreement dated September 12, 2003 between CPN Pipeline Company and Delta Energy Center, LLC

300.	Lease and License Agreement dated July 31, 2001 between Los Medanos Energy Center, LLC and Delta Energy Center, LLC

301.	Option Agreement dated October 31, 2003 between Calpine Texas Pipeline LP and Freestone Power Generation LP.

302.	Confidentiality Agreement dated July 8, 1992 between Calpine Corporation and Gilroy Energy Center, LLC.

303.	Unit Operating Agreement Glass Mountain Area Lease No. CA5001-008 dated May 12, 1982 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

304.	Unit Operating Agreement Glass Mountain Area Lease No. CA5001-005 dated May 12, 1982 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

305.	Unit Operating Agreement Glass Mountain Area Lease No. CA5001-007 dated May 7, 1984 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

306.	Supplemental Operating Agreement Lease No. CA5001-007 dated May 7, 1984 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

307.	Service Agreement Lease No. CA5001-005 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

308.	Service Agreement dated May 12, 1982 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

309.	Supplemental Operating Agreement dated May 12, 1982 between Calpine Siskiyou Geothermal Partners, L.P. and CPN Telephone Flat, Inc.

310.	Facility Full Requirements Gas Contract dated June 12, 2000 between Calpine Greenleaf, Inc. and CES.

311.	Master Maintenance Services Agreement dated August 14, 2003 between COSCI and CCFC for the Hermiston facility.

312.	Natural Gas Service Agreement dated August 14, 2003 between Hermiston Power Partnership and CPN Pipeline Company.

313.	Master Equipment Lease Agreement dated November 10, 2000 between Los Medanos Energy Center LLC and CCFC Project Equipment Finance Company One, LLC.

314.	Amended and Restated Administrative Services Agreement dated June 20, 2005 between Calpine Corporation and Metcalf Energy Center LLC

315.	Facility Management Agreement dated November 11, 1999 between COSCI and Mobile Energy LLC and Calpine Corporation.

316.	Confidentiality Agreement dated August 12, 2000 between Calpine Corporation and Pastoria Energy Center and Enron North America Corp.

317.	Firm Transportation Service Agreement dated February 28, 2001 between CPN Pipeline Co. and CES.

318.	Fuel Management Agreement dated October 1, 2002 between Texas City Cogeneration, LP and CES

319.	Equipment Agreement dated November 24, 2003 between CCFC II Project Equipment Finance Company Three LLC and Zion Energy LLC

320.	Service Agreement dated February 2, 2004 between COSCI and Calpine Generating Company.

321.	Master Operation and Maintenance Agreement dated March 23, 2004 between COSCI and Calpine Generating Company and its affiliates; all CalGen plants.

322.	Master Administrative Services Agreement dated March 23, 2004 between CalGen and Calpine Administrative Services.

323.	Amended and Restated Operation and Maintenance Agreement dated April 4, 1996 between Auburndale Power Partners and Calpine Power Services, Inc.

324.	Operating and Maintenance Agreement dated July 11, 2001 between Auburndale Peaker Energy LLC and COSCI.

325.	Operation and Maintenance Agreement between TBG Cogen Partners and Calpine Eastern Corporation

326.	Operation and Maintenance Agreement between CPN Bethpage 3rd Turbine, Inc. and Calpine Eastern Corporation

327.	Operating and Maintenance Agreement dated August 22, 2002 between Blue spruce Energy Center, LLC and COSCI.

328.	Facilities Management Agreement dated October 13, 2004 between Broad river Energy, LLC and COSCI.

329.	Operating and Maintenance Agreement dated August 7, 2001 between Fremont Energy Center LLC and Calpine Eastern Corporation.

330.	Subcontract for Operations and Maintenance dated July 1, 2004 between Geysers Power Company, LLC and COSCI.

331.	Operations and Maintenance Agreement dated September 25, 2003 between Calpine Gilroy Cogen LP and COSCI.

332.	Amended and Restated Plant Operation and Maintenance Agreement dated August 10, 1998 between Calpine Greenleaf, Inc. and Calpine Corporation.

333.	Operation and Maintenance Agreement dated April 30, 2001 between CCFC and COSCI; Assigned to COSCI October 13, 2004.

334.	Facility Management Agreement dated November 11, 1999 between Mobile Energy Center LLC and COSCI

335.	Facility Management Agreement dated June 3, 1999 between Pine Bluff energy, LLC and Skygen Services, Inc.

336.	Operating and Maintenance Agreement dated December 17, 1999 between Calpine Pryor, Inc. and COSCI.

337.	Operating and Maintenance Agreement dated August 21, 2003 between Riverside Energy Center LLC and COSCI.

338.	Amended and Restated Facilities Management Agreement dated November 2, 2006 between Rockgen Energy LLC and COSCI.

339.	Operating and Maintenance Agreement dated February 20, 2004 between Rocky Mountain Energy Center, LLC and COSCI.

340.	Operating and Maintenance Agreement dated October 20, 1999 between South Point Energy Center, LLC and COSCI

341.	Gas Supply Agreement dated March 24, 1988 between TBG Cogen Partners and Bethpage Fuel Management, Inc.

342.
Road Maintenance Agreement dated May 23, 1985 between Geysers Geothermal Company (now Geysers Power Company, LLC, Santa Fe Geothermal, Inc. (now Geysers Power Company, LLC and Sacramento Municipal Utility District.

343.	Thermal and Energy Supply Contract dated February 1, 1992 between Nissequogue Cogen Partners and Stonybrook Cogeneration, Inc.

344.	Gas Sales Agreement dated December 28, 1993 between Nissequogue Cogen Partners and Stonybrook Fuel Management, Inc.

345.	Facility Management Agreement dated January 1, 2000 between Broad River Energy Center LLC and COSCI.

346.	Joinder Agreement and First Amendment to Master Operation and Maintenance Agreement dated March 31, 2004 between Brazos Valley Energy LP and CCFC.

347.	Purchase / Merger / Ownership Agreement dated February 18, 2004 between Brazos Valley Technology LP and Calpine Brazos Energy Center GP LLC / Calpine Brazos Energy Center LP LLC.

348.	Intellectual Property Service Agreement dated March 20, 2001 between Brazos Valley Technology LP and Brazos Valley Energy LP.

349.	Assignment Agreement dated August 14, 2003 between Calpine CCFC GP Inc. and CCFC.

350.	Partnership Interest Pledge Agreement dated August 14, 2003 between Calpine CCFC LP Inc. and Calpine CCFC GP Inc.

351.	Assignment and Assumption Agreement dated March 31, 1998 between Pasadena Cogeneration LP and Calpine Fuels Texas Corp.

352.	Assignment and Assumption Agreement dated December 31, 1998 between Pasadena Cogeneration LP and Calpine Fuels Texas LP

353.	Second Amended and Restated Limited Partnership Agreement dated January 4, 1999 between Calpine Pasadena Cogeneration Inc. and Calpine Texas Cogeneration Inc.

354.	Third Amended and Restated Limited Partnership Agreement dated August 31, 2000 between Calpine Pasadena Cogeneration Inc. and Calpine Texas Cogeneration Inc.

355.	Assignment and Assumption Agreement dated June 24, 2004 between Calpine Riverside Holdings LLC and Riverside Energy Center LLC.

356.	Transfer Agreement dated January 31, 2003 between Calpine Texas Cogeneration Inc. and Calpine Pasadena Energy LP.

357.	Item 8 as set forth on Schedule 6.1(c) and incorporated herein by reference.

358.	Gas Sale and Purchase Agreement dated June 30, 2000 between Calpine King City Cogen LLC and CES.

359.	Gas Supply Agreement dated October 20, 1999 between CCFC and CES.

360.	Pledge and Security Agreement dated September 30, 2003 between Gilroy Energy Center LLC and Creed Energy Center LLC.

361.	Pledge and Security Agreement dated September 30, 2003 between Gilroy Energy Center LLC and GEC Holdings LLC

362.	Pledge and Security Agreement dated September 30, 2003 between Gilroy Energy Center LLC and Goose Haven Energy Center LLC.

363.	Contribution Agreement dated September 30, 2003 between Gilroy Energy Center LLC and GEC Holdings LLC

364.
Deposit and Disbursement Agreement among Gilroy Energy Center LLC, Creed Energy Center LLC, Goose Haven Energy Center LLC and Wilmington Trust Company as Collateral Agent and Wilmington Trust Company as Depository.

365.	Contribution Agreement dated June 20, 2005 between Metcalf Energy Center LLC and Metcalf Energy Center LLC.

366.	Amended and Restated Pledge and Security Agreement dated June 20, 2005 between Metcalf Holdings LLC and Metcalf Energy Center LLC.

367.	Lease Agreement dated January 1, 2000 between Pasadena Cogeneration LP and Pasadena Cogeneration LP.

368.	Collateral Assignment of Agreement for Lease of Reclaimed Wastewater dated June 24, 2004 between Rocky Mountain Energy Center LLC and Rocky Mountain Energy Center LLC.

369.	Pledge and Security Agreement with Credit Suisse First Boston dated June 24, 2004 between Rocky Mountain Energy Center LLC and Calpine Riverside Holdings LLC.

370.	Water Purchase Agreement dated December 1, 2000 between Baytown Energy Center, LP and CCFC.

371.	Fuel Purchase and Sale Agreement dated August 1, 2005 between Calpine Corporation and CES.

372.	Agreement dated October 1, 2000 between Calpine Corporation and Calpine Oneta Power II, LLC.

373.	Power Purchase Agreement dated February 15, 2003 between Calpine Corporation and CES.

374.	Gas Purchase Agreement (NAESB) dated June 1, 2004 between Calpine Newark LLC and CES.

375.	Power Purchase Agreement (EEI) dated May 24, 2004 between Calpine Parlin LLC and CES.

376.	Gas Purchase Agreement (NAESB) dated June 1, 2004 between Calpine Parlin LLC and CES.

377.	Offtake Agreement dated May 7, 1999 between Geysers Power Company, LLC and CES.

378.	Power Purchase Agreement (EEI) dated May 24, 2004 between Calpine Newark LLC and CES.

379.	Power Purchase Agreement (EEI) dated November 1, 2000 between Calpine Gilroy Cogen, L.P. and CES.

380.	Gas Purchase Agreement (NAESB) dated November 1, 2000 between Calpine Gilroy Cogen L.P. and CES.

381.	Gas Sale and Purchase Agreement dated June 30, 2000 between Calpine King City Cogen, LLC and CES.

382.	Gas Supply Agreement dated February 1, 2001 between Deer park Energy Center LP and CES.

383.	Fuel Management Agreement dated February 28, 2001 between Hermiston Power Partnership and CES.

384.	Delivery Agreement dated December 1, 2005 between Hermiston Power Partnership and CES.

385.	Gas Purchase Agreement (NAESB) dated May 1, 2004 between RockGen Energy, LLC and CES.

386.	Steam Sales Agreement between Geysers Power Company LLC and Silverado Geothermal Resources, Inc.

387.	Management and Services Agreement dated August 27, 2003 between Calpine Corporation and Auburndale Holdings LLC

388.	Standby Agreement dated December 1, 2002 between Calpine Corporation and Calpine PowerAmerica, LP for the Deer Park facility.

389.	Fuel Management Agreement dated February 1, 2001 between Calpine Corporation and CES for the Deer Park facility.

390.	Electricity Purchase and Sale Agreement dated January 1, 2004 between Calpine PowerAmerica, LP and COSCI.

391.	Power Purchase Agreement (EEI) dated January 1, 2005 between Calpine PowerAmerica-RI, LLC and CES.

392.	Gas Purchase Agreement (NAESB) between Calpine Pryor, Inc. and CES.

393.	Power Marketing Agreement dated January 1, 2004 between Riverside Energy Center, LLC and CES.

394.	Easement Agreement dated June 23, 2004 between Anacapa Land Company and Rocky Mountain Energy Center LLC.

395.	Assignment and Option to Purchase dated April 6, 2001 between Anacapa Land Company and Hermiston Power Partnership.

396.	Option to Lease dated June 1, 2001 between Anacapa Land Company and Hermiston Power Partnership.

397.	Easement Agreements dated July 10, 2003, April 7, 2003, April 7, 2003 and July 10, 2003 between Auburndale Power Partners LP and Auburndale Peaker Energy Center LLC.

398.	Assignment and Assumption Agreement dated April 22, 2004 between CCFC Development Company, LLC and Blue Spruce Energy Center LLC.

399.	Consent Agreement dated October 13, 1004 between Broad River Energy LLC and Calpine Northbrook Services, LLC

400.	Item 9 as set forth on Schedule 6.1(c) and incorporated herein by reference.

401.	Item 11 as set forth on Schedule 6.1(c) and incorporated herein by reference.

402.	Purchase Agreement dated March 12, 2004 between CalGen Finance Corp. and Calpine Generating Company, LLC.

403.	Purchase Agreement dated March 12, 2004 between CalGen Finance Corp. and Calpine Generating Company, LLC.

404.	Membership Interest Pledge Agreement dated March 23, 2004 between Calpine CalGen Holdings Inc. and CalGen.

405.	Working Capital Facility Agreement dated March 23, 2004 between Calpine Corporation and Calpine CalGen Holdings Inc.

406.	Redeemable Preferred Shares Subscription Agreement dated October 14, 2005 between Calpine CCFC GP Inc. and CCFC Preferred Holdings LLC.

407.	Act of Transfer and Conveyance dated June 20, 2001 between Calpine Central LP and Calpine Corporation.

408.	Agreement dated August 31, 2000 between Calpine Central LP and Pasadena Cogeneration LP.

409.	Correction Easement Agreement #1149201 dated December 12, 2002 between Calpine Central LP and Calpine Hidalgo Energy Center, L.P.

410.	Assignment and Assumption Agreement dated December 29, 2004 between Calpine Central LP and COSCI for Midwest facilities.

411.	Assignment and Assumption Agreement dated August 27, 1998 between Calpine Central LP and Pasadena Cogeneration LP.

412.	Assignment and Assumption Agreement dated December 29, 2004 between Calpine Central LP and COSCI for Hidalgo facility.

413.	Consent and Assignment Agreement dated December 29, 2004 between Calpine Central LP and COSCI for Hidalgo facility.

414.	Correction Easement Agreement #1142402 dated November 19, 2002 between Calpine Central LP and CCFC.

415.	Management Agreement dated March 23, 2001 between Calpine Central LP and Channel Energy Center, LP.

416.	Easement Agreement #1138499 between Calpine Central LP and CCFC.

417.	Assignment and Assumption Agreement dated December 29, 2004 between Calpine Central, LP and COSCI.

418.	Letter regarding Operating and Maintenance Agreement dated December 29, 2004 between Calpine Central, LP and COSCI.

419.	Correction Instrument Easement Dedication (#1010586) dated January 24, 2000 between Calpine Central, LP and COSCI.

420.	Pipeline Right of Way and Easement Agreement (# 842187) dated January 24, 2000 between Calpine Central, LP and COSCI.

421.	Easement Agreement (#818891) between Central, LP and COSCI.

422.	Assignment and Assumption Agreement dated December 29, 2004 between Calpine Central, LP and COSCI.

423.	Settlement Agreement dated April 27, 2002 between Calpine Central, LP, Magic Valley Pipeline, L.P. and CCFC.

424.	Project Management Agreement dated July 21, 2001 between Calpine Central LP and Morgan Energy Center, LLC.

425.	Project Management Agreement dated June 29, 2001 between Calpine Central LP and Corpus Christi Cogeneration LP

426.	Agreement of Limited Partnership of Channel Energy Center LP dated October 1, 2000 between Channel Energy Center GP LLC and Channel Energy Center LP LLC.

427.	Assignment and Assumption Agreement dated October 30, 2000 between Hillabee Energy Center, LLC and CCFC.

428.	Assignment and Assumption Agreement dated October 30, 2000 between Baytown Energy Center, LLC and CCFC.

429.	Assignment and Assumption Agreement dated October 30, 2000 between Morgan Energy Center, LLC and CCFC.

430.	Assignment and Assumption Agreement dated October 30, 2000 between Baytown Energy Center, LLC and Calpine Construction Finance Company II LLC.

431.	Finance Contract dated October 16, 2000 between Calpine Oneta Power, L.P. and Credit Suisse First Boston New York Branch and Bank of America Securities LLC.

432.	Amended and Restated Option Agreement dated August 14, 2003 between Magic Valley Pipeline, L.P. and CCFC.

433.	Assignment and Assumption Agreement dated August 5, 2005 between Hillabee Energy Center, LLC and CCFC.

434.	Fuel Management Agreement dated October 20, 1999 between CPN East Fuels, LLC and CCFC.

435.	Correction Instrument Easement Dedication (#1010587) dated January 24, 2000 between Calpine Central, L.P. and CCFC.

436.	Easement Dedication (#842188) dated January 24, 2000 between Calpine Central, L.P. and CCFC.

437.	Transmission Capacity Release between CCFC and CES for the Osprey facility.

438.	Fuel Management Agreement dated October 20, 1999 between Calpine Gas Holdings LLC and CCFC.

439.	Assignment Agreement dated August 14, 2003 between CCFC and CES.

440.	Easement Agreement dated August 1, 2001 between Auburndale Peaker Energy Center, LLC and CCFC.

441.	Operating and Maintenance Agreement dated June 25, 2001 between Calpine Eastern Corporation and CCFC for the Osprey facility.

442.	Assignment and Assumption Agreement dated October 30, 2000 between Baytown Energy Center LP and CCFC.

443.	Assignment and Assumption Agreement dated October 30, 2000 between Morgan Energy Center LP and CCFC.

444.	Bill of Sale, Assignment and Assumption Agreement dated October 30, 2000 between Calpine Baytown Energy Center LP, LLC and CCFC.

445.	Consent and Agreement/Completion Undertaking Agreement dated February 25, 2005 between Calpine Steamboat Holdings, LLC, Calyon New York Branch and CCFC for the Freeport facility.

446.	Construction, Engineering, Procurement Contract dated May 23, 2001 between Calpine Construction Management Company, Inc. and Decatur Energy Center, LLC.

447.	Contract / Agreement dated February 25, 2005 between Calpine Construction Management Company, Inc. and Mankato Energy Center LLC.

448.	Engineering Procurement and Construction Agreement dated February 25, 2005 between Calpine Construction Management Company, Inc. and Mankato Energy Center LLC.

449.	Construction Management Agreement dated October 15, 2001 between Calpine Construction Management Company, Inc. and Mankato Energy Center LLC.

450.	Consent and Agreement/Completion Undertaking Agreement dated February 25, 2005 between Calpine Steamboat Holdings, LLC, Calyon New York Branch and CCFC for the Mankato facility.

451.	Construction Management Agreement dated May 22, 2001 between Calpine Construction Management Company, Inc. and Calpine Oneta Power, L.P.

452.	Letter regarding Agreement for Purchase of Treated Effluent Water dated September 9, 1999 between Calpine Corporation and CCFC.

453.	Intercompany Sharing agreement for gas supply line (T-line) dated October 30, 2000 between Calpine Corporation and Delta Energy Center, LLC

454.	Assignment dated June 6, 1998 between Calpine Corporation and CPN Pipeline Company.

455.	Project Management Agreement dated June 22, 1995 between Calpine Corporation and Calpine Monterey Cogeneration, Inc.

456.	Operating and Maintenance Agreement dated October 20, 1999 between Calpine Corporation and CCFC for the South Point facility.

457.	Assignment of Record Title interest in a Lease for Oil and Gas or Geothermal Resources dated June 1, 1996 between Calpine Corporation and Calpine Siskiyou Geothermal Partners, L.P.

458.	Construction, Engineering, Procurement Contract dated December 31, 2004 between Calpine Corporation and Calpine Construction Management Company, Inc.

459.	Assignment dated July 1, 1997 between Calpine Corporation and Calpine Siskiyou Geothermal Partners, L.P.

460.	Assignment of Record Title interest in a Lease for Oil and Gas or Geothermal Resources (#CACA 21926) dated June 1, 1996 between Calpine Corporation and Calpine Siskiyou Geothermal Partners, L.P.

461.	Working Capital Facility Agreement dated August 14, 2003 between Calpine Corporation and CCFC.

462.	Lease for Oil and Gas or Geothermal Resources (#CACA 21925) dated June 1, 1996 between Calpine Corporation and Calpine Siskiyou Geothermal Partners, L.P.

463.	Amended and Restated Sponsor Project Document Guarantee dated June 20, 2005 between Calpine Corporation and Metcalf Energy Center LLC.

464.	Reimbursement Agreement dated July 3, 2003 between Calpine Corporation and Calpine Greenleaf, Inc.

465.	Project Undertaking Agreement dated August 14, 2003 between Calpine Corporation, Hermiston Power Partnership and CCFC.

466.	Assignment and Assumption Agreement dated February 9, 2005 between Calpine Corporation and COSCI.

467.	Assignment and Assumption Agreement dated August 27, 1998 between Calpine Corporation and Pasadena Cogeneration LP.

468.	Assignment and Assumption Agreement dated June 6, 2002 between Calpine Corporation and Rocky Mountain Energy Center LLC.

469.	Settlement Agreement dated June 20, 2005 between Calpine Corporation and Metcalf Energy Center LLC.

470.	Consent and Agreement dated June 20, 2005 between Calpine Corporation and Metcalf Energy Center LLC.

471.	Right of First Negotiation Agreement dated February 27, 2001 between Calpine Corporation and Delta Energy Center, LLC.

472.	Construction Management Agreement dated February 28, 2001 between Calpine Corporation and Freestone Power Generation LP.

473.	Operating Account Control Agreement dated September 30, 2003 between Calpine Corporation and Gilroy Energy Center LLC.

474.	Debt Subordination Agreement dated August 14, 2003 between Calpine Corporation and CCFC.

475.	Transfer and Indemnity Agreement dated August 14, 2003 between Calpine Corporation and CCFC.

476.	Project undertaking and Agreement dated March 23, 2004 between Calpine Corporation and CalGen.

477.	Working Capital Facility Agreement dated March 23, 2004 between Calpine Corporation and Calpine CalGen Holdings, Inc.

478.	Capital contribution of interest in Deer Park LP to Calpine DP, LLC dated March 30, 2005 between Calpine DP LLC, Calpine Power Company and Calpine Corporation.

479.	Operating Agreement dated March 30, 2005 between Calpine DP LLC and Calpine Power Company.

480.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Eastern Corporation and COSCI for the Hillabee facility.

481.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Eastern Corporation and COSCI for the Santa Rosa facility.

482.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Eastern Corporation and COSCI for the Osprey facility.

483.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Eastern Corporation and COSCI for the Columbia facility.

484.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Eastern Corporation and COSCI for the Auburndale Peaker facility.

485.	Project Management Agreement dated October 15, 2001 between Calpine Eastern Corporation and Augusta Energy LLC.

486.	Operating and Maintenance Agreement dated July 11, 2001 between Calpine Eastern Corporation and Auburndale Peaker Energy Center, LLC.

487.	Operating and Maintenance Agreement dated February 15, 2005 between Calpine Eastern Corporation and COSCI.

488.	Project Management Agreement dated October 20, 1999 between Calpine Eastern Corporation and CCFC.

489.	Restated Setoff and Security Agreement dated September 1, 2004 between Calpine Corporation and CES.

490.	Assignment and Assumption Agreement dated April 25, 2003 between Carville energy LLC and CES.

491.	Assignment and Assumption Agreement dated October 18, 2001 between CCFC and CES.

492.	Assignment of PG&E Network Upgrade Credits dated June 20, 2005 between Metcalf Energy Center LLC and CES.

493.	Assignment and Release Agreement dated February 11, 2004 between Columbia Energy LLC and CES.

494.	Assignment and Assumption of 2004 – 2009 PPA dated October 7, 2005 between CCFC and CES.

495.	Agreement and Plan of Merger dated July 10, 2000 between Calpine Gas Holdings LLC and CES.

496.	Amended and Restated Agency Agreement dated August 2, 2004 between Calpine Newark LLC and CES.

497.	Amended and Restated Agency Agreement dated August 2, 2004 between Calpine Parlin LLC and CES.

498.	Continuing Service Agreement dated November 21, 2002 between CES and COSCI.

499.	Construction, Engineering, Procurement Contract dated August 23, 2001 between Calpine Oneta Power, L.P. and CES.

500.	Assignment of Pipeline Easement Agreement dated February 4, 2002 between Calpine Texas Pipeline, L.P. and Calpine Freestone Pipeline LP.

501.	Working Capital Facility Agreement dated March 23, 2004 between Calpine Corporation and CalGen.

502.	Item 10 as set forth on Schedule 6.1(c) and incorporated herein by reference.

503.	Calpine Construction Management Agreement dated March 23, 2004 between Calpine Construction Management Company, Inc. and CalGen.

504.	Final Major Facility Review Permit regarding Facility No. B1180 dated March 6, 2003 between Gilroy Energy Center LLC and Calpine Gilroy Cogen LP.

505.	Revocable Right of Entry and License Agreement dated May 10, 2005 between Gilroy Energy Center LLC and Calpine Gilroy Cogen LP.

506.	Shared Permit Agreement dated May 14, 2002 between Gilroy Energy Center LLC and Calpine Gilroy Cogen LP.

507.	Letter Agreement regarding Gas Sale and Purchase Agreement and other operative documents dated June 12, 2000 between Calpine Greenleaf Inc. and Calpine Gas Holdings LLC.

508.	Redeemable Preferred Shares Subscription Agreement dated October 14, 2005 between Calpine Hermiston LLC and CCFC Preferred Holdings LLC.

509.	Assignment and Assumption Agreement dated December 1, 2001 between Calpine Hermiston Inc. and CPN Hermiston Inc.

510.	Correction Easement Agreement between Calpine Central, L.P. and Calpine Hidalgo Energy Center LP.

511.	Operation and Maintenance Agreement dated June 22, 1992 between KIAC Partners and CEA Kennedy Operators Inc.

512.	Lessee Continuing Disclosure Agreement dated June 13, 1996 between CEA KIA, Inc. and KIAC Partners.

513.	Consent and Agreement dated May 19, 2004 between King City LP and Calpine King City Cogen LLC.

514.	License Assignment Agreement dated December 20, 2005 between Calpine Corporation and Calpine Merchant Services Company, Inc.

515.	Credit Agreement dated August 2, 2004 between Calpine Newark LLC and Calpine Parlin LLC

516.	Assignment and Assumption Agreement dated November 29, 2004 between Calpine Newark LLC and Calpine Power Company.

517.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Northbrook Services LLC and COSCI for the Broad River facility.

518.	Assignment and Assumption Agreement dated March 12, 2004 between Calpine Oneta Power LP and CES.

519.	Assignment and Assumption Agreement dated August 23, 2001 between Calpine Oneta Power LP, Panda Oneta Power LP and CES.

520.	Assignment and Assumption Agreement dated December 29, 2004 between Calpine Central, L.P. and COSCI.

521.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Eastern Corporation and COSCI.

522.	Assignment and Assumption Agreement between Calpine Northbrook Services, LLC and COSCI.

523.	Assignment and Assumption Agreement dated February 15, 2005 between Calpine Eastern Corporation and COSCI for the Westbrook facility.

524.	Project Management Agreement dated May 22, 2001 between Calpine Oneta Power LP and Calpine Central, L.P.

525.	Operations and Maintenance Agreement dated February 25, 2005 between Freeport Energy Center LP and COSCI.

526.	Consent Agreement dated February 25, 2005 between Freeport Energy Center LP and COSCI.

527.	Consent and Agreement dated February 25, 2005 between Mankato Energy Center LLC and COSCI.

528.	Assignment and Assumption Agreement(s) dated October 13, 2004 between Calpine Eastern Corporation and COSCI.

529.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Northbrook Services, LLC and COSCI.

530.	Assignment and Assumption Agreement dated November 29, 2004 between Calpine Power Company and Calpine Parlin LLC

531.	Assignment and Assumption Agreement dated September 23, 2003 between Calpine Power Company and South Point Energy Center LLC.

532.	Assignment and Assumption Agreement dated October 13, 2004 between Calpine Power Services, Inc. and COSCI.

533.	Facility Management Agreement for Rockgen dated March 31, 2005 between Calpine Northbrook Services, LLC and COSCI.

534.	Assignment and Assumption Agreement(s) dated December 29, 1999 between Calpine Central, L.P. and COSCI.

535.	State Lease Assignment, Acceptance and approval dated June 28, 2000 between Calpine Pipeline Corporation and Calpine Pittsburgh, LLC.

536.	Operating Agreement dated February 13, 2004 between Calpine Power Company and Calpine Baytown Energy Center LP, LLC.

537.	Limited Liability Company Operating Agreement of South point Holdings LLC.

538.
Assignment of Record of Title interest in a Lease for Oil and Gas or Geothermal Resources dated May 13, 2003 between Calpine Siskiyou Geothermal Partners, L.P. and Calpine Siskiyou Geothermal Partners, L.P.

539.
Assignment of Record of Title interest in a Lease for Oil and Gas or Geothermal Resources dated September 1, 2004 between Calpine Siskiyou Geothermal Partners, L.P. and Calpine Siskiyou Geothermal Partners, L.P.

540.	Partnership Agreement dated May 14, 1990 between CEA Stonybrook Inc. and Stoney Brook Cogeneration, Inc.

541.	Consent Agreement dated February 1, 2002 between Baytown Energy Center, LP and Calpine Texas Pipeline LP.

542.	Pipeline Use License Agreement between Freestone Power Generation LP and Calpine Texas Pipeline, LP.

543.	Construction Management Agreement dated January 15, 2001 between Calpine Central, L.P. and Carville Energy LLC.

544.	Operation and Maintenance Agreement dated March 23, 2001 between Channel Energy Center LP and Calpine Central, L.P.

545.	Assignment and Assumption Agreement between Channel Energy Center LP and CCFC.

546.	Distribution and Contribution Agreement dated September 30, 2003 between CPN Energy Services GP, Inc. and South Point Energy Center, LLC.

547.	LP Agreement dated October 31, 2000 between CPN Freestone Inc. and Calpine Freestone, LLC.

548.	Consent of Assignment Agreement dated August 15, 2000 between Calpine Corporation and CPN Gas Marketing Company.

549.	Item 12 as set forth on Schedule 6.1(c) and incorporated herein by reference.

550.	Item 13 as set forth on Schedule 6.1(c) and incorporated herein by reference.

551.	Assignment of Interests in Easements dated September 12, 2003 between CPN Pipeline Company and Delta Energy Center, LLC.

552.	Consent and Agreement dated September 30, 2003 between CPN Pipeline Company and Gilroy Energy Center LLC.

553.	Project Management Agreement dated May 23, 2001 between Decatur Energy Center LLC and Calpine Central, L.P.

554.	Letter regarding Gas Price Index dated October 7, 2002 between Decatur Energy Center LLC and Calpine Central, L.P.

555.	Operating Agreement dated December 14, 2001 between Delta Energy Center LLC and Calpine Corporation.

556.	Consent and Agreement dated December 14, 2000 between Delta Energy Center LLC and Los Medanos Energy Center LLC.

557.	Option Agreement dated October 31, 2003 between Freestone Power Generation and Calpine Texas Pipeline, L.P. (gas pipeline)

558.	Pipeline Easement Agreement dated November 21, 2002 between Freestone Power Generation and Calpine Texas Pipeline, L.P.

559.	Option Agreement dated October 31, 2003 between Freestone Power Generation and Calpine Texas Pipeline, L.P. (wastewater pipeline)

560.	Plant Use License Agreement dated April 25, 2002 between Freestone Power Generation and Calpine Texas Pipeline, L.P.

561.	Project Management Agreement dated February 28, 2001 between Freestone Power Generation and Calpine Central, L.P.

562.	Assignment and Assumption of Site Leases from thermal Power to GPC (CA 656-A; CA0001-023) dated May 6, 1999 between Geysers Power Company LLC and Geysers Power Company LLC

563.	Consent and Agreement (Shared Permit Agreement, Shared Facilities Agreement and Easement Agreement between Gilroy Energy Center LLC and Calpine Gilroy Cogen, L.P.

564.	Assignment of Steam Purchase and Sale Agreement dated August 28, 1996 between Gilroy Energy Center LLC and Calpine Gilroy Cogen, L.P.

565.	Subordination Agreement dated September 30, 2003 between Gilroy Energy Center LLC and Calpine Gilroy Cogen, L.P.

566.	Asset Purchase Agreement dated August 28, 1996 between Gilroy Energy Center LLC and Calpine Gilroy Cogen, L.P.

567.	Easement Agreement dated May 10, 2002 between Gilroy Energy Center LLC and Calpine Gilroy Cogen, L.P.

568.	Shared Permit Agreement dated May 14, 2002 between Gilroy Energy Center LLC and Calpine Gilroy Cogen, L.P.

569.	Affiliated Party Agreement Guarantee dated August 14, 2003 between Hermiston Power Partnership and CCFC

570.	Assignment and Assumption Agreement dated January 24, 2003 between Hermiston Power Partnership and CPN Pipeline Company.

571.	Assignment and Assumption Agreement(s) dated June 25, 2005 between Hillabee Energy Center, LLC and CCFC

572.	Assignment and Assumption Agreement(s) dated August 5, 2002 between Hillabee Energy Center, LLC and CCFC

573.	Assignment and Assumption Agreement dated November 29, 2004 between KIAC Partners and Calpine Power Company.

574.	Correction Instrument Pipeline Right of Way and Easement Agreement (#1010587) dated January 24, 2000 between Magic Valley Pipeline LP and Calpine Central, L.P.

575.	Easement Agreement (#1076552) dated April 22, 2002 between Magic Valley Pipeline LP and Calpine Central, L.P.

576.	Installation Service Agreement dated February 25, 2005 between Mankato Energy Center LLC and Calpine Construction Management Company, Inc.

577.	Subordination Agreement dated January 28, 2005 between Metcalf Energy Center LLC, ING Capital and COSCI.

578.	Cooperation Agreement dated October 16, 2001 between Metcalf Energy Center LLC and Delta Energy Center LLC.

579.	Grant of License for Pipeline Facilities dated June 9, 2004 between Metcalf Energy Center LLC and Calpine Corporation.

580.	Assignment of Easement dated May 13, 2002 between Metcalf Energy Center LLC and CPN Pipeline Company.

581.	Option to Lease Agreement dated February 27, 2001 between Metcalf Energy Center LLC and Delta Energy Center, LLC.

582.	Consent and Agreement dated January 28, 2005 between Metcalf Energy Center LLC and COSCI.

583.	Assignment of Rights under Settlement Agreement dated June 20, 2005 between Metcalf Energy Center LLC and Calpine Corporation.

584.	Letter regarding Morgan Energy Center Transmission Credits dated April 30, 2003 between Morgan Energy Center LLC and CES.

585.	Operating and Maintenance Agreement dated July 27, 2001 between Morgan Energy Center LLC and Calpine Central, L.P.

586.	Letter regarding Morgan Energy Center Transmission Credits dated April 30, 2003 between Morgan Energy Center LLC and Calpine Corporation.

587.	Assignment and Assumption Agreement dated November 29, 2004 between Nissequogue Cogen Partners and Calpine Power Company.

588.	Pledge Agreement dated August 31, 2000 between Calpine Pasadena Cogeneration inc., Calpine Texas Cogeneration inc., Pasadena Cogeneration LP and Pasadena Statutory Trust.

589.	Assignment Agreement dated December 31, 1998 between Pasadena Cogeneration LP and Calpine Fuels Texas Limited Partnership.

590.	Emission Reduction Credits Purchase Agreement dated December 18, 1998 between Pasadena Cogeneration LP and Clear Lake Cogeneration Limited Partnership.

591.	Consent to Assignment dated March 31, 2005 between Rockgen Energy LLC, Calpine Northbrook Services LLC and COSCI.

592.	Assignment Agreement and Quitclaim Deed dated September 5, 2003 between Rocky Mountain Energy Center LLC and Anacapa Land Company, LLC

593.	Assignment Agreement (SP-4) dated October 18, 2001 between South Point Energy Center LLC and CCFC.

594.	Assignment and Assumption Agreement(s) dated October 18, 2001 between South Point Energy Center LLC and CCFC.

595.	Assignment and Assumption Agreement(s) dated October 18, 2001 between South Point Energy Center LLC and Calpine Corporation.

596.	Assignment and Assumption Agreement dated November 29, 2004 between TBG Cogen Partners and Calpine Power Company.

597.	Shared Permit Agreement dated June 30, 2005 between TBG Cogen Partners and Bethpage Energy Center 3, LLC.

598.	Continuing Services Agreement dated October 26, 2004 between Thomassen Turbine Systems America and COSCI.

599.	Grant of Easement dated April 8, 1997 between Geysers Power Company and Calpine Geysers Company LP.

600.	Assignment of various Lease Agreements dated December 22, 2000 between Calpine Geysers Company and Geysers Power Company, LLC.

601.	Gas Purchase Agreement (NAESB) dated August 1, 2005 between Calpine Corporation and Calpine Energy Services Limited Partnership.

602.	Gas Purchase Agreement (NAESB) dated November 1, 2003 between CES and Calpine Energy Services Limited Partnership.

603.	Gas Purchase Agreement (NAESB) dated August 1, 2005 between Calpine Corporation and Calpine Energy Services Limited Partnership.

604.	Power Purchase Agreement (EEI) dated June 1, 2001 between Calpine Corporation and Calpine Energy Services Limited Partnership.

605.	ISDA Master Agreement dated June 1, 2001 between Calpine Canada Natural Gas Partnership and Calpine energy Services Canada Ltd.

606.	Settlement Agreement dated August 25, 2006 between CCFC and CES.

607.	Delegation Form for iDart System for Kinder Morgan dated May 1, 2006 between Calpine Corporation and CES.

608.	ISDA Master Agreement dated June 1, 2001 between Calpine Energy Services Canada Ltd and CES.

609.	ISDA Master Agreement dated June 1, 2001 between Calpine Energy Services Canada Partnership and CES.

610.	Firm Transportation Agreement dated February 11, 2001 between Calpine Texas Pipeline, L.P. and CES.

611.	Bill of Sale dated September 12, 2003 between CPN Pipeline Company and Gilroy Energy Center, LLC, Delta Energy Center, LLC and Los Medanos Energy Center, LLC.

612.	Bill of Sale dated July 1, 2003 between Calpine Texas Pipeline, L.P. and Freestone Power Generation, L.P.

613.	Pledge and Security Agreement (SP-1) dated September 30, 2003 between South Point Energy Center, LLC and South Point Holdings, LLC.

614.	Line of Credit and Reimbursement Agreement dated August 1, 2002 between Calpine Corporation and CPN Insurance Corporation.

615.	Administrative Services Agreement dated January 1, 2005 between Calpine Corporation and CPN Insurance Corporation.

ANNEX 6.7A General Description of Affiliate Transactions

Transaction Description	Type
CES transactions with Plants:
Purchases of power pursuant to Power Purchase Agreements/tolls	Normal Course
Spot purchases of power	Normal Course
Purchase fuel for plants Purchase/manage ancillary services/environmental attributes	Normal Course
ZBA sweep of funds into Calpine Corp	Normal Course
Calpine collection of funds and disbursement of funds (as necessary) for entities with no independent banking relationships	Normal Course
Calpine Corp receives funds from projects after funds received as revenue for the sales of power to CES or directly to 3rd parties after the funds flow through the waterfalls associated with financing agreements
Normal Course
Calpine Corp pays bonuses earned by CMSC employees	New Relationship – normal course, when earned
Calpine Corp provides to and pays for services to affiliates  – (payroll and O & M) pursuant to administrative service contracts; Certain entities under the above contracts pay for or reimburse Calpine for payroll and O&M services
Normal Course
COSCI provides to and pays for services to certain affiliates– operating and maintenance contracting, vendor payments and other services pursuant to administrative service contracts; Entities under the above contracts pay for or reimburse COSCI for the defined administrative services
Normal Course

Transaction Description	Type
Calpine Corp purchases insurance coverage through insurance companies who have credit ratings of "A" or better and in turn a portion of the risk is reinsured through CPN Insurance Corporation for initial layers of property/business interruption, builder's risk/delay in opening and casualty insurance coverage for premiums pursuant to insurance contracts
Normal Course
Calpine entities pay CPN Insurance premiums and CPN Insurance pays, pursuant to claims filed, insurance recoveries for losses to insured entities	Normal Course Based upon claims filed in the appropriate coverage year
CCMCI provides construction management and other services to projects	Normal Course
Calpine Corp advances funds for construction projects, as necessary, to pay for overspending or agreed upon pre-construction finance amounts until construction of project financing can be secured and the funds reimbursed
Project basis as required
Construction projects reimburse Calpine Corp for advanced funds as and when construction or project financing is secured and when allowed pursuant to those specific project financing agreements.	Project basis as required
Allocation of Calpine Corporation administrative costs and expenses that may or may not get reimbursed	Normal Course
Calpine purchases gas from CESCA for delivery into the US	Normal Course
Shop-Calpine – transfer/purchase on an emergency or need basis of spare or surplus assets among plants	Normal Course, as needed
Turbine transactions – Calpine Corporation inventory of Turbines may be provided to construction projects or cannibalized for parts as required	Scheduled Investment when applicable

SCHEDULE 6.15

Permitted Capital Expenditures

Construction/Development Expenditure
							(USD m)
	2007	2008	2009	2010	2011	2012	2013
For development, construction expenses of various projects	275	275	275	275	275	275	275

EXHIBIT A

FORM OF

CLOSING CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of January 31, 2008 (the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

Pursuant to Section 4.1(d) of Credit Agreement, the undersigned [Chief Financial Officer] of each Loan Party set forth on Schedule A attached hereto (each, a “Certifying Loan Party”) hereby certifies, solely in such person’s capacity as [Chief Financial Officer] and not individually, as follows:

1.           The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (unless stated to relate to a specific earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

2.           ___________________ is the duly elected and qualified [Corporate Secretary] of each Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3.           No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Extensions of Credit to be made on the date hereof and the use of proceeds thereof.

4.           The conditions precedent set forth in Section 4.1 of the Credit Agreement were satisfied or waived as of the Closing Date.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have hereunto set his name in the capacity of [Chief Financial Officer] as of the date set forth below.

Name:
Title: [Chief Financial Officer]

Date:  _______________, 2008

The undersigned [Corporate Secretary] of each Certifying Loan Party certifies, solely in such person’s capacity as [Corporate Secretary] and not individually, as follows:

1.           There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

2.           Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] of the Certifying Loan Party on _________________; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

3.           Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] of the Certifying Loan Party as in effect on the date hereof.

4.           Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation] of the Certifying Loan Party as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

5.           The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature
_______________	_______________	_______________
_______________	_______________	_______________
_______________	_______________	_______________

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto set her name in the capacity of [Corporate Secretary] as of the date set forth below.

Name:
Title: [Corporate Secretary]

Date:  _______________, 2008

Closing Certificate

ANNEX 1

[Board Resolutions]

ANNEX 2

[By-Laws]

ANNEX 3

[Certificate of Incorporation]

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated: ____________, 200__

Goldman Sachs Credit Partners L.P., as

Administrative Agent

1 New York Plaza

New York, New York  10004

Attention: Rob Schatzman                                           Fax No: 212-902-3000

General Electric Capital Corporation

100 California Street, 10th Floor

San Francisco, CA 94111

Attention:  Ali Mirza                                           Fax No: 513-794-8596

Attention:  Angelica Lagrosa                                                      Fax No: 312 463-3843

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among the undersigned, as Borrower, the Lenders named therein, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).  Pursuant to Section 4.2(a) of the Credit Agreement, the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

1.           The Business Day of the proposed Borrowing is _________.1

2.           The aggregate principal amount of the proposed Borrowing is _________.2

1
In the case of a proposed Borrowing under the Revolving Commitments, shall be at least three Business Days after the date hereof for Eurodollar Loans, or one Business Day after the date hereof for Base Rate Loans.

2	Not less than $5,000,000 for a Eurodollar Loan (or $1,000,000 in the case of a Base Rate Loan) and an integral multiple of $1,000,000.

B-1

3.           The proposed Borrowing shall consist of [Additional First Priority Term Loans] [Swingline Loans] [Revolving Loans].

4.           [The Loans to be made pursuant to the proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].]3

5.           [The initial Interest Period for the proposed Borrowing is [one month] [two months] [three months] [six months] [nine months4] [twelve months4]]3,5

6.           The aggregate principal amount of all Loans outstanding after giving effect to the proposed Borrowing is $______________ .

7.           Account to which the funds will be deposited: __________________.

The Borrower hereby certifies to the Administrative Agent and the Lenders by execution hereof that:

1.           All representations and warranties contained in or pursuant to the Credit Agreement and the other Loan Documents, or otherwise made in writing in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of this Notice of Borrowing with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

2.           No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Extension of Credit made on the date hereof.

The Borrower agrees that, if prior to the date of issuance any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent [and the Sub-Agent]6 thereof in writing (any such notice, a “Non-Compliance Notice”).  Except to the extent, if any, that prior to the date of issuance the Borrower shall deliver a Non-Compliance Notice to the Administrative Agent [and the Sub-Agent], each of the foregoing certifications shall be deemed to be made additionally on the date of issuance as if made on such date.

[remainder of page intentionally left blank]

3	In the case of Additional First Priority Term Loans and Revolving Loans.

4	If agreed to by all Lenders under the relevant Facility.

5	To be included for a proposed Borrowing of Eurodollar Loans.

6	In the case of a proposed Borrowing of Revolving Loans or Swingline Loans

B-2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date first written above.

CALPINE CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is hereby made to the Credit Agreement, dated as of  January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1.           The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.           The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.           The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue

C-1

to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.21(d) of the Credit Agreement.

4.           The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.           Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.           From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof (including, without limitation, the provisions of Section 8.22 of the Collateral Agency and Intercreditor Agreement and Section 8.6(b) of the Guarantee and Collateral Agreement) and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.           This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

C-2

Schedule 1

to Assignment and Acceptance with respect to

the Credit Agreement, dated as of  January 31, 2008,

among Calpine Corporation (the “Borrower”),

the Lenders party thereto and

Goldman Sachs Credit Partners L.P. as administrative agent and collateral agent

Name of Assignor: _______________________

Name of Assignee: _______________________

Effective Date of Assignment: _________________

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$______	_____._________%

[Name of Assignee]	[Name of Assignor]
By: _____________________________	By: _____________________________
Title:	Title

Accepted for Recordation in the Register:	Required Consents (if any):
_________________________________, as	[Name of Borrower]
Administrative Agent

By: _____________________________	By: _____________________________
Title:	Title

_________________________________, as
Administrative Agent

By: _____________________________
Title

NEWYORK 6434915 v8 (2K)	Assignment and Acceptance

EXHIBIT D

January 31, 2008

To the Lenders and Agents from time to time parties to the Credit Agreement referred to below

Re:           Calpine Corporation

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to (i) Calpine Corporation, a Delaware corporation, in its capacity as Borrower (the “Borrower”), (ii) each of the entities identified on the Schedule of Delaware Loan Parties attached hereto in their capacity as Guarantors (collectively and together with the Borrower, the “Delaware Loan Parties”), (iii) each of the entities identified on the Schedule of Other Loan Parties attached hereto in their capacity as Guarantors (collectively, the “Other Loan Parties,” and together with the Delaware Loan Parties, the “Loan Parties”), in response to the requirement in Section 4.1(g) of the Credit Agreement (the “Credit Agreement”), dated as of January 31, 2008, among the Borrower, the Lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-syndication agents and co-documentation agents (in such capacities, the “Co-Agents”), GSCP, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity the “Collateral Agent”), and General Electric Capital Corporation, as Sub-Agent (in such capacity the “Sub-Agent” and together with the Co-Agents, the Administrative Agent and the Collateral Agent, the “Agents”).  The Agents and each of the Lenders from time to time party to the Credit Agreement shall herein be referred to as “you”.  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

For purposes of this opinion letter, we have reviewed executed counterparts of the Credit Agreement and originals or copies, certified or otherwise identified to our satisfaction, of each of the other documents and instruments identified on the Schedule of Other Loan Documents attached hereto (the “Other Loan Documents”, and together with the Credit Agreement, the “Loan Documents”), each in the form executed and delivered on this date.  We have also reviewed copies of the UCC Form-1 Financing Statements (attached hereto) authorized to be filed on this date naming, respectively, each Loan Party as debtor and the Collateral Agent as secured party (the “Financing Statements”), which are to be filed with the Delaware Secretary of State in the case of the Financing Statements naming a Delaware Loan Party as debtor (the “Delaware Financing Statements”) or the filing office indicated on the Schedule of UCC Filing Offices attached hereto in the case of the Financing Statements naming any Other Loan Party as debtor (the “Other Financing Statements”).

References in this opinion letter to (i) the “New York UCC”, mean the Uniform Commercial Code as in effect on the date hereof in the State of New York and (ii) the “New York Loan

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 3

Documents” mean the Credit Agreement and the other Loan Documents identified as such on the Schedule of Other Loan Documents.  References herein to the “DIP Parties” mean those Loan Parties who were debtors and debtors-in-possession under one or more of the Cases.  References to the “Organizational Documents” of any Loan Party mean that Loan Party’s certificate of formation or certificate or articles of incorporation, bylaws, limited liability company agreement or partnership agreement, as applicable.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you, and with respect to each legal issue addressed in the opinion paragraphs of this letter, it is our opinion, that:

6.
Each Loan Party (other than Tiverton Power Associate Limited Partnership, a Rhode Island limited partnership) is a corporation, limited liability company or a limited partnership, as applicable, existing and in good standing under the laws of its jurisdiction of organization, in each case as set forth on the Schedule of Jurisdictions of Organization attached hereto.   For purposes of the foregoing opinions in this paragraph, we have relied exclusively upon the certificates issued by the governmental authorities in the relevant jurisdictions, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

7.
Each Loan Party (in the case of each DIP Party, after giving effect to and to the extent provided by the Confirmation Order) has the corporate, limited liability company, limited partnership or general partnership power, as the case may be, to execute and deliver each Loan Document to which it is a party and perform its obligations under each Loan Document to which it is a party.

8.
Each Loan Party which is a corporation, limited liability company or partnership has taken all corporate, limited liability company or partnership action (as the case may be) necessary to authorize its execution and delivery of the Loan Documents to which it is a party and the performance of its respective obligations thereunder (in the case of each DIP Party, after giving effect to and to the extent provided by the Confirmation Order).

9.
Each Loan Party has duly executed and delivered the Loan Documents to which it is a party to the extent such matters are governed by the laws of the State of New York or the organizational statute under which such Loan Party is organized (in the case of each DIP Party, after giving effect to and to the extent provided by the Confirmation Order).

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 4

10.
Each of the New York Loan Documents is a valid and binding obligation of each Loan Party party thereto and is enforceable against such Loan Party in accordance with its terms (in the case of each DIP Party, after giving effect to and to the extent provided by the Confirmation Order).

11.
The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of the obligations thereunder by such Loan Party will not in the case of such Loan Party (in the case of each DIP Party, after giving effect to and to the extent provided by the Confirmation Order) (i) violate any existing provisions of such Loan Party’s Organizational Documents, (ii) constitute a violation of any applicable provision of existing New York or United States federal statutory law or governmental regulation applicable to such Loan Party, in each case to the extent covered by this letter, (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien on the assets of such Loan Party pursuant to any contract or agreement set forth on the Schedule of Specified Agreements attached hereto (the “Specified Agreements”), other than Liens created pursuant to the Loan Documents, or (iv) violate the terms or provisions of any Specified Agreement (provided, however, that in each case we express no opinion as to compliance with any financial covenant or test or any breach, violation or default resulting from any cross-default or cross-acceleration provision in any such Specified Agreement).

12.
Assuming application of the proceeds of the Loans as contemplated by the Credit Agreement, the borrowings by the Borrower under the Credit Agreement will not, in and of themselves, result in a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

13.
None of the Loan Parties is required to obtain any consent, approval, authorization or order of, or make any filing or registration with any United States federal or New York State court or governmental body, authority or agency in order to obtain the right to (a) execute and deliver the New York Loan Documents to which it is a party, (b) pledge and grant or convey security interests in and liens upon its assets as collateral as required under the New York Loan Documents to which it is a party, or (c) perform its obligations under the New York Loan Documents to which it is party, except for: (i) those consents, approvals, authorizations, orders, filings or registrations obtained or made on or prior to and in effect on the date hereof (including without limitation the Confirmation Order), (ii) any actions or filings necessary to perfect the liens and security interests granted under the New York Loan Documents and to release existing liens, (iii) actions or filings required in connection with ordinary course conduct by the Loan Parties of their

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 5 respective businesses and ownership or operation by the Loan Parties of their respective assets, and (iv) actions and filings which might be required under any of the laws, regulations or governmental requirements set forth on Schedule C hereto (as to which we express no opinion).

14.
With respect to each Loan Party party thereto, the Guarantee and Collateral Agreement creates a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in such Loan Party’s right, title and interest in the collateral described therein (the “Collateral”) and which constitutes property in which a security interest can be granted under Article 9 of the New York UCC.  Such Collateral is referred to herein as the “Code Collateral.”

15.	1)
We have reviewed the provisions of the Uniform Commercial Code as in effect on the date hereof in each jurisdiction listed on the Schedule of UCC Filing Offices as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through January 22, 2008 (the “Guide”), and based on such review we are of the opinion that (i) in the case of each Delaware Loan Party, when the Delaware Financing Statements identifying such Delaware Loan Party as “debtor” are duly filed with the Delaware Secretary of State, the security interests granted to the Collateral Agent under the Guarantee and Collateral Agreement in the Code Collateral of such Delaware Loan Party will be perfected to the extent such security interests can be perfected by the filing of Uniform Commercial Code financing statements in such filing office in the State of Delaware, and (ii) in the case of each Other Loan Party, when the Other Financing Statements identifying such Other Loan Party as “debtor” are duly filed with the filing office indicated for such Other Loan Party on the Schedule of UCC Filing Offices, the security interests granted to the Collateral Agent under the Guarantee and Collateral Agreement in the Code Collateral of such Other Loan Party will be perfected to the extent such security interests can be perfected by the filing of Uniform Commercial Code financing statements in such filing office.

a)      Upon the delivery of (i) the certificates representing the shares of stock identified on the Schedule of Pledged Stock attached hereto and which constitute “securities” (within the meaning of Sections 8-102, 8-103 of the New York UCC), as to which we express no opinion (the “Pledged Stock”) and (ii) the instruments constituting the debt securities identified on the Schedule of Pledged Notes attached hereto (the “Pledged Notes”), in each case to the Collateral Agent in the State of New York, and in each case endorsed in blank or to the Collateral Agent, and the retention by the Collateral Agent of possession of such certificates or instruments (as applicable) in such State, (A) the security interest in the Pledged Stock and

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 6 the Pledged Notes represented by such certificates or instruments (as applicable) and granted under the Guarantee and Collateral Agreement in favor of the Collateral Agent will be perfected under the New York UCC and (B) the Collateral Agent has, for the benefit of the Secured Parties, “control” (within the meaning of Section 8-106 of the New York UCC) of such Pledged Stock.  Assuming that the Collateral Agent has no notice of any adverse claim (as such term is used in the New York UCC), such security interest in the Pledged Stock will have been acquired free of any adverse claim, and the Collateral Agent will be a “protected purchaser” (within the meaning of Section 8-303(a) of the New York UCC) of such security interest in the Pledged Stock.  Such security interest in the Pledged Stock and the Pledged Notes will continue to remain a perfected security interest as long as such certificates and instruments remain in the continuous and exclusive possession of the Collateral Agent in the State of New York.

b)      Upon the filing and recordation of the Grant of Security Interest in U.S. Trademarks in the United States Patent and Trademark Office (“PTO”) and the payment of all filing and recordation fees associated therewith and the filing of the Delaware Financing Statements and the Other Financing Statements as described above, the security interests created by the Grant of Security Interest in U.S. Trademarks in the United States registered trademarks and applications therefor (if any) (but excluding any “intent to use” applications) which are specifically identified in the Grant of Security Interest in U.S. Trademarks will be perfected to the extent the same may be perfected by such filing and recordation.

16.	No Loan Party is an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended.

17.
We do not have actual knowledge that any provision in any Court Order (as defined below) would be breached or otherwise violated by any Loan Party’s execution or delivery of the New York Loan Documents to which it is a party or by any Loan Party’s performance of any of its agreements in the New York Loan Documents to which it is a party.  For purposes of this letter, the term “Court Order” means a United States court or administrative order, writ, judgment or decree that names any of the Loan Parties and is specifically directed to the Loan Parties or its property.  For purposes of this letter, other than Court Orders issued by the Bankruptcy Court in the Cases and to which a Loan Party is a party, we have not undertaken any investigation to identify Court Orders to which any Loan Party may be subject.

18.
To our knowledge, there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which any Loan Party is a party or to which the business, assets or property of any Loan Party is subject, and no

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 7 such action, suit or proceeding is overtly threatened in writing to which any Loan Party would be a party or to which the business, assets or property of any Loan Party would be subject, that in either case questions the validity of the New York Loan Documents.

19.
The Confirmation Order was entered by the Bankruptcy Court on December 19, 2007.  To our knowledge, except as set forth on Schedule A attached hereto, as of 9:00 a.m. Eastern Time January 31, 2008 there was no order, notice or motion filed or pending with the Bankruptcy Court or the United States District Court for the Southern District of New York to appeal, reverse, stay, vacate or modify the Confirmation Order.

Each opinion in this letter is subject to the General Qualifications that are recited in Schedule A to this letter to the extent relevant to that opinion.  In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon: (i) information contained in certificates obtained from governmental authorities, (ii) factual information represented by the Loan Parties in the Credit Agreement and the Other Loan Documents, (iii) factual information provided to us in a support certificate executed by the Loan Parties, and (iv) factual information we have obtained from such other sources as we have deemed reasonable.  We have examined the originals or copies certified to our satisfaction, of such other corporate records of the Loan Parties as we deem necessary for or relevant to this letter, certificates of public officials and other officers of the Loan Parties and we have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 8

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied to us in connection with the preparation of this letter is wrong.  The term “actual knowledge” whenever it is used in this letter with respect to our firm means conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis LLP lawyers who have had significant involvement with negotiation or preparation of the Loan Documents and the due diligence associated therewith (herein called “our Designated Transaction Lawyers”): Yongjin Im, Andrew M. Kaufman, P.C., Binta Niambi Brown, Jichao Lin, Ye (Cecilia) Hong, Phillip Mahony and Qian Xu.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of New York or the federal law of the United States, except that (i) the opinions in paragraphs 1 through 4 and 6(i) (A) with respect to the Delaware Loan Parties are also based on the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) or the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), as applicable and (B) with respect to the Other Loan Parties are also based on the California General Corporation Law, the California Revised Uniform Limited Partnership Act, the Illinois Business Corporation Act, the Maine Revised Limited Partnership Act, the Massachusetts

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 9

Limited Partnership Act, the Rhode Island Uniform Limited Partnership Act, the Texas Limited Partnership Act, the Wisconsin Limited Liability Company Act, the Virginia Stock Corporation Act, and (ii) our opinions in paragraph 10 with respect to the UCC in effect in any jurisdiction other than the State of New York are based on the Guide and on the assumption that the provisions thereof are given the same interpretation and application in such state as the corresponding provisions of the New York UCC are given in New York.  We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.  We advise you that we are not admitted to practice in and do not practice the law of Delaware, Maine, Massachusetts, Rhode Island, Texas, Virginia and Wisconsin.  As such, our opinions regarding such laws (other than the DGCL, the DLLCA and the DRULPA) are based solely on our review of the applicable provisions of such statutes as set forth in Aspen Law & Business as updated through December 1, 2007, and we note specifically that we have not considered any judicial interpretations thereof or any regulations promulgated thereunder in connection with the opinions rendered hereunder.  In addition, we expressly disclaim any opinions regarding the contract law or the general law of Delaware, Maine, Massachusetts, Rhode Island, Texas, Virginia or Wisconsin that may be incorporated by reference into any limited liability company act of such states or into any limited liability company agreement or similar governing document (howsoever denominated) entered

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 10 into pursuant thereto. Our opinions do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Credit Agreement or any of the Other Loan Documents of any type identified in Schedule D.  Provisions in the Loan Documents which are not excluded by Schedule D or any other part of this letter or its attachments are herein called the “Relevant Agreement Terms.”

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  It is possible that some Relevant Agreement Terms of a remedial nature contained in any New York Loan Document covered by our opinion in paragraph 5 may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms of a remedial nature contained in such New York Loan Document.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 11 which our Designated Transaction Lawyers did not have actual knowledge at the time of delivery, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.  The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the initial paragraph of this opinion letter in response to which it has been given. Without our written consent: (i) subject to the immediately succeeding sentence, no person other than you may rely on this letter for any purpose, (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document, (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph, and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, persons who are or who subsequently become Lenders in accordance with the terms of the Credit Agreement may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

To the Lenders and Agents from time to time parties to the Credit Agreement referred to herein January 31, 2008 Page 12

Sincerely,

Schedule A

General Qualifications

All of our opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.

1.
Bankruptcy and Insolvency Exception.  Each of our opinions as to the validity, binding effect or enforceability of any of the Loan Documents or to the availability of injunctive relief and other equitable remedies (“Specified Opinions”) is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights.  This exception includes:

1.
the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

2.
all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

3.	state fraudulent transfer and conveyance laws; and

4.	judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2.
Equitable Principles Limitation.  Each of our Specified Opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity.  This limitation includes principles:

governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

5.	affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

6.	requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

A-1

7.	requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

8.	requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

9.	requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

10.	affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

3.	Other Common Qualifications. Each of our Specified Opinions is subject to the effect of rules of law that:

limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

11.	provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

12.	limit the availability of a remedy under certain circumstances where another remedy has been elected;

13.	provide a time limitation after which a remedy may not be enforced;

14.	limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

15.	relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

16.
limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

17.
may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

18.	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

19.	may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would

A-2

unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

20.
limit the enforceability of requirements in the Loan Documents that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision; and

21.
may render guaranties or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Loan Documents (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Loan Parties which is substantially and materially different from that presently contemplated by the Loan Documents, (ii) release the primary obligor, or (iii) impair the guarantor’s recourse against the primary obligor.

4.
Referenced Provision Qualification.  Each opinion regarding the validity, binding effect or enforceability of a provision (the “First Provision”) in any of the Loan Documents requiring any Loan Party to perform its obligations under, or to cause any other person to perform its obligations under, any other provision (a “Second Provision”) of any Loan Document or stating that any action will be taken as provided in or in accordance with such Second Provision are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Second Provision.

5.
Collateral Qualifications.  Terms used herein which are defined in the New York UCC or any other applicable Uniform Commercial Code have the meanings for purposes hereof given to them therein.  The opinions and advice contained in our letter are subject to the following advice:

rights of debtors and obligors and duties of secured parties referred to in Sections 1-102(3) and 9-602 of the New York UCC (and the corresponding sections of any other applicable Uniform Commercial Code) may not be waived, released, varied or disclaimed by agreement prior to a default, and our opinions regarding any such waivers, releases, variations and disclaimers are limited accordingly;

22.
our opinions regarding the creation and perfection of security interests are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-315 of any applicable Uniform Commercial Code, (ii) the limitations in favor of buyers, licensees and lessees  imposed by Sections 9-320, 9-321 and 9-323 of any applicable Uniform Commercial Code, (iii) the limitations with respect to securities imposed by Section 8-303 of any applicable Uniform Commercial Code; (iv) other rights of persons in possession of money, instruments and proceeds constituting certificated or uncertificated securities, and (v) section 547

A-3

of the Bankruptcy Code with respect to preferential transfers and section 552 of the Bankruptcy Code with respect to any Collateral acquired by any of the Loan Parties subsequent to the commencement of a case against or by any of the Loan Parties under the Bankruptcy Code;

23.
Article 9 of each applicable Uniform Commercial Code requires the filing of continuation statements within specified periods in order to maintain the effectiveness of the filings referred to in our letter;

24.
additional filings or actions may be necessary if any Loan Party changes its name, identity or corporate structure or the jurisdiction in which it is organized or in which any Collateral referred to in paragraph 10(b) is located;

25.
except as specifically set forth in paragraph 10, of our letter, we express no opinion regarding the perfection of any lien or security interest in any property (whether real, personal or mixed, and whether such perfection be accomplished or purport to be accomplished by filing, by possession, by control or otherwise) or regarding the continued perfection of any possessory security interests in any Collateral (or other security interest the perfection of which depends upon the location of such Collateral) upon or following the removal of such Collateral to another jurisdiction; except as specifically set forth in paragraph 10(d) of our letter, we express no opinion regarding the perfection of any security interests in deposit accounts, money or letter of credit rights or regarding the perfection of any possessory security interests in Collateral in possession of a person other than the secured party; we express no opinion with respect to the perfection by filing of any security interests with respect to Collateral as to which the filing of a Uniform Commercial Code financing statement has not been authorized by the debtor either in an authenticated record pursuant to Section 9-509(a) or pursuant to Section 9-509(b) or (c) of the New York UCC; and except as expressly set forth in opinion paragraph 10(b) (regarding certain security interests being acquired free of adverse claims), we express no opinion regarding the priority of any lien or security interest;

26.
the assignment of or creation of a security interest in any contract, lease, license, permit or other general intangible or account, chattel paper or promissory note may require the approval of the issuer thereof or the other parties thereto, except to the extent that restrictions on the creation, attachment, perfection or enforcement of a security interest therein are unenforceable under Sections 9-406 and 9-408 of the New York UCC;

27.
we express no opinion with respect to any self-help remedies with respect to  Collateral to the extent they vary from those available under the New York UCC or other applicable Uniform Commercial Code or with respect to any remedies otherwise inconsistent with the New York UCC (to the extent that the New York UCC is applicable thereto) or other applicable law (including, without limitation, any other applicable Uniform Commercial Code);

A-4

28.
we express no opinion with respect to (i) the creation, perfection or enforceability of agricultural liens or (ii) the creation, perfection or enforceability of security interests in: property in which it is illegal or violative of governmental rules or regulations to grant a security interest (such as, for example, governmental permits and licenses); general intangibles which terminate or become terminable if a security interest is granted therein (except to the extent that restrictions on the creation, attachment, perfection or enforcement of a security interest therein are unenforceable under Section 9-406 and 9-408 of the New York UCC); vehicles, ships, vessels, barges, boats, railroad cars, locomotives and other rolling stock, aircraft, aircraft engines, propellers and related parts, and other property for which a state or federal statute or treaty (including without limitation any applicable Uniform Commercial Code) provides for registration or certification of title or specifies a place of filing different from that specified in Section 9-501 of any applicable Uniform Commercial Code (other than our opinions in opinion paragraph 10(c)); commercial tort claims; timber to be cut; fixtures; “as-extracted collateral” (including without limitation oil, gas or other minerals and accounts arising out of the sale at the wellhead or minehead of oil, gas or other minerals); consumer goods; property identified to a contract with, or in the possession of, the United States of America or any state, county, city, municipality or other governmental body or agency; goods for which a negotiable document of title has been issued; and (other than to the extent covered by our opinions in opinion paragraphs 10(a) and 10(c)) copyrights, patents and trademarks, other literary property rights, service marks, know-how, processes, trade secrets, undocumented computer software, unrecorded and unwritten data and information, and rights and licenses thereunder;

29.
we note that your remedies under the Guarantee and Collateral Agreement with regard to the sale or after the sale of any securities subject to any security interest are subject to compliance with state and federal securities laws;

30.
we express no opinion regarding the enforceability of any security interest in any accounts, chattel paper, documents, instruments, general intangibles or securities with respect to which the account debtor, obligor or issuer is the United States of America, any state, county, city, municipality or other United States or foreign governmental body, or any department, agency or instrumentality thereof;

31.
we express no opinion regarding the enforceability of any provision of any Loan Document which purports to authorize you to purchase at a private sale Collateral which is not subject to widely distributed standard price quotations or sold on a recognized market;

32.	we express no opinion regarding any Loan Party’s rights in or title to any of its properties including, without limitation, any of the Collateral;

33.
we express no opinion regarding the characterization of a transaction as one involving the creation of a lien on real property, the characterization of a contract as one in a form sufficient to create a lien or a security interest in real property,

A-5

the creation, perfection, priority or enforcement of a lien on real property or matters involving ownership or title to any real property;

34.
we note that the perfection of any security interest may be terminated as to Collateral otherwise disposed of by any Loan Party if such disposition is authorized in the Loan Documents or otherwise by you;

35.	we express no opinion regarding the enforceability of any pre-default waiver of notification of disposition of Collateral, mandatory disposition of Collateral or redemption rights;

36.
we express no opinion regarding the enforceability of any provisions asserting that Collateral is owned by or is property of a secured party prior to such secured party’s foreclosure of such Collateral in accordance with the applicable Uniform Commercial Code or, in the case of cash Collateral, the application of such cash Collateral in payment of the secured obligations;

37.
we note that our opinions as to the validity, binding effect and enforceability of any Loan Document do not constitute opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest purported to be granted thereunder; opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest are given, if any at all, only in opinion paragraphs 9 and 10; and

38.
as to the (i) shares of stock or other equity interests issued by any issuer thereof  and (ii) assets of any Loan Party, in each case which is organized under the laws of any jurisdiction other than the United States of America or a State thereof, we note that the creation and perfection of security interests therein may require actions in addition to those referenced in opinion paragraphs 9 and 10, and we express no opinion regarding such actions or the effect that the failure to take any such actions may have on the creation and perfection of any security interests therein created and perfected or purported to be created and perfected under any pledge agreement and any applicable Uniform Commercial Code.

6.
Lender’s Regulatory Qualification.  We express no opinion with respect to, and all our opinions are subject to, the effect of the compliance or noncompliance of each of you with any state or federal laws or regulations applicable to you because of your legal or regulatory status or the nature of your business or requiring you to qualify to conduct business in any jurisdiction.

7.
Usury Qualification.  We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York and the Federal laws of the United States, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Loan Documents.

A-6

Schedule B

Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1.
The Loan Documents to which you are a party constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations set forth in Sections 1, 2 and 3 of the preceding Schedule A hereto). The Amendment has become effective.

2.	You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Loan Documents to which you are a party enforceable against you.

3.	You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Loan Documents against the Loan Parties, as applicable.

4.
Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those of or on behalf of a Loan Party) on each such document are genuine.

5.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence among you and the Loan Parties.

6.	The conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability.

7.
You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions effected under the Loan Documents (herein called the “Transactions”).

8.
There are no agreements or understandings among the parties, written or oral (other than the Loan Documents), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement or any of the Other Loan Documents.

9.	The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

10.
For purposes of our opinions in opinion paragraphs 6, 8 and 12, all parties to the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

B-1

11.	All agreements other than the Loan Documents with respect to which we have provided an opinion or advice in our letter or reviewed in connection with our letter would be enforced as written.

12.
For purposes of our opinions in opinion paragraphs 6, 8 and 12, no Loan Party will in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which such Loan Party may be subject.

13.
Each natural person who is executing any Loan Document on behalf of any Loan Party has sufficient legal capacity to enter into such Loan Document and we have no actual knowledge of any such incapacity.

14.
Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete.

15.
No Lender or Agent is subject to Regulation T of the Board of Governors of the Federal Reserve System and no proceeds of the Loans will be used for any purpose which would violate or be inconsistent with terms of the Credit Agreement.

16.
For purposes of our opinions in opinion paragraphs 6, 8 and 12, each Loan Party will in the future obtain all permits and governmental approvals required, and will in the future take all actions required, relevant to the consummations of the Transactions or performance of the Loan Documents.

17.
Any information required to be disclosed to the Loan Parties or their governing bodies in connection with any matter relevant to any legal issue covered by our opinions has been fully and fairly disclosed to such Persons and no such disclosure contains any relevant error or omission.

18.
The transactions contemplated by the Loan Documents are directly or indirectly related to the business interests of each Loan Party thereto and the transactions were fair and reasonable to each such entity at the time each such transaction was authorized by such Loan Party.

19.	Collateral Assumptions. The opinions and advice contained in our letter are subject to the following assumptions:

Each Loan Party which grants or purports to grant any lien or security interest in any property or Collateral (i) has the requisite title and rights to any property involved in the Transactions including without limiting the generality of the foregoing, each item of Collateral existing on the date hereof and (ii) will have the requisite title and rights to each item of Collateral arising after the date hereof.

39.
Value (as defined in Section 1-201(44) of the New York UCC) has been given by you to each Loan Party for the security interests and other rights in and assignments of Collateral described in or contemplated by the Loan Documents.

B-2

40.	The information regarding the secured party listed on each Uniform Commercial Code financing statement is accurate and complete in all respects.

B-3

Schedule C

Excluded Law and Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.
Except with respect to the Investment Company Act of 1940, as amended, to the extent of our opinion in opinion paragraph 11, federal securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

2.	Pension and employee benefit laws and regulations (e.g., ERISA).

3.
Other than to the extent of our opinions in opinion paragraph 10, federal and state laws and regulations concerning filing and notice requirements (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended) other than requirements applicable to charter-related documents such as a certificate of merger.

4.	Federal and state antitrust and unfair competition laws and regulations.

5.	Compliance with fiduciary duty requirements.

6.
The statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing.

7.	Fraudulent transfer and fraudulent conveyance laws.

8.	Federal and state environmental, tax, land use and subdivision, racketeering laws and regulations (e.g., RICO), health and safety (e.g. OSHA) and labor laws and regulations.

9.
Other than to the extent of our opinions in opinion paragraphs 9 and 10, federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations.

10.
Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws.

11.
Other than to the extent of our opinions in opinion paragraph 7 with respect to Regulations U and X of the Federal Reserve Board, other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

C-1

12.
Any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act).

13.	The effect of any law, regulation or order which hereafter is enacted, promulgated or issued.

14.	Except as specifically set forth in opinion paragraph 7, Federal Reserve Board margin regulations.

15.	Title to any property.

16.
The Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together, the “Anti-Terrorism Order”) as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order, the foreign assets control regulations of the United States Treasury Department, and the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by the Borrower including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials.

We have not undertaken any research for purposes of determining whether any Loan Party or any of the Transactions which may occur in connection with the Credit Agreement or any of the Other Loan Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in New York, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

For the avoidance of doubt, we note that our representation of the Loan Parties in regard to energy regulatory matter is limited to United States federal law, and we express no opinion

C-2

herein regarding, and we expressly exclude from the scope hereof, any matter concerning any state law or regulation applicable to any Loan Party (including, without limitation, any other state or local law or regulation related in any manner to public utilities, electric utilities, the generation, sale, purchase, or transmission of energy or similar law or regulation) as a result of the nature of such Loan Party’s business activities or the business in which it is engaged.

C-3

Schedule D

Excluded Provisions

None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Loan Documents:

1.	Indemnification for gross negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.

2.	Provisions mandating contribution towards judgments or settlements among various parties.

3.
Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) statutes of limitations, (iv) rights to notice, (v) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vi) broadly or vaguely stated rights, and (vii) other benefits to the extent they cannot be waived under applicable law.

4.	Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages.

5.	Time-is-of-the-essence clauses.

6.	Provisions which provide a time limitation after which a remedy may not be enforced.

7.	Confession of judgment clauses.

8.
Except with respect to submission to the jurisdiction of the courts of the State of New York to the extent provided for in §5-1402 of the New York General Obligations Law, agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction) and waiver of service of process requirements which would otherwise be applicable.

9.	Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

10.	Provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

11.	Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

12.	Provisions which purport to award attorneys’ fees solely to one party.

D-1

13.	Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

14.	Provisions that provide for the appointment of a receiver.

15.	Provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

16.	Confidentiality agreements.

17.
Provisions in any of the Loan Documents requiring any Loan Party to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Loan Document.

18.	Provisions, if any, which are contrary to the public policy of any jurisdiction.

19.	Arbitration agreements.

20.	Provisions relating to the application of insurance proceeds and condemnation awards.

21.
Provisions of the Loan Documents insofar as they authorize you or your affiliates to set off and apply deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of any Loan Party.

22.	Choice-of-law provisions (other than the selection, under the statutory choice of law rules of New York, of the internal law of the State of New York as the governing law of the Loan Documents).

24.           Provisions that provide for a power of sale.

25.           Provisions that provide for a waiver of a right of reinstatement.

D-2

Schedule of

Delaware Loan Parties

Anacapa Land Company, LLC
20.Antelope Energy Center, LLC
21.Auburndale Peaker Energy Center, LLC
22.Aviation Funding Corp.
23.Baytown Energy Center, LP
24.Baytown Power GP, LLC
25.Baytown Power, LP
26.Bethpage Fuel Management Inc.
27.Blue Heron Energy Center, LLC
28.CalGen Equipment Finance Company, LLC
29.CalGen Equipment Finance Holdings, LLC
30.CalGen Expansion Company, LLC
31.CalGen Finance Corp.
32.CalGen Project Equipment Finance Company One, LLC
33.CalGen Project Equipment Finance Company Three, LLC
34.CalGen Project Equipment Finance Company Two, LLC
35.Calpine Acadia Holdings, LLC
36.Calpine Administrative Services Company, Inc.
37.Calpine Auburndale Holdings, LLC
38.Calpine Baytown Energy Center GP, LLC
39.Calpine Baytown Energy Center LP, LLC
40.Calpine c*Power, Inc.

D-3

41.Calpine CalGen Holdings, Inc.
42.Calpine California Development Company, LLC
43.Calpine California Energy Finance, LLC
44.Calpine California Holdings, Inc.
45.Calpine Calistoga Holdings, LLC
46.Calpine CCFC Holdings, Inc.
47.Calpine Central Texas GP, Inc.
48.Calpine Central, Inc.
49.Calpine Central, L.P.
50.Calpine Central-Texas, Inc.
51.Calpine Channel Energy Center GP, LLC
52.Calpine Channel Energy Center LP, LLC
53.Calpine Clear Lake Energy GP, LLC
54.Calpine Clear Lake Energy, LP
55.Calpine Cogeneration Corporation
56.Calpine Construction Management Company, Inc.
57.Calpine Corporation
58.Calpine Corpus Christi Energy GP, LLC
59.Calpine Corpus Christi Energy, LP
60.Calpine Decatur Pipeline, Inc.
61.Calpine Decatur Pipeline, L.P.
62.Calpine Deer Park, LLC
63.Calpine Dighton, Inc.
64.Calpine East Fuels, Inc.

D-4

65.Calpine Eastern Corporation
66.Calpine Edinburg, Inc.
67.Calpine Energy Management, L.P.
68.Calpine Energy Services Holdings, Inc.
69.Calpine Energy Services, L.P.
70.Calpine Freestone Energy GP, LLC
71.Calpine Freestone Energy, LP
72.Calpine Freestone, LLC
73.Calpine Gas Holdings LLC
74.Calpine Generating Company, LLC
75.Calpine Geysers Company, L.P.
76.Calpine Gilroy 1, Inc.
77.Calpine Gilroy 2, Inc.
78.Calpine Global Services Company, Inc.
79.Calpine Gordonsville GP Holdings, LLC
80.Calpine Gordonsville LP Holdings, LLC
81.Calpine Gordonsville, LLC
82.Calpine Hidalgo Design, L.P.
83.Calpine Hidalgo Holdings, Inc.
84.Calpine Hidalgo Power GP, LLC
85.Calpine Hidalgo Power, LP
86.Calpine Hidalgo, Inc.
87.Calpine Jupiter, LLC
88.Calpine Kennedy Airport, Inc.

D-5

89.Calpine King City, Inc.
90.Calpine King City, LLC
91.Calpine Leasing Inc.
92.Calpine Long Island, Inc.
93.Calpine Lost Pines Operations, Inc.
94.Calpine Magic Valley Pipeline, Inc.
95.Calpine Merchant Services Company, Inc.
96.Calpine MVP, Inc.
97.Calpine NCTP GP, LLC
98.Calpine NCTP, LP
99.Calpine Newark, LLC
100.Calpine Northbrook Holdings Corporation
101.Calpine Northbrook Investors, LLC
102.Calpine Northbrook Project Holdings, LLC
103.Calpine Northbrook Southcoast Investors, LLC
104.Calpine NTC, LP
105.Calpine Oneta Power I, LLC
106.Calpine Oneta Power II LLC
107.Calpine Oneta Power, L.P.
108.Calpine Operating Services Company, Inc.
109.Calpine Operations Management Company, Inc.
110.Calpine Parlin, LLC
111.Calpine Power Management, Inc.
112.Calpine Power Services, Inc.

D-6

113.Calpine PowerAmerica, Inc.
114.Calpine PowerAmerica-CA, LLC
115.Calpine PowerAmerica-CT, LLC
116.Calpine PowerAmerica-MA, LLC
117.Calpine PowerAmerica-ME, LLC
118.Calpine PowerAmerica-NH, LLC
119.Calpine PowerAmerica-NY, LLC
120.Calpine PowerAmerica-OR, LLC
121.Calpine PowerAmerica-PA, LLC
122.Calpine PowerAmerica-RI, LLC
123.Calpine Project Holdings, Inc.
124.Calpine Pryor, Inc.
125.Calpine Rumford I, Inc.
126.Calpine Rumford, Inc.
127.Calpine Russell City, LLC
128.Calpine Schuylkill, Inc.
129.Calpine Sonoran Pipeline LLC
130.Calpine TCCL Holdings, Inc.
131.Calpine Texas Pipeline GP, Inc.
132.Calpine Texas Pipeline LP, Inc.
133.Calpine Texas Pipeline, L.P.
134.Calpine Tiverton I, Inc.
135.Calpine Tiverton, Inc.
136.Calpine University Power, Inc.

D-7

137.Carville Energy LLC
138.CCFC Development Company, LLC
139.CCFC Equipment Finance Company, LLC
140.CCFC Project Equipment Finance Company One, LLC
141.CES GP, LLC
142.CES Marketing IX, LLC
143.CES Marketing V, L.P.
144.CES Marketing X, LLC
145.CGC Dighton, LLC
146.Channel Energy Center, LP
147.Channel Power GP, LLC
148.Channel Power, LP
149.Columbia Energy LLC
150.Corpus Christi Cogeneration LP
151.CPN 3rd Turbine, Inc.
152.CPN Acadia, Inc.
153.CPN Cascade, Inc.
154.CPN Clear Lake, Inc.
155.CPN Decatur Pipeline, Inc.
156.CPN East Fuels, LLC
157.CPN Energy Services GP, Inc.
158.CPN Energy Services LP, Inc.
159.CPN Freestone, LLC
160.CPN Funding, Inc.

D-8

161.CPN Morris, Inc.
162.CPN Oxford, Inc.
163.CPN Pipeline Company
164.CPN Pleasant Hill Operating, LLC
165.CPN Pleasant Hill, LLC
166.CPN Pryor Funding Corporation
167.CPN Telephone Flat, Inc.
168.Decatur Energy Center, LLC
169.Delta Energy Center, LLC
170.East Altamont Energy Center, LLC
171.Fontana Energy Center, LLC
172.GEC Bethpage Inc.
173.Geysers Power Company II, LLC
174.Geysers Power Company, LLC
175.Geysers Power I Company
176.Hillabee Energy Center, LLC
177.Idlewild Fuel Management Corp.
178.JMC Bethpage, Inc.
179.Lone Oak Energy Center, LLC
180.Los Esteros Critical Energy Facility, LLC
181.Los Medanos Energy Center LLC
182.Magic Valley Gas Pipeline GP, LLC
183.Magic Valley Gas Pipeline, LP
184.Magic Valley Pipeline, L.P.

D-9

185.MEP Pleasant Hill, LLC
186.Moapa Energy Center, LLC
187.Mobile Energy LLC
188.Morgan Energy Center, LLC
189.NewSouth Energy, LLC
190.NRG Parlin Inc.
191.NTC Five, Inc.
192.NTC GP, LLC
193.Nueces Bay Energy LLC
194.Pastoria Energy Center, LLC
195.Pastoria Energy Facility, L.L.C.
196.Pine Bluff Energy, LLC
197.San Joaquin Valley Energy Center, LLC
198.Santa Rosa Energy Center, LLC
199.Skipanon Natural Gas, LLC
200.Stony Brook Cogeneration, Inc.
201.Stony Brook Fuel Management Corp.
202.Texas Cogeneration Company
203.Texas Cogeneration Five, Inc.
204.Texas Cogeneration One Company
205.Thomassen Turbine Systems America, Inc.
206.Wawayanda Energy Center, LLC
207.Westbrook, L.L.C.
208.Whatcom Cogeneration Partners, L.P.

D-10

209.Zion Energy LLC

D-11

Schedule of
Other Loan Parties

Anderson Springs Energy Company
210.Androscoggin Energy, Inc.
211.Bellingham Cogen, Inc.
212.Calpine Fuels Corporation
213.Calpine Hidalgo Energy Center, L.P.
214.Calpine Kennedy Operators, Inc.
215.Calpine KIA, Inc.
216.Calpine Northbrook Corporation of Maine, Inc.
217.Calpine Power Company
218.Calpine Power Equipment LP
219.Calpine Power Management, LP
220.Calpine Power, Inc.
221.Calpine PowerAmerica, LP
222.Calpine Producer Services, L.P.
223.Calpine Stony Brook Operators, Inc.
224.Calpine Stony Brook, Inc.
225.Calpine Sumas, Inc.
226.Calpine Vapor, Inc.
227.Clear Lake Cogeneration Limited Partnership
228.Dighton Power Associates Limited Partnership
229.Fond du Lac Energy Center, LLC
230.Freestone Power Generation, LP

231.Geothermal Energy Partners, LTD.
232.Modoc Power, Inc.
233.Northwest Cogeneration, Inc.
234.RockGen Energy LLC
235.Rumford Power Associates Limited Partnership
236.Silverado Geothermal Resources, Inc.
237.Sutter Dryers, Inc.
238.Texas City Cogeneration, L.P.
239.Thermal Power Company
240.Tiverton Power Associates Limited Partnership

Schedule of
Other Loan Documents

New York Loan Documents

Guarantee and Collateral Agreement dated as of January 31, 2008, entered into by the Borrower and certain of its Subsidiaries in favor of Goldman Sachs Credit Partners L.P., as Collateral Agent

Collateral Agency and Intercreditor Agreement

Grant of Security Interest in U.S. Trademarks dated as of January 31, 2008, entered into by the Borrower in favor of Goldman Sachs Credit Partners L.P., as Collateral Agent

The First Amendment to the Revolving Credit, Term Loan and Guarantee Agreement, dated as of January 30, 2008, by and among the Borrower, certain of its subsidiaries, General Electric Capital Corporation, as Sub-Agent for the Revolving Credit Lenders thereunder, Credit Suisse, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A. as co-documentation agents and as co-syndication agents, Credit Suisse as the Administrative Agent and as the Collateral Agent thereunder and each of the Lenders party thereto (the “Amendment”)

Schedule of
Specified Agreements

1.	Bridge Loan Agreement dated as of January 31, 2008, entered into by the Borrower and certain of its Subsidiaries in favor of Goldman Sachs Credit Partners L.P., as Collateral Agent.

Schedule of Pledged Notes

None.

Schedule of Pledged Stock

Grantor:	Issuer	Type of Interest	Number of Shares or Units Held	Percentage Owned of Issued & Outstanding Interests/ Percentage Pledged	Certificate Number(s) [Article 8 Y/N]
Anderson Springs Energy Company	Thermal Power Company	Common Stock	4,787,586	100% / 100%	6
Calpine Administrative Services Company, Inc.	Calpine c*Power, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Calistoga Holdings, LLC	Silverado Geothermal Resources, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Central, Inc.	Calpine Central Texas GP, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Central, Inc.	Calpine Hidalgo Holdings, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Central, Inc.	Calpine Lost Pines Operations, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Central, Inc.	Calpine TCCL Holdings, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Cogeneration Corporation	Calpine Philadelphia, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Cogeneration Corporation	Calpine Pryor, Inc.	Common Stock	100	100% / 100%	3
Calpine Cogeneration Corporation	Calpine Schuylkill, Inc.	Common Stock	100	50% / 50%	3
Calpine Cogeneration Corporation	CPN Funding, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Cogeneration Corporation	Philadelphia Biogas Supply, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Corporation	Androscoggin Energy, Inc.	Common Stock	1,000	100% / 100%7	58
Calpine Corporation	Calpine Administrative Services Company, Inc.	Common Stock	1,000	100% / 100%9	210

7Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

8Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

9Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

10Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

Grantor:	Issuer	Type of Interest	Number of Shares or Units Held	Percentage Owned of Issued & Outstanding Interests/ Percentage Pledged	Certificate Number(s) [Article 8 Y/N]
Calpine Corporation	Calpine Energy Services Holdings, Inc.	Common Stock	100	100% / 100%11	212
Calpine Corporation	Calpine Fuels Corporation	Common Stock	1,000	100% / 100%13	114
Calpine Corporation	Calpine Greenleaf Holdings, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Corporation	Calpine International Holdings, Inc.	Common Stock	1,000	100% / 100%15	216
Calpine Corporation	Calpine Monterey Cogeneration, Inc.	Common Stock	1,000	100% / 100%17	N/A18
Calpine Corporation	Calpine Northbrook Corporation of Maine, Inc.	Common Stock	1,000	100% / 100%19	120
Calpine Corporation	Calpine Operations Management Company, Inc.	Common Stock	1,000	100% / 100%2122	223
Calpine Corporation	Calpine Power Company	Common Stock	1,000	100%/100%24	125

11Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

12Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

13Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

14Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

15Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

16Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

17Subject to prior pledge to State Street Bank and Trust Company of California, N.A. under the Stock Pledge Agreement, dated June 22, 1995.

18Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

19Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

20Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

21Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

22Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

23Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

Grantor:	Issuer	Type of Interest	Number of Shares or Units Held	Percentage Owned of Issued & Outstanding Interests/ Percentage Pledged	Certificate Number(s) [Article 8 Y/N]
Calpine Eastern Corporation	Aviation Funding Corp.	Common Stock	42	100% / 100%	3
Calpine Eastern Corporation	Bethpage Fuel Management Inc.	Common Stock	10	100% / 100%	2
Calpine Eastern Corporation	Calpine Power, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Eastern Corporation	CPN 3rd Turbine, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Eastern Corporation	CPN Bethpage 3rd Turbine, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Eastern Corporation	GEC Bethpage Inc.	Common Stock	100	100% / 100%	1
Calpine Eastern Corporation	Idlewild Fuel Management Corp.	Common Stock	100	100% / 100%	2
Calpine Eastern Corporation	JMC Bethpage, Inc.	Common Stock	10	100% / 100%	2
Calpine Eastern Corporation	Stony Brook Cogeneration, Inc.	Common Stock	100	100% / 100%	1
Calpine Eastern Corporation	Stony Brook Fuel Management Corp.	Common Stock	100	100% / 100%	1
Calpine Energy Services Holdings, Inc.	Calpine Power Management, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Energy Services Holdings, Inc.	Calpine PowerAmerica, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Energy Services Holdings, Inc.	CPN Energy Services GP, Inc.	Common Stock	1,000	100% / 100%	4
Calpine Energy Services Holdings, Inc.	CPN Energy Services LP, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Fuels Corporation	Calpine Decatur Pipeline, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Fuels Corporation	Calpine Magic Valley Pipeline, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Fuels Corporation	Calpine MVP, Inc.	Common Stock	1,000	100% / 100%	4
Calpine Fuels Corporation	Calpine Texas Pipeline GP, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Fuels Corporation	Calpine Texas Pipeline LP, Inc.	Common Stock	1,000	100% / 100%	1

24Subject to prior pledge to The Bank of New York, as Collateral Trustee, under the Second Amendment Pledge Agreement, dated July 16, 2003, including all attachments and amendments thereto.

25Physical certificates will not be delivered on the Closing Date as these are have been previously pledged.

Grantor:	Issuer	Type of Interest	Number of Shares or Units Held	Percentage Owned of Issued & Outstanding Interests/ Percentage Pledged	Certificate Number(s) [Article 8 Y/N]
Calpine Fuels Corporation	CPN Decatur Pipeline, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Fuels Corporation	CPN Pipeline Company	Common Stock	1,000	100% / 100%	2
Calpine Generating Company	CalGen Finance Corp.	Common Stock	1,000	100% / 100%	2
Calpine Hidalgo Holdings, Inc.	Calpine Edinburg, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Hidalgo Holdings, Inc.	Calpine Hidalgo, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Kennedy Airport, Inc.	Calpine Kennedy Operators, Inc.	Common Stock	10	100% / 100%	3
Calpine Long Island, Inc.	Calpine Kennedy Airport, Inc.	Common Stock	10	100% / 100%	2
Calpine Long Island, Inc.	Calpine University Power, Inc.	Common Stock	10	100% / 100%	2
Calpine Operations Management Company, Inc.	Calpine Construction Management Company, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Operations Management Company, Inc.	Calpine Global Services Company, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Operations Management Company, Inc.	Calpine Operating Services Company, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Operations Management Company, Inc.	Calpine Power Services, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Operations Management Company, Inc.	Thomassen Turbine Systems America, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Anderson Springs Energy Company	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Bellingham Cogen, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Power Company	Calpine Agnews, Inc.	Common Stock	3,000	100% / 100%	8
Calpine Power Company	Calpine CalGen Holdings, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Power Company	Calpine CCFC Holdings, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Central, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Calpine Cogeneration Corporation	Common Stock	5,000	100% / 100%	4

Grantor:	Issuer	Type of Interest	Number of Shares or Units Held	Percentage Owned of Issued & Outstanding Interests/ Percentage Pledged	Certificate Number(s) [Article 8 Y/N]
Calpine Power Company	Calpine Development Holdings, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Dighton, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Calpine East Fuels, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Eastern Corporation	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Calpine King City, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Leasing Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Northbrook Holdings Corporation	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Project Holdings, Inc.	Common Stock	1,000	100% / 100%	1
Calpine Power Company	Calpine Rumford I, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Calpine Rumford, Inc.	Common Stock	200	100% / 100%	3 (100 shares) 4 (100 shares)
Calpine Power Company	Calpine Sumas, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Calpine Tiverton I, Inc.	Common Stock	100	100% / 100%	2
Calpine Power Company	Calpine Tiverton, Inc.	Common Stock	100	100% / 100%	2
Calpine Power Company	Calpine Vapor, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power Company	CPN Cascade, Inc.	Common Stock	1,000	100% / 100%	4
Calpine Power Company	CPN Telephone Flat, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Power Company	Modoc Power, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power Company	Northwest Cogeneration, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Power Company	Sutter Dryers, Inc.	Common Stock	1,000	100% / 100%	2
Calpine Power, Inc.	Calpine KIA, Inc.	Common Stock	1,000	100% / 100%	6
Calpine Power, Inc.	Calpine Long Island, Inc.	Common Stock	1,000	100% / 100%	3
Calpine Pryor, Inc.	CPN Pryor Funding Corporation	Common Stock	1,000	100% / 100%	4
Calpine TCCL Holdings, Inc.	Texas Cogeneration Company	Common Stock	1,000	100% / 100%	1
Calpine University Power, Inc.	Calpine Stony Brook Operators, Inc.	Common Stock	10	100% / 100%	3
Calpine University Power, Inc.	Calpine Stony Brook, Inc.	Common Stock	10	100% / 100%	3
CPN Funding, Inc	CPN Morris, Inc.	Common Stock	1,000	100% / 100%	2

Grantor:	Issuer	Type of Interest	Number of Shares or Units Held	Percentage Owned of Issued & Outstanding Interests/ Percentage Pledged	Certificate Number(s) [Article 8 Y/N]
Texas Cogeneration Company	CPN Clear Lake, Inc.	Common Stock	1,000	100% / 100%	1
Texas Cogeneration Company	NTC Five, Inc.	Common Stock	1,000	100% / 100%	1
Texas Cogeneration Company	Texas Cogeneration Five, Inc.	Common Stock	1,000	100% / 100%	1
Texas Cogeneration Company	Texas Cogeneration One Company	Common Stock	1,000	100% / 100%	1
Thermal Power Company	Geysers Power I Company	Common Stock	100	100% / 100%	2

Schedule of Jurisdictions of Organization

Loan Party	Jurisdiction of Organization
Anacapa Land Company, LLC	Delaware
Anderson Springs Energy Company	California
Androscoggin Energy, Inc.	Illinois
Antelope Energy Center, LLC	Delaware
Auburndale Peaker Energy Center, LLC	Delaware
Aviation Funding Corp.	Delaware
Baytown Energy Center, LP	Delaware
Baytown Power GP, LLC	Delaware
Baytown Power, LP	Delaware
Bellingham Cogen, Inc.	California
Bethpage Fuel Management Inc.	Delaware
Blue Heron Energy Center, LLC	Delaware
CalGen Equipment Finance Company, LLC	Delaware
CalGen Equipment Finance Holdings, LLC	Delaware
CalGen Expansion Company, LLC	Delaware
CalGen Finance Corp.	Delaware
CalGen Project Equipment Finance Company One, LLC	Delaware
CalGen Project Equipment Finance Company Three, LLC	Delaware
CalGen Project Equipment Finance Company Two, LLC	Delaware
Calpine Acadia Holdings, LLC	Delaware
Calpine Administrative Services Company, Inc.	Delaware
Calpine Auburndale Holdings, LLC	Delaware
Calpine Baytown Energy Center GP, LLC	Delaware
Calpine Baytown Energy Center LP, LLC	Delaware
Calpine c*Power, Inc.	Delaware
Calpine CalGen Holdings, Inc.	Delaware
Calpine California Development Company, LLC	Delaware
Calpine California Energy Finance, LLC	Delaware
Calpine California Holdings, Inc.	Delaware
Calpine Calistoga Holdings, LLC	Delaware
Calpine CCFC Holdings, Inc.	Delaware
Calpine Central Texas GP, Inc.	Delaware
Calpine Central, Inc.	Delaware
Calpine Central, L.P.	Delaware
Calpine Central-Texas, Inc.	Delaware

Loan Party	Jurisdiction of Organization
Calpine Channel Energy Center GP, LLC	Delaware
Calpine Channel Energy Center LP, LLC	Delaware
Calpine Clear Lake Energy GP, LLC	Delaware
Calpine Clear Lake Energy, LP	Delaware
Calpine Cogeneration Corporation	Delaware
Calpine Construction Management Company, Inc.	Delaware
Calpine Corporation	Delaware
Calpine Corpus Christi Energy GP, LLC	Delaware
Calpine Corpus Christi Energy, LP	Delaware
Calpine Decatur Pipeline, Inc.	Delaware
Calpine Decatur Pipeline, L.P.	Delaware
Calpine Deer Park, LLC	Delaware
Calpine Dighton, Inc.	Delaware
Calpine East Fuels, Inc.	Delaware
Calpine Eastern Corporation	Delaware
Calpine Edinburg, Inc.	Delaware
Calpine Energy Management, L.P.	Delaware
Calpine Energy Services Holdings, Inc.	Delaware
Calpine Energy Services, L.P.	Delaware
Calpine Freestone Energy GP, LLC	Delaware
Calpine Freestone Energy, LP	Delaware
Calpine Freestone, LLC	Delaware
Calpine Fuels Corporation	California
Calpine Gas Holdings LLC	Delaware
Calpine Generating Company, LLC	Delaware
Calpine Geysers Company, L.P.	Delaware
Calpine Gilroy 1, Inc.	Delaware
Calpine Gilroy 2, Inc.	Delaware
Calpine Global Services Company, Inc.	Delaware
Calpine Gordonsville GP Holdings, LLC	Delaware
Calpine Gordonsville LP Holdings, LLC	Delaware
Calpine Gordonsville, LLC	Delaware
Calpine Hidalgo Design, L.P.	Delaware
Calpine Hidalgo Energy Center, L.P.	Texas
Calpine Hidalgo Holdings, Inc.	Delaware
Calpine Hidalgo Power GP, LLC	Delaware
Calpine Hidalgo Power, LP	Delaware

Loan Party	Jurisdiction of Organization
Calpine Hidalgo, Inc.	Delaware
Calpine Jupiter, LLC	Delaware
Calpine Kennedy Airport, Inc.	Delaware
Calpine Kennedy Operators, Inc.	New York
Calpine KIA, Inc.	New York
Calpine King City Inc.	Delaware
Calpine King City, LLC	Delaware
Calpine Leasing Inc.	Delaware
Calpine Long Island, Inc.	Delaware
Calpine Lost Pines Operations, Inc.	Delaware
Calpine Magic Valley Pipeline, Inc.	Delaware
Calpine Merchant Services Company, Inc.	Delaware
Calpine MVP, Inc.	Delaware
Calpine NCTP GP, LLC	Delaware
Calpine NCTP, LP	Delaware
Calpine Newark, LLC	Delaware
Calpine Northbrook Corporation of Maine, Inc.	Illinois
Calpine Northbrook Holdings Corporation	Delaware
Calpine Northbrook Investors, LLC	Delaware
Calpine Northbrook Project Holdings, LLC	Delaware
Calpine Northbrook Southcoast Investors, LLC	Delaware
Calpine NTC, LP	Delaware
Calpine Oneta Power I, LLC	Delaware
Calpine Oneta Power II LLC	Delaware
Calpine Oneta Power, L.P.	Delaware
Calpine Operating Services Company, Inc.	Delaware
Calpine Operations Management Company, Inc.	Delaware
Calpine Parlin, LLC	Delaware
Calpine Power Company	California
Calpine Power Equipment LP	Texas
Calpine Power Management, Inc.	Delaware
Calpine Power Management, LP	Texas
Calpine Power Services, Inc.	Delaware
Calpine Power, Inc.	Virginia
Calpine PowerAmerica, Inc.	Delaware
Calpine PowerAmerica, LP	Texas
Calpine PowerAmerica-CA, LLC	Delaware

Loan Party	Jurisdiction of Organization
Calpine PowerAmerica-CT, LLC	Delaware
Calpine PowerAmerica-MA, LLC	Delaware
Calpine PowerAmerica-ME, LLC	Delaware
Calpine PowerAmerica-NH, LLC	Delaware
Calpine PowerAmerica-NY, LLC	Delaware
Calpine PowerAmerica-OR, LLC	Delaware
Calpine PowerAmerica-PA, LLC	Delaware
Calpine PowerAmerica-RI, LLC	Delaware
Calpine Producer Services, L.P.	Texas
Calpine Project Holdings, Inc.	Delaware
Calpine Pryor, Inc.	Delaware
Calpine Rumford I, Inc.	Delaware
Calpine Rumford, Inc.	Delaware
Calpine Russell City, LLC	Delaware
Calpine Schuylkill, Inc.	Delaware
Calpine Sonoran Pipeline LLC	Delaware
Calpine Stony Brook Operators, Inc.	New York
Calpine Stony Brook, Inc.	New York
Calpine Sumas, Inc.	California
Calpine TCCL Holdings, Inc.	Delaware
Calpine Texas Pipeline GP, Inc.	Delaware
Calpine Texas Pipeline LP, Inc.	Delaware
Calpine Texas Pipeline, L.P.	Delaware
Calpine Tiverton I, Inc.	Delaware
Calpine Tiverton, Inc.	Delaware
Calpine University Power, Inc.	Delaware
Calpine Vapor, Inc.	California
Carville Energy LLC	Delaware
CCFC Development Company, LLC	Delaware
CCFC Equipment Finance Company, LLC	Delaware
CCFC Project Equipment Finance Company One, LLC	Delaware
CES GP, LLC	Delaware
CES Marketing IX, LLC	Delaware
CES Marketing V, L.P.	Delaware
CES Marketing X, LLC	Delaware
CGC Dighton, LLC	Delaware
Channel Energy Center, LP	Delaware

Loan Party	Jurisdiction of Organization
Channel Power GP, LLC	Delaware
Channel Power, LP	Delaware
Clear Lake Cogeneration Limited Partnership	Texas
Columbia Energy LLC	Delaware
Corpus Christi Cogeneration LP	Delaware
CPN 3rd Turbine, Inc.	Delaware
CPN Acadia, Inc	Delaware
CPN Cascade, Inc.	Delaware
CPN Clear Lake, Inc.	Delaware
CPN Decatur Pipeline, Inc.	Delaware
CPN East Fuels, LLC	Delaware
CPN Energy Services GP, Inc.	Delaware
CPN Energy Services LP, Inc.	Delaware
CPN Freestone, LLC	Delaware
CPN Funding, Inc.	Delaware
CPN Morris, Inc.	Delaware
CPN Oxford, Inc.	Delaware
CPN Pipeline Company	Delaware
CPN Pleasant Hill Operating, LLC	Delaware
CPN Pleasant Hill, LLC	Delaware
CPN Pryor Funding Corporation	Delaware
CPN Telephone Flat, Inc.	Delaware
Decatur Energy Center, LLC	Delaware
Delta Energy Center, LLC	Delaware
Dighton Power Associates Limited Partnership	Massachusetts
East Altamont Energy Center, LLC	Delaware
Fond du Lac Energy Center, LLC	Wisconsin
Fontana Energy Center, LLC	Delaware
Freestone Power Generation, LP	Texas
GEC Bethpage Inc.	Delaware
Geothermal Energy Partners, LTD.	California
Geysers Power Company II, LLC	Delaware
Geysers Power Company, LLC	Delaware
Geysers Power I Company	Delaware
Hillabee Energy Center, LLC	Delaware
Idlewild Fuel Management Corp.	Delaware
JMC Bethpage, Inc.	Delaware
Lone Oak Energy Center, LLC	Delaware

Loan Party	Jurisdiction of Organization
Los Esteros Critical Energy Facility, LLC	Delaware
Los Medanos Energy Center LLC	Delaware
Magic Valley Gas Pipeline GP, LLC	Delaware
Magic Valley Gas Pipeline, LP	Delaware
Magic Valley Pipeline, L.P.	Delaware
MEP Pleasant Hill, LLC	Delaware
Moapa Energy Center, LLC	Delaware
Mobile Energy LLC	Delaware
Modoc Power, Inc.	California
Morgan Energy Center, LLC	Delaware
NewSouth Energy, LLC	Delaware
Northwest Cogeneration, Inc.	California
NRG Parlin Inc.	Delaware
NTC Five, Inc.	Delaware
NTC GP, LLC	Delaware
Nueces Bay Energy LLC	Delaware
Pastoria Energy Center, LLC	Delaware
Pastoria Energy Facility, L.L.C.	Delaware
Pine Bluff Energy, LLC	Delaware
RockGen Energy LLC	Wisconsin
Rumford Power Associates Limited Partnership	Maine
San Joaquin Valley Energy Center, LLC	Delaware
Santa Rosa Energy Center, LLC	Delaware
Silverado Geothermal Resources, Inc.	California
Skipanon Natural Gas, LLC	Delaware
Stony Brook Cogeneration, Inc.	Delaware
Stony Brook Fuel Management Corp.	Delaware
Sutter Dryers, Inc.	California
Texas City Cogeneration, L.P.	Texas
Texas Cogeneration Company	Delaware
Texas Cogeneration Five, Inc.	Delaware
Texas Cogeneration One Company	Delaware
Thermal Power Company	California
Thomassen Turbine Systems America, Inc.	Delaware
Wawayanda Energy Center, LLC	Delaware
Westbrook, L.L.C.	Delaware
Whatcom Cogeneration Partners, L.P.	Delaware

Loan Party	Jurisdiction of Organization
Zion Energy LLC	Delaware

Schedule of UCC Filing Offices

Loan Party	UCC Filing Offices
Anacapa Land Company, LLC	Secretary of State of Delaware
Anderson Springs Energy Company	Secretary of State of California
Androscoggin Energy, Inc.	Secretary of State of Illinois
Antelope Energy Center, LLC	Secretary of State of Delaware
Auburndale Peaker Energy Center, LLC	Secretary of State of Delaware
Aviation Funding Corp.	Secretary of State of Delaware
Baytown Energy Center, LP	Secretary of State of Delaware
Baytown Power GP, LLC	Secretary of State of Delaware
Baytown Power, LP	Secretary of State of Delaware
Bellingham Cogen, Inc.	Secretary of State of California
Bethpage Fuel Management Inc.	Secretary of State of Delaware
Blue Heron Energy Center, LLC	Secretary of State of Delaware
CalGen Equipment Finance Company, LLC	Secretary of State of Delaware
CalGen Equipment Finance Holdings, LLC	Secretary of State of Delaware
CalGen Expansion Company, LLC	Secretary of State of Delaware
CalGen Finance Corp.	Secretary of State of Delaware
CalGen Project Equipment Finance Company One, LLC	Secretary of State of Delaware
CalGen Project Equipment Finance Company Three, LLC	Secretary of State of Delaware
CalGen Project Equipment Finance Company Two, LLC	Secretary of State of Delaware
Calpine Acadia Holdings, LLC	Secretary of State of Delaware
Calpine Administrative Services Company, Inc.	Secretary of State of Delaware
Calpine Auburndale Holdings, LLC	Secretary of State of Delaware
Calpine Baytown Energy Center GP, LLC	Secretary of State of Delaware
Calpine Baytown Energy Center LP, LLC	Secretary of State of Delaware
Calpine c*Power, Inc.	Secretary of State of Delaware
Calpine CalGen Holdings, Inc.	Secretary of State of Delaware
Calpine California Development Company, LLC	Secretary of State of Delaware
Calpine California Energy Finance, LLC	Secretary of State of Delaware
Calpine California Holdings, Inc.	Secretary of State of Delaware
Calpine Calistoga Holdings, LLC	Secretary of State of Delaware
Calpine CCFC Holdings, Inc.	Secretary of State of Delaware
Calpine Central Texas GP, Inc.	Secretary of State of Delaware
Calpine Central, Inc.	Secretary of State of Delaware
Calpine Central, L.P.	Secretary of State of Delaware
Calpine Central-Texas, Inc.	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Calpine Channel Energy Center GP, LLC	Secretary of State of Delaware
Calpine Channel Energy Center LP, LLC	Secretary of State of Delaware
Calpine Clear Lake Energy GP, LLC	Secretary of State of Delaware
Calpine Clear Lake Energy, LP	Secretary of State of Delaware
Calpine Cogeneration Corporation	Secretary of State of Delaware
Calpine Construction Management Company, Inc.	Secretary of State of Delaware
Calpine Corporation	Secretary of State of Delaware
Calpine Corpus Christi Energy GP, LLC	Secretary of State of Delaware
Calpine Corpus Christi Energy, LP	Secretary of State of Delaware
Calpine Decatur Pipeline, Inc.	Secretary of State of Delaware
Calpine Decatur Pipeline, L.P.	Secretary of State of Delaware
Calpine Deer Park, LLC	Secretary of State of Delaware
Calpine Dighton, Inc.	Secretary of State of Delaware
Calpine East Fuels, Inc.	Secretary of State of Delaware
Calpine Eastern Corporation	Secretary of State of Delaware
Calpine Edinburg, Inc.	Secretary of State of Delaware
Calpine Energy Management, L.P.	Secretary of State of Delaware
Calpine Energy Services Holdings, Inc.	Secretary of State of Delaware
Calpine Energy Services, L.P.	Secretary of State of Delaware
Calpine Freestone Energy GP, LLC	Secretary of State of Delaware
Calpine Freestone Energy, LP	Secretary of State of Delaware
Calpine Freestone, LLC	Secretary of State of Delaware
Calpine Fuels Corporation	Secretary of State of California
Calpine Gas Holdings LLC	Secretary of State of Delaware
Calpine Generating Company, LLC	Secretary of State of Delaware
Calpine Geysers Company, L.P.	Secretary of State of Delaware
Calpine Gilroy 1, Inc.	Secretary of State of Delaware
Calpine Gilroy 2, Inc.	Secretary of State of Delaware
Calpine Global Services Company, Inc.	Secretary of State of Delaware
Calpine Gordonsville GP Holdings, LLC	Secretary of State of Delaware
Calpine Gordonsville LP Holdings, LLC	Secretary of State of Delaware
Calpine Gordonsville, LLC	Secretary of State of Delaware
Calpine Hidalgo Design, L.P.	Secretary of State of Delaware
Calpine Hidalgo Energy Center, L.P.	Secretary of State of Texas
Calpine Hidalgo Holdings, Inc.	Secretary of State of Delaware
Calpine Hidalgo Power GP, LLC	Secretary of State of Delaware
Calpine Hidalgo Power, LP	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Calpine Hidalgo, Inc.	Secretary of State of Delaware
Calpine Jupiter, LLC	Secretary of State of Delaware
Calpine Kennedy Airport, Inc.	Secretary of State of Delaware
Calpine Kennedy Operators, Inc.	Secretary of State of New York
Calpine KIA, Inc.	Secretary of State of New York
Calpine King City Inc.	Secretary of State of Delaware
Calpine King City, LLC	Secretary of State of Delaware
Calpine Leasing Inc.	Secretary of State of Delaware
Calpine Long Island, Inc.	Secretary of State of Delaware
Calpine Lost Pines Operations, Inc.	Secretary of State of Delaware
Calpine Magic Valley Pipeline, Inc.	Secretary of State of Delaware
Calpine Merchant Services Company, Inc.	Secretary of State of Delaware
Calpine MVP, Inc.	Secretary of State of Delaware
Calpine NCTP GP, LLC	Secretary of State of Delaware
Calpine NCTP, LP	Secretary of State of Delaware
Calpine Newark, LLC	Secretary of State of Delaware
Calpine Northbrook Corporation of Maine, Inc.	Secretary of State of Illinois
Calpine Northbrook Holdings Corporation	Secretary of State of Delaware
Calpine Northbrook Investors, LLC	Secretary of State of Delaware
Calpine Northbrook Project Holdings, LLC	Secretary of State of Delaware
Calpine Northbrook Southcoast Investors, LLC	Secretary of State of Delaware
Calpine NTC, LP	Secretary of State of Delaware
Calpine Oneta Power I, LLC	Secretary of State of Delaware
Calpine Oneta Power II LLC	Secretary of State of Delaware
Calpine Oneta Power, L.P.	Secretary of State of Delaware
Calpine Operating Services Company, Inc.	Secretary of State of Delaware
Calpine Operations Management Company, Inc.	Secretary of State of Delaware
Calpine Parlin, LLC	Secretary of State of Delaware
Calpine Power Company	Secretary of State of California
Calpine Power Equipment LP	Secretary of State of Texas
Calpine Power Management, Inc.	Secretary of State of Delaware
Calpine Power Management, LP	Secretary of State of Texas
Calpine Power Services, Inc.	Secretary of State of Delaware
Calpine Power, Inc.	Secretary of Commonwealth of Virginia
Calpine PowerAmerica, Inc.	Secretary of State of Delaware
Calpine PowerAmerica, LP	Secretary of State of Texas
Calpine PowerAmerica-CA, LLC	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Calpine PowerAmerica-CT, LLC	Secretary of State of Delaware
Calpine PowerAmerica-MA, LLC	Secretary of State of Delaware
Calpine PowerAmerica-ME, LLC	Secretary of State of Delaware
Calpine PowerAmerica-NH, LLC	Secretary of State of Delaware
Calpine PowerAmerica-NY, LLC	Secretary of State of Delaware
Calpine PowerAmerica-OR, LLC	Secretary of State of Delaware
Calpine PowerAmerica-PA, LLC	Secretary of State of Delaware
Calpine PowerAmerica-RI, LLC	Secretary of State of Delaware
Calpine Producer Services, L.P.	Secretary of State of Texas
Calpine Project Holdings, Inc.	Secretary of State of Delaware
Calpine Pryor, Inc.	Secretary of State of Delaware
Calpine Rumford I, Inc.	Secretary of State of Delaware
Calpine Rumford, Inc.	Secretary of State of Delaware
Calpine Russell City, LLC	Secretary of State of Delaware
Calpine Schuylkill, Inc.	Secretary of State of Delaware
Calpine Sonoran Pipeline LLC	Secretary of State of Delaware
Calpine Stony Brook Operators, Inc.	Secretary of State of New York
Calpine Stony Brook, Inc.	Secretary of State of New York
Calpine Sumas, Inc.	Secretary of State of California
Calpine TCCL Holdings, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline GP, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline LP, Inc.	Secretary of State of Delaware
Calpine Texas Pipeline, L.P.	Secretary of State of Delaware
Calpine Tiverton I, Inc.	Secretary of State of Delaware
Calpine Tiverton, Inc.	Secretary of State of Delaware
Calpine University Power, Inc.	Secretary of State of Delaware
Calpine Vapor, Inc.	Secretary of State of California
Carville Energy LLC	Secretary of State of Delaware
CCFC Development Company, LLC	Secretary of State of Delaware
CCFC Equipment Finance Company, LLC	Secretary of State of Delaware
CCFC Project Equipment Finance Company One, LLC	Secretary of State of Delaware
CES GP, LLC	Secretary of State of Delaware
CES Marketing IX, LLC	Secretary of State of Delaware
CES Marketing V, L.P.	Secretary of State of Delaware
CES Marketing X, LLC	Secretary of State of Delaware
CGC Dighton, LLC	Secretary of State of Delaware
Channel Energy Center, LP	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Channel Power GP, LLC	Secretary of State of Delaware
Channel Power, LP	Secretary of State of Delaware
Clear Lake Cogeneration Limited Partnership	Secretary of State of Texas
Columbia Energy LLC	Secretary of State of Delaware
Corpus Christi Cogeneration L.P.	Secretary of State of Delaware
CPN 3rd Turbine, Inc.	Secretary of State of Delaware
CPN Acadia, Inc	Secretary of State of Delaware
CPN Cascade, Inc.	Secretary of State of Delaware
CPN Clear Lake, Inc.	Secretary of State of Delaware
CPN Decatur Pipeline, Inc.	Secretary of State of Delaware
CPN East Fuels, LLC	Secretary of State of Delaware
CPN Energy Services GP, Inc.	Secretary of State of Delaware
CPN Energy Services LP, Inc.	Secretary of State of Delaware
CPN Freestone, LLC	Secretary of State of Delaware
CPN Funding, Inc.	Secretary of State of Delaware
CPN Morris, Inc.	Secretary of State of Delaware
CPN Oxford, Inc.	Secretary of State of Delaware
CPN Pipeline Company	Secretary of State of Delaware
CPN Pleasant Hill Operating, LLC	Secretary of State of Delaware
CPN Pleasant Hill, LLC	Secretary of State of Delaware
CPN Pryor Funding Corporation	Secretary of State of Delaware
CPN Telephone Flat, Inc.	Secretary of State of Delaware
Decatur Energy Center, LLC	Secretary of State of Delaware
Delta Energy Center, LLC	Secretary of State of Delaware
Dighton Power Associates Limited Partnership	Secretary of Commonwealth of Massachusetts
East Altamont Energy Center, LLC	Secretary of State of Delaware
Fond du Lac Energy Center, LLC	Secretary of State of Wisconsin
Fontana Energy Center, LLC	Secretary of State of Delaware
Freestone Power Generation, LP	Secretary of State of Texas
GEC Bethpage Inc.	Secretary of State of Delaware
Geothermal Energy Partners, LTD.	Secretary of State of California
Geysers Power Company II, LLC	Secretary of State of Delaware
Geysers Power Company, LLC	Secretary of State of Delaware
Geysers Power I Company	Secretary of State of Delaware
Hillabee Energy Center, LLC	Secretary of State of Delaware
Idlewild Fuel Management Corp.	Secretary of State of Delaware
JMC Bethpage, Inc.	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Lone Oak Energy Center, LLC	Secretary of State of Delaware
Los Esteros Critical Energy Facility, LLC	Secretary of State of Delaware
Los Medanos Energy Center LLC	Secretary of State of Delaware
Magic Valley Gas Pipeline GP, LLC	Secretary of State of Delaware
Magic Valley Gas Pipeline, LP	Secretary of State of Delaware
Magic Valley Pipeline, L.P.	Secretary of State of Delaware
MEP Pleasant Hill, LLC	Secretary of State of Delaware
Moapa Energy Center, LLC	Secretary of State of Delaware
Mobile Energy LLC	Secretary of State of Delaware
Modoc Power, Inc.	Secretary of State of California
Morgan Energy Center, LLC	Secretary of State of Delaware
NewSouth Energy, LLC	Secretary of State of Delaware
Northwest Cogeneration, Inc.	Secretary of State of California
NRG Parlin Inc.	Secretary of State of Delaware
NTC Five, Inc.	Secretary of State of Delaware
NTC GP, LLC	Secretary of State of Delaware
Nueces Bay Energy LLC	Secretary of State of Delaware
Pastoria Energy Center, LLC	Secretary of State of Delaware
Pastoria Energy Facility, L.L.C.	Secretary of State of Delaware
Pine Bluff Energy, LLC	Secretary of State of Delaware
RockGen Energy LLC	Secretary of State of Wisconsin
Rumford Power Associates Limited Partnership	Secretary of State of Maine
San Joaquin Valley Energy Center, LLC	Secretary of State of Delaware
Santa Rosa Energy Center, LLC	Secretary of State of Delaware
Silverado Geothermal Resources, Inc.	Secretary of State of California
Skipanon Natural Gas, LLC	Secretary of State of Delaware
Stony Brook Cogeneration, Inc.	Secretary of State of Delaware
Stony Brook Fuel Management Corp.	Secretary of State of Delaware
Sutter Dryers, Inc.	Secretary of State of California
Texas City Cogeneration, L.P.	Secretary of State of Texas
Texas Cogeneration Company	Secretary of State of Delaware
Texas Cogeneration Five, Inc.	Secretary of State of Delaware
Texas Cogeneration One Company	Secretary of State of Delaware
Thermal Power Company	Secretary of State of California
Thomassen Turbine Systems America, Inc.	Secretary of State of Delaware
Tiverton Power Associates Limited Partnership	Secretary of State of Rhode Island
Wawayanda Energy Center, LLC	Secretary of State of Delaware

Loan Party	UCC Filing Offices
Westbrook, L.L.C.	Secretary of State of Delaware
Whatcom Cogeneration Partners, L.P.	Secretary of State of Delaware
Zion Energy LLC	Secretary of State of Delaware

Schedule A

On December 28, 2007, Elias A. Felluss filed a motion to reconsider the Confirmation Order.

 On December 31, 2007, Compania Internacional Financiera, S.A., Coudree Global Equities Fund, Standard Bank of London, and Leonardo Capital Fund SPC (collectively, the “Objecting Shareholders”) filed a motion to reconsider the Confirmation Order.  On January 15, 2008, the Bankruptcy Court entered an order denying both of the motions to reconsider (“Reconsideration Order”).

On January 18, 2008, the Objecting Shareholders filed a notice of appeal (the “Objecting Shareholders’ Appeal”) of, among other things, the Confirmation Order and the Reconsideration Order to the United States District Court for the Southern District of New York (the “District Court”) and moved for a stay of the Confirmation Order pending appeal (the “Bankruptcy Court Stay Motion”).  On January 24, 2008, Lex Lyle Nakashima filed a joinder to the Bankruptcy Court Stay Motion.  Various other parties served, but did not file, joinders to the Bankruptcy Court Stay Motion, including: Avram Ninyo, John Clements, Harold G. Strickland, David Perkins, and David Flair.  On January 24, 2008, the Bankruptcy Court entered an order denying the Bankruptcy Court Stay Motion.

Subsequent to the Bankruptcy Court’s denial of the Bankruptcy Court Stay Motion, the following parties filed joinders to the Bankruptcy Court Stay Motion: Curtis W. Seale on January 25, 2008; Robert P. Fox on January 28, 2008; Frank P. Rose on January 28, 2008; and Mark Tumblin on January 29, 2008.

On January 25, 2008, the Objecting Shareholders filed an emergency motion with the District Court to expedite the Objecting Shareholders’ Appeal and a stay of the Confirmation Order pending appeal (the “District Court Stay Motion”).

On January 28, 2008, David Flair, Avram Ninyo, and Merle Root filed a notice of appeal of, among other things, the Confirmation Order and the Reconsideration Order to the District Court.

On January 28, 2008, Elias A. Felluss filed a notice of appeal of, among other things, the Confirmation Order and the Reconsideration Order to the District Court.

On January 30, 2008, the Objecting Shareholders’ Appeal was assigned to District Court Judge Swain.  The District Court has scheduled a conference for February 1, 2008 at 2:30 p.m. EST on the Objecting Shareholders’ Appeal.

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

Dated: ________________, 200__26

Goldman Sachs Credit Partners L.P., as

Administrative Agent

1 New York Plaza

New York, New York  10004

Attention: Rob Schatzman                                           Fax No: 212-902-3000

[General Electric Capital Corporation

100 California Street, 10th Floor

San Francisco, CA 94111

Attention:  Ali Mirza                                           Fax No: 513-794-8596

Attention:  Angelica Lagrosa                                                      Fax No: 312 463-3843]

[Wachovia Bank, National Association]

[Address]

[Address]

Attention: [______] Fax No: [__________]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of January 31, 2008 (the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among Calpine Corporation (the “Borrower”), the Lenders parties thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).

Pursuant to Section 2.8 of the Credit Agreement, the Borrower hereby requests that the Fronting Bank, in its individual capacity, issue a standby Letter of Credit for the account of the undersigned on ____________27, which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of ____________.28

26	Insert date of Letter of Credit Request. Must be on or after the initial Borrowing Date and no later than five (5) Business Days prior to the Stated Maturity.

27	Insert proposed date of issuance, which shall be at least two (2) Business Days from the date hereof (r such shorter period as is reasonably acceptable to the Fronting Bank).

28	Insert aggregate initial amount of the Letter of Credit.

NEWYORK 6434915 v8 (2K)	E-1

The beneficiary of the requested Letter of Credit will be ___________________,29 and such Letter of Credit will be in support of ________________________30and will have a stated termination date of ____________.31

The undersigned certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of issuance:

1.                 All of the representations and warranties contained in or pursuant to the Credit Agreement and the other Loan Documents, or otherwise made in writing in connection therewith, are true and correct in all material respects on and as of the date of this Letter of Credit Request with the same effect as if made on and as of the date of this Letter of Credit Request (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

2.                 No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Extension of Credit made on the date hereof.

The Borrower agrees that, if prior to the date of issuance any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent and the Fronting Bank thereof in writing (any such notice, a “Non-Compliance Notice”).  Except to the extent, if any, that prior to the date of issuance the Borrower shall deliver a Non-Compliance Notice to the Administrative Agent and Fronting Bank, each of the foregoing certifications shall be deemed to be made additionally on the date of issuance as if made on such date.

Copies of all required documentation with respect to the supported transaction are attached hereto.

[remainder of page intentionally left blank]

29	Insert name and address of beneficiary.

30	Insert description of supported obligations, name of agreement and/or commercial transaction to which this Letter of Credit Request relates.

31	Insert the last date upon which drafts may be presented (which may not be later than the dates referred to in Section 2.7 of the Credit Agreement).

NEWYORK 6434915 v8 (2K)	E-2

CALPINE CORPORATION

By:
Name:
Title:

EXHIBIT F

GUARANTEE AND COLLATERAL AGREEMENT

made by

CALPINE CORPORATION

and certain of its Subsidiaries

in favor of

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Collateral Agent

Dated as of January 31, 2008

Page

SECTION 1. Defined Terms	4
1.1 Definitions	4
1.2 Other Definitional Provisions	8
SECTION 2. Guarantee	8
2.1 Guarantee	8
2.2 Right of Contribution	9
2.3 No Subrogation	10
2.4 Amendments, etc. with respect to the Guaranteed Obligations	10
2.5 Guarantee Absolute and Unconditional	10
2.6 Reinstatement	11
2.7 Payments	11
SECTION 3. Grant of Security Interest	12
SECTION 4. Representations and Warranties	13
4.1 Title; No Other Liens	13
4.2 Perfected First Priority Liens	13
4.3 Jurisdiction of Organization; Chief Executive Office	14
4.4 Farm Products	14
4.5 Investment Property	14
4.6 Receivables	14
4.7 Intellectual Property	15
4.8 Commercial Tort Claims	15
SECTION 5. Covenants	15
5.1 Delivery of Instruments, Certificated Securities and Chattel Paper	16
5.2 Maintenance of Insurance	16
5.3 Maintenance of Perfected Security Interest; Further Documentation	16
5.4 Changes in Name, etc	16
5.5 Notices	17
5.6 Investment Property	17
5.7 Intellectual Property	18
5.8 Commercial Tort Claims	19
SECTION 6. Remedial Provisions	19
6.1 Certain Matters Relating to Receivables	19
6.2 Communications with Obligors; Grantors Remain Liable	20
6.3 Pledged Stock	21
6.4 Proceeds to be Turned Over To Collateral Agent	22
6.5 Application of Proceeds	22
6.6 Code and Other Remedies	22
6.7 Registration Rights	23

(i)

(continued)
Page

6.8 Subordination	24
6.9 Deficiency	24
6.10 Intercreditor Agreement	24
SECTION 7. The Collateral Agent	24
7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc	24
7.2 Duty of Collateral Agent	26
7.3 Execution of Financing Statements	26
7.4 Authority of Collateral Agent	26
7.5 Intercreditor Agreement	27
SECTION 8. Miscellaneous	27
8.1 Amendments in Writing	27
8.2 Notices	27
8.3 No Waiver by Course of Conduct; Cumulative Remedies	27
8.4 Enforcement Expenses; Indemnification	27
8.5 Successors and Assigns	28
8.6 Set-Off	28
8.7 Counterparts	29
8.8 Severability	29
8.9 Section Headings	29
8.10 Integration	29
8.11 GOVERNING LAW	30
8.12 Submission To Jurisdiction; Waivers	30
8.13 Acknowledgements	31
8.14 Additional Grantors; Release of Guarantors; Releases of Collateral;	31
8.15 WAIVER OF JURY TRIAL	32

SCHEDULES

Schedule 1                        --            Notice Address
Schedule 2                        --            Investment Property
Schedule 3                        --            Perfection Matters
Schedule 4                        --            Jurisdictions of Organizational and Chief Executive Offices
Schedule 5                        --            Intellectual Property

(ii)

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of January 31, 2008, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Collateral Agent (in such capacity, the “Collateral Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time party to the Credit Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CALPINE CORPORATION, (the “Borrower”), the Lenders, General Electric Capital Corporation (including its successors, “GE Capital”), as Sub-Agent for the Revolving Lenders thereunder (in such capacity and including any successors, the “Sub-Agent”), Credit Suisse, GSCP, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents (collectively, the “Documentation Agents”) and as co-syndication agents (collectively, the “Syndication Agents”), and GSCP, as the administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent, (ii) the banks and other financial institutions or entities (the “Bridge Loan Lenders”) from time to time party to the Bridge Loan Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Bridge Loan Agreement”), among the Borrower, the Bridge Loan Lenders and GSCP, as administrative agent (in such capacity, the “Bridge Loan Agent”) and Collateral Agent, and (iii) each other holder from time to time of First Lien Obligations other than those described in preceding clauses (i) and (ii) above.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Bridge Loan Agreement, the Bridge Loan Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement and the Bridge Loan Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and the Bridge Loan Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, and to the obligation of the Bridge Loan Lenders to make their respective extensions of credit to the

Borrower under the Bridge Loan Agreement, that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the Grantors would also like to induce other creditors to make available from time to time First Lien Debt (other than as described above) subject to the terms of the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, to induce the Collateral Agent and the Bridge Loan Lenders to enter into the Bridge Loan Agreement, to induce the Bridge Loan Lenders to make their respective extensions of credit to the Borrower under the Bridge Loan Agreement, and to induce other First Lien Secured Parties to extend additional First Lien Debt to the various Grantors, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.  Defined Terms

 1.1  Definitions

.  i)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC:  Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Contract, Documents, Equipment, Farm Products, Fixture, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b)           The following terms shall have the following meanings:

“Agreement”:  this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”:  the collective reference to (i) the unpaid principal of and interest on the Loans and Letter of Credit Outstandings and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Letter of Credit Outstandings and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, the Sub-Agent, the Collateral Agent or any Lender (or, in the case of any Specified Swap Agreement and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, premiums (if any), reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements), (ii) the unpaid principal of and interest on the Bridge Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable interest rate provided in the Bridge Loan Agreement after the maturity of the Bridge Loans and interest accruing at the then applicable rate provided in the Bridge Loan Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Bridge Loan Agent, the Collateral Agent or any Bridge Loan Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Bridge Loan Agreement, this Agreement, the other Bridge Loan Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, premiums (if any),  interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Bridge Loan Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and (iii) all other First Lien Obligations of the Borrower at any time incurred or outstanding.

“Bridge Loan Document”:  all “Loan Documents” under, and as defined in the Bridge Loan Agreement.

“Collateral”:  as defined in Section 3.

“Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 6.1 or Section 6.4.

“Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”:  any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Default”:  any “Default” under, and as defined in, any then effective First Lien Document.

“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Event of Default”:  any “Event of Default” (i) under, and as defined in, the Credit Agreement (or under any other “Credit Agreement” under, and as defined in, the Intercreditor Agreement) and/or the Bridge Loan Agreement (or under any other “Bridge Loan Agreement” under, and as defined in, the Intercreditor Agreement), as applicable or (ii) at such time as the Credit Agreement and the Bridge Loan Agreement are no longer effective, under, and as defined in, any then effective First Lien Document.

“First Lien Debt”: as defined in the Intercreditor Agreement.

“First Lien Documents”:  as defined in the Intercreditor Agreement.

“First Lien Obligations”:  as defined in the Intercreditor Agreement.

“First Lien Secured Party”:  as defined in the Intercreditor Agreement.

“Foreign Subsidiary”:  any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”:  the voting Capital Stock of any Foreign Subsidiary.

“Guaranteed Obligations”:  in (A) the case of the Borrower, all Other Loan Party Obligations of each Non-Borrower Guarantor and (B) the case of any Non-Borrower Guarantor, all Borrower Obligations and all Other Loan Party Obligations of each other Guarantor.

“Guarantors”:  as defined in the preamble hereto.

“Grantors”:  the collective reference to each Guarantor identified as a Grantor on Annex I to the signature page hereto, together with any other entity that may become a party hereto (and is identified as a Grantor) as provided herein.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and any transferable rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”:  any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Intercreditor Agreement”:  the Collateral Agency and Intercreditor Agreement, dated as of January 31, 2008, as same may be amended, supplemented or otherwise modified from time to time.

“Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”:  the collective reference to each issuer of any Investment Property.

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Borrower Guarantor”: each Guarantor other than the Borrower.

“Obligations”:  (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Non-Borrower Guarantor, its Other Loan Party Obligations.

“Officer’s Certificate”: a certificate of a Responsible Officer of the Borrower.

“Other Loan Party Obligations”:  with respect to any Non-Borrower Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, pursuant to Section 2 hereof) or the Credit Agreement, any other Loan Document, the Bridge Loan Agreement or any other Bridge Loan Document, or any other First Lien Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Bridge Loan Agent, the Collateral Agent or other relevant First Lien Secured Party, or to the Lenders, the Bridge Loan Lenders or other First Lien Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement, the Credit Agreement, any other Loan Document, any Bridge Loan Document or any other First Lien Documents) and all other First Lien Obligations of such Guarantor.

“Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”:  all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Pledged Notes”:  all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes in principal amounts in excess of $500,000 issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”:  the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”:  any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Responsible Officer”:  the chief executive officer, president, any executive vice president or financial officer of the Borrower.

“Secured Debt Termination Date”:  as defined in the Intercreditor Agreement.

“Secured Parties”:  the collective reference to the Collateral Agent, and all other First Lien Secured Parties.

“Securities Act”:  the Securities Act of 1933, as amended.

“Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith (other than “intent to use” applications), whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.

“Trademark License”:  any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.

 1.2  Other Definitional Provisions.  (a)  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.  Guarantee

 2.1  Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, as a primary obligor and not merely as surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Guaranteed Obligations.

(b)           Without limiting the generality of paragraph 95 of the Confirmation Order, anything herein, or in any other First Lien Document to the contrary notwithstanding, the maximum liability of each Non-Borrower Guarantor hereunder shall be limited to such amount as will, after giving effect to such maximum liability and all other liabilities (contingent or otherwise) of such Guarantor that are relevant under applicable Federal or state bankruptcy or insolvency laws, fraudulent conveyance or transfer laws, or similar such laws, result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer or conveyance under applicable Federal or state laws (after giving effect to all rights of subrogation, contribution or reimbursement, subject to Sections 2.3 and 8.12(i)).

(c)           Each Non-Borrower Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.

(d)           The guarantee contained in this Section 2 shall remain in full force and effect until the Secured Debt Termination Date with respect to the First Lien Debt shall have occurred, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e)           No payment made by the Borrower, any of the Non-Borrower Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Non-Borrower Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Guaranteed Obligations or any payment received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Secured Debt Termination Date with respect to the First Lien Debt shall have occurred.

 2.2  Right of Contribution.  Each Non-Borrower Guarantor hereby agrees that to the extent that a Non-Borrower Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Non-Borrower Guarantor shall be entitled to seek and receive contribution from and against any other Non-Borrower Guarantor hereunder which has not paid its proportionate share of such payment.  Each Non-Borrower Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

 2.3  No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any Secured Party, no Guarantor shall be entitled to seek or enforce its right to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the Secured Parties by the Borrower on account of the Borrower Obligations are paid in full and the Secured Debt Termination Date with respect to the First Lien Debt shall have occurred.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full or such payment is otherwise prohibited pursuant to the immediately preceding sentence, such amount shall be held by such Guarantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

 2.4  Amendments, etc. with respect to the Guaranteed Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any other Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Guaranteed Obligations may be continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the First Lien Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the relevant Secured Parties, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Collateral Agent nor any Lender nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

 2.5  Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Non-Borrower Guarantors with respect to the Guaranteed Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of any First Lien Documents, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower,  such Guarantor or any other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other obligor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

 2.6  Reinstatement.  Without limiting the generality of paragraph 95 of the Confirmation Order, the guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Non-Borrower Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Non-Borrower Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

 2.7  Payments.  Each Guarantor hereby jointly and severally guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 3.  Grant of Security Interest

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)           all Accounts;

(b)           all Chattel Paper;

(c)           all Contracts;

(d)           all Deposit Accounts and cash;

(e)           all Documents;

(f)           all Equipment;

(g)           all Fixtures;

(h)           all General Intangibles;

(i)           all Instruments;

(j)           all Intellectual Property;

(k)           all Inventory;

(l)           all Goods;

(m)           all Investment Property;

(n)           all Letter-of-Credit Rights;

(o)           all Commercial Tort Claims described in Section 5.8 hereof;

(p)           all books and records pertaining to the Collateral; and

(q)           to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a

Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; or (ii) any voting Capital Stock of any Foreign Subsidiary (or Domestic Subsidiary of the type described in clause (d) of the definition of Excluded Subsidiary) constituting more than 65% of the outstanding voting Capital Stock thereof; or (iii) any Capital Stock of any Project Subsidiary whose Capital Stock is pledged to secure Limited Recourse Debt so long as such Limited Recourse Debt remains outstanding, in each case so long as the respective Lien and Indebtedness described in this clause (iii) is permitted pursuant to the Credit Agreement and the Bridge Loan Agreement, and does not violate the provisions of any other First Lien Document.

SECTION 4.  Representations and Warranties

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, to induce the Collateral Agent and the Bridge Loan Lenders to enter into the Bridge Loan Agreement, to induce the Bridge Loan Lenders to make their respective extensions of credit to the Borrower under the Bridge Loan Agreement, and to induce other Secured Parties to extend First Lien Obligations, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

 4.1  Title; No Other Liens.  Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral under each then outstanding First Lien Document (including the Liens granted to secure any Junior Lien Indebtedness), such Grantor owns, or has rights in, each item of the Collateral free and clear of any and all Liens or claims of others.  No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.  For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor.  For purposes of this Agreement and the other First Lien Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.  Each of the Collateral Agent and each Secured Party understand that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

 4.2  Perfected First Priority Liens.  The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral for which such filings and actions are effective to perfect such security interests in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, except such Persons who are good faith purchasers to the extent set forth in the New York UCC and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for unrecorded Liens permitted by the Credit Agreement and the Bridge Loan Agreement which have priority over the Liens on the Collateral by operation of law or as otherwise permitted to have priority over the Liens on the Collateral under Section 6.2 of the Credit Agreement and Section 6.2 of the Bridge Loan Agreement.

 4.3  Jurisdiction of Organization; Chief Executive Office.  On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4.  Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

 4.4  Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

 4.5  Investment Property.  (a)  The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b)           All the shares of the Pledged Stock issued by an Issuer which is a Subsidiary of such Grantor have been duly and validly issued and are, if such shares are shares of stock in a domestic corporation, fully paid and nonassessable.

(c)           Each of the Pledged Notes issued by an Issuer which is a Subsidiary of such Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)           Such Grantor is the owner of, and has good title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or as otherwise permitted under Section 6.2 of the Credit Agreement and Section 6.2 of the Bridge Loan Agreement.

 4.6  Receivables.  i)  No amount in excess of $500,000 payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

(b)           The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

 4.7  Intellectual Property.  (a)  Schedule 5 lists all Intellectual Property owned by such Grantor in its own name on the date hereof and which is registered with the United States Copyright Office or the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

(b)           On the date hereof, all material scheduled Intellectual Property owned, used or held by such Grantor is valid, subsisting, unexpired and in full force and effect, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c)           No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property owned, used or held by such Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

(d)           No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property owned, used or held by such Grantor or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would could reasonably be expected to have a Material Adverse Effect.

 4.8  Commercial Tort Claims.  (a)  On the date hereof, except to the extent listed in Section 3.1 above, no Grantor has rights in any Commercial Tort Claim with a reasonably expected value in excess of $1,000,000.

(b)           Upon the filing of a financing statement specifically describing any Commercial Tort Claim referred to in Section 5.8 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor except such Persons who are good faith purchasers to the extent set forth in the New York UCC, which security interest shall be prior to all other Liens on such Collateral except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law or as otherwise permitted to have priority over the Liens on the Collateral under the relevant provisions of the then effective First Lien Documents.

SECTION 5.  Covenants

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement and until the Secured Debt Termination Date with respect to the First Lien Debt:

 5.1  Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount in excess of $500,000 payable to a Grantor under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

 5.2  Maintenance of Insurance.  (a)  Such Grantor will maintain, with financially sound and reputable companies, insurance policies insuring such Grantor and the Collateral Agent against liability for personal injury and property damage relating to Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent.

(b)           All such insurance shall (i) name the Collateral Agent as an additional insured party or loss payee and (ii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)           The Borrower shall deliver to the Collateral Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower’s audited annual financial statements and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.

 5.3  Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the First Lien Documents to dispose of the Collateral.

(b)           Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c)           At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

 5.4  Changes in Name, etc.  Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other executed documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.3 or (ii) change its name.

 5.5  Notices.  Such Grantor will advise the Collateral Agent, the Lenders and the Bridge Loan Lenders promptly, in reasonable detail, of:

(a)           any Lien (other than security interests created hereby or Liens permitted under the First Lien Documents) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b)           of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

 5.6  Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock (constituting Collateral hereunder) of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Secured Parties, hold the same in trust for the Collateral Agent and the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations.  Any sums paid upon or in respect of the Investment Property constituting Collateral hereunder upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of such Investment Property or any property shall be distributed upon or with respect to such Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)           Without the prior written consent of the Collateral Agent or except as permitted under the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, unless all such Capital Stock is pledged by such Grantor to the Collateral Agent, for the ratable benefit of the Secured Parties, to the extent such pledge is required under this Agreement or any other First Lien Document, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof constituting Collateral hereunder (except pursuant to a transaction that is permitted by the then effective First Lien Documents), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof constituting Collateral hereunder, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c)           In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

 5.7  Intellectual Property.  (a)  Except in such Grantor’s reasonable business judgment, each Grantor will not knowingly do any act or knowingly omit to do any act whereby any material Trademark constituting Collateral hereunder may become invalidated or impaired in any way.

(b)           Except in such Grantor’s reasonable business judgment, each Grantor will not knowingly do any act, or knowingly omit to do any act, that could reasonably be expected cause any material Patent owned, used or held by such Grantor to become forfeited, abandoned or dedicated to the public.

(c)           Except in such Grantor’s reasonable business judgment, each Grantor will not knowingly do any act or knowingly omit to do any act whereby any material portion of the Copyrights owned, used or held by such Grantor may become invalidated or otherwise impaired nor knowingly do any act whereby any material portion of the Copyrights owned, used or held by such Grantor may fall into the public domain.

(d)           Such Grantor will not do any act that knowingly uses any material Intellectual Property owned by such Grantor to infringe the intellectual property rights of any other Person.

(e)           Such Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor has become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property constituting Collateral hereunder or such Grantor’s right to register the same or to own and maintain the same.
(f)           Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)           Except in such Grantor’s reasonable business judgment, each Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property constituting Collateral hereunder, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)           In the event that any material Intellectual Property constituting Collateral hereunder is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property including, without limitation, in such Grantor’s reasonable business judgment, suing for infringement, misappropriation or dilution, to seek injunctive relief and seeking to recover any and all damages for such infringement, misappropriation or dilution.

 5.8  Commercial Tort Claims.  If such Grantor shall obtain an interest in any Commercial Tort Claim with a reasonably expected value in excess of $1,000,000, such Grantor shall within (45) days of obtaining such interest advise the Collateral Agent thereof and, if requested by the Collateral Agent in writing, within 30 days after such request sign and deliver documentation acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

SECTION 6.  Remedial Provisions

 6.1  Certain Matters Relating to Receivables.  (a)  The Collateral Agent shall have the right at reasonable times and with reasonable notice to make test verifications of the Receivables constituting Collateral hereunder in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications.  At any time (but no more frequently than once per fiscal year (unless an Event of Default shall have occurred and be continuing, in which case there shall be no limits), upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables constituting Collateral hereunder.

(b)           The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s direction and control, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)           At the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables constituting Collateral hereunder, including, without limitation, all original orders, invoices and shipping receipts.

 6.2  Communications with Obligors; Grantors Remain Liable.  (a)  The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables constituting Collateral hereunder and parties to the Contracts constituting Collateral hereunder to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any such Receivables or Contracts.

(b)           Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables constituting Collateral hereunder and parties to the Contracts constituting Collateral hereunder that such Receivables and the Contracts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

 6.3  Pledged Stock.  (a)  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, the Bridge Loan Agreement, this Agreement or any other First Lien Document.

(b)           If an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property constituting Collateral hereunder and make application thereof to the Obligations in such order as the Collateral Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property constituting Collateral hereunder upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)           Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

 6.4  Proceeds to be Turned Over To Collateral Agent.  In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).  All Proceeds constituting Collateral hereunder received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds constituting Collateral hereunder while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

 6.5  Application of Proceeds.  At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Collateral Agent under the First Lien Documents;

Second, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Collateral Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Secured Debt Termination Date with respect to the First Lien Debt shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same;

provided that in the event of any inconsistency between the terms of the Intercreditor Agreement and this Section 6.5, the term of the Intercreditor Agreement shall govern.

 6.6  Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law.  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may, subject to the requirements of applicable law, in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

 6.7  Registration Rights.  (a)  Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b)           Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

 6.8  Subordination.  Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Collateral Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

 6.9  Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

 6.10  Intercreditor Agreement.  Notwithstanding anything to the contrary in this Section 6 or Section 7.1, the Intercreditor Agreement shall govern the exercise of rights and the enforcement of remedies hereunder by the Collateral Agent and the Secured Parties.  In the event of any conflict between the terms of this Section 6 and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

SECTION 7.  The Collateral Agent

 7.1  Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.  At any time when an Event of Default has occurred and is continuing and without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)           in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)           pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)           execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Notwithstanding anything to the contrary in this Section 7.1(a), the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)           The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

 7.2  Duty of Collateral Agent.  To the full extent permitted by applicable law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof, except as provided herein.  The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.  The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

 7.3  Execution of Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

 7.4  Authority of Collateral Agent.  Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Intercreditor Agreement and/or relevant First Lien Documents, and by such other agreements with respect thereto as may exist from time to time among any of them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

 7.5  Intercreditor Agreement.  Each party hereto (and each Secured Party) acknowledges and agrees that the Collateral Agent may act in accordance with, and shall be required to take certain actions as required by, the terms of the Intercreditor Agreement.  Each of the parties hereto (and each Secured Party) acknowledges and agrees that any such actions shall be permitted, and further agrees that in the event of a conflict between the provisions of this Agreement and the Intercreditor Agreement, the relevant provisions of the Intercreditor Agreement shall control.  The parties hereto (and each Secured Party) also acknowledge and agree that the Collateral Agent shall have the benefit of the provisions contained in the Intercreditor Agreement (including Article V thereof).

SECTION 8.  Miscellaneous

 8.1  Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement and Section 8.1 of the Intercreditor Agreement.

 8.2  Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 8.6 of the Intercreditor Agreement.

 8.3  No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent, any Lender or any Bridge Loan Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

 8.4  Enforcement Expenses; Indemnification.  i)  Each Guarantor agrees to pay or reimburse each Secured Party and the Collateral Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other First Lien Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.

(b)           Each Guarantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           Each Guarantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.5 of the Credit Agreement, Section 9.5 of the Bridge Loan Agreement or the relevant provisions of any other First Lien Document.

(d)           The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the First Lien Documents.

 8.5  Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

 8.6  Set-Off; Limitation on Individual Actions.  (a) In addition to any rights and remedies of the Secured Parties provided by law, each Secured Party shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor.  Each Secured Party agrees promptly to notify in writing the relevant Grantor and the Collateral Agent after any such application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such application.

(b)           NOTWITHSTANDING THE FOREGOING SUBSECTION (a) OR ANY CONTRARY PROVISION CONTAINED IN ANY FIRST LIEN DOCUMENT, AT ANY TIME THAT ANY OBLIGATION SHALL BE SECURED BY ANY INTEREST IN ANY REAL PROPERTY LOCATED IN CALIFORNIA, NO SECURED PARTY (OTHER THAN THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT OR THE BRIDGE LOAN AGENT) SHALL EXERCISE ANY REMEDIES AGAINST ANY LOAN PARTY OR ANY PROPERTY THEREOF,  INCLUDING WITHOUT LIMITATION, A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY  SECURITY

DOCUMENT OR ANY FIRST LIEN DOCUMENT (ALTHOUGH A SECURED PARTY CAN ACCELERATE THE MATURITY OF ANY FIRST LIEN DEBT IN ACCORDANCE WITH THE TERMS OF THE RESPECTIVE FIRST LIEN DOCUMENT) UNLESS IT IS TAKEN PURSUANT TO AN “ACT OF REQUIRED DEBT HOLDERS” (AS DEFINED IN THE INTERCREDITOR AGREEMENT) OR APPROVED IN WRITING BY THE COLLATERAL AGENT; PROVIDED THAT IF REPUTABLE OUTSIDE CALIFORNIA COUNSEL TO SUCH SECURED PARTY PROVIDES ITS WRITTEN LEGAL OPINION (WITHOUT ANY MATERIAL QUALIFICATION OR EXCEPTION) TO THE EFFECT THAT SUCH SETOFF OR ACTION OR PROCEEDING WOULD NOT (PURSUANT TO APPLICABLE CALIFORNIA STATE LAW, INCLUDING, WITHOUT LIMITATION, SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE) ADVERSELY AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS UNDER THE OTHER FIRST LIEN DOCUMENTS, THEN SUCH ACTION MAY BE TAKEN OR COMMENCED SO LONG AS THE RESPECTIVE SECURED PARTY PROVIDES AT LEAST FIVE BUSINESS DAYS’ ADVANCE WRITTEN NOTICE THEREOF TO THE COLLATERAL AGENT (TOGETHER WITH A COPY OF THE RESPECTIVE OPINION OF CALIFORNIA COUNSEL).  ANY ATTEMPTED EXERCISE BY ANY SECURED PARTY OF ANY SUCH RIGHT IN CONTRAVENTION OF THE FOREGOING PROVISIONS SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE SECURED PARTIES AND THE COLLATERAL AGENT, AND MAY BE AMENDED BY AN “ACT OF REQUIRED DEBT HOLDERS”.

 8.7  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by electronic transmission or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

 8.8  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

 8.9  Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

 8.10  Integration.  This Agreement, the Intercreditor Agreement and the other First Lien Documents represent the entire agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured

Party relative to subject matter hereof and thereof not expressly set forth or referred to herein, in the Intercreditor Agreement or in the other First Lien Documents.

 8.11  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

 8.12  Submission To Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement, the Intercreditor Agreement and the other First Lien Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages;

(f)           acknowledges and affirms that it understands that to the extent the Obligations are secured by real property located in the State of California, such Grantor shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such Grantor’s or any Secured Parties’ right to proceed against the Borrower or any other Grantor;

(g)           waives (to the fullest extent permitted by applicable law) all rights and defenses under Section 580a, 580b, 580d and 726 of the California Code of Civil Procedure;

(h)           waives (to the fullest extent permitted by applicable law), without limiting the generality of the foregoing or any other provision hereof, all rights and defenses which might otherwise be available to such Grantor under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code; and

(i)           waives, until the Obligations have been paid in full in cash, its rights of subrogation and reimbursement and any other rights and defenses, in each case available to such Grantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code because the Obligations are secured by real property, including, without limitation, (1) any defenses such Grantor may have to the guarantee provided under this Agreement by reason of an election of remedies by the Secured Parties and (2) any rights or defenses such Grantor may have by reason of protection afforded to the Borrower or any other Grantor pursuant to the antideficiency or other laws of California limiting or discharging the Borrower’s or such Grantor’s indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.  In furtherance of such provisions, each Grantor hereby waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure, destroys such Grantor’s rights of subrogation and reimbursement against the Borrower or any other Grantor by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

 8.13  Acknowledgements.  Each Grantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Intercreditor Agreement and the other First Lien Documents to which it is a party;

(b)           neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, the Intercreditor Agreement or any other First Lien Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby, by the Intercreditor Agreement or the other First Lien Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

 8.14  Additional Grantors; Release of Guarantors; Releases of Collateral;.  (a) Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to the relevant provision of any First Lien Documents shall become a Grantor (and a Guarantor) for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

(b)           Non-Borrower Guarantors shall be released from this Agreement to the extent provided below, in each case at the request and expense of the Borrower:

(i)           A Non-Borrower Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Non-Borrower Guarantor shall be sold, transferred or otherwise disposed of (in each case to a Person other than the Borrower or a Subsidiary) in a transaction permitted by all then effective First Lien Documents; provided that the Borrower shall have delivered to the Collateral Agent, at least three Business Days prior to the date of the proposed release, a written request for release identifying the relevant Non-Borrower Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with all then effective First Lien Documents.

(ii)           A Non-Borrower Guarantor shall be released from its obligations hereunder in the event that (1) same is subsequently designated as a “Designated Project Subsidiary” under, and as defined in, the Existing Credit Agreement as originally in effect (including the related relevant provisions), as such provisions may be amended, modified, replaced or supplemented from time to time, but in the case of any amendment, modification, replacement or supplement to the terms originally applicable in the Existing Credit Agreement, the respective designation and release of the respective Non-Borrower Subsidiary as a Guarantor hereunder shall not violate the terms of any other First Lien Documents then in effect and (2) the Borrower has delivered an Officer’s Certificate to the Collateral Agent stating that the release is permitted pursuant to this clause (ii) and providing in reasonable detail the supporting calculations in determining that the respective Non-Borrower Guarantor may be designated as a Designated Project Subsidiary.

(iii)           One or more Non-Borrower Guarantors may be released from their obligations hereunder at any time if (1) consent to release of such Non-Borrower Guarantors has been given by the requisite percentage or number of holders of each Series of First Lien Debt (used hereinafter as defined in the Intercreditor Agreement) at the time outstanding as provided for in the applicable First Lien Documents, (2) each First Lien Representative (as defined in the Intercreditor Agreement) for each Series of First Lien Debt (which shall be identified in the Officer’s Certificate described in clause (3)) shall have notified the Collateral Agent that the consent for its respective Series of First Lien Debt (as defined in the Intercreditor Agreement) has been obtained and (3) the Borrower has delivered an Officer’s Certificate to the Collateral Agent certifying as to the consents of the holders of each Series of First Lien Debt that are necessary for such release and that any such necessary consents have been obtained.

(iv)           In connection with any release of any Non-Borrower Guarantor pursuant to this Section 8.14, the Collateral Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.  Any execution and delivery of documents pursuant to this Section 8.14 shall be without recourse to or warranty by the Collateral Agent.

(c)           Releases of Collateral shall be effected in accordance with the relevant provisions of Section 4.1 of the Intercreditor Agreement

 8.15  WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE INTERCREDITOR AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

CALPINE CORPORATION

By:
Name:
Title:

THE GUARANTORS SET FORTH ON
ANNEX I TO THIS SIGNATURE PAGE:

By:
Name:
Title:

Accepted and Agreed to:
GOLDMAN SACHS CREDIT PARTNERS
L.P., as Collateral Agent

By:
Name:
Title:

SCHEDULE 1

NOTICE ADDRESSES OF GUARANTORS

SCHEDULE 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock

Other Actions

[Describe other actions to be taken]

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Office

SCHEDULE 5

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of January 31, 2008 (the “Agreement”), made by the Grantors parties thereto for the benefit of Goldman Sachs Credit Partners L.P., as Collateral Agent.  The undersigned agrees for the benefit of the Collateral Agent and the Lenders as follows:

1.  The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.  The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) of the Agreement.

3.  The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

____________________________________

____________________________________

____________________________________

Fax:

ANNEX 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 200_, made by ______________________________ (the “Additional Grantor”), in favor of Goldman Sachs Credit Partners L.P., as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Calpine Corporation (the “Borrower”), the Lenders and the Collateral Agent have entered into a Credit Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the Bridge Loan Lenders and the Collateral Agent have entered into a Bridge Loan Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Bridge Loan Agreement”);

WHEREAS, in connection with the Credit Agreement and the Bridge Loan Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as defined therein);

WHEREAS, one or more First Lien Documents requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.  Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and as a Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder and transfers and assigns to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, and a Lien on, its Collateral as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of such Grantor’s Obligations.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and

Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.  GOVERNING LAW.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.  ______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.21(d) of the Credit Agreement.  The Non-U.S. Lender hereby represents and warrants that:

1.           The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2.           The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

(a)	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)
the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.           The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.           The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:  ____________________

Exemption Certificate

EXHIBIT H

FORM OF NOTICE OF CONTINUATION/CONVERSION

Dated: ____________, 200__

Goldman Sachs Credit Partners L.P., as

Administrative Agent

1 New York Plaza

New York, New York  10004

Attention: Rob Schatzman                                           Fax No: 212-902-3000

General Electric Capital Corporation

100 California Street, 10th Floor

San Francisco, CA 94111

Attention:  Ali Mirza                                           Fax No: 513-794-8596

Attention:  Angelica Lagrosa                                                      Fax No: 312 463-3843

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2008 (the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).  Pursuant to Section 2.17 of the Credit Agreement, the undersigned duly authorized officer hereby requests to [continue][convert] a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

The Borrower hereby gives you notice pursuant to Section 2.17 of the Credit Agreement and requests that on ____________,

(1)
$____________ of the currently outstanding principal amount of the [Revolving Loans] [First Priority Term Loans] [currently being maintained as Base Rate Loans] [originally made as Eurodollar loans on ____________, with Interest Period ending on ____]32,

(2)	be [converted into][continued as],

32 Conversion of Eurodollar Loans into Base Loans may only be made on the last day of an Interest Period with respect thereto.

H-1

(3)	[Eurodollar Loans having an Interest Period of [one] [two] [three] [six] [nine][twelve]33 month(s)][Base Rate Loans].

The Borrower hereby:

(a)           certifies and warrants that [no Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing] [an Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing]; and

(b)           agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true correct at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

[remainder of page intentionally left blank]

33 Nine or twelve months Interest Periods require agreement of all Lenders under relevant Facility.

H-2

The Borrower has caused this Notice of Continuation/Conversion to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this ___day of ____________.

Very truly yours,

CALPINE CORPORATION

By:
Name:
Title:
Dated: ____________, ______

Continuation/Conversion Notice

EXHIBIT I

FORM OF INCREMENTAL COMMITMENT SUPPLEMENT

Dated: ____________, 200__

Goldman Sachs Credit Partners L.P., as

Administrative Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 17th Floor

Jersey City, NJ  07302

Attention: SBD Operations

Attention: Pedro Ramirez

Reference is made to the Credit Agreement, dated as of January 31, 2008 (the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among Calpine Corporation (the “Borrower”), the Lenders party thereto (collectively, the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).

This notice is an Incremental Commitment Supplement referred to in Section 2.27(a) of the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.           Each Lender party hereto agrees to make, obtain or increase the amount of its Commitment in the principal amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Commitment Amount”34.

2.           The Incremental Commitment Closing Date is ___________________.

3.           The Incremental Term Loans of each Lender shall mature in ___ consecutive installments, commencing on ______________, 20___, and ending on the Termination Date, in amounts determined in accordance with Section 2.2 of the Credit Agreement (and the proviso to the first sentence thereof).

4.           The Applicable Margins for the Incremental Term Loans contemplated hereby shall be [____]35.

34To the extent satisfactory to the Administrative Agent, subject to modification to reflect terms consistent with Section 2.27 of Credit Agreement.

35Describe Applicable Margins.  In certain circumstances if the Applicable Margins with respect to such Incremental Term Loans exceed the Applicable Margins then in effect for the existing First Priority Term Loans, the Applicable Margins for such then outstanding First Priority Term Loan shall be increased to the extent required by Section 2.27 of the Credit Agreement.  In such event, the increase to the then existing tranches of First Priority Term Loans should also be referenced.

I-1

In the event that the Applicable Margins for the Incremental Term Loans as provided above are the same as those applicable to the then outstanding First Priority Term Loans (or the then outstanding First Priority Term Loans of a given tranche), such Incremental Term Loans, upon the borrowing thereof, shall be added to (and form part of) each Borrowing of then outstanding First Priority Term Loans (with the same Applicable Margin) on a pro rata basis (based on the relative size of the various outstanding borrowings of such First Priority Term Loans), so that the respective Lenders will participate proportionally in each then outstanding borrowing of First Priority Term Loans (other than any tranche or any tranches thereof with differing Applicable Margins).  [To the extent the provisions of the preceding sentence require that the Lenders making Incremental Term Loans add such Incremental Term Loans to then outstanding borrowings of First Priority Term Loans constituting Eurodollar Loans, it is acknowledged that the effect thereof shall result in such Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began after the first day of an Interest Period then applicable to then outstanding First Priority Term Loans constituting Eurodollar Loans and which will end on the last day of such Interest Period).  In connection therewith, the Borrower agrees to compensate each Lender making Incremental Term Loans for its losses if any (based on a greater cost of funds for such Lender in the Interbank eurodollar market on the amount so funded as Eurodollar Loans, for the period from the date of the funding of such Incremental Term Loans to the end of the relevant existing Interest Period, than the applicable Eurodollar Rate (as reasonably determined by such Lender)) incurred by such funding of such Eurodollar Loans after the first day of the existing Interest Period.]36

To the extent the Applicable Margins for the Incremental Term Loans differ from those applicable to the then outstanding First Priority Term Loans (or of the then outstanding First Priority Term Loans of a single tranche), the Administrative Agent shall designate such Incremental Term Loans as constituting a separate tranche, pursuant to arrangements reasonably satisfactory to the Administrative Agent, and shall separately track the borrowings and repayments thereof and Interest Periods applicable thereto.

5.           The agreement of each Lender party hereto to make the Incremental Term Loans to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Incremental Commitment Closing Date, of the following conditions precedent:

(a)	The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto;

(b)
the proceeds of such Incremental Term Loans shall be applied to repay or redeem secured debt, secured lease obligations or preferred securities of any Project Subsidiary (x) set forth on Schedule 2.27 of the Credit Agreement in an aggregate amount (including such amounts so applied pursuant to (i) clause (x) of the first proviso to Section 2.33 of the Existing

36 May be modified to the extent permitted by the Credit Agreement.

I-2

DIP Agreement) not to exceed $1,100,000,000 during the term of the Credit Agreement or (y) other than in accordance with the preceding clause (x), in an aggregate amount not to exceed $2,000,000,000, minus the aggregate proceeds applied to repayments or redemptions under the preceding clause (x);

(c)	at the time that such Incremental Term Loans are made (immediately after giving effect thereto), no Default or Event of Default shall have then occurred and be continuing;

(d)
the Borrower shall be in compliance with the covenants set forth in Section 6.17 of the Credit Agreement determined on a pro forma basis as of the date of such Incremental Term Loan and the last day of the most recent fiscal period of the Borrower for which financial statements have been provided, in each case, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith and after giving effect to any other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant fiscal quarter but prior to or simultaneous with the borrowing of such Incremental Term Loan;

(e)	all fees and expenses owing in respect of such increase to the Agents and the Lenders shall have been paid;

(f)
if required under Section 2.27 of the Credit Agreement, S&P and Moody’s shall have reaffirmed (with no negative outlook) the ratings then in effect for the Facilities, after taking into account the incurrence of such Incremental Term Loans;

(g)
such Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000, provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in clause (j) below);

(h)
the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or New Lender making such Incremental Term Loans if such consent would be required under Section 9.6 of the Credit Agreement for an assignment of First Priority Term Loans to such Lender or New Lender;

(i)
each of the representations and warranties contained in or pursuant to the Credit Agreement or the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless stated to relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date) (it being understood that any

I-3

representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects); and

(j)
the aggregate amount of borrowings of Incremental Term Loans pursuant to Section 2.27 of the Credit Agreement shall not exceed, after giving effect to this Incremental Term Loan, an amount equal to $2,000,000,000, less the aggregate principal amount of any Incremental Term Loans incurred by the Borrower prior to the Closing Date under the Existing DIP Agreement in effect during the pendency of the Cases.

6.           This Incremental Commitment Supplement shall be deemed to be a Loan Document for all purposes.

7.           Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue to be and shall remain in full force and effect in accordance with its terms.  This Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as (or indicate the Lenders’ willingness to agree to) an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein.

[remainder of page intentionally left blank]

I-4

CALPINE CORPORATION

By:
Name:
Title:

$[____________]	[NAME OF LENDER]

By:
Name:
Title:

CONSENTED TO:

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Administrative Agent

By:
Name:
Title:

Incremental Commitment Supplement

EXHIBIT J

FORM OF

PREPAYMENT OPTION NOTICE

Dated: ____________, 200__

Goldman Sachs Credit Partners L.P., as
Administrative Agent
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ  07302
Attention: SBD Operations
Attention: Pedro Ramirez
Telecopy No. 212-357-4597

Ladies and Gentlemen:

The undersigned, Goldman Sachs Credit Partners L.P. (“GSCP”), as administrative agent and collateral agent (in such capacity as administrative agent and including any successors, the “Administrative Agent”), refers to the Credit Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto,GSCP, Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto, and the Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to Section 2.16(h) of the Credit Agreement of the First Priority Term Loan Prepayment Amount.  Amounts applied to prepay the First Priority Term Loans shall NOT be applied pro rata to the First Priority Term Loan held by you unless you elect to receive such prepayment pursuant to the instructions below.  The portion of the prepayment amount to be allocated to the First Priority Term Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)	Total First Priority Term Loan Prepayment Amount
(B)	Portion of First Priority Term Loan Prepayment Amount to be received by you
(C)	Prepayment fee (expressed as a percentage of principal prepaid), if any payable pursuant to Section 2.24(c) of Credit Agreement _____%.37

37To the extent any prepayment fee does not apply to the entire amount being prepaid, describe separately the payments to which prepayment fee do and do not relate, providing options for the respective Lender to accept payments to which prepayment fees relate versus those to which they do not.  Alternately, the Administrative Agent should send separate prepayment notices with respect to the various types of prepayments to be made.

Prepayment Option Notice

(D)	Mandatory Prepayment Date (ten Business Days after the date of this Prepayment Option Notice)

IF YOU DO WISH TO RECEIVE ALL OR ANY PART OF THE FIRST PRIORITY TERM LOAN PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE INDICATED IN PARAGRAPH (C) ABOVE, please sign this notice in the space provided below and indicate the percentage of the First Priority Term Loan Prepayment Amount otherwise payable which you wish to receive.  Please return this notice as so completed via telecopy to the attention of [___________________] at ____________________, no later than 10:00 a.m., New York City time, no later than five business days after receipt of this Notice, at Telecopy No. [________________].  IF YOU DO NOT RETURN THIS NOTICE PURSUANT TO THE TERMS HEREIN, YOU WILL NOT RECEIVE ANY OF THE FIRST PRIORITY TERM LOAN PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

as Administrative Agent

By:
Title:

,
(Name of Lender)

By:
Title:

Percentage of First Priority Term Loan

Percentage of Prepayment Amount Accepted:                                                                           %

Prepayment Option Notice

EXHIBIT K

FORM OF

COMPLIANCE CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Corporation (the “Borrower”), the Lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”), Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereto and GSCP, as administrative agent and as collateral agent (in such capacity and including any successors in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

Pursuant to Section 5.2(b) of the Credit Agreement, the undersigned duly authorized officer hereby certifies:

1.           I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] [Vice President and Controller] [Chief Accounting Officer] of the Borrower.

2.           I have reviewed and am familiar with the contents of this Certificate.

3.           I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default.

4.           Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.17(a), (b) and (c) of the Credit Agreement.

5.           Since the [the date of the most recent report delivered pursuant to Section 5.2(b)] [Closing Date]:

(a)	No Loan Party has changed its jurisdiction of organization;

(b)	No Loan Party has acquired any material Intellectual Property; and

(c)	No Person has become a Global Entity;

except, in each case,  (i) any of the foregoing that has been previously disclosed in writing to the Administrative Agent and in respect of which the Borrower has delivered to the Administrative Agent all required UCC financing statements and other filings required to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral after giving effect to such event, in each case as required by Section 5.5 of the Guarantee and

K-1

Collateral Agreement and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower is delivering to the Administrative Agent herewith all required UCC financing statements and other filings required to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral after giving effect to such event, in each case as required by Section 5.6 of the Guarantee and Collateral Agreement.

6.           Since the Closing Date:

(a)           No Loan Party has acquired any property of the type described in Section 5.10 of the Credit Agreement as to which the Administrative Agent does not have a perfected Lien pursuant to the Security Documents (except to the extent failure to have such Lien is permitted under Section 5.10);

(b)           No Loan Party has acquired any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 (other than any such real property subject to a Permitted Lien which precludes the granting of a Mortgage thereon);

(c)           No Global Entity has formed or acquired any Subsidiary other than an Excluded Subsidiary; and

(d)           No Loan Party has acquired or formed any Foreign Subsidiary;

except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Administrative Agent and in respect of which the Borrower has taken all actions required by Section 5.10 of the Credit Agreement with respect thereto and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower is concurrently herewith taking all actions required by Section 5.10 of the Credit Agreement with respect thereto.

[remainder of page intentionally left blank]

K-2

IN WITNESS WHEREOF, this undersigned has executed this Compliance Certificate this ___ day of ____________, 200__.

CALPINE CORPORATION

Name:
Title:

Compliance Certificate

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ____.

[Set forth Covenant Calculations]

Attachment 3

to Compliance Certificate

Disclosure of Events Pursuant to Section 5.6 of Guarantee and Collateral
Agreement and Section 5.10 of the Loan Agreement

After recording please return to:
EXHIBIT L

White & Case LLP
1555 Avenue of the Americas	[To be conformed to state
New York, New York 10036	specific requirements for
Attention: Leila Rachlin
each state in which to be filed including, if applicable, appropriate modifications to minimize mortgage taxes to the extent reasonably possible without affecting mortgagee’s  ability to exercise remedies or realize upon the collateral in mortgage tax states]

1111779-1797

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES

AND RENTS, AND FIXTURE FILING

made by

_______________________________,

Mortgagor,

to

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as  Collateral Agent, Mortgagee

Dated as of _______ __ , 2008

THIS INSTRUMENT IS TO BE INDEXED AS

BOTH A MORTGAGE AND A FINANCING STATEMENT

FILED AS A FIXTURE FILING

Page

Background		1
Granting Clauses		2
Terms and Conditions		6
1.	Defined Terms	6
2.	Warranty of Title	6
3.	Requirements	7
4.	Payment of Taxes and Other Impositions	7
5.	Insurance	7
6.	Restrictions on Liens and Encumbrances	8
7.	Transfer Restrictions	8
8.	Leases	8
9.	Further Assurances	8
10.	Mortgagee’s Right to Perform	9
11.	Remedies	9
12.	Right of Mortgagee to Credit Sale	10
13.	Appointment of Receiver	10
14.	Extension, Release, etc.	11
15.	Security Agreement under Uniform Commercial Code; Fixture Filing	11
16.	Assignment of Rents	12
17.	Additional Rights	13
18.	Notices	13
19.	No Oral Modification	13
20.	Partial Invalidity	13
21.	Mortgagor’s Waiver of Rights	14
22.	Remedies Not Exclusive	14
23.	Multiple Security	15
24.	Successors and Assigns	16
25.	No Waivers, etc.	16
26.	Governing Law, etc.	16
27.	Certain Definitions	16
28.	[Mortgaged Lease Provisions]	17
29.	Duty of Mortgagee; Authority of Mortgagee	20
30.	Last Dollars Secured; Priority	21
31.	Enforcement Expenses; Indemnification	21
32.	Release	22
33.	Collateral Agency and Intercreditor Agreement	22

(i)

MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of ___________ ___, 2008 is made by _______________________, a _________ ____________ (“Mortgagor”), whose address is _______________________, to  GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as  Collateral Agent  for the Secured Parties (together with its successors and assigns, in such capacities, “Mortgagee”) whose address is 1 New York Plaza, New York, New York  10004.  References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.           Calpine Corporation, a Delaware corporation (the “Borrower”),  the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders thereunder, Credit Suisse, GSCP, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents and as Co-Syndication Agents and GSCP, as  Administrative Agent and Collateral Agent, are parties  to that certain Credit Agreement dated as of  January 31, 2008 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified, renewed, substituted or replaced from time to time, the “Credit Agreement”).

B.           The Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Bridge Loan Lenders”), and GSCP, as administrative agent (in such capacity, the “Bridge Loan Agent”) and Collateral Agent, are parties to that certain Bridge Loan Agreement dated as of  January 31, 2008 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified, renewed, substituted or replaced from time to time from time to time, the “Bridge Loan Agreement”).

C.           Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

D.           Pursuant to the Bridge Loan Agreement, the Bridge Loan Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

E.           [The Borrower is a member of an affiliated group of companies that includes Mortgagor.

F.           The proceeds of the extensions of credit under the Credit Agreement and Bridge Loan Agreement have been and will be used in part to enable the Borrower to make valuable transfers to Mortgagor in connection with the operation of its business.]

G.           [The Borrower and Mortgagor are engaged in related businesses] [Mortgagor is the Borrower], and Mortgagor will derive substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and Bridge Loan Agreement.

H.           Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Owned Land”); [(ii) is the owner of a leasehold estate in the parcel(s) of real property, if any, described on Schedule B attached hereto (the “Leased Land”; together with the Owned Land, collectively, the “Land”), pursuant to the agreement described on Schedule C attached hereto (as the same may be amended, supplemented or otherwise modified from time to time, the “Mortgaged Lease”)]; and (iii) [other than buildings, improvements or structures and fixtures owned by lessor under the Mortgaged Lease (and not leased to Mortgagor pursuant thereto) or other third parties] owns, leases or otherwise has the right to use all of  the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

I.           This Mortgage is executed and delivered by Mortgagor to Mortgagee for the ratable benefit of the Secured Parties pursuant to Section 5.11(b) of the Credit Agreement and Section 5.11(b) of the Bridge Loan Agreement..

J.           The Borrower and Mortgagor would also like to induce other creditors to make available from time to time First Lien Debt (other than as described above) subject to the terms of the Collateral Agency and Intercreditor Agreement.

K.           To induce the Collateral Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, to induce the Collateral Agent and the Bridge Loan Lenders to enter into the Bridge Loan Agreement and to induce the Bridge Loan Lenders to make their respective extensions of credit to the Borrower under the Bridge Loan Agreement, and to induce other First Lien Secured Parties to extend additional First Lien Debt,  Mortgagor  hereby executes and delivers this Mortgage to Mortgagee, for the ratable benefit of the Secured Parties.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure the payment of [all obligations and liabilities of Mortgagor which may arise under or in connection with that certain Guarantee and Collateral Agreement (including, without limitation, pursuant to Section 2 thereof), dated as of ___________ __, 2008 (as the same may be amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified, renewed, substituted or replaced from time to time, the “Guarantee and Collateral Agreement”) by the Borrower and certain of its Subsidiaries, one of which being Mortgagor, in favor of Mortgagee,  or the Credit Agreement,  any other Loan Document, the Bridge Loan Agreement or any other Bridge Loan Document, or any other First Lien Document to which Mortgagor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise

(including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Bridge Loan Agent, the Collateral Agent or other relevant First Lien Secured Party, or to the Lenders, the Bridge Loan Lenders or other First Lien Secured Parties that are required to be paid by Mortgagor pursuant to the terms of the Guarantee and Collateral Agreement, the Credit Agreement,  any other Loan Document, any Bridge Loan Document or any other First Lien Documents) and all other First Lien Obligations of Mortgagor]  [ (i) the unpaid principal of and interest on the Loans and Letter of Credit Outstandings and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Letter of Credit Outstandings and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, the Sub-Agent, the Collateral Agent or any Lender (or, in the case of any Specified Swap Agreement and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Guarantee and Collateral Agreement, the other Loan Documents, any Letter of Credit, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, premiums (if any), reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements), (ii) the unpaid principal of and interest on the Bridge Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable interest rate provided in the Bridge Loan Agreement after the maturity of the Bridge Loans and interest accruing at the then applicable rate provided in the Bridge Loan Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Bridge Loan Agent, the Collateral Agent or any Bridge Loan Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Bridge Loan Agreement, the Guarantee and Collateral Agreement, the other Bridge Loan Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, premiums (if any),  interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Bridge Loan Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and (iii) all other First Lien Obligations of the Borrower at any time incurred or outstanding.] (collectively, the “Obligations”);

MORTGAGOR HEREBY GRANTS TO MORTGAGEE, FOR THE RATABLE BENEFIT OF THE SECURED PARTIES,  A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES AND WARRANTS, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE, WITH MORTGAGE COVENANTS:

(a)           the Owned Land;

(b)           [the leasehold estate created under and by virtue of the Mortgaged Lease, any interest in any fee, greater or lesser title to the Leased Land and Improvements located thereon that Mortgagor may own or hereafter acquire (whether acquired pursuant to a right or option contained in the Mortgaged Lease or otherwise) and all credits, deposits, options, privileges and rights of Mortgagor under the Mortgaged Lease (including all rights of use, occupancy and enjoyment) and under any amendments, supplements, extensions, renewals, restatements, replacements and modifications thereof (including, without limitation, (i) the right, if any, to give consents, (ii) the right, if any, to receive moneys payable to Mortgagor, (iii) the right, if any, to renew or extend the Mortgaged Lease for a succeeding term or terms, (iv) the right, if any, to purchase the Leased Land and Improvements located thereon, and (v) the right, if any, to terminate or modify the Mortgaged Lease); all of Mortgagor’s claims and rights to the payment of damages arising under the Bankruptcy Code (as defined below) from any rejection of the Mortgaged Lease by the lessor thereunder or any other party to the extent such claims and rights are transferable and assignable;]

(c)           all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof [(whether owned in fee by Mortgagor or held pursuant to the Mortgaged Lease or otherwise)] and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(d)           to the extent not prohibited and/or resulting in a default or right of termination under, and/or invalidation or unenforceability of the applicable easement, license, permit, franchise, power, right, agreement or other item unless the appropriate consent necessary to avoid all of the foregoing has been obtained, all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(e)           all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (e) being referred to as the “Equipment”);

(f)           all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

(g)           to the extent not prohibited and/or resulting in a default or right of termination under, and/or invalidation or unenforceability of the applicable lease, contract, license  or other item unless the appropriate consent necessary to avoid all of the foregoing has been obtained, all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(h)           all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(i)           to the extent not prohibited and/or resulting in a default or right of termination under, and/or invalidation or unenforceability of the applicable contract, consent, license or other item unless the appropriate consent necessary to avoid all of the foregoing has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(j)           all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through [(d)] are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through [(j)] are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed and the Secured Debt Termination Date shall have occurred, provided, however, that the condition of this Mortgage is such that if the Obligations are fully paid and performed and the Secured Debt Termination Date shall have occurred, then the estate hereby granted shall cease, terminate and become void (other than those obligations that expressly survive repayment of the Obligations), and Mortgagee shall execute and deliver a release/termination of this Mortgage.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1.           Defined Terms.  Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, or if not defined in the Credit Agreement, they shall have the meanings ascribed thereto in the Collateral Agency and Intercreditor Agreement.  References in this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to Section 2.11(c) of the Credit Agreement.  References herein to the “Secured Parties” shall mean the collective reference to the Collateral Agent and all other First Lien Secured Parties.  References herein to an “Event of Default” shall mean any “Event of Default” (i) under, and as defined in, the Credit Agreement (or under any “Credit Agreement” under, and as defined in, the Collateral Agency and Intercreditor Agreement) and/or the Bridge Loan Agreement (or under any other “Bridge Loan Agreement” under, and as defined in, the Collateral Agency and Intercreditor Agreement), as applicable  or (ii) at such time as the Credit Agreement and the Bridge Loan Agreement are no longer effective, under, and as defined in, any then effective First Lien Document.  References herein to a “Default” shall mean any “Default” under, and as defined in, any then effective First Lien Document.

2.           Warranty of Title.  Mortgagor warrants that it has good record title in fee simple to, or a valid leasehold interest in, the Real Estate, and good title to, or a valid leasehold interest in or valid rights to, the rest of the Mortgaged Property to the extent in existence as of the date of this representation, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies, if any, being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by  each then outstanding First Lien Document (the “Permitted Exceptions”).  Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions).  Mortgagor represents and warrants that (a) it has the right to mortgage the Mortgaged Property; (b) all of Mortgagor’s right, title and interest in easements material to the operation of the power  plant located on the Land are included in the Mortgaged Property and encumbered by this Mortgage, except to the extent prohibited and/or resulting in a default or right of termination under, and/or invalidation or unenforceability of the applicable easement, unless the appropriate consent necessary to avoid all of the foregoing has been obtained; [(c) the Mortgaged Lease is in full force and effect and Mortgagor is the holder of the lessee’s or tenant’s interest thereunder; (d) the Mortgaged Lease has not been amended, supplemented or otherwise modified, except as may be specifically described in Schedule B attached to this Mortgage; (e) Mortgagor has paid all rents and other charges to the extent due and payable under the Mortgaged Lease (except to the extent Mortgagor is contesting in good faith by appropriate proceedings any such rents and other charges in accordance with and to the extent permitted by the terms of the relevant Mortgaged Lease), is not in default under the Mortgaged Lease in any material respect, has received no notice of default from the lessor thereunder regarding any continuing event  of default and knows of no currently continuing material default by the lessor thereunder; and (f) the granting of this Mortgage does not violate the terms of the Mortgaged Lease nor is any consent of the lessor under the Mortgaged Lease required to be obtained in connection with the granting of this Mortgage unless such consent has been obtained.]

3.           Requirements.  Mortgagor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect (considered together with other such failures) on (i) the current business, operations or condition (financial or otherwise) of Mortgagor, (ii) the current use of the Mortgaged Property or (iii) the value of the Mortgaged Property (assuming its current use).

4.           Payment of Taxes and Other Impositions.  Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without demand to Mortgagor, to pay, ten (10) Business Days after delivery of written notice to the Mortgagor, any Imposition after the date such Imposition (as defined below) shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate.  Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.   Upon the request by Mortgagee, Mortgagor shall deliver to the Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any Imposition so paid.  For purposes hereof, “Imposition” shall mean all taxes, charges and assessments of every kind and nature to the extent pertaining to the Real Estate, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees to the extent pertaining to the Real Estate, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary,  to the extent imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing.
5.           Insurance.  (a)  Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (or, where appropriate, self-insurance) (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to Mortgagee, and (ii) insuring Mortgagor, Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to Mortgagee.  All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by Mortgagee of written notice thereof (except that cancellation may be effective upon ten (10) days notice to Mortgagee if resulting from nonpayment of premium), (ii) name Mortgagee as an additional insured party or loss payee, (iii) include deductibles consistent with past practice or consistent with industry practice or otherwise reasonably satisfactory to Mortgagee.

(b)           If reasonably requested by Mortgagee, Mortgagee shall have received, in accordance with Section 5.11(b) of the Credit Agreement and Section 5.11(b) of  the Bridge Loan Agreement (A) a policy of flood insurance that (1) covers any parcel of  Real Property that is encumbered by this Mortgage upon which the Improvements are located that is located within a special flood hazard zone for which flood insurance is available under the National Flood Insurance Act of 1968, as amended,  (2) is written in an amount equal to the lesser of (x) the outstanding principal amount of the indebtedness secured by this Mortgage that is reasonably allocable to such real property and (y) the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, as amended, and (3) provides for annual renewal (provided that Mortgagor or Borrower shall keep such policy in effect until  the maturity of the Indebtedness secured by this Mortgage) and (B) confirmation that Mortgagor has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(c)           Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property.  Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(d)           If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon ten (10) days’ written notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e)           If the Mortgaged Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $500,000, Mortgagor shall give prompt notice thereof to Mortgagee.  All insurance proceeds paid or payable in connection with any damage or casualty to the Real Estate shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement and the Bridge Loan Agreement.

(f)           In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

6.           Restrictions on Liens and Encumbrances.  Except for the lien of this Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7.           Transfer Restrictions.  Except as  permitted by the then effective First Lien Documents, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8.           Leases.  Except as  permitted by the then effective First Lien Documents, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) execute or permit to exist any Lease of any of the Mortgaged Property.

9.           Further Assurances.  To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon reasonable demand of Mortgagee to do any reasonable act or execute any reasonable additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other material rights or benefits conferred on Mortgagee by this Mortgage.

10.           Mortgagee’s Right to Perform.  If Mortgagor fails to perform any of the covenants or agreements of Mortgagor, within the applicable grace period, if any, provided for in the then effective First Lien Documents, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon ten (10) days’ notice to Mortgagor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.  No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

11.           Remedies.  (a)  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, to the extent permitted by applicable law, immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i)           Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Credit Agreement, the Bridge Loan Agreement, the Guarantee and Collateral Agreement or any other First Lien Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the First Lien Documents as the law may allow.  Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements.  Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment; and

(ii)           Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof.  Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b)           In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)           In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage (beyond any applicable cure periods), Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d)           It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property, including Rents, received by Mortgagee shall be held by Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations

(whether matured or unmatured), and shall be applied in payment of the Obligations in the manner set forth in Section 6.5 of the Guarantee and Collateral Agreement.

12.           Right of Mortgagee to Credit Sale.  Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof.  In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.  In such event, this Mortgage, the Credit Agreement, the Bridge Loan Agreement, the Guarantee and Collateral Agreement, any other First Lien Document and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

13.           Appointment of Receiver.  If an Event of Default shall have occurred and be continuing,  to the extent permitted by applicable law,  Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of Mortgagor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law).  Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

14.           Extension, Release, etc.  (a)  Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the First Lien Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the First Lien Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)            No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)           If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale pursuant to the terms of this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage (or direct the sale of the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property.  The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d)           Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

15.           Security Agreement under Uniform Commercial Code; Fixture Filing.    (a)  It is the intention of the parties hereto that this Mortgage shall constitute a security agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located.  If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply).  If Mortgagee shall elect to proceed under the Code, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses.  If an Event of Default shall occur and be continuing, at Mortgagee’s written request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b)           Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Mortgaged Property that are or become fixtures.  The real property to which the fixtures relate is described in Schedule A and Schedule B hereto.  The record owner of the real property described in Schedule A hereto, if any, is Mortgagor.  The record owner of the real property described in Schedule B hereto, if any, is the landlord identified in Schedule C hereto.  The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of Mortgagee set forth in the first paragraph of this Mortgage.  The mailing address of Mortgagor/debtor is the address of Mortgagor set forth in the first paragraph of this Mortgage.  The mailing address of Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of Mortgagee set forth in the first paragraph of this Mortgage.  Mortgagor’s organizational identification number is [_______________].

16.           Assignment of Rents.  (a)  Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations.  The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default by giving not less than ten (10) days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and, if required by Mortgagee, shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise.  Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)           Except as otherwise permitted under the Credit Agreement and the Bridge Loan Agreement, Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c)           Except for any matter disclosed at the time of the execution and delivery of this Mortgage, as of the date hereof, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

17.           Additional Rights.  The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease.  By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void.  Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

18.           Notices.  All notices, requests and demands to or upon Mortgagee or Mortgagor hereunder shall be effected in the manner provided for in Section 8.6 of the Collateral Agency and Intercreditor Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

19.           No Oral Modification.  This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 9.1 of the Credit Agreement and Section 8.1 of the Collateral Agency and Intercreditor Agreement.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

20.           Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.  Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any First Lien Document, the obligations of Mortgagor and of any other obligor under any First Lien Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

21.           Mortgagor’s Waiver of Rights.  (a)    To the extent in each case permitted by applicable law, Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property after the occurrence of an Event of Default and during the continuation thereof, any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute.  After the occurrence of an Event of Default and during the continuation thereof, each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagee, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b)           To the fullest extent permitted by law, effective upon an Event of Default and during continuation thereof, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the

Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process.  To the full extent Mortgagor may do so, effective upon an Event of Default and during continuation thereof, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, effective upon an Event of Default and during continuation thereof, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as  provided in the Credit Agreement and the Bridge Loan Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

22.           Remedies Not Exclusive.  To the extent permitted by applicable law, Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other First Lien Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise.  To the extent consistent with applicable law, neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion.  No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  To the extent permitted by applicable law, every power or remedy given by any of the First Lien Documents to Mortgagee or to which Mortgagee may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be.  To the extent consistent with applicable law, in no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee  shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

23.           Multiple Security.  If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, after an Event of Default and during the continuance thereof, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located.  Mortgagor acknowledges that the right to maintain a consolidated  foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the First Lien Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.  Mortgagor further agrees that, to the extent in each case permitted by applicable law, if after an Event of Default has occurred and is continuing, Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any  foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis.  To the extent consistent with applicable law, neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and to the extent permitted by applicable law, effective as of an Event of Default and during the continuance thereof,  Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis.  It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may,  after an Event of Default and during the continuance thereof, at its election, cause the sale of all collateral which is the subject of a single  foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

24.           Successors and Assigns.  All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of Mortgagee such a waiver is deemed advisable.  All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns.  The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.
25.           No Waivers, etc.  Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor.  Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

26.           Governing Law, etc.  This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their respective terms the Credit Agreement, the Bridge Loan Agreement, Guarantee and Collateral Agreement and the other First Lien Documents (other than the Mortgages) shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State.

27.           Certain Definitions.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor agent for the Lenders,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.  The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

28.           [Mortgaged Lease Provisions].  (a)  Mortgagor shall pay or cause to be paid all rent and other charges required under the Mortgaged Lease as and when the same are due and shall promptly and faithfully perform or cause to be performed all other material terms, obligations, covenants, conditions, agreements, indemnities, representations, warranties or liabilities of the lessee under the Mortgaged Lease.  Mortgagor shall not (i) in any manner, cancel, terminate or surrender, or permit the cancellation, termination or surrender, of the Mortgaged Lease, in whole or in part except as may be permitted under the then effective First Lien Documents, (ii) either orally or in writing, modify, amend or permit any modification or amendment of any of the terms of the Mortgaged Lease in any respect which is materially adverse to Mortgagor or Mortgagee without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, or (iii) after the date hereof, and except as required under the Mortgaged Lease, permit the subordination of the Mortgaged Lease to any Mortgage and any attempt to do any of the foregoing shall be null and void and of no effect and shall constitute an Event of Default.

(b)           Mortgagor shall do, or cause to be done, all things necessary to preserve and keep unimpaired all material rights of Mortgagor as lessee under the Mortgaged Lease, and to prevent any default under the Mortgaged Lease by Mortgagor, or any termination, surrender, cancellation, forfeiture, subordination or impairment thereof.  Mortgagor does hereby authorize and irrevocably appoint and constitute Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, (i) to do and take, but without any obligation so to do, if Mortgagor fails to do so at least five (5) days prior to the expiration of any applicable cure period, any action which Mortgagee reasonably deems necessary or desirable to cure any default, or to prevent any imminent default, by Mortgagor under the Mortgaged Lease and (ii) to enter into and upon the Premises or any part thereof to such extent and as often as Mortgagee, in its sole discretion, deems necessary or desirable in order to take any action permitted to be taken by Mortgagee pursuant to clause (i) (in each case, with respect to all of the actions described in clauses (i) and (ii), after ten (10) days’ written notice to Mortgagor, unless Mortgagor has itself taken the action(s) in questions within such ten (10) day period), to the end that the rights of Mortgagor in and to the leasehold estate created by the Mortgaged Lease shall be kept unimpaired and free from default.  All sums so expended by Mortgagee, with interest thereon at the Default Rate from the date of each such expenditure, shall be paid by Mortgagor to Mortgagee promptly upon demand by Mortgagee.  Mortgagor shall, within five (5) Business Days after written request by Mortgagee, execute and deliver to Mortgagee, or to any person designated by Mortgagee, such further instruments, agreements, powers, assignments, conveyances or the like as may be necessary to complete or perfect the interest, rights or powers of Mortgagee pursuant to this paragraph.

(c)           Mortgagor shall use commercially reasonable efforts to enforce the material obligations of the lessor under the Mortgaged Lease and shall promptly notify Mortgagee in writing of any material default (beyond any applicable cure periods) by either the lessor or Mortgagor in the performance or observance of any of the terms, covenants and conditions contained in the Mortgaged Lease.  Mortgagor shall deliver to Mortgagee, within ten (10) Business Days after receipt, a copy of any notice of default or noncompliance, demand or complaint made by the lessor under the Mortgaged Lease.  If the lessor shall deliver to Mortgagee a copy of any notice of default given to Mortgagor, such notice shall constitute full authority and protection to Mortgagee for any actions taken or omitted to be taken in good faith by Mortgagee on such notice.

(d)           If any action or proceeding shall be instituted to evict Mortgagor or to recover possession of the Mortgaged Property from Mortgagor or any part thereof or interest therein or any action or proceeding otherwise affecting the Mortgaged Lease or this Mortgage shall be instituted, then Mortgagor shall, within ten (10) Business Days after receipt deliver to Mortgagee a true and complete copy of each petition, summons, complaint, notice of motion, order to show cause and all other pleadings and papers, however designated, served in any such action or proceeding.

(e)           Mortgagor covenants and agrees that the fee title to the Leased Land and the leasehold estate created under the Mortgaged Lease shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in Mortgagor or a third party by purchase or otherwise; and in case Mortgagor acquires the fee title or any other estate, title or interest in and to the Leased Land, the lien of this Mortgage shall, without further conveyance, simultaneously with such acquisition, be spread to cover and attach to such acquired estate and as so spread and attached shall be prior to the lien of any Mortgage placed on the acquired estate after the date of this Mortgage.

(f)           No release or forbearance of any of Mortgagor’s obligations under the Mortgaged Lease, pursuant to the Mortgaged Lease or otherwise, shall release Mortgagor from any of its obligations under this Mortgage, including its obligations to pay rent and to perform all of the terms, provisions, covenants, conditions and agreements of the lessee under the Mortgaged Lease.

(g)           Upon the occurrence and during the continuance of any Event of Default, all rights of consent and approval, and all elections of Mortgagor as lessee under the Mortgaged Lease, together with the right to terminate or to modify the Mortgaged Lease, which have been assigned for collateral purposes to Mortgagee, shall automatically vest exclusively in and be exercisable solely by Mortgagee.

(h)           Automatically upon the occurrence of an Event of Default and for so long as it shall be continuing, Mortgagee shall have the authority, at any time after delivery of written notice to the Mortgagor, to conduct any arbitration or appraisal proceeding under and pursuant to the provisions of the Mortgaged Lease and Mortgagor hereby irrevocably appoints and constitutes Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, to exercise, at the expense of Mortgagor, all right, title and interest of Mortgagor in connection with such proceeding, including the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Mortgagor, following and during the continuance of an Event of Default.  Nothing contained herein shall obligate Mortgagee to participate in such proceeding.

(i)           Subject to the exercise of the Mortgagor’s reasonable business judgment, Mortgagor shall exercise any option or right to renew or extend the term of the Mortgaged Lease not less than thirty (30) days before the expiration of the exercise right.  Mortgagor shall give Mortgagee prompt written notice of any decision not to exercise such option and, in the event that Mortgagor has exercised such option, a copy of the notice or other document given to the lessor and a copy of any acknowledgement by such lessor of the exercise of such option or right if requested by the Mortgagee.  Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, with prior written notice to the Mortgagor, act in its stead with respect to the decision whether to exercise such option and Mortgagor hereby irrevocably authorizes and appoints Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, to execute and deliver, for and in the name of Mortgagor, all of the instruments and agreements necessary under the Mortgaged Lease or otherwise to cause any extension of the term thereof.  Nothing contained herein shall affect or limit any rights of Mortgagor or Mortgagee granted under the Mortgaged Lease.

(j)           Mortgagor shall, within ten (10) Business Days after written demand from Mortgagee, deliver to Mortgagee proof of payment of all items that are required to be paid by Mortgagor under the Mortgaged Lease, including, without limitation, rent, taxes, operating expenses and other charges.

(k)           (a)  The lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code, 11 U.S.C. § 365(h), as the same may hereafter be amended (the “Bankruptcy Code”), including, without limitation, all of Mortgagor’s rights to remain in possession of the Leased Land.  Except as may be  permitted under the then effective First Lien Documents, Mortgagor shall not, without Mortgagee’s prior written consent, elect to treat the Mortgaged Lease as terminated under Section 365(h)(1)(A)(i) of the Bankruptcy Code.  Any such election made without Mortgagee’s consent shall be void.

(ii)           Mortgagee shall have the right, if an Event of Default shall have occurred and be continuing or if Mortgagor fails to do so at least five (5) Business Days prior to the last day on which Mortgagor has the right to do so, to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Mortgaged Lease by the lessor or any other party, including, without limitation, the right to file and prosecute under the Bankruptcy Code, without joining or the joinder of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents.  Any amounts received by Mortgagee as damages arising out of the rejection of the Mortgaged Lease as aforesaid shall be applied first to all costs and expenses of Mortgagee (including, without limitation, attorneys’ fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph and thereafter in accordance with Section 11(d) of this Mortgage.  Mortgagor acknowledges that the assignment of all claims and rights to the payment of damages from the rejection of the Mortgaged Lease made under the granting clauses of this Mortgage constitutes a present irreversible and unconditional assignment and Mortgagor shall, at the request of Mortgagee, promptly make, execute, acknowledge and deliver, in form and substance satisfactory to Mortgagee, a UCC Financing Statement (Form UCC-1) and all such additional instruments, agreements and other documents, as may at any time hereafter be required by Mortgagee to carry out such assignment.

(iii)           If pursuant to Section 365(h)(1)(B) of the Bankruptcy Code, Mortgagor shall seek to offset against the rent reserved in the Mortgaged Lease the amount of any damages caused by the nonperformance by the lessor or any other party of any of their respective obligations under such Mortgaged Lease after the rejection by the lessor or such other party of such Mortgaged Lease under the Bankruptcy Code, then Mortgagor shall, if a Default or Event of Default shall have occurred and be continuing, prior to effecting such offset, notify Mortgagee of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor.  In such event, Mortgagee shall have the right to object to all or any part of such offset that, in the reasonable judgment of Mortgagee, would constitute a breach of such Mortgaged Lease, and in the event of such objection, Mortgagor shall not effect any offset of the amounts found objectionable by Mortgagee.  Neither Mortgagee’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Mortgagee.

(iv)           Mortgagor shall, after obtaining knowledge thereof, promptly notify Mortgagee of any filing by or against the lessor or other party with an interest in the Real Estate of a petition under the Bankruptcy Code.  Mortgagor shall promptly deliver to Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

(v)           If there shall be filed by or against Mortgagor a petition under the Bankruptcy Code and Mortgagor, as lessee under the Mortgaged Lease, shall determine to reject the Mortgaged Lease pursuant to Section 365(a) of the Bankruptcy Code, then Mortgagor shall give Mortgagee not less than twenty (20) days’ prior notice of the date on which Mortgagor shall apply to the Bankruptcy Court for authority to reject the Mortgaged Lease.

(l)           Mortgagor shall request and use commercially reasonable efforts to furnish to Mortgagee, from time to time upon receipt of reasonable notice from Mortgagee, in form and substance reasonably satisfactory to Mortgagee, an estoppel certificate from the lessor under the Mortgaged Lease with respect to such Mortgaged Lease.

(m)           If the Mortgaged Lease shall be terminated prior to the natural expiration of its term, and if, pursuant to any provision of the Mortgaged Lease or otherwise, Mortgagee or its designee shall acquire from the lessor under such Mortgaged Lease a new lease of the Real Estate or any part thereof, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

(n)           Notwithstanding anything to the contrary set forth herein, to the extent that any covenant or other obligation of Mortgagor contained herein shall be expressly imposed upon the lessor under a Mortgaged Lease pursuant to the provisions thereof, Mortgagor shall not be deemed to be in default of such obligation or covenant with respect to such portion of the Premises as is covered by such Mortgaged Lease, provided that Mortgagor shall be using commercially reasonable efforts to enforce such obligations of such lessor in accordance with the terms of the Mortgaged Lease.]

29.           Duty of Mortgagee; Authority of Mortgagee.  (a)  Mortgagee's sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property which is in its possession, or otherwise, shall be to deal with it in the same manner as Mortgagee deals with similar property for its own account.  Neither Mortgagee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Mortgagor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof.  The powers conferred on Mortgagee and the Secured Parties hereunder are solely to protect Mortgagee's and the Secured Parties' interests in the Mortgaged Property and shall not impose any duty upon Mortgagee or any Secured Party to exercise any such powers.  Mortgagee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Mortgagor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b)           Mortgagor acknowledges that the rights and responsibilities of Mortgagee under this Mortgage with respect to any action taken by Mortgagee or the exercise or non-exercise by Mortgagee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Mortgage shall, as between Mortgagee and the Secured Parties, be governed by the Credit Agreement,  the Bridge Loan Agreement, the Collateral Agency and Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Mortgagee and Mortgagor, Mortgagee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Mortgagor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

30.           Last Dollars Secured; Priority.  To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

31.           Enforcement Expenses; Indemnification.  (a)  Mortgagor agrees to pay, or reimburse each Secured Party and Mortgagee for, all its costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to Mortgagee.

(b)           Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (excluding income taxes pertaining to Mortgagee or any Secured Parties) which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Mortgage.

(c)           Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrower would be required to do so pursuant to Section 9.5 of the Credit Agreement, Section 9.5 of the Bridge Loan Agreement or the relevant provisions of any other First Lien  Document.

(d)           The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the First Lien Documents..

32.           Release.  If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by all the effective First Lien Documents, or if Mortgagor shall be sold in a transaction permitted by all the effective First Lien Documents, then Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property.  Mortgagor shall deliver to Mortgagee, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by Mortgagor stating that such transaction is in compliance with, and permitted by, all the effective First Lien Documents.

33.           Collateral Agency and Intercreditor Agreement.    Mortgagee’s authority to exercise its right and remedies hereunder shall be subject to the terms and conditions of the Collateral Agency and Intercreditor Agreement.  In the event of a conflict between the terms of this Mortgage and the Collateral Agency and Intercreditor Agreement, the relevant provisions of the Collateral Agency and Intercreditor Agreement shall control.

[insert any other state specific provisions here]

This Mortgage has been duly executed by Mortgagor as of the date first above written and is intended to be effective as of such date.

[________________________________]

By:
Name:
Title:

[add appropriate Notary]

SCHEDULE A

Description of the Owned Land

SCHEDULE B

Description of the Leased Land

SCHEDULE C

Description of the Mortgaged Lease

EXHIBIT M

FORM OF

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of ____________, 200__, made by CALPINE CORPORATION, a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower that are to be guarantors of the obligations under the Exit Facility Agreement (as defined below) (collectively, the “Guarantors”), and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as administrative agent and as collateral agent for the Lenders under the Exit Facility Agreement.

WITNESSETH

WHEREAS, the Borrower and certain of its domestic subsidiaries entered into the $5,000,000,000 Revolving Credit, Term Loan and Guarantee Agreement, dated as of March 29, 2007 (as heretofore amended, supplemented or otherwise modified, the “Existing DIP Agreement”),  among the Borrower, the subsidiaries of the Borrower party thereto, Credit Suisse (“CS”), as Administrative Agent and as Collateral Agent, General Electric Capital Corporation, as Sub-Agent, CS, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents and as Co-Syndication Agents and each of the lenders from time to time party thereto (the “Existing DIP Lenders”);

WHEREAS, the Borrower has elected to convert the Existing DIP Agreement into the Credit Agreement, dated as of January 31, 2008 (the “Exit Facility Agreement”), among the Borrower, GSCP, as Administrative Agent and as Collateral Agent, CS, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Documentation Agents and as Syndication Agents, General Electric Capital Corporation, as Sub-Agent, and the lenders party thereto (collectively, the “Lenders”), on the terms and subject to the conditions set forth therein, contemporaneously with the occurrence of the effective date of the Reorganization Plan  proposed (either individually or jointly) by the Borrower;

WHEREAS, it is a condition precedent to the obligations of the Lenders under the Exit Facility Agreement that (a) the Borrower and each Guarantor enter into the Guarantee and Collateral Agreement, dated as of even date herewith (the “Guarantee and Collateral Agreement”), among the Borrower, the Guarantors and GSCP, as Collateral Agent, (b) the Borrower and each Guarantor enter into the Collateral Agency and Intercreditor Agreement, dated as of even date herewith (the “Collateral Agency and Intercreditor Agreement”), among the Borrower, the Guarantors and GSCP, in its capacities as Administrative Agent, Collateral Agent and Bridge Loan Agent (in each case, as defined therein), and (c) the Borrower and each Guarantor execute and deliver this Assumption Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto do hereby mutually covenant and agree as follows:

1.      Defined Terms.  Unless otherwise defined herein, capitalized terms are used herein as defined in the Existing DIP Agreement.

2.      Assumption.  Notwithstanding anything to the contrary contained in the Reorganization Plan, the Borrower, in its capacity as reorganized Calpine Corporation, and each Guarantor under the Existing DIP Agreement that is to become a guarantor of the Exit Facility Agreement, in its capacity as a reorganized Debtor, (a) shall assume and remain liable for all obligations in respect of the Loans outstanding on the date hereof under the Existing DIP Agreement and all other monetary obligations in respect thereof and (b) agree to be bound by the Exit Facility Agreement and/or, to the extent applicable, the Guarantee and Collateral Agreement and the Collateral Agency and Intercreditor Agreement.  Each Loan outstanding on the date hereof under the Existing DIP Agreement shall be continued as a loan under the Exit Facility Agreement.

3.      Termination.  The Existing DIP Agreement shall terminate and be superseded and replaced by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes reasonably satisfactory to the Administrative Agent and the Borrower thereto incorporated as necessary to make such technical changes necessary to effectuate the intent of Section 2.32 of the Existing DIP Agreement), and the Commitments shall terminate.

4.      Survival of Provisions.  All obligations of the Borrower and the Guarantors to the Agents, the Sub-Agent, the Joint Lead Arrangers, the Fronting Bank and the Lenders under the Existing DIP Agreement and any other Loan Document that are expressly stated in the Existing DIP Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.

5.      Effectiveness.  This Assumption Agreement shall be effective upon the satisfaction (or waiver) of the conditions to effectiveness under Section 4.1 of the Exit Facility Agreement.

6.      Headings Descriptive.  The headings of the several sections and subsections of this Assumption Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.      Counterparts.  This Assumption Agreement may be executed by one or more of the parties to this Assumption Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signatures page of this Assumption Agreement by facsimile transmission or via email attachment shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Assumption Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

8.Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

M-1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

CALPINE CORPORATION

Name:
Title:

[GUARANTORS]

Name:
Title:

EXHIBIT N

COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

dated as of January 31, 2008

among

CALPINE CORPORATION,

THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent under the Existing Credit Agreement,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Bridge Loan Agent under the Existing Bridge Loan Agreement,

EACH ADDITIONAL FIRST LIEN REPRESENTATIVE

from time to time a party hereto,

EACH SECOND LIEN REPRESENTATIVE

from time to time a party hereto

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Collateral Agent

Page

(i)

(continued)
Page

EXHIBIT

(ii)

(continued)
Page

Exhibit A                    --          Form of Joinder

(iii)

This COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of January 31, 2008 and is by and among CALPINE CORPORATION, a Delaware corporation (the “Company”), the other Grantors from time to time party hereto,  GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent (as defined below), GSCP, as Bridge Loan Agent (as defined below), each additional First Lien Representative (as defined below) that executes and delivers a Joinder, each Second Lien Representative (as defined below) that executes and delivers a Joinder, and GSCP, as collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company has entered into a Credit Agreement, dated as of January 31, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), with the lending institutions from time to time party thereto (the “Lenders”), GSCP, Credit Suisse, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents and Co-Documentation Agents, and General Electric Capital Corporation, as Sub-Agent, and GSCP, as administrative agent for the Lenders (in such capacity and together with its successors in such capacity under the Existing Credit Agreement, the “Administrative Agent”) pursuant to which the Lenders have severally agreed to make loans to the Company and the Fronting Bank(s) (as defined in the Existing Credit Agreement) have agreed to issue letters of credit for the account of the Company and one or more Lenders or affiliates of Lenders may from time to time enter into Specified Swap Agreements with, or provide cash management services to, the Company.

WHEREAS, the Company has entered into a Bridge Loan Agreement, dated as of January 31, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Bridge Loan Agreement”), with the lending institutions from time to time party thereto (the “Bridge Loan Lenders”) and GSCP, as administrative agent for the Bridge Loan Lenders (in such capacity and together with its successors in such capacity under any Existing Bridge Loan Agreement, the “Bridge Loan Agent”) pursuant to which the Bridge Loan Lenders have severally agreed to make loans to the Company.

WHEREAS, pursuant to the Guarantee and Collateral Agreement dated as of January 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), each of the Guarantors has agreed to guarantee to the Collateral Agent, for the ratable benefit of the Secured Parties (as defined therein), the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations (as defined therein) and the Company and the Guarantors have provided liens and pledges to secure the Obligations (as defined therein) on a first priority basis and, subject to such priority, may secure any future Second Lien Debt on a second priority basis, with Liens on all present and future Collateral to the extent that such Liens have been provided for (or are subsequently provided for) in the applicable Security Documents.

WHEREAS, the Collateral Agent has agreed to act on behalf of all Secured Parties with respect to the Collateral and is entering into this Agreement to, among other things,

define the rights, duties, authority and responsibilities of the Collateral Agent and the relationship among the Secured Parties regarding their interests in the Collateral.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions; Principles of Construction

Section 1.1  Defined Terms.  Capitalized terms used but not defined in this Agreement will have the meanings assigned to them in the Existing Credit Agreement.  The following terms will have the following meanings:

“Act of Required Debtholders” means, as to any matter at any time:

(1)           prior to the Discharge of First Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the holders of First Lien Debt representing the Required First Lien Debtholders.

(2)           at any time after the Discharge of First Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the holders of Second Lien Debt representing the Required Second Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote to direct the relevant Secured Debt Representative and (b) votes will be determined in accordance with Section 8.2.

“Additional Secured Debt” has the meaning set forth in Section 3.8(b).

“Administrative Agent” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Bridge Loan Agent” has the meaning set forth in the recitals.

“Bridge Loan Agreement” means (a) the Existing Bridge Loan Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Existing Bridge Loan Agreement or any other agreement or instrument referred to in this clause (b); provided that any agreement or instrument described above in clause (b) shall only constitute the “Bridge Loan Agreement” (or a portion thereof) if the respective agreement or instrument provides that such agreement or instrument (or indebtedness thereunder) shall constitute “First Lien Debt” for purposes of this Agreement (and so long as same satisfies the requirements of clause (2) of the definition of First Lien Debt contained herein) and the respective First Lien Representative shall have notified the Collateral Agent that such agreement or instrument shall constitute the Bridge Loan Agreement (or a portion thereof) and shall have executed and delivered to the Collateral Agent a Joinder and the other actions specified in Section 3.8(a) and (b) of this Agreement shall have been taken with respect to the relevant Series of Secured Debt being issued or incurred.  Any reference to the Existing Bridge Loan Agreement hereunder shall be deemed a reference to any Bridge Loan Agreement then extant.

“Bridge Loan Documents” means all “Loan Documents” under, and as defined in, the Existing Bridge Loan Agreement.

“Bridge Loan Lenders” has the meaning set forth in the recitals.

“Cash Management Obligations” means, with respect to any Grantor, any obligations of such Grantor owed to any Qualified Cash Management Creditor in respect of treasury management arrangements, depositary or other cash management services, including in connection with any automated clearing house transfer of funds or any similar transactions.

“Class” means (1) in the case of First Lien Debt, every Series of First Lien Debt, taken together, and (2) in the case of Second Lien Debt, every Series of Second Lien Debt, taken together.

“Collateral” means, in the case of each Series of Secured Debt, all properties and assets of the Company and the other Grantors, now owned or hereafter acquired in which Liens have been granted to the Collateral Agent to secure the Secured Obligations in respect of such Series of Secured Debt.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Agent Obligations” has the meaning set forth in the definition of “First Lien Debt”.

“Company” has the meaning set forth in the preamble.

“Common Collateral” means all Collateral in which Liens have been granted to secure both First Lien Debt and Second Lien Debt.

“Credit Agreement” means (a) the Existing Credit Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Existing Credit Agreement or any other agreement or instrument referred to in this clause (b); provided that any agreement or instrument described above in clause (b) shall only constitute the “Credit Agreement” (or a portion thereof) if the respective agreement or instrument provides that such agreement or instrument (or indebtedness thereunder) shall constitute “First Lien Debt” for purposes of this Agreement (and so long as same satisfies the requirements of clause (2) of the definition of First Lien Debt contained herein) and the respective First Lien Representative shall have notified the Collateral Agent that such agreement or instrument shall constitute the Credit Agreement (or a portion thereof) and shall have executed and delivered to the Collateral Agent a Joinder and the other actions specified in Section 3.8(a) and (b) of this Agreement shall have been taken with respect to the relevant Series of Secured Debt being issued or incurred.  Any reference to the Credit Agreement hereunder shall be deemed a reference to any Credit Agreement then extant.

“Credit Agreement Lenders” means each Lender and, from and after the first date upon which the Existing Credit Agreement has been refinanced in full, any Lender under any such refinancing Credit Agreement or successive refinancing Credit Agreements, in each case so long as same refinances in full the Existing Credit Agreement or any previous refinancing in full of the Existing Credit Agreement or one or more successive refinancings in full thereof.

“Credit Facility Obligations” means, collectively, (i) all “Obligations” (or any other defined term having a similar purpose) as defined in the Credit Agreement and (ii) all “Obligations” (or any other defined term having a similar purpose) as defined in the Bridge Loan Agreement.

“Discharge of First Lien Obligations” means the occurrence of all of the following:

(1)           termination or expiration of all commitments to extend credit that would constitute First Lien Debt;

(2)           payment in full and discharge of the principal of and interest and premium (if any) on all First Lien Debt (other than any undrawn letters of credit);

(3)           termination, cancellation or cash collateralization of all outstanding letters of credit constituting First Lien Debt (other than such letters of credit that have theretofore been fully cash collateralized in accordance with the terms of the relevant Secured Debt Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof); and

(4)           payment in full and discharge of all other First Lien Obligations that are outstanding and unpaid at the time the First Lien Debt is paid in full and discharged (including without limitation all Credit Facility Obligations, Guaranty Reimbursement Obligations, Specified Cash Management Obligations and all First Lien Hedging Obligations and the termination of all Hedge Agreements and payment in full of all obligations arising in connection with such termination) (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Second Lien Obligations” means the occurrence of all of the following:

(1)           termination or expiration of all commitments to extend credit that would constitute Second Lien Debt;

(2)           payment in full and discharge of the principal of and interest and premium (if any) on all Second Lien Debt (other than any undrawn letters of credit);

(3)           termination or cash collateralization of all outstanding letters of credit constituting Second Lien Debt (other than such letters of credit that have theretofore been fully cash collateralized, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise fully supported in a manner satisfactory to the respective issuers thereof; and

(4)           payment in full and discharge of all other Second Lien Obligations that are outstanding and unpaid at the time the Second Lien Obligations are paid in full and discharged (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Equally and ratably” means, in reference to sharing of Liens granted to the Collateral Agent for the benefit of the Secured Parties or proceeds thereof as between holders of First Lien Obligations or Second Lien Obligations, as the case may be, that such Liens or proceeds will be allocated and distributed to the applicable Secured Debt Representative for each outstanding Series of First Lien Debt or Second Lien Debt, as the case may be, for the account of the holders of such Series of First Lien Debt or Second Lien Debt, as the case may be, ratably in proportion to the First Lien Obligations or Second Lien Obligations, as the case may be, under each outstanding Series of First Lien Debt or Second Lien Debt, as the case may be, when the allocation or distribution is made (it being expressly understood and agreed that, for purposes of determining “equally and ratably”, there shall be no double counting of the face amount of any letter of credit or any reimbursement obligation arising from a drawing thereunder, on the one hand, and any Secured Debt or commitments to fund Secured Debt to acquire a participating interest in any letter of credit or reimbursement obligation thereunder, on the other hand).

“Existing Bridge Loan Agreement” has the meaning set forth in the recitals.

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Existing Credit Facility Obligations” means, collectively, (i) all “Obligations” (or any other defined term having a similar purpose) as defined in the Existing Credit Agreement and (ii) all “Obligations” (or any other defined terms having a similar purpose) as defined in the Existing Bridge Loan Agreement.

“First Lien” means a Lien granted by a Security Document to the Collateral Agent for the benefit of the First Lien Secured Parties, at any time, upon any property of the Company or any other Grantor to secure First Lien Obligations.

“First Lien Collateral” has the meaning set forth in Section 2.1.

“First Lien Debt” means:

(1)           all Existing Credit Facility Obligations; and

(2)           to the extent issued or outstanding, (A) Specified Cash Management Obligations and Specified Swap Obligations and (B) any other Indebtedness (including (x) obligations under Eligible Commodity Hedge Agreements not included pursuant to clause (A) of this paragraph, (y) obligations under Eligible Commodity Hedge Financings and (z) permitted refinancings of First Lien Debt, including any Credit Agreement as defined in clause (b) of the definition thereof contained herein and any Bridge Loan Agreement as defined in clause (b) of the definition thereof contained herein) that, in the case of this clause (B), are secured equally and ratably with the Credit Facility Obligations by a First Lien that was expressly permitted to be incurred and so secured under each then outstanding Credit Agreement and Bridge Loan Agreement (or if no such Credit Agreement or Bridge Loan Agreement is then in effect, each other applicable Secured Debt Document) (including, while the Existing Credit Agreement is in effect, pursuant to Sections 6.1 and 6.2 thereof, and, while the Existing Bridge Loan Agreement is in effect, pursuant to Sections 6.1 and 6.2 thereof); provided that the foregoing provisions of preceding clause (B) shall not be construed to permit general basket Indebtedness or Lien baskets to be used to provide equal and ratable security as First Lien Debt in each case unless the respective provisions in the then outstanding Credit Agreement and Bridge Loan Agreement (if any) expressly provide that equal and ratable liens on the Collateral with the Credit Facility Obligations shall be permitted; and provided further that in the case of any Indebtedness or other obligations referred to in this clause (2):

(a)           on or before the date on which such Indebtedness is (or other obligations are) incurred by the Company (or on or about the date of this Agreement in respect of any such Indebtedness that is (or any such other obligations that were) incurred prior to the date of this Agreement and constitute(s) Secured Debt under and as defined in the Security and Pledge Agreement (as defined in the Existing DIP Agreement)), such Indebtedness is (or other obligations are) designated by the Company, in an Officer’s Certificate delivered to the Collateral Agent, as “First Lien Debt” for the purposes of the Secured Debt Documents; provided that no Obligation or Indebtedness may be designated as both Second Lien Debt and First Lien Debt;

(b)           such Indebtedness is (or other obligations are) evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, promissory note, Hedge Agreement or other agreement or instrument that includes a Lien Sharing and Priority Confirmation, or such Indebtedness is (or other obligations are) subject to a Lien Sharing and Priority Confirmation; and

(c)           is designated as First Lien Debt in accordance with the requirements of Section 3.8(b) and the other requirements of Section 3.8 with respect thereto are satisfied.

In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to this Agreement or one or more of the Security Documents, First Lien Documents or Second Lien Documents, shall in each case be deemed to constitute First Lien Debt (although there shall be no separate Series of First Lien Debt as a result thereof) and First Lien Obligations (with the obligations described in this sentence being herein called “Collateral

Agent Obligations”), which Collateral Agent Obligations shall be entitled to the priority provided in clause FIRST of Section 3.4(a).

“First Lien Documents” means, collectively, the Loan Documents, the Bridge Loan Documents, each agreement or instrument relating to any Specified Cash Management and Swap Obligations and each other agreement or instrument governing, or relating to, any First Lien Debt (including First Lien Debt incurred after the date of this Agreement) and the First Lien Security Documents.

“First Lien Eligible Commodity Hedge Financing Agreements” shall mean any Eligible Commodity Hedge Financing (and agreements and instruments governing or relating thereto) which has become First Lien Debt in accordance with clause (2) of the definition of “First Lien Debt” contained herein.

“First Lien Eligible Commodity Hedge Financing Obligations” shall mean all obligations under First Lien Eligible Commodity Hedge Financing Agreements.

“First Lien Hedging Obligations” means all Specified Swap Obligations and all other obligations under any Commodity Hedge Agreement, Eligible Commodity Hedge Agreement or Swap Agreement which, in any case, constitutes First Lien Debt in accordance with clause (2) of the definition of “First Lien Debt” contained herein.

“First Lien Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the First Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the First Lien Documents, including, without limitation, all outstanding Credit Facility Obligations, Guaranty Reimbursement Obligations, Specified Cash Management Obligations, First Lien Hedging Obligations, First Lien Eligible Commodity Hedge Financing Obligations and such obligations in respect of any other series of First Lien Debt issued or outstanding after the date of this Agreement.  As provided in the last sentence of the definition of “First Lien Debt”, all Collateral Agent Obligations shall constitute First Lien Obligations.

“First Lien Representative” means:

(1)           in the case of the Existing Credit Agreement, the Administrative Agent;

(2)           in the case of the Existing Bridge Loan Agreement, the Bridge Loan Agent; or

(3)           in the case of any other Series of First Lien Debt, the respective creditor or any trustee, agent or representative thereof designated as such in the respective Series of First Lien Debt;

provided that neither the Collateral Agent nor any Secured Debt Representative shall be deemed to have knowledge of any other Secured Debt Representative unless it receives notice thereof in accordance with the terms of this Agreement.

“First Lien Secured Party” means each holder of First Lien Obligations (including, without limitation, the respective lenders, creditors, swap counterparties, agents, sub-agents, trustees and other persons to whom the respective First Lien Obligations are owing) from time to time.

“First Lien Security Documents” means the Security Documents (other than any Security Documents that do not secure the First Lien Obligations).

“Grantors” has the meaning set forth in the Guarantee and Collateral Agreement.

“Guarantee and Collateral Agreement” has the meaning set forth in the recitals.

“Guarantors” has the meaning set forth in the Guarantee and Collateral Agreement.

“Guaranty Reimbursement Obligations” means all Obligations of the Loan Parties under Section 2 of the Guarantee and Collateral Agreement.

“Hedge Agreement” shall mean any agreement or instrument governing or relating to any First Lien Hedging Obligations.

“Hedge Outstanding Amount” shall mean, for any Hedge Agreement on any date of determination, an amount determined in good faith by the applicable First Lien Representative equal to:  (a) in the case of a Hedge Agreement documented pursuant to a Master Agreement, the amount, if any, that would be or is payable by the applicable obligor to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination due to a “Termination Event”, “Event of Default”, “Additional Event of Default”, or “Additional Termination Event”, (ii) the obligor party thereto were the sole “Affected Party,” and (iii) the applicable First Lien Representative were the sole party determining such payment amount (with the applicable First Lien Representative making such determination reasonably in accordance with the provisions of the above-described Master Agreement); (b) in the case of a Hedge Agreement traded on a national exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the obligor party to such Hedge Agreement reasonably determined by the applicable First Lien Representative based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the obligor party to such Hedge Agreement reasonably determined by the applicable First Lien Representative as the amount, if any, by which (i) the present value of the future cash flows to be paid by the applicable obligor exceeds (ii) the present value of the future cash flows to be received by such obligor pursuant to such Hedge Agreement; capitalized terms used in this definition and not otherwise defined in this definition or this Agreement shall have the respective meanings set forth in the above described Master Agreement or other document governing such Hedge Agreement.  For the avoidance of doubt, any calculation of a Hedge Outstanding Amount in respect of an Eligible Commodity Hedging

Agreement involving the purchase of fuel or the sale of power shall include, without limitation, consideration of the contractual value of any fuel or power, as applicable, which has been delivered on or before the date of the relevant calculation, but for which payment has not been made by the buyer of such fuel or power.

“Insolvency or Liquidation Proceeding” means:

(1)           any case commenced by or against the Company or any other Grantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)           any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder” means an agreement substantially in the form of Exhibit A.

“Lenders” has the meaning set forth in the recitals.

“Lien Sharing and Priority Confirmation” means:

(1)           as to any Series of First Lien Debt, the written agreement of the holders of such Series of First Lien Debt, or their applicable First Lien Representative on their behalf, in each case as set forth in the indenture, credit agreement, loan agreement, note agreement, promissory note, Hedge Agreement or other agreement or instrument evidencing or governing such Series of First Lien Debt (or in a separate writing binding upon holders of such Series of First Lien Debt), for the enforceable benefit of all holders of each existing and future Series of First Lien Debt, each existing and future First Lien Representative, all holders of each existing and future Series of Second Lien Debt and each existing and future Second Lien Representative:

(a)           that all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Company or any other Grantor to secure any Obligations in respect of such Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all holders of First Lien Obligations equally and ratably;

(b)           that the holders of Obligations in respect of such Series of First Lien Debt are bound by the provisions of this Agreement, including without limitation (x) the provisions relating to the ranking of First Liens and the order of application of proceeds from enforcement of First Liens and (y) the provisions of Section 8.22 hereof; and

(c)           consenting to and directing the Collateral Agent to perform its obligations under this Agreement and the other Security Documents; and

(2)           as to any Series of Second Lien Debt, the written agreement of the holders of such Series of Second Lien Debt, or their applicable Second Lien Representative on their behalf, in each case as set forth in the indenture, credit agreement, loan agreement, note agreement, promissory note, Hedge Agreement or other agreement or instrument evidencing or governing such Series of Second Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Second Lien Debt, each existing and future Second Lien Representative, all holders of each existing and future Series of First Lien Debt and each existing and future First Lien Representative:

(a)           that all Second Lien Obligations will be and are secured equally and ratably by all Second Liens at any time granted by the Company or any other Grantor to secure any Obligations in respect of such Series of Second Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Second Lien Debt, and that all such Second Liens will be enforceable by the Collateral Agent for the benefit of all holders of Second Lien Obligations equally and ratably;

(b)           that the holders of Obligations in respect of such Series of Second Lien Debt are bound by the provisions of this Agreement, including without limitation (x) the provisions relating to the ranking of Second Liens and the order of application of proceeds from the enforcement of Second Liens and (y) the provisions of Section 8.22 hereof; and

(c)           consenting to and directing the Collateral Agent to perform its obligations under this Agreement and the other Security Documents (including the Second Lien Security Documents).

“Loan Documents” means all “Loan Documents” under, and as defined in, the Existing Credit Agreement.

“Loan Parties” means, collectively, (i) the “Loan Parties” (or any other defined term having a similar purpose) as defined in the Credit Agreement and (ii) the “Loan Parties” (or any other defined term having a similar purpose) as defined in the Bridge Loan Agreement.

“Master Agreement” means any Master Agreement published by the International Swap and Derivatives Associations, Inc.

“Obligations” mean the First Lien Obligations or the Second Lien Obligations, as the context may require.

“Officer’s Certificate” means a certificate of a Responsible Officer of the Company.

“Qualified Cash Management Creditors” means any Person to whom Cash Management Obligations are owed, in each case so long as such Person was a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender, at the time the respective services or extensions of credit giving rise to such Cash Management Obligations were provided or incurred.

“Required First Lien Debtholders” means, at any time, the holders of more than 50% of the sum of (a) the aggregate outstanding principal amount of First Lien Debt (including outstanding letters of credit (unless fully cash collateralized in accordance with the terms of the relevant Secured Debt Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof) whether or not then available or drawn but excluding obligations under Hedge Agreements); (b) the aggregate Hedge Outstanding Amount under Hedge Agreements; and (c) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Debt.  For purposes of this definition, (a) First Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote to direct the relevant First Lien Debt Representative, and (b) votes will be determined in accordance with the provisions of Section 8.2.

“Required Second Lien Debtholders” means, at any time, the holders of more than 50% of the sum of (a) the aggregate outstanding principal amount of Second Lien Debt (including outstanding letters of credit (unless fully cash collateralized in accordance with the terms of the relevant Secured Debt Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof) whether or not then available or drawn, and (b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Debt.  For purposes of this definition, (i) Second Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote to direct the relevant Second Lien Debt Representative, and (ii) votes will be determined in accordance with the provisions of Section 8.2.

“Second Lien” means a Lien granted by a Security Document to the Collateral Agent for the benefit of the Second Lien Secured Parties, at any time, upon any property of the Company or any other Grantor to secure Second Lien Obligations.

“Second Lien Collateral” has the meaning set forth in Section 2.2.

“Second Lien Debt” means, to the extent issued or outstanding, any Indebtedness constituting Junior Lien Indebtedness provided that in the case of any Indebtedness referred to in this definition:

(a)          on or before the date on which such Indebtedness is incurred by the Company or any Restricted Subsidiary, such Indebtedness is designated by the Company, in an Officer’s Certificate delivered to the Collateral Agent, as “Second Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Obligation or Indebtedness may be designated as both Second Lien Debt and First Lien Debt;

(b)          such Indebtedness is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, promissory note or other agreement or instrument that includes a Lien Sharing and Priority Confirmation;

(c)          is designated as Second Lien Debt in accordance with the requirements of Section 3.8(b) and the other requirements of Section 3.8 with respect thereto are satisfied; and

(d)          at the time of the incurrence thereof, the respective Second Lien Debt may be incurred (and secured as contemplated herein) without violating the terms of any Credit Agreement or Bridge Loan Agreement then outstanding (or if no such Credit Agreement or Bridge Loan Agreement is then in effect, each other applicable Secured Debt Document).

“Second Lien Documents” means, collectively, the indenture, credit agreement or other agreement or instrument evidencing or governing or securing each Series of Second Lien Debt and the Second Lien Security Documents.

“Second Lien Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Second Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Second Lien Debt.

“Second Lien Representative” means, in the case of any Series of Second Lien Debt, the trustee, agent or representative of the holders of such Series of Second Lien Debt who maintains the transfer register for such Series of Second Lien Debt and is appointed as a Second Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement, loan agreement, note agreement, promissory note or other agreement or instrument evidencing or governing such Series of Second Lien Debt, together with its successors in such capacity; provided that in each case such Person shall have executed a Joinder.

“Second Lien Secured Party” means each holder of Second Lien Obligations (including, without limitation, the respective lenders, creditors, swap counterparties, agents, sub-agents, trustees and other persons to whom the respective Second Lien Obligations are owing) from time to time.

“Second Lien Security Documents” means the Security Documents (other than any Security Documents that do not secure the Second Lien Obligations).

“Secured Debt” means First Lien Debt and Second Lien Debt.

“Secured Debt Default” means, with respect to any Series of Secured Debt, any event or condition which, under the terms of any credit agreement, indenture, loan agreement,

note agreement, promissory note, Hedge Agreement or other agreement or instrument evidencing or governing such Series of Secured Debt, causes, or permits holders of Secured Debt outstanding thereunder to cause, the Secured Debt outstanding thereunder to become immediately due and payable.  For the avoidance of doubt, (i) an “Event of Default” (or any other defined term having a similar purpose) (as defined in the Credit Agreement) and (ii) an “Event of Default” (or any other defined term having a similar purpose) (as defined in the Bridge Loan Agreement) shall, in each case, constitute a Secured Debt Default with respect to the Series of Secured Debt evidenced by the Credit Agreement or the Bridge Loan Agreement, as the case may be.

“Secured Debt Documents” means the First Lien Documents and the Second Lien Documents.

“Secured Debt Representative” means each First Lien Representative and each Second Lien Representative.

“Secured Debt Termination Date” means the date on which (1) all outstanding Secured Debt is paid in full and discharged, (2) all other Secured Obligations that are outstanding, due and payable at the time all Secured Debt is paid in full and discharged are paid in full and discharged, (3) all commitments to extend credit under all Secured Debt Documents are terminated or have expired and (4) all outstanding letters of credit issued pursuant to any Secured Debt Documents are cancelled, terminated, fully cash collateralized in accordance with the terms of the relevant Secured Debt Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof.

“Secured Obligations” means First Lien Obligations and Second Lien Obligations.

“Secured Parties” means the First Lien Secured Parties (including their Secured Debt Representatives) and the Second Lien Secured Parties (including their Secured Debt Representatives).

“Security Documents” means this Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 8.1 including, without limitations, the Security Documents (or any other defined term having a similar purpose) (as such term is defined in each of the Credit Agreement and the Bridge Loan Agreement).  Security Documents shall include any documents of the type described above entered into after the date hereof, including separate security documents with respect to any Series of Second Lien Debt that are intended to provide Second Lien security interests with respect to all or any part of the First Lien Collateral to secure Second Lien Debt (so long as the Collateral Agent has a First Lien on such Collateral to secure all First Lien Debt), in each case so long as the respective documents meet the requirements of Section 3.8(d).

“Series of First Lien Debt” means, severally, (1) the Indebtedness under the Existing Credit Agreement, (2) the Indebtedness under the Existing Bridge Loan Agreement, (3) all Specified Cash Management and Swap Obligations (with each separate such item constituting a separate series of First Lien Debt, except that agreements between one or more of the same Loan Parties, on the one hand, and one or more of the same counterparties, on the other hand, shall constitute a single series of First Lien Debt, so long as such agreements represent confirmations or transactions under a single common agreement among such parties) and (4) each separate issue of Indebtedness which constitutes First Lien Debt in accordance with clause (2) of the definition thereof contained herein (with agreements between one or more of the same Loan Parties, on the one hand, and one or more of the same counterparties, on the other hand, constituting a single issue and a single series of First Lien Debt, so long as such agreements represent confirmations or transactions under a single common agreement among such parties).

“Series of Second Lien Debt” means, severally, each issue or series of Second Lien Debt.

“Series of Secured Debt” means, severally, each Series of First Lien Debt and each Series of Second Lien Debt.

“Specified Cash Management Obligations” means all Cash Management Obligations that are owed to one or more Qualified Cash Management Creditors.

“Specified Cash Management and Swap Obligations” means a collective reference to all Specified Cash Management Obligations and all Specified Swap Obligations.

“Specified Swap Agreement” means (i) any agreement in effect on the Closing Date that constituted (immediately prior to the Closing Date) a “Specified Swap Agreement” as defined in the Security and Pledge Agreement (as defined in the Existing DIP Agreement) and (ii) any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Guarantor and any Person that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender at the time such Swap Agreement is entered into.

“Specified Swap Obligations” means all Obligations under any Specified Swap Agreements.

“Triggering Event” means (1) until the Discharge of First Lien Obligations, a Secured Debt Default under (a) any Credit Agreement or any other Loan Documents or under any Bridge Loan Agreement or any other Bridge Loan Documents or (b) at such time as the Credit Agreement and the Bridge Loan Agreement are no longer effective, any then effective First Lien Document; and (2) after the Discharge of First Lien Obligations until the Discharge of Second Lien Obligations, a Secured Debt Default under any Second Lien Document.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

Section 1.2  Rules of Interpretation.  (a)  All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(b)          Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c)          The use in this Agreement or any of the other Security Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)          References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided.  References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided.  References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

(e)          This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it.  Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

ARTICLE II

The Liens

Section 2.1  Acknowledgment of First Liens.  The parties hereto acknowledge and agree that, pursuant to the applicable Security Documents, each of the Grantors has granted to the Collateral Agent, and the Collateral Agent has accepted and agreed to hold, for the benefit of all present and future holders of First Lien Obligations, all of such Grantor’s right, title and interest in, to and under the Collateral, to secure the payment of the First Lien Obligations (the “First Lien Collateral”).

The Collateral Agent and its successors and assigns under this Agreement will hold the First Lien Collateral for the benefit solely and exclusively of all present and future holders of First Lien Obligations as security for the payment of all present and future First Lien Obligations.

Notwithstanding the foregoing, if at any time all Liens securing the First Lien Obligations have been released as provided in Section 4.1, then the Liens securing the First Lien

Collateral will terminate, except that all provisions set forth in Section 8.9 that are enforceable by the Collateral Agent or any of its co- agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The parties hereto further acknowledge and agree that the First Lien Collateral will be held and distributed by the Collateral Agent subject to the further agreements herein.

Section 2.2  Acknowledgment of Second Liens.  The parties hereto acknowledge and agree that, pursuant to the applicable Security Documents, each of the Grantors has granted to the Collateral Agent, and the Collateral Agent has accepted and agreed to hold, for the benefit of all present and future holders of Second Lien Obligations, all of such Grantor’s right, title and interest in, to and under the Collateral, to secure the payment of the Second Lien Obligations (the “Second Lien Collateral”).

The Collateral Agent and its successors and assigns under this Agreement will hold the Second Lien Collateral for the benefit solely and exclusively of all present and future holders of Second Lien Obligations as security for the payment of all present and future Second Lien Obligations.

Notwithstanding the foregoing, if at any time all Liens securing the Second Lien Obligations have been released as provided in Section 4.1, then the Liens securing the Second Lien Collateral arising hereunder will terminate, except that all provisions set forth in Section 8.9 that are enforceable by the Collateral Agent or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The parties hereto further acknowledge and agree that the Second Lien Collateral will be held and distributed by the Collateral Agent subject to the further agreements herein.

Section 2.3  Priority of Liens.  Notwithstanding anything else contained herein or in any other Security Document, it is the intent of the parties that:

(a)          This Agreement and the other Security Documents create two separate and distinct Liens over the Collateral: (i) the First Liens in favor of the Collateral Agent, in its capacity as collateral agent for the holders of First Lien Obligations, securing the payment and performance of the First Lien Obligations and (ii) the Second Liens in favor of the Collateral Agent, in its capacity as collateral agent for the holders of Second Lien Obligations, securing the payment and performance of the Second Lien Obligations.

(b)          Any and all Liens now existing or hereafter created or arising in favor of the Collateral Agent or any Second Lien Representative securing the Second Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the Collateral Agent or any First Lien Representatives securing the First Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Lien Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the UCC or any applicable law or any First Lien Document or Second Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Lien Secured Party securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Lien Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(c)          No First Lien Secured Party or Second Lien Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other.  Notwithstanding any failure by any First Lien Secured Party or Second Lien Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Lien Secured Parties or the Second Lien Secured parties, the priority and rights as between the First Lien Secured Parties and the Second Lien Secured Parties with respect to the Common Collateral shall be as set forth herein.

(d)          Each Second Lien Representative on behalf of itself and the other Second Lien Secured Parties acknowledges that a portion of the First Lien Obligations (i) represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced or repaid and subsequently reborrowed, (ii) represents debt that arises under Hedge Agreements and hence the amount that may be outstanding from time to time may be increased or reduced at any time and that, in each case, the terms of the First Lien Obligations may be modified, extended, supplemented, amended or amended and restated from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced, renewed or refinanced, in each event, without notice to or consent by any Second Lien Secured Parties and without affecting the provisions hereof.  The lien priorities provided in Section 2.3 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any portion of the foregoing.

Section 2.4  Restrictions on Enforcement of Second Liens.  (a)  Until the Discharge of First Lien Obligations, the holders of First Lien Obligations will have, subject to the exceptions set forth below in clauses (a)(1) through (a)(4), the exclusive right to authorize and direct the Collateral Agent with respect to the Security Documents and the Common Collateral including, without limitation, the exclusive right to authorize or direct the Collateral Agent to enforce, collect or realize on any Common Collateral or exercise any other right or remedy with respect to the Common Collateral and no Second Lien Representative or holder of Second Lien Obligations may authorize or direct the Collateral Agent with respect to such matters.  Notwithstanding the foregoing, the holders of Second Lien Obligations may direct the Collateral Agent:

(1)           without any condition or restriction whatsoever, at any time after the Discharge of First Lien Obligations;

(2)           as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of First Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of First Lien Obligations;

(3)           as necessary to perfect or establish the priority (subject to First Liens) of the Second Liens upon any Common Collateral, except that the holders of Second Lien Obligations may not require the Collateral Agent to take any action to perfect any Common Collateral through possession or control other than the Collateral Agent taking any action for possession or control required by the holders of First Liens and the Collateral Agent agreeing pursuant to Section 8.3 that the Collateral Agent as agent for the benefit of the First Lien Holders agrees to act as agent for the benefit of the Second Lien Holders; or

(4)           as necessary to create, prove, preserve or protect (but not enforce) the Second Liens upon any Common Collateral.

(b)          Until the Discharge of First Lien Obligations the holders of Second Lien Obligations, the Collateral Agent or any Second Lien Representative will:

(1)           not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Lien Obligation pari passu with or senior to, or to give any Second Lien Secured Party any preference or priority relative to, the Liens with respect to the First Lien Obligations or the First Lien Secured Parties with respect to any of the Common Collateral;

(2)           not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by any First Lien Secured Party or any other enforcement action taken (or any forbearance from taking any enforcement action) by or on behalf of any First Lien Secured Party;

(3)           have no right to (i) direct either any of the Collateral Agent, any First Lien Representative or any other First Lien Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Lien Security Documents or (ii) consent or object to the exercise by the Collateral Agent, any First Lien Representative or any other First Lien Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Lien Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (3), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);

(4)           not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Lien Secured Party shall be liable for, any action taken or omitted to be taken by any First Lien Secured Party with respect to the Common Collateral or pursuant to the First Lien Documents;

(5)           not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Second Lien Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Second Lien Security Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, any Second Lien Security Document;

(6)           not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Lien Security Documents; and

(7)           not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.

; provided that, notwithstanding the foregoing, any Second Lien Secured Party may exercise its rights and remedies otherwise prohibited by clauses (5) and (6) above in respect of the Common Collateral under the Second Lien Security Documents or applicable law after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the Collateral Agent and each First Lien Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of a Secured Debt Default in respect of the Second Lien Debt; provided, further, however, that, notwithstanding the foregoing, in no event shall any Second Lien Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any First Lien Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to any of the Common Collateral (prompt notice of such exercise to be given to the Second Lien Representative) or (ii) an Insolvency Proceeding in respect of any Grantor shall have been commenced.

Subject to the terms of this Agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Second Lien Obligations and the Second Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against the Company or any other Grantor in accordance with applicable law and the termination of any agreement by the holder of a Second Lien in accordance with the terms thereof; provided that the holders of Second Lien Obligations and the Second Lien Representatives may not take any of the actions prohibited by clauses (1) through (7) of this Section 2.4(a) or oppose or contest any order that it has agreed not to oppose or contest under Section 2.8.

(c)          At any time prior to the Discharge of First Lien Obligations and after (1) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor or (2) the Collateral Agent and each Second Lien Representative have received written notice from any First Lien Representative at the direction of an Act of Required Debtholders stating that (A) any Series of First Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of First Liens securing one or more Series of First Lien Debt have become entitled under any First Lien Documents to and desire to enforce any or all of the First Liens by reason of a Secured Debt Default under such First Lien Documents, no payment of money (or the equivalent of money) or other distribution shall be made from the proceeds of Common Collateral by the Company or any other Grantor to the Collateral Agent or any Second Lien Secured Party or Second Lien Representative (including, without limitation, payments and prepayments made for application to Second Lien Obligations and all other payments and deposits made pursuant to any provision of any Second Lien Document).

(d)          All proceeds of Collateral received by the Collateral Agent, any Second Lien Representative or any holder of Second Lien Obligations in violation of Section 2.4(c) will be held by the Collateral Agent, the applicable Second Lien Representative or the applicable holder of Second Lien Obligations for the account of the holders of First Liens and remitted to any First Lien Representative upon demand by such First Lien Representative.  The Second Liens will remain attached to and enforceable against all proceeds so held or remitted.  All proceeds of Collateral received by the holders of Second Lien Obligations and Second Lien Representatives not in violation of Section 2.4(c) will be received by the holders of Second Lien Obligations and the Second Lien Representatives free from the First Liens and all other Liens except the Second Liens.

(e)          If any holder of Second Lien Obligations or Second Lien Representative, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Common Collateral, such Grantor may interpose as a defense or dilatory plea the making of this Agreement, and any holder of First Lien Obligations or First Lien Representative may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

Section 2.5  Judgment Creditor/Inspection/Insurance.  (a)  In the event that any Second Lien Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations are subject to the terms of this Agreement.

(b)          Any First Lien Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the Collateral Agent or any First Lien Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by any Second Lien Secured Party or liability to any Second Lien Secured Party.

(c)          Until the Discharge of the First Lien Obligations has occurred, the Collateral Agent on behalf of the First Lien Representatives will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party (except that the Collateral Agent on behalf of the Second Lien Representative shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Lien Representatives); (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

Section 2.6  Discretion in Enforcement of First Liens.  (a)  In exercising rights and remedies with respect to the Collateral after the occurrence and during the continuation of a Triggering Event, the First Lien Representatives may enforce (or refrain from enforcing) the provisions of the First Lien Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their absolute sole and exclusive discretion, including:

(1)           the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the First Lien Obligations;

(2)           the enforcement or forbearance from enforcement of any First Lien in respect of the Collateral;

(3)           the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the First Lien Collateral to the extent provided in the Security Documents;

(4)           the acceptance of the Collateral in full or partial satisfaction of the First Lien Obligations; and

(5)           the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

Section 2.7  Discretion in Enforcement of First Lien Obligations.  (a)  Without in any way limiting the generality of Section 2.6, the holders of First Lien Obligations and the First Lien Representatives may at any time and from time to time, without the consent of or notice to holders of Second Lien Obligations or the Second Lien Representatives, without incurring responsibility to holders of Second Lien Obligations and the Second Lien Representatives and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of holders of Second Lien Obligations and the Second Lien Representatives, do any one or more of the following:

(1)           change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the First Lien Obligations, or otherwise amend or supplement in any manner the First Lien Obligations, or any instrument evidencing the First Lien Obligations or any agreement under which the First Lien Obligations are outstanding;

(2)           release any Person or entity liable in any manner for the collection of the First Lien Obligations;

(3)           release the First Lien on any Collateral securing First Lien Obligations; and

(4)           exercise or refrain from exercising any rights against any Grantor.

(b)          The Second Lien Representatives shall be provided with notice of any enforcement actions with respect to any Grantor; provided that (1) any failure or delay in providing such notice shall not impair any rights of the Secured Parties hereunder or under any other Secured Debt Document and (2) no party hereto shall be liable in any respect for any failure or delay in providing such notice.

Section 2.8  Insolvency or Liquidation Proceedings.  (1)  Until the Discharge of the First Lien Obligations has occurred, each Second Lien Representative agrees on behalf of itself and the other Second Lien Secured Parties that no Second Lien Secured Party shall, in or in connection with any Insolvency or Liquidation Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Collateral Agent or any First Lien Representative (including the validity and enforceability thereof) or any other First Lien Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that each Second Lien Representative may file a proof of claim in an Insolvency or Liquidation Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Lien Representative imposed hereby.

(2)           If any Loan Party becomes subject to any Insolvency or Liquidation Proceeding, and if the First Lien Representative or the other First Lien Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any Person(s) other than the First Lien Secured Parties (any such financing, “DIP Financing”), then each Second Lien Representative agrees, on behalf of itself and the other Second Lien Secured Parties, that each Second Lien Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph (4) below and (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Liens (i) to such DIP Financing on the same terms as the First Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First Lien Secured Parties and (iii) to any “carve-out” agreed to by the First Lien Representative or the other First Lien Secured Parties, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

(3)           Each Second Lien Representative agrees, on behalf of itself and the other Second Lien Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of each First Lien Representative.

(4)           Each Second Lien Representative, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by a First Lien Representative or the other First Lien Secured Parties for adequate protection or any adequate protection provided to the First Lien Representative or the other First Lien Secured Parties or (b) any objection by a First Lien Representative or any other First Lien Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to a First Lien Representative or any other First Lien Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.  Notwithstanding anything contained in this Section and in (2)(b) above (but subject to all other provisions of this Agreement, including, without limitation, (2)(a) and (3) above, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Lien Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral each Second Lien Representative, on behalf of itself and any of the Second Lien Secured Parties, may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Lien Obligations and such DIP Financing on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the First Lien Secured Parties, provided, however, that each Second Lien Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the relevant Second Lien Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event a Second Lien Representative, on behalf of itself and the relevant Second Lien Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then each Second Lien Representative, on behalf of itself and the relevant Second Lien Secured Parties, agrees that each First Lien Representative shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Lien Obligations are subordinated to such First Lien Obligations under this Agreement.  Each Second Lien Representative, on behalf of itself and the other relevant Second Lien Secured Parties, agrees that except as expressly set forth in this Section none of them shall seek or accept adequate protection without the prior written consent of the First Lien Representative.

(5)           If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  The Second Lien Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

(6)           Neither any Second Lien Representative nor any other Second Lien Secured Party shall, in an Insolvency or Liquidation Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported or permitted by any of the First Lien Secured Parties, and each Second Lien Representative and each other Second Lien Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported or permitted by any of the First Lien Secured Parties and to have released their Liens on such assets.

(7)           Each Second Lien Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Documents and the Second Lien Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and Second Lien Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest before any distribution is made in respect of the claims held by the Second Lien Secured Parties, with the Second Lien Secured Parties hereby acknowledging and agreeing to turn over to the First Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties).

(8)           Nothing contained herein shall prohibit or in any way limit the First Lien Representative or any other First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Secured Party, including the seeking by any Second Lien Secured Party of adequate protection (except as provided in Section 2.8(4)) or the asserting by any Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

(9)           To the extent that any Second Lien Representative or any Second Lien Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, each Second Lien Representative agrees, on behalf of itself and the other Second Lien Secured Parties not to assert any of such rights without the prior written consent of the First Lien Representatives (or the Required First Lien Debtholders); provided that if requested by the First Lien Representatives (or the Required First Lien Debtholders), each Second Lien Representative shall timely exercise such rights in the manner requested by the First Lien Representatives (or the Required First Lien Debtholders), including any rights to payments in respect of such rights.

(10)           This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding.

Section 2.9  Collateral Shared Equally and Ratably within Class.  The parties to this Agreement agree that the payment and satisfaction of all of the Secured Obligations within each Class will be secured equally and ratably by the Liens established in favor of the Collateral Agent for the benefit of the Secured Parties belonging to such Class.  It is understood and agreed that nothing in this Section 2.9 is intended to alter the priorities among Secured Parties belonging to different Classes as provided in Section 2.3.

ARTICLE III

Obligations and Powers of Collateral Agent

Section 3.1  Undertaking of the Collateral Agent.  (a)  Subject to, and in accordance with, this Agreement and the other Security Documents, the Collateral Agent will, as collateral agent, for the benefit solely and exclusively of the present and future Secured Parties:

(1)           accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;

(2)           take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(3)           deliver and receive notices pursuant to the Security Documents;

(4)           sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(5)           remit as provided in Section 3.4 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;

(6)           execute and deliver amendments to the Security Documents as from time to time authorized pursuant to Section 8.1; and

(7)           release any Lien granted to it by any Security Document upon any Collateral if and as required by Section 4.1.

(b)          Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Agent set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Agent.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Secured Obligations) unless (i) the exercise of such remedy or action shall then be permitted under the underlying Security Document and (ii) it shall have been directed by written notice of an Act of Required Debtholders and then only in accordance with the provisions of this Agreement and the other Security Documents.

Section 3.2  Release or Subordination of Liens.  The Collateral Agent will not release or subordinate any Lien of the Collateral Agent or consent to the release or subordination of any Lien of the Collateral Agent, except:

(a)          as directed by an Act of Required Debtholders accompanied by an Officer’s Certificate to the effect that the release or subordination was permitted by each applicable Secured Debt Document;

(b)          as required by Article 4;

(c)          as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction;

(d)          in connection with any foreclosure or exercise of rights and remedies pursuant to Section 3.3; or

(e)          for the subordination (in accordance with the terms hereof and of the other Security Documents) of the Second Lien Collateral and the Second Liens to the First Lien Collateral and the First Liens.

Section 3.3  Enforcement of Liens.  If the Collateral Agent at any time receives written notice that any Triggering Event has occurred entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens hereunder, the Collateral Agent will promptly deliver written notice thereof to each Secured Debt Representative.  Thereafter, the Collateral Agent may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders.  Subsequent to the Collateral Agent delivering written notice to each Secured Debt Representative that any Triggering Event has occurred entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens thereunder, then, unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Agent in any event may (but will not be obligated to) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents.

Section 3.4  Application of Proceeds.  (a)  The Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral and the proceeds of any title insurance policy required under any First Lien Document or Second Lien Document in the following order of application (subject to Section 7.2, to the extent applicable):

FIRST, to the payment of all reasonable and documented costs and expenses incurred by the Collateral Agent in connection with such sale, collection or realization or otherwise in connection with this Agreement or any of the Secured Obligations, and to any other Collateral Agent Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder;

SECOND, to the respective First Lien Representatives for application to the payment of all outstanding First Lien Debt and any other First Lien Obligations that are then due and payable in such order as may be provided in the First Lien Documents in an amount sufficient to pay in full and discharge all outstanding First Lien Debt and all other First Lien Obligations that are then due and payable (including cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Debt that have not theretofore been cancelled, terminated, fully cash collateralized as provided above, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof);

THIRD, to the respective Second Lien Representatives for application to the payment of all outstanding Second Lien Debt and any other Second Lien Obligations that are then due and payable in such order as may be provided in the Second Lien Documents in an amount sufficient to pay in full and discharge all outstanding Second Lien Debt and all other Second Lien Obligations that are then due and payable (including the cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Second Lien Document) of all outstanding letters of credit constituting Second Lien Debt that have not theretofore been cancelled, terminated, fully cash collateralized as provided above, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof); and

FOURTH, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

For purposes of this Section 3.4(a), “proceeds” of Collateral includes any and all cash, securities and other property realized from collection, foreclosure or enforcement of the Collateral Agent’s Liens upon the Collateral (including distributions of Collateral in satisfaction of any Secured Obligations).

(b)          If any Second Lien Representative or any holder of a Second Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the First Lien Obligations in accordance with Section 3.4(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Second Lien Representative or such holder of a Second Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Agent, for the account of the holders of the First Lien Obligations, to be applied in accordance with Section 3.4(a).  Until so delivered, such proceeds will be held by that Second Lien Representative or that holder of a Second Lien Obligation, as the case may be, for the benefit of the holders of the First Lien Obligations.

(c)          This Section 3.4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the Collateral Agent as holder of First Liens and Second Liens.  The Secured Debt Representative of each future Series of Secured Debt will, to the extent provided in this Agreement, be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Agent at the time of incurrence of such Series of Secured Debt.

(d)          In connection with the application of proceeds pursuant to Section 3.4(a), except as otherwise directed by an Act of Required Debtholders, the Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

Section 3.5  Powers of the Collateral Agent.  (a)  The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article 3 or as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Required Debtholders.

(b)          No Secured Debt Representative or holder of Secured Obligations will have any liability whatsoever for any act or omission of the Collateral Agent.

Section 3.6  Documents and Communications.  The Collateral Agent will permit each Secured Debt Representative and each holder of Secured Obligations upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Agent in its capacity as such.

Section 3.7  For Sole and Exclusive Benefit of Holders of Secured Obligations.  The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent and all other property constituting Collateral solely and exclusively for the benefit of the present and future holders of present and future Secured Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.

Section 3.8  Secured Debt.  (a)  The Collateral Agent will, as collateral agent hereunder, perform its undertakings set forth in Section 3.1(a) with respect to each holder of Secured Obligations of a Series of Secured Debt that is issued or incurred after the date hereof  (or that is incurred prior to the date of this Agreement and constitutes Secured Debt under and as defined in the Security and Pledge Agreement (as defined in the Existing DIP Agreement)) that:

(1)           holds Secured Obligations that constitute First Lien Debt in accordance with clause (1) of the definition of “First Lien Debt” contained herein, or are identified as Second Lien Debt or First Lien Debt in accordance with the procedures set forth in Section 3.8(b);

(2)           signs, through its designated Secured Debt Representative identified pursuant to Section 3.8(b), a Joinder; and

(3)           delivers a Lien Sharing and Priority Confirmation;

provided that the actions required by preceding clauses (2) and (3), and following Section 3.8(b), shall not be required to be taken with respect to First Lien Debt as described in clause (1) of the definition of “First Lien Debt” contained herein.

(b)          The Company will be permitted to designate as an additional holder of Secured Obligations hereunder each Person who is, or who becomes, the holder of First Lien Debt or the holder of Second Lien Debt incurred by the Company or such other Grantor in accordance with the respective definitions of First Lien Debt or Second Lien Debt, as the case may be, contained herein as additional First Lien Debt or Second Lien Debt hereunder, respectively.  The Company may effect such designation by delivering to the Collateral Agent each of the following:

(1)           an Officer’s Certificate describing in reasonable detail the respective First Lien Debt or Second Lien Debt and stating that the Company or such other Grantor has incurred or intends to incur such obligations as additional Secured Debt (“Additional Secured Debt”) which will either be (i) First Lien Debt permitted by each applicable Secured Debt Document to be secured by a First Lien equally and ratably with all previously existing and future First Lien Debt or (ii) Second Lien Debt permitted by each applicable Secured Debt Document to be secured with a Second Lien equally and ratably with all previously existing and future Second Lien Debt; and

(2)           a written notice specifying the name and address of the Secured Debt Representative for such series of Additional Secured Debt for purposes of Section 8.6.

Notwithstanding the foregoing, but in no way limiting Section 2.3(d), nothing in this Agreement will be construed to allow the Company or any other Grantor to incur additional Indebtedness or grant additional Liens unless in each case otherwise permitted by the terms of all applicable Secured Debt Documents.

(c)          With respect to any Series of First Lien Debt or Series of Second Lien Debt incurred after the date of this Agreement, the Company and each of the Grantors agrees to take such actions (if any) (including, without limitation, any acknowledgements by the Company or any of the other Guarantors of guarantees or security that are applicable to First Lien Debt or Second Lien Debt, as the case may be) as may from time to time reasonably be requested by the Collateral Agent, any Secured Debt Representative or any Act of Required Debt Holders, and enter into such technical amendments, modifications and/or supplements to the then existing guarantees and Security Documents (or execute and deliver such additional guarantees and Security Documents) as may from time to time be reasonably requested by the Collateral Agent (or as contemplated by following Section 3.8(d)),  to ensure that the relevant additional First Lien Obligations or Second Lien Obligations, as the case may be, are secured by, and entitled to the benefits of, the relevant guarantees and Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications and/or supplements (and additional guarantees and Security Documents).  The Borrower and each Grantor hereby further agree that, if there are any recording, filing or other similar fees payable in connection with any of the actions to be taken pursuant to this Section 3.8(c), all such amounts shall be paid by, and shall be for the account of, the Borrower and the respective Grantors, on a joint and several basis.

(d)          All parties hereto acknowledge and agree that, on the date of this Agreement, the Security Documents do not secure any Second Lien Obligations.  At such time (if any) as any Second Lien Debt becomes entitled to the benefits of this Agreement, Security Documents as contemplated by the last sentence of the definition “Security Documents” contained herein shall be required to be entered into to secure such Second Lien Debt.  Any such Security Documents shall be required to apply only to Common Collateral (after giving effect thereto) and shall be in form and substance substantially the same (although providing Second Liens) as the respective Security Documents securing the First Lien Obligations and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE IV

Obligations Enforceable by the Borrower and the Other Grantors

Section 4.1  Release of Liens on Collateral.  The Collateral Agent’s Liens upon the Collateral will be released and terminate:

(a)          in whole, upon the Secured Debt Termination Date;

(b)          with respect to Liens upon the Collateral securing the First Lien Debt, in whole and automatically upon the occurrence of the Secured Debt Termination Date with respect to the First Lien Debt;

(c)          with respect to Liens upon the Collateral securing the Second Lien Debt (if any), in whole and automatically upon the occurrence of the Secured Debt Termination Date with respect to the Second Lien Debt;

(d)          upon the written request of the Company and the respective Grantor to the Collateral Agent, as to any Collateral of a Grantor (other than the Borrower) that (x) is released as a Guarantor under, and as defined in, the Guaranty and the Collateral Agreement pursuant to the provisions of Section 8.14(b) thereof (or the relevant provisions of any replacement or successor guaranty), and (y) is not obligated (as primary obligor or guarantor) with respect to any other First Lien Obligations at such time and so long as the respective release does not violate the terms of any First Lien Document which then remains in effect;

(e)          as to any Collateral that is released, sold, transferred or otherwise disposed of by the Company or any other Grantor to a Person that is not (either before or after such release, sale, transfer or disposition) the Company or a Restricted Subsidiary in a transaction or other circumstance that complies with the terms of the Credit Agreement (for so long as the Credit Agreement is in effect) and the Bridge Loan Agreement (for so long as the Bridge Loan Agreement is in effect) and is not prohibited by any of the other Secured Debt Documents, at the time of such release, sale, transfer or other disposition and to the extent of the interest released, sold, transferred or otherwise disposed of;

(f)          as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (a), (b), (c), (d) or (e) above) at any time prior to the Discharge of First Lien Obligations if consent to the release of all First Liens on such Collateral has been given by an Act of Required Debtholders;

(g)          as to a release of less than all or substantially all of the Collateral (other than pursuant to either clause (a), (b), (c), (d), (e) or (f) above) at any time after the Discharge of First Lien Obligations, if consent to the release of all Second Liens on such Collateral has been given by the Required Second Lien Debtholders; and

(h)          as to a release of all or substantially all of the Collateral, if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (B) the Company has delivered an Officer’s Certificate to the Collateral Agent certifying that any such necessary consents have been obtained.

(i)          At any time that any Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing provisions of this Section 4.1, the Company and the respective Grantor shall deliver to the Collateral Agent a certificate signed by an officer of the Company and such Grantor stating that the release of the respective Collateral is permitted pursuant to Section 4.1(a), (b), (c), (d), (e), (f), (g) or (h), as the case may be.  In determining whether any release of Collateral is permitted, the Collateral Agent shall be entitled to conclusively rely on any officer’s certificate furnished by it pursuant to the immediately preceding sentence. All actions taken pursuant to this Section 4.1 shall be at the sole cost and expense of the Company and the respective Grantor.

Section 4.2  Agreements of the Collateral Agent and Secured Debt Representatives.  (a)  In connection with any release of the Collateral Agent’s Lien on the Collateral pursuant to Section 4.1, the Collateral Agent shall (subject to compliance with Section 4.1(f)) execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such release.  Any execution and delivery of documents pursuant to this Section 4.2 shall be without recourse to or warranty by the Collateral Agent.

(b)          The Collateral Agent hereby agrees that:

(1)           in the case of any release pursuant to Section 4.1(e), if the terms of any such release, sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of the Company or other applicable Grantor, the Collateral Agent will either (A) be present at and deliver the release at the closing of such transaction or (B) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release; and

(2)           within one Business Day of the receipt by it of any Act of Required Debtholders pursuant to Section 4.1(f), the Collateral Agent will deliver a copy of such Act of Required Debtholders to each Secured Debt Representative.

(c)          Each Secured Debt Representative hereby agrees that within one Business Day after the receipt by it of any notice from the Collateral Agent pursuant to Section 4.2(b)(2), such Secured Debt Representative will deliver a copy of such notice to each registered holder of the Series of First Lien Debt or Series of Second Lien Debt for which it acts as Secured Debt Representative.

ARTICLE V

Immunities of the Collateral Agent

Section 5.1  No Implied Duty.  The Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Security Documents.  The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents.

Section 5.2  Appointment of Agents and Advisors.  The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require.

Section 5.3  Other Agreements.  The Collateral Agent has accepted and is bound by the Security Documents executed by the Collateral Agent as of the date of this Agreement and, as directed by an Act of Required Debtholders, the Collateral Agent shall execute additional Security Documents delivered to it after the date of this Agreement; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent.  The Collateral Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture, Hedge Agreement or other agreement governing Secured Debt (other than this Agreement and the other Security Documents).

Section 5.4  Solicitation of Instructions.  (a)  The Collateral Agent may at any time solicit written confirmatory instructions, in the form of an Act of Required Debtholders, an Officer’s Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents, and the Collateral Agent may await receipt of the respective confirmatory instructions before taking the respective such action.

(a)          No written direction given to the Collateral Agent by an Act of Required Debtholders that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.

Section 5.5  Limitation of Liability.  The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own gross negligence, bad faith or willful misconduct, in each case as determined by a final, non-appealable order by a court of competent jurisdiction.

Section 5.6  Documents in Satisfactory Form.  The Collateral Agent will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.

Section 5.7  Entitled to Rely.  The Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Company or any other Grantor in compliance with the provisions of this Agreement or delivered to it by any Secured Debt Representative as to the holders of Secured Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof.  The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so.  To the extent an Officer’s Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on Officer’s Certificate or opinion of counsel as to such matter and such Officer’s Certificate or opinion of counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents, in each case absent manifest error.

Section 5.8  Triggering Event.  The Collateral Agent will not be required to inquire as to the occurrence or absence of any Triggering Event and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Triggering Event unless and until it is directed by an Act of Required Debtholders.

Section 5.9  Actions by Collateral Agent.  As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Agent will act or refrain from acting as directed by an Act of Required Debtholders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the holders of Secured Obligations.

Section 5.10  Security or Indemnity in favor of the Collateral Agent.  The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 5.11  Rights of the Collateral Agent.  In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document.  In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction, provided that the parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights of the Company or the other Grantors in the First Lien Documents or the Second Lien Documents.

Section 5.12  Limitations on Duty of Collateral Agent in Respect of Collateral.  (a)  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the NY UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.  Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct (in each case as determined by a final, non-appealable order by a court of competent jurisdiction).

(b)          The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct (in each case as determined by a final, non-appealable order by a court of competent jurisdiction) on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Secured Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.  The Collateral Agent will not be responsible for determining whether any given Secured Obligations are in fact secured pursuant to the various Security Documents, it being understood that each Secured Party shall be responsible for ascertaining whether its Obligations are in fact secured pursuant to the Security Documents.  Without limiting the provisions of the immediately preceding sentence, the parties hereto understand and agree that, as of the date of this Agreement, no Second Lien Obligations are secured pursuant to the terms of the Security Documents as then in effect.

Section 5.13  Assumption of Rights, Not Assumption of Duties.  Notwithstanding anything to the contrary contained herein:

(1)           each of the parties thereto will remain liable under each of the Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;

(2)           the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

(3)           the Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than the Collateral Agent.

Section 5.14  No Liability for Clean Up of Hazardous Materials.  In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

ARTICLE VI

Resignation of the Collateral Agent

Section 6.1  Resignation of Collateral Agent.  Subject to the appointment of a successor Collateral Agent as provided in Section 6.2 and the acceptance of such appointment by the successor Collateral Agent the Collateral Agent may resign at any time by giving not less than 10 days’ notice of resignation to each Secured Debt Representative and the Company.

Section 6.2  Appointment of Successor Collateral Agent.  Upon any such resignation, a successor Collateral Agent may be appointed by an Act of Required Debtholders; provided that any successor Collateral Agent replacing Credit Suisse may be appointed by the Administrative Agent and the Company.  If no successor Collateral Agent has been so appointed and accepted such appointment within 10 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may (at the expense of the

Company), at its option, appoint a successor Collateral Agent, or petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which must be a bank or trust company:

(1)           authorized to exercise corporate agency powers;

(2)           having a combined capital and surplus of at least $500,000,000; and

(3)           maintaining an office in New York, New York.

The Collateral Agent will fulfill its obligations hereunder until a successor Collateral Agent meeting the requirements of this Section 6.2 has accepted its appointment as Collateral Agent and the provisions of Section 6.3 have been satisfied.

Section 6.3  Succession.  When the Person so appointed as successor Collateral Agent accepts such appointment:

(1)           such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, and the predecessor Collateral Agent will be discharged from its duties and obligations hereunder; and

(2)           the predecessor Collateral Agent will (at the expense of the Company) promptly transfer all Liens and collateral security and other property constituting Collateral within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Security Documents or the Collateral.

Thereafter the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in Article 5 and the provisions of Sections 8.9.

Section 6.4  Merger, Conversion or Consolidation of Collateral Agent.  Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent pursuant to Section 6.3, provided that (i) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (1) through (4) of Section 6.2 and (ii) prior to any such merger, conversion or consolidation, the Collateral Agent shall have notified the Company, each First Lien Representative and each Second Lien Representative thereof in writing.

ARTICLE VII

Special Provisions

Section 7.1  Calculation of Obligations under Hedge Agreements.  Any calculation of obligations outstanding under a Hedge Agreement for purposes of this Agreement or any other Security Document shall be made based on the Hedge Outstanding Amount thereunder.

Section 7.2  Second Lien Collateral; Separate Second Lien Collateral Agent.  The parties hereto understand and agree that, as of the date of this Agreement, there is no outstanding Second Lien Debt and the Security Documents do not secure any Second Lien Debt.  In the event that the Company determines that it would like one or more Series of Second Lien Debt to be entitled to the benefits of this Agreement, it shall give reasonable advance notification thereof to the Collateral Agent.  In connection therewith, it is anticipated that Second Liens securing same will be granted pursuant to one or more new Security Documents, which are in form and substance consistent with the existing Security Documents securing the First Lien Debt and meet the requirements of Section 3.5(d).  Notwithstanding the foregoing, in the case of any mortgage or other Security Document securing First Lien Debt where the amount of secured First Lien Debt is expressly limited by the terms hereof, no additional Lien may be granted to secure the Second Lien Debt until such time as such limitation on amount is eliminated.  Furthermore, except in its capacity as bailee of any Common Collateral in its possession, the Collateral Agent may consent to, or require that, another entity act as “Collateral Agent” for the Second Lien Debt secured by such new Security Documents (in such  capacity, a “Second Lien Collateral Agent”).  In such case, the respective Second Lien Collateral Agent shall be required to enter into a Joinder with respect to this Agreement, and shall take all actions as required hereby, and shall be entitled to the benefits of all provisions hereof, applicable to the “Collateral Agent”, but only to the extent relating to its actions as Collateral Agent for Second Lien Debt, with such provisions to apply mutatis mutandis to it in its capacity as Second Lien Collateral Agent.  In such case, however, all Collateral Agent Obligations owing to such Second Lien Collateral Agent in its capacity as such shall instead be deemed to constitute Second Lien Debt and Second Lien Obligations, and shall be paid to such Second Lien Collateral Agent, in instances where Section 3.4 is applicable, after the payment of all obligations described in paragraphs FIRST and SECOND, of Section 3.4(a), and before any distributions pursuant to clause THIRD of Section 3.4(a).

ARTICLE VIII

Miscellaneous Provisions

Section 8.1  Amendment.  (a)  No amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Agent acting as directed by an Act of Required Debtholders, except that:

(1)           any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent therein will become effective when executed and delivered by the Company or any other applicable Grantor party thereto and the Collateral Agent;

(2)           no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(A)           to vote its Secured Debt as to any matter described as subject to an Act of Required Debtholders or a vote of the Required First Lien Debtholders or Required Second Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders” or “Required Second Lien Debtholders”),

(B)           to share in the order of application described in Section 3.4 in the proceeds of enforcement of or realization on any Collateral or

(C)           to require that Liens securing Secured Obligations of such holder be released only as set forth in the provisions described in Section 4.1,

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents; and

(3)           no amendment or supplement that imposes any obligation upon the Collateral Agent or any Secured Debt Representative or adversely affects the rights of the Collateral Agent or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Agent or such Secured Debt Representative, respectively.

(b)          Notwithstanding Section 8.1(a) but subject to Sections 8.1(a)(2) and 8.1(a)(3):

(1)           any mortgage or other Security Document that secures First Lien Obligations (but not Second Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required First Lien Debtholders;

(2)           any mortgage or other Security Document that secures Second Lien Obligations (but not First Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required Second Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of this Agreement or the other First Lien Documents; and

(3)           any amendment or waiver of, or any consent under, any provision of this Agreement or any other Security Document that secures First Lien Obligations will apply automatically to any comparable provision of any comparable Second Lien Document without the consent of or notice to any holder of Second Lien Obligations and without any action by the Company or any other Grantor or any holder of notes or other Second Lien Obligations.

(c)          The holders of Second Lien Obligations and the Second Lien Representatives agree that each Security Document that secures Second Lien Obligations (but not also securing First Lien Obligations) will include the following language:

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by such Collateral Agent hereunder are subject to the provisions of the Collateral Agency and Intercreditor Agreement, dated as of January 31, 2008, among Calpine Corporation, the Grantors from time to time party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent under the Existing Credit Agreement (as defined therein), Goldman Sachs Credit Partners L.P., as Bridge Loan Agent (as defined therein), each additional First Lien Representative (as defined therein) party thereto, each Second Lien Representative (as defined therein) a party thereto and Goldman Sachs Credit Partners L.P., as Collateral Agent (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Agency Agreement”).  In the event of any conflict between the terms of the Collateral Agency Agreement and this Agreement, the terms of the Collateral Agency Agreement will govern.”

; provided, however, that if the jurisdiction in which any such Second Lien Document will be filed prohibits the inclusion of the language above or would prevent a document containing such language from being recorded, the Second Lien Representatives and the First Lien Representatives agree, prior to such Second Lien Document being entered into, to negotiate in good faith replacement language stating that the lien and security interest granted under such Second Lien Document is subject to the provisions of this Agreement.

(d)          The Collateral Agent will deliver a copy of each amendment or supplement to the Security Documents to each Secured Debt Representative upon request.

(e)          Notwithstanding Section 8.1(a) and (b), (i) the addition of a party hereto as a Grantor, First Lien Representative or Second Lien Representative pursuant to Section 8.18 or 3.8 shall not require further approval under Section 8.1(a) or (b), (ii) the addition of a Second Lien Collateral Agent as a party hereto pursuant to Section 7.2 shall not require further approval under Section 8.1(a) or (b), and (iii) the written consent of the Company and each Grantor shall be required for any amendment or modification of this Agreement that directly affects the rights, duties or interests of the Company or such Grantor.

Section 8.2  Voting.  In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt.  The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit (unless fully cash collateralized in accordance with the terms of the relevant Secured Debt Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof) whether or not then available or drawn, but excluding obligations under Hedge Agreements), plus (2) the aggregate Hedge Outstanding Amount under all Hedge Agreements, plus (3) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt.  Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will cast all of its votes as a block in respect of any vote under this Agreement.  In making all determinations of votes hereunder, the Collateral Agent shall be entitled to apply upon the votes, and relative outstanding amounts, as determined and reported to it by the various Secured Debt Representatives, and shall have no duty to independently ascertain such a votes or amounts.
Section 8.3  Perfection of Second Lien Collateral.  Solely for purposes of perfecting the Liens of the Collateral Agent in its capacity as agent of the holders of Second Lien Obligations and the Second Lien Representatives in any portion of the Second Lien Collateral in the possession or control of the Collateral Agent (or its agents or bailees) as part of the First Lien Collateral including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, electronic chattel paper, certificated securities, money, deposit accounts and securities accounts, the Collateral Agent, the holders of First Lien Obligations and the First Lien Representatives hereby acknowledge that the Collateral Agent also holds such property as agent for the benefit of the Collateral Agent for the benefit of the holders of Second Lien Obligations and the Second Lien Representatives.

Section 8.4  Successors and Assigns.  (a)  Except as provided in Section 5.2, and subject to Section 7.2, the Collateral Agent may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void.  All obligations of the Collateral Agent hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(a)          Neither the Company nor any other Grantor may assign its rights or obligations hereunder or under any other Security Document other than in accordance with the terms hereof and thereof.  All obligations of the Company and the other Grantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

Section 8.5  Delay and Waiver.  No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof.  No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 8.6  Notices.  Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Fax:  (212) 357-4597
Attention: SBD Operations
Attention:  Pedro Ramirez
with a copy to:
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York  10004
Fax:  (212) 902-3000
Attention:  Rob Schatzman

If to the Company or any other Grantor:	Calpine Corporation 50 West San Fernando Street San Jose, CA 95113 Fax: (408) 995-0505 Attention: Chief Financial Officer

If to the Administrative Agent:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Fax:  (212) 357-4597
Attention: SBD Operations
Attention:  Pedro Ramirez
with a copy to:
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York  10004
Fax:  (212) 902-3000
Attention:  Rob Schatzman

If to the Bridge Loan Agent	Goldman Sachs Credit Partners L.P. c/o Goldman, Sachs & Co. 30 Hudson Street, 17th Floor Jersey City, NJ 07302 Fax: (212) 357-4597

Attention: SBD Operations Attention: Pedro Ramirez with a copy to: Goldman Sachs Credit Partners L.P. 1 New York Plaza New York, New York 10004 Fax: (212) 902-3000 Attention: Rob Schatzman
and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above, or in the case of any Person after the foregoing notice address for such Person changes, to such other address as may be hereafter designated by such Person in a written notice delivered to the other parties hereto.

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept pursuant to the applicable Secured Debt Documents or as otherwise set forth in the applicable Secured Debt Documents.  Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 8.7  Notice Following Discharge of First Lien Obligations.  Promptly following the Discharge of First Lien Obligations with respect to one or more Series of First Lien Debt, each First Lien Representative with respect to each applicable Series of First Lien Debt that is so discharged will provide written notice of such discharge to the Collateral Agent.

Section 8.8  Entire Agreement.  This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

Section 8.9  Payment of Expenses and Taxes; Indemnification.  The Grantors agree (a) to pay or reimburse the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Security Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Collateral Agent, (b) to pay or reimburse the Collateral Agent and the other Secured Parties for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Security Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Collateral Agent and the other Secured Parties, (c) to pay, indemnify, and hold harmless the Collateral Agent and the other Secured Parties from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Security Documents and any such other documents, and (d) to pay, indemnify and hold harmless the Collateral Agent and the other Secured Parties and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Security Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Materials of Environmental Concern applicable to the operations of the Borrower, any of its Subsidiaries or any of its property (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Grantors shall have no obligation hereunder to the Collateral Agent or any other Secured Party nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the bad faith, gross negligence or willful misconduct of the party to be indemnified (in each case as determined by a final non-appealable order by a court of competent jurisdiction).  The agreements in this Section 8.9 shall survive repayment of the Secured Obligations and all other amounts payable hereunder and under the other Secured Debt Documents and the removal or resignation of the Collateral Agent.

Section 8.10  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

Section 8.11  Headings.  Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

Section 8.12  Obligations Secured.  All obligations of the Grantors set forth in or arising under this Agreement will be Secured Obligations and are secured by all Liens granted by the Security Documents.

Section 8.13  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.14  Consent to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address set forth in Section 8.6 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.16 any special, exemplary, punitive or consequential damages.

Section 8.15  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.16  Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

Section 8.17  Effectiveness.  This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

Section 8.18  Additional Grantors.  The Company will cause each Person that becomes a Grantor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto a Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof.  The Company shall promptly provide each Secured Debt Representative with a copy of each Joinder executed and delivered pursuant to this Section 8.18.

Section 8.19  Continuing Nature of this Agreement.  This Agreement, including the subordination provisions hereof, will be reinstated if at any time any payment or distribution in respect of any of the First Lien Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any holder of First Lien Obligations or First Lien Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise).  In the event that all or any part of a payment or distribution made with respect to the First Lien Obligations is recovered from any holder of First Lien Obligations or any First Lien Representative in an Insolvency or Liquidation Proceeding or otherwise, such payment or distribution received by any holder of Second Lien Obligations or Second Lien Representative with respect to the Second Lien Obligations from the proceeds of any Collateral or any title insurance policy required by any real property mortgage at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, that Second Lien Representative or that holder of a Second Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Agent, for the account of the holders of the First Lien Obligations, to be applied in accordance with Section 3.4.  Until so delivered, such proceeds will be held by that Second Lien Representative or that holder of a Second Lien Obligation, as the case may be, for the benefit of the holders of the First Lien Obligations.

Section 8.20  Insolvency.  This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor.  The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

Section 8.21  Rights and Immunities of Secured Debt Representatives.  The Administrative Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Credit Agreement, the Bridge Loan Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Bridge Loan Agreement and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture, Hedge Agreement or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein.  In no event will any Secured Debt Representative be liable for any act or omission on the part of the Grantors or the Collateral Agent hereunder.

Section 8.22  Set-Off; Limitation on Individual Actions. NOTWITHSTANDING ANY CONTRARY PROVISION CONTAINED IN ANY FIRST LIEN DOCUMENT OR ANY SECOND LIEN DOCUMENT, AT ANY TIME THAT ANY OBLIGATION SHALL BE SECURED BY ANY INTEREST IN ANY REAL PROPERTY LOCATED IN CALIFORNIA, NO SECURED PARTY (OTHER THAN THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT OR THE BRIDGE LOAN AGENT) SHALL EXERCISE ANY REMEDIES AGAINST ANY LOAN PARTY OR ANY PROPERTY THEREOF,  INCLUDING WITHOUT LIMITATION, A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY  SECURITY DOCUMENT OR ANY SECURED DEBT DOCUMENT

(ALTHOUGH A SECURED PARTY CAN ACCELERATE THE MATURITY OF ANY SECURED DEBT IN ACCORDANCE WITH THE TERMS OF THE RESPECTIVE SECURED DEBT DOCUMENT) UNLESS IT IS TAKEN PURSUANT TO AN “ACT OF REQUIRED DEBT HOLDERS” OR APPROVED IN WRITING BY THE COLLATERAL AGENT; PROVIDED THAT IF REPUTABLE OUTSIDE CALIFORNIA COUNSEL TO SUCH SECURED PARTY PROVIDES ITS WRITTEN LEGAL OPINION (WITHOUT ANY MATERIAL QUALIFICATION OR EXCEPTION) TO THE EFFECT THAT SUCH SETOFF OR ACTION OR PROCEEDING WOULD NOT (PURSUANT TO APPLICABLE CALIFORNIA STATE LAW, INCLUDING, WITHOUT LIMITATION, SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE) ADVERSELY AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS SECURING THE FIRST LIEN OBLIGATIONS PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS UNDER THE FIRST LIEN DOCUMENTS, THEN SUCH ACTION MAY BE TAKEN OR COMMENCED SO LONG AS THE RESPECTIVE SECURED PARTY PROVIDES AT LEAST FIVE BUSINESS DAYS’ ADVANCE WRITTEN NOTICE THEREOF TO THE COLLATERAL AGENT (TOGETHER WITH A COPY OF THE RESPECTIVE OPINION OF CALIFORNIA COUNSEL).  ANY ATTEMPTED EXERCISE BY ANY SECURED PARTY OF ANY SUCH RIGHT IN CONTRAVENTION OF THE FOREGOING PROVISIONS SHALL BE NULL AND VOID.  THIS SECTION 8.22 SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE FIRST LIEN SECURED PARTIES AND THE COLLATERAL AGENT, AND MAY BE AMENDED BY AN “ACT OF REQUIRED DEBT HOLDERS”.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives as of the day and year first above written.

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Administrative Agent
By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Collateral Agent
By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Bridge Loan Agent
By:
Name:
Title:

CALPINE CORPORATION

By:
Name:
Title:

THE GUARANTORS SET FORTH ON
ANNEX I TO THIS SIGNATURE PAGE:

By:
Name:
Title:

EXHIBIT A
to Collateral Trust Agreement

[FORM OF]

JOINDER

The undersigned, _____________________, a _______________, hereby agrees to become party as [a Grantor] [a Second Lien Representative] [a First Lien Representative] [a Second Lien Collateral Agent] under the Collateral Agency and Intercreditor Agreement, dated as of January 31, 2008 (the “Collateral Agency Agreement”), among Goldman Sachs Credit Partners L.P. (“GSCP”) as Administrative Agent under the Existing Credit Agreement (as defined therein), GSCP, as Bridge Loan Agent (as defined therein) under the Existing Bridge Loan Agreement (as defined therein), each additional First Lien Representative (as defined therein), each Second Lien Representative (as defined therein), and GSCP as Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Agency Agreement (including, without limitation, the terms of Section 8.22 thereof) as fully as if the undersigned had executed and delivered the Collateral Agency Agreement as of the date thereof.

The provisions of Article 8 of the Collateral Agency Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed by their respective officers or representatives as of ___________________, 20____.

[________________________________]

By:
Name:
Title: